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As filed with the Securities and Exchange Commission on October 16, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CME GROUP INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation)	6200 (Primary Standard Industrial Classification Code Number)	36-4459170 (IRS Employer Identification No.)

20 South Wacker Drive
Chicago, Illinois 60606
Telephone: (312) 930-1000
(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Kathleen M. Cronin
General Counsel
CME Group Inc.
20 South Wacker Drive
Chicago, Illinois 60606
(312) 930-1000
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Rodd M. Schreiber, Esq. Richard C. Witzel, Jr., Esq. Skadden, Arps, Slate, Meagher & Flom LLP 155 North Wacker Drive, Chicago, Illinois 60606 (310) 407-0700	Christopher D'Antuono, Esq. General Counsel GFI Group Inc. 55 Water Street, New York, New York 10041 (212) 968-4100	Morton A. Pierce, Esq. Bryan J. Luchs, Esq. White & Case LLP 1155 Avenue of the Americas New York, New York 10036-2787 (212) 819-8200	Jeffrey R. Poss, Esq. Adam M. Turteltaub, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement is declared effective.

           If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.    ☐

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)

Class A Common Stock, par value $0.01 per share	N/A	N/A	$430,809,098.39	$50,060.02

(1)
This Registration Statement relates to securities of CME Group Inc. ("CME") Class A common stock, par value $0.01 per share ("CME Class A Common Stock"), issuable to holders of common stock, par value $0.01 per share ("GFI Common Stock"), of GFI Group Inc., a Delaware corporation ("GFI"), in the proposed merger of Commodore Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of CME (the "GFI Merger"), which will then merge with and into Commodore Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of CME.

(2)
Pursuant to Rule 457(o), the registration fee has been calculated on the basis of the maximum offering price, and the number of shares being registered has been omitted.

(3)
Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price of CME Class A Common Stock was calculated based upon the market value of shares of GFI Common Stock (the securities to be cancelled in the GFI Merger) in accordance with Rule 457(c) under the Securities Act as follows: (a) $5.27, the average of the high and low prices per share of GFI Common Stock on October 9, 2014, as reported on the New York Stock Exchange, multiplied by (b) 81,747,457, the aggregate number of shares of GFI Common Stock outstanding (other than shares owned by GFI, CME, any of their respective subsidiaries, or Jersey Partners, Inc.) and the number of GFI restricted stock units vested or assumed by CME, in each case pursuant to the terms of the agreement providing for the GFI Merger.

(4)
Computed pursuant to Rules 457(f)(1) and 457(c) of the Securities Act, based on a rate of $116.20 per $1,000,000 of the proposed maximum aggregate offering price.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. CME Group Inc. may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and CME Group Inc. is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED OCTOBER 16, 2014

GFI GROUP INC.
MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

[                ], 2014

Dear Stockholders:

        We cordially invite you to attend a special meeting of stockholders of GFI Group Inc., a Delaware corporation ("GFI," "we," "our" or "us," and our stockholders, "GFI Stockholders"), to be held on [                ], 2014, at [          ] Eastern Standard Time, at [          ] (the "Special Meeting").

        At the Special Meeting, holders of our common stock, par value $0.01 per share ("GFI Common Stock"), will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of July 30, 2014, by and among GFI, CME Group Inc., a Delaware corporation ("CME"), Commodore Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of CME, and Commodore Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of CME ("Merger Sub 2") (as it may be amended from time to time, the "GFI Merger Agreement"), providing for a merger in which GFI will become a wholly-owned subsidiary of CME (the "GFI Merger"). At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt the GFI Merger Agreement (the "GFI Merger Proposal").

        If the GFI Merger contemplated by the GFI Merger Agreement is completed, you will be entitled to receive for each share of GFI Common Stock a fraction of a share of Class A common stock, par value $0.01 per share, of CME ("CME Class A Common Stock"), equal to the exchange ratio set forth in the GFI Merger Agreement (the "Exchange Ratio"). The Exchange Ratio is a fraction, the numerator of which equals $4.55 and the denominator of which equals the average closing sales price of CME Class A Common Stock as reported on the NASDAQ Global Select Market ("NASDAQ") for the ten trading days ending upon and including the trading day immediately before the closing date of the GFI Merger. The shares of CME Class A Common Stock are traded on NASDAQ under the trading symbol "CME" and we encourage you to obtain quotes for CME Class A Common Stock, given that the merger consideration of GFI Common Stock is payable in shares of CME Class A Common Stock equal to the Exchange Ratio.

        In connection with the GFI Merger, our board of directors (the "GFI Board") formed a special committee of independent directors (the "Special Committee") to consider and negotiate the terms and conditions of the GFI Merger and to make a recommendation to the GFI Board. The GFI Board (other than Messrs. Gooch and Heffron, both of whom recused themselves, which resulted in the remaining members of the GFI Board being comprised solely of the members of the Special Committee), after receiving the unanimous recommendation of the Special Committee, has unanimously (i) determined that the GFI Merger Agreement and the GFI Merger are advisable, fair to, and in the best interests of GFI and its stockholders, (ii) approved, adopted and declared advisable the GFI Merger Agreement and the GFI Merger and (iii) resolved to recommend the adoption of the GFI Merger Agreement and the approval of the GFI Merger to GFI Stockholders at the Special Meeting. The GFI Board (other than Messrs. Gooch and Heffron, both of whom recused themselves, which resulted in the remaining members of the GFI Board being comprised solely of the members of the Special Committee), acting upon the unanimous determination of the Special Committee, unanimously recommends that GFI Stockholders vote "FOR" the GFI Merger Proposal.

        In considering the recommendation of the Special Committee and the GFI Board, you should be aware that Mr. Gooch, the executive chairman of the GFI Board, and Mr. Heffron, a member of the

GFI Board and our chief executive officer, have certain interests in the GFI Merger and the related transactions that are different from, and in addition to, the interests of GFI Stockholders generally. Jersey Partners Inc., a New York corporation controlled by Mr. Gooch ("JPI"), is a party to an Agreement and Plan of Merger, dated as of July 30, 2014, by and among CME, Cheetah Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of CME, Cheetah Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of CME, New JPI Inc., a Delaware corporation formed by certain stockholders of JPI ("New JPI"), and stockholders of JPI and New JPI (including Messrs. Gooch and Heffron) (the "JPI Merger Agreement" and the transactions related thereto, the "JPI Merger"), pursuant to which New JPI, the resultant beneficial owner of all GFI Common Stock held by JPI after giving effect to a reorganization, will become a wholly-owned subsidiary of CME in exchange for shares of CME Class A Common Stock equal to the merger consideration that otherwise would be payable in the GFI Merger for the shares of GFI Common Stock owned by New JPI. In connection with the transactions contemplated by the GFI Merger Agreement and the JPI Merger Agreement, Merger Sub 2, GFI Brokers Holdco Ltd., a Bermuda limited company ("IDB Buyer"), JPI (solely for purposes of Article IX therein), New JPI (solely for purposes of Article IX therein) and CME (solely for purposes of Article IX therein) entered into a purchase agreement (the "IDB Purchase Agreement" and the transactions related thereto, the "IDB Transaction"), pursuant to which IDB Buyer, a private consortium of GFI management, led by Mr. Gooch and certain other members of GFI management (including Mr. Heffron), will purchase from Merger Sub 2, and Merger Sub 2 will sell, transfer and assign to IDB Buyer, all of Merger Sub 2's right, title and interest in and to all of the issued and outstanding securities of the subsidiaries of GFI that, after giving effect to an internal reorganization contemplated by the GFI Merger Agreement, will own and operate GFI's interdealer brokerage business. The closing of the GFI Merger is subject to, and dependent upon, the closing of the JPI Merger and the IDB Transaction. In connection with the execution and delivery of the GFI Merger Agreement, JPI, New JPI and Messrs. Gooch, Heffron and Brown, a member of GFI management (the "GFI Supporting Stockholders"), as beneficial owners of GFI Common Stock, also entered into a support agreement, dated as of July 30, 2014, with CME (the "GFI Support Agreement"). The shares of GFI Common Stock subject to the GFI Support Agreement constituted approximately 37.8% of the total issued and outstanding shares of GFI Common Stock as of September 30, 2014. Under the GFI Support Agreement, the GFI Supporting Stockholders agreed to vote or cause to be voted their shares in favor of adoption of the GFI Merger Agreement and the related transactions.

        In considering the unanimous recommendation of the Special Committee and the GFI Board you should be aware that the other directors and executive officers of GFI have certain other interests in the GFI Merger that are different from, and in addition to, the interests of our stockholders generally. The accompanying proxy statement/prospectus includes additional information regarding these additional interests.

        In addition, at the Special Meeting you also will be asked to approve, by non-binding, advisory vote, certain compensation arrangements for GFI's named executive officers in connection with the GFI Merger and the related transactions contemplated by the GFI Merger Agreement (the "'Golden Parachute' Compensation Proposal") and to approve adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the GFI Merger Agreement (the "Adjournment Proposal"). Such compensation arrangements will be assumed by IDB Buyer in connection with the IDB Transaction and accordingly any amounts owed under such compensation arrangements will be payable by, and be liabilities of, IDB Buyer following the closing of the GFI Merger.

        The enclosed proxy statement/prospectus describes the GFI Merger Agreement, the GFI Merger and related transactions and provides specific information concerning the Special Meeting. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission (the "SEC").

        We urge you to, and you should, read the entire proxy statement/prospectus carefully, including the annexes, as it sets forth the details of the GFI Merger Agreement and other important information related to the GFI Merger.

        Your vote is very important, regardless of the number of shares you own. The GFI Merger cannot be completed unless (i) the holders of at least 66 2/3% of the shares of GFI Common Stock cast at the Special Meeting vote to adopt the GFI Merger Agreement (provided that such affirmative vote represents at least a majority of the outstanding shares of GFI Common Stock) and (ii) the holders of a majority of the outstanding shares of GFI Common Stock (excluding shares owned by (a) the GFI Supporting Stockholders, (b) the other stockholders of JPI and New JPI, (c) the officers and directors of GFI or (d) any other person having any equity rights in, or any right to acquire any equity rights in (x) JPI, New JPI or any of their respective affiliates (other than GFI) or subsidiaries or (y) IDB Buyer or any of its affiliates (other than GFI) or subsidiaries) vote to adopt the GFI Merger Agreement. A failure to vote or an abstention will have the same effect as a vote "AGAINST" the GFI Merger Proposal.

        Even if you plan to attend the Special Meeting in person, GFI requests that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the Special Meeting to ensure that your shares of GFI Common Stock will be represented at the Special Meeting if you are unable to attend. If you hold your shares in "street name" through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

        YOUR PROXY IS BEING SOLICITED BY THE GFI BOARD. AFTER CAREFUL CONSIDERATION AND UPON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, THE GFI BOARD (OTHER THAN MESSRS. GOOCH AND HEFFRON WHO RECUSED THEMSELVES, WHICH RESULTED IN THE REMAINING MEMBERS OF THE GFI BOARD BEING COMPRISED SOLELY OF THE MEMBERS OF THE SPECIAL COMMITTEE) HAS UNANIMOUSLY (I) DETERMINED THAT THE GFI MERGER AGREEMENT AND THE GFI MERGER ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF GFI AND ITS STOCKHOLDERS, (II) APPROVED, ADOPTED AND DECLARED ADVISABLE THE GFI MERGER AGREEMENT AND THE GFI MERGER AND (III) RESOLVED TO RECOMMEND THE ADOPTION OF THE GFI MERGER AGREEMENT AND THE APPROVAL OF THE GFI MERGER BY GFI STOCKHOLDERS. THE GFI BOARD (OTHER THAN MESSRS. GOOCH AND HEFFRON WHO RECUSED THEMSELVES, WHICH RESULTED IN THE REMAINING MEMBERS OF THE GFI BOARD BEING COMPRISED SOLELY OF THE MEMBERS OF THE SPECIAL COMMITTEE), ACTING UPON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE GFI MERGER PROPOSAL, "FOR" THE "GOLDEN PARACHUTE" COMPENSATION PROPOSAL AND "FOR" THE ADJOURNMENT PROPOSAL. THE GFI BOARD MADE ITS DETERMINATION AFTER CONSULTATION WITH ITS LEGAL AND FINANCIAL ADVISORS AND AFTER CONSIDERING A NUMBER OF FACTORS.

        In particular, we urge you to read carefully the section entitled "Risk Factors" beginning on page [    ] of the accompanying proxy statement/prospectus. If you have any questions regarding the accompanying proxy statement/prospectus, you may call MacKenzie Partners, Inc., GFI's proxy solicitor, by calling toll-free at (800) 322-2885.

        We urge you to read carefully and in its entirety the accompanying proxy statement/prospectus, including the annexes and the documents incorporated by reference.

        On behalf of the GFI Board, thank you for your consideration and continued support.

Sincerely,
Christopher D'Antuono General Counsel & Corporate Secretary

        NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE GFI MERGER OR OTHER TRANSACTIONS DESCRIBED IN THE ATTACHED PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED PURSUANT TO THE GFI MERGER UNDER THE ATTACHED PROXY STATEMENT/PROSPECTUS NOR HAVE THEY DETERMINED IF THE ATTACHED PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The accompanying proxy statement/prospectus is dated [                ], 2014 and is first being mailed to GFI Stockholders on or about [                ], 2014.

GFI GROUP INC.
55 Water Street
New York, NY 10041
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Dear Stockholder:

        You are cordially invited to attend a special meeting of the stockholders of GFI Group Inc. ("GFI," "we," "our" or "us" and our stockholders, "GFI Stockholders") to be held on [                ], 2014, at [          ] Eastern Standard Time, at [          ] (the "Special Meeting"), to consider and vote upon the following matters:

  1.
  a proposal to adopt the Agreement and Plan of Merger, dated as of July 30, 2014, by and among GFI, a Delaware corporation, CME Group Inc., a Delaware corporation ("CME"), Commodore Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of CME, and Commodore Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of CME ("Merger Sub 2") (as it may be amended from time to time, the "GFI Merger Agreement"), providing for a merger in which GFI will become a wholly-owned subsidiary of CME (the "GFI Merger"). A copy of the GFI Merger Agreement is attached as Annex A to the accompanying proxy statement/prospectus (the "GFI Merger Proposal");

  2.
  a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for GFI's named executive officers in connection with the GFI Merger contemplated by the GFI Merger Agreement (the "'Golden Parachute' Compensation Proposal"). Such compensation arrangements will be assumed by IDB Buyer in connection with the IDB Transaction and accordingly any amounts owed under such compensation arrangements will be payable by, and be liabilities of, IDB Buyer following the closing of the GFI Merger; and

  3.
  adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the GFI Merger Agreement (the "Adjournment Proposal").

        The record date for the Special Meeting is [                ], 2014. Only stockholders of record as of the close of business on [                ], 2014 are entitled to notice of, and to vote at, the Special Meeting. All stockholders of record as of that date are cordially invited to attend the Special Meeting in person.

        Your proxy is being solicited by our board of directors (the "GFI Board"). After careful consideration and acting upon the unanimous recommendation of the special committee of independent directors (the "Special Committee") formed by the GFI Board to consider and negotiate the terms and conditions of the GFI Merger and to make a recommendation to the GFI Board, the GFI Board (other than Messrs. Gooch and Heffron who recused themselves, which resulted in the remaining members of the GFI Board being comprised solely of the members of the Special Committee) has unanimously (i) determined that the GFI Merger Agreement and the GFI Merger are advisable, fair to, and in the best interests of GFI and its stockholders; (ii) approved, adopted and declared advisable the GFI Merger Agreement and the GFI Merger and (iii) resolved to recommend the adoption of the GFI Merger Agreement and the approval of the GFI Merger to GFI Stockholders at the Special Meeting. The GFI Board (other than Messrs. Gooch and Heffron who recused themselves, which resulted in the remaining members of the GFI Board being comprised solely of the members of the Special Committee), acting upon the unanimous recommendation of the Special Committee, unanimously recommends that you vote "FOR" the GFI Merger Proposal, "FOR" the "Golden Parachute" Compensation Proposal and "FOR" the Adjournment Proposal. The GFI Board

made its determination after consultation with its legal and financial advisors and after considering a number of factors.

        In considering the recommendation of the Special Committee and the GFI Board, you should be aware that Mr. Gooch, the executive chairman of the GFI Board, and Mr. Heffron, a member of the GFI Board and our chief executive officer, have certain interests in the GFI Merger and the related transactions that are different from, and in addition to, the interests of GFI Stockholders generally. Jersey Partners Inc., a New York corporation controlled by Mr. Gooch ("JPI"), is a party to an Agreement and Plan of Merger, dated as of July 30, 2014, by and among CME, Cheetah Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of CME, Cheetah Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of CME, New JPI Inc., a Delaware corporation formed by certain stockholders of JPI ("New JPI"), and stockholders of JPI and New JPI (including Messrs. Gooch and Heffron) (the "JPI Merger Agreement" and the transactions related thereto, the "JPI Merger"), pursuant to which New JPI, the resultant beneficial owner of all GFI Common Stock held by JPI after giving effect to a reorganization, will become a wholly-owned subsidiary of CME in exchange for shares of CME Class A Common Stock equal to the merger consideration that otherwise would be payable in the GFI Merger for the shares of GFI Common Stock owned by New JPI. In connection with the transactions contemplated by the GFI Merger Agreement and the JPI Merger Agreement, Merger Sub 2, GFI Brokers Holdco Ltd., a Bermuda limited company ("IDB Buyer"), JPI (solely for purposes of Article IX therein), New JPI (solely for purposes of Article IX therein) and CME (solely for purposes of Article IX therein) entered into a purchase agreement (the "IDB Purchase Agreement" and the transactions related thereto, the "IDB Transaction"), pursuant to which IDB Buyer, a private consortium of GFI management, led by Mr. Gooch and certain other members of GFI management (including Mr. Heffron), will purchase from Merger Sub 2, and Merger Sub 2 will sell, transfer and assign to IDB Buyer, all of Merger Sub 2's right, title and interest in and to all of the issued and outstanding securities of the subsidiaries of GFI that, after giving effect to an internal reorganization contemplated by the GFI Merger Agreement, will own and operate GFI's interdealer brokerage business. The closing of the GFI Merger is subject to, and dependent upon, the closing of the JPI Merger and the IDB Transaction, and the Special Committee and the GFI Board have not made any recommendation with regard to such transactions. In connection with the execution and delivery of the GFI Merger Agreement, JPI, New JPI and Messrs. Gooch, Heffron and Brown, a member of GFI management (the "GFI Supporting Stockholders"), as beneficial owners of GFI Common Stock, also entered into a support agreement, dated as of July 30, 2014, with CME (the "GFI Support Agreement"). The shares of GFI Common Stock subject to the GFI Support Agreement constituted approximately 37.8% of the total issued and outstanding shares of GFI Common Stock as of September 30, 2014. Under the GFI Support Agreement, the GFI Supporting Stockholders agreed to vote or cause to be voted their shares in favor of adoption of the GFI Merger Agreement and the related transactions.

        In considering the unanimous recommendation of the Special Committee and the GFI Board you should be aware that the other directors and executive officers of GFI have certain other interests in the GFI Merger and the related transactions that are different from, and in addition to, the interests of our stockholders generally. The accompanying proxy statement/prospectus includes additional information regarding interests of Messrs. Gooch and Heffron and other directors and executive officers of GFI that are different from, and in addition to, the interests of our stockholders generally.

        Your vote is very important, regardless of the number of shares you own. The GFI Merger cannot be completed unless (i) the holders of at least 66 2/3% of the shares of GFI Common Stock cast at the Special Meeting vote to adopt the GFI Merger Agreement (provided that such affirmative vote represents at least a majority of the outstanding shares of GFI Common Stock) and (ii) the holders of a majority of the outstanding shares of GFI Common Stock (excluding shares owned by (a) the GFI Supporting Stockholders, (b) the other stockholders of JPI and New JPI, (c) the officers and directors of GFI or (d) any other person having any equity rights in, or any right to acquire any equity rights in (x) JPI, New JPI or any of their respective affiliates (other than GFI) or subsidiaries or (y) IDB Buyer or any of its affiliates (other than GFI) or subsidiaries) vote to adopt the GFI Merger Agreement.

        Even if you plan to attend the Special Meeting in person, GFI requests that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the Special Meeting to ensure that your shares of GFI Common Stock will be represented at the Special Meeting if you are unable to attend. If you hold your shares in "street name" through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares. If you fail to submit a proxy or to attend the Special Meeting in person or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, your shares of GFI Common Stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote "AGAINST" the GFI Merger Proposal.

        To gain admittance to the Special Meeting, please detach and retain the admission ticket attached to your proxy card. If your shares of GFI Common Stock are held through a bank, brokerage firm or other nominee, please bring evidence that you own GFI Common Stock to the Special Meeting and we will provide you with an admission ticket. If you received your special meeting materials electronically and wish to attend the meeting, please follow the instructions provided for attendance. A form of government-issued photo ID will be required to enter the Special Meeting.

        WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,
Christopher D'Antuono General Counsel & Corporate Secretary

New York, New York

Dated: [                ], 2014

REFERENCES TO ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about GFI and CME, respectively, from other documents that GFI and CME have filed with the SEC and that are contained in or incorporated by reference into this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, see the section entitled "Where You Can Find More Information" beginning on page [    ] of this proxy statement/prospectus. This information is available for you to review at the SEC's public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and through the SEC's website at www.sec.gov.

        You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning GFI, without charge, by written request to Investor Relations, GFI Group Inc., 55 Water Street, New York, NY 10041, or by telephone request at (212) 968-2992; or MacKenzie Partners, Inc., GFI's proxy solicitor, by calling toll-free at (800) 322-2885, or from the SEC through the SEC website at the address provided above.

        You may also request a copy of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning CME, without charge, by written request directed to CME, Attention: General Counsel, CME Group Inc., 20 South Wacker Drive, Chicago, IL 60606, or by telephone request at (312) 930-1000; or from the SEC through the SEC website at the address provided above.

        In order for you to receive timely delivery of the documents in advance of the Special Meeting of GFI Stockholders to be held on [            ], 2014, you must request the information no later than five business days prior to the date of the Special Meeting, by [            ], 2014.

 ABOUT THIS PROXY STATEMENT/PROSPECTUS

        This document, which forms part of a registration statement on Form S-4 filed with the SEC by CME (File No. 333-[            ]), constitutes a prospectus of CME under Section 5 of the Securities Act of 1933, as amended, with respect to the shares of CME Class A Common Stock to be issued to GFI Stockholders pursuant to the GFI Merger Agreement. This document also constitutes a proxy statement/prospectus of GFI under Section 14(a) of the Securities Exchange Act of 1934, as amended. It also constitutes a notice of meeting with respect to the Special Meeting, at which GFI Stockholders will be asked to consider and vote upon the adoption of the GFI Merger Agreement.

        CME has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to CME, and GFI has supplied all such information relating to GFI.

        You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. CME and GFI have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated [            ], 2014, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to GFI Stockholders nor the issuance by CME of CME Class A Common Stock pursuant to the GFI Merger Agreement will create any implication to the contrary.

i

ANNEX
Annex A	—	Agreement and Plan of Merger, dated as of July 30, 2014, by and among GFI Group Inc., CME Group Inc., Commodore Acquisition Corp. and Commodore Acquisition LLC
Annex B	—	Agreement and Plan of Merger, dated as of July 30, 2014, by and among CME Group Inc., Cheetah Acquisition Corp., Cheetah Acquisition LLC, Jersey Partners Inc., New JPI Inc. and the other individual signatories thereto
Annex C	—	Purchase Agreement, dated as of July 30, 2014, by and among Commodore Acquisition LLC, GFI Brokers Holdco Ltd., CME Group Inc., Jersey Partners Inc., and New JPI Inc.
Annex D	—	Commitment Letter, dated as of July 30, 2014, by and between Jefferies Finance LLC and GFI Holdco Inc.
Annex E	—	Support Agreement, dated as of July 30, 2014, by and among CME Group Inc., Jersey Partners Inc., New JPI Inc., and the other signatories thereto
Annex F	—	Opinion of Greenhill & Co., LLC, dated as of July 29, 2014

ii

QUESTIONS AND ANSWERS

        The following questions and answers are intended to briefly address some commonly asked questions regarding the GFI Merger Agreement, the GFI Merger and the related transactions, and the Special Meeting. These questions and answers may not address all questions that may be important to you as a stockholder of GFI, which is referred to as a GFI Stockholder in this proxy statement/prospectus. Please refer to the section entitled "Summary" beginning on page [    ] of this proxy statement/prospectus and the more detailed information contained elsewhere in this proxy statement/prospectus, the annexes to this proxy statement/prospectus and the documents referred to in this proxy statement/prospectus, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled "Where You Can Find More Information" beginning on page [    ] of this proxy statement/prospectus.

        All references in this proxy statement/prospectus to "GFI" refer to GFI Group Inc., a Delaware corporation; all references in this proxy statement/prospectus to "CME" refer to CME Group Inc., a Delaware corporation; all references in this proxy statement/prospectus to "Merger Sub 1" refer to Commodore Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of CME; all references in this proxy statement/prospectus to "Merger Sub 2" refer to Commodore Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of CME; all references in this proxy statement/prospectus to the "GFI Merger Agreement" refer to the Agreement and Plan of Merger, dated as of July 30, 2014, by and among GFI, CME, Merger Sub 1 and Merger Sub 2; all references in this proxy statement/prospectus to the "GFI Merger" refer to the merger of Merger Sub 1 with and into GFI; all references to "JPI" refer to Jersey Partners Inc., a New York corporation; all references to "New JPI" refer to New JPI Inc., a Delaware corporation; and all references to "IDB Buyer" refer to GFI Brokers Holdco Ltd., a Bermuda limited company.

Q:
Why am I receiving this proxy statement/prospectus and proxy card?

A:
GFI has agreed to combine with CME under the terms of the GFI Merger Agreement that are described in this proxy statement/prospectus. If the GFI Merger Agreement is adopted by GFI Stockholders and the other conditions to closing under the GFI Merger Agreement are satisfied or waived, Merger Sub 1 will merge with and into GFI. Immediately following the GFI Merger, GFI as the surviving corporation will merge with and into Merger Sub 2, which is referred to as the GFI Subsequent Merger in this proxy statement/prospectus, with Merger Sub 2 continuing as the surviving company and a wholly-owned subsidiary of CME. As a result of these mergers, GFI will no longer be a publicly held company. Following the GFI Merger, common stock, par value $0.01 per share, of GFI, which is referred to as GFI Common Stock in this proxy statement/prospectus, will be delisted from the New York Stock Exchange, which is referred to as the NYSE in this proxy statement/prospectus, and deregistered under the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act in this proxy statement/prospectus, and GFI will no longer be required to file periodic reports with the Securities Exchange Commission, which is referred to as the SEC in this proxy statement/prospectus, in respect of GFI Common Stock.

  GFI is holding a special meeting, which is referred to as the Special Meeting in this proxy statement/prospectus, to ask its stockholders to consider and vote upon a proposal to adopt the GFI Merger Agreement, which is referred to as the GFI Merger Proposal in this proxy statement/prospectus.

  At the Special Meeting, GFI Stockholders will also be asked to approve, by non-binding, advisory vote, certain compensation arrangements for GFI's named executive officers in connection with the GFI Merger contemplated by the GFI Merger Agreement, which is referred to as the "Golden Parachute" Compensation Proposal in this proxy statement/prospectus, and to approve adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the GFI Merger Agreement, which is referred to as the Adjournment Proposal in this proxy statement/prospectus. Such compensation arrangements will be assumed by IDB Buyer in connection with the IDB Transaction and accordingly any amounts owed under such compensation arrangements will be payable by, and be liabilities of, IDB Buyer following the closing of the GFI Merger.

  This proxy statement/prospectus includes important information about the GFI Merger, the GFI Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, the JPI Merger and the JPI Merger Agreement, a copy of which is attached as Annex B to this proxy statement/prospectus, the IDB Transaction and the IDB Purchase Agreement, a copy of which is attached as Annex C to this proxy statement/prospectus, and the Special Meeting. GFI Stockholders should read this information carefully and in its entirety. The enclosed voting materials allow GFI Stockholders to vote their shares of GFI Common Stock without attending the Special Meeting in person.

  All references in this proxy statement/prospectus to the "JPI Merger Agreement" refer to the Agreement and Plan of Merger, dated as of July 30, 2014, by and among CME, Cheetah Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of CME, Cheetah Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of CME, JPI, New JPI and the other individuals signatory thereto, which are stockholders of JPI and New JPI; all references in this proxy statement/prospectus to the "JPI Merger" refer to the transactions related to the JPI Merger Agreement; all references in this proxy statement/prospectus to the "IDB Purchase Agreement" refer to the Purchase Agreement, dated as of July 30, 2014, by and among Merger Sub 2, IDB Buyer, JPI (solely for purposes of Article IX therein), New JPI (solely for purposes of Article IX therein) and CME (solely for purposes of Article IX therein); and all references in this proxy statement/prospectus to the "IDB Transaction" refer to the transactions related to the IDB Purchase Agreement.

Q:
Does my vote matter?

A:
Yes. The GFI Merger cannot be completed unless the GFI Merger Agreement is adopted by GFI Stockholders. For GFI Stockholders, if you fail to submit a proxy or vote in person at the Special Meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote "AGAINST" the GFI Merger Proposal. Acting upon the unanimous recommendation of a special committee of independent directors, which is referred to as the Special Committee in this proxy statement/prospectus, the board of directors of GFI, which is referred to as the GFI Board in this proxy statement/prospectus (other than Messrs. Gooch and Heffron, both of whom recused themselves, who are referred to as the Recused Directors in this proxy statement/prospectus, which resulted in the remaining members of the GFI Board being comprised solely of the members of the Special Committee), unanimously recommends that GFI Stockholders vote "FOR" the GFI Merger Proposal.

Q.
What will I receive if the GFI Merger is completed?

A:
If the GFI Merger is completed, each share of GFI Common Stock issued and outstanding immediately prior to the time the GFI Merger becomes effective (other than shares of GFI Common Stock owned by CME or GFI or any of their respective wholly-owned subsidiaries), which is referred to as the Effective Time in this proxy statement/prospectus, will be converted into the right to receive a fraction of a share of Class A common stock, par value $0.01 per share, of CME, which is referred to as CME Class A Common Stock in this proxy statement/prospectus, equal to the exchange ratio set forth in the GFI Merger Agreement, which is referred to as the Exchange Ratio in this proxy statement/prospectus, plus cash in lieu of fractional shares, which is referred to as the Merger Consideration in this proxy statement/prospectus. However, in no event will the aggregate number of shares of CME Class A Common Stock issuable in the transactions contemplated by the GFI Merger Agreement and the JPI Merger Agreement exceed 19.9% of the number of shares of CME Class A Common Stock outstanding on July 29, 2014, as appropriately adjusted for any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon, which is referred to as the Issuance Cap in this proxy statement/prospectus, in which case the GFI Merger Agreement may be terminated by GFI. Based on the number of shares of CME Class A Common Stock outstanding on July 29, 2014, the per share price of CME Class A Common Stock would have to fall below $8.72 for the Issuance Cap to impact the number of shares of CME Class A Common Stock issuable in the transactions contemplated by the GFI Merger Agreement and the JPI Merger Agreement. The closing price per share of CME Class A Common Stock on October 15, 2014 was $79.31.

  All references in this proxy statement/prospectus to the "Exchange Ratio" means a fraction, the numerator of which equals $4.55 and the denominator of which equals the average of the closing sale prices of CME Class A Common Stock, as reported on the NASDAQ Global Select Market, which is referred to as NASDAQ in this proxy statement/prospectus, for the 10 trading days ending upon and including the trading day immediately before the closing date of the GFI Merger, which is referred to as the Average Closing CME Stock Price in this proxy statement/prospectus.

  Accordingly, the actual number of shares delivered to GFI Stockholders will depend on the Average Closing CME Stock Price. The market price of CME Class A Common Stock will continue to fluctuate following the date of the Special Meeting. Consequently, at the time of the Special Meeting, the exact number of shares of CME Class A Common Stock that GFI Stockholders are entitled to receive under the GFI Merger Agreement at the closing of the GFI Merger will not yet be determined. For a more detailed description of the Merger Consideration you will receive in the GFI Merger, see the section entitled "The GFI Merger—Effect of the GFI Merger; Consideration to be Received in the GFI Merger; Treatment of RSUs and Stock Options" beginning on page [    ] of this proxy statement/prospectus.

Q:
What are the consequences of the GFI Merger to the Special Committee?

A:
Like all GFI Stockholders, members of the Special Committee will be entitled to receive the Merger Consideration. GFI intends to accelerate the vesting of restricted stock units outstanding in respect of GFI Common Stock, which are referred to as RSUs in this proxy statement/prospectus, held by members of the Special Committee, prior to the closing date of the GFI Merger in accordance with the terms of the GFI Merger Agreement. Upon vesting, such accelerated RSUs will convert into shares of GFI Common Stock and members of the Special Committee will be entitled to receive the Merger Consideration. Members of the Special Committee do not have an interest in the GFI Merger different from that of GFI Stockholders in respect of their shares of GFI Common Stock. For more information, see the section entitled "The GFI Merger—Interests of GFI Directors and Executive Officers in the GFI Merger" beginning on page [    ] of this proxy statement/prospectus.

Q:
What is the vote required to adopt the GFI Merger Agreement?

A:
The adoption of the GFI Merger Agreement requires that (i) the holders of at least 66 2/3% of the shares of GFI Common Stock cast at the Special Meeting vote to adopt the GFI Merger Agreement (provided that such affirmative vote represents at least a majority of the outstanding shares of GFI Common Stock) and (ii) the holders of a majority of the outstanding shares of GFI Common Stock, excluding shares owned by (a) JPI, New JPI and each direct and indirect stockholder of IDB Buyer that beneficially owns GFI Common Stock, (b) the other stockholders of JPI and New JPI, (c) the officers and directors of GFI or (d) any other person having any equity rights in, or any right to acquire any equity rights in (x) JPI, New JPI or any of their respective affiliates (other than GFI) or subsidiaries or (y) IDB Buyer or any of its affiliates (other than GFI) or subsidiaries, which are collectively referred to as GFI Disinterested Stockholders in this proxy statement/prospectus, vote to adopt the GFI Merger Agreement.

  Because the affirmative vote required to adopt the GFI Merger Agreement is based upon at least 66 2/3% of the shares of GFI Common Stock cast at the Special Meeting and a majority of outstanding shares of GFI Common Stock held by GFI Disinterested Stockholders, if you fail to submit a proxy or vote in person at the Special Meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote "AGAINST" the GFI Merger Proposal.

  See the section entitled "Information About the Special Meeting—Vote Required" beginning on page [    ] of this proxy statement/prospectus.

Q.
What is the vote required to adopt the "Golden Parachute" Compensation Proposal?

A:
Approval, on an advisory (non-binding) basis, of the "Golden Parachute" Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of GFI Common Stock either present or represented by proxy and entitled to vote at the Special Meeting.

  If your shares of GFI Common Stock are present at the Special Meeting but are not voted on the proposal, or if you vote to abstain on the proposal, each will have the effect of a vote "AGAINST" the "Golden Parachute" Compensation Proposal. If you fail to submit a proxy or to attend the Special Meeting or if your shares of GFI Common Stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of GFI Common Stock, your shares of GFI Common Stock will not be voted, but this will not have an effect on the vote to approve, on an advisory (non-binding) basis, the "Golden Parachute" Compensation Proposal.

  See the section entitled "Information About the Special Meeting—Vote Required" beginning on page [    ] of this proxy statement/prospectus.

Q:
What is the vote required to approve the Adjournment Proposal?

A:
If the chairman of the Special Meeting does not adjourn the Special Meeting, approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of shares of GFI Common Stock entitled to vote generally in the election of directors, either present or represented by proxy and entitled to vote at the Special Meeting.

  If your shares of GFI Common Stock are present at the Special Meeting but are not voted on the proposal, or if you vote to abstain on the proposal, each will have the effect of a vote "AGAINST" the Adjournment Proposal. If you fail to submit a proxy or to attend the Special Meeting or if your shares of GFI Common Stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of GFI Common Stock, your shares of GFI Common Stock will not be voted, but this will not have an effect on a vote to approve the Adjournment Proposal.

  See the section entitled "Information About the Special Meeting—Vote Required" beginning on page [    ] of this proxy statement/prospectus.

Q:
What happens if the "Golden Parachute" Compensation Proposal is not approved?

A:
Approval of the "Golden Parachute" Compensation Proposal is not a condition to completion of the GFI Merger. The vote is an advisory vote and is not binding. If the GFI Merger is completed,

  GFI may pay the "golden parachute" compensation to its named executive officers in connection with the GFI Merger even if GFI Stockholders fail to approve the "Golden Parachute" Compensation Proposal.

  See the section entitled "Information About the Special Meeting—Vote Required" beginning on page [    ] of this proxy statement/prospectus.

Q.
Have any GFI Stockholders already agreed to adopt the GFI Merger Agreement?

A:
Yes. Concurrently with the entry into the GFI Merger Agreement, JPI, New JPI, Mr. Gooch, the executive chairman of the GFI Board, Mr. Heffron, a member of the GFI Board and GFI's chief executive officer, and Mr. Brown, a member of GFI management, as stockholders that beneficially own approximately 37.8% of the outstanding shares of GFI Common Stock as of September 30, 2014, which are referred to as the GFI Supporting Stockholders in this proxy statement/prospectus, entered into a support agreement, which is referred to as the GFI Support Agreement in this proxy statement/prospectus and attached as Annex E to this proxy statement/prospectus, with CME. Such stockholders agreed, among other things, to vote their respective shares of GFI Common Stock "FOR" the GFI Merger Proposal and against, among other things, any Takeover Proposal (as defined under the section entitled "The GFI Merger Agreement—No Solicitation or Negotiation of Takeover Proposals" beginning on page [    ] of this proxy statement/prospectus).

  For more details of the GFI Support Agreement see the section entitled "The GFI Support Agreement" beginning on page [    ] of this proxy statement/prospectus.

Q:
Why is the GFI Board seeking the adoption of the GFI Merger Agreement and the approval of the GFI Merger by GFI Disinterested Stockholders?

A:
The adoption of the GFI Merger Agreement by the affirmative vote of the holders of a majority of the outstanding shares of GFI Common Stock that are held by GFI Disinterested Stockholders is not required by either the terms of GFI's second amended and restated certificate of incorporation, which is referred to as the GFI Charter, or by the laws of the State of Delaware. GFI has decided, however, to give a majority of the GFI Disinterested Stockholders the power to determine whether the GFI Merger Agreement is acceptable. Adoption of the GFI Merger Agreement by the affirmative vote of GFI Disinterested Stockholders is a condition to completion of the GFI Merger. GFI will not consummate the GFI Merger without adoption of the GFI Merger Agreement by the requisite stockholders.

Q.
How does the GFI Board recommend that I vote at the Special Meeting?

A:
The GFI Board (other than the Recused Directors), acting upon the unanimous recommendation of the Special Committee, unanimously recommends that GFI Stockholders vote "FOR" the GFI Merger Proposal, "FOR" the "Golden Parachute" Compensation Proposal and "FOR" the Adjournment Proposal. See the section entitled "The GFI Merger—Recommendation of the Special Committee and the GFI Board; Reasons for the GFI Merger" beginning on page [    ] of this proxy statement/prospectus.

Q:
What will happen to GFI as a result of the GFI Merger?

A:
If the GFI Merger is completed, Merger Sub 1 will merge with and into GFI, with GFI continuing as the surviving corporation, which will be followed immediately by a merger of GFI as the surviving corporation with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving company and a wholly-owned subsidiary of CME.

Q:
What happens if I am eligible to receive a fraction of a share of CME Class A Common Stock as part of the Merger Consideration?

A:
If the aggregate number of shares of CME Class A Common Stock that you are entitled to receive as part of the Merger Consideration includes a fraction of a share of CME Class A Common Stock, you will receive cash in lieu of that fractional share. See the section entitled "The GFI Merger Agreement—Fractional Shares" beginning on page [    ] of this proxy statement/prospectus.

Q:
What will holders of equity awards issued under GFI stock based plans receive in the GFI Merger?

A:
Each RSU held by a Continuing Employee (as defined in the following sentence), which is referred to as a Continuing Employee RSU in this proxy statement/prospectus, that is outstanding immediately before the Effective Time, will be converted upon completion of the GFI Merger, at the election of CME, into (i) an equity right consisting of, based on or relating to, shares of CME Class A Common Stock, which is referred to as a CME RSU in this proxy statement/prospectus, that may be settled in CME's discretion in either cash or shares of CME Class A Common Stock, (ii) a deferred cash obligation or (iii) a mix thereof, in each case otherwise on substantially the same terms and conditions as were applicable under the Continuing Employee RSU (but taking into account any applicable changes, including any acceleration or vesting of the Continuing Employee RSU, provided for in the relevant GFI stock plan or in the related award document by reason of the GFI Merger). All references in this proxy statement/prospectus to a "Continuing Employee" means any individual who is an employee of GFI or any subsidiary of GFI before the Effective Time and who remains employed by Merger Sub 2 or any of the subsidiaries of Merger Sub 2 immediately after the closing of the IDB Transaction. Any individual who is an employee of GFI or any subsidiary of GFI before the Effective Time who is not a Continuing Employee is referred to as an IDB Employee in this proxy statement/prospectus. To the extent that Continuing Employee RSUs are converted into CME RSUs in accordance with the preceding sentence, the number of shares of CME Class A Common Stock subject to each such CME RSU will be equal to the product of (i) the number of shares of GFI Common Stock subject to the Continuing Employee RSU multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole share of CME Class A Common Stock.

  With respect to RSUs held by non-employee directors of GFI (who are the members of the Special Committee), GFI intends to accelerate the vesting of such RSUs prior to the closing date of the GFI Merger in accordance with the terms of the GFI Merger Agreement. Upon vesting, such accelerated RSUs will convert into shares of GFI Common Stock and non-employee directors of GFI (who are the members of the Special Committee) will be entitled to receive the Merger Consideration.

  With respect to RSUs held by any persons other than a Continuing Employee or a non-employee director of GFI described above, each such RSU will be converted into an obligation of IDB Buyer. Such RSUs will generally be converted into a deferred cash obligation having substantially similar terms as the RSUs awards, and RSUs held by certain key IDB Employees will be converted into a combination of deferred cash awards and restricted equity awards and will be negotiated on an individual-by-individual basis. Each such RSU that is converted into either a deferred cash obligation or a deferred cash and restricted equity obligation will have the amount of the deferred cash or deferred cash and restricted equity subject to the award, as applicable, determined based on the number of shares of GFI Common Stock subject to each RSU prior to the Effective Time and the Merger Consideration. Each stock option in respect of GFI Common Stock (if any) outstanding immediately before the Effective Time, which is referred to as a GFI Option in this proxy statement/prospectus, will be canceled as of the completion of the GFI Merger for no consideration.

  See the section entitled "The GFI Merger—Effect of the GFI Merger; Consideration to be Received in the GFI Merger; Treatment of RSUs and Stock Options" beginning on page [    ] of this proxy statement/prospectus.

Q:
What equity stake will GFI Stockholders hold in CME immediately following the GFI Merger?

A:
Based on the number of shares of GFI Common Stock outstanding and issuable pursuant to the vesting of RSUs prior to the date the GFI Merger is expected to be completed, CME expects to issue approximately 7.35 million shares of CME Class A Common Stock to GFI Stockholders pursuant to the GFI Merger and the JPI Merger and reserve for issuance approximately 7,000 additional shares of CME Class A Common Stock in connection with the conversion or settlement of outstanding Continuing Employee RSUs. The actual number of shares of CME Class A Common Stock to be issued and reserved for issuance pursuant to the GFI Merger will be determined at completion of the GFI Merger based on the Exchange Ratio and the number of shares of GFI Common Stock and Continuing Employee RSUs outstanding at that time. Based on the number of shares of GFI Common Stock outstanding and issuable pursuant to the vesting of RSUs prior to the date the GFI Merger is expected to be completed, and the number of shares of CME Class A Common Stock outstanding as of September 10, 2014, it is expected that, immediately after completion of the GFI Merger, former GFI Stockholders (including stockholders of JPI) will own approximately 2.15% of the outstanding shares of CME Class A Common Stock.

Q:
When do you expect the GFI Merger to be completed?

A:
Subject to the satisfaction or waiver of the closing conditions described under the section entitled "The GFI Merger Agreement—Conditions to Completion of the GFI Merger" beginning on page [    ] of this proxy statement/prospectus, including the adoption of the GFI Merger Agreement by GFI Stockholders at the Special Meeting, GFI and CME anticipate that the GFI Merger will be completed in early 2015. However, it is possible that factors outside the control of both companies could result in the GFI Merger being completed at a different time or not at all.

Q:
Will GFI be required to submit the proposal to approve the GFI Merger Agreement to its stockholders even if the GFI Board has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the GFI Merger Agreement is terminated before the Special Meeting, GFI is required to submit the GFI Merger Proposal to its stockholders even if the GFI Board has withdrawn, modified or qualified its recommendation.

Q.
What are the United States federal income tax consequences of the GFI Merger to GFI Stockholders?

A:
It is a condition to the GFI Merger that both CME and GFI receive legal opinions from their respective legal counsel to the effect that for United States federal income tax purposes the GFI Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Provided that the GFI Merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, a GFI Stockholder will not recognize gain or loss for United States federal income tax purposes as a result of such stockholder's shares of GFI Common Stock being exchanged in the GFI Merger for shares of CME Class A Common Stock, except with respect to the receipt of cash in lieu of a fractional share of CME Class A Common Stock. See the section entitled "The GFI Merger—United States Federal Income Tax Consequences of the GFI Merger" beginning on page [    ] of this proxy statement/prospectus for a more complete description of the United States federal income tax consequences of the GFI Merger.

Q:
Who can vote at the Special Meeting?

A:
All holders of record of GFI Common Stock as of the close of business on [                ], 2014, the record date for the Special Meeting, which is referred to as the Record Date in this proxy statement/prospectus, are entitled to receive notice of, and to vote at, the Special Meeting. Each holder of GFI Common Stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of GFI Common Stock that such holder owned of record as of the Record Date. As of the close of business on the Record Date, there were [        ] outstanding shares of GFI Common Stock.

Q:
When and where is the Special Meeting?

A:
The Special Meeting will be held on [                ], 2014, at [            ] Eastern Standard Time, at [        ]. To gain admittance to the Special Meeting, please detach and retain the admission ticket attached to your proxy card. If your shares of GFI Common Stock are held through a bank, brokerage firm or other nominee, please bring evidence that you own GFI Common Stock to the Special Meeting and we will provide you with an admission ticket. If you received your special meeting materials electronically and wish to attend the meeting, please follow the instructions provided for attendance. A form of government-issued photo ID will be required to enter the Special Meeting. For additional information about the Special Meeting, see the section entitled "Information About the Special Meeting" beginning on page [    ] of this proxy statement/prospectus.

Q:
How will I receive the Merger Consideration to which I am entitled?

A:
After receiving the proper documentation from you, following the Effective Time, the exchange agent will forward to you CME Class A Common Stock to which you are entitled. More information on the documentation you are required to deliver to the exchange agent may be found under the caption "The GFI Merger Agreement—Exchange and Payment Procedures" beginning on page [    ] of this proxy statement/prospectus.

Q:
Will my shares of CME Class A Common Stock acquired in the GFI Merger receive a dividend?

A:
After the closing of the GFI Merger, as a holder of CME Class A Common Stock you will receive the same dividends on shares of CME Class A Common Stock that all other holders of shares of CME Class A Common Stock will receive with any dividend record date that occurs after the GFI Merger is completed.

No dividends or other distributions with respect to shares of CME Class A Common Stock issued in the GFI Merger will be paid to the holder of any unsurrendered share certificate until such certificate is surrendered. Following such surrender, the record holder of the shares of CME Class A Common Stock will be paid (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of CME Class A Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of CME Class A Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. All shares of CME Class A Common Stock to be issued pursuant to the GFI Merger will be entitled to dividends as if issued and outstanding as of the Effective Time. CME most recently paid a quarterly dividend on September 25, 2014, in an amount equal to $0.47 per share of CME Class A Common Stock.

All future CME dividends will remain subject to approval by the board of directors of CME, which is referred to as the CME Board in this proxy statement/prospectus.

Q:
What am I being asked to vote on at the Special Meeting?

A:
You are being asked to consider and vote on the following proposals:

•
the adoption of the GFI Merger Agreement;

•
the approval by non-binding, advisory vote, of the "Golden Parachute" Compensation Proposal; and

•
the approval of the Adjournment Proposal.

Q:
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
If your shares of GFI Common Stock are registered directly in your name with the transfer agent of GFI, Broadridge Corporate Issuer Solutions, Inc., you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote or to grant a proxy for your vote directly to GFI or to a third party to vote at the Special Meeting.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in "street name," and your bank, brokerage firm or other nominee is considered the stockholder of record with respect to those shares. Your bank, brokerage firm or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the Special Meeting; however, you may not vote these shares in person at the Special Meeting unless you obtain a "legal proxy" from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the Special Meeting.

Q:
If my shares of GFI Common Stock are held in "street name" by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:
Your bank, brokerage firm or other nominee will only be permitted to vote your shares of GFI Common Stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of GFI Common Stock. In accordance with the rules of the NYSE, banks, brokerage firms and other nominees who hold shares of GFI Common Stock in street name for their customers have authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to non-routine matters, such as the adoption of the GFI Merger Agreement, the approval by non-binding, advisory vote, of the "Golden Parachute" Compensation Proposal and the approval of the Adjournment Proposal. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokerage firms and other nominees are not empowered to vote such shares. The effect of not instructing your broker how you wish your shares to be voted will be the same as a vote "AGAINST" the GFI Merger Proposal, and will not have an effect on the approval by non-binding, advisory vote, of the "Golden Parachute" Compensation Proposal or the approval of the Adjournment Proposal.

Q:
What constitutes a quorum for the Special Meeting?

A:
The presence, in person or represented by proxy, of holders of a majority of the voting power of the outstanding shares of capital stock of GFI entitled to vote generally in the election of directors constitutes a quorum for the purposes of the Special Meeting. A quorum is necessary to transact business at the Special Meeting. The third amended and restated bylaws of GFI, which is referred to as the GFI Bylaws in this proxy statement/prospectus, provide that the chairman of the meeting or a majority of the voting power of the outstanding shares of capital stock of GFI entitled to vote generally in the election of directors, either present or represented by proxy at the Special Meeting, may adjourn such meeting from time to time, whether or not there is such a quorum. Once a share of GFI Common Stock is represented at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting and any adjournment of the Special Meeting.

Q:
How can I change or revoke my vote?

A:
You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by attending the Special Meeting and voting in person, or by giving written notice of revocation to GFI prior to the time the Special Meeting begins. Written notice of revocation should be mailed to: Investor Relations, GFI Group, Inc., 55 Water Street, New York, NY 10041.

Q:
If a stockholder gives a proxy, how are the shares of GFI Common Stock voted?

A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of GFI Common Stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of GFI Common Stock should be voted "FOR" or "AGAINST" or to "ABSTAIN" from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted "FOR" the GFI Merger Proposal, "FOR" the "Golden Parachute" Compensation Proposal and "FOR" the Adjournment Proposal.

Q:
What should I do if I receive more than one set of voting materials?

A:
If you hold shares of GFI Common Stock in "street name" and also directly as a record holder or otherwise or if you hold shares of GFI Common Stock in more than one brokerage account, you may receive more than one set of voting materials relating to the Special Meeting. Please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on your proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of GFI Common Stock are voted. If you hold your shares in "street name" through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

Q:
What happens if I sell my shares of GFI Common Stock before the Special Meeting?

A:
The Record Date is earlier than both the date of the Special Meeting and the Effective Time. If you transfer your shares of GFI Common Stock after the Record Date but before the Special Meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the Special Meeting but will transfer the right to receive the Merger Consideration to the person to whom you transfer your shares. In order to receive the Merger Consideration, you must hold your shares at the Effective Time.

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
GFI has engaged MacKenzie Partners, Inc., which is referred to as MacKenzie Partners in this proxy statement/prospectus, to assist in the solicitation of proxies for the Special Meeting. GFI estimates that it will pay MacKenzie Partners a fee of approximately $15,000. GFI has agreed to reimburse MacKenzie Partners for certain out-of-pocket fees and expenses and also will indemnify MacKenzie Partners against certain losses, claims, damages, liabilities or expenses. GFI also may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of GFI Common Stock. GFI's directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
What do I need to do now?

A:
Even if you plan to attend the Special Meeting in person, after carefully reading and considering the information contained in this proxy statement/prospectus, please vote promptly to ensure that your shares are represented at the Special Meeting. If you hold your shares of GFI Common Stock in your own name as the stockholder of record, you may submit a proxy to have your shares of GFI Common Stock voted at the Special Meeting in one of three ways:

•
by telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Proxies delivered over the Internet or by telephone must be submitted by [                ], 2014. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•
by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•
in person—you may attend the Special Meeting and cast your vote there.

    If you decide to attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the Special Meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

Q:
Should I send in my share certificates now?

A:
No, please do NOT return your share certificate(s) with your proxy. If the GFI Merger Agreement is adopted by GFI Stockholders and the GFI Merger is completed, and you hold physical share certificates, you will be sent a letter of transmittal as promptly as reasonably practicable after the completion of the GFI Merger describing how you may exchange your shares of GFI Common Stock for the Merger Consideration. If your shares of GFI Common Stock are held in "street name" through a bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your "street name" shares of GFI Common Stock in exchange for the Merger Consideration.

Q:
Where can I find the voting results of the Special Meeting?

A:
The preliminary voting results will be announced at the Special Meeting. In addition, within four business days following certification of the final voting results, GFI intends to file the final voting results with the SEC on a Current Report on Form 8-K.

Q:
Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares of GFI Common Stock?

A:
No. GFI Stockholders are not entitled to fair value or appraisal, dissenters' or similar rights under the GFI Merger Agreement.

Q:
Are there any risks that I should consider in deciding whether to vote for the adoption of the GFI Merger Agreement?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled "Risk Factors" beginning on page [    ] of this proxy statement/prospectus. You also should read and carefully consider the risk factors of CME and GFI contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:
How will the BGC Proposal affect the GFI Merger?

A:
On September 9, 2014, BGC Partners, Inc., which is referred to as BGC in this proxy statement/prospectus, publicly announced a plan to commence a tender offer for 100% of the outstanding GFI Common Stock at $5.25 per share in cash, which is referred to as the BGC Proposal in this proxy statement/prospectus. On September 15, 2014, the GFI Board (with Mr. Gooch abstaining and Mr. Heffron not present), announced that, upon the unanimous recommendation of the Special Committee, it determined in good faith, after consultation with outside legal counsel and independent financial advisors, that the BGC Proposal could reasonably be expected to lead to a Superior Proposal (as defined under the section entitled "The GFI Merger Agreement—No Solicitation or Negotiation of Takeover Proposals" beginning on page [    ] of this proxy statement/prospectus). The GFI Board was required to make this determination because, under the terms of the GFI Merger Agreement, the GFI Board must first determine in good faith that the BGC Proposal could reasonably be expected to lead to a Superior Proposal before GFI is permitted to participate in any discussions or negotiations with BGC or its representatives regarding the BGC Proposal or, subject to the execution of a confidentiality agreement, furnish information regarding GFI or any of its subsidiaries to BGC or its representatives.

As of October 16, 2014, BGC has not commenced a tender offer. GFI intends to amend or supplement this proxy statement/prospectus to disclose material developments, if any, with respect to the BGC Proposal in accordance with applicable law and the GFI Merger Agreement. It is not possible at this time to predict when or if the Special Committee and the GFI Board will make any further determination with respect to the BGC Proposal or whether BGC will actually commence a tender offer. See the section entitled "Recent Developments" beginning on page [    ] of this proxy statement/prospectus.

The GFI Board has not changed its unanimous recommendation of the GFI Merger.

GFI Stockholders are not being asked to vote on or take any action with respect to the BGC Proposal at the Special Meeting.

Q:
What are the conditions to completion of the GFI Merger?

A:
In addition to the approval of the GFI Merger by GFI Stockholders as described above, completion of the GFI Merger is subject to the satisfaction of a number of other conditions, including (i) the shares of CME Class A Common Stock to be issued in the GFI Merger being approved for listing on NASDAQ, (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the HSR Act in this proxy statement/prospectus, (iii) receipt of other specified regulatory approvals and the provision of notices to certain third parties, (iv) the absence of any law or order that is in effect and restrains, enjoins or otherwise prohibits the GFI Merger and the GFI Subsequent Merger, which are referred to, together, as the GFI Combination in this proxy statement/prospectus, (v) the completion of a pre-closing reorganization of GFI, which is referred to as the GFI Pre-Closing Reorganization in this proxy statement/prospectus, and (vi) the satisfaction or waiver of the conditions to the closing of the transactions contemplated under (a) the JPI Merger Agreement and the JPI Merger and (b) the IDB Purchase Agreement and the

  IDB Transaction. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the GFI Merger, see the section entitled "The GFI Merger Agreement—Conditions to Completion of the GFI Merger" beginning on page [    ] of this proxy statement/prospectus.

Q.
What are the JPI Merger and the IDB Transaction and how do they relate to the GFI Merger?

A:
The closing of the GFI Merger is subject to and dependent upon, the closing of the JPI Merger and the IDB Transaction. Immediately prior to the closing of the GFI Combination, following a reorganization of JPI pursuant to which New JPI will become the record and beneficial owner of all of the shares of GFI Common Stock beneficially owned by JPI, New JPI will become a wholly-owned subsidiary of CME pursuant to the JPI Merger Agreement. At the effective time of the JPI Merger, each share of common stock of New JPI, which is referred to as New JPI Common Stock in this proxy statement/prospectus, issued (other than shares of New JPI Common Stock owned by New JPI) will be converted into the right to receive a fraction of a share of CME Class A Common Stock on the same basis as the Merger Consideration that otherwise would be payable in the GFI Merger for the shares of GFI Common Stock owned by New JPI. The JPI Merger Agreement contains termination rights for both CME and New JPI, including the right to terminate if either the GFI Merger Agreement or the IDB Purchase Agreement is terminated in accordance with its terms. The IDB Purchase Agreement provides for IDB Buyer to purchase from Merger Sub 2, and Merger Sub 2 to sell, transfer and assign to IDB Buyer, all of Merger Sub 2's right, title and interest in and to all of the issued and outstanding securities of the subsidiaries of GFI that, after giving effect to an internal reorganization contemplated by the GFI Merger Agreement, which are collectively referred to as the IDB Subsidiaries in this proxy statement/prospectus, will own and operate GFI's interdealer brokerage business, which is referred to as the IDB Business in this proxy statement/prospectus. The IDB Purchase Agreement contains certain termination rights for both IDB Buyer and Merger Sub 2, including if either the GFI Merger Agreement or the JPI Merger Agreement is terminated in accordance with its terms. For a more complete summary of the JPI Merger Agreement and the IDB Purchase Agreement, see the sections entitled "JPI Merger Agreement" and "IDB Purchase Agreement" beginning on pages [    ] and [    ], respectively, of this proxy statement/prospectus.

Q:
What happens if the GFI Merger is not completed?

A:
If the GFI Merger Agreement is not adopted by GFI Stockholders or if the GFI Merger is not completed for any other reason, GFI Stockholders will not receive any consideration for their shares of GFI Common Stock. Instead, GFI will remain an independent public company, GFI Common Stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and GFI will continue to file periodic reports with the SEC. Under specified circumstances, GFI may be required to pay CME a termination fee or may be required to reimburse CME up to $10 million in expenses. See the section entitled "The GFI Merger Agreement—Termination of the GFI Merger Agreement—Termination Fee" beginning on page [    ] of this proxy statement/prospectus.

Q:
Who can help answer any other questions I have?

A:
If you have additional questions about the GFI Merger, need assistance in submitting your proxy or voting your shares of GFI Common Stock, or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact MacKenzie Partners, GFI's proxy solicitor, by calling toll-free at (800) 322-2885.

SUMMARY

        The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you as a GFI Stockholder. Accordingly, we encourage you to read carefully this entire proxy statement/prospectus, its annexes and the documents referred to in this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled "Where You Can Find More Information" beginning on page [    ] of this proxy statement/prospectus.

 The Companies (Page [    ])

GFI Group Inc.

        GFI, a Delaware corporation, is a leading intermediary and provider of trading technologies and support services to the global over-the-counter and listed markets. GFI was founded in 1987 and was incorporated under the laws of the State of Delaware in 2001 to be a holding company for its subsidiaries. GFI provides brokerage and trade execution services, clearing services, market data and trading platform and other software products to institutional customers in markets for a range of fixed income, financial, equity and commodity instruments. GFI provides execution services for its institutional wholesale customers by either matching their trading needs with counterparties having reciprocal interests or directing their orders to an exchange or other trading venue.

        GFI Common Stock is listed on the NYSE under the symbol "GFIG." GFI's principal executive offices are located at 55 Water Street, New York, New York 10041, its telephone number is (212)-968-4100 and its website is www.gfigroup.com.

CME Group Inc.

        CME, through its futures exchanges and clearing houses, serves the risk management and investment needs of customers around the globe.

        CME offers the widest range of global benchmark products across all major asset classes, based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, weather and real estate. CME's products include both exchange-traded and over-the-counter derivatives. CME brings buyers and sellers together through its CME Globex electronic trading platform across the globe and its open outcry trading facilities in Chicago and New York City, and provides hosting, connectivity and customer support for electronic trading through its co-location services. CME Direct technology offers side-by-side trading of exchange-listed and over-the-counter markets. CME also provides clearing and settlement services for exchange-traded contracts, as well as for cleared over-the-counter derivatives transactions, and provides regulatory reporting solutions for market participants through its global repository services in the United States and the United Kingdom. CME offers a wide range of market data services—including live quotes, delayed quotes, market reports and a comprehensive historical data service—and continues to expand into the index services business.

        CME Class A Common Stock is traded on NASDAQ under the symbol "CME." CME's principal executive offices are located at 20 South Wacker Drive, Chicago, Illinois 60606, its telephone number is (312)-930-1000 and its website is www.cmegroup.com.

Commodore Acquisition Corp.

        Commodore Acquisition Corp., referred to as Merger Sub 1 in this proxy statement/prospectus, a Delaware corporation and a wholly-owned subsidiary of CME, was formed solely for the purpose of facilitating the GFI Merger. Merger Sub 1 has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the GFI Merger Agreement. By operation of the GFI Merger, Merger Sub 1 will be merged with and into GFI, with GFI continuing as the surviving corporation in the GFI Merger and a wholly-owned subsidiary of CME.

Commodore Acquisition LLC

        Commodore Acquisition LLC, referred to as Merger Sub 2 in this proxy statement/prospectus, a Delaware limited liability company and a wholly-owned subsidiary of CME, was formed solely for the purpose of facilitating the GFI Merger. Merger Sub 2 has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the GFI Merger Agreement. By operation of the GFI Merger, GFI as the surviving corporation will be merged with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving company in the GFI Subsequent Merger and a wholly-owned subsidiary of CME.

The GFI Merger

        The terms and conditions of the GFI Merger are contained in the GFI Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the GFI Merger Agreement carefully and in its entirety, as it is the legal document that governs the GFI Merger.

        If the GFI Merger is completed, Merger Sub 1 will merge with and into GFI, with GFI continuing as the surviving corporation, which will be followed immediately by a merger of GFI as the surviving corporation with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving company and a wholly-owned subsidiary of CME. Following the closing date of the GFI Merger, GFI Common Stock will be delisted from the NYSE, deregistered under the Exchange Act and cease to be publicly traded.

Effect of the GFI Merger; Consideration to be Received in the GFI Merger; Treatment of RSUs and Stock Options (Page [    ])

        Upon completion of the GFI Merger, each issued and outstanding share of GFI Common Stock, other than shares of GFI Common Stock owned by CME or GFI or any of their respective wholly-owned subsidiaries, will be converted into the right to receive a fraction of a share of CME Class A Common Stock equal to the Exchange Ratio. The Exchange Ratio is a fraction, the numerator of which equals $4.55 and the denominator of which equals the Average Closing CME Stock Price. No fractional shares of CME Class A Common Stock will be issued in the GFI Merger. Instead, cash will be paid for any fractional shares of CME Class A Common Stock to which GFI Stockholders would otherwise be entitled to receive under the GFI Merger Agreement. However, in no event will the aggregate number of shares of CME Class A Common Stock issuable in the transactions contemplated by the GFI Merger Agreement and the JPI Merger Agreement exceed the Issuance Cap, in which case the GFI Merger Agreement may be terminated by GFI. Based on the number of shares of CME Class A Common Stock outstanding on July 29, 2014, the per share price of CME Class A Common Stock would have to fall below $8.72 for the Issuance Cap to impact the number of shares of CME Class A Common Stock issuable in the transactions contemplated by the GFI Merger Agreement and the JPI Merger Agreement. The closing price per share of CME Class A Common Stock on October 15, 2014 was $79.31.

        With respect to Continuing Employee RSUs, not later than five business days prior to the closing date of the GFI Merger, GFI will take all actions necessary to provide that each such RSU (a) shall cease, at the Effective Time, to represent an equity right with respect to shares of GFI Common Stock and (b) as directed by CME not less than ten business days prior to the closing date of the GFI Merger, will be converted at the Effective Time, without any action on the part of the holder of the Continuing Employee RSU into either (i) a CME RSU that may be settled in CME's discretion in either cash or shares of CME Class A Common Stock, (ii) a deferred cash obligation or (iii) a mix thereof, in each case otherwise on substantially the same terms and conditions as were applicable under the Continuing Employee RSU (but taking into account any changes thereto, including any acceleration or vesting of a Continuing Employee RSU, provided for in the relevant GFI stock plan or in the related award document by reason of the GFI Merger). To the extent the Continuing Employee RSUs are converted into CME RSUs with respect to CME Class A Common Stock in accordance with the preceding sentence, the number of shares of CME Class A Common Stock subject to such CME RSU will be equal to the product of (i) the number of shares of GFI Common Stock subject to the Continuing Employee RSU multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole share of CME Class A Common Stock.

        With respect to RSUs held by non-employee directors of GFI (who are the members of the Special Committee), GFI intends to accelerate the vesting of such RSUs prior to the closing date of the GFI Merger in accordance with the terms of the GFI Merger Agreement. Upon vesting, such accelerated RSUs will convert into shares of GFI Common Stock and non-employee directors of GFI (who are the members of the Special Committee) will be entitled to receive the Merger Consideration.

        With respect to RSUs held by any persons other than a Continuing Employee or a non-employee director of GFI described above, each such RSU will be converted into an obligation of IDB Buyer. Such RSUs will generally be converted into a deferred cash obligation having substantially similar terms as the RSUs awards, and RSUs held by certain key IDB Employees will be converted into a combination of deferred cash awards and restricted equity awards and will be negotiated on an individual-by-individual basis. Each such RSU that is converted into either a deferred cash obligation or a deferred cash and restricted equity obligation will have the amount of the deferred cash or deferred cash and restricted equity subject to the award, as applicable, determined based on the number of shares of GFI Common Stock subject to each RSU prior to the Effective Time and the Merger Consideration. Each GFI Option will be canceled as of the completion of the GFI Merger for no consideration.

Risk Factors (Page [    ])

        The GFI Merger poses a number of risks to GFI and CME and their respective stockholders. In addition, both GFI and CME are subject to various risks associated with their businesses and industry generally. These risks are discussed in detail under the section entitled "Risk Factors" beginning on page [    ] of this proxy statement/prospectus.

GFI Stockholders Entitled to Vote; Vote Required (Page [    ])

        The adoption of the GFI Merger Agreement requires the affirmative vote of (i) at least 66 2/3% of the shares of GFI Common Stock cast at the Special Meeting, provided that such affirmative vote represents at least a majority of the outstanding shares of GFI Common Stock and (ii) the holders of a majority of the outstanding shares of GFI Common Stock that are held by GFI Disinterested Stockholders. Votes to abstain will not be counted as votes cast in favor of the adoption of the GFI Merger Agreement but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the Special Meeting or if you vote to abstain, each will have the same effect as a vote "AGAINST" the GFI Merger Proposal.

        The proposal to approve, by non-binding, advisory vote, the "Golden Parachute" Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of GFI Common Stock either present or represented by proxy and entitled to vote at the Special Meeting. For purposes of the "Golden Parachute" Compensation Proposal, if your shares of GFI Common Stock are present at the Special Meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, as applicable, this will have the effect of a vote "AGAINST" the "Golden Parachute"

Compensation Proposal. If you fail to submit a proxy or to attend the Special Meeting or if your shares of GFI Common Stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of GFI Common Stock, your shares of GFI Common Stock will not be voted, but this will not have an effect on the vote to approve, on an advisory (non-binding) basis, the "Golden Parachute" Compensation Proposal.

        If the chairman of the Special Meeting does not adjourn the Special Meeting, an adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the GFI Merger Agreement, requires the affirmative vote of a majority of the voting power of the outstanding shares of capital stock of GFI entitled to vote generally in the election of directors, either present or represented by proxy at the Special Meeting. If your shares of GFI Common Stock are present at the Special Meeting but are not voted on the Adjournment Proposal, or if you have given a proxy and abstained on this proposal, as applicable, this will have the effect of a vote "AGAINST" the Adjournment Proposal. If you fail to submit a proxy or to attend the Special Meeting or if your shares of GFI Common Stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of GFI Common Stock, your shares of GFI Common Stock will not be voted, but this will not have an effect on a vote to approve the Adjournment Proposal.

        As of the Record Date, the directors and executive officers of GFI beneficially owned and were entitled to vote, in the aggregate, [            ] shares of GFI Common Stock, representing approximately [      ]% of the outstanding shares of GFI Common Stock as of the close of business on the Record Date. The directors and executive officers of GFI have informed GFI that they currently intend to vote all such shares of GFI Common Stock "FOR" the GFI Merger Proposal. In addition, the GFI Supporting Stockholders entered into the GFI Support Agreement, which is attached as Annex E to this proxy statement/prospectus. Pursuant to the GFI Support Agreement, the GFI Supporting Stockholders, beneficial owners of approximately 37.8% of the outstanding shares of GFI Common Stock as of September 30, 2014, agreed, among other things, to vote their respective shares of GFI Common Stock "FOR" the GFI Merger Proposal and against, among other things, any Takeover Proposal (as defined in the section entitled "The GFI Merger Agreement—No Solicitation or Negotiation of Takeover Proposals" beginning on page [    ] of this proxy statement/prospectus).

Recommendation of the Special Committee and the GFI Board; Reasons for the GFI Merger (Page [    ])

        The GFI Board formed the Special Committee, comprised of three independent directors (Marisa Cassoni, Frank Fanzilli, Jr. and Richard Magee), for the purpose of investigating, evaluating and negotiating any strategic alternatives, and, as appropriate, rejecting, or recommending to the GFI Board, the GFI Merger and the GFI Merger Agreement. On July 29, 2014, the Special Committee unanimously (i) determined that the GFI Merger Agreement and the GFI Merger are advisable, fair to and in the best interests of GFI and its stockholders, (ii) recommended that the GFI Board adopt and declare advisable the GFI Merger Agreement and the GFI Merger, (iii) directed that the GFI Merger Agreement be submitted to the GFI Board for its approval and recommendation to GFI Stockholders to adopt the GFI Merger Agreement and approve the GFI Merger and (iv) recommended that GFI Stockholders adopt the GFI Merger Agreement and approve the GFI Merger.

        After considering such recommendation, the GFI Board unanimously (other than the Recused Directors) (i) determined that the GFI Merger Agreement and the GFI Merger are advisable, fair to and in the best interests of GFI and its stockholders, (ii) approved, adopted and declared advisable the GFI Merger Agreement and the GFI Merger and (iii) resolved to recommend the adoption of the GFI Merger Agreement and the approval of the GFI Merger to GFI Stockholders at the Special Meeting. Accordingly, the GFI Board (other than the Recused Directors), acting upon the unanimous determination of the Special Committee, unanimously recommends that you vote "FOR" the GFI

Merger Proposal. The Recused Directors recused themselves from the vote of the GFI Board because of their interests in the GFI Merger and the related transactions. Thus, the members of the GFI Board casting votes to adopt the GFI Merger Agreement were also the members of the Special Committee.

        In evaluating the fairness and advisability of the GFI Merger Agreement, the Special Committee considered information with respect to GFI's financial condition, results of operations, businesses, competitive position and business strategy, on both a historical and prospective basis, as well as current industry, economic and market conditions and trends. The Special Committee considered the following factors, each of which the Special Committee believes supports its determination as to fairness:

  •
  the then-current and historical market prices of GFI Common Stock;

  •
  its view that the value of continuing as an independent public company would not be as valuable as the Merger Consideration being offered because of the potential risks and uncertainties associated with the future prospects of GFI;

  •
  the terms and conditions of the GFI Merger Agreement, described in the section entitled "The GFI Merger Agreement" beginning on page [    ] of this proxy statement/prospectus, which contains conditions to completion of the GFI Merger that the Special Committee, after consulting with its legal counsel, considered to be reasonable, customary and reasonably likely to be satisfied in a timely manner, which the Special Committee believed supported its determination as to fairness because it supported the Special Committee's view as to the certainty of closing the GFI Merger;

  •
  that the Special Committee consists solely of independent and disinterested directors;

  •
  the presentation by Greenhill & Co., LLC, which is referred to as Greenhill in this proxy statement/prospectus, to the Special Committee on July 29, 2014 and the oral opinion delivered by Greenhill to the Special Committee (which was subsequently confirmed in writing) that, as of such date and based upon and subject to the assumptions made, matters considered and limitations on the scope of review undertaken by Greenhill as set forth in its written opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of shares of GFI Common Stock (other than the holders of shares of GFI Common Stock that are beneficially owned by the GFI Supporting Stockholders and each other stockholder of JPI, which are collectively referred to as the JPI Holders in this proxy statement/prospectus), as more fully described in the section entitled "The GFI Merger—Opinion of Special Committee's Financial Advisor" beginning on page [    ] of this proxy statement/prospectus; and

  •
  the requirement that the GFI Merger Agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of GFI Common Stock that are held by GFI Disinterested Stockholders.

        In evaluating the fairness and advisability of the GFI Merger Agreement, the Special Committee also considered, among other factors, the following, each of which the Special Committee viewed as being generally negative or unfavorable:

  •
  the potential for disruptions to GFI's operations following the announcement of the GFI Merger, including potentially the loss of key employees, increasing the risk that GFI would be unable to continue to execute on its current business plans in the event the GFI Merger was not consummated;

  •
  the restrictions in the GFI Merger Agreement regarding GFI's ability to accept a Superior Proposal (as defined in the GFI Merger Agreement and described in the section entitled "The GFI Merger Agreement—No Solicitation or Negotiation of Takeover Proposals" beginning on page [    ] of this proxy statement/prospectus) received by GFI;

  •
  the risk that, while the GFI Merger is expected to be completed, there can be no assurance that all conditions to the parties' obligations to complete the GFI Merger will be satisfied;

  •
  the risks and costs to GFI if the GFI Merger does not close; and

  •
  the GFI Supporting Stockholders agreeing to vote their shares of GFI Common Stock against any alternative business combination transaction for a 12-month period after the date of termination of the GFI Merger Agreement, which is referred to as the Tail Period in this proxy statement/prospectus, pursuant to the GFI Support Agreement.

        The GFI Board consists of a majority of directors who have no direct or indirect interest in the GFI Merger different from the interests of GFI Stockholders generally. On July 29, 2014, the Special Committee, by unanimous vote, determined to recommend that the GFI Board adopt and approve the GFI Merger Agreement. At a meeting that immediately followed the Special Committee meeting, the GFI Board (other than the Recused Directors) approved the GFI Merger Agreement and determined to submit it to GFI Stockholders to vote upon its adoption and recommended GFI Stockholders to vote in favor of the GFI Merger Agreement. Thus, the members of the GFI Board casting votes to approve the GFI Merger Agreement were also the members of the Special Committee.

        In particular, the GFI Board considered and adopted:

  •
  the Special Committee's analysis, conclusions and unanimous determination that the GFI Merger Agreement and the GFI Merger are fair to, advisable and in the best interests of GFI Stockholders;

  •
  the Special Committee's unanimous recommendation that the GFI Board approve the GFI Merger Agreement, submit the GFI Merger Agreement to GFI Stockholders for approval and recommend that GFI Stockholders vote for the adoption of the GFI Merger Agreement and approval of the GFI Merger as contemplated by the GFI Merger Agreement; and

  •
  the same matters considered and adopted by the Special Committee.

Opinion of Special Committee's Financial Advisor (Page [    ])

        On July 29, 2014, at a meeting of the Special Committee, Greenhill delivered to the Special Committee its oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 29, 2014, that, as of such date and based upon the procedures followed and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Greenhill as set forth in its written opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of shares of GFI Common Stock (other than the JPI Holders).

        The full text of Greenhill's written opinion, dated July 29, 2014, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limits on the opinion and the review undertaken in connection with rendering the opinion, is attached as Annex F to this proxy statement/prospectus and is incorporated herein by reference. The opinion was addressed to the Special Committee and addresses only the fairness, from a financial point of view, of the Exchange Ratio to the holders of shares of GFI Common Stock (other than the JPI Holders). The opinion does not express a view as to any other aspect of the GFI Merger or the other transactions contemplated by the GFI Merger Agreement and does not constitute a recommendation to the Special Committee, the GFI Board or to any other person in respect of the GFI Merger, including as to how any holder of shares of GFI Common Stock should vote or act with respect to the approval of the GFI Merger or any other matter. The summary of Greenhill's opinion that is set forth below is qualified in its entirety by reference to the full text of the opinion. GFI Stockholders are urged to read the opinion in its entirety.

 Ownership of CME Following the GFI Merger (Page [    ])

        Based on the number of shares of GFI Common Stock outstanding and issuable pursuant to the vesting of RSUs prior to the date the GFI Merger is expected to be completed, CME expects to issue approximately 7.35 million shares of CME Class A Common Stock to GFI Stockholders pursuant to the GFI Merger and the JPI Merger and reserve for issuance approximately 7,000 additional shares of CME Class A Common Stock in connection with the conversion or settlement of outstanding Continuing Employee RSUs. The actual number of shares of CME Class A Common Stock to be issued and reserved for issuance pursuant to the GFI Merger will be determined at completion of the GFI Merger based on the Exchange Ratio and the number of shares of GFI Common Stock and Continuing Employee RSUs outstanding at that time. Based on the number of shares of GFI Common Stock outstanding and issuable pursuant to the vesting of RSUs prior to the date the GFI Merger is expected to be completed, and the number of shares of CME Class A Common Stock outstanding as of September 10, 2014, it is expected that, immediately after completion of the GFI Merger, former GFI Stockholders (including stockholders of JPI) will own approximately 2.15% of the outstanding shares of CME Class A Common Stock.

Certain Beneficial Owners of GFI Common Stock (Page [    ])

        As of the close of business on September 30, 2014, the directors and executive officers of GFI on such date were deemed to beneficially own an aggregate of 49,420,882 shares of GFI Common Stock, which represented approximately 38.8% of the shares of GFI Common Stock outstanding on that date.

Interests of GFI Directors and Executive Officers (Page [    ])

        The directors and executive officers of GFI have interests in the GFI Merger that are different from and in addition to those of GFI Stockholders generally. These interests include the treatment in the GFI Merger of RSUs, employment agreements, and other rights that may be held by directors and executive officers of GFI, and the indemnification of all past and present directors and officers of GFI by Merger Sub 2 as the surviving company in the GFI Subsequent Merger. In addition, Mr. Gooch and other directors and executive officers of GFI are stockholders of JPI, which will be subject to the JPI Merger immediately prior to, and conditioned upon, the GFI Merger, and, immediately after the JPI Merger and GFI Merger, IDB Buyer, an entity affiliated with Messrs. Gooch, Heffron and Brown, will purchase all of the issued and outstanding securities of the IDB Subsidiaries.

        In addition, the GFI Supporting Stockholders, including Messrs. Gooch, Heffron and Brown, directors and executive officers of GFI, entered into the GFI Support Agreement, which is attached as Annex E to this proxy statement/prospectus. Pursuant to the GFI Support Agreement, the GFI Supporting Stockholders, beneficial owners of approximately 37.8% of the outstanding shares of GFI Common Stock as of September 30, 2014, agreed, among other things, to vote their respective shares of GFI Common Stock "FOR" the GFI Merger Proposal and against, among other things, any Takeover Proposal. Additional details of the voting interests of GFI's directors and executive officers are described in the section entitled "Certain Beneficial Owners of GFI Common Stock—Security Ownership of Directors and Named Executive Officers and Certain Beneficial Owners" beginning on page [    ] of this proxy statement/prospectus.

        The Special Committee was aware of and considered these interests when it unanimously (i) determined that the GFI Merger Agreement and the GFI Merger are advisable, fair to, and in the best interests of GFI and its stockholders, (ii) approved the GFI Merger Agreement and the GFI Merger and recommended to the GFI Board that it adopt and declare advisable the GFI Merger Agreement and the GFI Merger and (iii) recommended that GFI Stockholders adopt the GFI Merger Agreement and approve the GFI Merger at the Special Meeting.

 Listing of CME Class A Common Stock and Delisting and Deregistration of GFI Common Stock (Page [    ])

        CME will apply for listing on NASDAQ, where shares of CME Class A Common Stock are currently traded, of the shares of CME Class A Common Stock to be issued in the GFI Merger. If the GFI Merger is completed, the shares of CME Class A Common Stock to be issued in the GFI Merger will be listed on NASDAQ, and shares of GFI Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, and GFI will no longer be required to file periodic reports with the SEC.

        Prior to the closing of the GFI Merger, GFI has agreed to use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable laws and rules and policies of the NYSE to enable such delisting and deregistration of GFI Common Stock under the Exchange Act on the closing date of the GFI Merger.

No Appraisal Rights (Page [    ])

        Holders of GFI Common Stock who dissent to the GFI Merger will not have rights to an appraisal of the fair value of their shares. Under the General Corporation Law of the State of Delaware, which is referred to as the DGCL in this proxy statement/prospectus, appraisal rights are not available for the shares of any class or series if the shares of the class or series are listed on a national securities exchange or held of record by more than 2,000 holders on the Record Date, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts or any combination of the foregoing. GFI Common Stock is listed on the NYSE as of the Record Date, and GFI Stockholders will receive shares of CME Class A Common Stock pursuant to the GFI Merger Agreement. Approval for the listing of the shares of CME Class A Common Stock on NASDAQ is a condition to completion of the GFI Merger.

Litigation Related to the GFI Merger (Page [    ])

        Following the announcement of the GFI Merger, nine putative class action complaints challenging the GFI Merger were filed on behalf of purported GFI Stockholders (one of which also purports to be brought derivatively on behalf of GFI), two in the Supreme Court of the State of New York, County of New York, six in the Court of Chancery of the State of Delaware and one in the United States District Court for the Southern District of New York. On October 6, 2014, a consolidation order was entered by Vice Chancellor Laster, consolidating the Delaware cases under the caption In re GFI Group Inc. Stockholder Litigation, Consolidated C.A. No. 10136-VCL.

        The complaints name as defendants various combinations of GFI, IDB Buyer, the members of the GFI Board, GFI's managing director Mr. Brown, CME, Merger Sub 1, Merger Sub 2, Cheetah Acquisition Corp., Cheetah Acquisition LLC, JPI, and New JPI. The complaints generally allege, among other things, that the members of the GFI Board breached their fiduciary duties to GFI Stockholders during merger negotiations by entering into the GFI Merger Agreement and approving the GFI Merger, and that GFI, CME, Merger Sub 1, Merger Sub 2, IDB Buyer, Cheetah Acquisition Corp., Cheetah Acquisition LLC, JPI, and New JPI aided and abetted such breaches of fiduciary duties.

        The defendants believe that the claims asserted against them are without merit and intend to defend the litigation vigorously.

 Conditions to Completion of the GFI Merger (Page [    ])

        As more fully described in this proxy statement/prospectus and in the GFI Merger Agreement, and subject to the terms and conditions described in the GFI Merger Agreement, each party's obligation to consummate the GFI Merger is subject to the satisfaction or waiver, to the extent applicable, of the following conditions:

  •
  the adoption of the GFI Merger Agreement by the affirmative vote of (i) at least 66 2/3% of the shares of GFI Common Stock cast at the Special Meeting, provided that such affirmative vote represents at least a majority of the outstanding shares of GFI Common Stock and (ii) the holders of a majority of the outstanding shares of GFI Common Stock that are held by GFI Disinterested Stockholders;

  •
  the shares of CME Class A Common Stock to be issued in the GFI Merger and such other shares to be reserved for issuance have been approved for listing on NASDAQ;

  •
  any applicable waiting period under the HSR Act has expired or been terminated, and no action has been instituted by the Antitrust Division of the U.S. Department of Justice or the Federal Trade Commission, which are referred to as the Antitrust Division and the FTC, respectively, in this proxy statement/prospectus, or under any foreign competition laws seeking to enjoin the GFI Merger or impose a Burdensome Condition (as defined under the section entitled "The GFI Merger Agreement—Consents and Approvals" beginning on page [    ] of this proxy statement/prospectus);

  •
  all approvals under foreign competition laws have been obtained, and all other regulatory approvals, notices and all related acknowledgements have been obtained or provided; and

  •
  each of the conditions to the closing of the JPI Merger and the IDB Transaction have been satisfied or waived.

        The obligations of CME, Merger Sub 1 and Merger Sub 2 to effect the GFI Merger also are subject to the satisfaction or waiver by CME at or prior to the closing date of the GFI Merger of certain conditions, including the following:

  •
  the accuracy of the representations and warranties of GFI in the manner described in the GFI Merger Agreement;

  •
  GFI's performance in all material respects of its obligations under the GFI Merger Agreement at or prior to the closing date of the GFI Merger;

  •
  the delivery to CME of a certificate signed by the chief executive officer or the chief financial officer of GFI certifying that the above conditions with respect to the accuracy of representations and warranties and performance of the obligations of GFI have been satisfied;

  •
  the receipt by CME of a tax opinion from Skadden, Arps, Slate, Meagher & Flom LLP, which is referred to as Skadden in this proxy statement/prospectus, dated as of the Effective Time, to the effect that the GFI Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of CME and GFI will be a party to such reorganization;

  •
  the completion of the GFI Pre-Closing Reorganization; and

  •
  immediately following the transactions contemplated by the GFI Merger Agreement, including an internal reorganization of GFI, the subsidiaries of GFI other than the IDB Subsidiaries, referred to collectively with GFI as the CME Retained Subsidiaries in this proxy statement/prospectus, will have working capital and available cash meeting certain minimum requirements, and CME has received a certificate of the chief financial officer of GFI to such effect.

        GFI's obligation to effect the GFI Merger is also subject to the satisfaction or waiver by GFI at or prior to the closing date of the GFI Merger of the following additional conditions:

  •
  the accuracy of the representations and warranties of CME, Merger Sub 1 and Merger Sub 2 in the manner described in the GFI Merger Agreement;

  •
  the satisfaction of the performance obligations of each of CME, Merger Sub 1 and Merger Sub 2 under the GFI Merger Agreement at or prior to the closing date of the GFI Merger;

  •
  GFI has received a certificate signed by the chief executive officer and the chief financial officer of CME certifying that the above conditions with respect to the accuracy of representations and warranties and the performance obligations of CME, Merger Sub 1 and Merger Sub 2 have been satisfied; and

  •
  the receipt by GFI of a tax opinion from White & Case LLP, which is referred to as White & Case in this proxy statement/prospectus, to the effect that the GFI Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of GFI and CME will be a party to such reorganization.

Directors and Management Following the GFI Merger (Page [    ])

        Neither the CME Board nor the executive officers of CME will change following the GFI Merger. Information about CME's directors and executive officers, including biographical information, executive compensation and relationships can be found in CME's proxy statement for the 2014 annual meeting of shareholders and Annual Report on Form 10-K for the fiscal year 2013, both of which have been filed by CME with the SEC and which are incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page [    ] of this proxy statement/prospectus.

Expected Timing of the GFI Merger (Page [    ])

        We anticipate completing the GFI Merger in early 2015 subject to approval of the GFI Merger Agreement by GFI Stockholders as specified herein and the satisfaction of other closing conditions set forth under the GFI Merger Agreement.

Regulatory Matters (Page [    ])

        GFI and CME have agreed to use their reasonable best efforts, subject to certain limitations, to obtain all regulatory approvals required to consummate the GFI Merger. These approvals include approvals under, or notices pursuant to, the HSR Act and certain foreign antitrust merger control laws. In using their reasonable best efforts to obtain the required regulatory approvals, GFI and CME must consult and cooperate with the other party in connection with resolving any objections as may be asserted by any governmental entity under any of the HSR Act, certain foreign competition laws and any other laws or orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, which are referred to, collectively, as the Antitrust Laws in this proxy statement/prospectus.

        However, under the terms of the GFI Merger Agreement, neither CME nor any subsidiary of CME will agree to or take any action, and none of GFI or any subsidiary of GFI will agree to or take any action without the prior written consent of CME, that would result in any Burdensome Condition. See the section entitled "The GFI Merger Agreement—Consents and Approvals" beginning on page [    ] of this proxy statement/prospectus.

        FTC staff has informally advised counsel to the parties to the GFI Merger that based on the structure and facts presented to staff, no filings will be required under the HSR Act in connection with the GFI Merger as a result of the activities of the parties involved and the structure of the transactions.

        At any time before or after the GFI Merger, the Antitrust Division, the FTC, a state attorney general, or a foreign competition authority could take action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the GFI Merger or seeking divestiture of substantial assets of CME or its subsidiaries, Merger Sub 1 or Merger Sub 2. Private parties may also bring legal actions under the Antitrust Laws under certain circumstances. There can be no assurance that a challenge to the GFI Merger on antitrust grounds will not be made or, if a challenge is made, of the result of such challenge.

GFI is Prohibited from Soliciting Other Offers (Page [    ])

        As more fully described in this proxy statement/prospectus and in the GFI Merger Agreement, and subject to the terms and conditions described in the GFI Merger Agreement, the GFI Merger Agreement provides that neither GFI nor any of its subsidiaries nor any of their respective representatives will, directly or indirectly:

  •
  initiate, solicit, knowingly facilitate or encourage any inquiry or the making of any Takeover Proposal;

  •
  adopt, or publicly propose to adopt, or allow GFI or any subsidiary of GFI to execute or enter into, any agreement, commitment, arrangement, undertaking, or understanding in connection with or relating to any Takeover Proposal (other than confidentiality agreements permitted under the GFI Merger Agreement); or

  •
  other than with CME, Merger Sub 1, Merger Sub 2 or their respective representatives or other than informing third parties of the existence of the non-solicitation provisions of the GFI Merger Agreement, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information or data in connection with or relating to, any Takeover Proposal.

Fiduciary Exception

        At any time prior to the approval of the GFI Merger Agreement by GFI Stockholders, if the GFI Board (upon recommendation of the Special Committee) has determined in good faith after consultation with outside legal counsel and its independent financial advisor that an unsolicited bona fide written Takeover Proposal received after the date of the GFI Merger Agreement either constitutes a Superior Proposal or could be reasonably likely to result in a Superior Proposal, then GFI may:

  •
  furnish information with respect to GFI or any of its subsidiaries to the person making such Takeover Proposal or its representatives pursuant to and in accordance with a confidentiality agreement containing provisions no less favorable in the aggregate to GFI than those contained in the confidentiality agreement between GFI and CME agreed to in connection with the GFI Merger Agreement, provided that such confidentiality agreement is provided to CME promptly after its execution and does not contain any provisions that would prevent GFI from complying with its obligation to provide disclosure to CME required pursuant to the GFI Merger Agreement and need not contain a standstill or similar provision that prohibits such person from making a Takeover Proposal, and provided further that a copy of all information provided to such person has been previously, or is substantially currently, provided to CME or its representatives; and

  •
  GFI may participate in any discussions or negotiations with any such person or its representatives regarding such Takeover Proposal.

 No Change in Recommendation (Page [    ])

        Subject to certain exceptions described in the section entitled "The GFI Merger Agreement—No Change in Recommendation" beginning on page [    ] of this proxy statement/prospectus, the GFI Board and each committee of the GFI Board (including the Special Committee) may not:

  •
  withdraw, modify or qualify in any manner adverse to CME or publicly propose or resolve to withhold, withdraw, qualify or modify, in a manner adverse to CME, its recommendation to GFI Stockholders that they vote in favor of the adoption of the GFI Merger Agreement;

  •
  take any public action or make any public statement in connection with the Special Meeting inconsistent with its recommendation to approve the GFI Merger; or

  •
  approve or recommend, or publicly propose to approve or recommend, any Takeover Proposal (it being understood that the GFI Board may issue a "stop, look and listen" communication to the holders of GFI Common Stock pursuant to Rule 14d-9(f) of the Exchange Act).

        Any of the foregoing actions is referred to as a Change in Recommendation in this proxy statement/prospectus.

Fiduciary Exception and Negotiation with CME

        At any time before the adoption of the GFI Merger Agreement, the GFI Board may, in response to a Superior Proposal or an Intervening Event (as defined under the section entitled "The GFI Merger Agreement—No Change in Recommendation" beginning on page [    ] of this proxy statement/prospectus), effect a Change in Recommendation under the following circumstances:

  •
  the GFI Board, upon the recommendation of the Special Committee, determines in good faith, after consultation with its outside legal counsel and its independent financial advisor, that the failure to take such action would reasonably be likely to be inconsistent with its fiduciary duties to GFI Stockholders under applicable law;

  •
  the GFI Board, upon the recommendation of the Special Committee, first provides prior written notice to CME that it is prepared to effect such a Change in Recommendation; and

  •
  in response to notice of such proposed Change in Recommendation, CME does not make, within four business days of receipt of such notice, a proposal that the GFI Board, upon the recommendation of the Special Committee, determines in good faith, after consultation with its outside legal counsel and its independent financial advisor, would cause the proposal previously constituting a Superior Proposal to no longer constitute a Superior Proposal, or which obviates the need for a Change in Recommendation as a result of the Intervening Event, as the case may be.

Stockholders Meeting and GFI Board Recommendation (Page [    ])

        Notwithstanding any Change in Recommendation, GFI is required to take all lawful action to convene and hold the Special Meeting to consider and vote upon the adoption of the GFI Merger Agreement not more than 45 days after the registration statement on Form S-4 filed by CME, of which this proxy statement/prospectus forms a part, is declared effective by the SEC. The GFI Board is required to recommend in this proxy statement/prospectus and at the Special Meeting that GFI Stockholders adopt the GFI Merger Agreement, and use its reasonable best efforts to obtain and solicit such adoption, subject to the fiduciary exceptions in the GFI Merger Agreement.

 Termination of the GFI Merger Agreement (Page [    ])

        As more fully described in this proxy statement/prospectus and in the GFI Merger Agreement, and subject to the terms and conditions described in the GFI Merger Agreement, the GFI Merger Agreement may be terminated and the GFI Merger may be abandoned at any time prior to the Effective Time:

  •
  by mutual written consent of CME and GFI;

  •
  by either CME or GFI if, provided in each case that the failure of such condition was not caused by or the result of the failure of the party terminating the GFI Merger Agreement to fulfill any obligation under the GFI Merger Agreement:

  •
  the GFI Merger is not consummated by March 15, 2015;

  •
  any law, temporary restraining order, preliminary or permanent injunction or other order issued by a governmental entity or self-regulatory organization that has the effect of making the GFI Merger illegal or otherwise prohibiting consummation of the GFI Merger, or seeking to impose a Burdensome Condition, is in effect and has become final and non-appealable, which is referred to as a Restraint Termination Event in this proxy statement/prospectus;

  •
  the approval of the GFI Merger by GFI Stockholders has not been obtained at the Special Meeting or any adjournments or postponements thereof; or

  •
  either the JPI Merger Agreement or the IDB Purchase Agreement is terminated in accordance with its terms.

  •
  by CME if:

  •
  GFI has breached or failed to perform any of its representations, warranties or covenants under the GFI Merger Agreement, and such breach or failure to perform is incapable of being cured by GFI prior to March 15, 2015, or is not cured by the earlier of (x) 30 days following written notice to GFI by CME of such breach or (y) March 15, 2015, and such breach or failure to perform would result in the failure of any condition precedent to the consummation of the GFI Merger Agreement to be satisfied (provided that CME, Merger Sub 1 or Merger Sub 2 is not then in breach of any representation, warranty, covenant or agreement contained in the GFI Merger Agreement that would result in the failure of any condition precedent to the consummation of the GFI Merger Agreement to be satisfied), which is referred to as a GFI Breach Termination Event in this proxy statement/prospectus;

  •
  GFI or any of its subsidiaries or any of their respective representatives have breached in any material respect any of their respective non-solicitation obligations under the GFI Merger Agreement; or

  •
  the GFI Board or the Special Committee effects a Change in Recommendation for the GFI Merger, fails to publicly reaffirm its recommendation for approval of the GFI Merger Agreement following the public disclosure or announcement of a Takeover Proposal and within five business days of a request by CME, or, in the case of a Takeover Proposal made by way of a tender offer or exchange offer, fails to recommend that GFI Stockholders reject such tender offer or exchange offer within ten business days (provided, however, that CME will not have the right to terminate the GFI Merger Agreement from and after receipt of the approval of the GFI Merger Agreement by GFI Stockholders).

  •
  by GFI if:

  •
  CME, Merger Sub 1 or Merger Sub 2 has breached or failed to perform any of its representations, warranties or covenants in the GFI Merger Agreement, which breach or failure to perform is incapable of being cured by CME, Merger Sub 1 or Merger Sub 2 prior to March 15, 2015, or is not cured by the earlier of (x) 30 days following written notice to CME, Merger Sub 1 or Merger Sub 2 by GFI of such breach or (y) March 15, 2015, and such breach or failure to perform would result in the failure of any condition precedent to the consummation of the GFI Merger Agreement to be satisfied; or

  •
  the aggregate number of shares of CME Class A Common Stock issuable in the transactions contemplated by the GFI Merger Agreement and the JPI Merger Agreement would exceed the Issuance Cap.

Termination Fees and Expenses (Page [    ])

        As more fully described in this proxy statement/prospectus and in the GFI Merger Agreement, and subject to the terms and conditions described in the GFI Merger Agreement, GFI will pay CME a termination fee of $20,143,121 (net of any expense reimbursement paid by GFI to CME up to $5,755,177 as described below) if:

  •
  either CME or GFI terminates the GFI Merger Agreement after the failure to obtain approval of the GFI Merger by GFI Stockholders at the Special Meeting or any adjournments or postponements thereof;

  •
  CME terminates the GFI Merger Agreement pursuant to a GFI Breach Termination Event;

  •
  CME terminates the GFI Merger Agreement pursuant to a breach by GFI of its non-solicitation obligations under the GFI Merger Agreement; or

  •
  CME terminates the GFI Merger Agreement upon the failure of the GFI Board to recommend approval of the GFI Merger Agreement or a Change in Recommendation as described above and in the GFI Merger Agreement, and, in each case as set forth above, within 12 months of such termination GFI consummates, or enters into a definitive agreement to consummate, a transaction contemplated by any Takeover Proposal, regardless of when made or thereafter consummated.

        If either CME or GFI terminates the GFI Merger Agreement after the failure to obtain the approval of the GFI Merger Proposal at the Special Meeting or any adjournments or postponements thereof, then GFI must reimburse CME for all of its reasonable and documented expenses up to a maximum amount of $5,755,177.

        If either CME or GFI terminates the GFI Merger Agreement upon (i) the failure to consummate the GFI Merger by March 15, 2015, (ii) a Restraint Termination Event or (iii) the termination of either the JPI Merger Agreement or the IDB Purchase Agreement in accordance with its terms, in each case, in connection with any failure to obtain any required regulatory approval, then GFI must reimburse CME for all of its reasonable expenses up to a maximum amount of $10,000,000.

United States Federal Income Tax Consequences of the GFI Merger (Page [    ])

        It is a condition to the GFI Merger that both CME and GFI receive opinions from their respective legal counsel to the effect that, for United States federal income tax purposes, the GFI Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Provided that the GFI Merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Code, a GFI Stockholder generally will not recognize gain or loss for United States federal income tax purposes as a result of such stockholder's shares of GFI Common Stock being exchanged in the GFI Merger for shares of CME Class A Common Stock, except with respect to the receipt of cash in lieu of a fractional share of CME Class A Common Stock.

        The discussion of the United States federal income tax consequences of the GFI Merger contained in this proxy statement/prospectus is intended to provide only a general summary and is not a complete analysis or description of all potential United States federal income tax consequences of the GFI Merger. The discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address the effects of any state, local, non-United States or non-income tax laws.

        GFI Stockholders are strongly urged to consult with their tax advisors regarding the tax consequences of the GFI Merger to them, including the effects of United States federal, state, local and non-United States tax laws.

        For a more complete description of the United States federal income tax consequences of the GFI Merger, see the section entitled "The GFI Merger—United States Federal Income Tax Consequences of the GFI Merger" beginning on page [    ] of this proxy statement/prospectus.

Accounting Treatment (Page [    ])

        CME will account for the GFI Merger as a purchase of the business, which requires the assets and liabilities of GFI to be measured and recorded at their fair value. The results of operations of GFI will be included in CME's Consolidated Statements of Income from and after the effective time that control of GFI transfers to CME, which will occur on the date of the GFI Merger. The purchase method of accounting is based on the Financial Accounting Standards Board's Accounting Standards Codification Topic 805, Business Combinations.

JPI Merger Agreement (Page [    ])

        On July 30, 2014, concurrently with the execution of the GFI Merger Agreement, CME, Cheetah Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of CME and which is referred to as Merger Sub 3 in this proxy statement/prospectus, Cheetah Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of CME and which is referred to as Merger Sub 4 in this proxy statement/prospectus, JPI, New JPI, and Messrs. Gooch, Heffron and Brown entered into the JPI Merger Agreement, which is attached as Annex D to this proxy statement/prospectus, pursuant to which Merger Sub 3 will merge with and into New JPI with New JPI continuing as the surviving corporation and which is referred to as the JPI Merger in this proxy statement/prospectus, and immediately thereafter New JPI as the surviving corporation will merge with and into Merger Sub 4, with Merger Sub 4 continuing as the surviving company and a wholly-owned subsidiary of CME and which is referred to as the JPI Subsequent Merger in this proxy statement/prospectus.

        At the effective time of the JPI Merger, each issued and outstanding share of New JPI Common Stock will be converted into and will thereafter represent the right to receive a fraction of a share of CME Class A Common Stock equal to a fraction, the numerator of which equals the aggregate number of shares of CME Class A Common Stock that would be payable with respect to the 46,464,240 shares of GFI Common Stock beneficially owned by New JPI as if such shares were converted into the merger consideration provided for in the GFI Merger Agreement and the denominator of which equals the maximum number of shares of New JPI Common Stock that could be issued and outstanding immediately prior to the effective time of the JPI Merger following the consummation of the reorganization of JPI.

 IDB Purchase Agreement (Page [    ])

        On July 30, 2014, IDB Buyer, an entity affiliated with Messrs. Gooch, Heffron and Brown, entered into the IDB Purchase Agreement, which is attached as Annex C to this proxy statement/prospectus, with Merger Sub 2, JPI (solely for purposes of Article IX therein), New JPI (solely for purposes of Article IX therein) and CME (solely for purposes of Article IX therein), pursuant to which IDB Buyer, a private consortium of GFI management, led by Mr. Gooch and certain other members of GFI management (including Mr. Heffron), will purchase from Merger Sub 2, and Merger Sub 2 will sell, transfer and assign to IDB Buyer, all of Merger Sub 2's right, title and interest in and to all of the issued and outstanding securities of the IDB Subsidiaries immediately after consummation of the JPI Merger and GFI Merger for consideration of $165,000,000 in cash and the assumption, at closing, of approximately $63,000,000 of unvested deferred compensation related to RSUs and other liabilities.

GFI Support Agreement (Page [    ])

        Concurrently with the execution of the GFI Merger Agreement, CME entered into the GFI Support Agreement, which is attached as Annex E to this proxy statement/prospectus, with the GFI Supporting Stockholders. The shares of GFI Common Stock subject to the GFI Support Agreement constituted approximately 37.8% of the total issued and outstanding shares of GFI Common Stock as of September 30, 2014. Under the GFI Support Agreement, the GFI Supporting Stockholders agreed, among other things, to vote or cause to be voted their shares in favor of adoption of the GFI Merger Agreement and the related transactions and any other action requested by CME in furtherance thereof. The GFI Support Agreement will terminate upon the earliest of (i) the effective date of the GFI Merger, (ii) termination by mutual written consent of the parties, (iii) certain Qualifying Termination of the GFI Merger Agreement (as defined under the section entitled "GFI Support Agreement—Termination" beginning on page [    ] of this proxy statement/prospectus) or (iv) the expiration of the Tail Period.

Commitment Letter (Page [    ])

        In connection with the IDB Purchase Agreement, GFI Holdco Inc., which is referred to as IDB Parent in this proxy statement/prospectus, a Delaware corporation and indirect parent of IDB Buyer, entered into a commitment letter, which is referred to as the Commitment Letter in this proxy statement/prospectus and attached as Annex D to this proxy statement/prospectus, with Jefferies Finance LLC, which is referred to as Jefferies in this proxy statement/prospectus. Pursuant to the Commitment Letter, Jefferies has committed, subject to customary conditions, to provide IDB Buyer with debt financing for the transactions contemplated by the IDB Purchase Agreement. The debt financing under the Commitment Letter is anticipated to consist of a senior secured term loan facility in an aggregate principal amount of up to $225,000,000.

Recent Developments (Page [    ])

        On September 9, 2014, BGC publicly announced a plan to commence a tender offer for 100% of the outstanding shares of GFI Common Stock at $5.25 per share in cash. On September 15, 2014, the GFI Board (with Mr. Gooch abstaining and Mr. Heffron not present), announced that, upon the unanimous recommendation of the Special Committee, it determined in good faith, after consultation with outside legal counsel and independent financial advisors, that the BGC Proposal could reasonably be expected to lead to a Superior Proposal. The GFI Board has not changed its unanimous recommendation that GFI Stockholders adopt the GFI Merger. As of October 16, 2014, BGC has not commenced a tender offer. It is not possible at this time to predict when or if the Special Committee and the GFI Board will make any further determination with respect to the BGC Proposal or whether BGC will actually commence a tender offer.

 Comparison of Rights of CME Stockholders and GFI Stockholders (Page [    ])

        The rights of GFI Stockholders are currently governed by the GFI Charter, the GFI Bylaws and the DGCL. Following the GFI Merger, GFI Stockholders will become stockholders of CME, which are referred to as CME Stockholders in this proxy statement/prospectus, and their rights will be governed by CME's fourth amended and restated certificate of incorporation and tenth amended and restated bylaws, which are referred to as the CME Charter and the CME Bylaws, respectively, in this proxy statement/prospectus, and by the DGCL. Your rights under the CME Charter and the CME Bylaws will differ in some respects from your rights under the GFI Charter and the GFI Bylaws.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CME

        The following table sets forth selected consolidated financial information for CME. CME derived the selected statement of operations data for the six months ended June 30, 2014 and June 30, 2013 and the selected balance sheet as of June 30, 2014 and June 30, 2013 from CME's unaudited consolidated financial statements. CME derived the selected statement of operations data for each of the years in the five year period ended December 31, 2013 and the selected balance sheet data as of December 31 for each of the five years in the period ended June 30, 2014 from CME's consolidated audited financial statements. The following information is only a summary and is not necessarily indicative of the results of future operations of CME or the combined company, and you should read the information together with CME's consolidated financial statements, the notes related thereto and management's related reports on CME's financial condition and performance, all of which are contained in CME's reports filed with the SEC and incorporated herein by reference. See "Where You Can Find More Information" beginning on page [    ].

	Unaudited as of and for the Six Months Ended June 30,		Years Ended or At December 31,
(in millions, except per share data)	2014	2013	2013	2012	2011	2010	2009
Income Statement Data:
Total revenues	$1,509.0	$1,534.7	$2,936.3	$2,914.6	$3,280.6	$3,003.7	$2,612.8
Operating income	866.5	913.3	1,637.0	1,692.0	2,021.1	1,831.1	1,589.1
Non-operating income (expense)	2.0	(18.2)	(36.0)	1.4	(84.6)	(109.2)	(151.6)
Income before income taxes	868.5	895.1	1,601.0	1,693.4	1,936.5	1,721.9	1,437.5
Net income attributable to CME	530.6	547.0	976.8	896.3	1,812.3	951.4	825.8
Earnings per common share attributable to CME:
Basic	1.59	1.65	2.94	2.71	5.45	2.87	2.49
Diluted	1.58	1.64	2.92	2.70	5.43	2.86	2.48
Cash dividends per share	0.94	0.90	4.40	3.70	1.12	0.92	0.92
Balance Sheet Data:
Total assets	51,611.3	46,882.7	54,277.8	38,863.2	40,758.7	35,046.1	35,651.0
Short-term debt	—	1,499.4	749.9	749.7	—	420.5	299.8
Long-term debt	2,107.5	1,358.2	2,107.2	2,106.8	2,106.8	2,104.8	2,014.7
CME Shareholders' equity	$21,465.4	$21,848.6	$21,154.8	$21,419.1	$21,552.0	$20,060.1	$19,301.0

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF GFI

        The following table presents selected historical consolidated financial data of GFI. The selected financial data of GFI for each of the years ended December 31, 2013, 2012 and 2011, and as of December 31, 2013 and 2012 are derived from GFI's audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference into this proxy statement/prospectus. The selected financial data of GFI for each of the years ended December 31, 2010 and 2009, and as of December 31, 2011, 2010 and 2009, have been derived from GFI's 2013 Form 10-K Item 6. Selected Financial Data, which is incorporated by reference into this proxy statement/prospectus.

        The selected financial data for GFI as of June 30, 2014, and for the six months ended June 30, 2014 and June 30, 2013 are primarily derived from GFI's unaudited condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the six months ended June 30, 2014, which is incorporated by reference into this proxy statement/prospectus. In addition, the unaudited selected financial data for GFI included below in Selected Statistical Data and Brokerage Revenues by Geographic Region was derived from Current Reports on Form 8-K filed in 2014 and which are incorporated by reference into this proxy statement/prospectus. The unaudited financial data presented have been prepared on a basis consistent with GFI's audited consolidated financial statements. In the opinion of GFI's management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

	Six Months ended June 30,		Year ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(In thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenues
Agency commissions	$231,107	$249,048	$461,691	$484,386	$561,026	$534,239	$481,326
Principal transactions	97,637	101,627	183,714	211,159	235,580	215,563	270,378

Total brokerage revenues	328,744	350,675	645,405	695,545	796,606	749,802	751,704
Clearing services revenues	62,766	77,503	139,136	118,011	112,735	41,878	—
Interest income from clearing services	1,100	1,168	2,193	1,964	2,300	671	—
Equity in net earnings of unconsolidated businesses	4,047	5,359	8,166	8,569	10,466	3,974	1,574
Software, analytics and market data	51,360	43,966	90,538	84,153	73,620	60,637	54,347
Other income, net	10,827	7,999	16,012	16,345	19,746	5,640	12,656

Total revenues	$458,844	$486,670	$901,450	$924,587	$1,015,473	$862,602	$820,281

	Six Months ended June 30,		Year ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(In thousands, except share and per share data)
Total interest and transaction-based expenses	$70,088	$86,721	$154,490	$137,542	$134,702	$67,558	$30,354

Revenues, net of interest and transaction-based expenses	388,756	399,949	746,960	787,045	880,771	795,044	789,927

Expenses
Compensation and employee benefits	267,700	271,628	516,222	546,501	627,368	558,248	583,315
Other expenses(1)	244,501	120,639	252,083	241,801	253,321	204,993	183,342

Total other expenses	$512,201	$392,267	$768,305	$788,302	$880,689	$763,241	$766,657

	Six Months ended June 30,		Year ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(In thousands, except share and per share data)
(Loss) income before (benefit from) provision for income taxes	(123,445)	7,682	(21,345)	(1,257)	82	31,803	23,270
(Benefit from) provision for income taxes	(30,183)	(4,140)	(2,273)	8,387	2,647	5,884	6,982

Net (loss) income before attribution to non-controlling stockholders	(93,262)	11,822	(19,072)	(9,644)	(2,565)	25,919	16,288
Less: Net income attributable to non-controlling interests	531	457	926	309	616	304	—

GFI's net (loss) income	$(93,793)	$11,365	$(19,998)	$(9,953)	$(3,181)	$25,615	$16,288

Earnings Per Share
Basic (loss) earnings per share available to common stockholders	$(0.76)	$0.10	$(0.17)	$(0.09)	$(0.03)	$0.21	$0.14

Diluted (loss) earnings per share available to common stockholders	$(0.76)	$0.09	$(0.17)	$(0.09)	$(0.03)	$0.20	$0.13

Weighted average number of shares outstanding
Basic	123,643,160	117,024,375	119,052,908	116,014,202	118,334,995	120,275,918	118,178,493
Diluted	123,643,160	126,080,497	119,052,908	116,014,202	118,334,995	125,522,128	121,576,767
Dividends declared per share of common stock	$0.10	$0.05	$0.15	$0.25	$0.20	$0.45	$0.20

(1)
Other expenses is Total other expenses excluding Compensation and employee benefits.

	Six Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(In thousands except headcount data)
Consolidated Statements of Financial Condition Data:
Cash and cash equivalents	$172,783	$179,123	$174,606	$227,441	$245,879	$313,875	$342,379
Total assets(1)	1,441,509	1,629,489	1,161,542	1,180,061	1,190,549	1,273,804	954,874
Total debt	250,000	250,000	250,000	250,000	250,000	192,446	173,688
Total stockholders' equity	310,538	426,707	407,276	425,082	447,212	494,111	487,502
Selected Statistical Data:
Brokerage personnel headcount(2)	1,057	1,162	1,121	1,188	1,271	1,161	1,082
Employee headcount	2,062	2,053	2,087	2,062	2,176	1,990	1,768
Broker productivity for the period(3)	$305	$301	$560	$562	$647	$669	$705
Brokerage Revenues by Geographic Region:
Americas	$116,590	$141,483	$260,503	$274,498	$311,519	$293,344	$325,359
Europe, Middle East & Africa	175,887	169,254	314,417	345,069	392,895	379,660	364,752
Asia	36,267	39,938	70,485	75,978	92,192	76,798	61,593

Total	$328,744	$350,675	$645,405	$695,545	$796,606	$749,802	$751,704

(1)
Total assets included receivables from brokers, dealers and clearing organizations of $295.7 million, $252.7 million, $251.8 million, $270.7 million, and $98.8 million at December 31, 2013, 2012, 2011, 2010 and 2009, respectively, and $666.7 million and $722.3 million at June 30, 2014 and 2013, respectively. These receivables primarily represent securities transactions entered into in connection with GFI's matched principal business, which have not settled as of the respective reporting dates, as well as balances with clearing organizations. These receivables are substantially offset by the corresponding payables to brokers, dealers and clearing organizations, and to clearing customers, for these unsettled transactions.

(2)
Brokerage personnel headcount includes brokers, trainees and clerks. As of June 30, 2014, we employed 900 brokers and 157 trainees and clerks.

(3)
We are presenting broker productivity to show the average amount of revenue generated per broker. Broker productivity is calculated by dividing brokerage revenues by average brokerage personnel headcount for the period.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

        The following summary unaudited pro forma condensed combined financial data give effect to the anticipated GFI Merger under the purchase method of accounting. For purposes of preparing the unaudited pro forma condensed combined financial data, the GFI Merger is assumed to have occurred as of or at the beginning of the period presented for the income statement data and as of the end of the period for the balance sheet data.

        The summary unaudited pro forma condensed combined financial data are presented for illustrative purposes only and should not be read for any other purpose. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that CME will experience after the GFI Merger. The summary unaudited pro forma condensed combined financial data have been derived from and should be read in conjunction with the historical consolidated financial statements of CME and GFI incorporated by reference in this proxy statement/prospectus. See the sections entitled "Where You Can Find More Information" beginning on page [    ] of this proxy statement/prospectus.

				Equivalent Basis Unaudited Pro Forma Combined(1)
	Historical
			Unaudited Pro Forma Combined
	CME	GFI
Basic Earnings Per Share Attributable To Common Stockholders(2)(3)
Six Months Ended June 30, 2014	$1.59	$(0.76)	$1.27	$0.07
Year Ended December 31, 2013	$2.94	$(0.17)	$2.80	$0.16
Diluted Earnings Per Share Attributable To Common Stockholders(2)(3)
Six Months Ended June 30, 2014	$1.58	$(0.76)	$1.26	$0.07
Year Ended December 31, 2013	$2.92	$(0.17)	$2.78	$0.16
Cash Dividends Declared Per Share(4)
Six Months Ended June 30, 2014	$0.94	$0.10	$1.04	$0.06
Year Ended December 31, 2013	$4.40	$0.15	$4.55	$0.26
Book Value Per Share Attributable To Common Stockholders(5)(6)
As of June 30, 2014	$64.22	$2.46	$64.58	$3.65
As of December 31, 2013	$63.37	$3.30	$63.78	$3.60

(1)
The per share amounts are calculated by multiplying the unaudited pro forma combined per share amounts by an exchange ratio of 0.0565 shares of CME Class A Common Stock for each share of GFI Common Stock. The actual exchange ratio at the closing of the GFI Merger will be determined based on the average of the closing sale prices of CME Class A Common Stock, as reported on NASDAQ, for the ten trading days ending upon and including the trading day immediately before the closing date of the GFI Merger. The exchange ratio used to calculate pro forma amounts is based on a GFI Merger closing date of October 13, 2014.

(2)
The pro forma amounts include (a) a net income adjustment of $4 million to reflect the after-tax impact of amortization expense for an estimated $220 million of definite-life intangible assets calculated using the straight-line method over a weighted average estimated life of 14 years and (b) the issuance of 7 million incremental shares, representing the number of shares that would have been issued in respect of the issued and outstanding shares of GFI Common Stock outstanding as of June 30, 2014, as part of the per share merger consideration.

(3)
The pro forma amounts include (a) a net income adjustment of $8 million to reflect the after-tax impact of amortization expense for an estimated $220 million of definite-life intangible assets calculated using the straight-line method over an average estimated life of 14 years and (b) the issuance of 7 million incremental shares, representing the number of shares that would have been issued in respect of the issued and outstanding shares of GFI Common Stock outstanding as of December 31, 2013, as part of the per share merger consideration.

(4)
Pro forma combined cash dividends declared per share are the same as the historical amount of cash dividends declared per share. Under CME's current dividend policy, current year dividends are a function of the prior year's cash earnings, calculated as net income plus depreciation and amortization expense (excluding amortization of landlord-funded amounts), plus tax-effected stock-based compensation, plus tax-effected amortization of purchased intangibles, less capital expenditures excluding landlord-funded amounts. CME may also pay an annual variable cash dividend which is determined by the end of each year. The level of the variable cash dividend will increase or decrease from year to year based on operating results, potential merger and acquisition activity, and other forms of capital return including regular dividends and share buybacks during the year. The decision to pay a dividend, however, remains at the discretion of the CME Board.

(5)
Book value per share represents the total stockholders' equity as of December 31, 2013 or June 30, 2014 divided by the number of shares outstanding as of December 31, 2013 (treasury netted) and June 30, 2014 (treasury netted), respectively.

(6)
Pro forma amounts include an adjustment to reflect the stock issued as part of the transaction. The amount of stock to be issued was estimated using outstanding shares of GFI Common Stock of 127 million at July 31, 2014, an exchange ratio of 0.0565 shares of CME Class A Common Stock for each share of GFI Common Stock and CME's closing stock price of $81.605 on October 10, 2014.

 COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

        Shares of CME Class A Common Stock are listed and traded on NASDAQ under the symbol "CME." The following table sets forth, for the calendar quarters indicated, the high and low sales closing prices per share of CME Class A Common Stock, as reported on NASDAQ, as adjusted for all stock splits or stock dividends. In addition, the table also sets forth the quarterly cash dividends per share declared by CME with respect to its Class A Common Stock.

        GFI Common Stock has been listed on the NYSE under the symbol "GFIG" since October 5, 2010. Prior to that date, GFI Common Stock was listed on NASDAQ since January 26, 2005. Prior to that time, there was no public market for GFI Common Stock. Set forth below, for the periods indicated, is the low and high sales prices per share of GFI Common Stock as reported on the NYSE, as well as the dividends per share of GFI Common Stock. Pursuant to the terms of the GFI Merger Agreement, GFI is not permitted, subject to certain exceptions, to pay any dividends from the date of the GFI Merger Agreement to the Effective Time.

	CME			GFI
	High	Low	Dividends Declared	High	Low	Dividends Declared
For the quarterly period ended:
2012
March 31, 2012	$59.73	$45.20	$1.05	$4.93	$3.64	$0.05
June 30, 2012	$58.24	$50.70	$0.45	$3.79	$2.20	$0.05
September 30, 2012	$59.35	$49.83	$0.45	$3.60	$2.69	$0.05
December 31, 2012	$57.89	$50.12	$1.75	$3.40	$2.38	$0.10
2013
March 31, 2013	$63.14	$51.34	$0.45	$3.71	$3.07	$0.00
June 30, 2013	$77.28	$58.53	$0.45	$4.44	$3.25	$0.05
September 30, 2013	$77.61	$70.47	$0.45	$4.58	$3.78	$0.05
December 31, 2013	$84.64	$72.04	$3.05	$4.00	$3.16	$0.05
2014
March 31, 2014	$79.20	$72.34	$0.47	$4.19	$3.52	$0.05
June 30, 2014	$72.66	$66.95	$0.47	$4.00	$3.23	$0.05
September 30, 2014	$82.96	$70.13	$0.47	$6.18	$2.98	$0.00
Through October 15, 2014	$81.60	$79.01	$0.00	$5.41	$5.23	$0.00

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This registration statement on Form S-4, of which this proxy statement/prospectus forms a part, and the documents to which GFI and CME refer you to in this registration statement, of which this proxy statement/prospectus forms a part, including financial estimates and statements as to the expected timing, completion and effects of the proposed merger between CME and GFI, as well as oral statements made or to be made by GFI and CME, include information constituting "forward-looking statements" within the meaning of, and subject to the safe harbor created by, the Private Securities Litigation Reform Act of 1995. These estimates and statements are subject to risks and uncertainties, and actual results might differ materially. Such estimates and statements include, but are not limited to, statements about the benefits of the GFI Merger, including future financial and operating results, the combined company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the management of GFI and CME and are subject to significant risks and uncertainties outside of their control.

        Statements included in or incorporated by reference into this registration statement, of which this proxy statement/prospectus forms a part, that are not historical facts, including statements about the beliefs and expectations of the managements of GFI and CME, are forward-looking statements. Words such as "believes," "anticipates," "estimates," "expects," "intends," "aims," "potential," "will," "would," "could," "considered," "likely," "estimate" and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. While GFI and CME believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the control of CME and GFI. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur. Actual results may differ materially from the current expectations of GFI and CME depending upon a number of factors affecting their businesses and risks associated with the successful execution of the GFI Merger and the integration and performance of their businesses following the GFI Merger. These factors include, but are not limited to, risks and uncertainties detailed in CME's and GFI's periodic public filings with the SEC, including those discussed in the sections entitled "Risk Factors" in CME's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and the information discussed in the sections entitled "Risk Factors" in GFI's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including the section entitled "Risk Factors" and GFI's Quarterly Report on Form 10-Q for the period ended June 30, 2014, factors contained or incorporated by reference into such documents and in subsequent filings by CME and GFI with the SEC, and the following factors:

  •
  the occurrence of any event, change or other circumstances that could give rise to the termination of the GFI Merger Agreement;

  •
  the risk that GFI Stockholders may not adopt the GFI Merger Agreement;

  •
  the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated;

  •
  risks that any of the closing conditions to the GFI Merger may not be satisfied in a timely manner;

  •
  risks related to the outcome of any legal proceedings that may be instituted against GFI, CME or others following announcement of the GFI Merger and the related transactions;

  •
  failure to realize the benefits expected from the GFI Merger; and

  •
  risks related to the effect of the announcement of the GFI Merger on the ability of GFI to retain customers and retain and hire key personnel, including highly qualified brokerage personnel, and maintain relationships with its suppliers, and on its operating results and businesses generally.

        Consequently, all of the forward-looking statements GFI or CME make in this document are qualified by the information contained or incorporated by reference into this proxy statement/prospectus, including, but not limited to, (i) the information contained under this heading and (ii) the information discussed in the sections entitled "Risk Factors" in CME's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in GFI's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and GFI's Quarterly Report on Form 10-Q for the period ended June 30, 2014. See the section entitled "Where You Can Find More Information" beginning on page [    ] of this proxy statement/prospectus.

        Neither CME nor GFI is under any obligation, and each expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. Persons reading this announcement are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

RECENT DEVELOPMENTS

        On September 8, 2014, Shaun D. Lynn, President of BGC, sent a letter to the GFI Board notifying the GFI Board of BGC's plan to commence a tender offer for 100% of the outstanding GFI Common Stock at $5.25 per share in cash. The text of the letter, which is referred to as the September 8, 2014 Letter in this proxy statement/prospectus, was as follows:

September 8, 2014

Mr. Michael Gooch
Ms. Marisa Cassoni
Mr. Frank Fanzilli, Jr.
Mr. Colin Heffron
Mr. Richard Magee

c/o Christopher D'Antuono, General Counsel and Corporate Secretary
GFI Group Inc.
55 Water Street
New York, New York 10041

To the Board of Directors of GFI Group Inc. ("GFI"):

As you know, BGC Partners, Inc. ("BGC") has over the course of several years repeatedly expressed an interest in acquiring GFI, and on July 29, 2014 delivered a letter to Messrs. Michael Gooch and Colin Heffron detailing its interest in acquiring 100% of GFI. We had expected to engage in a discussion, and therefore we were surprised to read the press release announcing your agreement with CME Group Inc. ("CME"). Your agreement provides for a two-step transaction in which CME will acquire all of the outstanding shares of GFI in exchange for $4.55 per share in CME Group Class A Common Stock, and immediately sell GFI's wholesale brokerage and clearing businesses (including net cash, cash equivalents and clearing deposits of $191 million) to a private consortium of GFI's management, including Messrs. Gooch and Heffron, for $165 million in cash and the assumption, at closing, of certain unvested deferred compensation and other liabilities.

BGC owns approximately 13.5% of GFI's common stock. We believe that GFI's customers and brokers would benefit from GFI being part of a larger, better capitalized and more diversified company. We are confident that a combination of GFI and BGC will produce increased productivity per broker, meaningful synergies and significant cost savings. We therefore continue to seek a negotiated merger with GFI that would provide superior value to your shareholders, and we are prepared to begin such negotiations immediately. However, given your lack of response to our offers, and our belief that the pending transaction deprives GFI shareholders of the opportunity to realize appropriate value, particularly given the significant discount agreed to with respect to the purchase of the brokerage and clearing business, we intend to make an offer directly to the GFI shareholders.

Our plan is to commence a cash tender offer to purchase 100% of the outstanding shares of common stock of GFI at $5.25 per share in cash, representing a premium of (i) more than 68% to the price of GFI's common stock on July 29, 2014, the day before announcement of the transaction with CME, and (ii) more than 15% to the price offered by CME. Our tender offer will be conditioned on the tender of a sufficient number of shares of common stock of GFI such that, when added with the GFI common stock that we own, we would own a majority of the outstanding GFI common stock, on a fully diluted basis. The tender offer will not be subject to any financing contingency. Nor will the offer be subject to the negotiation or execution of any merger agreement or other agreement with GFI or CME.

This all-cash offer will provide the GFI shareholders with immediate, certain and compelling value, without material contingencies.

We believe that there should not be any obstacles to completing our tender offer expeditiously. Our antitrust advisors at Wachtell, Lipton, Rosen & Katz have conducted an analysis of the competitive landscape and, based on their extensive experience and knowledge of the industry, have independently determined that there are no material regulatory obstacles to completing the transaction.

Without material contingencies and at a significant all-cash premium to the pending transaction, we believe that our offer constitutes a superior proposal to the pending transaction, and that your shareholders will find our offer extremely compelling.

By approving the merger agreement with CME, you, GFI's board of directors, have determined to sell the company for $4.55 per share. Therefore, any action that you take, or allow the company or its management to take, to impair the ability of your shareholders to accept our $5.25 per share offer (such as the adoption of a poison pill), or that would negatively affect the value of the company (including actions outside of the ordinary course of business or inconsistent with past practice), either prior to, or after we commence our offer would be a clear breach of the board's fiduciary duties. We will consider any and all options available to us to halt, block or otherwise limit any such inappropriate actions. Our proposal is clearly superior to the existing transaction involving CME and GFI's management, a transaction that we believe reflects deep conflicts of interest.

We are prepared to make the offer to the GFI shareholders, but we continue to be willing to negotiate directly with GFI, Messrs. Gooch and Heffron and CME regarding a consensual transaction among the parties. We are open to discussing and addressing social issues such as senior management team composition and other concerns that you may have. We are available to commence such discussions immediately and hope that you accept our invitation to do so.

Sincerely,

Shaun D. Lynn
 President
BGC Partners, Inc.
499 Park Avenue
New York, NY 10022

        The text of the letter, dated as of July 29, 2014, as referenced in the September 8, 2014 Letter, was as follows:

July 29, 2014

Michael Gooch
 Executive Chairman

and

Colin Heffron
 Chief Executive Officer
GFI Group Inc.
55 Water Street
New York, New York 10041

Dear Mickey and Colin:

I have always had tremendous respect for you both, your company and the success of your business. It is this respect that leads us to propose discussions concerning our interest in acquiring GFI Group, Inc. ("GFI") by means of an acquisition of all or substantially all of GFI's assets or an acquisition of 100% of GFI's outstanding shares (the "Transaction").

We believe that GFI and BGC Partners, Inc. ("BGC") are an excellent fit together, and that the combination of our businesses is compelling from both an operating synergy and growth perspective. The combined company would offer a larger platform from which we can together grow our wholesale brokerage and electronic trading businesses, and our experience and strong track record of success with electronic trading and financial services technology provides a compelling rationale for a Transaction.

Based on publicly available information and our knowledge of GFI, we are confident we can offer a price per share substantially in excess of GFI's current trading price, in cash, stock or some combination thereof.

Because we believe we can offer a price per share at a substantial premium to current trading prices, representing an immediate, certain and compelling value to GFI's shareholders, we hope you will share our proposal with your Board of Directors and meet with us to discuss a possible acquisition of GFI by BGC in more detail. If you would like, we would welcome the opportunity to discuss a potential Transaction with you prior to or contemporaneously with your discussions regarding this letter with your Board of Directors. (We would also be willing to discuss an acquisition involving solely the stock or assets of Trayport.)

It is our preference to work together with you both and the GFI Board of Directors to reach a mutually agreeable Transaction. We strongly prefer to conduct our negotiations with you privately and in an expeditious manner. We ask that BGC's interest in GFI and the existence and contents of this letter be kept confidential and not disclosed without our prior written consent.

I hope that each of you and the GFI Board of Directors will recognize the outstanding opportunity presented by an acquisition of GFI by BGC. We look forward to discussing a possible transaction with you.

Sincerely,
/s/ SHAUN D. LYNN Shaun D. Lynn President BGC Partners, Inc. slynn@bgcpartners.com +44 207 894 8727

        On September 9, 2014, BGC publicly announced the BGC Proposal. The BGC Proposal contemplates a tender offer that if BGC commenced would involve an offer to GFI Stockholders of $5.25 in cash for each share of GFI Common Stock.

        On September 11, 2014, the Special Committee met with representatives of White & Case and Greenhill to review the BGC Proposal. At the meeting, the members of the Special Committee, in consultation with representatives of White & Case and Greenhill, reviewed the BGC Proposal to assess how best to continue maximizing value for GFI Stockholders and comply with the Special Committee's and GFI's obligations under the GFI Merger Agreement. The Special Committee unanimously determined that the BGC Proposal could reasonably be expected to lead to a Superior Proposal. Following the meeting of the Special Committee, the GFI Board met (with Mr. Gooch abstaining and Mr. Heffron not present), and upon the unanimous recommendation of the Special Committee, determined in good faith, after consultation with outside legal counsel and independent financial advisors, that the BGC Proposal could reasonably be expected to lead to a Superior Proposal. The GFI Board was required to make this determination because, under the terms of the GFI Merger Agreement, the GFI Board must first determine in good faith that the BGC Proposal could reasonably be expected to lead to a Superior Proposal before GFI is permitted to participate in any discussions or negotiations with BGC or its representatives regarding the BGC Proposal or, subject to the execution of a confidentiality agreement, furnish information regarding GFI or any of its subsidiaries to BGC or its representatives. On September 15, 2014, GFI issued a press release indicating the same.

        Following the announcement of the BGC Proposal, representatives of IDB Buyer approached the Special Committee to request that it waive any potential conflicts associated with Jefferies (GFI's financial advisor) assisting IDB Buyer in evaluating its options in response to the BGC Proposal. After consulting with representatives of White & Case and Greenhill, at a meeting held on September 17, 2014, the Special Committee agreed to waive any potential conflicts associated with Jefferies assisting IDB Buyer in such respect because it believed such assistance would be in the best interests of GFI Stockholders.

        Since September 15, 2014, the Special Committee and representatives of White & Case have been negotiating with BGC and its legal advisor, Wachtell, Lipton, Rosen & Katz, which is referred to as Wachtell in this proxy statement/prospectus, the terms of a confidentiality agreement with BGC, which is a prerequisite under the GFI Merger Agreement to furnishing GFI information to BGC. BGC has not executed any such confidentiality agreement.

        On September 26, 2014, representatives of BGC, Wachtell and Cantor Fitzgerald L.P., BGC's financial advisor, met by teleconference with representatives of White & Case and Greenhill to discuss the BGC Proposal.

        The timing of any actions and determinations by the Special Committee and the GFI Board with respect to the BGC Proposal, and the factors that the Special Committee and the GFI Board will consider and the procedures they will follow when taking such actions or making such determinations will be determined by the Special Committee and the GFI Board in accordance with their fiduciary and legal duties and are not possible to predict.

        The GFI Board has not changed its unanimous recommendation of the GFI Merger.    As more fully described in "The GFI Merger Agreement—No Change in Recommendation" beginning on page [    ] of this proxy statement/prospectus, in response to the BGC Proposal, after following the procedures set forth in the GFI Merger Agreement, the GFI Board may effect a Change in Recommendation if it determines in good faith (after consultation with its outside legal counsel and its independent financial advisors) that the BGC Proposal is or could reasonably be expected to lead to a Superior Proposal and that the failure to effect such Change in Recommendation would reasonably be likely to be inconsistent with its fiduciary duties to GFI Stockholders under applicable law. Notwithstanding any Change in Recommendation, GFI is required to take all lawful action to convene and hold the Special Meeting to allow GFI Stockholders to consider and vote upon the adoption of the GFI Merger Agreement not more than 45 days after the registration statement on Form S-4 filed by CME, of which this proxy statement/prospectus forms a part, is declared effective by the SEC. In the event of a Change in Recommendation, CME would have the right to terminate the GFI Merger Agreement. See "The GFI Merger Agreement—Termination of the GFI Merger Agreement" beginning on page [    ] of this proxy statement/prospectus. Upon a termination of the GFI Merger Agreement by CME in the foregoing circumstances (among others) and if within 12 months of such termination GFI consummates, or enters into a definitive agreement to consummate, a transaction contemplated by any Takeover Proposal, regardless of when made or thereafter consummated, GFI would be required to pay a $20,143,121 (net of any expense reimbursement paid by GFI to CME up to $5,755,177 as described below) termination fee to CME. If either CME or GFI terminates the GFI Merger Agreement after the failure to obtain the approval of the GFI Merger Proposal at the Special Meeting or any adjournments or postponements thereof, then GFI must reimburse CME for all of its reasonable and documented expenses up to a maximum amount of $5,755,177. See "The GFI Merger Agreement—Termination of the GFI Merger Agreement" beginning on page [    ] of this proxy statement/prospectus.

        As of October 16, 2014, BGC has not commenced a tender offer. GFI intends to amend or supplement this proxy statement/prospectus to disclose material developments, if any, with respect to the BGC Proposal in accordance with applicable law and the GFI Merger Agreement. It is not possible at this time to predict when or if the Special Committee and the GFI Board will make any further determination with respect to the BGC Proposal or whether BGC will actually commence a tender offer.

        GFI Stockholders are not being asked to vote on or take any action with respect to the BGC Proposal at the Special Meeting.

RISK FACTORS

        In addition to the other information contained or incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements" beginning on page [    ] of this proxy statement/prospectus, GFI Stockholders should carefully consider the following risk factors in determining whether to vote for the adoption of the GFI Merger Agreement. You should also read and consider the risk factors associated with each of the businesses of GFI and CME because these risk factors may affect the operations and financial results of the combined company. These risk factors may be found under Part I, Item 1A, "Risk Factors" in GFI's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Report on Form 10-Q for the period ended June 30, 2014, and in CME's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, all of which are on file with the SEC and incorporated by reference into this proxy statement/prospectus.

 Risk Factors Relating to the GFI Merger

Because the market price of CME Class A Common Stock has fluctuated and will continue to fluctuate, GFI Stockholders cannot be sure at the time they vote on the GFI Merger of the actual number of shares of CME Class A Common Stock they will receive.

        Upon completion of the GFI Merger, each share of GFI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of GFI Common Stock owned by CME or GFI or any of their respective wholly-owned subsidiaries) will be converted into the right to receive the Merger Consideration, consisting of shares of CME Class A Common Stock equal to the Exchange Ratio. The Exchange Ratio is a fraction, the numerator of which equals $4.55 and the denominator of which equals the Average Closing CME Stock Price. Accordingly, the actual number of shares of CME Class A Common Stock delivered to GFI Stockholders will depend on the Average Closing CME Stock Price. However, in no event will the aggregate number of shares of CME Class A Common Stock issuable in the transactions contemplated by the GFI Merger Agreement and the JPI Merger Agreement exceed the Issuance Cap, in which case the GFI Merger Agreement may be terminated by GFI. Based on the number of shares of CME Class A Common Stock outstanding on July 29, 2014, the per share price of CME Class A Common Stock would have to fall below $8.72 for the Issuance Cap to impact the number of shares of CME Class A Common Stock issuable in the transactions contemplated by the GFI Merger Agreement and the JPI Merger Agreement. The closing price per share of CME Class A Common Stock on October 15, 2014 was $79.31. While the Exchange Ratio governing the exchange of GFI Common Stock for CME Class A Common Stock will be adjusted under certain circumstances, it will not be adjusted to reflect changes in the per share price of CME Class A Common Stock following the Effective Time.

        The closing price per share of CME Class A Common Stock as of July 29, 2014, the last trading date before the public announcement of the GFI Merger Agreement, was $75.50, and the closing price per share has fluctuated as high as $83.66 and as low as $72.25 between that date and October 15, 2014. Accordingly, at the time of the Special Meeting, the actual number of shares of CME Class A Common Stock that GFI Stockholders would receive upon completion of the GFI Merger will not be known. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in CME's businesses, operations and prospects, market assessments of the likelihood that the GFI Merger will be completed, the timing of the GFI Merger and regulatory considerations. Many of these factors are beyond CME's control.

Sales of shares of CME Class A Common Stock before and after the completion of the GFI Merger may cause the market price of CME Class A Common Stock to fall.

        Based on the number of shares of GFI Common Stock outstanding and issuable pursuant to the vesting of RSUs prior to the date the GFI Merger is expected to be completed, CME expects to issue approximately 7.35 million shares of CME Class A Common Stock to GFI Stockholders pursuant to the GFI Merger and the JPI Merger and reserve for issuance approximately 7,000 additional shares of CME Class A Common Stock in connection with the conversion or settlement of outstanding Continuing Employee RSUs. The actual number of shares of CME Class A Common Stock to be issued and reserved for issuance pursuant to the GFI Merger will be determined at completion of the GFI Merger based on the Exchange Ratio and the number of shares of GFI Common Stock and Continuing Employee RSUs outstanding at that time. The issuance of these new shares of CME Class A Common Stock could have the effect of depressing the market price for CME Class A Common Stock, through dilution of earnings per share or otherwise.

        In addition, many GFI Stockholders may decide not to hold the shares of CME Class A Common Stock they will receive in the GFI Merger. Other GFI Stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of CME Class A Common Stock that they receive in the GFI Merger. Such sales of CME Class A Common Stock could have the effect of depressing the market price for CME Class A Common Stock and may take place promptly following the GFI Merger. In addition, future events and conditions could increase the dilution that is currently projected, including adverse changes in market conditions, additional transaction and integration related costs and other factors such as the failure to realize some or all of the benefits anticipated in the GFI Merger. Any dilution of, or delay of any accretion to, CME's earnings per share could cause the price of shares of CME Class A Common Stock to decline or grow at a reduced rate.

If the GFI Merger does not qualify as a reorganization under Section 368(a) of the Code, GFI Stockholders may be required to pay substantial U.S. federal income taxes.

        As a condition to the completion of the GFI Merger, each of Skadden, tax counsel to CME, and White & Case, tax counsel to GFI, will have delivered an opinion, dated as of the closing date of the GFI Merger, that the GFI Merger will be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code and that each of GFI and CME will be a party to the reorganization within the meaning of Section 368(b) of the Code. These opinions will be based on certain assumptions and representations as to factual matters from GFI and CME, as well as certain covenants and undertakings made by GFI and CME to each other. If any of the assumptions, representations, covenants or undertakings is incorrect, incomplete, inaccurate or is violated, the validity of the conclusions reached by Skadden or White & Case in their respective opinions could be jeopardized. Additionally, an opinion of counsel represents such counsel's legal judgment but is not binding on the Internal Revenue Service, which is referred to as the IRS in this proxy statement/prospectus, or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinions or that a court will not sustain such a challenge. If the IRS or a court determines that the GFI Merger should not be treated as a "reorganization," a holder of GFI Common Stock could recognize taxable gain upon the exchange of GFI Common Stock for CME Class A Common Stock pursuant to the GFI Merger. See the section entitled "The GFI Merger—United States Federal Income Tax Consequences of the GFI Merger" beginning on page [    ] of this proxy statement/prospectus.

Completion of the GFI Merger is subject to conditions and if these conditions are not satisfied or waived, the GFI Merger will not be completed.

        The obligations of CME and GFI to complete the GFI Merger are subject to satisfaction or waiver of a number of conditions. The obligations of CME and GFI are each subject to, among other conditions: (i) obtaining the approval of the GFI Merger Agreement by GFI Stockholders, including the affirmative vote of the holders of a majority of the outstanding shares of GFI Common Stock that are held by GFI Disinterested Stockholders, (ii) approval for the listing on NASDAQ of the shares of CME Class A Common Stock to be issued in the GFI Merger, (iii) expiration or termination of any applicable waiting period under the HSR Act and any other waiting periods under certain specified foreign competition laws, receipt of other specified regulatory approvals and the provision of regulatory notices to certain third parties, (iv) absence of any law or order that is in effect and restrains, enjoins or otherwise prohibits the GFI Merger, (v) the effectiveness of this proxy statement/prospectus as declared by the SEC, (vi) the completion of the GFI Pre-Closing Reorganization, and the satisfaction or waiver of the conditions to the closing of the JPI Merger Agreement and the IDB Purchase Agreement, (vii) the accuracy of the representations and warranties made by CME and GFI, respectively, and compliance by CME and GFI with their respective obligations under the GFI Merger Agreement and (viii) the subsidiaries of GFI retained by CME after the IDB Transaction having a specified amount of working capital and available cash on hand following the consummation of the GFI Merger. The obligations of CME and GFI are also subject to receipt of a tax opinion from Skadden and White & Case, respectively, dated as of the closing date of the GFI Merger, to the effect that the GFI Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the GFI Merger, see the section entitled "The GFI Merger Agreement—Conditions to Completion of the GFI Merger" beginning on page [    ] of this proxy statement/prospectus. The satisfaction of all of the required conditions could delay the completion of the GFI Merger for a significant period of time or prevent it from occurring. Any delay in completing the GFI Merger could cause CME not to realize some or all of the benefits that CME expects to achieve if the GFI Merger is successfully completed within its expected time frame. Further, there can be no assurance that the conditions to the closing of the GFI Merger will be satisfied or waived or that the GFI Merger will be completed. See the risk factor entitled "—Failure to complete the GFI Merger could negatively impact the stock price and the future business and financial results of CME and GFI" beginning on page [    ] of this proxy statement/prospectus.

The requisite stockholder votes required to approve the GFI Merger may not be obtained.

        The completion of the GFI Merger is subject to a number of conditions, including the approval of the GFI Merger by the affirmative vote of the holders of a majority of the outstanding shares of GFI Common Stock that are held by GFI Disinterested Stockholders. As such, even if the holders of at least 66 2/3% of the shares of GFI Common Stock cast at the Special Meeting vote to adopt the GFI Merger Agreement (provided that such affirmative vote represents at least a majority of the outstanding shares of GFI Common Stock), the GFI Merger will not be consummated if the holders of a majority of the outstanding shares of GFI Common Stock that are held by GFI Disinterested Stockholders do not approve the GFI Merger Agreement.

Pending or potential future litigation challenging the GFI Merger may prevent the GFI Merger from being completed within the anticipated timeframe.

        GFI, the individual members of the GFI Board, CME, Merger Sub 1 and Merger Sub 2 have been named as defendants in purported class action lawsuits filed on behalf of public stockholders challenging the GFI Merger and seeking, among other things, to enjoin the defendants from consummating the GFI Merger on the agreed upon terms. If a plaintiff in these or any other litigation that may be filed in the future is successful in obtaining an injunction prohibiting the parties from completing the GFI Merger on the terms contemplated by the GFI Merger Agreement, the injunction may prevent the completion of the GFI Merger in the expected timeframe or altogether. While GFI and CME believe that these lawsuits are without merit and will not succeed, the pending litigations create additional uncertainty relating to the consummation of the GFI Merger. Regardless of whether any claims are successful, such litigation is often expensive and diverts management's attention and resources.

In order to complete the GFI Merger, CME and GFI must make certain governmental filings and obtain certain governmental approvals, and if such filings and approvals are not made or granted or are granted with conditions, completion of the GFI Merger may be jeopardized or the anticipated benefits of the GFI Merger could be reduced.

        Although CME and GFI have agreed in the GFI Merger Agreement to use their reasonable best efforts, subject to certain limitations, to make certain governmental filings and obtain the required governmental approvals or termination of relevant waiting periods, as the case may be, there can be no assurance that the relevant waiting periods will expire, the relevant filings will be made, or the relevant approvals will be obtained, in which case the GFI Merger may not be completed. In addition, the governmental authorities with or from which these approvals are required have broad discretion in administering the governing regulations. As a condition to authorization of the GFI Merger, these governmental authorities may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of CME's business after completion of the GFI Merger. Under the terms of the GFI Merger Agreement, subject to certain exceptions, CME and its subsidiaries are not required to accept certain conditions and take certain actions imposed by governmental authorities that would apply to, or affect, the businesses, assets or properties of it, its subsidiaries or GFI and its subsidiaries, as described in the section entitled "The GFI Merger—Regulatory Matters" beginning on page [    ] of this proxy statement/prospectus. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying or preventing completion of the GFI Merger or imposing additional material costs on or materially limiting the revenues of CME following the GFI Merger, or otherwise adversely affecting, including to a material extent, CME's businesses and results of operations after completion of the GFI Merger. In addition, we can provide no assurance that these conditions, terms, obligations or restrictions will not result in the delay or abandonment of the GFI Merger. See the sections entitled "The GFI Merger Agreement—Conditions to Completion of the GFI Merger" and "The GFI Merger—Regulatory Matters" beginning on pages [    ] and [    ], respectively, of this proxy statement/prospectus.

Certain GFI directors and executive officers have interests in the GFI Merger and the related transactions that are different from, or in addition to, their interests as GFI Stockholders.

        The GFI Board and the CME Board approved the GFI Merger Agreement and the GFI Board recommended that GFI Stockholders vote to adopt the GFI Merger Agreement. The GFI Board's approval of the GFI Merger Agreement was based in part on the recommendation of the Special Committee, consisting of all the independent directors of GFI. In considering these facts and other information in this proxy statement/prospectus, you should be aware that directors and executive officers of GFI have interests that are different from and in addition to the interests of GFI Stockholders generally. Each of the GFI Board and the Special Committee was aware of these interests at the time it approved the GFI Merger. These interests may cause certain directors and executive officers of GFI to view the GFI Merger Proposal differently and more favorably than you may view it. These interests include the sale of the IDB Business to a private consortium of GFI management, led by Mr. Gooch and certain other members of GFI management (including Mr. Heffron), the treatment in the GFI Merger Agreement of RSUs and employment agreements held by directors and executive officers of GFI and the indemnification of former GFI directors and officers by CME. See the section entitled "The GFI Merger—Interests of GFI Directors and Executive Officers in the GFI Merger" beginning on page [    ] of this proxy statement/prospectus for a more detailed description of these interests.

The GFI Merger Agreement limits GFI's ability to pursue alternatives to the GFI Merger and may discourage other companies from trying to acquire GFI for greater consideration than what CME has agreed to pay.

        The GFI Merger Agreement and the GFI Support Agreement contain provisions that make it more difficult for GFI to sell its business to a person other than to CME. These provisions include a general prohibition on GFI soliciting any acquisition proposal or offer for a competing transaction, GFI's obligation to submit the proposal to approve the GFI Merger Agreement to its stockholders even if the GFI Board has withdrawn, modified or qualified its recommendation and the GFI Supporting Stockholders' obligation under the GFI Support Agreement to vote their shares of GFI Common Stock against any alternative business combination transaction during the Tail Period.

        Notwithstanding these restrictions, at any time prior to the adoption of the GFI Merger Agreement by GFI Stockholders, the GFI Board may, in response to a Superior Proposal or an Intervening Event, make a Change in Recommendation if it determines in good faith, after consultation with outside counsel and its independent financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties to GFI Stockholders under applicable law. Notwithstanding such Change in Recommendation by the GFI Board regarding the proposal to adopt the GFI Merger Agreement, the GFI Merger Agreement must be submitted at the Special Meeting for the purpose of obtaining the approval of GFI Stockholders unless the GFI Merger Agreement is first terminated in accordance with its terms, including by CME if there is a Change in Recommendation. In addition, under specified circumstances, GFI may be required to pay a termination fee of $20,143,121 (net of any expense reimbursement paid by GFI to CME up to $5,755,177 as described below) and may be required to reimburse CME up to $5,755,177 for failure to obtain the approval of the GFI Merger Proposal or $10 million in expenses in certain instances if the GFI Merger is not consummated. See the sections entitled "The GFI Merger Agreement—No Change in Recommendation," "The GFI Merger Agreement—No Solicitation or Negotiation of Takeover Proposals" and "The GFI Merger Agreement—Termination of the GFI Merger Agreement" beginning on pages [    ], [    ] and [    ], respectively, of this proxy statement/prospectus.

        These provisions might discourage a third party that has an interest in acquiring all or a significant part of GFI from considering or proposing an acquisition, even if that party were prepared to pay consideration with a higher per share cash or market value than that market value proposed to be received or realized in the GFI Merger Agreement, or might result in a potential competing acquiror proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

Failure to complete the GFI Merger could negatively impact the stock price and the future business and financial results of GFI.

        If the GFI Merger is not completed for any reason, including as a result of GFI Stockholders failing to adopt the GFI Merger Agreement, the ongoing businesses of GFI may be adversely affected and, without realizing any of the benefits of having completed the GFI Merger, GFI would be subject to a number of risks, including the following:

  •
  GFI may experience negative reactions from the financial markets, including negative impacts on their respective stock prices;

  •
  GFI may experience negative reactions from their respective customers, regulators and employees; and

  •
  GFI will be required to pay certain costs relating to the GFI Merger, whether or not the GFI Merger is completed.

        In addition to the above risks, GFI may be required, under certain circumstances, to pay to CME a termination fee or reimburse certain of its expenses, which may materially adversely affect GFI's financial results. Further, GFI could be subject to litigation related to any failure to complete the GFI Merger or related to any enforcement proceeding commenced against GFI to perform their respective obligations under the GFI Merger Agreement. If the GFI Merger is not completed, these risks may materialize and may adversely affect GFI's businesses, financial condition, financial results and stock prices.

The shares of CME Class A Common Stock to be received by GFI Stockholders as a result of the GFI Merger will have rights different from the shares of GFI Common Stock.

        Upon completion of the GFI Merger, GFI Stockholders will no longer be GFI Stockholders, but will instead become CME Stockholders, and their rights as stockholders will be governed by the terms of the CME Charter and the CME Bylaws. The terms of the CME Charter and the CME Bylaws are in some respects different than the terms of the GFI Charter and the GFI Bylaws, which currently govern the rights of GFI Stockholders. See the section entitled "Comparison of Stockholders' Rights" beginning on page [    ] of this proxy statement/prospectus for a discussion of the different rights associated with CME Class A Common Stock.

The fairness opinion obtained by the Special Committee from its financial advisor will not reflect changes in circumstances between signing the GFI Merger Agreement and completion of the GFI Merger.

        The opinion of Greenhill, the Special Committee's financial advisor, is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Developments after the date of Greenhill's opinion may affect the opinion, and Greenhill does not have any obligation to update, revise or reaffirm its opinion. Greenhill has not provided an opinion as to the fairness of the Exchange Ratio as of any date other than the date of its opinion. For a description of Greenhill's opinion, see the section entitled "The GFI Merger—Opinion of Special Committee's Financial Advisor" beginning on page [    ] of this proxy statement/prospectus. For a description of factors considered by the GFI Board in determining to approve the GFI Merger, see the section entitled "The GFI Merger—Recommendation of the Special Committee and the GFI Board; Reasons for the GFI Merger" beginning on page [    ] of this proxy statement/prospectus.

Although CME expects that the GFI Merger will result in cost savings, synergies and other benefits to CME, CME may not realize those benefits because of difficulties related to integration, the realization of synergies, and other challenges.

        CME and GFI have operated and, until completion of the GFI Merger, will continue to operate, independently, and there can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, the following issues, among others, must be addressed in integrating the operations of GFI and CME in order to realize the anticipated benefits of the GFI Merger so CME performs as expected following the GFI Merger:

  •
  combining the companies' operations and corporate functions;

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  integrating the companies' technologies;

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  integrating and unifying the product offerings and services available to customers;

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  identifying and eliminating redundant and underperforming functions and assets;

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  harmonizing the companies' operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes; and

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  maintaining existing agreements with customers, distributors, providers and vendors and avoiding delays in entering into new agreements with prospective customers, distributors, providers and vendors.

Risk Factors Relating to CME Following the GFI Merger

CME Class A Common Stock may be affected by factors different from those affecting the price of GFI Common Stock.

        Upon completion of the GFI Merger, holders of GFI Common Stock will become holders of CME Class A Common Stock. Certain factors may affect CME's business, results of operations and the price of CME Class A Common Stock that might not similarly affect GFI's business, results of operations and the price of GFI Common Stock. You should read and consider the other risk factors specific to CME's businesses that will also affect CME after the completion of the GFI Merger, described in Part I, Item 1A of CME's Annual Report on Form 10-K for the fiscal year 2013, and other documents that have been filed by CME with the SEC and which are incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page [    ].

Other Risk Factors

        GFI's and CME's businesses are and will be subject to the risks described above. In addition, GFI and CME are, and will continue to be, subject to the risks described in GFI's and CME's respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2013, as amended and as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page [    ] of this proxy statement/prospectus.

INFORMATION ABOUT THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

        This proxy statement/prospectus is being furnished to GFI Stockholders as part of the solicitation of proxies by the GFI Board for use at the Special Meeting to be held on [    ], 2014, at [        ] Eastern Standard Time, at [        ], or at any postponement or adjournment thereof.

        At the Special Meeting, GFI Stockholders will be asked to consider and vote upon (i) a proposal to adopt the GFI Merger Agreement, (ii) a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for GFI's named executive officers in connection with the GFI Merger and (iii) adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the GFI Merger Agreement.

        GFI Stockholders must adopt the GFI Merger Agreement in order for the GFI Merger to occur. If GFI Stockholders fail to adopt the GFI Merger Agreement, the GFI Merger will not occur. A copy of the GFI Merger Agreement is attached as Annex A to this proxy statement/prospectus, and you are encouraged to read the GFI Merger Agreement carefully and in its entirety.

Record Date and Quorum

        GFI has set the close of business on [      ], 2014 as the Record Date, and only holders of record of GFI Common Stock on the Record Date are entitled to vote at the Special Meeting. You are entitled to receive notice of, and to vote at, the Special Meeting if you owned shares of GFI Common Stock as of the close of business on the Record Date. On the Record Date, there were [                ] shares of GFI Common Stock outstanding and entitled to vote.

        You will have one vote on all matters properly coming before the Special Meeting for each share of GFI Common Stock that you owned on the Record Date. You may vote all shares owned by you as of the Record Date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in "street name."

        The presence, in person or represented by proxy, of holders of a majority of the voting power of the outstanding shares of capital stock of GFI entitled to vote generally in the election of directors constitutes a quorum for the purposes of the Special Meeting. Abstentions are considered for purposes of establishing a quorum. A quorum is necessary to transact business at the Special Meeting. Once a share of GFI Common Stock is represented at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting and any adjournment of the Special Meeting.

        The GFI Bylaws provide that the chairman of the meeting or a majority of the voting power of the outstanding shares of GFI capital stock entitled to vote generally in the election of GFI directors, either present or represented by proxy at the Special Meeting, may adjourn the meeting from time to time, whether or not there is such a quorum.

Attendance

        Only GFI Stockholders of record as of the close of business on the Record Date, their duly authorized proxy holders, beneficial owners with proof of ownership and guests of GFI may attend the Special Meeting. If your shares of GFI Common Stock are held through a bank, brokerage firm or other nominee, please bring proof of your beneficial ownership of such shares to the Special Meeting. Acceptable proof could include an account statement showing that you owned shares of GFI Common Stock on the Record Date. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the Special Meeting.

 Vote Required

        The adoption of the GFI Merger Agreement requires the affirmative vote of (i) at least 66 2/3% of the shares of GFI Common Stock cast at the Special Meeting, provided that such affirmative vote represents at least a majority of the outstanding shares of GFI Common Stock and (ii) the holders of a majority of the outstanding shares of GFI Common Stock that are held by GFI Disinterested Stockholders. For the GFI Merger Proposal, you may vote "FOR," "AGAINST" or "ABSTAIN." Votes to abstain will not be counted as votes cast in favor of the GFI Merger Proposal, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the Special Meeting or if you vote to abstain, it will have the same effect as a vote "AGAINST" the GFI Merger Proposal.

        If your shares of GFI Common Stock are registered directly in your name with the transfer agent of GFI, Broadridge Corporate Issuer Solutions, Inc., you are considered, with respect to those shares of GFI Common Stock, the stockholder of record. If you are a stockholder of record, this proxy statement/prospectus and the enclosed proxy card have been sent directly to you by GFI.

        If your shares of GFI Common Stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of GFI Common Stock held in "street name." In that case, this proxy statement/prospectus has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of GFI Common Stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

        Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in "street name" for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters such as the adoption of the GFI Merger Agreement, the approval of the "Golden Parachute" Compensation Proposal and approval of the Adjournment Proposal. As a result, absent specific instructions from the beneficial owner of such shares of GFI Common Stock, banks, brokerage firms and other nominees are not empowered to vote those shares of GFI Common Stock on non-routine matters.

        The "Golden Parachute" Compensation Proposal requires the affirmative vote of the holders of a majority of the shares of GFI Common Stock either present or represented by proxy and entitled to vote at the Special Meeting. For purposes of the proposal, if your shares of GFI Common Stock are present at the Special Meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, as applicable, this will have the effect of a vote "AGAINST" the "Golden Parachute" Compensation Proposal. If you fail to submit a proxy or to attend the Special Meeting or if your shares of GFI Common Stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of GFI Common Stock, your shares of GFI Common Stock will not be voted, but this will not have an effect on the vote to approve, on an advisory (non-binding) basis, the "Golden Parachute" Compensation Proposal.

        If the chairman of the Special Meeting does not adjourn the Special Meeting, the Adjournment Proposal requires the affirmative vote of a majority of the voting power of the outstanding shares of capital stock of GFI entitled to vote generally in the election of directors, either present or represented by proxy at the Special Meeting. For purposes of the Adjournment Proposal, if your shares of GFI Common Stock are present at the Special Meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, as applicable, this will have the effect of a vote "AGAINST" the Adjournment Proposal. If you fail to submit a proxy or to attend the Special Meeting or if your shares of GFI Common Stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of GFI

Common Stock, your shares of GFI Common Stock will not be voted, but this will not have an effect on a vote to approve the Adjournment Proposal.

Voting by Directors and Executive Officers of GFI

        As of the Record Date, the directors and executive officers of GFI beneficially owned and were entitled to vote, in the aggregate, [            ] shares of GFI Common Stock, representing approximately [        ]% of the outstanding shares of GFI Common Stock. The directors and executive officers of GFI have informed GFI that they currently intend to vote all such shares of GFI Common Stock "FOR" the GFI Merger Proposal, "FOR" the "Golden Parachute" Compensation Proposal and "FOR" the Adjournment Proposal. In addition, the GFI Supporting Stockholders, beneficial owners of approximately 37.8% of the outstanding shares of GFI Common Stock as of September 30, 2014, including Messrs. Gooch, Heffron and Brown, each a director and/or executive officer of GFI, entered into the GFI Support Agreement, which is attached as Annex E to this proxy statement/prospectus. Pursuant to the GFI Support Agreement, the GFI Supporting Stockholders agreed, among other things, to vote their respective shares of GFI Common Stock "FOR" the GFI Merger Proposal and against, among other things, any Takeover Proposal.

Proxies and Revocations

        If you are a stockholder of record, you may have your shares of GFI Common Stock voted on matters presented at the Special Meeting in any of the following ways:

  •
  by telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Proxies delivered over the Internet or by telephone must be submitted by [                  ], 2014. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

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  by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

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  in person—you may attend the Special Meeting and cast your vote there.

        If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of GFI Common Stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the Special Meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the Special Meeting.

        Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with the Office of the Corporate Secretary of GFI by the time the Special Meeting begins. Please do not send in your share certificates with your proxy card. When the GFI Merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the Merger Consideration in exchange for your share certificates.

        If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of GFI Common Stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of GFI Common Stock should be voted "FOR" or

"AGAINST" or to "ABSTAIN" from voting on all, some or none of the specific items of business to come before the Special Meeting.

        If you properly sign your proxy card but do not mark the boxes showing how your shares of GFI Common Stock should be voted on a matter, the shares of GFI Common Stock represented by your properly signed proxy will be voted "FOR" the GFI Merger Proposal, "FOR" the "Golden Parachute" Compensation Proposal and "FOR" the Adjournment Proposal.

        You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by attending the Special Meeting and voting in person, or by giving written notice of revocation to GFI prior to the time the Special Meeting begins. Written notice of revocation should be mailed to: Investor Relations, GFI Group Inc., 55 Water Street, New York, NY 10041.

        If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, GFI's proxy solicitor, by calling toll-free at (800) 322-2885.

        IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF GFI COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE, OR FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR INTERNET. GFI STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

 Adjournments and Postponements

        Although it is not currently expected, the Special Meeting may be adjourned on one or more occasions for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the GFI Merger Agreement or if a quorum is not present at the Special Meeting. An adjournment may be made by the chairman of the meeting or by the affirmative vote of a majority of the voting power of the outstanding shares of capital stock of GFI entitled to vote generally in the election of directors, either present or represented by proxy and entitled to vote at the Special Meeting. Any adjournment of the Special Meeting for the purpose of soliciting additional proxies will allow GFI Stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned.

Anticipated Date of Completion of the GFI Merger

        Subject to the satisfaction or waiver of the closing conditions described under the section entitled "The GFI Merger Agreement—Conditions to Completion of the GFI Merger" beginning on page [    ] of this proxy statement/prospectus, including the adoption of the GFI Merger Agreement by GFI Stockholders at the Special Meeting, GFI and CME expect that the GFI Merger will be completed in early 2015. However, it is possible that factors outside the control of both companies could result in the GFI Merger being completed at a different time or not at all.

Solicitation of Proxies; Payment of Solicitation Expenses

        GFI has engaged MacKenzie Partners to assist in the solicitation of proxies for the Special Meeting. GFI estimates that it will pay MacKenzie Partners a fee of approximately $15,000. GFI has agreed to reimburse MacKenzie Partners for certain out-of-pocket fees and expenses and also will indemnify MacKenzie Partners against certain losses, claims, damages, liabilities or expenses. GFI also may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of GFI Common Stock. GFI's directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

        If you have additional questions about the GFI Merger, need assistance in submitting your proxy or voting your shares of GFI Common Stock or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact MacKenzie Partners, GFI's proxy solicitor, by calling toll-free at (800) 322-2885.

 THE COMPANIES

GFI Group Inc.

        GFI, a Delaware corporation, is a leading intermediary and provider of trading technologies and support services to the global over-the-counter and listed markets. GFI was founded in 1987 and was incorporated under the laws of the State of Delaware in 2001 to be a holding company for its subsidiaries. GFI provides brokerage and trade execution services, clearing services, market data and trading platform and other software products to institutional customers in markets for a range of fixed income, financial, equity and commodity instruments. GFI provides execution services for its institutional wholesale customers by either matching their trading needs with counterparties having reciprocal interests or directing their orders to an exchange or other trading venue.

        GFI Common Stock is listed on the NYSE under the symbol "GFIG." GFI's principal executive offices are located at 55 Water Street, New York, New York 10041, its telephone number is (212)-968-4100 and its website is www.gfigroup.com.

        For more information about GFI, please visit the Internet website of GFI at www.gfigroup.com. The Internet website address of GFI is provided as an inactive textual reference only. The information contained on GFI's Internet website is not incorporated into, and does not form a part of, this proxy statement/prospectus or any other report or document on file with or furnished to the SEC. Additional information about GFI is included in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find More Information" beginning on page [    ] of this proxy statement/prospectus.

CME Group Inc.

        CME, through its futures exchanges and clearing houses, serves the risk management and investment needs of customers around the globe.

        CME offers the widest range of global benchmark products across all major asset classes, based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, weather and real estate. CME's products include both exchange-traded and over-the-counter derivatives. CME brings buyers and sellers together through its CME Globex electronic trading platform across the globe and its open outcry trading facilities in Chicago and New York City, and provides hosting, connectivity and customer support for electronic trading through its co-location services. CME Direct technology offers side-by-side trading of exchange-listed and over-the-counter markets. CME also provides clearing and settlement services for exchange-traded contracts, as well as for cleared over-the-counter derivatives transactions, and provides regulatory reporting solutions for market participants through its global repository services in the United States and the United Kingdom. CME offers a wide range of market data services—including live quotes, delayed quotes, market reports and a comprehensive historical data service—and continues to expand into the index services business.

        CME's Class A Common Stock is traded on NASDAQ under the symbol "CME." CME's principal executive offices are located at 20 South Wacker Drive, Chicago, Illinois 60606, its telephone number is 312-930-1000 and its website is www.cmegroup.com.

Commodore Acquisition Corp.

        Commodore Acquisition Corp., referred to as Merger Sub 1 in this proxy statement/prospectus, a Delaware corporation and a wholly-owned subsidiary of CME, was formed solely for the purpose of facilitating the GFI Merger. Merger Sub 1 has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the GFI Merger Agreement. By operation of the GFI Merger, Merger

Sub 1 will be merged with and into GFI, with GFI continuing as the surviving corporation in the GFI Merger and a wholly-owned subsidiary of CME.

Commodore Acquisition LLC

        Commodore Acquisition LLC, referred to as Merger Sub 2 in this proxy statement/prospectus, a Delaware limited liability company and a wholly-owned subsidiary of CME, was formed solely for the purpose of facilitating the GFI Merger. Merger Sub 2 has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the GFI Merger Agreement. By operation of the GFI Merger, GFI as the surviving corporation will be merged with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving company in the GFI Subsequent Merger and a wholly-owned subsidiary of CME.

THE GFI MERGER

        This section describes the GFI Merger. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the GFI Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the GFI Merger that is important to you. You are encouraged to read the GFI Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about GFI or CME. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings GFI and CME respectively make with the SEC, as described in the section entitled "Where You Can Find More Information" beginning on page [    ] of this proxy statement/prospectus.

 Background of the GFI Merger

        As an inter-dealer broker, GFI is subject to global economic factors which could reduce trading values and harm GFI's business and profitability. GFI acquired its technology assets, Trayport Ltd. and FENICS Ltd., which are referred to as Trayport and FENICS, respectively, in this proxy statement/prospectus, in order to diversify its business, to increase overall market efficiency and to build additional value for GFI's customers and stockholders. GFI acquired 90% of the outstanding stock of FENICS in 2001, with the balance being acquired in 2005 and 2014, and acquired Trayport in 2008. All references in this proxy statement/prospectus to "Trayport" refer to the business of developing, marketing and licensing to customers a suite of electronic trading, information sharing, straight-through processing, clearing links and post-trade services for commodities, principally in the energy market, in each case as conducted by GFI and its subsidiaries immediately prior to the date of the GFI Merger Agreement (subject to any changes permitted or required in accordance with the GFI Merger Agreement); all references in this proxy statement/prospectus to "FENICS" refer to the business of developing, marketing and licensing to customers a suite of software that facilitates pricing, analytics, risk management, connectivity and straight-through processing and lifecycle management of foreign exchange options, as well as the sale or license of FENICS and IDB Business market data, in each case as conducted by GFI and its subsidiaries immediately prior to the date of the Merger Agreement (subject to any changes permitted or required in accordance with the GFI Merger Agreement).

        Historically, GFI's overall revenue declined significantly during periods of low trading volume in the financial markets in which GFI offers its services, impacting GFI's financial results. GFI's recent financial results indicate that GFI's brokerage business has been adversely impacted by a number of cyclical and structural issues, including low volatility across asset classes, low interest rates, higher capital requirements and ongoing regulatory changes. As a result, GFI's brokerage revenues and its stock price have been steadily declining. In addition, in recent years, GFI's operations have been subject to increasingly extensive governmental and other regulations, which require substantial time and expense to ensure continued compliance.

        The GFI Board, together with representatives of GFI management, regularly evaluate GFI's business and operations as well as GFI's competitive position, strategic prospects and direction. The GFI Board and GFI management also regularly discuss strategic options with investment bankers and other advisors specializing in the financial services industry.

        Mr. Gooch, the founder of GFI, together with Messrs. Heffron and Brown and certain other parties, beneficially own approximately 37.8% of the total issued and outstanding shares of GFI Common Stock primarily through JPI. Mr. Gooch is the executive chairman of the GFI Board, Mr. Heffron is the chief executive officer of GFI and a member of the GFI Board and Mr. Brown is the managing director and head of financial product brokerage North America of GFI. Mr. Gooch has voting control over the shares of GFI held by JPI. Due to the terms of the GFI Charter, which require the approval of 66 2/3% of the votes cast thereon to approve any merger, Mr. Gooch has the ability, through his beneficial ownership of 36.7% of the total issued and outstanding shares of GFI Common

Stock as of September 30, 2014, to prevent any extraordinary business transaction, including the GFI Merger.

        Over time, GFI understands that Mr. Gooch has periodically reviewed his investment in GFI, and from time to time has considered potential opportunities to unlock the value of GFI's technology assets in order to provide all GFI Stockholders with a substantial return.

        In early 2011, GFI began discussions with potential strategic partners and investors regarding Trayport. In March of 2011, GFI retained a financial advisor to manage the process and to provide advisory services. After a number of discussions regarding relative values for investment and varying structures, GFI decided not to proceed with this process any further.

        From time to time, Mr. Gooch has had conversations with his counterparts at a number of GFI's competitors regarding the possibility of a strategic transaction, including a merger. In each instance, the response has been that such potential counterparty would only be interested in pursuing a merger at a price that would have presented little or no premium to GFI Stockholders and no transaction was pursued.

        As a result of GFI's previous relationship with Jefferies in connection with the sale of its Senior Notes (as defined under the section entitled "The GFI Merger Agreement—Existing GFI Indebtedness—Senior Notes due 2018" beginning on page [    ] of this proxy statement/prospectus), on February 12, 2013, representatives of Jefferies gave a presentation to GFI management on potential strategic alternatives involving GFI. Representatives of Jefferies identified certain parties that could be interested in a variety of transactions, including the acquisition of 100% of GFI, the acquisition of both Trayport and FENICS, and the acquisition of one of Trayport or FENICS. Representatives of Jefferies noted they would follow up with their views on the structure of a potential strategic transaction.

        Mr. Gooch considered such a transaction at this time because he believed that the market was discounting GFI Common Stock as a result of recent declines in GFI's financial performance and poor market conditions, and that GFI Stockholders would welcome the opportunity to consider a transaction whereby they could immediately realize the value of their investment in GFI at a premium to recent trading prices.

        During a regularly scheduled meeting of the GFI Board held on April 18, 2013, GFI management discussed with the GFI Board potential strategic alternatives that GFI could consider.

        On April 23, 2013, representatives of Jefferies presented GFI management with additional details of a potential transaction structure focused on a sale of all of GFI with the IDB Business being acquired by certain stockholders of JPI. Representatives of Jefferies identified a potential acquiror of GFI under that transaction structure.

        On June 6, 2013, representatives of Jefferies presented representatives of GFI management with different transaction structures, which would separate the IDB Business from the remainder of GFI in an acquisition. Also on June 6, during a regularly scheduled meeting of the GFI Board, GFI management discussed with the GFI Board potential strategic alternatives that GFI could consider.

        On July 1, 2013, representatives of Jefferies presented representatives of GFI management with a potential transaction structure aimed at maximizing GFI Stockholder value in a tax-efficient manner. The structure was designed to unlock the significant value associated with Trayport and FENICS, which GFI management believed was being discounted by the public markets as a result of the financial performance of the IDB Business. Representatives of Jefferies also described the impact that GFI's RSU liability would have on the valuation of GFI by any potential acquiror. At this meeting, GFI management instructed representatives of Jefferies to begin to contact potential purchasers to gauge their potential interest in completing a transaction consistent with the proposed structure (and which was consistent with the structure contemplated by the proposed transaction with CME).

        On July 18, 2013, during a regularly scheduled meeting of the GFI Board, the GFI Board discussed potential strategic alternatives that GFI could consider.

        Over the course of the summer and fall of 2013, representatives of Jefferies initiated preliminary discussions with five likely strategic acquirors to assess potential interest in a transaction with GFI under the proposed structure in which the acquiror would acquire Trayport and FENICS and the IDB Business would be acquired by Messrs. Gooch, Heffron and Brown. Four of the five parties declined to pursue a potential transaction. Two of the parties had no strategic interest in a transaction with GFI, one declined based on its unwillingness to offer any premium for the assets and the fourth declined to proceed based on both the price of the assets and the structure of the transaction. CME was the only party who was interested and able to pursue a transaction with GFI utilizing the proposed structure. Jefferies' initial meeting with CME was on July 29, 2013.

        On September 19, 2013, during a regularly scheduled meeting of the GFI Board, the GFI Board discussed potential strategic alternatives that GFI could consider.

        On September 23, 2013, representatives of CME indicated to representatives of Jefferies that CME valued the Trayport and FENICS assets at approximately $500 to $575 million.

        On October 8, 2013, after CME entered into a non-disclosure agreement with GFI, certain representatives of GFI management gave a presentation to representatives of CME in London. The presentation was focused on the Trayport and FENICS businesses.

        On October 17, 2013, during a regularly scheduled meeting of the GFI Board, Mr. Gooch and Mr. Heffron informed the GFI Board of their interest in pursuing a strategic transaction involving GFI, the various discussions between representatives of Jefferies and potential strategic acquirors, and their belief that a potential transaction with CME could be in the best interests of GFI Stockholders.

        Representatives of GFI thereafter consulted with representatives of Willkie Farr & Gallagher LLP, which is referred to as Willkie Farr in this proxy statement/prospectus, GFI's legal counsel, regarding a transaction whereby GFI would sell its technology assets and Mr. Gooch and his affiliates would acquire the IDB Business. Representatives of GFI discussed with GFI's advisors, among other things, the desirability of including safeguards to ensure the procedural fairness of the transaction, such as requiring that the transaction be approved by a special committee of the GFI Board.

        On October 22, 2013, as a result of ongoing negotiations and additional due diligence following CME's execution of the non-disclosure agreement with GFI, representatives of CME informed representatives of Jefferies that it had increased its valuation of the Trayport and FENICS assets to a range of $575 to $625 million.

        On October 24, 2013, GFI announced its 2013 third quarter financial results in a press release. GFI noted, among other things, that brokerage revenues had declined 7% as compared to the same quarter in the prior year due to lower trading volumes.

        On November 14, 2013, representatives of CME met with certain employees of GFI in New York City to discuss the Trayport business. At such meeting, representatives of GFI also provided CME with consolidated financial statements and a presentation regarding the IDB Business.

        On December 5, 2013, during a regularly scheduled meeting of the GFI Board, GFI management updated the GFI Board on discussions with CME and related issues with respect to a potential transaction whereby GFI would sell its technology assets and Mr. Gooch and his affiliates would acquire the IDB Business.

        On December 17, 2013, representatives of CME and GFI and their respective advisors, met in Chicago to discuss a potential transaction between CME and GFI, and related tax issues.

        On December 20, 2013, representatives of CME and its advisors traveled to New York City to meet with certain employees of GFI and to perform tax due diligence on GFI.

        On January 7, 2014, following additional due diligence, including further understanding of FENICS' market data revenues, and ongoing negotiations regarding the proposed IDB Transaction, representatives of CME informed representatives of Jefferies that CME had increased its valuation of the Trayport and FENICS assets to $660 million, and on January 12, 2014, informed representatives of Jefferies that CME had further increased its valuation of Trayport and FENICS assets to $675 million.

        At a regularly scheduled meeting of the GFI Board on January 15, 2014, representatives of Jefferies and GFI's senior management gave a presentation to the GFI Board describing the structure of a potential transaction. Representatives of Jefferies described the background of the potential transaction and identified the different third parties that had been contacted. Representatives of Jefferies indicated that CME was willing to pursue a potential transaction for the Trayport and FENICS assets, but did not have an interest in acquiring the IDB Business, but that a group of stockholders of JPI, including Messrs. Gooch, Heffron and Brown, would be interested in acquiring the IDB Business.

        Representatives of Jefferies further described the proposed structure which would involve an acquisition of all GFI Common Stock in a stock-for-stock transaction by CME (including the GFI Common Stock held by JPI through a stock-for-stock acquisition of JPI), and a simultaneous sale for cash of the IDB Business to IDB Buyer. The proposed transaction would result in CME owning all of GFI other than the IDB Business and assuming certain debt of GFI, and the structure would minimize the taxes for GFI, CME and GFI Stockholders. The GFI Board discussed, among other things, the rationale for and certain considerations related to the potential business combination transaction with CME, and strategic combinations in the trading and brokerage industry generally. Representatives of Jefferies and the GFI Board also discussed possible transactions with other third parties and the risks and issues associated with such transactions, including the risks posed by leaks and providing confidential information to competitors of GFI. The GFI Board also discussed GFI's prospects as an independent company, including the risks and challenges facing the company and the industry.

        Representatives of Jefferies described their interactions with representatives of CME over the prior months, noting that CME had engaged Barclays Capital Inc., which is referred to as Barclays in this proxy statement/prospectus, as its financial advisor and Skadden as its legal advisor. Representatives of Jefferies noted that as a result of ongoing due diligence and active negotiation regarding the proposed transaction, and the efforts of Jefferies, CME had raised its valuation of the Trayport and FENICS assets from an initial enterprise valuation of $500-575 million in September 2013 to $675 million in January 2014. Representatives of GFI also noted that representatives of CME had met with representatives of GFI in London, New York and Chicago to perform due diligence. Representatives of Jefferies then led the members of the GFI Board through a preliminary evaluation of the proposed transaction, including a comparison of the proposed transaction to a hypothetical alternative transaction in which GFI sold the Trayport and FENICS businesses for cash and paid a special dividend to its stockholders.

        At that meeting of the GFI Board, members of the GFI Board invited representatives from White & Case to discuss the process for considering the proposed transaction and the role of a special committee in considering a transaction such as the one proposed by CME and various related matters, including fiduciary duties, independence, process and the role of legal and financial advisors to a special committee. Representatives of White & Case inquired of the independent members of the GFI Board of any potential issues that could compromise their independence as a potential member of a special committee.

        The GFI Board then discussed and adopted resolutions that had been previously circulated to members of the GFI Board. The resolutions were adopted unanimously by the directors in attendance at the meeting, who constituted a majority of the GFI Board. Mr. Gooch and Mr. Heffron recused themselves and did not participate in the vote. The resolutions created the Special Committee, to be comprised solely of Ms. Cassoni, Mr. Fanzilli and Mr. Magee, each of whom the GFI Board concluded was independent and disinterested, for the purpose of considering a proposal from CME, should CME submit a proposal, and other potential strategic transactions on behalf of GFI's unaffiliated stockholders. Among other things, the resolutions authorized the Special Committee to (i) investigate any proposal submitted by CME as the Special Committee deemed appropriate; (ii) evaluate the terms of any proposal submitted by CME; (iii) negotiate any element of any proposal submitted by CME; (iv) negotiate the terms of any definitive agreement with respect to any proposal submitted by CME; (v) report to the GFI Board its recommendations and conclusions with respect to any proposal submitted by CME, including whether to recommend that a proposal from CME was fair to, and in the best interests of, the unaffiliated GFI Stockholders and should be approved by the GFI Board; or (vi) elect not to pursue any proposal submitted by CME. The resolutions further provided that the Special Committee was authorized to pursue potential strategic alternatives other than any proposal submitted by CME and that the GFI Board would not approve a proposal from CME without a prior favorable recommendation of the Special Committee and authorized the Special Committee to retain legal counsel, financial advisors and other such agents as the Special Committee deemed necessary or desirable in connection with its consideration of any proposal submitted by CME or any other potential strategic transaction.

        In connection with the adoption of the resolutions, the independent directors of the GFI Board discussed their ability and willingness to serve on the Special Committee and determined that Ms. Cassoni, Mr. Fanzilli and Mr. Magee, constituting all independent directors and a majority of the GFI Board, would serve on the Special Committee.

        On January 17, 2014, the Special Committee met and discussed retaining independent legal and financial advisors to assist with its evaluation of potential strategic alternatives for GFI.

        On January 20, 2014, the Special Committee met and unanimously decided to retain White & Case as the legal advisor to the Special Committee and to interview various independent financial advisors at a later date. After discussing the matter, the Special Committee identified potential candidates and authorized representatives of White & Case to coordinate interviews with the prospective financial advisors.

        Between February 4, 2014 and February 20, 2014, members of the Special Committee and representatives of White & Case interviewed various financial advisors. After extensive discussion regarding the qualifications and independence of each firm, on February 20, 2014, the Special Committee unanimously selected Greenhill as its financial advisor, and following a discussion of the economic terms of such engagement, authorized White & Case to negotiate the terms of Greenhill's engagement on behalf of the Special Committee. The terms of Greenhill's engagement were finalized over the next several days and Greenhill's engagement letter was signed on February 28, 2014. Following Greenhill's selection as the Special Committee's financial advisor, at the instruction of the Special Committee, representatives of Greenhill met with representatives of Jefferies and representatives of GFI management to review, among other things, the nature and status of discussions with CME and any third parties regarding potential strategic transactions involving GFI.

        On February 13, 2014, GFI announced its 2013 year-end financial results. GFI noted, among other things, that net revenues and brokerage revenues had declined 1.5% and 4.6%, respectively, over the prior year, while the Trayport and FENICS businesses had record revenues and profits in 2013. GFI announced that it believed the uncertain impact of ongoing regulatory change continued to negatively impact trading volumes across derivative markets.

        On February 25, 2014, GFI signed an engagement letter with Jefferies.

        On March 13, 2014, representatives of GFI, Jefferies, Willkie Farr, White & Case, Greenhill, CME and CME's advisors met in New York to discuss diligence items related to Trayport and FENICS.

        On March 14, 2014, representatives of Greenhill met with the Special Committee and reviewed the meetings Greenhill had held with representatives of GFI management, representatives of Jefferies and representatives of Willkie Farr and summarized Greenhill's understanding of the discussions with third parties regarding potential strategic transactions involving GFI that had occurred prior to the engagement of Greenhill. Representatives of Greenhill then reviewed with the Special Committee a range of potential strategic alternatives and sale processes alternatives. Representatives of Greenhill and the Special Committee discussed the merits and key considerations for each of the different alternatives presented. Greenhill then identified 22 third parties that might be interested in pursuing a strategic transaction involving GFI and discussed the merits and considerations for each, including which of these third parties might have both the financial capability and strategic interest to pursue a potential transaction and which had the ability to use publicly traded stock consideration to maximize the tax benefits to GFI Stockholders. The third parties were split into three groups, "tier one" consisting of nine companies that Greenhill considered most likely to pursue a transaction with GFI, a second group consisting of four companies (including BGC) that compete with the IDB Business and a third group consisting of nine other third parties that were viewed as less likely to be interested in or capable of completing a transaction with GFI. The Special Committee and representatives of Greenhill discussed the risks and benefits of approaching third parties at this time. The Special Committee instructed representatives of Greenhill to approach the "tier one" parties (other than CME and one other specified company, due to the concerns relating to potential leaks with respect to this company), and to refrain from contacting the competitors of the IDB Business and the other third parties, believing that approaching the competitors of the IDB Business would pose a higher risk of information leaks and the third group of companies' interest in a potential transaction was too speculative. The Special Committee noted that, were such discussions to leak, GFI could be damaged through harm to GFI's relationships with customers and employees, including its ability to attract and retain personnel.

        Greenhill began to reach out to the seven designated "tier one" parties, and by March 19, 2014 Greenhill had contacted and had exploratory discussions with six of them.

        During the period from March 17, 2014 through March 19, 2014, representatives of GFI, Jefferies, Willkie Farr, White & Case, Greenhill, CME and CME's advisors met in London to discuss diligence items, including, among other things, discussions and review of the financial performance of Trayport and FENICS and regulatory matters relating to Trayport and FENICS. During these meetings, on March 18, 2014, Willkie Farr delivered to Skadden a draft non-binding term sheet, which is referred to as the IDB Term Sheet in this proxy statement/prospectus, regarding a possible acquisition of the IDB Business by Mr. Gooch and his affiliates from CME immediately following the proposed GFI Merger. Among other terms, the purchase price provided for in the draft IDB Term Sheet was $125 million and the assumption of approximately $65 million of RSU liabilities, assuming the proposed transaction closed on December 31, 2014.

        At a meeting of the Special Committee held on March 19, 2014, representatives of White & Case again discussed with the members of the Special Committee their fiduciary duties, and representatives of Greenhill provided an update to the Special Committee regarding the third parties it had contacted in connection with a potential transaction involving GFI. Representatives of Greenhill summarized their discussions with six "tier one" parties it had contacted, and indicated that one showed an interest in pursuing a potential transaction, two indicated they might be interested after reviewing additional information regarding a potential transaction and three indicated that they had no interest in such a transaction. At the invitation of the Special Committee, Mr. Gooch and other representatives of GFI management, as well as Willkie Farr, joined the meeting with the Special Committee. Mr. Gooch informed the Special Committee that he was speaking solely in his capacity as stockholder and a representative of JPI. Mr. Gooch informed the Special Committee that he would respect any decision made by the Special Committee regarding a potential transaction with CME involving GFI, and would support a stockholder vote requiring a majority of the outstanding shares of GFI Common Stock excluding shares owned by JPI voting to approve any transaction with CME. Mr. Gooch also expressed his support of a potential transaction with CME, stating that he believed such a transaction would maximize the value for GFI Stockholders. Mr. Gooch expressed concern that discussing a potential transaction involving GFI with third parties other than CME could result in information leaks that could jeopardize any potential transaction with CME. Mr. Gooch went on to emphasize that while JPI would respect the Special Committee's ability to say "no" to any transaction, the Special Committee should understand that if CME raised its offer price for GFI, JPI, as GFI's largest stockholder, presently intended to vote against any other transaction presented to GFI Stockholders. After

Mr. Gooch and the other representatives of GFI left the meeting, the Special Committee discussed the implications of stopping all discussions with third parties (other than CME) regarding a potential transaction involving GFI. The Special Committee then instructed Greenhill to stop all such discussions until otherwise instructed.

        On March 26, 2014, Skadden delivered to Willkie Farr a revised draft of the IDB Term Sheet. Among other changes, CME proposed closing conditions regarding a minimum working capital amount and a minimum cash amount of $40 million. CME also proposed an 18-month tail to the GFI Supporting Stockholders' obligations under the proposed GFI Support Agreement, which is referred to as the Voting Tail in this proxy statement/prospectus. The draft also required a number of commercial agreements to be entered into between Trayport or FENICS, on the one hand, and the IDB Business, on the other hand, at either signing or closing of the proposed transaction.

        At a meeting of the Special Committee held on March 28, 2014, representatives of White & Case led the Special Committee in a discussion of the Special Committee's fiduciary duties in light of the comments expressed by Mr. Gooch on behalf of JPI at the March 19, 2014 meeting of the Special Committee, and JPI's intent to vote against a transaction involving GFI with any party other than CME. Representatives of Greenhill then gave a presentation to the Special Committee regarding their preliminary valuation approach and methodologies. Representatives of Greenhill noted that the existing financial projections provided by GFI management for the IDB Business and for GFI as a whole were of limited duration and that, in order for Greenhill to perform a discounted cash flow analysis, it required financial projections for a longer period. The representatives of Greenhill also provided an overview of the potential strategic alternatives available to GFI, 13 companies that Greenhill considered to be the most likely potential counterparties for a strategic transaction, including BGC, and various potential strategic transaction structures. The Special Committee discussed the financial and business prospects for GFI continuing as a stand-alone company, and whether a strategic transaction would provide more value for GFI Stockholders.

        On April 3, 2014, Willkie Farr delivered to Skadden a revised draft of the IDB Term Sheet. Among other changes, the revised IDB Term Sheet deleted the proposed Voting Tail.

        During the period from April 7, 2014 through April 10, 2014, representatives of CME, JPI, Skadden and Willkie Farr met in London to further negotiate the IDB Term Sheet, including the purchase price, terms of the proposed GFI Support Agreement and the required stockholder approval for a proposed transaction, and various other commercial components of the proposed transaction.

        On April 10, 2014, representatives of White & Case informed the Special Committee that representatives of Willkie Farr and representatives of Skadden confirmed that any proposed transaction with CME would be conditioned on a stockholder vote requiring approval by a majority of the outstanding shares of GFI Common Stock excluding shares owned by JPI. Representatives of Skadden had also indicated that CME would insist on a voting agreement between JPI and its stockholders and CME, with obligations that would continue beyond the termination of a definitive purchase agreement, such as the obligation to vote against any transaction other than the GFI Merger. The Special Committee discussed the merits and considerations of conducting a market check for other parties interested in a strategic transaction involving GFI and the potential risks of contacting third parties, including the potential risk of competitive harm to GFI if strategic buyers conducted due diligence but a transaction did not occur, and the increased risk of leaks, which could create instability among GFI's employees as well as its customers. The Special Committee also discussed whether a market check would be valuable to the process given Mr. Gooch's ability to block any transaction and his statement that JPI intended to vote against any transaction involving GFI with any party other than CME. Representatives of Greenhill informed the Special Committee that they were working with GFI management to obtain updated financial projections for GFI as a whole and the IDB Business so that Greenhill could further evaluate a potential transaction.

        Also on April 10, 2014, Willkie Farr delivered to Skadden a revised draft of the IDB Term Sheet. As a result of the negotiations regarding the transaction during the April 7 through April 10, 2014 meetings, the IDB Term Sheet included a revised purchase price for the IDB Business of $210 million minus the value of certain RSUs to be assumed by IDB Buyer, which was approximately $65 million, assuming the proposed transaction closed on December 31, 2014. In the revised IDB Term Sheet, the GFI Supporting Stockholders also agreed to the Voting Tail subject to a financial hardship exception during the 12 to 18-month portion of the Voting Tail. The revised IDB Term Sheet also included numerous changes to the terms of the proposed commercial agreements to be entered into at signing or closing of the proposed transactions.

        During the following week, representatives of CME, JPI, Skadden and Willkie Farr continued to negotiate the remaining open points in the IDB Term Sheet. In particular, on April 15, 2014, Skadden delivered to Willkie Farr a revised draft of the IDB Term Sheet, which included a purchase price increase for the IDB Business for potential costs to CME resulting from vesting of RSUs that IDB Buyer had otherwise proposed to assume.

        On April 17, 2014, Phupinder S. Gill, the chief executive officer of CME, on behalf of CME, made an indicative, non-binding proposal, referred to as the April 17 Proposal in this proxy statement/prospectus, for an acquisition of the Trayport and FENICS businesses of GFI through the acquisition of all of the outstanding stock of GFI for $4.49 per share at the time of the offer, followed immediately by a sale of the IDB Business to an entity to be formed by Messrs. Gooch, Heffron and Brown. The April 17 Proposal contemplated a sale of the IDB Business to an entity to be formed by Messrs. Gooch, Heffron and Brown for $210 million minus the amount of RSU liability assumed by the entity to be formed by Messrs. Gooch, Heffron and Brown, which was approximately $65 million, assuming the proposed transaction closed on December 31, 2014. The April 17 Proposal stated that such proposal was subject to, among other things, completion of due diligence and negotiation of mutually acceptable definitive transaction documents. The proposal also included an obligation of the JPI stockholders to vote in favor of the proposed strategic transaction with CME and against any competing proposal during an 18-month Voting Tail, other than in the event of a termination of the GFI Merger Agreement due to a breach of the GFI Merger Agreement by CME or a failure to receive certain antitrust approvals, a "force the vote" provision requiring GFI to submit the GFI Merger Agreement to a vote of GFI Stockholders even if the GFI Board had changed its recommendation regarding the GFI Merger, and a "no shop" provision that prohibited GFI from soliciting additional acquisition proposals following execution of the GFI Merger Agreement. GFI's closing stock price on April 17, 2014 was $3.65 per share.

        On April 22, 2014, Mr. Gooch, in his capacity as a representative of JPI, along with certain members of GFI management and Willkie Farr, met with the Special Committee. Mr. Gooch expressed his support for the April 17 Proposal. He stated that he was willing, on behalf of JPI, to accede to a voting agreement with CME pursuant to which JPI would agree to vote in favor of a transaction with CME and against any other proposal. Mr. Gooch reasserted his desire to acquire the IDB Business and noted that, in his opinion, attempts to locate a different third party to take the place of CME would jeopardize the potential transaction with CME. Mr. Gooch further expressed that, as a stockholder, he would only be willing to entertain a tax-advantaged, stock-for-stock transaction with a third party with desirable stock and again reiterated that JPI intended to vote against any transaction involving GFI with any party other than CME. Mr. Gooch then described why he perceived that the April 17 Proposal was in the best interests of GFI Stockholders and described potential problematic features of potential transactions involving other purchasers, including their ability to fund a transaction, the lack of liquidity in their stock and the diminished strategic benefits these purchasers would be able to derive from the assets, but then indicated to the Special Committee that it should make its own determination. Mr. Gooch, the Special Committee and the advisors to the Special Committee then further discussed the merits and risks of the Special Committee conducting a market check of the CME proposal, and during this discussion Mr. Gooch stated that he had already explored whether other parties might be interested in a strategic transaction and that the party (other than CME) that was mostly likely to be interested in and capable of consummating a transaction (referred to as Company A in this proxy statement/prospectus) was unwilling to pay more than $3.85 per share, which was far lower than the indications of value from CME. Mr. Gooch then left the meeting.

        The representatives of Greenhill made a presentation to the Special Committee regarding the CME proposal and the proposed IDB Transaction, and the Special Committee discussed with its financial and legal advisors the proposals and key points to be negotiated. Later during that same meeting, representatives of Greenhill summarized the conversations they previously had with six of the "tier one" parties, including that three had expressed some level of interest in a transaction. Representatives of Greenhill also discussed that, given the super-majority voting requirement in GFI's charter and JPI's corresponding ability to prevent any extraordinary transaction involving GFI, any interested third party necessarily would want to know whether Mr. Gooch was willing to support a transaction involving such third party. Representatives of Greenhill advised that, given that JPI intended to vote against a transaction with a third party other than CME, it would neither be appropriate nor constructive to engage in further discussions with third parties without disclosing that fact to them. After discussing these matters and the importance of maintaining negotiating leverage as well as the desire to minimize the risk of premature disclosure, and in light of Mr. Gooch's statement that JPI intended to vote against any transaction involving GFI with any party other than CME and the lack of historical interest on the part of other industry participants, the Special Committee believed that alternative strategic transactions to the April 17 Proposal were likely unrealistic and not actionable, and thus the Special Committee determined to refrain from further contacting potential buyers, but would continue to evaluate that determination in light of any subsequent developments. However, the Special Committee instructed Greenhill to contact Company A in order to assess its potential interest in a strategic transaction involving GFI. The Special Committee then discussed the potential terms of a counter-proposal to be delivered to CME. Additionally, the Special Committee determined that Jefferies should no longer act on behalf of GFI in any negotiations with any third parties with respect to a potential strategic transaction involving GFI because of potential conflicts as a result of Jefferies' prior role in developing the proposed transaction with CME.

        On April 28, 2014, representatives of Greenhill held a telephonic meeting with representatives of Company A to discuss Company A's potential interest in a strategic transaction involving GFI, as well as Company A's prior discussions with Mr. Gooch. Company A stated that it might be interested in a transaction that valued GFI at $550 million, including all RSUs, or a per share amount of $3.85, which was significantly lower than the indications of value from CME.

        On April 29, 2014, representatives of Greenhill and White & Case met with representatives of Skadden and Barclays at Skadden's offices in New York. At the Special Committee's direction, representatives of Greenhill and White & Case provided a preliminary reaction to, and asked various clarifying questions about, the April 17 Proposal. Representatives of Greenhill and White & Case also expressed the Special Committee's view that CME's proposal could be improved in various ways, including an increased amount of consideration, a potential "go-shop" period, the terms and amount of a termination fee, financing, due diligence, a collar around the exchange ratio for which shares of GFI Common Stock would be exchanged for shares of CME Class A Common Stock, removing any post-termination obligations with respect to a voting agreement and the terms of the purchase of the IDB Business.

        Also on April 29, GFI announced its 2014 first quarter financial results in a press release. GFI noted that net revenues grew 1.1% on a non-GAAP basis in the first quarter of 2014, as software, analytics and market data revenues increased 16.3%, while brokerage revenues declined 2.0%, in each case, as compared to the same quarter of the prior year.

        At a Special Committee meeting held on May 1, 2014, representatives of Greenhill discussed with the Special Committee the conversation between Greenhill and Company A. The Special Committee then reviewed and discussed issues raised by the April 17 Proposal, including the Voting Tail, the "force the vote" provision and the "no shop" provision. The Special Committee also discussed interest expressed by Jefferies in providing the financing to IDB Buyer to acquire the IDB Business. The Special Committee stated that Jefferies should refrain from participating in any discussions regarding financing unless it was clear there were no other sources of financing reasonably available to IDB Buyer and that Jefferies' participation in any financing would benefit GFI Stockholders.

        On May 7, 2014, representatives of Skadden sent a draft of the GFI Merger Agreement to representatives of White & Case, which reflected the terms contemplated by the April 17 Proposal. Consistent with the April 17 Proposal, the draft of the GFI Merger Agreement contained a requirement that the merger be conditioned upon approval by holders of a majority of the outstanding shares of GFI Common Stock other than JPI and its affiliates.

        At a meeting of the Special Committee held on May 8, 2014, representatives of Greenhill informed the Special Committee that GFI management had provided to Greenhill preliminary financial projections for GFI and its businesses and that they were working with GFI management to better understand these projections. GFI management informed Greenhill that it does not prepare multi-year projections in the ordinary course because, among other reasons, it does not believe that future industry-wide trading volumes can be estimated with any reasonable degree of certainty for the IDB Business. GFI management provided to Greenhill a "base case" set of financial projections for each of the IDB Business and the Trayport and FENICS businesses, referred to as the Management Projections in this proxy statement/prospectus, reflecting the status quo if GFI continues to operate as a public company, and preliminary "credit case" sets of financial projections for the IDB Business, which GFI management had provided to potential financing sources for the IDB Transaction, referred to as the Credit Case Projections in this proxy statement/prospectus. The preliminary Credit Case Projections reflected various assumptions regarding revenue and potential cost savings associated with operating the IDB Business as a private company and the termination of certain investment initiatives that management intended to discontinue if they purchased the IDB Business.

        At a meeting of the Special Committee held on May 13, 2014, representatives of Greenhill gave a presentation to the Special Committee regarding the proposed CME transaction. This presentation included an overview of the asset trading environment, including historical and current market volumes and the uncertainty involved in estimating future trading volumes. The presentation also included Greenhill's preliminary financial analyses. Representatives of Greenhill described the various methodologies used, and discussed the Management Projections and the preliminary Credit Case Projections. Representatives of Greenhill discussed the differences between the Management Projections and the preliminary Credit Case Projections. Representatives of Greenhill discussed the historical relative exchange ratio based on the stock prices of GFI and CME over the past two years, provided analyst perspectives on GFI, noted the market performance of GFI and its peers over the past five years, and presented information related to certain historic trading multiples. Representatives of Greenhill also reviewed and discussed with the Special Committee their preliminary financial analyses, based on the Management Projections and the preliminary Credit Case Projections, including a sum of the parts analysis, an analysis of selected publicly traded companies, a discounted cash flow analysis, and an analysis of precedent transactions and premiums paid. Representatives of Greenhill noted the difficulties in valuing the IDB Business as it is heavily dependent on the volume of trading activity, which, as GFI management confirmed to Greenhill, is difficult to forecast. Representatives of Greenhill also noted that the overall trading environment of the inter-dealer broker business in general has been in decline due to the deleveraging of banks, increased capital requirements and a new regulatory regime which has led to declining trading volumes.

        On May 16, 2014, representatives of Skadden sent a draft of the IDB Purchase Agreement and the JPI Merger Agreement to representatives of Willkie, which reflected the terms contemplated by the IDB Term Sheet.

        On May 16, 2014, representatives of White & Case distributed to the Special Committee a memorandum detailing the various material terms in the GFI Merger Agreement, including the representations and warranties given by CME, the interim operating covenants, the "force the vote" provision, the consents and approvals required, the "no-shop" provisions, the length of the Voting Tail and the circumstances in which CME would receive a termination fee or expense reimbursement.

        On May 18, 2014, the Special Committee discussed the terms of the draft GFI Merger Agreement sent by representatives of Skadden to representatives of White & Case on May 7, 2014. In particular, the Special Committee discussed CME's proposal to acquire GFI for $4.49 per share, the proposed 18-month Voting Tail, the "force the vote" provision, the "no shop" provision, the termination rights and the termination fee. After considering the analyses presented by Greenhill in previous meetings, the Special Committee discussed how to respond to the CME Proposal. After extensive discussion and in consultation with its legal and financial advisors, the Special Committee decided, as part of its negotiating strategy, to respond with a counteroffer of $4.85 per share of GFI Common Stock. In formulating its negotiating strategy, the Special Committee recognized, without identifying any minimum acceptable merger consideration, that a sale of GFI would likely be in the best interests of GFI's public stockholders at valuations below $4.85 per share. The Special Committee instructed representatives of White & Case to send a revised draft of the GFI Merger Agreement to representatives of Skadden and instructed representatives of Greenhill to discuss pricing and valuation issues with representatives of Barclays. On May 19, 2014, representatives of White & Case sent a revised draft of the GFI Merger Agreement to representatives of Skadden. GFI's closing stock price on May 19, 2014 was $3.37 per share.

        On June 2, the Special Committee met to receive updates from its advisors and to evaluate an indication of interest received by GFI management for the FENICS business from a company referred to as Company B in this proxy statement/prospectus. The Special Committee compared the indication of interest received from Company B, which reflected an indicative valuation for FENICS of $90 million, to a preliminary discounted cash flow valuation for FENICS prepared by Greenhill based on the Management Projections, which implied a higher valuation for FENICS. In view of the lower valuation by Company B of FENICS relative to the discounted cash flow valuation for FENICS, and taking into consideration tax inefficiencies associated with Company B's indication of interest, the Special Committee decided not to pursue the Company B indication of interest. The Special Committee then discussed the valuation of GFI in the proposed transaction with CME. As a result of the Special Committee's and its advisors' earlier negotiations with representatives of CME and Mr. Gooch, representatives of Greenhill noted that CME had raised its offer for GFI to $4.50 per share and substantially reduced its proposed break-up fee by removing from its calculation the amount of debt to be assumed by CME in the proposed transaction. The Special Committee agreed to engage with Mr. Gooch in an attempt to secure an increased price for the IDB Business, which in turn could result in a higher price paid by CME to GFI Stockholders. Thereafter, several members of the Special Committee discussed with Mr. Gooch the purchase price of the IDB Business.

        Representatives of GFI management and Willkie Farr then joined the meeting of the Special Committee. Representatives of GFI management noted that, in their view, CME was unlikely to continue to pursue a transaction with GFI if the Special Committee continued to insist on a price per share of $4.85. Representatives of GFI management then gave an overview of GFI's current financial condition and future prospects in light of depressed trading volumes realized by inter-dealer brokers. The GFI management representatives also informed the Special Committee that Jefferies was the only lender willing to provide acquisition financing to IDB Buyer for the purchase of the IDB Business. The GFI management representatives stated that other traditional and non-traditional lenders showed no interest in providing acquisition financing and only had an interest in potentially providing a credit facility, but only for a term of one year, and were requesting unusually high fees. As a result, GFI management requested that the Special Committee consider permitting Jefferies to provide financing to IDB Buyer. Representatives of GFI management and Willkie Farr then left the meeting.

        The Special Committee discussed the presentation given by representatives of GFI management and after discussion, the Special Committee resolved to consent to Jefferies providing financing to IDB Buyer, as such financing was likely to be the only reasonably available financing to consummate the transactions contemplated by the CME Proposal. The Special Committee then discussed the terms of a potential transaction with CME. After discussion with Greenhill and White & Case, the Special

Committee directed representatives of Greenhill and White & Case to relay a proposal to representatives of CME of the following key terms: (i) a $4.70 per share price for GFI, (ii) a three-month Voting Tail, (iii) acceptance by the Special Committee of the "force the vote" provision and a break-up fee if the Voting Tail was not longer than three months, (iv) a 20% collar around the exchange ratio for which shares of GFI Common Stock would be exchanged for shares of CME Class A Common Stock and (v) converting the purchase price to a fixed value for GFI Common Stock without regard to the vesting of RSUs. Representatives of Greenhill informed the Special Committee that they had requested updated Management Projections from GFI with respect to the IDB Business.

        During the period between June 2, 2014 and July 3, 2014 (including a meeting in Chicago on June 19), representatives of CME and its advisors continued to negotiate with Mr. Gooch and his advisors. As a result of these negotiations, the purchase price for the IDB Business proposed to be paid by IDB Buyer was increased to $150 million and then $165 million, in each case in addition to assumption by IDB Buyer of approximately $63 million of additional liabilities, including RSUs. In addition, IDB Buyer finalized the terms of certain commercial agreements with CME, which included an agreement by IDB Buyer to guarantee a minimum of $15 million in revenues for the sale of market data by FENICS. As a result of these negotiations, CME determined to increase its offer to a fixed price of $4.55 per share and to eliminate its demand that the per share purchase price be reduced to reflect any vesting of RSUs after signing.

        On July 3, 2014, representatives of Skadden sent a revised draft of the GFI Merger Agreement and a draft of the GFI Support Agreement to representatives of White & Case that responded to the counter-proposals made by the Special Committee. This draft included CME's increased fixed offer price of $4.55 per share and a reduced Voting Tail of 12 months down from 18 months. GFI's closing stock price on July 3, 2014 was $3.34 per share.

        On July 9, 2014, representatives of White & Case distributed to the Special Committee, a summary detailing the terms of the revised GFI Merger Agreement, IDB Purchase Agreement and GFI Support Agreement, including the increased fixed offer price of $4.55 per share from CME, termination fee and expense reimbursement triggers, the "no-shop" provisions, the purchase price being paid by IDB Buyer and the Voting Tail of 12 months, which was reduced from 18 months as a result of the position taken by the Special Committee.

        On July 10, 2014, the Special Committee, together with representatives of White & Case and representatives of Greenhill met to discuss the revised agreements received from representatives of Skadden, referred to as the July 3 Proposal in this proxy statement/prospectus. The Special Committee discussed certain terms of the July 3 Proposal, including (i) the fixed $4.55 per share price for GFI, which was increased from $4.50 per share in CME's prior proposal, (ii) the proposed cap on the issuance of CME Class A Common Stock, (iii) the regulatory approval conditions, (iv) representations and warranties given to CME regarding the IDB Business, (v) a break-up fee of 3.5% of the aggregate merger consideration, (vi) restrictions in the "no shop" provision, (vii) implications of a 12-month Voting Tail in the draft GFI Support Agreement and (viii) CME's ability to terminate the proposed transaction due to IDB Buyer's failure to effect the purchase of the IDB Business. Representatives of White & Case were informed by representatives of Skadden that the terms of the revised GFI Merger Agreement were CME's "best and final offer" and that CME was not willing to further negotiate the July 3 Proposal. Nevertheless, the Special Committee instructed representatives of White & Case and representatives of Greenhill to continue to negotiate certain terms of the proposed transaction with CME, including the regulatory approval conditions, the financial hardship exception to the Voting Tail and the reimbursement of CME's expenses in certain circumstances.

        On July 16, 2014, the Special Committee met with representatives from White & Case and Greenhill to further discuss and review the July 3 Proposal. Representatives of White & Case provided an update regarding the discussion held between representatives of White & Case and representatives of Skadden on July 15, 2014, in which representatives of Skadden again stated that the material terms of the July 3 Proposal were non-negotiable and necessary to justify the raise in the per share price to $4.55.

        On July 22, 2014, the Special Committee met with representatives of White & Case and Greenhill to further discuss the merits of the July 3 Proposal and the scope of the Special Committee's recommendation in connection with the July 3 Proposal, should it decide to accept the July 3 Proposal and recommend it to GFI Stockholders.

        Later that same day, the Special Committee reconvened to discuss the scope of its recommendation and to discuss the provisions of the 12-month Voting Tail and the expense reimbursement provision whereby GFI would reimburse certain expenses of CME should the GFI Merger Agreement be terminated for a failure of IDB Buyer to obtain regulatory approval for the transaction. The Special Committee agreed that it would accept a transaction where JPI agreed to the 12-month Voting Tail and the expense reimbursement provision, provided that the Voting Tail was terminable in the event of financial hardship faced by GFI.

        During the week of July 27, 2014, representatives of Willkie Farr and White & Case discussed with various officers of GFI certain provisions of the GFI Merger Agreement, the JPI Merger Agreement, the IDB Purchase Agreement, the GFI Support Agreement and the preparation of the GFI disclosure schedules.

        After further discussion with the Special Committee, over the course of July 27, 2014 through July 29, 2014, representatives of White & Case and representatives of Skadden and Willkie Farr continued to negotiate the terms of the GFI Merger Agreement and related transactions documents, including a financial hardship exception to the Voting Tail, easing the restrictions on the interim operating covenants, the elimination of third party consents as a closing condition and reducing the regulatory approvals required to close the transactions.

        On July 29, 2014, the Special Committee met to discuss the proposed transaction. The Special Committee was informed by representatives of GFI management that articles and rumors around the proposed transaction with CME had been published in certain trade publications. Representatives from White & Case reviewed with the Special Committee its fiduciary duties and then described to the Special Committee the terms of the proposed GFI Merger Agreement with CME, including the financial terms, the approval by holders of a majority of the outstanding shares of GFI Common Stock other than JPI and its affiliates, allocation of antitrust risk, closing conditions, termination rights, termination fee and expense reimbursements, including triggering events, and other terms and conditions. Representatives of Greenhill led the Special Committee through its financial and valuation analyses of GFI, which is described below under the section entitled "The GFI Merger—Opinion of Special Committee's Financial Advisor," beginning on page [    ] of this proxy statement/prospectus. Greenhill also discussed the inter-dealer broker market environment and presented a summary financial and valuation analysis of the IDB Business. This analysis included a sum of the parts analysis, an analysis of selected publicly traded companies, a discounted cash flow analysis and an analysis of precedent transactions and premiums paid. The discounted cash flow analysis was based on the Management Projections and the final Credit Case Projections. Greenhill discussed with the Special Committee the differences between these cases and the assumptions and limitations of the Management Projections and the final Credit Case Projections, which were prepared by GFI management following additional due diligence. In performing its analysis, Greenhill did not rely on the preliminary Credit Case Projections. See the section entitled "The GFI Merger—Certain Forecasts" beginning on page [    ] of this proxy statement/prospectus.

        The Special Committee then further discussed with its financial and legal advisors the merits and considerations of the proposed CME transaction. Following that discussion, based upon Greenhill's financial and valuation analysis of GFI described below, Greenhill gave its fairness opinion to the Special Committee orally regarding the fairness of the exchange ratio, from a financial point of view, to the holders of GFI Common Stock (other than the JPI Holders), which was later confirmed and delivered in writing.

        Representatives of White & Case also reviewed with the Special Committee the terms of the proposed JPI Merger Agreement, the IDB Purchase Agreement, the GFI Support Agreement and the Commitment Letter. After considering, among other items, the proposed terms of the GFI Merger Agreement, the JPI Merger Agreement, the IDB Purchase Agreement, the GFI Support Agreement and the Commitment Letter, the various presentations it received from its legal and financial advisors (including Greenhill's opinion which is attached to this proxy statement/prospectus as Annex F), and taking into consideration the factors described under "The GFI Merger—Recommendation of the Special Committee and GFI Board; Reasons for the GFI Merger" and "The GFI Merger—Interests of GFI Directors and Executive Officers in the GFI Merger" beginning on pages [    ] and [    ], respectively, of this proxy statement/prospectus, the Special Committee determined that the GFI Merger Agreement and the GFI Merger were advisable, fair to and in the best interests of GFI and its stockholders and approved the GFI Merger Agreement and the GFI Merger and recommended to the GFI Board that it adopt and declare advisable the GFI Merger Agreement and the GFI Merger.

        Immediately following the conclusion of the meeting of the Special Committee, the GFI Board met along with certain members of GFI management, financial and legal advisors to the Special Committee and Willkie Farr, and the Special Committee reported that it had unanimously recommended that the GFI Board approve, adopt and declare advisable the GFI Merger Agreement and the GFI Merger and recommend to GFI Stockholders that such stockholders adopt the GFI Merger Agreement and approve the GFI Merger. The GFI Board also discussed a letter emailed to Mr. Gooch and Mr. Heffron earlier that day from BGC. Mr. Gooch read aloud the letter to the other participants at the meeting, who were previously unaware of the letter. In the letter, BGC expressed an interest in initiating discussions regarding a potential strategic transaction involving GFI, but did not set forth any valuation ranges for GFI. The members of the GFI Board, given their prior experiences with representatives of BGC and familiarity with the industry, concluded that BGC's proposal was highly speculative in nature given its lack of any specificity, and did not ensure that discussions with BGC would result in a definitive proposal. Further, the GFI Board concluded, in its judgment, that BGC was unlikely to pay a higher premium for GFI than CME. In addition, Mr. Gooch, in his capacity as a representative of JPI, noted that JPI intended to vote against any transaction involving GFI with any party other than CME. After further discussion, the GFI Board moved to vote on the GFI Merger Agreement. Messrs. Gooch and Heffron recused themselves from the vote, and the remaining members of the GFI Board (which consisted of the members of the Special Committee), acting on behalf of the entire GFI Board unanimously voted to approve, adopt and declare advisable the GFI Merger Agreement and the GFI Merger and further to recommend that GFI Stockholders adopt the GFI Merger Agreement and approve the GFI Merger, and that the approval of the GFI Merger be submitted for consideration of GFI Stockholders at a special meeting of such stockholders.

        The CME Board met on July 29, 2014. Following a presentation by CME management regarding the principle terms of the GFI Merger, the JPI Merger, the IDB Transaction and related transactions, the CME Board approved the transactions and authorized CME management to enter into the respective agreements on behalf of CME.

        On July 30, 2014, the GFI Merger Agreement was executed by CME and GFI, and the parties to the JPI Merger Agreement, the IDB Purchase Agreement, the GFI Support Agreement and the Commitment Letter executed such agreements. For a discussion of the GFI Merger Agreement, JPI Merger Agreement, the IDB Purchase Agreement, the GFI Support Agreement and the Commitment Letter, see the sections entitled "The GFI Merger Agreement" beginning on page [    ] of this proxy statement/prospectus, "JPI Merger Agreement" beginning on page [    ] of this proxy statement/prospectus, "IDB Purchase Agreement" beginning on page [    ] of this proxy statement/prospectus, "The GFI Support Agreement" beginning on page [    ] of this proxy statement/prospectus and "Financing Documents" beginning on page [    ] of this proxy statement/prospectus.

        Before the NYSE opened on July 30, 2014, CME and GFI issued a joint press release announcing the execution of the GFI Merger Agreement.

Effect of the GFI Merger; Consideration to be Received in the GFI Merger; Treatment of RSUs and Stock Options

Effect of the GFI Merger

        If the GFI Merger is completed, Merger Sub 1 will merge with and into GFI, with GFI continuing as the surviving corporation, which will be followed immediately by a merger of GFI as the surviving corporation with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving company and a wholly-owned subsidiary of CME.

Consideration to be Received in the GFI Merger

        Upon completion of the GFI Merger, each issued and outstanding share of GFI Common Stock, other than shares of GFI Common Stock owned by CME or GFI or any of their respective wholly-owned subsidiaries, will be converted into the right to receive a fraction of a share of CME Class A Common Stock equal to the Exchange Ratio. The Exchange Ratio is a fraction, the numerator of which equals $4.55 and the denominator of which equals the Average Closing CME Stock Price. No fractional shares of CME Class A Common Stock will be issued in the GFI Merger and cash will be paid in lieu of any fractional shares of CME Class A Common Stock to which GFI Stockholders would otherwise be entitled to receive under the GFI Merger Agreement.

        In the event that CME changes the number of shares of CME Class A Common Stock issued and outstanding prior to the Effective Time as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the Merger Consideration will be equitably adjusted to eliminate the effects of such event on the Merger Consideration. The actual number of shares of CME Class A Common Stock delivered to GFI Stockholders will depend on the Average Closing CME Stock Price. However, in no event will the aggregate number of shares of CME Class A Common Stock issuable in the transactions contemplated by the GFI Merger Agreement and the JPI Merger Agreement exceed the Issuance Cap, in which case the GFI Merger Agreement may be terminated by GFI. Based on the number of shares of CME Class A Common Stock outstanding on July 29, 2014, the per share price of CME Class A Common Stock would have to fall below $8.72 for the Issuance Cap to impact the number of shares of CME Class A Common Stock issuable in the transactions contemplated by the GFI Merger Agreement and the JPI Merger Agreement. The closing price per share of CME Class A Common Stock on October 15, 2014 was $79.31. While the Exchange Ratio governing the exchange of GFI Common Stock for CME Class A Common Stock will be adjusted under certain circumstances, it will not be adjusted to reflect changes in the per share price of CME Class A Common Stock following the Effective Time.

        Because the market price of CME Class A Common Stock will fluctuate prior to the completion of the GFI Merger, the Exchange Ratio will also fluctuate prior to the completion of the GFI Merger, and the number of shares of CME Class A Common Stock that GFI Stockholders will receive in the GFI Merger will not be known as of the Special Meeting.

        CME Class A Common Stock is traded on NASDAQ under the trading symbol "CME." We urge you to obtain information on the market value of CME Class A Common Stock that is more recent than that provided in this proxy statement/prospectus. You should obtain current stock price quotations from a newspaper, the Internet or your broker. The market price of CME Class A Common Stock will likely be different on the date GFI Stockholders receive shares of CME Class A Common Stock than it was on the date the GFI Merger Agreement was signed, the date of this proxy statement/prospectus and the date of the Special Meeting.

 Treatment of RSUs and Stock Options

        With respect to Continuing Employee RSUs, not later than five business days prior to the closing date of the GFI Merger, GFI will take all actions necessary to provide that each such RSU (a) shall cease, at the Effective Time, to represent an equity right with respect to shares of GFI Common Stock and (b) as directed by CME not less than ten business days prior to the closing date of the GFI Merger, will be converted at the Effective Time, without any action on the part of the holder of the Continuing Employee RSU, into either (i) a CME RSU that may be settled in CME's discretion in either cash or shares of CME Class A Common Stock, (ii) a deferred cash obligation or (iii) a mix thereof, in each case otherwise on substantially the same terms and conditions as were applicable under the Continuing Employee RSU (but taking into account any changes thereto, including any acceleration or vesting of a Continuing Employee RSU, provided for in the relevant GFI stock plan or in the related award document by reason of the GFI Merger). To the extent the Continuing Employee RSUs are converted into CME RSUs in accordance with the preceding sentence, the number of shares of CME Class A Common Stock subject to such CME RSU will be equal to the product of (i) the number of shares of GFI Common Stock subject to the Continuing Employee RSU multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole share of CME Class A Common Stock.

        With respect to RSUs held by non-employee directors of GFI (who are the members of the Special Committee), GFI intends to accelerate the vesting of such RSUs prior to the closing date of the GFI Merger in accordance with the terms of the GFI Merger Agreement. Upon vesting, such accelerated RSUs will convert into shares of GFI Common Stock and non-employee directors of GFI (who are the members of the Special Committee) will be entitled to receive the Merger Consideration.

        With respect to RSUs held by any persons other than a Continuing Employee or a non-employee director of GFI, not later than five business days prior to the closing date of the GFI Merger, GFI will take all actions necessary to provide that (a) each such RSU outstanding immediately before the Effective Time, will be converted into an obligation of IDB Buyer, (b) that CME and its affiliates shall not have any liability in respect of any such RSU and (c) consent is obtained from holders of such RSUs in addition to a release of any claims arising in connection with such RSU in favor of CME and its affiliates. Each such RSU shall be converted into either a deferred cash obligation or a deferred cash and restricted equity obligation, with the amount of the deferred cash or deferred cash and restricted equity subject to the award, as applicable, being determined based on the number of shares of GFI Common Stock subject to each RSU before the Effective Time and the Merger Consideration. Such deferred cash obligations shall be subject to substantially the same terms and conditions as were applicable under the RSU before the Effective Time, while the deferred cash and restricted equity obligations shall be entered into with IDB Employees who were senior executives of GFI prior to the Effective Time and negotiated on an individual-by-individual basis.

        Not later than five business days prior to the closing date of the GFI Merger, GFI will take all actions necessary to provide that each GFI Option will be canceled as of the completion of the GFI Merger for no consideration.

Recommendation of the Special Committee and the GFI Board; Reasons for the GFI Merger

        The GFI Board formed the Special Committee, comprised of three independent directors (Marisa Cassoni, Frank Fanzilli, Jr. and Richard Magee) for the purpose of investigating, evaluating and negotiating any strategic alternatives, and, as appropriate, reject or recommend to the GFI Board the GFI Merger and the GFI Merger Agreement. On July 29, 2014, the Special Committee unanimously (i) determined that the GFI Merger Agreement and the GFI Merger are advisable, fair to and in the best interests of GFI and its stockholders, (ii) recommended that the GFI Board adopt and declare advisable the GFI Merger Agreement and the GFI Merger, (iii) directed that the GFI Merger Agreement be submitted to the GFI Board for its approval and recommendation to GFI Stockholders to adopt the GFI Merger Agreement and approve the GFI Merger and (iv) recommended that GFI Stockholders adopt the GFI Merger Agreement and approve the GFI Merger.

        After considering such recommendation, the GFI Board unanimously (other than the Recused Directors), (i) determined that the GFI Merger Agreement and the GFI Merger are advisable, fair to and in the best interest of GFI and its stockholders, (ii) approved, adopted and declared advisable the GFI Merger Agreement and the GFI Merger and (iii) resolved to recommend the adoption of the GFI Merger Agreement and the approval of the GFI Merger to GFI Stockholders at the Special Meeting. Accordingly, the GFI Board (other than the Recused Directors), acting upon the unanimous determination of the Special Committee, unanimously recommends that you vote "FOR" the GFI Merger Proposal. The Recused Directors recused themselves from the vote of the GFI Board because of their interests in the GFI Merger and the related transactions. Thus, the members of the GFI Board casting votes to adopt the GFI Merger Agreement were also the members of the Special Committee.

        Both the Special Committee and the GFI Board believe, based on their consideration of the factors relating to the substantive and procedural fairness described below, that the terms of the GFI Merger Agreement and the GFI Merger are advisable, fair to and in the best interests of, GFI Disinterested Stockholders. GFI's purpose and reasons for undertaking the GFI Merger at this time are to enable GFI Stockholders to realize the value of their investment in GFI at a favorable price.

The Special Committee

        In evaluating the fairness and advisability of the GFI Merger Agreement, the Special Committee considered information with respect to GFI's financial condition, results of operations, businesses, competitive position and business strategy, on both a historical and prospective basis, as well as current industry, economic and market conditions and trends. The Special Committee considered the following factors, each of which the Special Committee believes supports its determination as to fairness:

  •
  the then-current and historical market prices of GFI Common Stock, including the fact that the Merger Consideration of $4.55 represents a premium of approximately 46% over the closing price of $3.11 per share of GFI Common Stock on July 29, 2014, the last trading day prior to the announcement of the entry into the GFI Merger Agreement; in this regard, the Special Committee was aware that the $4.55 Merger Consideration was lower than the closing and average prices for GFI Common Stock during certain of the historical periods listed in the table in the section entitled "Comparative Per Share Market Price and Dividend Information" on page [    ] of this proxy statement/prospectus;

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  the requirement that the affirmative vote of holders of a majority of the outstanding shares of GFI Common Stock that are held by GFI Disinterested Stockholders approve the GFI Merger Agreement, increasing the likelihood that approval of the GFI Merger Proposal would reflect the interests of GFI Disinterested Stockholders;

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  the Special Committee's understanding of GFI and its business as well as its financial performance, results of operations and future prospects, which supported the Special Committee's view that the Merger Consideration reflected, among other things, an appropriate value for the GFI Merger;

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  the Special Committee's consideration that the benefit of continuing as an independent public company would not be as valuable as the Merger Consideration being offered because of the potential risks and uncertainties associated with the future prospects of GFI, particularly in light of the ongoing decline in certain of GFI's businesses and more recent adverse developments in certain businesses including increased competition and regulatory risk;

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  that the Special Committee was successful in not only maintaining the proposal despite deteriorating market conditions but also that it was able to increase the Merger Consideration from that initially proposed by CME (GFI's stock price decreased from $3.65 per share when

    CME made its initial offer on April 17, 2014 to $3.11 per share on July 29, 2014, the last trading day prior to the announcement of the entry into the GFI Merger Agreement);

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  the presentation by Greenhill to the Special Committee on July 29, 2014 and the oral opinion delivered by Greenhill to the Special Committee (which was subsequently confirmed in writing) that, as of such date and based upon and subject to the assumptions made, matters considered and limitations on the scope of review undertaken by Greenhill as set forth in its written opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of shares of GFI Common Stock (other than the JPI Holders), as more fully described in the section entitled "The GFI Merger—Opinion of Special Committee's Financial Advisor" beginning on page [    ] of this proxy statement/prospectus;

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  the financing commitment provided to IDB Buyer in connection with the IDB Transaction and the fact that such financing was committed prior to the execution of the GFI Merger Agreement;

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  the belief by the Special Committee that, based on its consideration of, and discussion with its advisors concerning, other potential strategic options, the Merger Consideration being offered was the most favorable price that could be obtained and that further negotiation ran the risk that CME might determine to revoke its offer and abandon the transaction altogether, in which event GFI Stockholders would lose the opportunity to accept the premium being offered and there would likely be a substantial drop in the stock price in light of decreased trading volumes relevant to the interdealer broker industry, the prospects of GFI as reflected in the financial projections that had been presented to the Special Committee and recent declines in the market prices of securities generally;

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  the terms of the GFI Merger Agreement, including:

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  the requirement that the GFI Merger Agreement must be approved by the affirmative vote of (i) at least 66 2/3% of the shares of GFI Common Stock cast at the Special Meeting, provided that such affirmative vote represents at least a majority of the outstanding shares of GFI Common Stock, and (ii) the holders of a majority of the outstanding shares of GFI Common Stock that are held by GFI Disinterested Stockholders;

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  the inclusion of provisions that permit the GFI Board (upon the recommendation of the Special Committee), under specified circumstances, to change or withdraw its recommendation with respect to the GFI Merger Agreement and the GFI Merger and respond to unsolicited proposals to acquire GFI to the extent the GFI Board believes in good faith that failure to do so would be inconsistent with its fiduciary duties; and

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  the other terms and conditions of the GFI Merger Agreement, as discussed in the section entitled "The GFI Merger Agreement" beginning on page [    ] of this proxy statement/prospectus, which the Special Committee, after consulting with its legal counsel, considered to be reasonable and consistent with precedents it deemed relevant;

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  the likelihood, considering the terms of the GFI Merger Agreement, CME's financial resources and incentives to complete the GFI Merger, that the GFI Merger would be completed reasonably promptly, which contributed to the Special Committee's determination as to fairness because it supported the Special Committee's view that it increased the certainty of value and time value of the Merger Consideration to be provided to GFI Disinterested Stockholders; and

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  the fact that CME's obligation to complete the GFI Merger is not conditioned upon receipt of financing.

        In addition to the foregoing factors, which the Special Committee considered as being generally positive or favorable in making its determination and recommendations in favor of the GFI Merger, the Special Committee also considered that its determination and recommendations were supported by its belief that there were limited strategic alternatives for enhancing value for GFI Stockholders, especially in light of JPI's statement that it would not consider selling its stake in GFI or vote in favor of any such alternative transaction, as well as the risks and uncertainties to GFI Stockholders associated with such alternatives.

        In evaluating the fairness and advisability of the GFI Merger Agreement, the Special Committee also considered, among other factors, the following, each of which the Special Committee viewed as being generally negative or unfavorable:

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  the potential for disruptions to GFI's operations following the announcement of the GFI Merger, including potentially the loss of key employees, which increases the risk that GFI would be unable to continue to execute on its current business plans in the event the GFI Merger was not consummated;

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  the lack of alternatives available to GFI other than to reject CME's proposal and remain a public company given the Special Committee's belief that a transaction that did not have the support of JPI could not be successful given JPI's statement that it would not sell its interest or vote in favor of an alternative transaction;

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  the restrictions in the GFI Merger Agreement regarding GFI's ability to accept a Superior Proposal received by GFI;

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  the GFI Merger Agreement's covenants restricting the conduct of GFI's business, including, among other things, restricting GFI's ability to enter into new material contracts and new material lines of business, as well as the issuance of new securities of GFI, without CME's consent, which could affect GFI's performance until the GFI Merger is consummated or abandoned;

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  the risk that, while the GFI Merger is expected to be consummated, there can be no assurance that all conditions to the parties' obligations to complete the GFI Merger will be satisfied, and as a result, it is possible that the GFI Merger may not be completed;

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  the risks and costs to GFI if the GFI Merger is not consummated, including the potential effect of the diversion of management and employee attention from GFI's business and the substantial expenses which GFI will have incurred, including in connection with any related litigation;

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  the fact that the executive chairman of the GFI Board and the chief executive officer of GFI have certain interests in the GFI Merger and the related transactions that are different from, and in addition to, the interests of GFI Stockholders generally, including the purchase of all right, title and interest in and to all of the issued and outstanding securities of the IDB Subsidiaries and the role that the executive officers played in structuring and negotiation of the various aspects of the transactions; and

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  the fact that the GFI Supporting Stockholders agreed to vote their shares of GFI Common Stock against any alternative business combination transaction during the Tail Period pursuant to the GFI Support Agreement.

        The Special Committee also considered a number of factors that are discussed below relating to the procedural safeguards that it believes were and are present to ensure the fairness of the GFI

Merger. The Special Committee believes these factors support its determinations and recommendations and provide assurance of the procedural fairness of the GFI Merger to GFI Disinterested Stockholders:

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  the GFI Merger Agreement must be approved by (i) the affirmative vote of at least 66 2/3% of the shares of GFI Common Stock cast at the Special Meeting vote to adopt the GFI Merger Agreement, provided that such affirmative vote represents at least a majority of the outstanding shares of GFI Common Stock and (ii) the affirmative vote of a majority of the outstanding shares of GFI Common Stock held by GFI Disinterested Stockholders, as discussed in the section entitled "Information About the Special Meeting—Vote Required" beginning on page [    ] of this proxy statement/prospectus;

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  the members of the Special Committee were informed by the Special Committee's counsel of their fiduciary duties to both GFI and GFI Disinterested Stockholders, and took action to retain independent legal and financial advice in connection with their consideration of the fairness of the GFI Merger;

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  the Special Committee negotiated over several months with representatives of CME regarding the Merger Consideration and the other terms of the GFI Merger and the GFI Merger Agreement, was advised by independent financial and legal advisors and held numerous meetings and met regularly to discuss and evaluate the GFI Merger Proposal;

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  the Special Committee negotiated with IDB Buyer various aspects of the IDB Transaction, including the purchase price of $165,000,000 in cash, which is referred to as the IDB Purchase Price in this proxy statement/prospectus, for the securities of the IDB Subsidiaries;

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  the fact that the GFI Merger Agreement cannot be amended, nor its provisions waived, without the approval of the Special Committee;

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  the Special Committee consists solely of independent and disinterested directors; the members of the Special Committee (i) are not employees of GFI or any of its subsidiaries, (ii) are not affiliated with JPI or its affiliates and (iii) have no financial interest in the GFI Merger that is different from that of GFI Disinterested Stockholders, other than as discussed in the section entitled "The GFI Merger—Interests of GFI Directors and Executive Officers in the GFI Merger" beginning on page [    ] of this proxy statement/prospectus;

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  the Special Committee retained Greenhill as its independent financial advisor and received an opinion from Greenhill as to the fairness from a financial point of view of the Exchange Ratio to the holders of shares of GFI Common Stock (other than the JPI Holders), as summarized below in the section entitled "The GFI Merger—Opinion of Special Committee's Financial Advisor," beginning on page [    ] of this proxy statement/prospectus;

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  the fact that the negotiations that had taken place between representatives of CME, on the one hand, and GFI, its representatives and the Special Committee, on the other hand, were structured and conducted so as to preserve the independence of the Special Committee, which contributed to the GFI Board's determination as to fairness because it supported the GFI Board's view that the GFI Merger was procedurally fair to GFI Disinterested Stockholders; and

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  the recognition by the Special Committee that it had no obligation to recommend the approval of the GFI Merger or any other transaction.

        While the Special Committee considered potentially positive and negative factors, it concluded that, overall, the potentially positive factors outweighed the potentially negative factors, and at a meeting held on July 29, 2014, the Special Committee unanimously:

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  determined that the terms of the GFI Merger Agreement and the GFI Merger are advisable, fair to and in the best interests of GFI and its stockholders;

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  approved the GFI Merger Agreement and the GFI Merger and recommended to the GFI Board that it adopt and declare advisable the GFI Merger Agreement and the GFI Merger; and

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  recommended that GFI Stockholders adopt the GFI Merger Agreement and approve the GFI Merger at the Special Meeting.

GFI Board of Directors

        The GFI Board consists of a majority of directors who have no direct or indirect interest in the GFI Merger different from the interests of GFI Stockholders generally. On July 29, 2014, the Special Committee, by unanimous vote, determined to recommend that the GFI Board adopt and declare advisable the GFI Merger Agreement and the GFI Merger. At a meeting that immediately followed the Special Committee meeting, the GFI Board, with Messrs. Gooch and Heffron recusing themselves, approved the GFI Merger Agreement and determined to submit it to GFI Stockholders to vote upon its adoption and recommended GFI Stockholders to vote in favor of the GFI Merger Agreement. Messrs. Gooch and Heffron chose to recuse themselves due to their interests in the JPI Merger and the IDB Transaction. Thus, the members of the GFI Board casting votes to approve the GFI Merger Agreement were also the members of the Special Committee. See the section entitled "—Background of the GFI Merger" beginning on page [    ] of this proxy statement/prospectus for additional information on the GFI Board's recommendations.

        In particular, the GFI Board considered and adopted:

  •
  the Special Committee's analysis, conclusions, and unanimous determination that the GFI Merger Agreement and the GFI Merger are fair to, advisable and in the best interests of GFI Stockholders;

  •
  the Special Committee's unanimous recommendation that the GFI Board approve the GFI Merger Agreement, submit the GFI Merger Agreement to GFI Stockholders for approval and recommend that GFI Stockholders vote for the adoption of the GFI Merger Agreement and approval of the GFI Merger as contemplated by the GFI Merger Agreement; and

  •
  the same matters considered and adopted by the Special Committee.

        This foregoing discussion of the information and factors considered by the Special Committee and the GFI Board in reaching its conclusions and recommendation includes all of the material factors considered by the Special Committee and the GFI Board, but is not intended to be exhaustive. In view of the number of factors the Special Committee and the GFI Board considered in evaluating the GFI Merger Agreement and the GFI Merger, and the complexity of these matters, the Special Committee and the GFI Board did not find it practicable, and did not attempt, to quantify, prioritize or otherwise assign relative weight to the factors. The judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

        Other than as described in this proxy statement/prospectus, the Special Committee and the GFI Board are not aware of any firm offer by any other person for a merger or consolidation of GFI with another company, the sale or transfer of all or substantially all of GFI's assets or a purchase of GFI's securities that would enable such person to exercise control of GFI, particularly in light of the ongoing decline in certain of GFI's businesses and more recent adverse developments in certain businesses including increased competition and regulatory risk.

        ACCORDINGLY, ACTING UPON THE UNANIMOUS DETERMINATION OF THE SPECIAL COMMITTEE, THE GFI BOARD (OTHER THAN THE RECUSED DIRECTORS, WHICH RESULTED IN THE REMAINING MEMBERS OF THE GFI BOARD BEING COMPRISED SOLELY OF THE MEMBERS OF THE SPECIAL COMMITTEE) UNANIMOUSLY RECOMMENDS THAT

GFI STOCKHOLDERS VOTE "FOR" THE GFI MERGER PROPOSAL, "FOR" THE "GOLDEN PARACHUTE" COMPENSATION PROPOSAL AND "FOR" THE ADJOURNMENT PROPOSAL.

 Opinion of Special Committee's Financial Advisor

        On July 29, 2014, at a meeting of the Special Committee, Greenhill delivered to the Special Committee its oral opinion, which was subsequently confirmed by delivery of a written opinion dated July 29, 2014, that, as of such date and based upon the procedures followed and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Greenhill as set forth in its written opinion, the Exchange Ratio was fair, from a financial point of view, to the holders of shares of GFI Common Stock (other than the JPI Holders).

        The full text of Greenhill's written opinion, dated July 29, 2014, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limits on the opinion and the review undertaken in connection with rendering the opinion, is attached as Annex F to this proxy statement/prospectus and is incorporated herein by reference. The opinion was addressed to the Special Committee and addresses only the fairness, from a financial point of view, of the Exchange Ratio to the holders of shares of GFI Common Stock (other than the JPI Holders). The opinion does not express a view as to any other aspect of the GFI Merger or the other transactions contemplated by the GFI Merger Agreement and does not constitute a recommendation to the Special Committee, the GFI Board or to any other person in respect of the GFI Merger, including as to how any holder of shares of GFI Common Stock should vote or act with respect to the approval of the GFI Merger or any other matter. The summary of Greenhill's opinion that is set forth below is qualified in its entirety by reference to the full text of the opinion. GFI Stockholders are urged to read the opinion in its entirety.

        In connection with rendering its opinion, Greenhill, among other things:

  1.
  reviewed the draft of the GFI Merger Agreement dated as of July 29, 2014, which is referred to as the Draft GFI Merger Agreement in this proxy statement/prospectus, the draft of the IDB Purchase Agreement dated as of July 29, 2014, the draft of the GFI Support Agreement dated as of July 29, 2014, the draft of the JPI Merger Agreement dated as of July 29, 2014, and certain related documents;

  2.
  reviewed certain publicly available financial statements of GFI and CME;

  3.
  reviewed certain other publicly available business and financial information relating to GFI and CME that it deemed relevant;

  4.
  reviewed certain information, including financial forecasts and other financial and operating data concerning GFI prepared by the management of GFI as described in the section entitled "The GFI Merger—Certain Forecasts" beginning on page [    ] of this proxy statement/prospectus;

  5.
  reviewed certain information, including financial forecasts and other financial and operating data concerning the IDB Business, Trayport and FENICS, prepared by the management of GFI as described in the section entitled "The GFI Merger—Certain Forecasts" beginning on page [    ] of this proxy statement/prospectus;

  6.
  discussed the past and present operations and financial condition and the prospects of GFI with senior executives of GFI;

  7.
  discussed the past and present operations and financial condition and the prospects of the IDB Business, Trayport and FENICS with senior executives of GFI;

  8.
  reviewed the historical market prices and trading activity for GFI Common Stock and analyzed its implied valuation multiples;

  9.
  reviewed the historical market prices and trading activity for CME Class A Common Stock and analyzed its implied valuation multiples;

  10.
  compared the value of CME Class A Common Stock to be received in the GFI Merger with certain published Wall Street analyst price targets for GFI Common Stock that it deemed appropriate;

  11.
  compared the value of the Merger Consideration with that received in certain publicly available transactions that it deemed relevant;

  12.
  compared the value of the Merger Consideration with the trading valuations of certain publicly traded companies that it deemed relevant;

  13.
  compared the value of the Merger Consideration to the valuation derived by discounting future cash flows and a terminal value of the business at discount rates it deemed appropriate;

  14.
  participated in discussions and negotiations among representatives of GFI and its legal advisors and representatives of CME and its legal and financial advisors; and

  15.
  performed such other analyses and considered such other factors as it deemed appropriate.

        In giving its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to it by representatives and management of GFI and CME for the purposes of its opinion. Greenhill further relied upon the assurances of the representatives and management of GFI and CME, as applicable, that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and projections and other data that were furnished or otherwise provided to it, Greenhill assumed that such financial forecasts, projections and other data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of GFI as to those matters, and Greenhill relied upon such financial forecasts, projections and other data in arriving at its opinion. Greenhill expressed no opinion with respect to such financial forecasts, projections and other data or the assumptions upon which they were based. Greenhill did not make any independent valuation or appraisal of the assets or liabilities of GFI, nor was Greenhill furnished with any such appraisals. Greenhill assumed that the GFI Merger, the GFI Pre-Closing Reorganization, the JPI Merger, the IDB Transaction and the other transactions contemplated by the GFI Merger Agreement will be consummated in accordance with the terms set forth in the GFI Merger Agreement, which Greenhill further assumed will be identical in all material respects to the Draft GFI Merger Agreement that Greenhill reviewed, and without waiver of any material terms or conditions set forth in the GFI Merger Agreement. Greenhill further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the GFI Merger will be obtained without any effect on GFI, CME, the GFI Merger or the contemplated benefits of the GFI Merger meaningful to Greenhill's analysis. Greenhill's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, July 29, 2014. It should be understood that subsequent developments may affect Greenhill's opinion, and Greenhill does not have any obligation to update, revise, or reaffirm its opinion.

        Greenhill acted as financial advisor to the Special Committee in connection with the GFI Merger and will receive fees of $4,250,000 for services rendered in connection with the GFI Merger (including rendering its opinion), $2,750,000 of which is contingent on the consummation of the GFI Merger. In addition, GFI has agreed to indemnify Greenhill for certain liabilities arising out of its engagement. During the two years preceding the date of its opinion Greenhill had not been engaged by or received any compensation from GFI, CME, any other parties to the GFI Merger or JPI (other than any amounts that were paid to Greenhill under the letter agreement pursuant to which Greenhill was retained as a financial advisor to the Special Committee in connection with the GFI Merger).

        Greenhill's opinion was for the information of the Special Committee and was rendered to the Special Committee in connection with their consideration of the GFI Merger and should not be used for any other purpose without Greenhill's prior written consent. Greenhill did not express an opinion as to any aspect of the GFI Merger other than the fairness of the Exchange Ratio, from a financial point of view, to the holders of GFI Common Stock (other than the JPI Holders), or the other transactions contemplated by the GFI Merger Agreement. In particular, Greenhill expressed no opinion as to the prices at which CME Class A Common Stock will trade at any future time. Greenhill expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of GFI, or any class of such persons relative to the Merger Consideration to be received by the holders of GFI Common Stock (other than the JPI Holders) in the GFI Merger or with respect to the fairness of any such compensation. Greenhill's opinion was approved by its fairness committee. Greenhill's opinion was not intended to be and did not constitute a recommendation to the members of the Special Committee or the Board of Directors of GFI as to whether they should recommend or approve the GFI Merger or the GFI Merger Agreement, nor did it constitute a recommendation as to whether GFI Stockholders should approve the GFI Merger at the Special Meeting.

Summary of Greenhill's Financial Analyses

        The following is a summary of the material financial analyses provided by Greenhill to the Special Committee in connection with rendering its opinion described above. The summary set forth below does not purport to be a complete description of the analyses performed by Greenhill, nor does the order of analyses as set forth below represent the relative importance or weight given to those analyses by Greenhill. All methodologies must be viewed in context as no single valuation methodology provides a complete picture. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are not alone a complete description of Greenhill's financial analyses.

Sum of the Parts Analysis

        Greenhill performed a sum of the parts analysis of GFI based on the hypothetical standalone trading valuations for the IDB Business and Trayport and FENICS, which are collectively referred to as GFI's Technology Businesses in this proxy statement/prospectus.

        In performing this analysis, Greenhill reviewed and compared various financial multiples, ratios and operating and trading statistics of GFI, the IDB Business and GFI's Technology Businesses to corresponding financial multiples, ratios and operating and trading statistics for publicly traded companies selected by Greenhill. The companies selected by Greenhill comprised four institutional broker companies (namely, ICAP plc, BGC Partners, Inc., Tullett Prebon plc and Compagnie Financiere Tradition SA) and four technology companies (namely, MarketAxess Holdings Inc., Advent Software, Inc., Fidessa Group plc and First Derivatives plc).

        Although none of the selected companies is directly comparable to GFI, Greenhill chose these companies because they had publicly traded equity securities and were deemed to be similar to either the IDB Business or GFI's Technology Business in one or more respects, including the nature of their business, size, diversification, financial performance and geographic concentration. However, because of the inherent differences between the business, operations and prospects of GFI and those of the selected companies, Greenhill believes that it is inappropriate to, and therefore did not, rely solely on the numerical results of the sum of the parts analysis. Accordingly, Greenhill also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of GFI and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, revenue mix, profitability levels and degree of operational risk between GFI and the companies included in the selected company analysis. Greenhill also made judgments as to the relative comparability of the various financial multiples, ratios and operating and trading statistics with respect to those companies.

        For each of the selected companies, Greenhill calculated and reviewed, among other information, the ratio of enterprise value to estimated EBITDA for calendar year 2014 (or reported 2013 results, where 2014 forward estimates were not available). For purposes of this calculation, Greenhill utilized an enterprise value for each company derived by the sum of: (1) the product of the number of basic shares outstanding of that company as reported in its most recent public filings and GFI's closing share price on July 28, 2014; and (2) the applicable company's outstanding net debt as reported in its most recent public filings. Estimated EBITDA for calendar year 2014 was based on publicly available consensus estimates (or reported 2013 results, where 2014 forward estimates were not available). The following table summarizes the mean and median enterprise value to estimated EBITDA multiples for the selected companies reviewed by Greenhill:

Mean / Median	EV / EBITDA (2014E)
IDB Mean	6.8x
IDB Median	6.8x
Technology Mean	13.9x
Technology Median	14.7x
Overall Mean	10.3x
Overall Median	9.7x

        Based upon Greenhill's judgment and experience, Greenhill then selected two reference ranges of multiples of enterprise values to estimated 2014 EBITDA, one for the IDB Business and one for GFI's Technology Businesses. In determining its reference ranges of multiples for the IDB Business, Greenhill viewed Tullett Prebon plc as the most similar company to the IDB Business and therefore chose a range more weighted toward its observed enterprise value to estimated EBITDA multiple. For GFI's Technology Businesses, Greenhill's reference range more closely aligned with the simple mean and median of the selected companies. EBITDA was calculated as (1) pre-tax operating income in the Management Projections plus (2) depreciation plus (3) amortization of sign-on bonuses less (4) cash sign-on bonuses issued. Cash sign-on bonuses, and the associated amortization of such bonuses, were negligible for GFI's Technology Businesses and accordingly neither component is relevant to the calculation of the EBITDA for GFI's Technology Businesses. Greenhill then calculated ranges of implied enterprise values for the IDB Business and for GFI's Technology Businesses by applying the applicable reference range to GFI's projected EBITDA for 2014 included in the Management Projections for the applicable business. Greenhill calculated a range of implied per share prices for GFI Common Stock by dividing: (1) the sum of the ranges of implied enterprise values for each line of business, less (i) GFI's net debt amount (calculated as $10 million of short-term borrowings, plus $240 million of long-term borrowings, plus an after-tax make whole fee payable on GFI's debt of $36.3 million which would be payable upon a breakup of GFI, less excess cash of $40 million as contemplated by the GFI Merger Agreement) and (ii) GFI's RSU liability (calculated as 16.3 million RSUs outstanding multiplied by the per share price of GFI Common Stock implied by the analysis); by (2) the basic number of shares of GFI Common Stock outstanding as of May 31, 2014. In performing this analysis, Greenhill assumed a tax-free separation of GFI's lines of business.

        The following table reflects the reference ranges of multiples and implied valuations calculated by Greenhill in performing this analysis:

		Multiple			Value
	2014E EBITDA
($ in millions, except per share values)		Low		High	Low		High
IDB (Gross of RSU liability)(1)	$33.3	4.5x	—	5.5x	$150.0	—	$183.3
Trayport & FENICS	56.4	11.5x	—	14.0x	648.9	—	789.9

Implied Enterprise Value	$89.8	8.9x	—	10.8x	$798.9	—	$937.3
Less: Net Debt and Make Whole					(246.3)	—	(246.3)
Less: RSU Liability					(63.3)	—	(83.3)
Implied Equity Value					$489.3	—	$643.7

Basic Shares Outstanding					126.3	—	126.3
Implied Share Price					$3.87	—	$5.10

(1)
EBITDA was calculated as (1) pre-tax operating income in the Management Projections plus (2) depreciation plus (3) amortization of sign-on bonuses less (4) cash sign-on bonuses issued.

        This analysis resulted in a range of implied per share prices for GFI Common Stock of $3.87 to $5.10. Greenhill compared this range to GFI's closing stock price on July 28, 2014 of $3.04 per share and to the $4.55 per share value of the Merger Consideration to be received in the GFI Merger. Greenhill noted, for illustrative purposes only and not as part of its fairness determination, that the range of implied per share prices for GFI Common Stock resulting from this analysis would increase to $4.35 to $5.67 per share if $15 million of cost savings reflected in the final Credit Case Projections were included in the projected EBITDA for 2014 for the IDB Business.

Comparable Company Trading Valuation Analysis

        Greenhill performed a comparable company trading valuation analysis of GFI. In performing this analysis, Greenhill reviewed and compared various financial multiples, ratios and operating and trading statistics for GFI, the IDB Business and GFI's Technology Businesses to corresponding financial multiples, ratios and operating and trading statistics for the publicly traded companies described above.

        Although none of the selected companies is directly comparable to GFI, Greenhill chose these companies because they had publicly traded equity securities and were deemed to be similar to GFI in one or more respects, including the nature of their business, size, diversification, financial performance and geographic concentration. However, because of the inherent differences between the business, operations and prospects of GFI and those of the selected companies, Greenhill believes that it is inappropriate to, and therefore did not, rely solely on the numerical results of the comparable company trading valuation analysis. Accordingly, Greenhill also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of GFI and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, revenue mix, profitability levels and degree of operational risk between GFI and the companies included in the selected company analysis. Greenhill also made judgments as to the relative comparability of the various financial multiples, ratios and operating and trading statistics with respect to those companies.

        For each of the selected companies, Greenhill calculated and reviewed, among other information, the multiples described above under the sum of the parts analysis.

        Based upon Greenhill's judgment and experience, Greenhill then selected a reference range of multiples of enterprise values to estimated 2014 EBITDA for GFI. In determining its reference ranges of multiples for GFI as a whole (inclusive of the IDB Business and GFI's Technology Businesses), Greenhill viewed ICAP plc as the most similar company and therefore chose a range more weighted toward its observed enterprise value to estimated EBITDA multiple. Greenhill then calculated a range of implied enterprise values for GFI by applying the reference range to GFI's projected EBITDA for 2014 included in the Management Projections. Greenhill then used this range of implied enterprise values, and subtracted GFI's net debt amount as disclosed in public filings (calculated as $10 million of short-term borrowings, plus $240 million of long-term borrowings, less $149 million of cash and cash equivalents) and the liability of RSUs (calculated as 16.3 million RSUs outstanding multiplied by the per share price of GFI Common Stock implied by the analysis), to calculate implied equity value, which was divided by the basic number of shares of GFI Common Stock outstanding as of May 31, 2014 to calculate a range of implied per share prices for GFI Common Stock.

        The following table reflects the reference range of multiples and implied valuations calculated by Greenhill in performing this analysis:

		Multiple			Value
	2014E EBITDA
($ in millions, except per share values)		Low		High	Low		High
	$89.8	6.5x	—	7.5x	$583.4	—	$673.2

Implied Enterprise Value					$583.4	—	$673.2
Less: Net Debt					(101.0)	—	(101.0)
Less: RSU Liability					(55.3)	—	(65.5)

Implied Equity Value					$427.2	—	$506.7
Basic Shares Outstanding					126.3	—	126.3
Implied Share Price					$3.38	—	$4.01

        This analysis resulted in a range of implied per share prices for GFI Common Stock of $3.38 to $4.01. Greenhill compared this range to GFI's closing stock price on July 28, 2014 of $3.04 per share and to the $4.55 per share value of the Merger Consideration to be received in the GFI Merger. Greenhill noted, for illustrative purposes only and not as part of its fairness determination, that the range of implied per share prices for GFI Common Stock resulting from this analysis would increase from $4.07 to $4.80 per share if $15 million of cost savings reflected in the final Credit Case Projections were included in the projected EBITDA for 2014 for the IDB Business.

Discounted Cash Flow Analysis

        In performing its valuation analyses, Greenhill observed, upon consultation with GFI's management, that there are a number of characteristics that made it difficult for management to produce financial projections that have a high degree of reliability and accuracy for the IDB Business. Among other things, as confirmed through discussions with GFI's management, revenues of the IDB Business are in large part tied to trading volumes in the markets for various asset classes which are inherently difficult to forecast due to the impact of various exogenous factors, such as market sentiment, volatility, performance of market players and regulatory changes, on trading volumes. Recent regulatory changes have introduced additional uncertainty into the current operating environment for institutional broker-dealers. Greenhill also noted that budgets prepared by management over the past several years for the IDB Business differed meaningfully from actual performance of the business. In light of the above, Greenhill viewed the discounted cash flow analysis for the IDB Business as relatively less meaningful than the other valuation methodologies.

        Greenhill performed a discounted cash flow analysis of GFI that was comprised of separate calculations for the IDB Business and for GFI's Technology Businesses. With respect to the IDB Business, Greenhill performed two discounted cash flow analyses, one using the Management Projections and another using the final Credit Case Projections.

        IDB Standalone Scenario.    Greenhill performed a discounted cash flow analysis of the IDB Business using the Management Projections for the calendar years 2015 through 2018. Greenhill calculated a range of implied present values of the unlevered, after-tax free cash flows that the IDB Business was projected to generate under the Management Projections from January 1, 2015 through December 31, 2018 using discount rates ranging from 13.0% to 14.0%, reflecting an estimate of the IDB Business's weighted average cost of capital, which is referred to as WACC in this proxy statement/prospectus. Greenhill calculated the WACC based on assumptions regarding the equity risk premium, levered beta, risk free rate, capital structure, cost of debt, tax rate and size-based risk premium. Greenhill also calculated a range of terminal values for the IDB Business using terminal multiples ranging from 4.5x to 5.5x of estimated EBITDA for the IDB Business for calendar year 2018 from the Management Projections. Management Projections of the amortization, over the forecast period, of the RSU liability have been incorporated into Greenhill's DCF analysis, in both the IDB Standalone and IDB Credit Scenarios (described below). The estimated range of terminal values was then discounted to present value as of January 1, 2015, using discount rates ranging between 13.0% to 14.0%. Greenhill then added the range of net present values of the standalone, unlevered, after-tax free cash flows for calendar years 2015 through 2018 to the range of present values of the terminal value to derive a range of implied enterprise values, net of the RSU liability, for the IDB Business of $222 million to $261 million.

        IDB Credit Scenario.    Greenhill also performed a discounted cash flow analysis of the IDB Business using the final Credit Case Projections for the calendar years 2015 through 2018. Greenhill calculated a range of implied present values of the unlevered, after-tax free cash flows that the IDB Business was projected to generate under the final Credit Case Projections from January 1, 2015 through December 31, 2018 using discount rates ranging from 13.0% to 14.0%, reflecting an estimate of the IDB Business's WACC. Greenhill calculated the WACC in the same manner, and applied the same range of terminal multiples, as it had under the IDB Standalone Scenario (described above). The estimated range of terminal values was then discounted to present value as of January 1, 2015, using discount rates ranging between 13.0% to 14.0%. Greenhill then added the range of net present values of the standalone, unlevered, after-tax free cash flows for calendar years 2015 through 2018 to the range of present values of the terminal value to derive a range of implied enterprise values, net of the RSU liability, for the IDB Business of $298 million to $355 million.

        Trayport and FENICS.    Greenhill performed a discounted cash flow analysis of GFI's Technology Businesses using the Management Projections for calendar years 2015 through 2018. Greenhill calculated a range of implied present values of the standalone, unlevered, after-tax free cash flows that Trayport and FENICS were forecasted to generate under the Management Projections from January 1, 2015 through December 31, 2018 using discount rates ranging from 12.4% to 13.4%, reflecting an estimate of the WACC of GFI's Technology Businesses. Greenhill calculated the WACC in the same manner as for the IDB Standalone and IDB Credit Scenarios (described above), except that Greenhill utilized a different levered beta to reflect the different characteristics of GFI's Technology Businesses and a different tax rate to reflect the different geographic focus of GFI's Technology Businesses. Greenhill also calculated a range of terminal values for GFI's Technology Businesses using terminal multiples ranging from 8.5x to 9.5x of estimated EBITDA for GFI's Technology Businesses for calendar year 2018 under the Management Projections. The estimated range of terminal values was then discounted to present value as of January 1, 2015, using discount rates ranging between 12.4% to 13.4%. Greenhill then added the range of net present values of the standalone, unlevered, after-tax free cash flows for calendar years 2015 through 2018 to the range of present values of the terminal value to derive a range of implied enterprise values for GFI's Technology Businesses of $598 million to $671 million.

        Implied Share Prices.    Greenhill then added the ranges of implied enterprise values resulting from these discounted cash flow analyses to produce a range of implied enterprise values for GFI, subtracted the aggregate amount of GFI's net debt and the make whole payment to produce a range of implied equity values for GFI, and then divided the range of implied equity values by the number of basic outstanding shares of GFI Common Stock as of May 31, 2014 to produce ranges of implied per share prices of GFI Common Stock.

        The range of implied per share prices of GFI Common Stock resulting from the discounted cash flow analysis that utilized the Management Projections for the IDB Business and the Management Projections for GFI's Technology Businesses was $4.54 to $5.43 per share. The range of the implied per share prices of GFI Common Stock resulting from the discounted cash flow analysis that utilized the final Credit Case Projections for the IDB Business and the Management Projections for GFI's Technology Businesses was $5.15 to $6.17 per share. Greenhill compared these ranges to GFI Common Stock's closing stock price on July 28, 2014 of $3.04 per share and to the $4.55 per share value of the Merger Consideration to be received in the GFI Merger.

Precedent Transaction Analysis

        Greenhill performed an analysis of selected change of control transactions in the trading and market technology and institutional broker sectors since January 1, 2003 that Greenhill, based on its judgment and experience, deemed appropriate for purposes of this analysis, including the similarity of the target to GFI in one or more respects, such as the nature of their business, size, diversification, financial performance and geographic concentration. This analysis was based on publicly available information and third party databases.

        None of these transactions or associated companies is identical to the GFI Merger or GFI. Accordingly, Greenhill's analysis of the precedent transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, the parties involved, the terms of the transactions and other factors that would necessarily affect the implied value of GFI versus the values of the companies in the precedent transactions. In evaluating the precedent transactions, Greenhill made judgments and assumptions concerning industry performance, general business, economic, market and financial conditions and other matters. Greenhill also made judgments as to the relative comparability of those companies to GFI and judgments as to the relative comparability of the various valuation parameters with respect to the companies.

        Selected Trading and Market Technology Transactions.    The following table identifies the eight technology company transactions reviewed by Greenhill in this analysis:

Announced Date	Target	Acquiror
April 2013	eSpeed	NASDAQ OMX
July 2012	FX Alliance	Thomson Reuters
December 2011	ORC Group	Nordic Capital
April 2011	TradeStation	Monex
May 2010	Interactive Data	Silver Lake, Warburg Pincus
August 2009	NYFIX	NYSE Euronext
August 2008	GL Trade	SunGard
June 2008	Creditex	IntercontinentalExchange

        Using publicly available information for these transactions, Greenhill reviewed the consideration paid in each transaction and analyzed the enterprise value implied by such consideration as a multiple of the target company's (i) last twelve months, which is referred to as LTM in this proxy statement/prospectus, revenue and (ii) LTM EBITDA. Greenhill also reviewed the ratio of the consideration paid in each transaction to the target company's LTM earnings. The following table summarizes the median and mean multiples for the precedent technology company transactions reviewed by Greenhill:

Valuation Multiple	Median	Mean
Enterprise Value to LTM Revenue	2.8x	3.4x
Enterprise Value to LTM EBITDA	11.1x	12.2x
Price to LTM Earnings	25.6x	26.6x

        Based upon Greenhill's judgment and experience, Greenhill selected a reference range of 11.0x to 13.0x LTM EBITDA, and applied it to GFI's reported EBITDA for GFI's Technology Businesses for calendar year 2013 in order to calculate a range of implied enterprise values for GFI's Technology Businesses of $521.8 million to $616.6 million.

        Institutional Broker Company Transactions.    The following table identifies the five institutional broker transactions reviewed by Greenhill in this analysis:

Announced Date	Target	Acquiror
May 2014	PVM Oil Associates	Tullett Prebon
December 2012	Knight Capital	GETCO Holding
February 2011	LaBranche	Cowen
April 2005	Maxcor Financial Group	BGC Partners
January 2003	BrokerTec Global	ICAP

        Using publicly available information for these transactions, Greenhill reviewed the consideration paid in each transaction and analyzed the enterprise value implied by such consideration as a multiple of the target company's LTM revenue. Greenhill also reviewed the ratio of the consideration paid in each transaction to (i) the tangible book value, which is referred to as TBV in this proxy statement/prospectus, of the target company as of the end of the last fiscal quarter ended before the announcement of the transaction and (ii) the LTM earnings of the target company. The following table summarizes the median and mean multiples for the precedent institutional broker transactions reviewed by Greenhill:

Valuation Multiple	Median	Mean
Enterprise Value to LTM Revenue	1.9x	1.7x
Price to TBV	1.44x	1.39x
Price to LTM Earnings	19.4x	19.3x

        In evaluating precedent transactions for institutional brokers, Greenhill considered that of the three valuation multiple approaches highlighted above, institutional brokers are most commonly evaluated on Price to Earnings and Price to TBV bases. Since the IDB Business currently has negative earnings, Greenhill concluded that the Price to Earnings multiple does not yield a meaningful result and, as a consequence, Greenhill focused on the Price to TBV multiple. Based upon Greenhill's judgment and experience, Greenhill selected a reference range of 0.9x to 1.8x TBV, and applied it to the tangible book value of the IDB Business being sold to IDB Buyer as of December 31, 2013 as estimated by GFI management in order to calculate a range of implied enterprise values, gross of the RSU liability, for the IDB Business of $172.8 million to $345.6 million.

        Implied Share Prices.    Greenhill then added the ranges of implied enterprise values for GFI's Technology Businesses and the IDB Business described above, subtracted net debt (calculated as $10 million of short-term borrowings, plus $240 million of long-term borrowings, plus the after-tax make whole payment on GFI's debt of $36.3 million, less excess cash of $40 million as contemplated by the GFI Merger Agreement) and subtracted liability of RSUs (calculated as 16.3 million RSUs outstanding multiplied by the implied share price resulting from the precedent transactions analysis) in order to calculate a range of implied equity values for GFI of $397.0 million to $634.0 million. Greenhill then divided this range of implied equity values by the basic number of shares of GFI Common Stock outstanding as of May 31, 2014 to calculate a range of implied per share prices for GFI's Common Stock of between $3.14 and $5.02. Greenhill compared this range of implied per share prices to GFI's closing stock price on July 28, 2014 of $3.04 per share and to the $4.55 per share value of the Merger Consideration to be received in the GFI Merger.

Premiums Paid Analysis

        Greenhill performed an analysis of the premiums paid in the 434 change of control transactions, which are referred to as Premiums Paid Transactions in this proxy statement/prospectus, announced during the last five years involving U.S. targets with a transaction value between $250 million and $1 billion.

        Greenhill noted that the reasons for, and circumstances surrounding, each of the transactions reviewed were diverse and that the premiums fluctuated based on such factors as perceived growth, synergies, strategic value and type of consideration utilized in the acquisition transactions. None of the target companies in these transactions is identical to GFI and, accordingly, Greenhill's analysis of these transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the comparison of the premiums paid.

        Using publicly available information, including company filings and third-party transaction databases, Greenhill reviewed the consideration paid in the Premiums Paid Transactions and analyzed the premium in each such transaction over the closing price of the target on the last trading day prior to announcement, the last trading day one week prior to announcement and the last trading day one month prior to announcement.

        With respect to the 72 Premiums Paid Transactions that involved the acquisition of a financial services company, Greenhill observed that the average premium over the closing price of the target one day prior to the announcement was 13.8%, the average premium over the closing price of the target one week prior to the announcement was 11.6% and the average premium over the closing price of the target one month prior to the announcement was 13.1%.

        With respect to the 97 Premiums Paid Transactions that involved the acquisition of a technology company, Greenhill observed that the average premium over the closing price of the target one day prior to the announcement was 25.5%, the average premium over the closing price of the target one week prior to the announcement was 23.0% and the average premium over the closing price of the target one month prior to the announcement was 24.5%.

        With respect to the aggregate of 434 of the Premiums Paid Transactions, Greenhill observed that the average premium over the closing price of the target one day prior to the announcement was 20.1%, the average premium over the closing price of the target one week prior to the announcement was 18.4% and the average premium over the closing price of the target one month prior to the announcement was 22.1%.

        Greenhill applied the average premiums reflected above to GFI's closing stock price on July 28, 2014, July 22, 2014 and June 27, 2014, as applicable, which resulted in a range of implied share prices of from $3.46 to $4.11. Greenhill compared this range to GFI's closing stock price on July 28, 2014 of $3.04 per share and to the $4.55 per share value of the Merger Consideration to be received in the GFI Merger.

 Equity Research Analyst Price Targets

        Greenhill reviewed the four public market trading price targets for GFI Common Stock prepared and published by equity research analysts and available on July 28, 2014. These targets reflect each analyst's estimate of the future public market trading price of GFI Common Stock at the time the price target was published. The range of equity analyst price targets for GFI Common Stock was from $4.00 to $5.00 per share. Greenhill compared this range to GFI's closing stock price on July 28, 2014 of $3.04 per share and to the $4.55 per share value of the Merger Consideration to be received in the GFI Merger.

        The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of GFI Common Stock and these estimates are subject to uncertainties, including the future financial performance of GFI and future financial market conditions.

General

        The summary set forth above does not purport to be a complete description of the analyses or data presented by Greenhill, but simply describes, in summary form, the material analyses that Greenhill considered in connection with its opinion. The preparation of an opinion regarding fairness is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires Greenhill to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by Greenhill was carried out in order to provide a different perspective on the financial terms of the GFI Merger and add to the total mix of information available. Greenhill did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the Exchange Ratio to holders of shares of GFI Common Stock other than the holders of shares of GFI Common Stock beneficially owned by the JPI Holders. Rather, in reaching its conclusion, Greenhill considered the results of the analyses in light of each other and without placing particular reliance or weight on any particular analysis other than with regard to the discounted cash flow analysis as noted above, and concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, Greenhill believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, Greenhill made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Greenhill are not necessarily indicative of future actual values or results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which GFI might actually be sold.

        The Special Committee retained Greenhill based on its qualifications and expertise in providing financial advice and on its reputation as an internationally recognized investment banking firm. Greenhill's opinion was one of the many factors considered by the Special Committee in the evaluation of the GFI Merger and should not be viewed as determinative of the views of the Special Committee with respect to the GFI Merger.

 Certain Forecasts

        GFI does not as a matter of course make public long-term forecasts as to future performance or other prospective financial information beyond the current fiscal year, and GFI is especially wary of making forecasts or projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, as part of the due diligence review of GFI in connection with the GFI Merger, GFI's management prepared and provided to Greenhill, in connection with its evaluation of the fairness of the Exchange Ratio to the holders of shares of GFI Common Stock (other than the JPI Holders), non-public, internal financial forecasts regarding GFI's projected future operations for the 2014 through 2018 fiscal years. GFI has included below a summary of these forecasts for the purpose of providing stockholders and investors access to certain non-public information that was furnished to third parties and such information may not be appropriate for other purposes.

        The GFI internal financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or generally accepted accounting principles in the United States. PricewaterhouseCoopers LLP has not examined, compiled or performed any procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement/prospectus relates only to GFI's historical financial information. They do not extend to the prospective financial information and should not be read to do so. The summary of these internal financial forecasts included below is not being included to influence your decision whether to vote for the GFI Merger, but because these internal financial forecasts were provided by GFI to Greenhill.

        While presented with numeric specificity, these internal financial forecasts were based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, economic, market and financial conditions and additional matters specific to GFI's businesses) that are inherently subjective and uncertain and are beyond the control of GFI's management. Important factors that may affect actual results and cause these internal financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to GFI's business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors discussed in the sections entitled "Risk Factors" in GFI's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and GFI's Quarterly Report on Form 10-Q for the period ended June 30, 2014, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. These internal financial forecasts also reflect numerous variables, expectations and assumptions available at the time they were prepared as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial forecasts. Accordingly, there can be no assurance that the forecasted results summarized below will be realized.

        The inclusion of a summary of these internal financial forecasts in this proxy statement/prospectus should not be regarded as an indication that any of GFI, CME or their respective affiliates, advisors or representatives considered these internal financial forecasts to be predictive of actual future events, and these internal financial forecasts should not be relied upon as such nor should the information contained in these internal financial forecasts be considered appropriate for other purposes. None of GFI, CME or their respective affiliates, advisors, officers, directors or representatives can give you any assurance that actual results will not differ materially from these internal financial forecasts, and none of them undertakes any obligation to update or otherwise revise or reconcile these internal financial forecasts to reflect circumstances existing after the date these internal financial forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying these forecasts are shown to be in error. Since the forecasts cover multiple years, such information by its nature becomes less meaningful and predictive with each successive year. GFI does not intend to make publicly available any update or other revision to these internal financial forecasts. None of GFI, its affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding GFI's ultimate performance compared to the information contained in these internal financial forecasts or that the forecasted results will be achieved. GFI has made no representation to CME, in the GFI Merger Agreement or otherwise, concerning these internal financial forecasts. The below forecasts do not give effect to the GFI Merger. GFI urges all stockholders to review GFI's most recent SEC filings for a description of GFI's reported financial results.

GFI Management Projections

Management Projections—Trayport & Fenics
($ in millions)	2014E	2015E	2016E	2017E	2018E
Net Revenue	$110.3	$120.1	$137.2	$152.8	$166.7
Operating Income(1)	$50.2	$54.7	$65.1	$72.9	$79.6
EBITDA	$56.4	$61.2	$71.9	$79.7	$86.5

Notes: Converted from GBP to USD at a rate of 1.6977
2015E - 2018E adjustment to reflect FENICS' payment of 75% market data revenue share to the IDB Business in accordance with the proposed terms of the IDB Transaction

Management Projections—IDB Business
($ in millions)	2014E	2015E	2016E	2017E	2018E
Net Revenue	$610.3	$616.1	$616.6	$629.3	$642.2
Operating Income(1)	$(3.0)	$8.6	$14.2	$24.3	$31.0
Less: Cash Sign-on Bonuses	(12.1)	(12.1)	(12.1)	(12.1)	(12.1)
Plus: Amortization of Sign-on Bonuses	29.9	24.7	19.1	15.8	15.8
Plus: Depreciation	18.5	18.5	18.5	18.5	18.5

EBITDA	$33.3	$39.7	$39.8	$46.6	$53.2
Tangible Book Value at 12/31/2013	$192.0

Final Credit Case Projections (IDB Business)
($ in millions)	2014E	2015E	2016E	2017E	2018E
Net Revenue	$610.3	$616.1	$616.6	$629.3	$642.2
Operating Income(1)	$(3.0)	$43.8	$36.3	$49.7	$58.8
Less: Cash Sign-on Bonuses	(12.0)	(9.3)	(10.7)	(12.0)	(12.0)
Plus: Amortization of Sign-on Bonuses	29.9	4.0	8.0	12.0	12.0
Plus: Depreciation	18.5	18.5	18.5	18.5	18.5

EBITDA	$33.4	$57.0	$52.1	$68.2	$77.3
Tangible Book Value at 12/31/2013	$192.0

(1)
Operating Income consists of Net Revenue less operating expenses, excluding income tax expense and interest on borrowings, if any.

CME's Reasons for the GFI Merger

        The GFI Merger is expected to enable CME, through the acquisition of Trayport, to expand and strengthen its involvement with European energy markets by providing trading software, network and hosting services to brokers, exchanges and trading counterparties. In addition, the GFI Merger will allow CME, through the acquisition of FENICS, to provide price discovery, analytics, risk management and workflow connectivity services for the global OTC FX options markets. In approving the GFI Merger, CME's Board considered, among other things:

  •
  Trayport's strong presence in markets that are strategically important to CME's future business growth, particularly in the European natural gas, power and coal trading markets where a significant share of trading activity takes place using Trayport software, network and hosting services;

  •
  FENICS' strong client base, particularly in Asia, which will further complement CME's FX product distribution, and the possibility of creating additional value for market participants by bringing together FENICS' OTC FX options analytics and pricing suite with CME's leading regulated FX futures and options marketplace; and

  •
  The Trayport and FENICS management teams' prior records for success and indications from the management teams of their willingness to remain with Trayport and FENICS, respectively, following the GFI Merger.

Ownership of CME Following the GFI Merger

        Based on the number of shares of GFI Common Stock outstanding and issuable pursuant to the vesting of RSUs prior to the date the GFI Merger is expected to be completed, CME expects to issue approximately 7.35 million shares of CME Class A Common Stock to GFI Stockholders pursuant to the GFI Merger and the JPI Merger and reserve for issuance approximately 7,000 additional shares of CME Class A Common Stock in connection with the conversion or settlement of outstanding Continuing Employee RSUs. The actual number of shares of CME Class A Common Stock to be issued and reserved for issuance pursuant to the GFI Merger will be determined at completion of the GFI Merger based on the Exchange Ratio and the number of shares of GFI Common Stock and Continuing Employee RSUs outstanding at that time. Based on the number of shares of GFI Common Stock outstanding and issuable pursuant to the vesting of RSUs prior to the date the GFI Merger is expected to be completed, and the number of shares of CME Class A Common Stock outstanding as of September 10, 2014, it is expected that, immediately after completion of the GFI Merger, former GFI Stockholders (including stockholders of JPI) will own approximately 2.15% of the outstanding shares of CME Class A Common Stock.

Interests of GFI Directors and Executive Officers in the GFI Merger

        In considering the recommendation of the Special Committee and the GFI Board that you vote to adopt the GFI Merger Agreement, you should be aware that GFI's directors and executive officers, including Messrs. Gooch, Heffron and Brown, have economic interests in the GFI Merger that are different from, and in addition to, those of GFI Stockholders generally. The Special Committee and the GFI Board were aware of such interests and considered them, among other matters, in reaching their decisions to adopt and declare advisable the GFI Merger Agreement and the GFI Merger, and recommend that GFI Stockholders adopt the GFI Merger Agreement and approve the GFI Merger.

JPI Merger

        Messrs. Gooch, Heffron and Brown entered into the JPI Merger Agreement, with CME, Merger Sub 3, Merger Sub 4, JPI and New JPI, pursuant to which JPI will undergo a reorganization whereby stockholders of JPI will receive shares of New JPI and then New JPI will consummate the JPI Merger and become a wholly-owned subsidiary of CME immediately prior to the GFI Merger. At the effective time of the JPI Merger, each issued and outstanding share of New JPI Common Stock will be converted into the right to receive a fraction of a share of CME Class A Common Stock based on the aggregate number of shares of CME Class A Common Stock that would be payable if such shares were converted into the Merger Consideration provided for in the GFI Merger.

IDB Transaction

        IDB Buyer has entered into the IDB Purchase Agreement with Merger Sub 2, JPI (solely for purposes of Article IX therein), New JPI (solely for purposes of Article IX therein) and CME (solely for purposes of Article IX therein), pursuant to which IDB Buyer will purchase from Merger Sub 2, and Merger Sub 2 will sell, transfer and assign to IDB Buyer, all of Merger Sub 2's right, title and interest in and to all of the issued and outstanding securities of the IDB Subsidiaries immediately after consummation of the JPI Merger and GFI Merger for consideration of $165,000,000 in cash and the assumption, at closing, of approximately $63,000,000 of unvested deferred compensation related to the RSUs and other liabilities.

Indemnification and Insurance

        Pursuant to the terms of the GFI Merger Agreement, directors and executive officers of GFI will be entitled to certain ongoing indemnification and coverage under directors' and officers' and employed lawyers' liability insurance and fiduciary liability insurance policies from Merger Sub 2 as the surviving company in the GFI Merger. Such indemnification and insurance coverage is further described in the section entitled "The GFI Merger Agreement—Indemnification and Insurance" beginning on page [    ] of this proxy statement/prospectus.

Treatment of Equity Awards of GFI

        Under the GFI Merger Agreement, equity-based awards held by directors and executive officers of GFI as of the Effective Time will be treated as follows:

  •
  Restricted Stock Units Held by Directors.  Prior to the Effective Time, GFI will accelerate the vesting of RSUs held by its non-employee directors (who are the members of the Special Committee). Upon vesting, such RSUs will convert into shares of GFI Common Stock and, upon closing of the GFI Merger, the directors will be entitled to receive the Merger Consideration in respect of such shares. As of September 30, 2014, Messrs. Fanzilli and Magee and Ms. Cassoni, the current non-employee directors of GFI, held 17,249, 12,449 and 42,576 RSUs, respectively.

  •
  Restricted Stock Units Held by Executive Officers.  Each RSU held by GFI's executive officers immediately before the GFI Merger will, as of the Effective Time, be converted into an obligation of IDB Buyer to provide a combination of deferred cash and restricted equity awards that is negotiated on an individual-by-individual basis. The aggregate amount of the deferred cash and restricted equity subject to the award, as applicable, will be based on the value of the shares of GFI Common Stock subject to the RSU and the amount of the Merger Consideration. As of September 30, 2014, Messrs. Gooch, Heffron, Peers, Levi and Cancro, the current executive officers of GFI, held 210,321, 856,104, 254,564, 379,058 and 29,502 RSUs, respectively.

  •
  Options.  Each GFI Option held by a director or executive officer of GFI that is outstanding immediately prior to the Effective Time, whether vested or unvested, will, as of the Effective Time, be cancelled and terminated as of the Effective Time for no consideration.

Executive Officer Employment Agreements

        GFI is party to employment agreements with Messrs. Heffron, Peers and Levi pursuant to which the executive will be entitled to certain severance benefits upon a qualifying termination of employment following the closing of the GFI Merger (a termination without cause by the employer or for good reason by the executive, as those terms are defined in the respective agreements). Each of the agreements will be assumed by IDB Buyer as of the Effective Time, and any benefits under those agreements would be payable by IDB Buyer in respect of a termination from employment with IDB Buyer or its affiliates.

        Mr. Heffron.    Upon a qualifying termination of employment, Mr. Heffron would be entitled to (i) accrued but unpaid base salary and expenses with respect to the period prior to termination, (ii) any unpaid bonus for the prior year that has been declared earned, and (iii) a lump sum cash payment equal to (a) two times the sum of Mr. Heffron's annual base salary (three times his annual base salary in the event the termination occurs within one year following the closing of the GFI Merger) plus (b) two times the average annual bonus earned during the two most recently completed fiscal years. IDB will also pay the cost of premiums for continued medical coverage under its plans for two years following termination. Finally, any unvested RSUs or stock options that are subject to vesting based solely on Mr. Heffron's continued employment will immediately vest and, if applicable, become exercisable and generally remain exercisable for three months following termination. Assuming Mr. Heffron experienced a qualifying employment termination on September 30, 2014 and that the GFI Merger had already occurred, he would have been entitled to receive a cash payment of approximately $4,856,024, which is comprised of a lump sum payment of three times Mr. Heffron's annual base salary, plus two times the average annual bonus earned during the two most recently completed fiscal years. In addition, Mr. Heffron would also have been entitled to continuation of health coverage for two years, with an approximate value of $40,881 based on the cost of such benefits during 2014. Finally, 856,104 RSUs held by Mr. Heffron that were then unvested would have vested. Based on the average of the closing price of GFI Common Stock over the first five trading days following public announcement of the GFI Merger Agreement, the value of such RSUs was $3,852,468. Mr. Heffron's agreement requires that, during the term of his employment and for a period of 24 months following his termination, he abide by certain non-competition and employee/customer non-solicitation covenants. Mr. Heffron's agreement also provides that in the event any payments constitute parachute payments within the meaning of Section 280G of the Code and will be subject to an excise tax under Section 4999 of the Code, Mr. Heffron's severance payments will be provided in full or to such lesser extent which would result in no portion being subject to such excise tax, whichever results in Mr. Heffron receiving the greatest amount of severance benefits on an after-tax basis.

        Mr. Peers.    If Mr. Peers is terminated without cause, he is entitled to receive continued salary payments for a period of up to six months, less any portion of such period in which he is not required to work, and an amount in lieu of discretionary bonus equal to (x) such bonus, if any, paid for the fiscal year immediately preceding the year in which employment is terminated, multiplied by (y) a fraction, the numerator of which is the number of days of employment during the fiscal year in which employment is terminated and the denominator of which is 365. Assuming Mr. Peers' employment was terminated without cause on September 30, 2014, Mr. Peers would have been entitled to receive approximately $250,000 in base salary continuation (assuming he were required to work during the entire period) and approximately $430,025 in lieu of a discretionary bonus. Mr. Peers' agreement also provides him with the following severance benefits if he were to terminate his employment for good reason within six months following the GFI Merger: a lump sum payment in an amount equal to twelve months base salary (with an approximate value of $500,000 assuming a termination on September 30, 2014); the cost of continued health and dental insurance coverage for six months or, if earlier, until he secures new employment (with an approximate value of $10,220 based on the cost of such benefits during 2014 and assuming a termination on September 30, 2014); all employee or incentive stock options granted to him which are outstanding and unvested on the date of termination of employment will become fully vested and such stock options will continue to be exercisable at any time within the one year period following the date of termination (Mr. Peers presently holds no such options); and an amount in lieu of discretionary bonus equal to (x) such bonus, if any, paid for the fiscal year immediately preceding the year in which such employment is terminated, multiplied by (y) a fraction, the numerator of which is the number of days of employment during the fiscal year in which employment is terminated and the denominator of which is 365 (with an approximate value of $430,025 assuming a termination on September 30, 2014). Mr. Peers' agreement provides that the payment of severance benefits is conditioned upon the execution and non-revocation of a release of claims. Mr. Peers' agreement requires that, during the term of his employment and for a period of 12 months following his termination, he abide by certain non-competition, nondisclosure and employee/customer non-solicitation covenants, and that during the term of his employment and that during the term of his employment and for a period of 9 months following his termination, he abide by certain non-competition covenants (subject to reduction by any number of weeks that Mr. Peers is placed on leave in advance of his termination).

        Mr. Levi.    Upon a qualifying termination of employment, Mr. Levi would be entitled to (i) accrued but unpaid base salary and expenses with respect to the period prior to termination, (ii) any unpaid bonus for the prior year that has been declared earned, and (iii) a lump sum cash payment equal to certain guaranteed compensation not yet paid if the incentive compensation goals applicable to other executive officers for the twelve month period that includes the date of termination are achieved. IDB will also pay the cost of premiums for continued medical coverage under its plans for twelve months following termination. Finally, any unvested RSUs or stock options that are subject to vesting based solely on Mr. Levi's continued employment shall immediately vest and, if applicable, become exercisable and generally remain exercisable for three months following termination. Mr. Levi's agreement does not provide for any additional severance payments in the event his employment is terminated following the GFI Merger. Assuming Mr. Levi experienced a qualifying termination on September 30, 2014, he would have been entitled to receive a cash payment of approximately $2,600,000, which represents the amount of guaranteed compensation that he had not yet received on that date. In addition, Mr. Levi would also have been entitled to continuation of health coverage for one year, with an approximate value of $59,205 based on the cost of such benefits during 2014. Finally, 379,058 RSUs held by Mr. Levi that were then unvested would have vested and all vested stock options would generally remain exercisable for a period of three months following termination. Based on the average of the closing price of GFI Common Stock over the first five trading days following public announcement of the GFI Merger Agreement, the value of such RSUs was $1,705,761. Mr. Levi's agreement provides that the payment of severance benefits is conditioned upon the execution and non-revocation of a release of claims. Mr. Levi's agreement requires that, during the term of his employment and for a period of 12 months following his termination, he abide by certain non-competition and employee/customer non-solicitation covenants.

Quantification of Payments and Benefits to GFI's Named Executive Officers

        The following disclosure sets forth amounts that those individuals who were listed in the "Summary Compensation Table" that was incorporated into GFI's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, or GFI's "named executive officers," may become entitled to pursuant to the terms of their employment arrangements. These arrangements will be assumed by IDB Buyer in connection with the GFI Merger and such amounts will be payable by, and be liabilities of, IDB Buyer following the closing of the GFI Merger.

        These amounts have been calculated assuming the GFI Merger was consummated on September 30, 2014, and assuming each named executive officer experiences a qualifying termination of employment as of that date (in the case of Mr. Peers, a termination for good reason). All of the amounts shown would be payable by IDB Buyer and only upon such a qualifying termination of employment. Calculations of cash severance are based on the named executive officer's current base salary. See the section entitled "The GFI Merger—Interests of GFI Directors and Executive Officers in the GFI Merger" beginning on page [    ] of this proxy statement/prospectus for further information about the compensation disclosed in the table below. The amounts indicated below are estimates of amounts that would be payable to the named executive officers and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this this proxy statement/prospectus. Some of the assumptions are based on information not currently available and as a result the actual amounts, if any, received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Name	Cash(1)	Equity(2)	Pension/NQDC	Perquisites/ Benefits(3)	Tax Reimbursement	Other	Total(5)
	Dollar ($)
Michael Gooch	—	—	—	—	—	—	—
Colin Heffron	$4,856,024	$3,852,468	—	$40,881	—	—	$8,749,373
James Peers	$930,025	—	—	$10,220	—	—	$940,245
Ronald Levi	—	—	—	—	—	—	—
J. Christopher Giancarlo(4)	—	—	—	—	—	—	—

(1)
Represents the value of lump-sum severance payments (payable, in the case of Mr. Heffron, if he terminates within one year following the GFI Merger and, in the case of Mr. Peers, within six months following the GFI Merger). The amounts shown for Messrs. Heffron and Peers include amounts that would be payable upon a termination of employment without regard to the GFI Merger, and Mr. Levi is entitled to cash severance that is not enhanced by reason of the GFI Merger, all as more fully described in the section entitled "The GFI Merger—Interests of GFI Directors and Executive Officers in the GFI Merger" beginning on page [    ] of this proxy statement/prospectus. The severance payments are subject to compliance with certain noncompetition and nonsolicitation covenants and a release of claims.

(2)
Represents the value of RSUs whose vesting would be accelerated upon termination of employment. The value shown is based on a per-share value of $4.50, the average closing price of a share of GFI Common Stock over the first five business days following the first public announcement of the GFI Merger Agreement, which is the amount that Regulation S-K requires to be used for purposes of this table. As discussed elsewhere in this proxy statement/prospectus, in connection with the GFI Merger, the RSUs held by each named executive officer will be assumed by IDB Buyer and converted into a deferred cash and restricted equity obligation of IDB Buyer.

(3)
Represents the value of continued medical insurance coverage costs payable upon a qualifying termination of employment determined based on the cost of such benefits during 2014. The continuation period is two years for Mr. Heffron and six months for Mr. Peers.

(4)
Mr. Giancarlo's employment with GFI terminated in June 2014. He is not entitled to any compensation or benefits that are based on or otherwise relates to the GFI Merger.

(5)
The amounts disclosed above are payable pursuant to arrangements that will be assumed by IDB Buyer in connection with the GFI Merger. Accordingly, any amounts disclosed above will be payable by, and be liabilities of, IDB Buyer following the closing of the GFI Merger.

Board of Directors and Management Following the GFI Merger

        Neither CME's Board nor the executive officers of CME will change following the GFI Merger. Information about CME's directors and executive officers, including biographical information, executive compensation and relationships can be found in CME's proxy statement for the 2014 annual meeting of shareholders and Annual Report on Form 10-K for the fiscal year 2013, both of which have been filed by CME with the SEC and which are incorporated by reference into this proxy statement/prospectus.

See the section entitled "Where You Can Find More Information" beginning on page [    ] of this proxy statement/prospectus.

United States Federal Income Tax Consequences of the GFI Merger

        The following is a discussion of the United States federal income tax consequences of the GFI Merger to GFI Stockholders who exchange their GFI Common Stock for CME Class A Common Stock pursuant to the GFI Merger and are for United States federal income tax purposes:

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  a citizen or individual resident of the United States;

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  a corporation or other entity taxable as a corporation for United States federal income tax purposes created in or organized under the laws of the United States, any state thereof or the District of Columbia;

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  an estate the income of which is subject to United States federal income tax without regard to its source; or

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  a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of the substantial decisions of such trust or (ii) the trust has validly elected to be treated as a "United States person" under applicable regulations.

        The discussion which follows is based on the Code, Treasury regulations issued under the Code, administrative interpretations and court decisions, each as in effect as of the date of this proxy statement/prospectus and all of which are subject to change at any time, possibly with retroactive effect. The discussion applies only to stockholders who hold GFI Common Stock as a capital asset within the meaning of the Code. This discussion is not binding on the IRS, and there can be no assurance that the IRS or a court will agree with the conclusions stated herein. In addition, this discussion does not address any state, local, non-United States or non-income tax consequences of the GFI Merger.

        The discussion assumes that the GFI Merger will be completed in accordance with the GFI Merger Agreement and as further described in this proxy statement/prospectus. This discussion is not a complete description of all of the federal income tax consequences of the GFI Merger, and, in particular, may not address United States federal income tax considerations applicable to GFI Stockholders subject to special treatment under United States federal income tax law, including, without limitation:

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  financial institutions or insurance companies;

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  mutual funds;

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  tax-exempt organizations;

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  pass-through entities, such as partnerships;

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  dealers or brokers in securities or foreign currencies;

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  stockholders who hold individual retirement or other tax-deferred accounts;

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  traders in securities who elect to apply a mark-to-market method of accounting;

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  U.S. expatriates;

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  stockholders who are subject to alternative minimum tax;

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  stockholders who are not citizens or residents of the United States;

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  stockholders who actually or constructively own 5% or more of the outstanding shares of GFI;

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  stockholders who hold GFI Common Stock as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction; or

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  stockholders who acquired their shares of GFI Common Stock pursuant to the exercise of employee options or otherwise as compensation.

        If a partnership, or other entity or arrangement treated as a partnership for United States federal income tax purposes, is a GFI Stockholder, the tax treatment of a partner in the partnership will depend upon the status of that partner and the activities of the partnership. A partner in a partnership that is a GFI Stockholder is strongly urged to consult with its own tax advisor regarding the tax consequences of the GFI Merger to it.

        GFI Stockholders are strongly urged to consult with their own tax advisors regarding the tax consequences of the GFI Merger to them, including the effects of United States federal, state, local and non-United States tax laws.

        It is a condition to the obligation of GFI to complete the GFI Merger that GFI receive a written opinion from White & Case, counsel to GFI, to the effect that the GFI Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. It is a condition to the obligation of CME to complete the GFI Merger that CME receive a written opinion from Skadden, counsel to CME, to the effect that the GFI Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. Neither CME nor GFI currently intends to waive the opinion condition to its obligation to complete the GFI Merger. The opinions described above will rely on certain assumptions, as well as representations and covenants made by CME, Merger Sub 1, Merger Sub 2 and GFI. These may include assumptions regarding the absence of changes in existing facts and law, the completion of the GFI Merger in the manner contemplated by the GFI Merger Agreement, and the accuracy and completeness of representations contained in representation letters of officers of CME, Merger Sub 1, Merger Sub 2 and GFI. If any of those assumptions, representations or covenants is inaccurate, counsel may be unable to render the required opinion and the GFI Merger may not be completed or the tax consequences of the GFI Merger could differ from those discussed below. An opinion of counsel represents counsel's best legal judgment and is not binding on the IRS or any court, nor does it preclude the IRS from adopting a contrary position. No ruling has been or will be sought from the IRS regarding any United States federal income tax consequences of the GFI Merger.

        As a result of the GFI Merger qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, for United States federal income tax purposes, in general:

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  a GFI Stockholder will not recognize gain or loss as a result of the exchange of such stockholder's shares of GFI Common Stock for shares of CME Class A Common Stock in the GFI Merger, except as described below with respect to the receipt of cash in lieu of a fractional share of CME Class A Common Stock;

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  a GFI Stockholder's aggregate tax basis in shares of CME Class A Common Stock received in the GFI Merger, including any tax basis allocated to any fractional share deemed received and exchanged as described below, will equal the aggregate tax basis of the stockholder's shares of GFI Common Stock surrendered in the GFI Merger;

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  a GFI Stockholder's holding period for shares of CME Class A Common Stock received in the GFI Merger will include the stockholder's holding period for the shares of GFI Common Stock surrendered in the GFI Merger;

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  a GFI Stockholder who receives cash in lieu of a fractional share of CME Class A Common Stock in the GFI Merger will be treated as having received a fractional share in the GFI Merger and then as having sold such fractional share for cash. As a result, such a GFI Stockholder generally will recognize capital gain or loss equal to the difference between the amount of the cash received in lieu of the fractional share and the stockholder's tax basis allocable to such fractional share. Any such capital gain or loss will be long-term capital gain or loss if the holding period of GFI Common Stock exchanged for the fractional share of CME Class A Common Stock is more than one year at the time of the GFI Merger; and

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  neither GFI nor CME will recognize gain or loss as a result of the GFI Merger.

        A GFI Stockholder who holds GFI Common Stock with differing bases or holding periods should consult its tax advisor with regard to identifying the bases or holding periods of the particular shares of CME Class A Common Stock received in the GFI Merger.

        The discussion of United States federal income tax consequences set forth above is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the GFI Merger. Moreover, the discussion set forth above does not address tax consequences that may vary with, or are contingent upon, individual circumstances. In addition, the discussion set forth above does not address any non-income tax or any state, local or non-United States tax consequences of the GFI Merger and does not address the tax consequences of any transaction other than the GFI Merger.

 Regulatory Matters

        GFI and CME have agreed to use their reasonable best efforts, subject to certain limitations, to obtain all regulatory approvals required to consummate the GFI Merger. These approvals include approvals under, or notices pursuant to, the HSR Act and certain foreign antitrust merger control laws. In using their reasonable best efforts to obtain the required regulatory approvals, GFI and CME must consult and cooperate with the other party in connection with resolving any objections as may be asserted by any governmental entity under any of the HSR Act, certain foreign competition laws and any other laws or orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, which are referred to, collectively, as the Antitrust Laws in this proxy statement/prospectus.

        However, under the terms of the GFI Merger Agreement, neither CME nor any subsidiary of CME will agree to or take any action, and none of GFI or any subsidiary of GFI will agree to or take any action without the prior written consent of CME, that would result in any Burdensome Condition. See the section entitled "The GFI Merger Agreement—Consents and Approvals" beginning on page [    ] of this proxy statement/prospectus.

        FTC staff has informally advised counsel to the parties to the GFI Merger that based on the structure and facts presented to staff, no filings will be required under the HSR Act in connection with the GFI Merger as a result of the activities of the parties involved and the structure of the transactions.

        At any time before or after the GFI Merger, the Antitrust Division, the FTC, a state attorney general, or a foreign competition authority could take action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the GFI Merger or seeking divestiture of substantial assets of CME or its subsidiaries, Merger Sub 1 or Merger Sub 2. Private parties may also bring legal actions under the Antitrust Laws under certain circumstances. There can be no assurance that a challenge to the GFI Merger on antitrust grounds will not be made or, if a challenge is made, of the result of such challenge.

Accounting Treatment

        CME will account for the GFI Merger as a purchase of the business, which requires the assets and liabilities of GFI to be measured and recorded at their fair value. The results of operations of GFI will be included in CME's Consolidated Statements of Income from and after the effective time that control of GFI transfers to CME, which will occur on the date of the GFI Merger. The purchase method of accounting is based on the Financial Accounting Standards Board's Accounting Standards Codification Topic 805, Business Combinations.

Listing of CME Class A Common Stock

        Under the terms of the GFI Merger Agreement, CME is required to use its reasonable best efforts to cause the shares of CME Class A Common Stock to be issued in the GFI Merger to be approved for listing on NASDAQ, subject to official notice of issuance. It is a condition to both parties' obligations to complete the GFI Merger that such approval is obtained, subject to official notice of issuance. Accordingly, application will be made to have the shares of CME Class A Common Stock to be issued in the GFI Merger approved for listing on NASDAQ, on which shares of CME Class A Common Stock are currently traded.

Delisting and Deregistration of GFI Common Stock

        If the GFI Merger is completed, GFI Common Stock will be delisted from the NYSE and deregistered under the Exchange Act, and GFI will no longer be required to file periodic reports with the SEC.

        Prior to the closing of the GFI Merger, GFI has agreed to use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable under applicable laws and rules and policies of the NYSE to enable such delisting and deregistration of GFI Common Stock under the Exchange Act on the closing date of the GFI Merger.

No Appraisal Rights

        Appraisal rights are statutory rights that enable stockholders to dissent from an extraordinary transaction, such as the GFI Merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the transaction.

        Holders of GFI Common Stock who dissent to the GFI Merger will not have rights to an appraisal of the fair value of their shares. Under the DGCL, appraisal rights are not available for the shares of any class or series if the shares of the class or series are listed on a national securities exchange or held of record by more than 2,000 holders on the Record Date, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts or any combination of the foregoing. GFI Common Stock is listed on the NYSE as of the Record Date, and GFI Stockholders will receive shares of CME Class A Common Stock pursuant to the GFI Merger Agreement. Approval for the listing of the shares of CME Class A Common Stock on NASDAQ is a condition to completion of the GFI Merger.

Restrictions on Sales of Shares of CME Class A Common Stock Received in the GFI Merger

        The shares of CME Class A Common Stock to be issued in connection with the GFI Merger will be freely transferable under the Securities Act of 1933, as amended, which is referred to as the Securities Act in this proxy statement/prospectus, and the Exchange Act, except for shares issued to any stockholder who may be deemed to be an "affiliate" of CME for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control with CME and may include the executive officers, directors and significant stockholders of CME. This proxy statement/prospectus does not cover resales of CME Class A Common Stock received by any person upon the completion of the GFI Merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Litigation Related to the GFI Merger

        Following the announcement of the GFI Merger, nine putative class action complaints challenging the GFI Merger were filed on behalf of purported GFI Stockholders (one of which also purports to be brought derivatively on behalf of GFI), two in the Supreme Court of the State of New York, County of New York, six in the Court of Chancery of the State of Delaware and one in the United States District Court for the Southern District of New York. The complaints are captioned Coyne v. GFI Group Inc., et al., Index No. 652704/2014 (N.Y. Sup. Ct.), Suprina v. GFI Group, Inc., et al., Index No. 652668/2014 (N.Y. Sup. Ct.), Brown v. GFI Group Inc., et al., Civil Action No. 10082-VCL (Del. Ch.), Hughes v. CME Group, Inc., et al., Civil Action No. 10103-VCL (Del. Ch.), Al Ammary v. Gooch, et al., Civil Action No. 10125-VCL (Del. Ch.), Giardalas v. GFI Group, Inc., Civil Action No. 10132-VCL (Del. Ch.), City of Lakeland Employees' Pension Plan v. Gooch, et al., Civil Action No. 10136-VCL (Del. Ch.), Michocki v. Gooch., et al., Civil Action No. 10166-VCL (Del. Ch.) and Szarek v. GFI Group Inc., et al., Case No. 14-CV-8228 (S.D.N.Y.). On September 26, 2014, the Court of Chancery granted voluntary dismissal of the Giardalas action. On October 6, 2014, a consolidation order was entered by Vice Chancellor Laster, consolidating the Delaware cases under the caption In re GFI Group Inc. Stockholder Litigation, Consolidated C.A. No. 10136-VCL.

        The complaints name as defendants various combinations of GFI, IDB Buyer, the members of the GFI Board, GFI's managing director Mr. Brown, CME, Merger Sub 1, Merger Sub 2, Cheetah Acquisition Corp., Cheetah Acquisition LLC, JPI and New JPI. The complaints generally allege, among other things, that the members of the GFI Board breached their fiduciary duties to GFI Stockholders during merger negotiations by entering into the GFI Merger Agreement and approving the GFI Merger, and that GFI, CME, Merger Sub 1, Merger Sub 2, IDB Buyer, Cheetah Acquisition Corp., Cheetah Acquisition LLC, JPI, and New JPI aided and abetted such breaches of fiduciary duties. The complaints further allege, among other things, (i) that the Merger Consideration undervalues GFI, (ii) that the sales process leading up to the GFI Merger was flawed due to the members of the GFI Board's and Jefferies' conflicts of interest, and (iii) that certain provisions of the GFI Merger Agreement inappropriately favor CME and preclude or impede third parties from submitting potentially superior proposals.

        In addition, the Hughes complaint asserts a derivative claim on behalf of GFI against the members of the GFI Board for breaching their fiduciary duties of loyalty and care to GFI by negotiating and agreeing to the GFI Merger and against Defendants Gooch and Heffron for usurping a corporate opportunity. The Michocki complaint alleges that the GFI Merger is not a solitary transaction, but a series of related transactions and further alleges that the IDB Transaction must be approved by an affirmative two-thirds vote of GFI Common Stock pursuant to the terms of the GFI Charter.

        The complaints seek, among other relief: (i) certification of the class, (ii) injunctive relief enjoining the GFI Merger, (iii) a declaration that the members of the GFI Board breached their fiduciary duties and that certain provisions of the GFI Merger Agreement are unlawful, (iv) a directive to the members of the GFI Board to execute their fiduciary duties to obtain a transaction in the best interest of GFI Stockholders, (v) rescission of the GFI Merger to the extent already implemented, (iv) granting of rescissory damages and an accounting of all of the damages suffered as a result of the alleged wrongdoing, (v) and reimbursement of fees and costs. The Coyne and Suprina Complaints also demand a jury trial.

        The defendants believe that the claims asserted against them are without merit and intend to defend the litigation vigorously.

THE GFI MERGER AGREEMENT

        This section describes the material terms of the GFI Merger Agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the GFI Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the GFI Merger Agreement that is important to you. You are encouraged to read the GFI Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about GFI or CME. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings GFI and CME respectively make with the SEC, as described in the section entitled "Where You Can Find More Information" beginning on page [    ] of this proxy statement/prospectus.

 Explanatory Note Regarding the GFI Merger Agreement

        The GFI Merger Agreement is included to provide you with information regarding its terms. Factual disclosures about GFI and CME contained in this proxy statement/prospectus or in the public reports of GFI and CME filed with the SEC may supplement, update or modify the factual disclosures about GFI and CME contained in the GFI Merger Agreement. The representations, warranties and covenants made in the GFI Merger Agreement by GFI, CME, Merger Sub 1 and Merger Sub 2 were qualified and subject to important limitations agreed to by GFI, CME, Merger Sub 1 and Merger Sub 2 in connection with negotiating the terms of the GFI Merger Agreement. In particular, in your review of the representations and warranties contained in the GFI Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the GFI Merger Agreement may have the right not to consummate the GFI Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the GFI Merger Agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by the matters contained in the separate disclosure letters that GFI and CME each delivered in connection with the GFI Merger Agreement, which disclosures were not reflected in the GFI Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the GFI Merger Agreement.

Effects of the GFI Merger; Organizational Documents; Officers

        The GFI Merger Agreement provides for the merger of Merger Sub 1 with and into GFI, with GFI continuing as the surviving corporation and a wholly-owned subsidiary of CME, which will be followed immediately thereafter by a merger of GFI as the surviving corporation with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving company and a wholly-owned subsidiary of CME.

        At the Effective Time, by virtue of the GFI Merger and without any action on the part of holders of any shares of the capital stock of GFI, each issued and outstanding share of GFI Common Stock, other than shares of GFI Common Stock owned by CME or GFI or any of their respective wholly-owned subsidiaries, will be converted into and will thereafter represent the right to receive the Merger Consideration. At the Effective Time, all the shares of GFI Common Stock will cease to be outstanding, will be cancelled and will cease to exist, and each certificate formerly representing any of the shares of GFI Common Stock and each uncertificated share registered to a GFI Stockholder on GFI's stock transfer books will be converted thereafter into the right to receive the Merger Consideration, the right, if any, to receive cash in lieu of fractional shares into which such shares would otherwise have been converted, and the right to receive any dividend issued or payable after the

Effective Time, and each certificate formerly representing shares of GFI Common Stock owned by stockholders will thereafter represent only the right to receive the payment described above. At the Effective Time, any shares of GFI Common Stock owned by CME or GFI or any of their respective subsidiaries as treasury shares or otherwise will be cancelled and retired, and no consideration will be delivered in exchange therefor.

        Upon the consummation of the GFI Subsequent Merger, all limited liability company interests of Merger Sub 2 issued and outstanding prior thereto will be cancelled and retired and will cease to exist, and each share of GFI Common Stock as the surviving corporation issued and outstanding immediately prior thereto will be converted into one limited liability company interest of Merger Sub 2 as the surviving company and will constitute the only limited liability company interests of the surviving company.

The Certificate of Incorporation, Bylaws, Certificate of Formation and LLC Agreement

        At the Effective Time, the GFI Charter and GFI Bylaws as in effect immediately prior to the Effective Time will be, respectively, the certificate of incorporation and bylaws of GFI as the surviving corporation, until thereafter changed or amended as provided therein or by applicable law. Upon the effective time of the GFI Subsequent Merger, the certificate of formation and limited liability company agreement of Merger Sub 2 as in effect immediately prior to the effective time of the GFI Subsequent Merger will be, respectively, the certificate of formation and limited liability company agreement of Merger Sub 2 as the surviving company until thereafter changed or amended as provided therein or by applicable law.

Managers and Officers

        The managers and officers of Merger Sub 2 in office immediately prior to the effective time of the GFI Subsequent Merger will be the initial managers and officers of the surviving company and will hold office from the effective time of the GFI Subsequent Merger until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the surviving company's certificate of formation and limited liability company agreement or as otherwise provided by applicable law.

Pre-Closing Reorganization of GFI

        Prior to the closing of the GFI Merger, GFI will take all steps necessary to complete the GFI Pre-Closing Reorganization pursuant to which:

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  any and all assets and liabilities of the IDB Business will be transferred to or retained by the IDB Subsidiaries; and

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  the CME Retained Subsidiaries will own all of the assets, properties and rights of Trayport and FENICS and the CME Retained Subsidiaries will not have any liabilities other than those exclusively related to, arising out of or in connection with Trayport and FENICS.

Treatment of Continuing Employee RSUs and Assumption of RSUs by IDB Buyer in the GFI Merger

Treatment of RSUs and Stock Options

        With respect to Continuing Employee RSUs, not later than five business days prior to the closing date of the GFI Merger, GFI will take all actions necessary to provide that each such RSU (a) shall cease, at the Effective Time, to represent an equity right with respect to shares of GFI Common Stock and (b) as directed by CME not less than ten business days prior to the closing date of the GFI Merger, will be converted at the Effective Time, without any action on the part of the holder of the Continuing Employee RSU, into either (i) a CME RSU that may be settled in CME's discretion in either cash or shares of CME Class A Common Stock, (ii) a deferred cash obligation or (iii) a mix thereof, in each case otherwise on substantially the same terms and conditions as were applicable under the Continuing Employee RSU (but taking into account any changes thereto, including any acceleration or vesting of a Continuing Employee RSU, provided for in the relevant GFI stock plan or in the related award document by reason of the GFI Merger). To the extent the Continuing Employee RSUs are converted into CME RSUs in accordance with the preceding sentence, the number of shares of CME Class A Common Stock subject to such CME RSU will be equal to the product of (i) the number of shares of GFI Common Stock subject to the Continuing Employee RSU multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole share of CME Class A Common Stock.

        With respect to RSUs held by any persons other than a Continuing Employee or a non-employee director of GFI (who are the members of the Special Committee), not later than five business days prior to the closing date of the GFI Merger, GFI will take all actions necessary to provide that (a) each such RSU outstanding immediately before the Effective Time, will be converted into an obligation of IDB Buyer, (b) that CME and its affiliates shall not have any liability in respect of any such RSU and (c) consent is obtained from holders of such RSUs in addition to a release of any claims arising in connection with such RSUs in favor of CME and its affiliates. Such RSUs will generally be converted into a deferred cash obligation having substantially similar terms as the RSU awards, and RSUs held by certain key IDB Employees will be converted into a combination of deferred cash awards and restricted equity awards and will be negotiated on an individual-by-individual basis. Each such RSU that is converted into either a deferred cash obligation or a deferred cash and restricted equity obligation will have the amount of the deferred cash or deferred cash and restricted equity subject to the award, as applicable, determined based on the number of shares of GFI Common Stock subject to each RSU prior to the Effective Time and the Merger Consideration.

        Not later than five business days prior to the closing date of the GFI Merger, GFI will take all actions necessary to provide that each GFI Option will be canceled as of the completion of the GFI Merger for no consideration.

Exchange and Payment Procedures

        Prior to the Effective Time, CME will appoint an exchange agent reasonably acceptable to GFI to handle the exchange of shares of GFI Common Stock for the Merger Consideration, as described above.

        At or prior to the Effective Time, CME will cause to be deposited with the exchange agent, for the benefit of the holders of shares of GFI Common Stock, shares of CME Class A Common Stock (which will be in non-certificated book-entry form) and an amount of cash in U.S. dollars sufficient to issue and pay the Merger Consideration to which GFI Stockholders will become entitled. Such shares or amounts, as applicable, will be payable upon surrender of the share certificates (or effective affidavits of loss in lieu thereof). After the Effective Time, CME will make available to the exchange agent cash in U.S. dollars sufficient to pay any dividends and other distributions payable on shares of CME Class A Common Stock.

        Within five business days after the Effective Time, CME will send, or will cause the exchange agent to send to each holder of record of shares of GFI Common Stock a letter of transmittal in such form as GFI and CME may reasonably agree, including instructions for use in effecting the surrender of share certificates in exchange for the Merger Consideration.

        Upon surrender to the exchange agent of a certificate (or effective affidavits of loss in lieu thereof), together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as the exchange agent may reasonably require, the holder of such certificate will receive (i) a number of shares of CME Class A Common Stock (which will be in non-certificated book-entry form unless a physical certificate has been requested) representing the whole number of shares of CME Class A Common Stock such holder has the right to receive and/or (ii) a check in the amount that such holder has the right to receive, including cash payable in lieu of fractional shares and dividends and other distributions. No interest will be payable or accrued on the Merger Consideration, cash in lieu of fractional shares or unpaid dividends and distributions.

        If any shares (or evidence of shares in book-entry form) of GFI Common Stock are issued to a name not matching that of its certificate, the holder requesting such exchange must pay any required transfer or other similar taxes required by reason of making such payment, or must establish to the exchange agent that such taxes have been paid or are not applicable.

        In order for a holder to register any portion of the Merger Consideration in the name of a person other than the person in whose name the surrendered certificate is registered, such holder must present to the exchange agent a certificate properly endorsed or otherwise in the proper form for transfer. Such holder must also pay to the exchange agent any required transfer or other similar taxes required as a result of such registration, or must establish to the exchange agent that such taxes have been paid or are not applicable.

Distributions with Respect to Unexchanged Shares

        All shares of CME Class A Common Stock issued pursuant to the GFI Merger will be deemed issued and outstanding as of the Effective Time. Dividends or other distributions to the holders of CME Class A Common Stock with a record date after the Effective Time will be payable to all shares issuable in the GFI Merger. Until holders of certificates previously representing shares of GFI Common Stock have surrendered their share certificates to the exchange agent for exchange, those holders will not receive dividends or distributions on the shares of CME Class A Common Stock into which those shares have been converted with a record date after the Effective Time. Subject to the effect of escheat, tax or other applicable law, when holders surrender their share certificates, they will receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not theretofore payable with respect to such whole shares of CME Class A Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to such whole shares of CME Class A Common Stock with a record date after the Effective Time with a payment date subsequent to such surrender.

No Transfers Following the Effective Time

        After the Effective Time, the stock transfer books of GFI will be closed and there will be no further registration of transfers of the shares of GFI Common Stock that were outstanding immediately prior to the Effective Time. After the Effective Time, the holders of certificates representing shares of GFI Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of GFI Common Stock except as otherwise provided in the GFI Merger Agreement or applicable law.

Fractional Shares

        No fractional shares of CME Class A Common Stock will be issued upon the surrender for exchange of certificates (or effective affidavits of loss in lieu thereof) to the exchange agent and no dividends or other distributions of CME shall relate to such fractional share interests. Any holder of shares of GFI Common Stock who would have been entitled to receive a fractional share of CME Class A Common Stock but for this provision will instead be entitled to receive a cash payment in lieu thereof. The value of such cash payment will be calculated by the exchange agent and will represent such holder's interest in a fraction of a share of CME Class A Common Stock based on the Exchange

Ratio. Such fractional share interests will not entitle the owner thereof to vote or to any rights of a CME Stockholder.

Termination of Exchange Fund

        Any certificates representing shares of CME Class A Common Stock and any funds that had been made available to the exchange agent for the payment of the Merger Consideration (including dividends and other distributions paid by CME after the Effective Time) and have not been disbursed to holders of certificates for one year after the Effective Time will be returned to CME. Thereafter, GFI Stockholders will be entitled to look only to CME with respect to the payment of the Merger Consideration (or dividends or distributions with respect thereto, as contemplated by the GFI Merger Agreement), without any interest thereon. None of GFI, CME, Merger Sub 1 or Merger Sub 2 will be liable to any former holder of shares of GFI Common Stock for the Merger Consideration, cash in lieu of fractional shares or unpaid dividends and distributions delivered to any governmental entity pursuant to applicable abandoned property laws. Any Merger Consideration, cash in lieu of fractional shares or unpaid dividends and distributions remaining unclaimed by holders of shares of GFI Common Stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity will, to the extent permitted by applicable law, become the property of CME free and clear of any claims or interest of any person.

Lost, Stolen or Destroyed Share Certificates

        If any share certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such share certificate to be lost, stolen or destroyed and, if reasonably required by CME, the posting by such person of a bond (in such reasonable amount) as indemnity against it with respect to such share certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed share certificate the Merger Consideration to be paid in respect of the shares of GFI Common Stock represented by such share certificate.

Withholding Rights

        CME and Merger Sub 2 as the surviving company will each be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, any applicable taxes from the consideration otherwise payable to any person pursuant to the GFI Merger Agreement and pay over such withheld amount to the appropriate governmental entity. Any amount so withheld will be treated for all purposes of the GFI Merger Agreement as having been paid to the holder of the shares of GFI Common Stock in respect of which the deduction and withholding was made.

No Appraisal Rights

        No right to fair value or appraisal, dissenters' or similar rights will be available to holders of GFI Common Stock with respect to the GFI Merger.

Adjustments to Prevent Dilution; Maximum Number of Shares Issued

        In the event that, prior to the Effective Time, there is any change in the outstanding shares of CME Class A Common Stock as a result of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon, the Exchange Ratio and any other similarly dependent items, as the case may be, will be appropriately adjusted to provide the holders of GFI Common Stock the same economic effect as contemplated by the GFI Merger Agreement prior to such event.

        Notwithstanding anything in the GFI Merger Agreement to the contrary, in no event will the aggregate number of shares of CME Class A Common Stock issuable in the transactions contemplated by the GFI Merger Agreement and the JPI Merger Agreement exceed the Issuance Cap, in which case the GFI Merger Agreement may be terminated by GFI. Based on the number of shares of CME Class A Common Stock outstanding on July 29, 2014, the per share price of CME Class A Common Stock would have to fall below $8.72 for the Issuance Cap to impact the number of shares of CME Class A Common Stock issuable in the transactions contemplated by the GFI Merger Agreement and the JPI Merger Agreement. The closing price per share of CME Class A Common Stock on October 15, 2014 was $79.31.

Representations and Warranties

        The GFI Merger Agreement contains customary representations and warranties by GFI, CME, Merger Sub 1 and Merger Sub 2 that are subject, in some cases, to specified exceptions and qualifications contained in the GFI Merger Agreement, in any form, statement, certification, report or other document filed with or furnished to the SEC from January 1, 2014 and prior to three business days prior to the date of the GFI Merger Agreement, or in the disclosure letters delivered by GFI and CME to each other in connection with the GFI Merger Agreement, excluding any disclosures set forth in any risk factor section or in any such forms, statements, certifications, reports and documents that are cautionary, predictive or forward looking in nature.

        These representations and warranties relate to, among other things:

  •
  organization, good standing and qualification to do business;

  •
  capital structure;

  •
  corporate authority and approval relating to the execution, delivery and performance of the GFI Merger Agreement;

  •
  governmental filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods, or authorizations necessary to complete the GFI Merger;

  •
  the absence of breach or violation of, or a default under governing documents;

  •
  filings with the SEC;

  •
  compliance with listing and corporate governance rules and regulations;

  •
  compliance with disclosure controls and procedures required under the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended;

  •
  absence of any "significant deficiencies" or "material weaknesses" in the design or operation of internal controls over financial reporting, or any fraud, by the audit committee of the GFI Board;

  •
  the accuracy of consolidated balance sheets;

  •
  the absence of a Material Adverse Effect, the conduct by GFI and CME of their respective businesses in the ordinary course consistent with past practice and the absence of certain other changes or events since January 1, 2014;

  •
  the absence of civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings, pending or, to the knowledge of CME or GFI, threatened against CME, GFI or any of their respective subsidiaries;

  •
  the absence of certain undisclosed liabilities;

  •
  good and valid title to, or leasehold interests in, all material assets, properties and rights on the part of GFI and its subsidiaries, which assets, properties and rights are sufficient to conduct and operate Trayport and FENICS;

  •
  compliance with applicable laws; and

  •
  broker's and finder's fees.

        The GFI Merger Agreement also contains additional representations and warranties by GFI relating to the following:

  •
  GFI's ownership interest in each of its subsidiaries, the ownership interests of any other person in each of the subsidiaries of GFI and GFI's and its subsidiaries' ownership interests in any other person;

  •
  the absence of outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with GFI Stockholders or any subsidiary of GFI on any matter;

  •
  the absence of a breach or violation of, a default or termination or modification (or right of termination or modification) under any agreement, lease, license, contract, consent, settlement, note, mortgage, indenture, arrangement, understanding or other obligation, binding upon GFI or any of its subsidiaries, or under any law to which GFI or any of its subsidiaries is subject;

  •
  the receipt by the Special Committee of the opinion from Greenhill as to the fairness from a financial point of view of the Exchange Ratio to the holders of shares of GFI Common Stock (other than the JPI Holders) as of July 29, 2014;

  •
  resolutions of the GFI Board determining that the terms of the GFI Merger Agreement and the GFI Merger are advisable, fair to and in the best interest of GFI and its stockholders, approving the GFI Merger Agreement and the GFI Merger, recommending that GFI Stockholders adopt the GFI Merger Agreement and approve the GFI Merger and directing that the adoption of the GFI Merger Agreement and the approval of the GFI Merger be submitted for consideration of GFI Stockholders;

  •
  the absence of preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate GFI or any of its subsidiaries to issue or sell any shares of capital stock or other equity securities of GFI or any of its subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire from GFI or any of its subsidiaries, any equity securities of GFI or any of its subsidiaries, and no securities or obligations of GFI or any of its respective subsidiaries evidencing such rights are authorized, issued or outstanding;

  •
  intellectual property matters;

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  real property matters;

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  the absence of any judgment, order, writ, injunction, decree, award, stipulation or settlement to which GFI or any of its subsidiaries is a party;

  •
  employee benefits;

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  labor matters;

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  relationships with largest customers;

  •
  material contracts;

  •
  environmental matters;

  •
  tax matters;

  •
  takeover statutes; and

  •
  insurance policies.

        The GFI Merger Agreement also contains additional representations and warranties by CME, Merger Sub 1 and Merger Sub 2 relating to the following:

  •
  the operations of Merger Sub 1 and Merger Sub 2, including that they will not have engaged in other business activities or incurred any liabilities or obligations other than as contemplated in the GFI Merger Agreement; and

  •
  absence of any agreements, commitments or understandings among CME, Merger Sub 1, Merger Sub 2 and their respective affiliates on the one hand, and any affiliates of GFI or JPI on the other hand, other than as set forth in the GFI Merger Agreement.

        Some of the representations and warranties contained in the GFI Merger Agreement are qualified by a Material Adverse Effect standard (that is, they will not be deemed untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on either GFI or CME).

        For purposes of the GFI Merger Agreement, a "Material Adverse Effect" with respect to GFI, CME, Merger Sub 1 or Merger Sub 2, as applicable, means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (i) would reasonably be expected to prevent, materially impair or delay the ability of GFI, CME, Merger Sub 1 or Merger Sub 2 to consummate the transactions contemplated by the GFI Merger Agreement or (ii) has been, or would reasonably be expected to be, materially adverse to the business, assets, properties, liabilities, results of operations or financial condition of GFI, CME or their respective subsidiaries or business, taken as a whole, except to the extent such event, occurrence, fact, condition, change, development or effect results from:

  •
  general economic or regulatory conditions or changes therein;

  •
  financial or security market fluctuations or conditions;

  •
  changes in or events affecting the industries or markets in which such entity and its subsidiaries operate;

  •
  any effect arising out of a change in U.S. generally accepted accounting principles, which is referred to as GAAP in this proxy statement/prospectus, or law;

  •
  the announcement or pendency of the GFI Merger or the identity of either CME or GFI, subject to certain exceptions, including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensors, licensees, lenders, partners, employees or regulators;

  •
  changes in the market price or trading volume of GFI Common Stock or CME Class A Common Stock;

  •
  any failure by GFI or CME to meet any estimates or outlook of revenues or earnings or other financial projections;

  •
  natural disasters; or

  •
  national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date hereof;

except, in certain of the circumstances mentioned above, to the extent that GFI and its subsidiaries, taken as a whole, or CME and its subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the businesses and industries in which such entity and its subsidiaries operate.

Conduct of Businesses of GFI and its Subsidiaries Prior to Completion of the GFI Merger

        Pursuant to the terms of the GFI Merger Agreement, GFI covenants and agrees that, subject to certain exceptions or unless CME consents in writing (such consent not to be unreasonably withheld, conditioned or delayed), or except as provided for in the GFI Merger Agreement or disclosure letter delivered by GFI in connection with the GFI Merger Agreement, or as may be required by applicable law, between the date of the GFI Merger Agreement and the Effective Time, it will, and will cause each of its subsidiaries to:

  •
  conduct its business in the ordinary course of business consistent with past practice;

  •
  use commercially reasonable efforts to preserve substantially intact its business organization and goodwill and relationships with all governmental entities, self-regulatory organizations, providers of order flow, customers, suppliers, business associates and others having material business dealings with it; and

  •
  use commercially reasonable efforts to keep available the services of its current officers and key employees and to maintain its current rights and franchises.

        GFI also has agreed that, subject to certain exceptions, between the date of the GFI Merger Agreement and the Effective Time, it will not, nor permit any of its subsidiaries to, directly or indirectly:

  •
  amend or modify its governing documents, except in connection with the GFI Merger;

  •
  declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any shares of its capital stock or other securities, other than dividends or distributions by any wholly-owned subsidiary of GFI to GFI or a wholly-owned subsidiary of GFI; split, subdivide, consolidate, combine or reclassify any of its capital stock or other securities or issue or allot, or propose or authorize the issuance or allotment of, any other such securities or equity rights in respect of, in lieu of, or in substitution for, any of its capital stock or other securities or repurchase, redeem or otherwise acquire any capital stock or other securities or equity rights of GFI or any subsidiary of GFI;

  •
  issue, allot, sell, grant, pledge or otherwise encumber any securities or equity rights of GFI, other than issuances of GFI Common Stock in connection with RSUs or stock options of GFI Common Stock (if any) issued prior to the date of the GFI Merger Agreement pursuant to stock plans of GFI in accordance with their terms as in effect on the date of the GFI Merger Agreement (other than outstanding RSUs held by non-employee directors of GFI (who are the members of the Special Committee), which will be accelerated prior to the closing of the GFI Merger);

  •
  merge or consolidate with any person, participate in or undertake a scheme of arrangement under the United Kingdom Companies Act 2006, or acquire the securities or any material amount of assets of any other person;

  •
  other than in the ordinary course of business consistent with past practice, sell, lease, license, subject to a lien (other than a permitted lien under the GFI Merger Agreement), encumber or otherwise surrender, relinquish or dispose of any assets, property or rights owned or held by GFI or any subsidiary of GFI (including securities of a subsidiary of GFI) except (i) pursuant to the terms of an agreement, commitment or other contract listed in the disclosure letter delivered by GFI in connection with the GFI Merger Agreement or (ii) in an amount not in excess of $1,000,000 in the aggregate;

  •
  (i) make any loans, advances or capital contributions to, or investments in, any other person other than (A) by GFI or any wholly-owned subsidiary of GFI to or in GFI or any wholly-owned subsidiary of GFI, (B) pursuant to any contract or other legal obligation set forth in the disclosure letter delivered by GFI in connection with the GFI Merger Agreement or (C) to employees of GFI or any subsidiary of GFI, other than Continuing Employees, in the ordinary course of business and consistent with past practice, (ii) create, incur, guarantee or assume any indebtedness, issuances of debt securities, guarantees, indemnities, loans or advances not in existence as of the date of the GFI Merger Agreement, except (A) certain indebtedness incurred in the ordinary course of business consistent with past practice not to exceed $1,000,000 in the aggregate or (B) guarantees by GFI of indebtedness of wholly-owned GFI subsidiaries or guarantees by GFI subsidiaries of indebtedness of GFI or (iii) other than as set forth in GFI's capital budget, or an amount not to exceed $1,000,000 made in the ordinary course consistent with past practice, make or commit to make any capital expenditure with respect to Trayport, FENICS or any CME Retained Subsidiary;

  •
  (i) materially amend or otherwise materially modify benefits under any employee benefit plan of GFI, which is referred to as a GFI Employee Benefit Plan in this proxy statement/prospectus, (ii) accelerate the payment or vesting of benefits or amounts payable or to become payable under any GFI Employee Benefit Plan in effect on the date of the GFI Merger Agreement (other than outstanding RSUs held by non-employee directors of GFI (who are the members of the Special Committee), which will be accelerated prior to the closing of the GFI Merger), (iii) fail to make any required contribution to any GFI Employee Benefit Plan, (iv) merge or transfer any GFI Employee Benefit Plan or the assets or liabilities of any such plan, (v) change the sponsor of any GFI Employee Benefit Plan or (vi) terminate or establish any GFI Employee Benefit Plan, except in each case, with respect to agreements for new hires in the ordinary course of business consistent with past practices and the GFI Merger Agreement;

  •
  with respect to any director, officer, employee, worker or consultant of Trayport, FENICS or a CME Retained Subsidiary whose aggregate annual cash compensation exceeds $200,000, (i) enter into any employment agreement that has a term of more than one year (or materially amend any employment agreement) or (ii) extend the term of any employment agreement by more than one year;

  •
  increase by more than 4% the annual compensation of any director, officer, employee, worker or consultant of Trayport, FENICS or a CME Retained Subsidiary;

  •
  hire more than seven individuals in any capacity for service in Trayport, FENICS or the CME Retained Subsidiaries, none of which will be entitled to aggregate annual cash compensation in excess of $200,000, other than individuals hired to replace employees of Trayport, FENICS or the CME Retained Subsidiaries who have been terminated or who have otherwise left the employment of Trayport, FENICS or the CME Retained Subsidiaries so long as such individuals are hired on substantially the same terms as the individuals they are replacing;

  •
  enter into or amend or modify any severance, retention or change of control plan, program or arrangement with respect to a Continuing Employee;

  •
  terminate the employment or contractual relationship of any officer, director, consultant or employee of Trayport, FENICS or the CME Retained Subsidiaries, other than terminations of employees or consultants in the ordinary course of business consistent with past practice and existing policies and/or terminations for cause;

  •
  enter into or amend a collective bargaining agreement, other labor agreement or work rules with a labor union, labor organization or works council with respect to employees, workers, consultants, officers or directors of GFI or any subsidiary of GFI;

  •
  (i) settle or compromise any action, suit, claim, litigation, arbitration, investigation or other similar proceeding for an amount in excess of $1,000,000 or (ii) enter into any consent, decree,

    injunction or similar restraint or form of equitable relief in settlement of any such proceeding, in each case, related to Trayport, FENICS or any CME Retained Subsidiary;

  •
  (i) make, revoke or amend any material election relating to taxes, (ii) settle or compromise any material action, suit, claim, litigation, arbitration, investigation or other similar proceeding relating to taxes, (iii) make a request for a written ruling of a taxing authority relating to material taxes, other than any request for a determination concerning qualified status of any GFI Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, (iv) enter into a written and legally binding agreement with a taxing authority relating to material taxes, (v) materially change any of its methods, policies or practices of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of its U.S. federal income tax returns for the taxable year ended December 31, 2013 or (vi) take any action outside the ordinary course of business (other than an intercompany loan by GFI Holdings Limited to GFInet Inc. in an amount sufficient to repay GFInet Inc.'s revolving loan) or material action in each case that would materially affect the conclusion of the analysis prepared by Ernst & Young LLP relating to the basis of the purchased interests relating to the IDB Purchase Agreement;

  •
  take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken that would prevent the GFI Merger from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code;

  •
  (i) modify or amend on terms materially adverse to Trayport, FENICS or any CME Retained Subsidiary, or transfer, novate, assign or terminate, any contract of GFI applicable to Trayport, FENICS or any CME Retained Subsidiary, (ii) enter into any successor agreement to an expiring contract of GFI applicable to Trayport, FENICS or any CME Retained Subsidiary that changes the terms of such contract in a way that is materially adverse to Trayport, FENICS or any CME Retained Subsidiary, (iii) enter into any new agreement that would have been considered a contract applicable to Trayport, FENICS or any CME Retained Subsidiary if it were entered into at or prior to the date hereof or (iv) modify or amend in any respect or transfer, novate, assign or terminate that certain BTS Software as a Service Agreement, dated July 24, 2014, between Trayport Limited and GFI Holdings Limited;

  •
  enter into, renew, extend or amend any agreements or arrangements that limit or restrict any of the CME Retained Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area;

  •
  change any method of accounting or accounting principles or practices of GFI or any subsidiary of GFI, except for any such change required by GAAP or by a governmental entity;

  •
  terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by it covering GFI or any CME Retained Subsidiary or their respective properties which is not replaced by a comparable amount of insurance coverage, other than in the ordinary course of business consistent with past practice;

  •
  adopt or implement a plan of complete or partial liquidation or resolution providing for or authorizing such liquidation or a dissolution, merger, restructuring, consolidation, recapitalization, scheme of arrangement under the United Kingdom Companies Act 2006, or other reorganization of GFI or any of the subsidiaries of GFI;

  •
  transfer, abandon, allow to lapse, or otherwise dispose of any rights to, or obtain or grant any right to any material intellectual property owned by GFI relating to Trayport, FENICS or any CME Retained Subsidiary or disclose any material trade secrets of Trayport, FENICS or any CME Retained Subsidiary to any person other than CME or its representatives, in each case other than in the ordinary course of business consistent with past practice; or

  •
  agree or commit to do any of the foregoing.

No Solicitation or Negotiation of Takeover Proposals

        The GFI Merger Agreement provides that neither GFI nor any of its subsidiaries nor any of their respective officers, directors, employees or other representatives will, directly or indirectly:

  •
  initiate, solicit or knowingly facilitate or encourage any inquiry or the making of any proposal that constitutes a Takeover Proposal;

  •
  adopt, or publicly propose to adopt, or allow GFI or any subsidiary of GFI to execute or enter into, any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement, undertaking, or understanding in connection with or relating to any Takeover Proposal (other than confidentiality agreements permitted under the GFI Merger Agreement); or

  •
  other than with CME, Merger Sub 1, Merger Sub 2 or their respective representatives or other than informing third parties of the existence of the no solicitation provisions of the GFI Merger Agreement, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information or data in connection with or relating to, any Takeover Proposal.

        Under the GFI Merger Agreement, a "Takeover Proposal" means any proposal or offer for a direct or indirect (i) merger, binding share exchange, recapitalization, reorganization, scheme of arrangement under the United Kingdom Companies Act 2006, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving GFI or one or more of its subsidiaries, (ii) acquisition or purchase, including by lease, exchange, mortgage, pledge, transfer or other acquisition or assumption, of 20% or more of the fair value of the assets or 20% or more of any class of equity or voting securities of (A) GFI and its subsidiaries, (B) the CME Retained Subsidiaries, (C) Trayport or (D) FENICS, in each case taken as a whole and in one transaction or a series of related transactions, (iii) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership of securities representing 20% or more of the voting power of GFI's securities or (iv) any transaction, or combination of transactions, similar to the foregoing, in each case other than the transactions contemplated by the GFI Merger Agreement.

Existing Discussions or Negotiations

        In the GFI Merger Agreement, GFI agreed to, and to cause its subsidiaries and their respective representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons or their representatives conducted prior to the date of the GFI Merger Agreement with respect to any Takeover Proposal and will request the prompt return or destruction of any confidential information previously furnished to such persons in connection therewith in accordance with the terms of any applicable confidentiality agreement.

Fiduciary Exception

        At any time prior to the approval of the GFI Merger Agreement by GFI Stockholders, if the GFI Board (upon recommendation of the Special Committee) has determined in good faith after consultation with outside legal counsel and its independent financial advisor that an unsolicited bona fide written Takeover Proposal received after the date of the GFI Merger Agreement either constitutes a Superior Proposal or could be reasonably likely to result in a Superior Proposal, then GFI may:

  •
  furnish information with respect to GFI or any of its subsidiaries to the person making such Takeover Proposal or its representatives pursuant to and in accordance with a confidentiality agreement containing provisions no less favorable in the aggregate to GFI than those contained in the confidentiality agreement between GFI and CME agreed to in connection with the GFI Merger Agreement, provided that such confidentiality agreement is provided to CME promptly after its execution and does not contain any provisions that would prevent GFI from complying with its obligation to provide disclosure to CME required pursuant to the GFI Merger Agreement and need not contain a standstill or similar provision that prohibits such person from making a Takeover Proposal, and provided further that a copy of all information provided to such person has been previously, or is substantially currently, provided to CME or its representatives; and

  •
  GFI may participate in any discussions or negotiations with any such person or its representatives regarding such Takeover Proposal.

        Under the GFI Merger Agreement, a "Superior Proposal" means any bona fide unsolicited written Takeover Proposal made by any party (other than CME or any subsidiary of CME) that did not result from a breach of GFI's non-solicitation obligations under the GFI Merger Agreement, and that, if consummated, would result in such third party (or in the case of a direct merger between such third party and GFI, the stockholders of such third party) acquiring, directly or indirectly, 80% of the voting power of GFI's equity securities or all or substantially all the assets of GFI and its subsidiaries, taken as a whole, and that the GFI Board (upon the recommendation of the Special Committee) determines in good faith (after consultation with its outside legal counsel and its independent financial advisor) to be, if consummated, more favorable to holders of GFI Common Stock than the GFI Merger (taking into account any changes to the terms of the GFI Merger Agreement as CME may propose in response to the proposed superior proposal) from a financial point of view, taking into account those factors as the GFI Board (upon the recommendation of the Special Committee) deems to be appropriate, including the likelihood of consummation.

Notice

        GFI will promptly (and, in any event, within 24 hours) notify CME if any bona fide inquiries, proposals or offers with respect to a Takeover Proposal are received by, any non-public information is requested in connection with any Takeover Proposal from, or any discussions or negotiation with respect to a Takeover Proposal are sought to be initiated or continued with, it, its subsidiaries or any of their respective representatives. In any such notice, GFI should indicate the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and should inform CME daily of the status and terms of any such proposals or offers and the status of any such discussions or negotiations, including the stated positions of the parties to such negotiations, and should provide CME with copies of all drafts and final versions, including any comments thereon, of any agreements exchanged in relation to such Takeover Proposal.

 No Change in Recommendation

        Subject to certain exceptions described below, the GFI Board and each committee of the GFI Board (including the Special Committee) may not effect a Change in Recommendation, which consists of any of the following actions:

  •
  withdraw, modify or qualify in a manner adverse to CME, or propose publicly to withdraw, modify or qualify in a manner adverse to CME, its recommendation to GFI Stockholders that they vote in favor of the adoption of the GFI Merger Agreement;

  •
  take any public action or make any public statement in connection with the Special Meeting inconsistent with its recommendation to approve the GFI Merger; or

  •
  approve or recommend, or publicly propose to approve or recommend, any Takeover Proposal (it being understood that the GFI Board may issue a "stop, look and listen" communication to the holders of GFI Common Stock pursuant to Rule 14d-9(f) of the Exchange Act).

Fiduciary Exception and Negotiation with CME

        However, at any time before the adoption of the GFI Merger Agreement, the GFI Board may, in response to a Superior Proposal or an Intervening Event, effect a Change in Recommendation under the following circumstances:

  •
  the GFI Board, upon the recommendation of the Special Committee, determines in good faith, after consultation with its outside legal counsel and its independent financial advisor, that the failure to take such action would reasonably be likely to be inconsistent with its fiduciary duties to GFI Stockholders under applicable law;

  •
  the GFI Board, upon the recommendation of the Special Committee, first provides prior written notice to CME that it is prepared to effect such a Change in Recommendation, including the most current version of any written agreement relating to any Superior Proposal or, in the case of an Intervening Event, attaching information specifying such Intervening Event in reasonable detail and any other information related thereto that CME reasonably requests (it being understood that the delivery of such notice will not, in and of itself, constitute a Change in Recommendation); and

  •
  CME does not make, within four business days of receipt of such notice, a proposal that the GFI Board, upon the recommendation of the Special Committee, determines in good faith, after consultation with its outside legal counsel and its independent financial advisor, would cause the proposal previously constituting a Superior Proposal to no longer constitute a Superior Proposal, or which obviates the need for a Change in Recommendation as a result of the Intervening Event, as the case may be.

        During the four business day period prior to its effecting a Change in Recommendation, upon CME's request, GFI and its representatives will negotiate in good faith with CME and its representatives (so long as CME and its representatives are negotiating in good faith) regarding any revisions to the terms of the transactions contemplated by the GFI Merger Agreement proposed by CME intended to cause a Takeover Proposal not to constitute a Superior Proposal or to obviate the need for a Change in Recommendation as a result of an Intervening Event. Any material amendment to the terms of a Superior Proposal or material change to the facts and circumstances that are the basis of an Intervening Event occurring or arising prior to the making of a Change in Recommendation will require GFI to provide CME with a new notice and a new negotiation period of two business days.

        Under the GFI Merger Agreement, an "Intervening Event" means a material development or change in circumstances occurring or arising after the date of the GFI Merger Agreement, which was not known or reasonably foreseeable to the Special Committee as of or prior to the date of the GFI

Merger Agreement (which change or development does not relate to a Takeover Proposal), and which becomes known to the Special Committee prior to the approval of the GFI Merger Agreement by GFI Stockholders.

Certain Other Permitted Disclosure

        In addition, GFI or the GFI Board, upon the recommendation of the Special Committee, may take and disclose any position contemplated by Rule 14e-2 promulgated under the Exchange Act, or make any statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act in respect of any Takeover Proposal, or make any disclosure to GFI Stockholders if the GFI Board, upon the recommendation of the Special Committee, determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would reasonably be likely to be inconsistent with its fiduciary duties to GFI Stockholders under applicable law.

Stockholders Meeting and GFI Board Recommendation

        Notwithstanding any Change in Recommendation pursuant to the exceptions discussed above, GFI will take all lawful action to call, give notice of, convene and hold a special meeting of GFI Stockholders to consider and vote upon the adoption of the GFI Merger Agreement not more than 45 days after the registration statement on Form S-4 filed by CME, of which this proxy statement/prospectus forms a part, is declared effective by the SEC. GFI may postpone, recess or adjourn such meeting (i) if it is unable to obtain a quorum of its stockholders at the meeting or (ii) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure that the GFI Board, upon the recommendation of the Special Committee, determines in good faith, after consultation with its outside legal counsel, is necessary or advisable by applicable law. The GFI Board is required to recommend in this proxy statement/prospectus and at the Special Meeting that GFI Stockholders adopt the GFI Merger Agreement, and use its reasonable best efforts to obtain and solicit such adoption, subject to the fiduciary exceptions in the GFI Merger Agreement.

Access to Information

        Subject to certain exceptions, and upon reasonable prior notice, GFI will (i) afford CME reasonable access to all of its and its subsidiaries' properties, books, records, contracts, commitments and personnel and (ii) provide a copy of each material report or other document filed by GFI as required by relevant securities laws, any governmental entity or self-regulatory organization and all other information with respect to GFI, in each case as may reasonably be requested.

        In addition, after each month-end or quarter-end between the date of the GFI Merger Agreement and the closing date of the GFI Merger, as applicable, GFI will deliver a copy of its management report, including certain financial information.

Expenses

        Subject to certain exceptions, all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by any party to the GFI Merger Agreement or on its behalf in connection with the GFI Merger Agreement and the transactions expressly contemplated by the GFI Merger Agreement will be paid by the party incurring such expenses, whether or not the GFI Merger is consummated, except expenses incurred in connection with the filing, printing and mailing of this registration statement, the proxy statement/prospectus and all other filing fees paid to the SEC in connection with the GFI Merger, which will be shared equally by CME and GFI.

 Indemnification and Insurance

        From and after the Effective Time, Merger Sub 2 as the surviving company will indemnify and hold harmless, and provide advancement of expenses to, each present and former director and officer of GFI, and any person who becomes a director or officer of GFI between the date of the GFI Merger Agreement and the closing of the GFI Merger, for all acts and omissions occurring at or prior to the Effective Time to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the GFI Merger Agreement pursuant to GFI's constituent documents and indemnification agreements, if any, in existence on the date of the GFI Merger Agreement with any indemnified persons. CME will cause the constituent documents of Merger Sub 1 as the surviving corporation and Merger Sub 2 as the surviving company to contain provisions with respect to indemnification, advancement of expenses and limitation of director and officer liability that are no less favorable to the indemnified persons with respect to acts or omissions occurring at or prior to the Effective Time than those in GFI's constituent documents. From and after the Effective Time, CME will guarantee and stand surety for, and shall cause Merger Sub 2 to honor its indemnification and insurance obligations.

        Prior to the closing date of the GFI Merger, GFI will, and if GFI is unable to, CME will, cause Merger Sub 2 as the surviving company as of or following the Effective Time to obtain and fully pay for "tail" insurance policies with a claims period of at least six years from and after the Effective Time with respect to directors' and officers' and employed lawyers' liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as GFI's existing policies with respect to matters existing or occurring at or prior to the Effective Time, subject to certain limitation and premium thresholds.

Employee Benefit Matters

        For one year following the closing date of the GFI Merger, CME will, or will cause one of its affiliates to provide, each Continuing Employee with (i) base salary at least equal to the base salary provided to such employee immediately prior to the closing date of the GFI Merger and (ii) benefits, other than equity compensation benefits, that, taken as a whole, are comparable in the aggregate to the benefits provided to them immediately prior to the closing date of the GFI Merger.

        For purposes of retained or continued benefit plans, eligibility and vesting under any new benefit plans, and for accrual purposes under vacation or severance plans, CME will recognize the service of each Continuing Employee as if that service had been performed for CME or its affiliates.

        With respect to any welfare plan maintained by Merger Sub 2 as the surviving company, Merger Sub 2 and its affiliates will use commercially reasonable efforts to waive all limitations as to preexisting conditions and exclusions and provide credit for co-payments and deductibles paid prior to the Effective Time.

        In addition, prior to the Effective Time, GFI and any subsidiaries of GFI, as applicable, will comply with all notice, consultation, collective bargaining or other bargaining obligations to any labor union, labor organization in connection with the transactions contemplated by the GFI Merger Agreement.

Consents and Approvals

        Each of GFI and CME will use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the GFI Merger Agreement, including:

  •
  making any filing required under the HSR Act and any relevant foreign competition laws with respect to the transactions contemplated by the GFI Merger Agreement as promptly as practicable after the date of the GFI Merger Agreement;

  •
  complying at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received from the FTC, the Antitrust Division or any other governmental entity (including under any relevant foreign competition laws) in respect of such filings or such transaction; and

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  acting in good faith and reasonably cooperating with the other party in connection with any such filings and in connection with resolving any investigation or other inquiry of any such agency or other governmental entity under any of the HSR Act, the relevant foreign competition laws, the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, each, as amended, and any other applicable laws or orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade with respect to any such filing or any such transaction.

        GFI, CME, Merger Sub 1 and Merger Sub 2 will use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by the GFI Merger Agreement, except to the extent prohibited by applicable law. In addition, GFI and CME will give each other reasonable prior notice of any substantive communication with, and any proposed understanding, undertaking or agreement with, any governmental entity regarding any such filings or any such transaction.

        None of GFI, CME, Merger Sub 1 or Merger Sub 2 will independently participate in any meeting, or engage in any substantive conversation, with any governmental entity in respect of any filings, investigation or other inquiry without giving the other parties prior notice of the meeting or conversation and, unless prohibited by any such governmental entity, the opportunity to attend or participate. GFI, CME, Merger Sub 1 and Merger Sub 2 will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any of them in connection with proceedings under or relating to the HSR Act, any relevant foreign competition laws or other antitrust laws.

        In addition, CME and GFI will use their reasonable best efforts to resolve any objections asserted by any governmental entity with respect to the transactions contemplated by the GFI Merger Agreement under any antitrust laws. If any proceeding is instituted or threatened that challenges any such transaction as inconsistent with or violative of any antitrust law, CME and GFI will cooperate and use their reasonable best efforts vigorously to contest and resist (by negotiation, litigation or otherwise) any such proceeding, and to have vacated, lifted, reversed or overturned any temporary, preliminary or permanent order that is in effect and that prohibits, prevents, delays or restricts consummation of such transactions, unless CME reasonably and in good faith determines that litigation is not in its best interests. CME and GFI will use their reasonable best efforts to take any action required to cause the expiration of the notice periods, or to obtain the necessary approvals under, the HSR Act, if applicable, any relevant foreign competition laws or any other antitrust laws with respect to the transactions contemplated by the GFI Merger Agreement as promptly as possible after the execution of the GFI Merger Agreement.

        However, neither CME nor any subsidiary of CME will be required to take any action that would result in any Burdensome Condition.

        Under the GFI Merger Agreement, "Burdensome Condition" means making proposals, executing or carrying out agreements (including consent decrees) or submitting to laws (i) providing for the transfer, license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of CME, GFI or any of their respective subsidiaries or the holding separate (through the establishment of a trust or otherwise) of the equity securities of any subsidiary of CME or GFI or (ii) imposing or seeking to impose any limitation on the ability of CME, GFI or any of their respective subsidiaries to conduct their respective businesses (including with respect to market practices and structure) or own such assets or to acquire, hold or exercise full rights of ownership of the business of GFI, the subsidiaries of GFI, CME or the subsidiaries of CME, in each case other than (x) with respect to antitrust laws, any such proposals, executing or carrying out agreements (including consent decrees) or submitting to laws that would not impair in any material respect the expected benefits of CME and the subsidiaries of CME from or relating to the transactions proposed by the GFI Merger Agreement, or (y) with respect to regulatory approvals, any de minimis administrative or ministerial obligations of CME or any subsidiary of CME, other than, with respect to the IDB Business or IDB Subsidiaries, any such obligation that would exist following the Effective Time.

Existing GFI Indebtedness

Credit Agreement

        Prior to the closing of the GFI Merger, GFI will deliver to CME a payoff letter in commercially reasonable form under the second amended and restated credit agreement, dated December 20, 2010, by and among GFI and GFI Holdings Limited, as borrowers, the subsidiaries of GFI named therein as guarantors, Bank of America N.A., as administrative agent, Barclays Bank Plc and The Royal Bank of Scotland PLC, as co-syndication agents, the other lenders party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank Plc, as joint lead arrangers and joint book running managers, which is referred to as the Credit Agreement in this proxy statement/prospectus. Such payoff letter will evidence the amount necessary to repay or satisfy and discharge any indebtedness outstanding under the Credit Agreement, the termination of all agreements and obligations in connection therewith, and the release of all liens securing the obligations under such agreement. GFI will pay such payoff amounts at or prior to the closing of the GFI Merger Agreement in order to terminate the Credit Agreement at such closing.

Senior Notes due 2018

        At CME's written request, GFI will use its reasonable best efforts to commence as soon as reasonably practicable after receipt of such request (or at such later time as specified in such request), and conduct and consummate (i) an offer to purchase on the terms and conditions, including pricing conditions, specified by CME all or a portion of the outstanding 8.375% senior notes due 2018, which are referred to as the Senior Notes in this proxy statement/prospectus, issued pursuant to an indenture, dated as of July 19, 2011, between GFI and the Bank of New York Mellon Trust Company, N.A., as trustee, which is referred to as the Indenture in this proxy statement/prospectus, or (ii) a solicitation of consent of the holders of the Senior Notes to amendments to the Indenture as CME may specify, each subject to certain conditions.

        The closing of any such tender offer or consent solicitation will be expressly conditioned on the closing of the GFI Merger and none of the Senior Notes will be required to be accepted for purchase or purchased prior to such closing. GFI will use reasonable best efforts to provide all cooperation reasonably requested by CME in connection with such offer or solicitation except where it would unreasonably disrupt or interfere with the operations or business of GFI or its subsidiaries, or would require GFI or its subsidiaries to pay any fees, expenses or costs except as otherwise promptly reimbursed by CME. GFI will waive any of the conditions to such tender offer or consent solicitation as CME may reasonably request and will not, without CME's prior written consent, waive any of the conditions or make any changes to such offer or solicitation. CME may require that a tender offer is conducted on terms that would satisfy any of GFI's obligations under the Indenture to repurchase the Senior Notes pursuant to a repurchase event under the Indenture. In connection with a consent solicitation, if the required valid consents have been received from holders of the Senior Notes, GFI will use its reasonable best efforts to cause the trustee to execute a supplemental indenture and implement the authorized amendments, so long as any such amendment will not be effective until immediately prior to the Effective Time or be operative with respect to any period before the Effective

Time, in each case (and in the case of the preceding sentences in this paragraph) subject to certain conditions and compliance with applicable law and regulations.

        If requested by CME in writing, GFI will take all actions requested by CME reasonably necessary, including the issuance of one or more notices of optional redemption for all or a portion of the outstanding aggregate principal amount of the Senior Notes pursuant to the Indenture, in order to effect the satisfaction and discharge of the Indenture pursuant to the Senior Notes and/or the covenant defeasance of the Senior Notes, in each case pursuant to the Indenture, which is referred to as a Discharge of the Senior Notes in this proxy statement/prospectus, and will effect such Discharge of the Senior Notes at the Effective Time or as otherwise specified by CME, subject to the following conditions:

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  in no event will GFI be required to consummate such Discharge of the Senior Notes or issue any irrevocable notice of redemption with respect to the Senior Notes prior to the closing of the GFI Merger;

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  to the extent that such Discharge of the Senior Notes can be conditioned on the completion of the GFI Merger, it will be so conditioned;

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  prior to GFI being required to issue any notice of redemption with respect to the Senior Notes, CME will set aside sufficient funds to deliver to GFI to effect such redemption; and

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  prior to GFI being required to effect such Discharge of the Senior Notes, CME will deliver to GFI or a paying agent selected or approved by CME and reasonably acceptable to GFI funds sufficient to enable GFI to effect such Discharge of the Senior Notes.

        GFI will provide, and must use reasonable best efforts to cause its representatives to provide, any other cooperation reasonably requested by CME to facilitate such Discharge of the Senior Notes.

        Any documents related to a tender offer or consent solicitation will be subject to prior review of, and comment by, CME and GFI, and must be reasonably acceptable to each of them. GFI will not waive any condition to any such offer or solicitation or any Discharge of the Senior Notes other than as agreed in writing between CME and GFI. GFI will, and will cause its subsidiaries and its and their representatives to, provide all cooperation reasonably requested by CME in connection with any such offer, solicitation or Discharge of the Senior Notes. GFI and its subsidiaries will, and will use reasonable best efforts to cause its counsel to, furnish legal opinions in customary form and scope relating to GFI and its subsidiaries, the Indenture and the Senior Notes and the GFI Merger to the extent required by the Indenture in connection with any such offer, solicitation or Discharge of the Senior Notes, so long as CME provides assistance and information in connection therewith as is reasonably requested by GFI. In connection with any such offer, solicitation or Discharge of the Senior Notes, CME may select one or more dealer managers, information agents, solicitation agents, tabulation agents, depositaries and other agents, in each case reasonably acceptable to GFI, to provide assistance in connection therewith, and GFI will use reasonable best efforts to enter into customary agreements with such parties so selected on terms reasonably satisfactory to CME.

        GFI and CME will keep each other reasonably informed regarding the status, results and timing of any tender offer, consent solicitation and Discharge of the Senior Notes. If, at any time prior to the completion of any tender offer or consent solicitation, GFI or CME discovers any information that should be set forth in an amendment or supplement to the offer and/or consent solicitation documents so that such documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information will use its reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by CME describing such information will be disseminated by GFI to the holders of the Senior Notes. GFI and CME will comply with all applicable laws in connection with any tender offer or consent solicitation.

        Any obligation of GFI to consummate any tender offer, consent solicitation or Discharge of the Senior Notes will be subject to CME delivering to GFI or to the trustee or applicable paying agent, tender or solicitation agent, as the case may be, on or prior to the date of such consummation, sufficient funds to consummate such tender offer, consent solicitation or Discharge of the Senior Notes, as applicable. CME will pay the fees and out-of-pocket expenses of any dealer manager, information agent, solicitation agent, tabulation agent, depositary or other agent retained in connection with the tender offer or consent solicitation pursuant to the applicable agent agreement. CME will also reimburse GFI and its subsidiaries for all of their documented reasonable out-of-pocket costs and expenses (including documented reasonable fees and disbursements of counsel) in connection with a tender offer, consent solicitation or Discharge of the Senior Notes promptly following the incurrence thereof and GFI's delivery to CME of reasonably satisfactory documentation thereof. CME will indemnify and hold harmless GFI, IDB Buyer and their respective affiliates and representatives from and against any and all liabilities, obligations, losses, damages, claims, costs, expenses, awards, judgments and penalties of any type actually suffered or incurred by any of them in connection with any tender offer, consent solicitation and/or Discharge of the Senior Notes, and/or the provision of information utilized in connection therewith (other than information provided in writing by GFI specifically for use in connection therewith), in each case, except to the extent that any such obligations, losses, damages, claims, costs, expenses, awards, judgments and penalties, fees, costs or other liabilities are suffered or incurred as a result of GFI's or its representatives' gross negligence, bad faith, willful misconduct or material breach of the GFI Merger Agreement, as applicable, or arise from disclosure provided by GFI or its representatives (including disclosures incorporated by reference in any tender offer or consent solicitation document) that contained a material misstatement or omission.

        GFI must use reasonable best efforts to ensure compliance with and discharge of its obligations under the Indenture, and to take all necessary actions in accordance with the terms of the Indenture, including delivery of any supplemental indentures, legal opinions, officers' certificates or other documents or instruments, in connection with the consummation of the GFI Merger.

        GFI will, and will use its reasonable best efforts to cause its representatives to, reasonably cooperate with CME in maintaining and/or seeking upgrades to the credit ratings assigned to the Senior Notes by each applicable rating agency, except where such cooperation would unreasonably disrupt or interfere with the business or operations of GFI or any of its subsidiaries. CME will reimburse GFI and its representatives for their documented reasonable out-of-pocket costs and expenses in connection with providing such cooperation promptly following the incurrence thereof and the delivery by GFI to CME of reasonably satisfactory documentation thereof.

Other Covenants and Agreements

        GFI and CME have made certain other covenants to and agreements with each other regarding various other matters including:

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  issuing press releases and other public announcements; and

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  providing each other notice with respect to certain events.

 Conditions to Completion of the GFI Merger

        The respective obligations of each of GFI, CME, Merger Sub 1 and Merger Sub 2 to complete the GFI Merger are subject to the satisfaction or waiver, at or prior to the closing of the GFI Merger, of each of certain conditions, including the following:

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  the affirmative vote of (i) at least 66 2/3% of the shares of GFI Common Stock cast at the Special Meeting voting to adopt the GFI Merger Agreement, provided that such affirmative vote represents at least a majority of the outstanding shares of GFI Common Stock and (ii) the holders of a majority of the outstanding shares of GFI Common Stock that are held by GFI Disinterested Stockholders;

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  the shares of CME Class A Common Stock to be issued in the GFI Merger and such other shares to be reserved for issuance have been approved for listing on NASDAQ;

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  any applicable waiting period under the HSR Act has expired or been terminated, and no action has been instituted by the Antitrust Division or the FTC or under any foreign competition laws seeking to enjoin the GFI Merger or impose a Burdensome Condition unless such action is withdrawn, terminated or finally resolved;

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  all approvals under foreign competition laws, regulatory approvals and notices, each as set forth in the disclosure letter to be delivered by GFI in connection with the GFI Merger Agreement, have been provided and all related acknowledgements have been obtained;

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  no laws have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order has been issued and remains in effect, by a governmental entity or self-regulatory organization that would have the effect of making the GFI Merger illegal or otherwise prohibiting consummation of the GFI Merger, or seeking to impose a Burdensome Condition, unless such restraint is vacated, terminated or withdrawn (provided that the party asserting this condition will use its reasonable best efforts to prevent the entry of such restraint and to appeal as promptly as possible any judgment that may be entered);

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  the registration statement of which this proxy statement/prospectus forms a part has been declared effective by the SEC and no stop order suspending the effectiveness of the registration statement has been issued by the SEC and no proceedings for that purpose have been initiated or threatened by the SEC; and

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  each of the conditions to the closing of the JPI Merger and the IDB Transaction have been satisfied or waived.

        The obligations of CME, Merger Sub 1 and Merger Sub 2 to effect the GFI Merger also are subject to the satisfaction or waiver by CME at or prior to the closing date of the GFI Merger of certain conditions, including the following:

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  the representations and warranties of GFI set forth in the GFI Merger Agreement must, both on the date of the GFI Merger Agreement and at the closing date of the GFI Merger, be true and correct except where the failure of such representations and warranties to be true and correct does not constitute a Material Adverse Effect, and provided that certain representations and warranties of GFI must be true and correct in all respects as of the date of the GFI Merger Agreement and at the closing date of the GFI Merger except for de minimis inaccuracies;

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  GFI's performance in all material respects its obligations under the GFI Merger Agreement at or prior to the closing date of the GFI Merger;

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  the delivery to CME of a certificate signed by the chief executive officer or the chief financial officer of GFI certifying that the above conditions with respect to the accuracy of representations and warranties and performance of the obligations of GFI have been satisfied;

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  the receipt by CME of a tax opinion from Skadden, dated as of the Effective Time, to the effect that the GFI Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of CME and GFI will be a party to such reorganization;

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  the completion of the GFI Pre-Closing Reorganization; and

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  immediately following the transactions contemplated by the GFI Merger Agreement, the CME Retained Subsidiaries will have working capital and available cash meeting certain minimum requirements, and CME has received a certificate of the chief financial officer of GFI to such effect.

        GFI's obligation to effect the GFI Merger is also subject to the satisfaction or waiver by GFI at or prior to the closing date of the GFI Merger of the following additional conditions:

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  the representations and warranties of CME, Merger Sub 1 and Merger Sub 2 set forth in the GFI Merger Agreement must, both on the date of the GFI Merger Agreement and at the closing date of the GFI Merger, be true and correct except where the failure of such representations and warranties to be true and correct does not constitute a Material Adverse Effect, and provided that certain representations and warranties of GFI must be true and correct in all respects as of the date of the GFI Merger Agreement and at the closing date of the GFI Merger except for de minimis inaccuracies;

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  each of CME, Merger Sub 1 and Merger Sub 2 has performed in all material respects its respective obligations under the GFI Merger Agreement at or prior to the closing date of the GFI Merger;

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  GFI has received a certificate signed by the chief executive officer and the chief financial officer of CME certifying that the above conditions with respect to the accuracy of representations and warranties and performance of the obligations of CME, Merger Sub 1 and Merger Sub 2 have been satisfied; and

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  the receipt by GFI of a tax opinion from White & Case to the effect that the GFI Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of GFI and CME will be a party to such reorganization.

Termination of the GFI Merger Agreement

Termination

        The GFI Merger Agreement may be terminated and the GFI Merger may be abandoned at any time prior to the Effective Time:

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  by mutual written consent of CME and GFI;

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  by either CME or GFI if, provided in each case that the failure of such condition was not caused by or the result of the failure of the party terminating the GFI Merger Agreement to fulfill any obligation under the GFI Merger Agreement:

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  the GFI Merger is not consummated by March 15, 2015;

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  a Restraint Termination Event occurs;

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  the approval of the GFI Merger Proposal has not been obtained at the Special Meeting or any adjournments or postponements thereof; or

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  either the JPI Merger Agreement or the IDB Purchase Agreement is terminated in accordance with its terms.

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  by CME if:

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  GFI has breached or failed to perform any of its representations, warranties or covenants under the GFI Merger Agreement, and such breach or failure to perform is incapable of being cured by GFI prior to March 15, 2015, or is not cured by the earlier of (x) 30 days following written notice to GFI by CME of such breach or (y) March 15, 2015, and such breach or failure to perform would result in the failure of any condition precedent to the consummation of the GFI Merger Agreement to be satisfied (provided that CME, Merger Sub 1 or Merger Sub 2 is not then in breach of any representation, warranty, covenant or agreement contained in the GFI Merger Agreement that would result in the failure of any condition precedent to the consummation of the GFI Merger Agreement to be satisfied), which is referred to as a GFI Breach Termination Event in this proxy statement/prospectus;

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  GFI or any of its subsidiaries or any of their respective representatives have breached in any material respect any of their respective non-solicitation obligations under the GFI Merger Agreement; or

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  the GFI Board or the Special Committee effects a Change in Recommendation for the GFI Merger, fails to publicly reaffirm its recommendation for approval of the GFI Merger Agreement following the public disclosure or announcement of a Takeover Proposal and within five business days of a request by CME, or, in the case of a Takeover Proposal made by way of a tender offer or exchange offer, fails to recommend that GFI Stockholders reject such tender offer or exchange offer within ten business days (provided, however, that CME will not have the right to terminate the GFI Merger Agreement from and after receipt of the approval of the GFI Merger Agreement by GFI Stockholders).

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  by GFI if:

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  CME, Merger Sub 1 or Merger Sub 2 has breached or failed to perform any of its representations, warranties or covenants in the GFI Merger Agreement, which breach or failure to perform is incapable of being cured by CME, Merger Sub 1 or Merger Sub 2 prior to March 15, 2015, or is not cured by the earlier of (x) 30 days following written notice to CME, Merger Sub 1 or Merger Sub 2 by GFI of such breach or (y) March 15, 2015, and such breach or failure to perform would result in the failure of any condition precedent to the consummation of the GFI Merger Agreement to be satisfied (provided that GFI is not then in breach of any representation, warranty, covenant or agreement contained in the GFI Merger Agreement that would result in the failure of any condition precedent to the consummation of the GFI Merger Agreement to be satisfied); or

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  the aggregate number of shares of CME Class A Common Stock issuable in the transactions contemplated by the GFI Merger Agreement and the JPI Merger Agreement would exceed the Issuance Cap.

Termination Fee

        GFI will pay CME a termination fee of $20,143,121 (net of any expense reimbursement paid by GFI to CME up to $5,755,177 as described below) if:

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  either CME or GFI terminates the GFI Merger Agreement after the failure to approve the GFI Merger Proposal at the Special Meeting or any adjournments or postponements thereof;

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  CME terminates the GFI Merger Agreement pursuant to a GFI Breach Termination Event;

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  CME terminates the GFI Merger Agreement pursuant to a breach by GFI of its non-solicitation obligations under the GFI Merger Agreement; or

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  CME terminates the GFI Merger Agreement upon the failure of the GFI Board to recommend approval of the GFI Merger Agreement or a Change in Recommendation as described above and in the GFI Merger Agreement, and, in each case as set forth above, within 12 months of such termination GFI consummates, or enters into a definitive agreement to consummate, a transaction contemplated by any Takeover Proposal, regardless of when made or thereafter consummated.

        If either CME or GFI terminates the GFI Merger Agreement after the failure to obtain the approval of the GFI Merger Proposal at the Special Meeting or any adjournments or postponements thereof, then GFI must reimburse CME for all of its reasonable and documented expenses up to a maximum amount of $5,755,177.

        If either CME or GFI terminates the GFI Merger Agreement upon (i) the failure to consummate the GFI Merger by March 15, 2015, (ii) a Restraint Termination Event or (iii) the termination of either the JPI Merger Agreement or the IDB Purchase Agreement in accordance with its terms, in each case, in connection with any failure to obtain any required regulatory approval, then GFI must reimburse CME for all of its reasonable expenses up to a maximum amount of $10,000,000.

Amendment

        The GFI Merger Agreement may be amended by the parties by action taken or authorized by their respective boards of directors (and, in the case of GFI, upon the recommendation of the Special Committee) at any time before or after approval of the matters presented in connection with the GFI Merger Agreement by GFI Stockholders, but, after such approval, no amendment may be made that requires further approval by such stockholders pursuant to applicable law or the rules of any relevant stock exchange absent such further approval.

Remedies

        The parties will be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the GFI Merger Agreement and to enforce specifically the terms and provisions of the GFI Merger Agreement (and each party waived any requirement for the security or posting of any bond in connection with such remedy). This right is in addition to any other remedy to which such party is entitled at law or in equity, including monetary damages. The parties further agreed not to oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

JPI MERGER AGREEMENT

        This section describes the material terms of the JPI Merger Agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the JPI Merger Agreement, a copy of which is attached as Annex B and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the JPI Merger Agreement that is important to you. You are encouraged to read the JPI Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about GFI, CME or any of the parties to the JPI Merger Agreement. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings GFI and CME respectively make with the SEC, as described in the section entitled "Where You Can Find More Information" beginning on page [    ] of this proxy statement/prospectus.

 JPI Merger

        On July 30, 2014, concurrently with the execution of the GFI Merger Agreement, CME, Merger Sub 3, Merger Sub 4, JPI, New JPI, and Messrs. Gooch, Heffron and Brown entered into the JPI Merger Agreement providing, immediately prior to the closing of the GFI Merger, following a reorganization of JPI pursuant to which New JPI will become the record and beneficial owner of all of the shares of GFI Common Stock beneficially owned by JPI, for the merger of Merger Sub 3 with and into New JPI with New JPI continuing as the surviving corporation and which is referred to as the JPI Merger in this proxy statement/prospectus, which will be followed immediately thereafter by a merger of New JPI as the surviving corporation with and into Merger Sub 4, with Merger Sub 4 continuing as the surviving company and a wholly-owned subsidiary of CME and which is referred to as the JPI Subsequent Merger in this proxy statement/prospectus.

        At the effective time of the JPI Merger, by virtue of the JPI Merger and without any action on the part of holders of any shares of the capital stock of New JPI, each issued and outstanding share of New JPI Common Stock, other than shares of New JPI Common Stock owned by New JPI or a New JPI stockholder who has not consented to the JPI Merger and who has demanded appraisal rights pursuant to Section 262 of the DGCL, will be converted into and will thereafter represent the right to receive a fraction of a share of CME Class A Common Stock, the numerator of which equals the aggregate number of shares of CME Class A Common Stock that would be payable with respect to the 46,464,240 shares of GFI Common Stock beneficially owned by New JPI as if such shares were converted into the merger consideration provided for in the GFI Merger Agreement and the denominator of which equals the maximum number of shares of New JPI Common Stock that could be issued and outstanding immediately prior to the effective time of the JPI Merger following the consummation of the reorganization of JPI. At the effective time of the JPI Merger, all the shares of New JPI Common Stock will cease to be outstanding, will be cancelled and will cease to exist, and each certificate formerly representing any of the shares of New JPI Common Stock and each uncertificated share registered to a stockholder of New JPI on its stock transfer books will be converted thereafter into the right to receive the JPI merger consideration described above, the right, if any, to receive cash in lieu of fractional shares into which such shares would otherwise have been converted, and the right to receive any dividend issued or payable after the effective time of the JPI Merger, and each certificate formerly representing shares of New JPI Common Stock owned by New JPI stockholders will thereafter represent only the right to receive the payment described above. At the effective time of the JPI Merger, any shares of New JPI Common Stock owned by New JPI or any of its subsidiaries as treasury shares or otherwise will be cancelled and retired, and no consideration will be delivered in exchange therefor.

        At the effective time of the JPI Subsequent Merger, all limited liability company interests of Merger Sub 4 issued and outstanding immediately prior to the effective time of the JPI Subsequent Merger will cease to be outstanding, will be cancelled and will cease to exist. At the effective time of the Subsequent JPI Merger, each share of New JPI Common Stock issued and outstanding immediately prior to the effective time of the Subsequent JPI Merger will be converted into one limited liability company interest of Merger Sub 4 and will constitute the only limited liability company interests of the surviving company.

Stockholder Consent Agreement

        JPI and New JPI will mail to the other holders of common stock of JPI, which is referred to as JPI Common Stock in this proxy statement/prospectus, and New JPI Common Stock (other than Messrs. Gooch, Heffron and Brown) and use their respective commercially reasonable efforts to collect from each such holder (i) the information statement to be provided in connection with the issuance of shares of CME Class A Common Stock in the JPI Merger and (ii) the stockholder notice, waiver, agreement and representation form, which is referred to as a Stockholder Consent Agreement in this proxy statement/prospectus. Promptly upon receipt of such Stockholder Consent Agreements, JPI or New JPI will deliver copies of them to CME.

Conditions to Completion of the JPI Merger

        The consummation of the JPI Merger is a condition to the consummation of the GFI Merger. Each party's obligation to consummate the JPI Merger is subject to the satisfaction or waiver, to the extent applicable, of the following conditions:

  •
  JPI and New JPI shall have obtained an irrevocable action by written consent of Messrs. Gooch, Heffron and Brown to adopt the JPI Merger Agreement and approve the JPI Merger;

  •
  the shares of CME Class A Common Stock to be issued in the JPI Merger and such other shares to be reserved for issuance in connection with the JPI Merger have been approved for listing on NASDAQ;

  •
  any applicable waiting period under the HSR Act has expired or been terminated, and no action has been instituted by the Antitrust Division and the FTC or under any foreign competition laws seeking to enjoin the JPI Merger or impose a Burdensome Condition;

  •
  all approvals under foreign competition laws, regulatory approvals and notices have been provided and all related acknowledgements have been obtained;

  •
  no laws have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order has been issued and remains in effect, by a governmental entity or self-regulatory organization that would have the effect of making the JPI Merger illegal or otherwise prohibiting consummation of the JPI Merger, or seeking to impose a Burdensome Condition, unless such restraint is vacated, terminated or withdrawn (provided that the party asserting this condition will use its reasonable best efforts to prevent the entry of such restraint and to appeal as promptly as possible any judgment that may be entered); and

  •
  each of the conditions to the closing of the GFI Merger and the IDB Transaction have been satisfied or waived.

        The obligations of CME, Merger Sub 3 and Merger Sub 4 to effect the JPI Merger also are subject to the satisfaction or waiver by CME at or prior to the closing date of the JPI Merger of certain conditions, including the following:

  •
  the accuracy of the representations and warranties of JPI, New JPI and Messrs. Gooch, Heffron and Brown in the manner described in the JPI Merger Agreement;

  •
  each of JPI, New JPI and Messrs. Gooch, Heffron and Brown shall have performed or complied in all material respects its obligations under the JPI Merger Agreement on or prior to the closing date of the GFI Merger;

  •
  the delivery to CME of a certificate signed by each of Messrs. Gooch, Heffron and Brown and the chief executive officer or chief financial officer of each of JPI and New JPI certifying the accuracy of applicable representations and warranties and the satisfaction of the applicable performance obligations;

  •
  the receipt by CME of a tax opinion from Skadden, in form and substance reasonably satisfactory to CME, to the effect that the JPI Merger will qualify as a reorganization within the meaning of Section 368 of the Code and that each of CME and New JPI will be a party to such reorganization;

  •
  the reorganization contemplated by the JPI Merger Agreement is completed; and

  •
  the time period for exercising appraisal rights or dissenters' rights in connection with the reorganization contemplated by the JPI Merger Agreement and the JPI Merger Agreement shall have each expired and holders of not more than five percent (5%) of the issued and outstanding shares of New JPI Common Stock and holders of not more than five percent (5%) of the issued and outstanding shares of JPI Common Stock shall have demanded (and not withdrawn) appraisal of their shares.

        The obligation of New JPI to effect the JPI Merger also is subject to the satisfaction or waiver by New JPI at or prior to the closing date of the JPI Merger of certain conditions, including the following:

  •
  the accuracy of the representations and warranties of CME, Merger Sub 3 and Merger Sub 4 in the manner described in the JPI Merger Agreement;

  •
  the satisfaction of the performance obligations of each of CME, Merger Sub 3 and Merger Sub 4 under the JPI Merger Agreement on or prior to the closing date of the JPI Merger;

  •
  the delivery to CME of a certificate signed by the chief executive officer or chief financial officer of CME certifying the accuracy of applicable representations and warranties and the satisfaction of the applicable performance obligations;

  •
  the receipt by New JPI of a tax opinion from Willkie Farr, in form and substance reasonably satisfactory to New JPI, to the effect that the JPI Merger will qualify as a reorganization within the meaning of Section 368 of the Code and that each of New JPI and CME will be a party to such reorganization; and

  •
  the receipt by New JPI of a statement from CME meeting the requirements of Treasury Regulations Section 1.1445-2(c)(3) and Treasury Regulations Section 1.897-2(h), in form and substance reasonably satisfactory to New JPI.

        Under the JPI Merger Agreement, "Burdensome Condition" means making proposals, executing or carrying out agreements (including consent decrees) or submitting to laws (i) providing for the transfer, license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of CME, the subsidiaries of CME or New JPI (including the shares of GFI Common Stock) or the holding separate (through the establishment of a trust or otherwise) of the equity securities of any CME subsidiary, New JPI or the shares of GFI Common Stock or (ii) imposing or seeking to impose any limitation on the ability of CME, the subsidiaries of CME or New JPI to conduct their respective businesses (including with respect to market practices and structure) or own such assets or to acquire, hold or exercise full rights of ownership of the business of New JPI (including the shares of GFI Common Stock), CME or the subsidiaries of CME, in each case other than (x) with respect to antitrust laws, any such proposals, executing or carrying out agreements

(including consent decrees) or submitting to laws that would not impair in any material respect the expected benefits of CME and the subsidiaries of CME from or relating to the transactions proposed by the JPI Merger Agreement, or (y) with respect to regulatory approvals, any de minimis administrative or ministerial obligations of CME or any subsidiary of CME, other than, with respect to the IDB Business or IDB Subsidiaries, any such obligation that would exist following the effective time of the JPI Merger.

Termination

        The JPI Merger Agreement contains customary termination rights for each of CME and New JPI, including if the JPI Merger is not completed on or before March 15, 2015 or if either the GFI Merger Agreement or the IDB Purchase Agreement is terminated in accordance with its terms. There is no termination fee or expense reimbursement payable by any party or GFI in connection with the termination of the JPI Merger Agreement.

Representations and Warranties; Covenants

        The JPI Merger Agreement contains detailed representations and warranties of CME, Merger Sub 3, Merger Sub 4, JPI, New JPI and Messrs. Gooch, Heffron and Brown. The parties have agreed to various covenants and agreements, including, among others, an agreement to use their respective reasonable best efforts to resolve any objections asserted by any governmental entity with respect to the transactions contemplated by the JPI Merger Agreement under any antitrust laws, an agreement by JPI and New JPI to conduct their respective businesses in the ordinary course during the period prior to the closing of the JPI Merger and not to take certain actions during this period, an agreement by Messrs. Gooch, Heffron and Brown not to sell, transfer, assign, encumber or otherwise dispose of shares of JPI Common Stock and New JPI Common Stock, an agreement by JPI, New JPI and Messrs. Gooch, Heffron and Brown to use their commercially reasonable efforts to collect from the other holders of JPI Common Stock and New JPI Common Stock a Stockholder Consent Agreement and to take all steps necessary to complete the reorganization contemplated by the JPI Merger Agreement prior to the closing, and an agreement by CME to register the shares of CME Class A Common Stock issued in the JPI Merger under the Securities Act as soon as reasonably practicable after the JPI Merger.

Other Terms

        In addition to the foregoing terms, the JPI Merger Agreement contains substantially similar provisions, as applicable with respect to JPI and New JPI, to the GFI Merger Agreement. These include provisions described above in the sections entitled "The GFI Merger Agreement—No Solicitation or Negotiation of Takeover Proposals," "—Access to Information," "—Expenses," "—Consents and Approvals," "—Other Covenants and Agreements," "—Amendment and Modification and "—Remedies" of this proxy statement/prospectus.

IDB PURCHASE AGREEMENT

        This section describes the material terms of the IDB Purchase Agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the IDB Purchase Agreement, a copy of which is attached as Annex C and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the IDB Purchase Agreement that is important to you. You are encouraged to read the IDB Purchase Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about GFI, CME or any of the parties to the IDB Purchase Agreement. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings GFI and CME respectively make with the SEC, as described in the section entitled "Where You Can Find More Information" beginning on page [    ] of this proxy statement/prospectus.

Purchase and Sale; Assumption of Assumed Liabilities

Purchase and Sale

        The IDB Purchase Agreement provides for IDB Buyer to purchase from Merger Sub 2, and Merger Sub 2 to sell, transfer and assign to IDB Buyer, all of Merger Sub 2's right, title and interest in and to all of the issued and outstanding securities of the IDB Subsidiaries.

Assumption of Assumed Liabilities

        At the closing of the IDB Transaction, IDB Buyer will assume and pay, perform, fulfill and discharge, as they become due, any and all liabilities, obligations or commitments relating to the following, which are referred to, collectively, as the Assumed Liabilities in this proxy statement/prospectus:

  •
  RSUs outstanding immediately before the Effective Time and then held by any person other than a Continuing Employee or a non-employee director of GFI (who are the members of the Special Committee);

  •
  any legal proceedings involving third parties initiated or threatened in writing prior to the closing of the IDB Transaction to which GFI, JPI, New JPI or any of their respective affiliates is a party except for any legal proceeding brought by or on behalf of GFI Stockholders directly relating to, arising out of or in connection with the GFI Merger or the related transactions; and

  •
  benefit plans of GFI maintained immediately before the closing of the IDB Transaction, other than those maintained exclusively by the CME Retained Subsidiaries solely for the benefit of Continuing Employees.

        In addition, as a result of the GFI Pre-Closing Reorganization to be completed prior to the JPI Merger, the GFI Merger and the IDB Transaction, all assets and liabilities of the IDB Business that are not owned by the IDB Subsidiaries will be transferred, sold and assigned to the IDB Subsidiaries.

IDB Purchase Price and Payment of the IDB Purchase Price

        In consideration for IDB Buyer's purchase of all of Merger Sub 2's right, title and interest in and to all of the issued and outstanding securities of the IDB Subsidiaries, IDB Buyer will pay Merger Sub 2 the IDB Purchase Price, which consists of cash in an amount equal to $165,000,000. IDB Buyer will deposit cash in immediately available funds sufficient to pay the purchase price at the closing of the IDB Transaction with Wells Fargo, N.A., as the escrow agent, pursuant to an escrow agreement to be entered into prior to the closing of the IDB Transaction. At the closing of the IDB Transaction, the escrow agent will pay to Merger Sub 2, on behalf of IDB Buyer, the IDB Purchase Price in cash by wire transfer of immediately available funds.

 Estimated Available Cash Allocation

        At the closing of the IDB Transaction, the chief financial officer of GFI must deliver to CME an estimated closing certificate setting forth the estimated amount as of the closing date of the IDB Transaction, immediately following the consummation of the GFI Merger and the related transactions and giving effect thereto, of (i) available cash, (ii) working capital and (iii) tangible equity. The amount of available cash set forth in the estimated closing certificate, delivered by GFI to CME pursuant to the GFI Merger Agreement, will be allocated as follows:

  •
  an amount equal to the sum of (i) $40,000,000 (or $35,300,000 if GFI makes its January 2015 principal and interest payment on the Senior Notes prior to the closing of the IDB Transaction) plus (ii) any amount required to be paid by CME or any subsidiary of CME as of or following the Effective Time with respect to directors' and officers' and employed lawyers' liability insurance and fiduciary liability insurance policies, will be transferred to or retained by, as applicable, the CME Retained Subsidiaries;

  •
  an amount equal to the positive difference, if any, of (i) $1,200,000 minus (ii) the amount of working capital of the CME Retained Subsidiaries set forth in the estimated closing certificate will be transferred to or retained by, as applicable, the CME Retained Subsidiaries; and

  •
  to the extent there is remaining available cash after the allocations described in the previous two bullets, all such available cash will be transferred to or retained by, as applicable, the IDB Subsidiaries unless (i) the tangible equity on the balance sheet of the IDB Subsidiaries is equal to or greater than $214,117,655 and (ii) the amount of such remaining available cash exceeds $190,986,509, in which case, the lesser amount of such (x) remaining available cash in excess of $190,986,509 or (y) tangible equity in excess of $214,117,655 will be transferred to or retained by, as applicable, the CME Retained Subsidiaries.

Representations and Warranties

        The IDB Purchase Agreement contains representations and warranties by IDB Buyer that are subject, in some cases, to specified exceptions and qualifications contained in the IDB Purchase Agreement, in any report, schedule, form, statement, exhibit or other document filed with or furnished to the SEC from January 1, 2014 and prior to July 25, 2014 or in the disclosure schedules delivered by IDB Buyer to Merger Sub 2 in connection with the IDB Purchase Agreement, excluding, in each case, any disclosures set forth in any risk factor section or in any such report, schedule, form, statement, exhibit and document that are cautionary, predictive or forward looking in nature.

        These representations and warranties relate to, among other things:

  •
  due organization, good standing and qualification to conduct business;

  •
  capital structure and subsidiaries;

  •
  the absence of preemptive or other similar rights on the part of any holder of any class of securities of any IDB Subsidiary;

  •
  the absence of any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of any securities of any IDB Subsidiary on any matter submitted to such holders of securities;

  •
  corporate authority and authorization relating to the execution, delivery and performance of the IDB Purchase Agreement;

  •
  the absence of breach or violation of, or a default under, constituent documents or violation of law or rule of any self-regulatory organization as a result of the execution and delivery of the IDB Purchase Agreement;

  •
  the absence of any change in the rights or obligations under agreements to which IDB Buyer, JPI, New JPI, any IDB Subsidiary or any CME Retained Subsidiary is a party;

  •
  governmental clearances, consents, approvals, orders, licenses or authorizations, declarations, registrations, permits, expirations of waiting periods or authorizations necessary to complete the IDB Transaction;

  •
  the assets, properties or rights of the IDB Subsidiaries and the IDB Business;

  •
  the absence of certain undisclosed liabilities;

  •
  the absence of a Material Adverse Effect, and the conduct by the IDB Subsidiaries of their respective businesses in the ordinary course consistent with past practice, since January 1, 2014;

  •
  the absence of any action, suit, claim, litigation, proceeding, arbitration, investigation, audit or controversy pending, threatened in writing, affecting, or, to the knowledge of IDB Buyer, threatened against any IDB Subsidiary;

  •
  the holding, effect, and compliance with, all material permits, licenses, variances, exemptions, certificates, consents, orders, approvals or other authorizations from any governmental entities and self-regulatory organizations which are required for the lawful conduct of their respective businesses or ownership of their respective assets and properties of the IDB Subsidiaries;

  •
  compliance with applicable laws and the applicable rules of self-regulatory organizations;

  •
  intellectual property;

  •
  the Commitment Letter and financing of the IDB Transaction;

  •
  the existence of contracts, agreements, commitments and arrangements between any CME Retained Subsidiary, on the one hand, and IDB Buyer, the IDB Subsidiaries, their respective affiliates or its or their respective affiliates' respective officers, directors, employees, controlling persons, agents or representatives or their respective successors and assigns, on the other hand;

  •
  RSUs;

  •
  the accuracy of certain representations and warranties with respect to Trayport and FENICS and the CME Retained Subsidiaries, in each case, to the knowledge of IDB Buyer;

  •
  the investment purpose of IDB Buyer in connection with the IDB Transaction; and

  •
  broker's and finder's fees.

        The IDB Purchase Agreement also contains representations and warranties by Merger Sub 2 relating to the following:

  •
  due organization, good standing and qualification to conduct business;

  •
  the formation of Merger Sub 2 for the purposes of engaging in the GFI Merger and the related transactions and the absence of any liabilities;

  •
  authority and authorization relating to the execution, delivery and performance of the IDB Purchase Agreement;

  •
  the absence of breach or violation of, or a default under, constituent documents or violation of law or rule of any self-regulatory organization as a result of the execution and delivery of the IDB Purchase Agreement;

  •
  the absence of any action, suit, claim, litigation, proceeding, arbitration, investigation, audit or controversy pending, threatened in writing, affecting, or, to the knowledge of CME, threatened against any subsidiary of CME (including Merger Sub 2) which would reasonably be expected to restrain, enjoin or delay the consummation of the GFI Merger or any of the related transactions; and

  •
  broker's and finder's fees.

        Some of the representations and warranties made by IDB Buyer contained in the IDB Purchase Agreement are qualified by a Material Adverse Effect standard (that is, they will not be deemed untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on IDB Buyer or the IDB Subsidiaries, taken as a whole).

        For purposes of the IDB Purchase Agreement, a "Material Adverse Effect" means, with respect to IDB Buyer or the IDB Subsidiaries, any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (i) would reasonably be expected to prevent or materially impair or delay the ability of IDB Buyer, JPI, New JPI, any IDB Subsidiary or any CME Retained Subsidiary to perform their respective obligations under the IDB Purchase Agreement or consummate the IDB Transaction or (ii) has been, or would reasonably be expected to be, materially adverse to the business, assets, properties, liabilities, results of operations or financial condition of the IDB Subsidiaries taken as a whole, but excluding any such effect resulting from or arising in connection with the following:

  •
  general economic or regulatory conditions or changes;

  •
  financial or security market fluctuations or conditions;

  •
  changes in or events affecting the industries or markets in which the IDB Subsidiaries operate;

  •
  any effect arising out of a change in GAAP or law;

  •
  the announcement or pendency of the IDB Purchase Agreement and the GFI Merger and the related transactions or the identity of Merger Sub 2, including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensors, licensees, lenders, partners, employees or regulators;

  •
  changes in the market price or trading volume of GFI Common Stock on the NYSE;

  •
  any failure by the IDB Subsidiaries to meet any estimates or outlook of revenues or earnings or other financial projections;

  •
  natural disasters; and

  •
  national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date of the IDB Purchase Agreement;

except, in certain of the circumstances mentioned above, to the extent the IDB Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the businesses and industries in which the IDB Subsidiaries operate.

 No Solicitation

        The IDB Purchase Agreement provides that IDB Buyer will not, and IDB Buyer will not authorize or permit any of its affiliates (including JPI and New JPI) or any of its or their respective officers, directors, employees or other representatives to, directly or indirectly:

  •
  initiate, solicit or knowingly facilitate or encourage any inquiry or the making of any proposal that constitutes an IDB Takeover Proposal;

  •
  adopt, or publicly propose to adopt, or allow IDB Buyer, JPI or New JPI to execute or enter into, any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement, undertaking or understanding in connection with or relating to any IDB Takeover Proposal; or

  •
  other than with CME, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information or data in connection with or relating to, any IDB Takeover Proposal.

        Under the IDB Purchase Agreement, an "IDB Takeover Proposal" means any proposal or offer for a direct or indirect (i) merger, binding share exchange, recapitalization, reorganization, scheme of arrangement under the United Kingdom Companies Act 2006, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving GFI or one or more of its subsidiaries (including the IDB Subsidiaries), (ii) the acquisition or purchase, including by lease, exchange, mortgage, pledge, transfer or other acquisition or assumption, of 20% or more of the fair value of the assets or 20% or more of any class of equity or voting securities of (a) GFI and its subsidiaries or (b) the IDB Subsidiaries, in each case taken as a whole and in one transaction or a series of related transactions, (iii) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership of securities representing 20% or more of the voting power of GFI's or any of the IDB Subsidiary's securities or (iv) any transaction, or combination of transactions, similar to the foregoing in each case other than the GFI Merger or the related transactions.

Existing Discussions or Negotiations

        In the IDB Purchase Agreement, subject to certain limited exceptions, IDB Buyer agreed to, and to cause JPI, New JPI and its and their respective officers, directors, employees or other representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons or their officers, directors, employees or other representatives conducted prior to the date of the IDB Purchase Agreement with respect to any IDB Takeover Proposal and to request the prompt return or destruction of any confidential information previously furnished to such persons in connection therewith in accordance with the terms of any applicable confidentiality agreement.

Expenses

        Subject to certain exceptions, all out-of-pocket expenses (including, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its affiliates), whether or not the GFI Merger and the related transactions are consummated, will be paid by the party incurring such out-of-pocket expenses, except with respect to all fees associated with the HSR Act and any required filings or notifications under any foreign antitrust merger control laws, which will be shared equally by Merger Sub 2 and IDB Buyer.

 Employee Plans

        Effective as of the closing of the IDB Transaction, IDB Buyer will, or will cause the IDB Subsidiaries to, retain or assume, as applicable, all liabilities and obligations under or otherwise in respect of each benefit plan of GFI maintained immediately before the closing of the IDB Transaction, other than any benefit plan of GFI maintained exclusively by the CME Retained Subsidiaries solely for the benefit of Continuing Employees, and IDB Buyer shall cause each Continuing Employee to cease participation in any benefit plans of GFI that are retained or assumed by IDB Buyer.

IDB Restricted Stock Units

        No later than five business days prior to the closing of the IDB Transaction, IDB Buyer must take all actions necessary to:

  •
  provide that each GFI Option will be canceled as of the Effective Time for no consideration;

  •
  provide that each RSU outstanding at the Effective Time and not held by a Continuing Employee will be converted into an obligation of IDB Buyer;

  •
  provide that IDB Buyer will be solely responsible for the withholding, payment and reporting of taxes arising with respect to GFI Options and such RSUs;

  •
  provide that neither Merger Sub 2 nor any affiliate of Merger Sub 2 will have any liability in respect of any GFI Option or such RSUs, and neither Merger Sub 2 nor any affiliate of Merger Sub 2 will have any obligation to make any reports or notifications to any relevant taxing authority or other governmental entity in relation to GFI Options or such RSUs; and

  •
  subject to certain limitations, obtain the consent of holders of such RSUs to the cancellation or conversion of their RSUs and a release of any claims arising in connection with such RSUs in favor of Merger Sub 2 and its affiliates in a form and at a time reasonably acceptable to Merger Sub 2.

Non-Competition and Non-Solicitation of Employees and Customers

Non-Competition

        For a period of 30 months from the closing date of the IDB Transaction, IDB Buyer may not, in any capacity, nor may it authorize or permit any of its affiliates or any of its and their respective directors, officers, employees, representatives or consultants to, directly or indirectly, engage in any business anywhere in the world that competes with, in whole or in part, the CME Retained Subsidiaries as operated or proposed to be operated immediately prior to the closing date of the IDB Transaction. In the event of any bona fide acquisition by an unaffiliated third party, whether by purchase, merger, consolidation, reorganization or other similar business combination transaction, of all or substantially all of the assets or voting securities of the IDB Subsidiaries, taken as a whole, such non-competition prohibition will be limited to the prohibition on the use of IDB Buyer's and the IDB Subsidiaries' assets, including technology, to provide a broker or exchange aggregated platform that competes with the CME Retained Subsidiaries in Europe or Asia and develop or market a foreign exchange option pricing or workflow platform.

Customer Non-Solicitation

        For a period of 30 months from and after the closing date of the IDB Transaction, IDB Buyer may not, in any capacity, including as partner, member, stockholder or investor, nor may it authorize or permit any of its affiliates or any of its and their respective directors, officers, employees, representatives or consultants to, (i) solicit, induce or otherwise cause, or attempt to solicit, induce or otherwise cause, any customer, supplier, licensor or licensee of the CME Retained Subsidiaries (as of immediately prior to the closing) to engage in business with a competitor of the CME Retained Subsidiaries, or (ii) interfere in any way with the relationship between the CME Retained Subsidiaries and any of their respective customers, suppliers, licensors or licensees of the CME Retained Subsidiaries (as of immediately prior to the closing of the IDB Transaction).

Employee Non-Solicitation

        For a period of two years from the closing date of the IDB Transaction, each of IDB Buyer and Merger Sub 2 may not, in any capacity, including as partner, member, stockholder or investor, nor may they authorize or permit any of their respective affiliates or any of its and their respective directors, officers, employees, representatives or consultants to, directly or indirectly, cause, induce or attempt to cause or induce any employee of, in the case of IDB Buyer, the CME Retained Subsidiaries or, in the case of Merger Sub 2, IDB Buyer or the IDB Subsidiaries, to terminate such relationship, in any way interfere with the relationship between, in the case of IDB Buyer, the CME Retained Subsidiaries and any of their respective employees or, in the case of Merger Sub 2, IDB Buyer and the IDB Subsidiaries and any of their respective employees, or hire, retain, employ or otherwise engage or attempt to hire, retain employ or otherwise engage as an employee, independent contractor or otherwise, any employee of, in the case of IDB Buyer, any employee of the CME Retained Subsidiaries, or, in the case of Merger Sub 2, any employee of IDB Buyer or the IDB Subsidiaries.

Conduct

        As of the closing date of the IDB Transaction, for so long as Merger Sub 2 is the direct or indirect parent entity of the IDB Subsidiaries, Merger Sub 2 will maintain and preserve the IDB Business, the IDB Subsidiaries and the IDB Subsidiaries' assets and will not, and will cause its affiliates (including the IDB Subsidiaries) to not, take any action with respect to the IDB Subsidiaries or the IDB Business other than as necessary and contemplated by the transactions contemplated by the GFI Merger Agreement, the JPI Merger Agreement and the IDB Purchase Agreement.

Conditions to Completion of the IDB Transaction

        The respective obligations of each of Merger Sub 2 and IDB Buyer to effect the IDB Transaction are subject to the satisfaction or waiver, at or prior to the closing of the IDB Transaction, of certain conditions, including:

  •
  any waiting period (and any extension thereof) applicable to the IDB Transaction under the HSR Act or any required foreign antitrust merger control laws must have expired or been terminated;

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  absence of any law being adopted or promulgated after the date of the IDB Purchase Agreement or a temporary restraining order, preliminary or permanent injunction or other order issued and remaining in effect, by any governmental entity or self-regulatory organization, in each case, making the IDB Transaction illegal or otherwise prohibiting consummation of the IDB Transaction or seeking to impose a Burdensome Condition and such law or other legal action has become final and non-appealable; and

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  the JPI Merger and GFI Merger must have been consummated.

        The obligations of Merger Sub 2 to effect the IDB Transaction are also subject to the satisfaction or waiver by Merger Sub 2, on or prior to the closing date of the IDB Transaction, of certain conditions, including the following:

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  accuracy of the representations and warranties made in the IDB Purchase Agreement by IDB Buyer, subject to certain materiality thresholds, as of the date of the IDB Purchase Agreement or as of another time if specifically required to be accurate as of such time;

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  IDB Buyer must have performed or complied in all material respects with all agreements and covenants required to be performed by it under the IDB Purchase Agreement at or prior to the closing date of the IDB Transaction;

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  the delivery to Merger Sub 2 of a certificate signed by the chief executive officer or chief financial officer of IDB Buyer certifying the accuracy of the representations and warranties and performance or compliance required to be performed or complied with, each as described in the previous two bullets;

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  since January 1, 2014, there must not have been a Material Adverse Effect on IDB Buyer or the IDB Subsidiaries;

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  Merger Sub 2 must have received duly executed ancillary agreements required by the IDB Purchase Agreement; and

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  the limited recourse pledge agreement, by and among MNC Holdco LLC and Merger Sub 2, which is referred to as the Pledge Agreement in this proxy statement/prospectus, must be in full force and effect and Merger Sub 2 must have a perfected security interest in the shares of CME Class A Common Stock owned by MNC Holdco LLC subject to, and as set forth in, the Pledge Agreement.

        IDB Buyer's obligation to effect the IDB Transaction is also subject to the satisfaction or waiver by IDB Buyer on or prior to the closing date of the IDB Transaction of certain conditions, including the following:

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  accuracy of the representations and warranties made in the IDB Purchase Agreement by Merger Sub 2, subject to certain materiality thresholds, as of the date of the IDB Purchase Agreement or as of another time if specifically required to be accurate as of such time;

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  Merger Sub 2 must have performed or complied in all material respects with all agreements and covenants required to be performed by it under the IDB Purchase Agreement at or prior to the closing date of the IDB Transaction;

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  the delivery to IDB Buyer of a certificate signed by an officer of Merger Sub 2 certifying the accuracy of the representations and warranties and performance or compliance required to be performed or complied with, each as described in the previous two bullets;

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  IDB Buyer must have received duly executed ancillary agreements required by the IDB Purchase Agreement; and

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  since January 1, 2014, there must not have been a Material Adverse Effect on IDB Buyer or the IDB Subsidiaries.

        Under the IDB Purchase Agreement, "Burdensome Condition" means making proposals, executing or carrying out agreements (including consent decrees) or submitting to laws (i) providing for the transfer, license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Merger Sub 2, IDB Buyer or any of their respective affiliates or the holding separate (through the establishment of a trust or otherwise) of the equity securities of any affiliate of Merger Sub 2 or IDB Buyer, (ii) obligating either IDB Buyer or Merger Sub 2 or any of their respective affiliates or principals, directors, officers, employees or agents to provide a material guarantee of material obligations of any third party or extend any material loan or financing to any person or provide for the material indemnification of any person, or (iii) imposing or seeking to impose any limitation on the ability of Merger Sub 2, IDB Buyer or any of their respective affiliates to conduct their respective businesses (including with respect to market practices and structure) or own such assets or to acquire, hold or exercise full rights of ownership of the business of Merger Sub 2, IDB Buyer or their respective affiliates, in each case other than (A) with respect to

Antitrust Laws, any such proposals, executing or carrying out agreements (including consent decrees) or submitting to laws that would not impair in any material respect the expected benefits of Merger Sub 2 and its affiliates or IDB Buyer and its affiliates, as applicable, from or relating to the GFI Merger and the related transactions, (B) with respect to regulatory approvals, (1) in the case of Merger Sub 2 or its affiliates or principals, directors, officers, employees or agents, any de minimis administrative or ministerial obligations of Merger Sub 2 or any of its affiliates, or (2) in the case of IDB Buyer or its affiliates or principals, directors, officers, employees or agents, any such proposals, executing or carrying out agreements (including consent decrees) or submitting to laws that would not constitute a Material Adverse Effect, or (C) with respect to certain commercial agreements entered into in connection with the IDB Purchase Agreement, any such proposals, executing or carrying out agreements (including consent decrees) or submitting to laws that would not impair in any material respect the expected benefits of Merger Sub 2 and its affiliates or IDB Buyer and its affiliates.

Termination of the IDB Purchase Agreement

        The IDB Purchase Agreement may be terminated and the IDB Transaction may be abandoned at any time prior to the closing of the IDB Transaction (provided that in each of the following cases, the party terminating the IDB Purchase Agreement has not failed to fulfill any obligation under the IDB Purchase Agreement that has been the cause of, or resulted in, the failure of any such condition):

  •
  by mutual written consent of Merger Sub 2 and IDB Buyer;

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  by either Merger Sub 2 or IDB Buyer if:

  •
  the IDB Transaction has not been consummated by March 15, 2015;

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  any law has been adopted or promulgated after the date of the IDB Purchase Agreement or a temporary restraining order, preliminary or permanent injunction or other order is issued and remains in effect by any governmental entity or self-regulatory organization, in each case, making the IDB Transaction illegal or otherwise prohibiting consummation of the IDB Transaction or seeking to impose a Burdensome Condition and such law or other legal action has become final and non-appealable; or

  •
  either the GFI Merger Agreement or the JPI Merger Agreement is terminated in accordance with its terms.

  •
  by Merger Sub 2 if:

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  IDB Buyer breaches or fails to perform any of its representations, warranties or covenants in the IDB Purchase Agreement such that the related conditions to the obligation of Merger Sub 2 to close the IDB Transaction would not be satisfied or such breach is not curable or, if curable, is not cured by the 30th day following notice to IDB Buyer from Merger Sub 2 of such breach or failure, provided that Merger Sub 2 is not then in breach of any of its representations, warranties, covenants or agreements contained in the IDB Purchase Agreement such that the related conditions to the obligation of IDB Buyer to close the IDB Transaction would not be satisfied; or

  •
  either the GFI Merger Agreement or the JPI Merger Agreement is terminated in accordance with its terms.

  •
  by IDB Buyer if:

  •
  Merger Sub 2 breaches or fails to perform any of its representations, warranties or covenants in the IDB Purchase Agreement such that the related conditions to the obligation of IDB Buyer to close the IDB Transaction would not be satisfied or such breach is not curable or, if curable, is not cured by the 30th day following notice to Merger Sub 2 from

      IDB Buyer of such breach or failure, provided that IDB Buyer is not then in breach of any of its representations, warranties, covenants or agreements contained in the IDB Purchase Agreement such that the related conditions to the obligation of Merger Sub 2 to close the IDB Transaction would not be satisfied.

Indemnification

Indemnification by IDB Buyer

        The IDB Purchase Agreement provides that, from and after the closing of the IDB Transaction, except with respect to taxes and tax returns, IDB Buyer will indemnify, defend and hold harmless Merger Sub 2, its affiliates, the CME Retained Subsidiaries, their respective successors and assigns and the respective officers, directors, employees or other representatives of each of the foregoing from and against all losses, damages, liabilities, claims, costs and expenses, interest, penalties, judgments and settlements that arise out of, result from or are incident to, directly or indirectly:

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  the breach or inaccuracy of any representation or warranty made by IDB Buyer under the IDB Purchase Agreement;

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  the breach of or failure to perform any covenant or agreement contained in the IDB Purchase Agreement by IDB Buyer;

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  the purchased interests and Assumed Liabilities;

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  the IDB Subsidiaries and IDB Business whether before or after the closing of the IDB Transaction;

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  the pre-closing reorganization;

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  any exercise of appraisal rights or dissenters' rights by holders of JPI Common Stock in connection with the reorganization contemplated by the JPI Merger Agreement or the excess, if any, of the aggregate amount ultimately required to be paid to holders of New JPI Common Stock pursuant to appraisal rights or dissenters' rights over the aggregate amount such holders would have otherwise received with respect to such shares, plus any reasonable expenses incurred arising out of the exercise of such appraisal rights or dissenters' rights; and

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  any failure by GFI or a subsidiary of GFI prior to closing to undertake any right to work checks and/or secure appropriate visas or other necessary immigration authorizations or licenses required by applicable immigration authorities.

        The indemnification payments required to be paid by IDB Buyer for losses for the breach or inaccuracy of certain representations and warranties made by IDB Buyer under the IDB Purchase Agreement is limited to an amount not to exceed a cap of $33,000,000, subject to a deductible of $1,650,000.

Indemnification by Merger Sub 2

        The IDB Purchase Agreement provides that, from and after the closing of the IDB Transaction, except with respect to taxes and tax returns, Merger Sub 2 will indemnify, defend and hold harmless IDB Buyer, its affiliates, their respective successors and assigns and the respective officers, directors, employees or other representatives of each of the foregoing from and against any and all losses, damages, liabilities, claims, costs and expenses, interest, penalties, judgments and settlements that arise out of, result from or are incident to, directly or indirectly:

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  the breach or inaccuracy of any representation or warranty made by Merger Sub 2 under the IDB Purchase Agreement;

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  the breach of or failure to perform any covenant or agreement contained in the IDB Purchase Agreement by IDB Buyer;

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  the CME Retained Subsidiaries, Trayport and FENICS whether before or after the closing of the IDB Transaction except to the extent relating to the Assumed Liabilities or any breach of any representation, warranty or covenant of IDB Buyer contained in the IDB Purchase Agreement; and

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  the Senior Notes.

Survival of Representations, Warranties and Covenants.

        The representations and warranties of Merger Sub 2 contained in the IDB Purchase Agreement will generally survive until the expiration of the applicable statute of limitations with respect to the matters addressed in such representations and warranties except for Merger Sub 2's representations regarding the absence of any known violation of law in connection with the execution and delivery of the IDB Purchase Agreement and the transactions contemplated thereby and the absence of any proceeding which would reasonably be expected to restrain, enjoin or delay the consummation of the GFI Merger or any of the related transactions, each of which will survive until the third anniversary of the closing date of the IDB Transaction. The representations and warranties of IDB Buyer contained in the IDB Purchase Agreement will generally survive until the third anniversary of the closing date of the IDB Transaction except for certain representations and warranties made by IDB Buyer regarding corporate existence, good standing, capital structure, subsidiaries, due authorization, execution, delivery and validity of the IDB Purchase Agreement, absence of any conflict with organizational documents, fees payable to financial advisors in connection with the transactions contemplated by the IDB Purchase Agreement, each of which will survive until the expiration of the applicable statute of limitations with respect to the matters addressed in such representations and warranties.

        The covenants and agreements of the parties under the IDB Purchase Agreement will generally not expire and survive until such obligations have been fully discharged.

Pledge Agreement

        Pursuant to the Pledge Agreement, shares of CME Class A Common Stock having a value equal to $90,000,000 (based on the Exchange Ratio) received by Messrs. Gooch, Heffron and Brown in the JPI Merger will be contributed to MNC Holdco LLC, which is referred to as the Limited Recourse Guarantor in this proxy statement/prospectus, a newly formed holding company affiliated with Messrs. Gooch, Heffron and Brown, which will pledge such shares to Merger Sub 2 as security for the indemnification obligations of IDB Buyer pursuant to the IDB Purchase Agreement. Such pledge will be subordinate to a pledge of such shares for the benefit of the senior secured term loan lenders to IDB Buyer, who will have a first lien security interest on such shares. The pledge by the Limited Recourse Guarantor to Merger Sub 2 will be released with respect to the amount of such shares in excess of 50% of the amount initially pledged on the first anniversary of the closing of the IDB Transaction, and the pledge shall terminate in full on the second anniversary of the closing of the IDB Transaction, subject, in each case, to any outstanding indemnification claims.

Commitment Letter

        This section describes the material provisions of the Commitment Letter, which was filed with the SEC on Form 8-K on July 31, 2014, by GFI. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Commitment Letter, a copy of which is attached as Annex D and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the Commitment Letter that is important to GFI Stockholders.

        In connection with the IDB Purchase Agreement, IDB Parent, a Delaware corporation and indirect parent of IDB Buyer, entered into the Commitment Letter with Jefferies, pursuant to which Jefferies has committed, subject to customary conditions, to provide IDB Buyer with debt financing for the transactions contemplated by the IDB Purchase Agreement. The debt financing under the Commitment Letter is anticipated to consist of a senior secured term loan facility in an aggregate principal amount of up to $225,000,000.

        Jefferies' commitment with respect to the financing contemplated by the Commitment Letter, and Jefferies' agreements to perform the services described in the Commitment Letter, will automatically terminate on the earliest of (i) the date of termination of the IDB Purchase Agreement in accordance with its terms, (ii) the date on which IDB Parent or JPI publicly announces that it has abandoned the pursuit of the transactions described in the Commitment Letter, (iii) the closing of the transactions contemplated by the IDB Purchase Agreement, (iv) the closing of a sale by CME of the IDB Business (other than as part of the transactions described in the Commitment Letter), and (v) 11:59 p.m., New York City time, on March 15, 2015.

        The definitive documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement/prospectus. Although the debt financing described in this proxy statement/prospectus is not subject to a due diligence or "market out" condition, such financing may not be considered assured.

Guarantees; Security

        The debt financing contemplated by the Commitment Letter will be guaranteed on a joint and several basis by all of the existing and future direct and indirect wholly-owned domestic, Bermuda and United Kingdom subsidiaries of IDB Parent, other than IDB Buyer and any United States, Bermuda or United Kingdom regulated broker-dealer entity, any other regulated entity that is prohibited by law from providing such a guarantee and any other subsidiary to the extent that making such entity a guarantor would result in material adverse tax consequences to IDB Buyer and subject to other exceptions to be mutually agreed. In addition, the Limited Recourse Guarantor will provide a limited recourse guaranty of the debt financing, with such recourse limited to foreclosure of CME Class A Common Stock owned by it and pledged as collateral as described in the next sentence. The obligations of IDB Buyer and the guarantors under the debt financing contemplated by the Commitment Letter, and interest rate or currency hedging obligations or cash management obligations owed by IDB Buyer to Jefferies or any of the lenders or any of their affiliates, will be secured by first priority security interests in (i) substantially all of the tangible and intangible assets, including intellectual property, domestic real property, gold inventory, licenses, permits, intercompany indebtedness (which will be evidenced by a subordinated promissory note), cash and cash equivalents, deposit and securities accounts (including securities entitlements and related assets) and all of the equity interests of IDB Buyer and the guarantors (other than the Limited Recourse Guarantor) and each of their respective subsidiaries (including all of the equity interests of IDB Buyer) (but limited, in the case of a controlled foreign corporation, to 66% of all such voting stock to the extent that the pledge of a greater percentage would result in material adverse tax consequences to IDB Buyer) and (ii) a perfected first priority security interest in all CME Class A Common Stock owned by the Limited Recourse Guarantor, in each case subject to customary exclusions.

Maturity; Prepayments

        The maturity date of the debt financing contemplated by the Commitment Letter will be five years from the closing date of the debt financing, and the senior secured term loans will amortize in equal quarterly installments of 2.5% per annum of the original principal amount thereof for the period between the closing date and the first anniversary of the closing date and 5.0% per annum thereafter, with the balance due at maturity. Subject to certain exceptions, the financing contemplated by the

Commitment Letter will be subject to mandatory prepayments in amounts equal to (i) 100% of the net cash proceeds of any incurrence of indebtedness after the closing date, other than indebtedness permitted under the loan documents, by IDB Parent or any of its subsidiaries or the Limited Recourse Guarantor (subject to exceptions to be agreed), (ii) 100% of the net cash proceeds of any non-ordinary course sale or other disposition of assets by IDB Parent or any of its subsidiaries or the Limited Recourse Guarantor (including as a result of casualty or condemnation and any issuance or sale of equity by IDB Buyer or any of its subsidiaries), with customary exceptions and thresholds to be mutually agreed upon and reinvestment rights within 365 days of the date of receipt of such proceeds), (iii) to the extent IDB Buyer obtains a revolving credit facility after the closing date, an amount equivalent to the lesser of (x) the aggregate principal amount of the commitments obtained in respect of such revolving credit facility and (y) the amount by which the aggregate principal amount of the term loans funded on the closing date exceeds $150.0 million and (iv) 50.0% of "excess cash flow" (to be defined in the loan documents) for each fiscal year of IDB Buyer (with step-downs to be mutually agreed upon). Optional prepayments of borrowings under the debt financing contemplated by the Commitment Letter will be permitted at any time, without premium or penalty, subject to a 1.0% prepayment premium for optional prepayments of the term loans made prior to the first anniversary of the closing date with a new or replacement term loan facility with an "effective" interest rate less than that applicable to the debt financing contemplated by the Commitment Letter or any amendment that reduces the "effective" interest rate under the debt financing contemplated by the Commitment Letter.

Interest

        Borrowings under the debt financing contemplated by the Commitment Letter will bear interest, at the option of IDB Buyer, at an annual rate equal to either a specified "base rate" plus a margin of 4.25% or LIBOR plus a margin of 5.25%. IDB Buyer will have the right to select interest periods of one, three or six months for LIBOR loans. The debt financing contemplated by the Commitment Letter also will contain a LIBOR floor of 1.00% and a "base rate" floor of 2.00%.

Covenants

        The debt financing contemplated by the Commitment Letter will contain financial maintenance covenants (limited to a maximum consolidated total leverage ratio and a minimum consolidated net worth ratio) and other customary affirmative and negative covenants for facilities of the type contemplated by the Commitment Letter, with the negative covenants limited to: indebtedness (including mandatorily redeemable equity interests, guarantees and other contingent obligations); liens; investments (including acquisitions, loans, etc.), loans and advances; asset sales; mergers, acquisitions, consolidations, liquidations and dissolutions; dividends and other payments in respect of equity interests (but which shall permit tax distributions whether or not a default has occurred and is continuing) and other restricted payments (including purchases, prepayments and repayments of junior or unsecured indebtedness and deferred compensation obligations (including obligations in respect of the assumed RSUs, which will be permitted to be paid unless an event of default has occurred and is continuing)); transactions with affiliates; capital expenditures; prepayments, redemptions and repurchases of subordinated indebtedness; modifications of organizational documents, acquisition documents, subordinated debt instruments and certain other documents; limitations on amendments of material contracts; limitations on speculative transactions; limitations on certain restrictions on subsidiaries; limitations on issuance of capital stock and creation of subsidiaries; limitations on business activities; "dead-dog" covenants applicable to IDB Parent and the Limited Recourse Guarantor; no voluntary disposition of CME Class A Common Stock owned by the Limited Recourse Guarantor (subject to certain specified exceptions, dividends and distributions received with respect thereto and the rights of the Limited Recourse Guarantor to sell part or all of the pledged CME Class A Common Stock to the extent the proceeds of any such sale are pledged to Jefferies on terms and conditions satisfactory to Jefferies); fundamental changes; limitations on accounting changes; changes in fiscal year and fiscal quarter; use of proceeds; no further negative pledges; and anti-terrorism laws, money-laundering activities and dealing with embargoed persons.

        These covenants will be subject to customary exceptions, qualifications and "baskets" to be mutually agreed upon, and in any event will permit the indebtedness and related liens and guarantees thereof in connection with any revolver obtained to reduce the debt financing contemplated by the Commitment Letter, which indebtedness and liens shall rank pari passu to the debt financing contemplated by the Commitment Letter and will be subject to a usual and customary intercreditor agreement and intercompany loans provided by IDB Buyer to any of its subsidiaries located in the United Kingdom that are guarantors.

Events of Default

        The debt financing contemplated by the Commitment Letter will have events of default customary for facilities of the type contemplated by the Commitment Letter, including: nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed; inaccuracy of representations and warranties in any material respect; violation of covenants; cross-default and cross-acceleration; Merger Sub 2 provides notice to Jefferies, which notice, for the avoidance of doubt, may only be delivered pursuant to the intercreditor agreement with respect to CME Class A Common Stock owned by the Limited Resource Guarantor and after the expiration of the applicable standstill period specified therein, of the intent of Merger Sub 2 to commence foreclosure or other similar remedies to monetize its security interest in CME Class A Common Stock owned by the Limited Recourse Guarantor; bankruptcy and insolvency events; uninsured material judgments; ERISA events; certain regulatory matters and events (including triggering "early warning" net capital reporting) (subject to applicable grace periods); disqualification of IDB Buyer from owning, whether directly or indirectly, any broker-dealer subsidiary; material regulatory enforcement actions; actual or asserted invalidity or impairment of guarantees, security documents or any other loan documents (including the failure of any lien on any portion of the collateral to remain perfected with the priority required under the loan documents) or a material portion of the collateral; and a "change of control" (to be defined in the loan documents); subject to threshold, notice and grace period provisions to be agreed upon.

Conditions to Financing

        The debt financing commitment under the Commitment Letter is subject to the satisfaction of certain conditions, including (among others) the absence of any Material Adverse Effect with respect to IDB Buyer and the IDB Subsidiaries, completion of each of the GFI Merger, the JPI Merger, the transactions contemplated by the IDB Purchase Agreement, contribution of CME Class A Common Stock received in connection with the JPI Merger to the Limited Recourse Guarantor, assumptions by IDB Parent of RSUs in an amount not to exceed $85,000,000, entry into definitive financing documents, the provision of specified financial information of GFI, the existence of no indebtedness of IDB Buyer and its subsidiaries other than the debt financing contemplated by the Commitment Letter and debt permitted to remain outstanding under the IDB Purchase Agreement or as agreed to by Jefferies, payment of fees and expenses of Jefferies contemplated by the Commitment Letter and completion of a marketing period. The debt financing proceeds will be used to, among other things, fund all or a portion of the cash consideration to be paid in under the IDB Purchase Agreement, to pay transaction related fees and expenses, for general corporate purposes of IDB Buyer and its subsidiaries and for obligations incurred by IDB Buyer and its subsidiaries in the ordinary course of business and to fund any required OID or upfront fees payable pursuant to the fee letter entered into in connection with the Commitment Letter. The consummation of the transactions under the IDB Purchase Agreement is not subject to a financing condition.

        There is a risk that these conditions will not be satisfied and the debt financing may not be funded when required. As of the date of this proxy statement/prospectus, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement/prospectus is not available.

THE GFI SUPPORT AGREEMENT

        This section describes the material provisions of the GFI Support Agreement entered into by and among CME and the GFI Supporting Stockholders, which was filed with the SEC on Form 8-K on July 30, 2014, by GFI. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the GFI Support Agreement, a copy of which is attached as Annex E and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the GFI Support Agreement that is important to GFI Stockholders.

 Voting Arrangements and Related Provisions

        Concurrently with the execution of the GFI Merger Agreement, the JPI Merger Agreement and the IDB Purchase Agreement, CME entered into the GFI Support Agreement with JPI, New JPI and Messrs. Gooch, Heffron and Brown, who are referred to as the GFI Supporting Stockholders in this proxy statement/prospectus. As of the date of the GFI Support Agreement, the GFI Supporting Stockholders beneficially owned 48,209,304 shares of GFI Common Stock, representing approximately 37.8% of the outstanding shares of GFI Common Stock as of September 30, 2014.

        Each GFI Supporting Stockholder agreed to appear (or otherwise cause their shares to be counted as present for the purposes of calculating a quorum) and to vote, in person or by proxy, or if applicable deliver a written consent covering, all of the shares of GFI Common Stock held by such stockholder at the Special Meeting or any meeting of GFI Stockholders in connection with the GFI Merger or any other matter:

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  in favor of the GFI Merger, the GFI Merger Agreement and the related transactions, as well as any other action requested by CME in furtherance thereof;

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  in favor of any proposal to adjourn a meeting of GFI Stockholders to solicit additional proxies in favor of the approval or adoption of the GFI Merger, the GFI Merger Agreement and the related transactions;

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  against any Takeover Proposal; and

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  against any other action, agreement or transaction that could reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the transactions or the performance by GFI, JPI, New JPI or the other stockholders of their respective obligations related to the GFI Merger.

        Each of the GFI Supporting Stockholders also irrevocably appointed CME as its proxy and attorney-in-fact to vote the shares held by such stockholder as provided above.

Restrictions on Transfer

        Each GFI Supporting Stockholder agreed not to transfer any of the shares of GFI Common Stock held by such stockholder, or any beneficial ownership therein, until the Effective Time, the termination of the GFI Support Agreement or after termination of the GFI Merger Agreement. Any transfer in violation of such agreement will be void.

No Solicitation

        Each GFI Supporting Stockholder agreed not to:

  •
  solicit or knowingly facilitate or encourage any inquiry or the making of any Takeover Proposal;

  •
  adopt, or publicly propose to adopt, or allow JPI or new JPI to execute or enter into, any binding or non-binding letter of intent, agreement in principle, memorandum of understanding,

    merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement, undertaking, or understanding contemplating or otherwise in connection with or relating to any Takeover Proposal; or

  •
  other than with CME, Merger Sub 1, Merger Sub 2 or their respective representatives, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information or data in connection with or relating to, any Takeover Proposal.

        Each GFI Supporting Stockholder also agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons with respect to any Takeover Proposal.

Additional Merger Consideration

        In the event the GFI Merger Agreement or the JPI Merger Agreement is amended to increase the Merger Consideration, Messrs. Gooch, Heffron and Brown will not be entitled to receive, directly or indirectly, and will forfeit and pay to CME if necessary, such increased Merger Consideration.

Representations and Warranties

        Each of the GFI Supporting Stockholders has made customary representations and warranties, including with respect to (i) authority to enter into and carry out the obligations of such stockholder under, and enforceability of, the GFI Support Agreement and (ii) the absence of any conflicts or required consents that would interfere with such party's ability to perform the obligations of such stockholder under the GFI Support Agreement.

Termination

        The GFI Support Agreement will terminate upon the earliest of (i) the effective date of the GFI Merger, (ii) termination by mutual written consent of the parties, (iii) a Qualifying Termination of the GFI Merger Agreement or (iv) the expiration of the Tail Period.

        Under the GFI Support Agreement, a "Qualifying Termination" of the GFI Merger Agreement means termination of the GFI Merger Agreement (a) by GFI due to a breach by CME, Merger Sub 1 or Merger Sub 2 of any of its representations, warranties or covenants thereto or (b) by GFI or CME due to (i) failure to consummate the GFI Merger by March 15, 2015 or (ii) prohibition of the GFI Merger by any restraints, including law, order, injunction or ruling, in the case of each of (i) and (ii), solely due to CME's failure to obtain antitrust approval.

Tail Period

        In the event that during the Tail Period, the financial condition of GFI results, or is reasonably likely to result, in a default under either or both of the indenture or the Credit Agreement, the obligations of the GFI Supporting Stockholders under the GFI Support Agreement will terminate, solely to the extent necessary to allow such stockholders to approve the sale of the equity of GFI or all or substantially all of the assets of GFI to a third party.

 ADVISORY VOTE ON GFI MERGER-RELATED COMPENSATION FOR GFI'S NAMED EXECUTIVE OFFICERS

        As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, GFI is required to submit a proposal to GFI Stockholders for a non-binding, advisory vote to approve the payment of certain compensation to the named executive officers of GFI that is based on or otherwise relates to the GFI Merger. This proposal is commonly known as "say-on-golden parachutes," and is referred to as the "Golden Parachute" Compensation Proposal in this proxy statement/prospectus. This compensation is summarized in the Golden Parachute Compensation table under "Quantification of Payments and Benefits to GFI's Named Executive Officers," including the footnotes to the table, beginning on page [    ] of this proxy statement/prospectus. In connection with the GFI Merger, IDB Buyer will assume the arrangements pursuant to which the compensation summarized in the Golden Parachute Compensation Table is payable, and such payments will be liabilities of IDB, rather than of GFI, following the closing of the GFI Merger.

        The Special Committee and the GFI Board encourage you to review carefully the "Golden Parachute" Compensation Proposal information disclosed in this proxy statement/prospectus.

        The Special Committee and the GFI Board unanimously recommend that GFI Stockholders approve the following resolution:

        "RESOLVED, that the stockholders of GFI Group, Inc. hereby approve, on a non-binding, advisory basis, the compensation to be paid or become payable to named executive officers of GFI Group, Inc. that is based on or otherwise relates to the GFI Merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the footnotes to that table."

        The vote on the "Golden Parachute" Compensation Proposal is a vote separate and apart from the vote on the GFI Merger Proposal. Accordingly, you may vote to approve the GFI Merger Agreement and vote not to approve the "Golden Parachute" Compensation Proposal and vice versa. Because the vote on the "Golden Parachute" Compensation Proposal is advisory only, it will not be binding on either GFI or CME. Accordingly, if the GFI Merger Agreement is approved and the GFI Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of GFI Stockholders of the "Golden Parachute" Compensation Proposal.

        The above resolution approving the merger-related compensation of GFI's named executive officers on an advisory basis will require the affirmative vote of the holders of a majority of the shares of GFI Common Stock present or represented by proxy and entitled to vote at the Special Meeting. For purposes of the proposal, if your shares of GFI Common Stock are present at the Special Meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, as applicable, this will have the effect of a vote "AGAINST" the "Golden Parachute" Compensation Proposal. If you fail to submit a proxy or to attend the Special Meeting or if your shares of GFI Common Stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of GFI Common Stock, your shares of GFI Common Stock will not be voted, but this will not have an effect on the vote to approve, on an advisory (non-binding) basis, the "Golden Parachute" Compensation Proposal.

        THE GFI BOARD (OTHER THAN THE RECUSED DIRECTORS, WHICH RESULTED IN THE REMAINING MEMBERS OF THE GFI BOARD BEING COMPRISED SOLELY OF THE MEMBERS OF THE SPECIAL COMMITTEE), ACTING UPON THE UNANIMOUS DETERMINATION OF THE SPECIAL COMMITTEE, UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE "GOLDEN PARACHUTE" COMPENSATION PROPOSAL.

 ADJOURNMENT OF THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES

        GFI Stockholders are being asked to grant authority to proxy holders to vote in favor of one or more adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the GFI Merger Agreement. If the Adjournment Proposal is approved, the Special Meeting could be successively adjourned to any date. In accordance with the GFI Bylaws, a vote on adjournments of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to adopt the GFI Merger Agreement may be taken in the absence of a quorum. GFI does not intend to call a vote on adjournments of the Special Meeting to solicit additional proxies if the adoption of the GFI Merger Agreement is approved at the Special Meeting.

        If the Special Meeting is adjourned to solicit additional proxies, GFI Stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If the chairman of the Special Meeting does not adjourn the Special Meeting, approval of the Adjournment Proposal will require the affirmative vote of a majority of the voting power of the outstanding shares of capital stock of GFI entitled to vote generally in the election of directors, either present or represented by proxy at the Special Meeting. Accordingly, if your shares of GFI Common Stock are present at the Special Meeting but are not voted on the Adjournment Proposal, or if you vote to abstain on the Adjournment Proposal, this will have the effect of a vote "AGAINST" the Adjournment Proposal. If you fail to submit a proxy or to attend the Special Meeting or if your shares of GFI Common Stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of GFI Common Stock, your shares of GFI Common Stock will not be voted, but this will not have an effect on a vote to approve the Adjournment Proposal.

        THE GFI BOARD (OTHER THAN THE RECUSED DIRECTORS, WHICH RESULTED IN THE REMAINING MEMBERS OF THE GFI BOARD BEING COMPRISED SOLELY OF THE MEMBERS OF THE SPECIAL COMMITTEE), ACTING UPON THE UNANIMOUS DETERMINATION OF THE SPECIAL COMMITTEE, UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADJOURNMENT PROPOSAL.

 CERTAIN BENEFICIAL OWNERS OF GFI COMMON STOCK

Security Ownership of Directors and Named Executive Officers and Certain Beneficial Owners

        To GFI's knowledge, unless otherwise indicated, the following table sets forth certain information regarding the beneficial ownership of GFI Common Stock as of the close of business on September 30, 2014 and with respect to:

  •
  each person known by GFI to beneficially own 5% or more of the outstanding shares of GFI Common Stock;

  •
  each member of the GFI Board;

  •
  each named executive officer; and

  •
  the members of the GFI Board and GFI's executive officers as a group.

        Unless otherwise noted, each beneficial owner listed below can be reached at GFI's headquarters located at 55 Water Street, New York, NY 10041.

        GFI has determined ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, GFI believes, based on the information furnished to GFI, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of GFI Common Stock that he, she or it beneficially owns.

        Applicable percentage ownership and voting power is based on 127,432,087 shares of GFI Common Stock outstanding as of September 30, 2014.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Owner of More than 5% of GFI Common Stock:
CME Group Inc.(1)	48,209,304	37.8%
20 South Wacker Drive Chicago, IL 60606
Entities affiliated with JPI	46,464,240	36.5%
569 Middle Road Bayport, NY 11705
Entities affiliated with BGC(2)	17,120,464	13.4%
499 Park Avenue New York, NY 10022
FMR LLC(3)	12,044,112	9.5%
82 Devonshire Street Boston, MA 02109
Named Executive Officers and Directors:
Michael Gooch(4)(5)	46,806,417	36.7%
Colin Heffron(6)	1,307,985	1.0%
Ronald Levi	812,952	*
James Peers(7)	187,759	*
Marisa Cassoni	181,436	*
Frank Fanzilli	76,268	*
Richard Magee	36,391	*
Thomas Cancro	11,674	*
All executive officers and directors as a group (8 persons)	49,420,882	38.8%

*
Less than 1%

(1)
Shares beneficially owned were derived from a Schedule 13D filed with the SEC on August 11, 2014 by CME. CME may be deemed to have beneficial ownership of such shares as a result of certain provisions contained in the GFI Support Agreement. CME does not have any pecuniary interest (as defined in Rule 16a-1(a)(2) of the Exchange Act) in any of the shares subject to the GFI Support Agreement and expressly disclaims such beneficial ownership. For more information regarding the GFI Support Agreement, see the section entitled "The GFI Support Agreement" beginning on page [    ] of this proxy statement/prospectus.

(2)
Shares beneficially owned were derived from a Schedule 13D filed with the SEC on September 15, 2014, by BGC.

(3)
Shares beneficially owned were derived from a Schedule 13G/A filed with the SEC on February 14, 2014 by FMR LLC.

(4)
Includes all shares of GFI Common Stock beneficially owned by the entities affiliated with JPI as described in footnote (5) below. Mr. Gooch controls the voting and disposition of these shares through his ownership of approximately 70% of the outstanding JPI Common Stock. Also includes 54,336 shares of GFI Common Stock which are held for the benefit of Mr. Gooch's former wife, 1,320 shares of GFI Common Stock owned by Mr. Gooch's children and 42,104 shares of GFI Common Stock which are held by the Gooch Investment Trust. Mr. Gooch disclaims beneficial ownership with respect to these shares.

(5)
Includes 46,464,240 shares of GFI Common Stock held directly by JPI and its wholly-owned subsidiaries.

(6)
Does not include any of the shares of GFI Common Stock owned by JPI. Mr. Heffron owns approximately 5% of the outstanding JPI Common Stock.

(7)
Does not include 154,928 shares of GFI Common Stock that were issuable upon the vesting of RSUs for which Mr. Peers has previously deferred receipt.

COMPARISON OF STOCKHOLDERS' RIGHTS

        If the GFI Merger is completed, GFI Stockholders will receive, as part of the Merger Consideration, shares of CME Class A Common Stock. The following is a summary of certain differences between (i) the current rights of GFI Stockholders under the GFI Charter and the GFI Bylaws and (ii) the current rights of CME Stockholders under the CME Charter and the CME Bylaws.

        The following summary is not a complete statement of the rights of the stockholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to GFI's and CME's governing documents, which we urge you to read carefully and in their entirety. Copies of the respective companies' governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled "Where You Can Find More Information" beginning on page [    ] of this proxy statement/prospectus.

General

        CME and GFI are each incorporated under the laws of the State of Delaware and, accordingly, the rights of CME Stockholders and GFI Stockholders are both governed by the laws of the State of Delaware. As a result of the GFI Merger, GFI Stockholders who receive shares of CME Class A Common Stock will become CME Stockholders. Thus, following the GFI Merger, the rights of GFI Stockholders who become CME Stockholders in the GFI Merger will continue to be governed by the laws of the State of Delaware, and will also then be governed by the CME Charter and the CME Bylaws.

Comparison of Stockholders' Rights

        The following is a comparison of certain rights of GFI Stockholders to the rights of CME Stockholders. These differences arise from the governing documents of the two companies, including the GFI Charter and the GFI Bylaws and the CME Charter and the CME Bylaws. The summary set out below is not intended to provide a comprehensive discussion of each company's governing documents. This summary is qualified in its entirety by reference to the full text of each of the GFI Charter, the GFI Bylaws, the CME Charter and the CME Bylaws. For information on how to obtain a copy of these documents, see the section entitled "Where You Can Find More Information" beginning on page [    ] of this proxy statement/prospectus.

CME		GFI
Authorized Capital Stock
CME is authorized to issue 1,010,003,138 shares, divided into classes consisting of:		GFI is authorized to issue 405,000,000 shares, divided into two classes consisting of:
(i)	1,000,000,000 shares of Class A Common Stock, par value $0.01 per share;	(i) 400,000,000 shares of common stock, par value $0.01 per share; and
(ii)
	3,138 shares of Class B common stock, par value $0.01 per share (further consisting of 625 shares of Class B-1 common stock, 813 shares of Class B-2 common stock, 1,287 shares of Class B-3 common stock and 413 shares of Class B-4 common stock); and	(ii) 5,000,000 shares of preferred stock, par value $0.01 per share.
(iii)	10,000,000 shares of preferred stock, par value $0.01 per share.
The CME Board is authorized to issue preferred stock in one or more series.		The GFI Board is authorized to issue preferred stock in one or more series.

CME	GFI
Voting Rights

The CME Charter provides that, subject to the rights of Class B common stockholders, which are discussed below under "Election of Directors," at any meeting of the stockholders, each holder of CME common stock shall be entitled to 1 vote in person or by proxy for every share of common stock that is registered in the stockholder's name on the transfer books of CME.
The GFI Bylaws provide that each stockholder either present or represented by proxy at a meeting of the stockholders will be entitled to cast 1 vote for each share of common stock entitled to vote thereat held by such stockholder.
Quorum

The CME Bylaws provide that, subject to the CME Charter, the holders of at least 1/3 of the votes which could be cast by the holders of all outstanding stock entitled to vote at any meeting, either present or represented by proxy, will constitute a quorum at all meetings of the stockholders.
The GFI Bylaws provide that, subject to the GFI Charter, a majority of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, either present or represented by proxy, will constitute a quorum.
Stockholder Rights Plans
CME currently has no stockholder rights plan.	GFI currently has no stockholder rights plan.
Number of Directors

The CME Charter provides that the number of directors on the CME Board shall be determined by one or more resolutions of the CME Board and shall be no more than 30 members. The CME Board shall be comprised of up to 3 directors elected by holders of Class B-1 common stock (such directors being referred to as Class B-1 Directors in this proxy statement/prospectus), 2 directors elected by holders of Class B-2 common stock (such directors being referred to as Class B-2 Directors in this proxy statement/prospectus), 1 director elected by holders of Class B-3 common stock (such director being referred to as a Class B-3 Director in this proxy statement/prospectus) and the remainder of the board elected by holders of CME common stock (such directors being referred to as Equity Directors in this proxy statement/prospectus).
The GFI Charter provides that the GFI Board shall consist of not less than 5 and not more than 9 members, the exact number of which shall be fixed from time to time by the affirmative vote of a majority of the entire GFI Board.
The CME Board currently consists of 18 Equity Directors, 3 Class B-1 Directors, 2 Class B-2 Directors and 1 Class B-3 Director as of August 17, 2014.	The GFI Board currently consists of 5 directors.
Classification of Directors
The CME Charter does not provide for a classified board of directors. Directors shall be elected annually for terms expiring at the next succeeding annual meeting.
The GFI Bylaws provide that directors, other than those who may be elected by the holders of any series of preferred stock or any other series or class of stock, shall be designated into 3 classes with each class consisting, as nearly as may be possible, of such number of members as would constitute 1/3 of the entire GFI Board.

CME	GFI
Election of Directors

The CME Bylaws provide that at each annual meeting of the stockholders, each director shall be elected to the CME Board if votes cast for such nominee's election exceed the votes cast against it; provided, that directors shall be elected by a plurality of the votes cast at any meeting of the stockholders for which (i) the secretary of CME receives a notice that a stockholder has nominated a person for election to the CME Board in compliance with the advance notice requirements for stockholder nominees set forth in the CME Bylaws and (ii) such nomination has not been withdrawn by such stockholder on or before the 10th day preceding the date CME first mails its notice of meeting for such meeting of the stockholders.
The GFI Bylaws provide that at each annual meeting of the stockholders, each director of the relevant class up for election shall be elected to the GFI Board by a plurality of votes cast at the meeting by the stockholders entitled to vote. Such successors shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election, and until their resignation or removal or until their successors are elected and qualified.
The GFI Bylaws also provide for election of directors at any special meeting of the stockholders.

The CME Charter provides that holders of shares of Class B-1 common stock have the sole right to elect 3 Class B-1 Directors, where each holder of Class B-1 common stock has 1 vote per share in such election. Holders of Class B-2 common stock have the sole right to elect 2 Class B-2 Directors, where each holder of Class B-2 common stock has 1 vote per share in such election. Holders of shares of Class B-3 common stock have the sole right to elect 1 Class B-3 Director, where each holder of Class B-3 common stock has 1 vote per share in such election.

The CME Charter provides that, with respect to any election of directors, any person or group that beneficially owns 15% or more of any class of CME Class B common stock may, for so long as such person or group owns such percentage, vote only the number of shares of that class of CME Class B common stock for which it owns an equivalent percentage of CME Class A Common Stock.
Filling Vacancies on the Board of Directors

The CME Charter provides that any vacancy on the CME Board may be filled by a majority of the CME Board then in office. Any vacancy occurring with respect to a Class B-1 Director, a Class B-2 Director or a Class B-3 Director will be filled from the candidates who lost for such position from the most recent election, whereby the candidates being selected to fill such vacancy is determined by the order of the aggregate number of votes such candidates received in such previous election.
The GFI Charter and the GFI Bylaws provide that any vacancy resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum.

CME	GFI
Cumulative Voting
Delaware law allows for cumulative voting, but the CME Charter and the CME Bylaws do not provide for it.	Delaware law allows for cumulative voting, but the GFI Charter and the GFI Bylaws do not provide for it.
Removal of Directors

Pursuant to Section 141(k) of the DGCL, any director or the entire CME Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.
The GFI Charter and the GFI Bylaws provide that a director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the votes cast in such vote, provided that such affirmative vote represents at least a majority of the voting power of the outstanding shares of GFI capital stock, either present or represented by proxy.
Director Nominations by Stockholders

The CME Bylaws provide that a stockholder must give advance written notice to CME for the nomination of an Equity Director. Nominations may be made by a stockholder only if such stockholder (i) is a stockholder of record at the time of giving of notice and at the time of the meeting (ii) is entitled to vote at the meeting and (iii) complies with the notice procedures in the CME Bylaws.
With respect to nominations of an Equity Director for election at an annual meeting of the stockholders, for the stockholder's notice to be timely, such notice must be delivered to the secretary of CME at the principal executive office of CME not earlier than 120 days and not later than 90 days prior to the first anniversary of the preceding year's annual meeting of the stockholders; provided, however, that in the event that the date of the annual meeting of the stockholders is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder is timely if delivered not earlier than 120 days prior to the date of such annual meeting of the stockholders and not later than the later of 90 days prior to the date of such annual meeting of the stockholders, or, if the first public announcement of the date of such annual meeting of the stockholders is less than 100 days prior to the date of such annual meeting of the stockholders, 10 days following the day on which public announcement of the date of such meeting is first made by CME.

Nominations of persons for election to the CME Board as Equity Directors may be made at a special meeting of the stockholders pursuant to
The GFI Bylaws provide that a stockholder must give advance notice to GFI of a director nomination. Nominations may be made by a stockholder only if such a stockholder is a stockholder of record at the time notice is delivered to the secretary of GFI and is entitled to vote at the meeting.
With respect to nominations or other business to be brought before an annual meeting of the stockholders, for the stockholder's notice to be timely, such notice must be in writing and delivered to the secretary of GFI not earlier than 120 days and not later than 90 days prior to the first anniversary of the preceding year's annual meeting of the stockholders; provided, however, that in the event that the date of the annual meeting of the stockholders is advanced by more than 30 days, or delayed by more than 60 days, from such anniversary date, notice by the stockholder is timely if delivered not earlier than 120 days prior to the date of such annual meeting and not later than the later of 90 days prior to the date of such annual meeting, or 10 days following the day on which public announcement of the date of such meeting is first made. In the event that the number of directors to be elected to the GFI Board is increased and there is no public announcement naming all of the nominees or specifying the size of the increased GFI Board at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice is considered timely solely with respect to nominees for any new positions created by such increase, if such stockholder's notice is delivered to the secretary of GFI at GFI's principal

CME	GFI
CME's notice of meeting only if the CME Board has determined that directors will be elected at such meeting. The notice must be received by the secretary of CME not earlier than 120 days and not later than the later of 90 days prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, 10 days following the day on which public announcement is first made of the date of such meeting and of the nominees proposed by the CME Board to be elected at such meeting.	executive office not later than 10 days following the day on which such public announcement is first made by GFI.
With respect to nominations for election at a special meeting of the stockholders at which directors are to be elected pursuant to GFI's notice of meeting, the notice must be received by the secretary of GFI at GFI's principal executive offices not earlier than 120 days and not later than the later of 90 days prior to the date of such special meeting, or 10 days following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the GFI Board to be elected at such meeting.

Notice as to nominations must set forth (i) with respect to each nominee, among other items, (a) all information relating to such person that would be required to be disclosed in a proxy statement including such person's written consent to being named in such proxy statement as a nominee and to serving as a director if elected, (b) a description of all compensation and other material monetary agreements, arrangements and understandings during the past 3 years, and any other relationships between or among the stockholder giving the notice and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert with such persons, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such persons, on the other hand and (c) a completed and signed questionnaire, representation and agreement, as provided for in the CME Bylaws, (ii) with respect to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (a) the name and address of such stockholder as they appear on CME's books, and such beneficial owner, if any, (b) the class or series and number of shares of CME capital stock which are owned beneficially and of record by such stockholder and such beneficial owner, (c) any option, warrant, convertible security, stock appreciation right, or similar right owned beneficially by such stockholder or beneficial owner, and any other opportunity to profit or share in any profit derived from any change in the value of shares of CME stock, (d) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder has a right to vote any shares of any security of CME, (e) any short interest in any
Notice as to nominations must set forth, among other items, (i) with respect to each nominee, all information relating to such person that is required to be disclosed in solicitations of proxy statements for election of directors, including such person's written consent to being named in such proxy statement as a nominee and to serving as a director if elected, and (ii) with respect to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (a) the name and address of such stockholder, as they appear on GFI's books, and of such beneficial owner and (b) the class and number of shares of GFI capital stock which are owned beneficially and of record by such stockholder and such beneficial owner.

CME	GFI
security of CME, (f) any rights to dividends on the shares of CME stock owned beneficially by such stockholder that are separated or separable from the underlying shares of CME capital stock, (g) any proportionate interest in shares of CME capital stock or derivative instruments held by a general or limited partnership in which such stockholder is a general partner or beneficially owns an interest in a general partner, (h) any performance-related fees (other than an asset-based fee) to which such stockholder or such stockholder's immediate family sharing the same household is entitled based on any increase or decrease in the value of shares of CME capital stock or derivative instruments, if any, as of the date of such notice and (i) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement, (ii) a statement as to whether the proponent intends to appear in person or by proxy at the meeting to propose the nomination and (iii) a statement as to whether the proponent intends to deliver a proxy statement and/or form of proxy to the holders of at least the percentage of CME's outstanding capital stock required to approve the proposal and/or otherwise to solicit proxies from the stockholders in support of the proposal. The CME Bylaws further provide that CME may require any proposed nominee to furnish such other information as may reasonably be required by CME to determine the eligibility of such proposed nominee to serve as an independent director of CME or that could be material to a reasonable stockholder's understanding of the independence, or lack thereof, of such nominee.
Nominees for election as Class B-1 Directors, Class B-2 Directors and Class B-3 Directors shall be selected by the respective class B nominating committees.
Stockholder Proposals

The CME Bylaws provide that a stockholder must give timely notice in writing to the secretary of CME of a proposal of business to be considered before any annual meeting of stockholders. Such proposal may be made by a stockholder only if such stockholder is a stockholder of record at the time of giving of notice and at the time of the meeting and entitled to vote at the meeting
The GFI Bylaws provide that a stockholder must give timely notice in writing to the secretary of GFI of a proposal of business to be considered before any stockholder meeting. Such proposal may be made by a stockholder only if such stockholder is a stockholder of record at the time such notice is delivered to the secretary of GFI and entitled to vote at the meeting.

CME	GFI

For the stockholder's notice to be timely, such notice must be delivered to the secretary of CME at the principal executive office of CME not earlier than 120 days and not later than 90 days prior to the first anniversary of the preceding year's annual meeting of the stockholders; provided, however, that in the event that the date of the annual meeting of the stockholders is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder is timely if delivered not earlier than 120 days prior to the date of such annual meeting of the stockholders and not later than the later of 90 days prior to the date of such annual meeting of the stockholders, or, if the first public announcement of the date of such annual meeting of the stockholders is less than 100 days prior to the date of such annual meeting of the stockholders, the 10 days following the day on which public announcement of the date of such meeting is first made by CME.
For the stockholder's notice to be timely, the notice must be received by the secretary of GFI at GFI's principal executive offices not earlier than 120 days and not later than the later of 90 days prior to the date of such special meeting, or 10 days following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the GFI Board to be elected at such meeting.

Stockholder notice for matters other than director nominations must set forth, as to each matter such stockholder proposes to bring before the annual meeting, (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person(s) (including their names) in connection with the proposal of such business by such stockholder, (ii) with respect to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (a) the name and address of such stockholder as they appear on CME's books, and such beneficial owner, if any, (b) the class or series and number of shares of CME capital stock which are owned beneficially and of record by such stockholder and such beneficial owner, (c) any option, warrant, convertible security, stock appreciation right, or similar right owned beneficially by such stockholder or beneficial owner, and any other opportunity to profit or share in any profit derived from any change in the value of shares of CME stock, (d) any proxy,
Stockholder notice for matters other than director nominations must be given to the secretary and set forth, (i) with respect to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (a) the name and address of such stockholder, as they appear on GFI's books, and of such beneficial owner and (b) the class and number of shares of GFI capital stock which are owned beneficially and of record by such stockholder and such beneficial owner and (ii) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made.

CME	GFI
contract, arrangement, understanding or relationship pursuant to which such stockholder has a right to vote any shares of any security of CME, (e) any short interest in any security of CME, (f) any rights to dividends on the shares of CME capital stock owned beneficially by such stockholder that are separated or separable from the underlying shares of CME capital stock, (g) any proportionate interest in shares of CME capital stock or derivative instruments held by a general or limited partnership in which such stockholder is a general partner or beneficially owns an interest in a general partner, (h) any performance-related fees (other than an asset-based fee) to which such stockholder or such stockholder's immediate family sharing the same household is entitled based on any increase or decrease in the value of shares of CME capital stock or derivative instruments, if any, as of the date of such notice, and (i) any other information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement, (iii) a statement as to whether the proponent intends to appear in person or by proxy at the meeting to propose the nomination and (iv) a statement as to whether the proponent intends to deliver a proxy statement and/or form of proxy to the holders of at least the percentage of CME's outstanding capital stock required to approve the proposal and/or otherwise to solicit proxies from the stockholders in support of the proposal.
Stockholder Action by Written Consent

The CME Charter provides that no action required or permitted to be taken by the stockholders will be effected except at an annual meeting or a special meeting, and no action may be taken by the stockholders by written consent.
The GFI Charter provides that no action required or permitted to be taken by the stockholders will be effected except at an annual meeting or a special meeting, and no action may be taken by the stockholders by written consent.
Certificate of Incorporation Amendments

Under Delaware law, an amendment to the CME Charter generally requires the approval of the CME Board of directors and a majority of the combined voting power of the then outstanding shares of CME capital stock, voting together as a single class, unless the CME Charter requires the vote of a greater number or proportion.
Under Delaware law, an amendment to the GFI Charter generally requires the approval of the GFI Board of directors and a majority of the combined voting power of the then outstanding shares of GFI capital stock, voting together as a single class, unless the GFI Charter requires the vote of a greater number or proportion.

CME	GFI

The CME Charter provides that the affirmative vote of at least 2/3 of the voting power of the then outstanding common stock, voting together as a single class, is required to repeal or amend in any respect each of (i) paragraph (F) of Article Five (removal of directors), (ii) Article Six (CME Board's rights to issue certain securities of CME), (iii) Article Nine (votes required to change certain provisions in the CME Charter), (iv) Article Ten (liability of directors), (v) Article Eleven (indemnification of CME directors and officers), (vi) Article Twelve (powers of the CME Board), (vii) Article Thirteen (actions by written consent in lieu of annual or special meetings), (viii) Article Fourteen (purposes of special meetings) and (ix) Article Fifteen (trading rights and privileges) of the CME Charter. The CME Charter also provides that any change, amendment or modification of the terms of Section 3 of Subdivision 2 of Division B of the CME Charter (commitment to maintain floor trading) must be submitted to a vote of the holders of Class B common stock and must be approved by a majority of the aggregate votes cast by the holders of Class B common stock present and voting at the meeting of holders of Class B common stock called for the purpose of voting on the proposed change, amendment or modification; provided, that holders of at least a majority of the aggregate number of votes entitled to vote on the matter will be present at such meeting.
The GFI Charter provides that the stockholders may, amend, alter, change or repeal in any respect each of (i) Article Fourth (issuance of GFI Common Stock and preferred stock), (ii) Article Fifth (authority of the GFI Board and the stockholders to adopt, amend or repeal the GFI Charter and the GFI Bylaws), (iii) Article Sixth (stockholder action required to be taken at a duly called annual or special meeting of the stockholders unless stated otherwise in the GFI Charter), (iv) Article Seventh (composition of the GFI Board), (v) Article Eighth (personal liability of GFI directors), (vi) Article Ninth (GFI entering into any "fundamental transaction"), (vii) Article Tenth (election not to be governed by Section 203 of the DGCL) and (viii) Article Eleventh (GFI's right at any time and from time to time to amend, alter, change or repeal any provision (a) in the GFI Charter, (b) in a certificate providing for the issuance of shares of GFI preferred stock in one or more series or (c) authorized by Delaware law) of the GFI Charter; provided in each case, that the affirmative vote of the holders of at least 66 2/3% of the votes cast in such vote are obtained and such affirmative vote represents at least a majority of the voting power of the outstanding shares of GFI capital stock either present or represented by proxy.
By-law Amendments

The CME Charter provides that the CME Bylaws may be (i) adopted, amended or repealed by the CME Board or (ii) altered, amended or repealed by the stockholders by the affirmative vote of 2/3 of the voting power of the then outstanding common stock, voting together as a single class.
The GFI Bylaws provide that the GFI Bylaws may be adopted, amended, added to, rescinded or repealed by the GFI Board at any meeting of the GFI Board. Any amendment or repeal of Section 5.1 (right to indemnification), Section 5.2 (right to advancement of expenses), Section 5.3 (right of an indemnitee to bring suit) and Section 5.7 (contract rights) of the GFI Bylaws requires the unanimous written consent of the GFI Board, unless the foregoing provisions are required to be adopted by applicable law; provided that any amendment or repeal of any such provisions may not adversely affect any right of any director, officer, employee or agent existing thereunder in respect of any act or omission occurring prior to such amendment or repeal.

CME	GFI
The GFI Charter and the GFI Bylaws also provide that each of (i) Section 2.2 (special meetings of the stockholders), Section 2.4 (quorum requirements), Section 2.5 (voting requirements of the stockholders), Section 2.7 (notice of the stockholder business and nominations) and Section 2.10 (no stockholder action permitted by written consent), (ii) Section 3.2 (number, tenure and qualifications of GFI directors), Section 3.3 (vacancies and newly created directorships on the GFI Board), Section 3.5 (removal of GFI directors), Section 3.7 (quorum and voting requirements of the GFI Board) and Section 3.10 (committees of the GFI Board), (iii) Section 4.3 of Article IV (resignation and removal of officers), (iv) Article V (indemnification and insurance) and (v) Article X (amendments to the GFI Bylaws) of the GFI Bylaws, may be amended by the stockholders by the affirmative vote of the holders of at least 66 2/3% of the votes cast in such vote, provided that such affirmative vote represents at least a majority of the voting power of the outstanding shares of GFI capital stock, either present or represented by proxy, voting together as a single class and notice of such proposed change is given in the notice of the meeting.
Special Meetings of Stockholders

The CME Charter provides that special meetings of the stockholders, for any purpose(s), may only be called by the chairman of the CME Board in his discretion or by the chairman of the CME Board of the CME Secretary upon a written request from a majority of the members of the CME Board. Only such business shall be conducted as shall have been brought before the meeting pursuant to CME's notice of such meeting.
The GFI Bylaws provide that a special meeting of the stockholders may be called by the chairman of the GFI Board, the chief executive officer of GFI or the GFI Board pursuant to a resolution adopted by a majority of the entire GFI Board. The GFI Board may designate the place of meeting for any special meeting of the stockholders. If no such designation is made, the place of meeting will be the principal executive offices of GFI.
Notice of Meetings of Stockholders

The CME Bylaws provide that written notice stating the date, time, place, and, in the case of special meetings, the purpose(s) for which the meeting is called, will be given to each stockholder of record entitled to vote thereat not less than 10 nor more than 60 days prior to the date of the meeting.
The GFI Bylaws provide that written notice stating the date, time, place, and, in the case of special meetings, the purpose(s) for which the meeting is called, will be given to each stockholder of record entitled to vote thereat not less than 10 nor more than 60 days prior to the date of the meeting.
Proxies

The CME Bylaws provide that a stockholder entitled to vote may vote in person or by proxy, but no such proxy may be voted or acted upon after 3 years from its date, unless the proxy provides for a longer period.
The GFI Bylaws provide that a stockholder entitled to vote may vote in person or by proxy, but no such proxy may be voted or acted upon after 3 years from its date, unless the proxy provides for a longer period.

CME	GFI
Limitation of Personal Liability of Directors

The CME Charter provides that a director of CME will not be personally liable to CME or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for breach of the director's duty of loyalty to CME or its stockholders, (ii) for acts or omissions that are not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.
The GFI Charter provides that a director of GFI will not be personally liable to GFI or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such liability is provided by applicable law (i) for breach of the director's duty of loyalty to GFI or its stockholders, (ii) for acts or omissions that are not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.
Indemnification of Directors and Officers

The CME Charter provides that CME will, to the fullest extent permitted by Delaware law, indemnify any director or officer and such rights to indemnification will continue as to a person who has ceased to be a director or officer of CME. CME will pay expenses incurred by such person in defending or otherwise participating in any proceeding in advance of its final disposition. However, except for proceedings to enforce rights to indemnification, CME will not be obligated to indemnify such person with respect to a proceeding that was commenced by such person unless such proceeding was authorized, or consented to, by the CME Board.
The GFI Bylaws provide that GFI will, to the fullest extent permitted by Delaware law, indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that such person is or was a director or officer of GFI, or such person is or was serving at GFI's request as a director, officer, employee or agent of any other corporation or other entity, including service with respect to any employee benefit plan, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against all expenses, liability and loss reasonably incurred by such person in connection with such proceeding. However, except for proceedings to enforce rights to indemnification, GFI will indemnify such person with respect to a proceeding that was commenced by such person only if such proceeding was authorized by the GFI Board.

FUTURE GFI STOCKHOLDER PROPOSALS

        If the GFI Merger is completed, there will be no public participation in any future meetings of GFI Stockholders. If the GFI Merger is not completed, however, GFI Stockholders will continue to be entitled to attend and participate in meetings of GFI Stockholders. If the GFI Merger is not completed, GFI will inform its stockholders, by press release or other means determined reasonable by GFI, of the date by which proposals from GFI Stockholders must be received by GFI for inclusion in the proxy materials relating to GFI's 2015 annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

 NO APPRAISAL RIGHTS

        Appraisal rights are statutory rights that enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the transaction.

        GFI Stockholders who dissent to the GFI Merger will not have rights to an appraisal of the fair value of their shares. Under the DGCL, appraisal rights are not available for the shares of any class or series if the shares of the class or series are listed on a national securities exchange or held of record by more than 2,000 holders on the Record Date, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts or any combination of the foregoing. GFI Common Stock is listed on the NYSE as of the Record Date, and GFI Stockholders will receive shares of CME Class A Common Stock pursuant to the GFI Merger Agreement. Approval for the listing of the shares of CME Class A Common Stock on NASDAQ is a condition to completion of the GFI Merger.

 LEGAL MATTERS

        Kathleen M. Cronin, CME's General Counsel, will pass upon certain legal matters for CME in connection with the securities offered by this proxy statement/prospectus. As of September 30, 2014, Kathleen M. Cronin beneficially owned 65,808 shares of CME Class A Common Stock, including options exercisable within 60 days of September 30, 2014 to purchase 46,105 shares of CME Class A Common Stock.

        It is a condition to the obligation of GFI to complete the GFI Merger that GFI receive a written opinion from White & Case, counsel to GFI, to the effect that the GFI Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. It is a condition to the obligation of CME to complete the GFI Merger that CME receive a written opinion from Skadden, counsel to CME, to the effect that the GFI Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

 EXPERTS

        The consolidated financial statements of CME appearing in CME's Annual Report (Form 10-K) for the year ended December 31, 2013, including the schedule appearing therein, and the effectiveness of CME's internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and CME management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of operations, comprehensive loss, cash flows and changes in stockholders' equity and the related financial statement schedule for the year ended December 31, 2011 of GFI incorporated in this proxy statement/prospectus by reference from GFI's Annual Report on Form 10-K for the year ended December 31, 2013 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements of operations, comprehensive loss, cash flows and changes in stockholders' equity and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of GFI as of December 31, 2013 and 2012 and for the years ended December 31, 2013 and 2012 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) as of December 31, 2013 incorporated in this proxy statement/prospectus by reference to GFI's Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        With respect to the unaudited financial information of GFI for the six-month periods ended June 30, 2014 and 2013, incorporated by reference in this proxy statement/prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated August 11, 2014 incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.

 HOUSEHOLDING OF PROXY MATERIALS

        Some banks, brokerage firms or other nominees may be participating in the practice of "householding" proxy statements. This means that only one copy of this proxy statement/prospectus may have been sent to multiple GFI Stockholders sharing the same address. GFI will promptly deliver a separate copy of this proxy statement/prospectus to you if you direct your request to: Investor Relations, GFI Group Inc., 55 Water Street, New York, NY 10041, or by telephone request at (212) 968-2992. If you want to receive separate copies of this proxy statement/prospectus in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee, or you may contact GFI at the above address and telephone number.

 WHERE YOU CAN FIND MORE INFORMATION

        GFI and CME file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents GFI and CME file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of GFI and CME also are available to the public at the SEC website at www.sec.gov. In addition, you may obtain free copies of the documents GFI files with the SEC by going to GFI's website at http://www.gfigroup.com. You may obtain free copies of the documents CME files with the SEC, including the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, by going to CME's website at http://www.cmegroup.com. The website addresses of GFI and CME are provided as inactive textual references only. The information provided on the websites of GFI and CME, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement/prospectus and, therefore, is not incorporated herein by reference.

        Statements contained in this proxy statement/prospectus, or in any document incorporated by reference into this proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows GFI and CME to "incorporate by reference" into this proxy statement/prospectus documents GFI and CME file with the SEC including certain information required to be included in the registration statement on Form S-4 filed by CME to register the shares of CME Class A Common Stock that will be issued in the GFI Merger, of which this proxy statement/prospectus forms a part. This means that GFI and CME can disclose important information to you by referring you to those documents. The information incorporated by reference into this proxy statement/prospectus is considered to be a part of this proxy statement/prospectus, and later information that GFI and CME file with the SEC will update and supersede that information. GFI and CME incorporate by reference the documents listed below and any documents subsequently filed by them pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of the Special Meeting.

        GFI:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (filed with the SEC on March 13, 2014);

  •
  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 (filed with the SEC on May 12, 2014);

  •
  Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 (filed with the SEC on August 11, 2014);

  •
  Current Reports on Form 8-K filed with the SEC on June 9, 2014, July 25, 2014, July 30, 2014, July 31, 2014, August 1, 2014 and September 15, 2014; and

  •
  Definitive Proxy Statement for GFI's 2014 Annual Meeting filed with the SEC on April 22, 2014.

        Any person may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning GFI, without charge, by written request to Investor Relations, GFI Group Inc., 55 Water Street, New York, NY 10041, or by telephone request at (212) 968-2992; or MacKenzie Partners, GFI's proxy solicitor, by calling toll-free at (800) 322-2885, or from the SEC through the SEC website at the address provided above.

        CME:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (filed with the SEC on March 3, 2014);

  •
  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014 (filed with the SEC on May 7, 2014);

  •
  Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014 (filed with the SEC on August 4, 2014);

  •
  Current Reports on Form 8-K filed with the SEC on February 11, 2014, May 15, 2014, May 21, 2014, May 28, 2014, July 30, 2014, August 27, 2014, September 15, 2014 and October 3, 2014;

  •
  Definitive Proxy Statement for CME's 2014 Annual Meeting filed with the SEC on April 3, 2014; and

  •
  the description of CME Class A Common Stock contained in the Registration Statement on Form S-1 filed with the SEC on June 10, 2002, and any subsequently filed amendments and reports updating such description.

        You may request a copy of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning CME, without charge, by written request to CME, Attention: General Counsel, CME Group Inc., 20 South Wacker Drive, Chicago, IL 60606, or by telephone request at (312) 930-1000, or from the SEC through the SEC website at the address provided above.

        Notwithstanding the foregoing, information furnished by GFI or CME on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed "filed" for purposes of the Exchange Act will not be deemed to be incorporated by reference into this proxy statement/prospectus.

        THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES OF GFI COMMON STOCK AT THE SPECIAL MEETING. GFI HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED [                    ], 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO GFI STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

AMONG

GFI GROUP INC.,

CME GROUP INC.,

COMMODORE ACQUISITION CORP.

AND

COMMODORE ACQUISITION LLC

DATED AS OF JULY 30, 2014

A-i

A-ii

Page
Section 9.9	Extension; Waiver	A-62
Section 9.10	Governing Law and Venue; Waiver of Jury Trial	A-62
Section 9.11	Enforcement	A-63
LIST OF EXHIBITS
Exhibit A	Form of GFI Support Agreement

A-iii

AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger, dated as of July 30, 2014 (this "Agreement"), is made and entered into among GFI Group Inc., a Delaware corporation ("GFI"), CME Group Inc., a Delaware corporation ("CME"), Commodore Acquisition Corp., a Delaware corporation and a wholly-owned CME Subsidiary ("Merger Sub 1"), and Commodore Acquisition LLC, a Delaware limited liability company and a wholly-owned CME Subsidiary ("Merger Sub 2"). CME, Merger Sub 1, Merger Sub 2 and GFI are referred to individually as a "Party" and collectively as the "Parties." Capitalized terms have the meanings given to them in Section 1.1.

RECITALS

        WHEREAS, the Board of Directors of GFI (upon the unanimous recommendation of the Special Committee) has approved and declared advisable, fair to and in the best interests of its stockholders, this Agreement and the merger of Merger Sub 1 with and into GFI (the "Merger") in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL") and upon the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, immediately following the Merger, the Surviving Corporation will then merge with and into Merger Sub 2 (the "Subsequent Merger" and together with the Merger, the "Combination") in accordance with the applicable provisions of the DGCL and the Delaware Limited Liability Company Act (the "DLLCA") and upon the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, prior to, or concurrently with, the execution of this Agreement, and as a condition and inducement to CME's willingness to enter into this Agreement, Jersey Partners Inc., a New York corporation ("JPI"), New JPI Inc., a Delaware corporation ("New JPI"), and each direct and indirect stockholder of IDB Buyer that Beneficially Owns GFI Common Stock (together with JPI and New JPI, the "JPI Stockholder Parties"), has executed a GFI Support Agreement in respect of shares of GFI Common Stock Beneficially Owned by the JPI Stockholder Parties, the form of which is attached hereto as Exhibit A;

        WHEREAS, it is intended that, for U.S. federal income tax purposes, the Combination shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

        WHEREAS, prior to the Closing, GFI will undertake an internal reorganization (i) pursuant to which any and all (a) assets of the IDB Business and (b) liabilities of any kind or nature relating to, arising out of or in connection with the IDB Business will be transferred to or retained by, as applicable, the GFI Subsidiaries that, after giving effect to such reorganization, will own and operate the IDB Business (such Subsidiaries, after giving effect to such reorganization, the "IDB Subsidiaries," and the other GFI Subsidiaries, after giving effect to such reorganization, collectively with GFI, the "CME Retained Subsidiaries"), and (ii) following which the CME Retained Subsidiaries will own all of the assets, properties and rights of the Trayport Business and the FENICS Business and will not have any liabilities other than those exclusively related to, arising out of or in connection with the Trayport Business and the FENICS Business, all in accordance with the Pre-Closing Reorganization Steps Plan and the terms of this Agreement (the "Pre-Closing Reorganization");

        WHEREAS, immediately prior to the Closing, following an "(F) Reorganization" of JPI pursuant to which New JPI will become the record and Beneficial Owner of all of the shares of GFI Common Stock Beneficially Owned by JPI, Cheetah Acquisition Corp., a Delaware corporation and a wholly-owned CME Subsidiary, will merge with and into New JPI, which will then merge with and into Cheetah Acquisition LLC, a Delaware limited liability company and a wholly-owned CME Subsidiary (the "JPI Mergers"), each in accordance with the applicable provisions of the DGCL and the DLLCA and upon the terms and subject to the conditions set forth in the definitive merger agreement providing for the JPI Mergers (the "JPI Merger Agreement"); and

        WHEREAS, immediately following the Closing, GFI Brokers Holdco Ltd, a Bermuda limited liability ("IDB Buyer"), will purchase from the Surviving Company the IDB Subsidiaries and assume certain liabilities (the "IDB Transaction"), upon the terms and subject to the conditions set forth in the definitive purchase agreement providing for the IDB Transaction (the "IDB Transaction Agreement").

        NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINED TERMS; THE MERGERS

        Section 1.1    Certain Defined Terms.    As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

        "Affiliate" means, with respect to any Person, at the time of determination, another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

        "Agent Agreement" has the meaning set forth in Section 6.15(d).

        "Agreement" has the meaning set forth in the Preamble.

        "Antitrust Division" has the meaning set forth in Section 6.4(a).

        "Antitrust Laws" has the meaning set forth in Section 6.4(a).

        "Available Cash" means cash and cash equivalents of GFI and the GFI Subsidiaries wherever located and regardless of currency (with foreign currency translated to U.S. dollars at the then-current exchange rates); provided that any cash equivalents or amounts held in investment accounts shall be counted toward Available Cash at the liquidation value thereof and only to the extent such amounts are readily convertible into cash (wherever located and regardless of currency); provided, further, that Available Cash shall exclude any amounts paid or to be paid to GFI, and shall not be reduced by any amounts paid or to be paid by GFI, in each case at or prior to the Closing and in connection with any Debt Offer or Discharge with respect to the Senior Notes due 2018 pursuant to Section 6.15 (Actions with Respect to Existing GFI Indebtedness).

        "Average Closing CME Stock Price" has the meaning set forth in Section 1.7(b).

        "Beneficial Owner" means, with respect to a Security, any Person who, directly or indirectly, through any contract, relationship or otherwise, has or shares (i) the power to vote, or to direct the voting of, such Security or (ii) the power to dispose of, or to direct the disposition of, such Security, and shall otherwise be interpreted in accordance with the term "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act, and the terms "Beneficially Owned" and "Beneficial Ownership" shall be construed accordingly. For the avoidance of doubt, CME shall not be deemed to be the Beneficial Owner of any GFI Common Stock by virtue of the GFI Support Agreement or the JPI Merger Agreement.

        "Board of Directors" means the board of directors of any specified Person.

        "Burdensome Condition" has the meaning set forth in Section 6.4(c).

        "Business Day" means any day except Saturday or Sunday on which commercial banks are not required or authorized to close in the City of Chicago, Illinois or the City of New York, New York.

        "Certificate" has the meaning set forth in Section 1.7(c).

        "Certificate of Merger" has the meaning set forth in Section 1.4.

        "Change in Recommendation" has the meaning set forth in Section 6.2.

        "Clayton Act" means the Clayton Antitrust Act of 1914, as amended, and the rules and regulations promulgated thereunder.

        "Closing" has the meaning set forth in Section 1.3.

        "Closing Date" has the meaning set forth in Section 1.3.

        "CME" has the meaning set forth in the Preamble.

        "CME Class A Common Stock" means class A common stock, par value $0.01 per share, of CME.

        "CME Disclosure Letter" has the meaning set forth in Article IV.

        "CME Financial Statements" means the consolidated financial statements of CME and the CME Subsidiaries included in the CME SEC Documents together, in the case of year-end statements, with reports thereon by Ernst & Young LLP, the independent auditors of CME for the periods included therein, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders' equity and a consolidated statement of cash flows, and accompanying notes.

        "CME Identified Representations" means Section 4.1, Section 4.2, Section 4.3, Section 4.4(a)(i) and Section 4.10.

        "CME Material Adverse Effect" means, with respect to CME, any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (a) would reasonably be expected to prevent or materially impair or delay the ability of CME, Merger Sub 1 or Merger Sub 2 to perform their obligations under this Agreement or to consummate the Transactions or (b) has been, or would reasonably be expected to be, materially adverse to the business, assets, properties, liabilities, results of operations or financial condition of CME and the CME Subsidiaries, taken as a whole, except to the extent that such event, occurrence, fact, condition, change, development or effect results from (i) general economic or regulatory conditions or changes therein, (ii) financial or security market fluctuations or conditions, (iii) changes in or events affecting the industries or markets in which CME and the CME Subsidiaries operate, (iv) any effect arising out of a change in GAAP or Law, (v) the announcement or pendency of this Agreement and the Transactions or the identity of GFI, other than for purposes of Section 4.4 (No Violations; Consents and Approvals), including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensors, licensees, lenders, partners, employees or regulators, (vi) changes in the market price or trading volume of CME Class A Common Stock on Nasdaq (provided that this clause (vi) shall not prevent a determination that any events, occurrences, facts, conditions, changes, developments or effects underlying such changes have resulted in a CME Material Adverse Effect unless such events, occurrences, facts, conditions, changes, developments or effects are otherwise excepted by this definition), (vii) any failure by CME to meet any estimates or outlook of revenues or earnings or other financial projections (provided that this clause (vii) shall not prevent a determination that any events, occurrences, facts, conditions, changes, developments or effects underlying such changes have resulted in a CME Material Adverse Effect unless such events, occurrences, facts, conditions, changes, developments or effects are otherwise excepted by this definition), (viii) natural disasters or (ix) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date hereof, except, in the case of clauses (i), (ii), (iii), (iv) , (viii) and (ix) above, to the extent CME and the CME Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the businesses and industries in which CME and the CME Subsidiaries operate.

        "CME Retained Subsidiaries" has the meaning set forth in the Recitals.

        "CME RSU" has the meaning set forth in Section 1.8.

        "CME SEC Documents" has the meaning set forth in Section 4.5.

        "CME Subsidiary" means a Subsidiary of CME.

        "Code" has the meaning set forth in the Recitals.

        "Combination" has the meaning set forth in the Recitals.

        "Confidentiality Agreement" has the meaning set forth in Section 6.3(c).

        "Consent Solicitation" has the meaning set forth in Section 6.15(b).

        "Constituent Documents" means with respect to any entity, its certificate or articles of association or incorporation, bylaws and any similar charter or other organizational documents of such entity.

        "Contaminants" means any undocumented code, disabling mechanism or protection feature designed to prevent its use, including any undocumented clock, timer, counter, computer virus, worm, software lock, drop dead device, Trojan-horse routine, trap door, back door (including capabilities that permit non-administrative users to gain unrestricted access or administrative rights to Software or that otherwise bypasses security or audit controls), time bomb or any other codes or instructions that may be used to access, modify, replicate, distort, delete, damage, or disable Software or data, other software operating systems, computers or equipment with which the Software interacts.

        "Continuing Employee" means each individual who is employed by GFI or any GFI Subsidiary immediately before the Effective Time and who remains employed by the Surviving Company or any of its Subsidiaries immediately following the consummation of the IDB Transaction.

        "Continuing Employee RSU" has the meaning set forth in Section 3.3(b).

        "Copyrights" has the meaning set forth in the definition of "Intellectual Property."

        "Credit Agreement" means the Second Amended and Restated Credit Agreement, dated December 20, 2010, among GFI and GFI Holdings Limited, as borrowers, GFI Subsidiaries named therein, as guarantors, Bank of America, N.A., as administrative agent, Barclays Bank Plc and The Royal Bank of Scotland PLC, as co-syndication agents, the other lenders party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Bank PLC, as joint lead arrangers and joint book running managers.

        "D & O Insurance" has the meaning set forth in Section 6.8(b).

        "Debt Offer" has the meaning set forth in Section 6.15(b).

        "Debt Offer Documents" has the meaning set forth in Section 6.15(b).

        "DLLCA" has the meaning set forth in the Recitals.

        "DGCL" has the meaning set forth in the Recitals.

        "Discharge" has the meaning set forth in Section 6.15(c).

        "Disinterested Stockholder Approval" has the meaning set forth in Section 3.4(c).

        "Effective Time" has the meaning set forth in Section 1.4.

        "Environmental Law" means any foreign, federal, state or local Law, treaty, decree, injunction, judgment, governmental restriction or any other requirement of Law (including common law) regulating or relating to the protection of human health and safety (as it relates to Releases or threatened Releases of Hazardous Substances), natural resources or the environment, including Laws relating to wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release, threatened Release of, or exposure to, Hazardous Substances.

        "Environmental Permit" means any permit, license, authorization or consent required pursuant to or necessary under applicable Environmental Laws.

        "Equity Rights" means, with respect to any Person, any security or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, warrants, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, Securities or earnings of such Person, including, in the case of GFI, the GFI RSUs and the GFI Stock Options.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

        "ERISA Affiliate" means any trade or business, whether or not incorporated, that together with GFI or any GFI Subsidiary would be deemed a "single employer" within the meaning of Section 414 of the Code.

        "Estimated Closing Certificate" has the meaning set forth in Section 6.18.

        "Exchange Act" means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Exchange Agent" has the meaning set forth in Section 2.1(a).

        "Exchange Fund" has the meaning set forth in Section 2.1(a).

        "Exchange Ratio" has the meaning set forth in Section 1.7(b).

        "Expenses" has the meaning set forth in Section 6.7.

        "FENICS Business" means the business of developing, marketing and licensing to customers a suite of software that facilitates pricing, analytics, risk management, connectivity and straight-through processing and lifecycle management of foreign exchange options, as well as the sale or license of FENICS Business and IDB Business market data, in each case as conducted by GFI and the GFI Subsidiaries immediately prior to the date of this Agreement (subject to any changes permitted or required in accordance with Section 5.1).

        "Foreign Competition Laws" has the meaning set forth in Section 3.6(b).

        "Foreign GFI Benefit Plan" has the meaning set forth in Section 3.16(k).

        "Form S-4" has the meaning set forth in Section 3.10.

        "FTC" has the meaning set forth in Section 6.4(a).

        "GAAP" has the meaning set forth in Section 3.7(b).

        "GFI" has the meaning set forth in the Preamble.

        "GFI Benefit Plans" has the meaning set forth in Section 3.16(a).

        "GFI Common Stock" means the common stock, par value $0.01 per share, of GFI.

        "GFI Contracts" has the meaning set forth in Section 3.19(b).

        "GFI Disclosure Letter" has the meaning set forth in Article III.

        "GFI Financial Statements" means the consolidated financial statements of GFI and the GFI Subsidiaries included in the GFI SEC Documents together, in the case of year-end statements, with reports thereon by PricewaterhouseCoopers LLP, the independent auditors of GFI for the periods included therein, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders' equity and a consolidated statement of cash flows, and accompanying notes.

        "GFI Identified Representations" means Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.6(a)(i) and Section 3.25.

        "GFI Improvements" has the meaning set forth in Section 3.15.

        "GFI Leased Real Property" means all real property interests leased by GFI or any of the GFI Subsidiaries.

        "GFI License Agreements" has the meaning set forth in Section 3.18(b).

        "GFI Owned Intellectual Property" means Intellectual Property owned by GFI or a GFI Subsidiary.

        "GFI Permits" has the meaning set forth in Section 3.13(a).

        "GFI Recommendation" has the meaning set forth in Section 6.2.

        "GFI Registered Intellectual Property" has the meaning set forth in Section 3.18(a).

        "GFI RSU" means restricted stock units of GFI issued under the GFI Stock Plans.

        "GFI SEC Documents" has the meaning set forth in Section 3.7(a).

        "GFI Stock Option" means an option to purchase shares of GFI Common Stock issued under the GFI Stock Plans.

        "GFI Stock Plans" means the Amended and Restated GFI 2008 Equity Incentive Plan, 2008 Equity Incentive Plan, 2004 Equity Incentive Plan, 2002 Stock Option Plan and 2000 Stock Option Plan.

        "GFI Stockholder Approval" has the meaning set forth in Section 3.4(c).

        "GFI Stockholders Meeting" has the meaning set forth in Section 6.2.

        "GFI Subsidiary" has the meaning set forth in Section 3.2(a).

        "GFI Support Agreement" means the GFI Support Agreement, the form of which is attached hereto as Exhibit A.

        "Governmental Entity" means any supranational, national, state, commonwealth, province, territory, county, municipal, district or local government (including any subdivision, court, administrative agency or commission or other authority thereof), governmental official (such as a state attorney general), or any other supranational, governmental, intergovernmental, quasi-governmental authority, body, department or organization, including the SEC, European Union, Commodity Futures Trading Commission, UK Financial Conduct Authority, or any state or banking securities bureau or department, or any regulatory body appointed by any of the foregoing, in each case in any jurisdiction.

        "Hazardous Substances" means all substances, materials, contaminants, pollutants, wastes defined as "hazardous" or "toxic," other otherwise defined, regulated or included under or pursuant to any Environmental Law, including any such constituents defined as "oils," "pollutants" or "contaminants" in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, and also including mold, radon or greenhouse gases.

        "HSR Act" has the meaning set forth in Section 3.6(b).

        "IDB Business" means the business of GFI and the GFI Subsidiaries (including all corporate overhead and administrative support functions) other than the Trayport Business and the FENICS Business.

        "IDB Buyer" has the meaning set forth in the Recitals.

        "IDB Employee" means each current or former employee of GFI or any GFI Subsidiary, in each case exclusive of Continuing Employees.

        "IDB Option" has the meaning set forth in Section 6.6(e)(i).

        "IDB RSU" has the meaning set forth in Section 6.6(e)(i).

        "IDB Subsidiaries" has the meaning set forth in the Recitals.

        "IDB Transaction" has the meaning set forth in the Recitals.

        "IDB Transaction Agreement" has the meaning set forth in the Recitals.

        "Indebtedness" means, with respect to any Person, without duplication, (i) all obligations of such Person and its Subsidiaries for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of such Person and its Subsidiaries evidenced by bonds, debentures, notes, mortgages or similar instruments or securities, (iii) all obligations of such Person and its Subsidiaries issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person and its Subsidiaries to creditors for inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (iv) all lease obligations of such Person and its Subsidiaries capitalized on the books and records of such Person or any of its Subsidiaries, (v) all obligations of others secured by a Lien on property or assets owned or acquired by such Person or any of its Subsidiaries, whether or not the obligations secured thereby have been assumed, (vi) all letters of credit or performance bonds issued for the account of such Person or any of its Subsidiaries (excluding (a) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (b) standby letters of credit relating to workers' compensation insurance and surety bonds, (c) surety bonds and customs bonds and (d) clearing house guarantees) and (vii) all guarantees and arrangements having the economic effect of a guarantee of such Person or any of its Subsidiaries of any Indebtedness of any other Person, other than clearing house guarantees. Notwithstanding the foregoing, "Indebtedness" shall not include intercompany indebtedness, obligations or liabilities between either (A) GFI or one of the wholly-owned GFI Subsidiaries on the one hand, and another wholly-owned GFI Subsidiary on the other hand or (B) CME or one of the wholly-owned CME Subsidiaries on the one hand, and another wholly-owned CME Subsidiary on the other hand.

        "Indemnified Persons" has the meaning set forth in Section 6.8(a).

        "Indenture" means the Indenture, dated as of July 19, 2011, between GFI and The Bank of New York Mellon Trust Company, N. A., as Trustee, relating to the Senior Notes due 2018, together with any supplemental indentures thereunder and including the terms and provisions of the Senior Notes due 2018.

        "Independent Director RSU" means a GFI RSU held by a non-employee director of GFI.

        "Intellectual Property" means (i) trademarks, service marks, trade names, internet domain names, designs, logos, slogans and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing (collectively, "Trademarks"); (ii) patents and patent applications (collectively, "Patents"); (iii) copyrights (including any registrations and applications for any of the foregoing) (collectively, "Copyrights"); (iv) computer programs (including any and all software implementation of algorithms, models and methodologies, whether in source code or object code), databases and compilations (including any and all data and collections of data) and all documentation

(including user manuals and training materials) relating to any of the foregoing (collectively, "Software"); and (v) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies (collectively, "Trade Secrets").

        "Intervening Event" has the meaning set forth in Section 6.5(f).

        "IRS" means the Internal Revenue Service.

        "JPI" has the meaning set forth in the Recitals.

        "JPI Mergers" has the meaning set forth in the Recitals.

        "JPI Merger Agreement" has the meaning set forth in the Recitals.

        "JPI Stockholder Parties" has the meaning set forth in the Recitals.

        "Knowledge of CME" means the actual knowledge, after reasonable due inquiry, of the individuals listed on Section 1.1(a) of the CME Disclosure Letter as of the date hereof.

        "Knowledge of GFI" means the actual knowledge, after reasonable due inquiry, of the individuals listed on Section 1.1(a) of the GFI Disclosure Letter as of the date hereof.

        "Law" (and with the correlative meaning "Laws") means any rule, regulation, statute, statutory instrument, Order, ordinance or code promulgated by any Governmental Entity, including any common law, state and federal law, securities law, derivatives law, commodities law and law of any foreign jurisdictions.

        "Leases" means leases, subleases, licenses and occupancy agreements for real property, including the GFI Leased Real Property.

        "Liens" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

        "Material Adverse Effect" means, with respect to GFI, any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (a) would reasonably be expected to prevent or materially impair or delay the ability of GFI to perform its obligations under this Agreement or to consummate the Transactions or (b) has been, or would reasonably be expected to be, materially adverse to the business, assets, properties, liabilities, results of operations or financial condition of (1) GFI and the GFI Subsidiaries, (2) the Trayport Business and the FENICS Business or (3) the CME Retained Subsidiaries, in each case taken as a whole, except to the extent that such event, occurrence, fact, condition, change, development or effect results from (i) general economic or regulatory conditions or changes therein, (ii) financial or security market fluctuations or conditions, (iii) changes in or events affecting the industries or markets in which such entity and its Subsidiaries operate, (iv) any effect arising out of a change in GAAP or Law, (v) the announcement or pendency of this Agreement and the Transactions or the identity of CME, other than for purposes of Section 3.6 (No Violations; Consents and Approvals), including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensors, licensees, lenders, partners, employees or regulators, (vi) changes in the market price or trading volume of GFI Common Stock on the NYSE (provided that this clause (vi) shall not prevent a determination that any events, occurrences, facts, conditions, changes, developments or effects underlying such changes have resulted in a Material Adverse Effect unless such events, occurrences, facts, conditions, changes, developments or effects are otherwise excepted by this definition), (vii) any failure by GFI to meet any estimates or outlook of revenues or earnings or other financial projections (provided that this clause (vii) shall not prevent a determination that any events, occurrences, facts, conditions, changes, developments or effects underlying such changes have resulted in a Material Adverse Effect unless such events, occurrences, facts, conditions, changes, developments or effects are otherwise excepted by this definition), (viii) natural disasters or (ix) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date hereof, except, in the case of clauses (i), (ii), (iii), (iv), (viii) and (ix) above, to the extent such entity and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the businesses and industries in which such entity and its Subsidiaries operate.

        "Merger" has the meaning set forth in the Recitals.

        "Merger Consideration" has the meaning set forth in Section 1.7(b).

        "Merger Sub 1" has the meaning set forth in the Preamble.

        "Merger Sub 2" has the meaning set forth in the Preamble.

        "Nasdaq" means NASDAQ OMX Group, Inc.'s "NASDAQ Global Select Market."

        "New JPI" has the meaning set forth in the Recitals.

        "Notice" means all notices, filings and acknowledgements other than with respect to an Antitrust Law that are required to be filed with or provided to or obtained from any Regulatory Authority in order to the consummate the Transactions.

        "NYSE" has the meaning set forth in Section 6.17.

        "OFAC" has the meaning set forth in Section 3.23.

        "Open Source Software" means computer software that is distributed as "free software," "open source software" or under a "copyleft" agreement or is otherwise subject to the terms of any license which requires, as a condition on the use, copying, modification and/or distribution of such computer software that such item, (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributed at no or minimal charge.

        "Order" means any charge, order, writ, injunction, judgment, decree, ruling, subpoena, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal, of any executive body, Governmental Entity or Self-Regulatory Organization.

        "Outside Date" has the meaning set forth in Section 8.1(b)(i).

        "Party" or "Parties" has the meaning set forth in the Preamble.

        "Patents" has the meaning set forth in the definition of "Intellectual Property."

        "Per Share Price" has the meaning set forth in Section 1.7(b).

        "Permitted Liens" means (i) Liens for Taxes and other governmental charges not yet due and payable and Liens for Taxes and other governmental charges being contested in good faith and for which adequate reserves have been established in accordance with GAAP in the GFI Financial Statements, (ii) inchoate mechanics', materialmen's, workmen's, repairmen's, warehousemen's and carriers' Liens with respect to obligations incurred in the ordinary course of business consistent with past practice that are not yet due and payable or that are being contested in good faith, (iii) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are customary for the applicable property type and locality that do not, individually or in the aggregate, materially impair the use or value of the property subject thereto, (iv) non-exclusive licenses to Intellectual Property in the ordinary course of business consistent with past practices, (v) transfer restrictions on any Securities of GFI imposed by securities Laws and (vi) any other Liens (a) for which adequate reserves have been established in accordance with GAAP in the GFI Financial Statements for the most recent fiscal period ended prior to the date hereof or (B) which are incurred in the ordinary course of business consistent with past practice that do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the conduct of the business of GFI and the GFI Subsidiaries as currently conducted or currently proposed to be conducted.

        "Person" means an individual, corporation, limited liability company, company, body corporate, partnership (whether or not having separate legal personality), association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

        "Personal Information" means information from or about an individual person or device the use, aggregation, holding or management of which is restricted under any applicable Law, including an individual person's or device's (i) personally identifiable information (e.g., name, address, telephone number, email address, financial account number, government-issued identifier and any other data used or intended to be used to identify, contact or precisely locate a person) and (ii) Internet Protocol address or other persistent identifier.

        "Pre-Closing Reorganization" has the meaning set forth in the Recitals.

        "Pre-Closing Reorganization Steps Plan" means the steps plan set forth in Section 1.1(b) of the GFI Disclosure Letter.

        "Proceeding" means any action, suit, claim, litigation, proceeding, arbitration, investigation, audit or controversy (whether at law or in equity, before or by any Governmental Entity or Self-Regulatory Organization or before any arbitrator).

        "Proxy Statement/Prospectus" has the meaning set forth in Section 6.1(a).

        "Release" means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

        "Regulatory Approvals" means all registrations, licenses, permits, approvals, membership agreements, exemptive orders and regulatory or judicial orders (including those applicable to directors, officers, principals, employees and agents) other than with respect to an Antitrust Law issued by any Regulatory Authority required under applicable Laws to permit the consummation of the Transactions.

        "Regulatory Authority" means any foreign, local, state or federal Governmental Entity, Self-Regulatory Organization, clearing house, depository (including the Depository Trust & Clearing Corporation) and exchange.

        "Representatives" has the meaning set forth in Section 6.3(a).

        "Restraints" has the meaning set forth in Section 7.1(d).

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

        "SEC" has the meaning set forth in Section 3.6(b).

        "Secretary of State" has the meaning set forth in Section 1.4.

        "Securities" means, with respect to any Person, any series of common stock or preferred stock, any ordinary shares or preferred shares and any other equity securities, capital stock, partnership, membership or similar interest of such Person, and any securities that are convertible, exchangeable or exercisable into any such stock or interests, however described and whether voting or non-voting.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Self-Regulatory Organization" means any U.S. or foreign commission, board, agency or body that is not a Governmental Entity but is charged with regulating its own members through the adoption and enforcement of financial, sales practice and other requirements for brokers, dealers, securities underwriting or trading, stock exchanges, swap execution facilities, commodity exchanges, commodity intermediaries, electronic communications networks, insurance companies or agents, investment companies or investment advisers.

        "Senior Notes due 2018" means the 8.375% Senior Notes due 2018 issued pursuant to the Indenture.

        "Sherman Act" means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.

        "Software" has the meaning set forth in the definition of "Intellectual Property."

        "Special Committee" means a committee of the Board of Directors of GFI consisting only of independent and disinterested directors of GFI.

        "Special Committee Financial Advisor" has the meaning set forth in Section 3.25.

        "Subsequent Certificate of Merger" has the meaning set forth in Section 1.4.

        "Subsequent Effective Time" has the meaning set forth in Section 1.4.

        "Subsequent Merger" has the meaning set forth in the Recitals.

        "Subsidiary" (and with the correlative meaning "Subsidiaries"), when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which (i) more than 50% of the Securities or other ownership interests or (ii) Securities or other interests having by their terms power to elect or appoint more than 50% of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.

        "Superior Proposal" has the meaning set forth in Section 6.5(f).

        "Surviving Company" has the meaning set forth in Section 1.2.

        "Surviving Corporation" has the meaning set forth in Section 1.2.

        "Surviving Corporation Common Stock" has the meaning set forth in Section 1.7(a).

        "Surviving Company Plans" has the meaning set forth in Section 6.6(a).

        "Trayport Business" means the business of developing, marketing and licensing to customers a suite of electronic trading, information sharing, straight-through processing, clearing links and post-trade services for commodities, principally in the energy market, in each case as conducted by GFI and the GFI Subsidiaries immediately prior to the date of this Agreement (subject to any changes permitted or required in accordance with Section 5.1).

        "Takeover Proposal" has the meaning set forth in Section 6.5(f).

        "Tangible Equity" means tangible equity on the balance sheet of the IDB Subsidiaries as calculated in a manner consistent with the reference calculation statement, dated as of December 31, 2014, as set forth in Section 1.1(c) of the GFI Disclosure Letter.

        "Tax" (and with the correlative meaning "Taxes") means (i) any U.S. federal, state, local or foreign net income, franchise, gross income, sales, use, value added, goods and services, ad valorem, turnover, real property, personal property, gross receipts, net proceeds, license, capital stock, payroll, employment, unemployment, disability, withholding, social security (or similar), excise, severance, transfer, alternative or add-on minimum, stamp, estimated, registration, fuel, occupation, premium, environmental, excess profits, windfall profits taxes or other tax of any kind and similar charges, fees, levies, imposts, duties, tariffs, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed with respect thereto by any Taxing Authority or Governmental Entity, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, transferor liability, successor liability or otherwise through operation of law and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other agreement to indemnify any other person (other than any written agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes or any commercial lending agreement).

        "Tax Return" means any return, report, declaration, election, estimate, information statement, claim for refund or other document (including any amendment to any of the foregoing) filed or required to be filed with respect to Taxes.

        "Taxing Authority" means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

        "Tender Offer" has the meaning set forth in Section 6.15(b).

        "Trade Secrets" has the meaning set forth in the definition of "Intellectual Property."

        "Trademarks" has the meaning set forth in the definition of "Intellectual Property."

        "Transactions" means the transactions contemplated by (i) the JPI Merger Agreement (including the F-Reorganization (as defined therein) and the JPI Mergers), (ii) this Agreement (including the Pre-Closing Reorganization and the Combination), (iii) the IDB Transaction Agreement (including the IDB Transaction) and (iv) the GFI Support Agreement.

        "Trustee" means the Trustee, as defined in the Indenture, with respect to the Senior Notes due 2018.

        "U.S." means the United States of America.

        "Working Capital" means the working capital of the CME Retained Subsidiaries, which shall be calculated by subtracting the current liabilities of such entities from the current assets (excluding cash and cash equivalents) of such entities as of the Closing, in each case as calculated in a manner consistent with the sample calculation in Section 1.1(d) of the GFI Disclosure Letter.

        Section 1.2    The Merger and the Subsequent Merger.    Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub 1 will merge with and into GFI, and the separate existence of Merger Sub 1 shall cease. GFI shall continue as the surviving corporation and as a wholly-owned CME Subsidiary and shall continue to be governed by the laws of the State of Delaware (as such, the "Surviving Corporation"). Immediately after the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA, the Surviving Corporation will merge with and into Merger Sub 2, and the separate existence of the Surviving Corporation shall cease. Merger Sub 2 shall continue as the surviving limited liability company and as a wholly-owned CME Subsidiary and shall continue to be governed by the laws of the State of Delaware (as such, the "Surviving Company"). At the Effective Time and the Subsequent Effective Time, the effects of the Combination shall be as provided in this Agreement, the Certificate of Merger, the Subsequent Certificate of Merger, and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, (i) at the Effective Time, all of the property, rights, privileges, powers and franchises of GFI and Merger Sub 1 shall vest in the Surviving Corporation, and all debts, liabilities and duties of GFI and Merger Sub 1 shall become the debts, liabilities and duties of the Surviving Corporation, and (ii) at the Subsequent Effective Time, all of the property, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub 2 shall vest in the Surviving Company, and all debts, liabilities and duties of the Surviving Corporation and Merger Sub 2 shall become the debts, liabilities and duties of the Surviving Company.

        Section 1.3    Closing.    Unless this Agreement shall have been terminated in accordance with Section 8.1 (Termination), the closing of the Combination (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois 60606, at 8:00 a.m., New York time, or at such other place and time as CME and GFI may agree in writing, on the date when the Effective Time is to occur (the "Closing Date").

        Section 1.4    Effective Time.    Subject to the provisions of this Agreement, on the Closing Date, CME and GFI shall file a certificate of merger relating to the Merger as contemplated by the DGCL (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Secretary of State"), in such form as required by, and executed in accordance with, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State on the Closing Date, or at such other time as CME and GFI shall agree and specify in the Certificate of Merger. As used herein, the "Effective Time" shall mean the time at which the Merger shall become effective. Immediately following the Effective Time, CME and GFI shall file a certificate of merger relating to the Subsequent Merger as contemplated by the DGCL and the DLLCA (the "Subsequent Certificate of Merger") with the Secretary of State, in such form as required by, and executed in accordance with, the DGCL and the DLLCA. The Subsequent Merger shall become effective at such time as the Subsequent Certificate of Merger is duly filed with the Secretary of State on the Closing Date or at such other time as CME and GFI shall agree and specify in the Subsequent Certificate of Merger. As used herein, the "Subsequent Effective Time" shall mean the time at which the Subsequent Merger shall become effective. Subject to the provisions of this Agreement, unless otherwise mutually agreed upon by CME and GFI, CME and GFI shall cause the Effective Time to occur on the fifth Business Day after all of the conditions set forth in Article VII have been fulfilled or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions).

        Section 1.5    Surviving Company Constituent Documents.

        (a)   The certificate of incorporation and bylaws of GFI, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

        (b)   The certificate of formation and limited liability company agreement of Merger Sub 2, as in effect immediately prior to the Subsequent Effective Time, shall be the certificate of formation and limited liability company agreement, respectively, of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law.

        Section 1.6    Surviving Company Managers and Officers.    The managers and officers of Merger Sub 2 in office immediately prior to the Subsequent Effective Time shall be the initial managers and officers of the Surviving Company and shall hold office from the Subsequent Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the Surviving Company or otherwise as provided by applicable Law.

        Section 1.7    Effect on Capital Stock.

        (a)   At the Effective Time, each share of common stock of Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock") and shall constitute the only Surviving Corporation Common Stock.

        (b)   At the Effective Time, subject to the provisions of this Article I and Article II, each share of GFI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of GFI Common Stock owned by CME (including pursuant to the JPI Mergers) or GFI or any of their respective wholly-owned subsidiaries) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive a fraction of a share of CME Class A Common Stock equal to the Exchange Ratio, subject to adjustment in accordance with Section 1.7(d) (the "Merger Consideration"). The "Exchange Ratio" means a fraction, the numerator of which equals the Per Share Price and the denominator of which equals the average of the closing sale prices of CME Class A Common Stock as reported on NASDAQ for the ten trading days ending upon and including the trading day immediately before the Closing Date (the "Average Closing CME Stock Price"). The "Per Share Price" means $4.55. Notwithstanding anything to the contrary contained in this Agreement, in no event will the aggregate number of shares of CME Class A Common Stock issuable in the Transactions exceed 19.9% of the number of shares of CME Class A Common Stock outstanding on the trading day immediately before the date hereof (as appropriately adjusted for any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon).

        (c)   From and after the Effective Time, none of the GFI Common Stock converted into the Merger Consideration pursuant to this Article I shall remain outstanding and all such shares of GFI Common Stock shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate previously representing any such GFI Common Stock or shares of GFI Common Stock that are in non-certificated book-entry form (either case being referred to in this Agreement, to the extent applicable, as a "Certificate") shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration, (ii) any cash to be paid in lieu of any fractional share of CME Class A Common Stock in accordance with Section 2.5 (No Fractional Shares) and (iii) any dividends and other distributions in accordance with Section 2.1(f) (Dividends and Distributions).

        (d)   If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of CME Class A Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of GFI Common Stock the same economic effect as contemplated by this Agreement prior to such event.

        (e)   At the Effective Time, all shares of GFI Common Stock that are owned by CME (including pursuant to the JPI Mergers) or GFI or any of their respective wholly-owned Subsidiaries as treasury shares or otherwise shall be cancelled and retired and shall cease to exist and no Securities of CME, cash or other consideration shall be delivered in exchange therefor.

        (f)    At the Subsequent Effective Time, all limited liability company interests of Merger Sub 2 issued and outstanding immediately prior to the Subsequent Effective Time shall be cancelled and retired and shall cease to exist. At the Subsequent Effective Time, each share of Surviving Corporation Common Stock issued and outstanding immediately prior to the Subsequent Effective Time shall be converted into one limited liability company interest of the Surviving Company and shall constitute the only limited liability company interests of the Surviving Company.

        Section 1.8    Continuing Employee RSUs.    Not later than five Business Days prior to the Closing Date, GFI shall take all actions necessary to provide that each Continuing Employee RSU outstanding immediately before the Effective Time (a) shall cease, at the Effective Time, to represent an Equity Right with respect to shares of GFI Common Stock and (b) as directed by CME not less than ten Business Days prior to the Closing Date, shall be converted at the Effective Time, without any action on the part of the holder of the Continuing Employee RSU, into either (i) an Equity Right consisting of, based on or relating to shares of CME Class A Common Stock (each, a "CME RSU") that may be settled in CME's discretion in either cash or shares of CME Class A Common Stock, (ii) a deferred cash obligation or (iii) a mix thereof, in each case otherwise on substantially the same terms and conditions as were applicable under the Continuing Employee RSU (but taking into account any changes thereto, including any acceleration or vesting thereof, provided for in the relevant GFI Stock Plan or in the related award document by reason of the Transactions). To the extent the Continuing Employee RSUs are converted into CME RSUs in accordance with the preceding sentence, the number of shares of CME Class A Common Stock subject to each such CME RSU shall be equal to the product of (i) the number of shares of GFI Common Stock subject to the Continuing Employee RSU multiplied by (ii) the Exchange Ratio (subject to adjustment in accordance with Section 1.7(d) (Effect on Capital Stock)), rounded down to the nearest whole share of CME Class A Common Stock, and to the extent the CME RSU shall be settled in shares of CME Class A Common Stock, CME shall reserve for future issuance a number of shares of CME Class A Common Stock at least equal to the number of shares of CME Class A Common Stock that will be subject to CME RSUs as a result of the actions contemplated by this Section 1.8, and as soon as reasonably practicable following the Effective Time, CME shall file a registration statement on Form S-8 (or other applicable form) with respect to the shares of CME Class A Common Stock subject to such CME RSUs and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such CME RSUs remain outstanding.

        Section 1.9    Appraisal Rights.    No right to fair value or appraisal, dissenters' or similar rights shall be available to holders of GFI Common Stock with respect to the Merger.

ARTICLE II
EXCHANGE OF SHARES

        Section 2.1    Surrender and Payment.

        (a)   Prior to the Effective Time, CME shall appoint an exchange agent reasonably acceptable to GFI (the "Exchange Agent") for the purpose of exchanging Certificates for the Merger Consideration. As promptly as reasonably practicable after the Effective Time, but in no event more than five Business Days following the Effective Time, CME will send, or will cause the Exchange Agent to send, to each holder of record of shares of GFI Common Stock as of the Effective Time, whose shares of GFI Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 1.7 (Effect on Capital Stock), a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent) in such form as GFI and CME may reasonably agree, including instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent in exchange for the Merger Consideration. At or prior to the Effective Time, CME shall cause to be deposited with the Exchange Agent, for the benefit of the holders of shares of GFI Common Stock, shares of CME Class A Common Stock (which shall be in non-certificated book-entry form) and an amount of cash in U.S. dollars sufficient to be issued and paid pursuant to Section 1.7 (Effect on Capital Stock) and Section 2.5 (No Fractional Shares), payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) pursuant to the provisions of Article I and this Article II. Following the Effective Time, CME agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any dividends and other distributions pursuant to Section 2.1(f) (Dividends and Distributions). All cash and book-entry shares representing CME Class A Common Stock deposited with the Exchange Agent shall be referred to in this Agreement as the "Exchange Fund." The Exchange Agent shall deliver the Merger Consideration contemplated to be issued pursuant to Section 1.7 (Effect on Capital Stock) and Section 2.5 (No Fractional Shares) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by CME in short-term direct obligations of the U.S. or short-term obligations for which the full faith and credit of the U.S. is pledged to provide for payment of all principal and interest (or funds that invest in such obligations); provided that no gain or loss thereon shall affect the amounts payable to the holders of GFI Common Stock pursuant to this Agreement. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, CME shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be the property of, and paid to, CME. CME shall be responsible for all fees and expenses of the Exchange Agent.

        (b)   Each holder of shares of GFI Common Stock that have been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate (or effective affidavits of loss in lieu thereof), together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (i) the number of shares of CME Class A Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of CME Class A Common Stock, if any, that such holder has the right to receive and/or (ii) a check in the amount, if any, that such holder has the right to receive, including cash payable in lieu of fractional shares pursuant to Section 2.5 (No Fractional Shares) and dividends and other distributions payable pursuant to Section 2.1(f) (Dividends and Distributions) (less any required Tax withholding), in each case pursuant to Section 1.7 (Effect on Capital Stock) and this Article II. The Merger Consideration shall be paid as promptly as practicable after receipt by the Exchange Agent of the Certificate and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or unpaid dividends and distributions payable to holders of Certificates. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions.

        (c)   If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

        (d)   After the Effective Time, there shall be no further registration of transfers of shares of GFI Common Stock. From and after the Effective Time, the holders of Certificates representing shares of GFI Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of GFI Common Stock except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Exchange Agent or CME, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in Article I and this Article II.

        (e)   Any portion of the Exchange Fund that remains unclaimed by the holders of shares of GFI Common Stock one year after the Effective Time shall be returned to CME, and any such holder who has not exchanged his or her shares of GFI Common Stock for the Merger Consideration in accordance with this Section 2.1 prior to that time shall thereafter look only to CME, and CME shall remain liable, for delivery of the Merger Consideration in respect of such holder's shares of GFI Common Stock. Notwithstanding the foregoing, neither CME, Merger Sub 1, Merger Sub 2, nor GFI shall be liable to any holder of shares of GFI Common Stock for any Merger Consideration, cash in lieu of fractional shares or unpaid dividends and distributions delivered to any Governmental Entity pursuant to applicable abandoned property Laws. Any Merger Consideration, cash in lieu of fractional shares or unpaid dividends and distributions remaining unclaimed by holders of shares of GFI Common Stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of CME free and clear of any claims or interest of any Person previously entitled thereto.

        (f)    No dividends or other distributions with respect to shares of CME Class A Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 2.1. Following such surrender, subject to the effect of escheat (in accordance with Section 2.1(e)), Tax or other applicable Law, there shall be paid, without interest, to the record holder of the shares of CME Class A Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of CME Class A Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of CME Class A Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of CME Class A Common Stock, all shares of CME Class A Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

        Section 2.2    Lost, Stolen or Destroyed Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by CME, the posting by such Person of a bond, in such reasonable amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of GFI Common Stock represented by such Certificate as contemplated by this Article II.

        Section 2.3    Withholding Rights.    Each of CME and the Surviving Company shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Entity or Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of GFI Common Stock in respect of which such deduction and withholding was made.

        Section 2.4    Further Assurances.    If after the Effective Time, GFI or CME reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Combination or to carry out the purposes and intents of this Agreement after the Effective Time, then GFI, CME, the Surviving Corporation, the Surviving Company and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments and assurances and do all things reasonably necessary or desirable to consummate the Combination and to carry out the purposes and intent of this Agreement.

        Section 2.5    No Fractional Shares.

        (a)   No certificates or scrip representing fractional shares of CME Class A Common Stock shall be issued upon the surrender for exchange of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent, no dividends or other distributions of CME shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of CME.

        (b)   In lieu of such fractional share interests, CME or the Exchange Agent shall pay to each holder of a Certificate an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of GFI Common Stock formerly represented by all Certificates (or effective affidavits of loss in lieu thereof) surrendered by such holder) would otherwise be entitled by (ii) the Average Closing CME Stock Price.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF GFI

        Except as (i) set forth in the corresponding sections or subsections of a disclosure letter delivered to CME by GFI prior to the execution of this Agreement (the "GFI Disclosure Letter") (it being agreed that disclosure of any item in any Section or Subsection of the GFI Disclosure Letter shall be deemed disclosure with respect to any other Section or Subsection to which the relevance of such item is reasonably apparent on the face of such disclosure (other than with respect to Section 3.11(b) (Absence of Certain Changes), which shall not be subject to or qualified by the information set forth in any Section or Subsection of the GFI Disclosure Letter other than Section 3.11(b) (Absence of Certain Changes) thereof)) or (ii) other than with respect to the GFI Identified Representations, disclosed in the GFI SEC Documents filed with the SEC pursuant to the Exchange Act since January 1, 2014 and at least three Business Days prior to the date of this Agreement, excluding any disclosures set forth in any Section entitled "Risk Factors" or "Forward-Looking Statements" or in any other Section to the extent they are forward-looking statements or cautionary, nonspecific, predictive or forward-looking in nature, GFI represents and warrants to CME, Merger Sub 1 and Merger Sub 2 as follows:

        Section 3.1    Organization.    GFI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. GFI is qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or license, except where any failures to be so qualified or licensed and in good standing do not constitute a Material Adverse Effect. GFI has delivered or made available to CME true, correct and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement. GFI has delivered or made available to CME true, correct and complete copies of the minutes of, and resolutions approved and adopted at, all meetings of the Board of Directors of GFI held since January 1, 2011 through the date of this Agreement other than minutes related to the Transactions.

        Section 3.2    Subsidiaries.

        (a)   Section 3.2(a) of the GFI Disclosure Letter sets forth, prior to and following the Pre-Closing Reorganization, (i) each Subsidiary of GFI (individually, a "GFI Subsidiary" and collectively, the "GFI Subsidiaries"), (ii) the number of authorized, allotted, issued and outstanding Securities of each GFI Subsidiary, (iii) each GFI Subsidiary's jurisdiction of incorporation or organization and (iv) the location of each GFI Subsidiary's principal executive offices. Each GFI Subsidiary is a corporation or company limited by shares duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and, to the extent such concept or a similar concept exists in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate or other power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business in all material respects as currently conducted. Each GFI Subsidiary is qualified or licensed to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or license, except where any failures to be so qualified or licensed and in good standing do not constitute a Material Adverse Effect. GFI has delivered or made available to CME true, correct and complete copies of the Constituent Documents of each GFI Subsidiary, as amended and in effect on the date of this Agreement.

        (b)   GFI is, directly or indirectly, the record and Beneficial Owner of all of the outstanding Securities of each GFI Subsidiary, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities), other than, in each case, any limitation or restriction imposed by any federal, state or foreign securities Laws. All of such Securities have been duly authorized, validly issued, fully paid and, where applicable, are non-assessable (and no such Securities have been issued in violation of any preemptive or similar rights). Except for the Securities of the GFI Subsidiaries, GFI does not own, directly or indirectly, any Securities in any entity.

        Section 3.3    Capitalization.

        (a)   As of the date of this Agreement, the authorized Securities of GFI consists of 400,000,000 shares of GFI Common Stock, par value $0.01, and 5,000,000 shares of preferred stock, par value $0.01. At the close of business on June 30, 2014: (i) 126,487,416 shares of GFI Common Stock were issued and outstanding, (ii) 17,033,430 shares of GFI Common Stock were held in treasury by GFI, (iii) 7,638,624 shares of GFI Common Stock were reserved for issuance pursuant to the GFI Stock Plans and (iv) no shares of GFI preferred stock are issued and outstanding. Except as set forth above, no Securities of GFI are issued, reserved for issuance or outstanding. All issued and outstanding GFI Common Stock have been, and all shares of GFI Common Stock that may be issued pursuant to GFI Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and are subject to no preemptive or similar rights.

        (b)   Section 3.3(b) of the GFI Disclosure Letter sets forth each GFI Stock Plan and, as of July 28, 2014, the aggregate number of shares of GFI Common Stock relating to outstanding and available awards under each GFI Stock Plan. GFI has delivered or made available to CME the form of agreement related to each such award. No material changes have been made to such form in connection with any award. The only awards held by Continuing Employees under the GFI Stock Plan are GFI RSUs ("Continuing Employee RSUs"). As of June 30, 2014, 165,494 shares of GFI Common Stock are subject to Continuing Employee RSUs. Section 3.3(b)(i) of the GFI Disclosure Letter sets forth, as of the date hereof, for any award under the GFI Stock Plans then held by an IDB Employee, the name of such individual, the type of such award together with its date of grant and vesting schedule, the country in which such individual is employed, the number of shares of GFI Common Stock subject to such award, the GFI Stock Plan under which the award was granted and, in the case of such award that is a GFI Stock Option, its per-share exercise price and expiration date. Section 3.3(b)(ii) of the GFI Disclosure Letter sets forth, as of the date hereof, for each Continuing Employee RSU, the name of the holder, its date of grant and vesting schedule, the country in which such individual is employed, the number of shares of GFI Common Stock subject to the award and the GFI Stock Plan under which the Continuing Employee RSU was granted. The only awards outstanding under the GFI Stock Plans are those identified on Section 3.3(b)(i) or Section 3.3(b)(ii) of the GFI Disclosure Letter.

        (c)   There are no preemptive or similar rights on the part of any holder of any class of Securities of GFI or any GFI Subsidiary. Neither GFI nor any GFI Subsidiary has outstanding any bonds,

debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of any class of Securities of GFI or any GFI Subsidiary on any matter submitted to such holders of Securities. Other than the GFI RSUs and the GFI Stock Options pursuant to the GFI Stock Plans, there are no other outstanding Equity Rights with respect to the Securities of GFI or any GFI Subsidiary. There are no outstanding contractual obligations of GFI or any GFI Subsidiary to repurchase, redeem or otherwise acquire any Securities of GFI or any GFI Subsidiary. There are no proxies, voting trusts or other agreements or understandings to which GFI is a party or is bound with respect to the voting of the Securities of GFI.

        Section 3.4    Authorization; Board Approval; Voting Requirements.

        (a)   GFI has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the GFI Stockholder Approval with respect to the consummation of the Merger, to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of GFI are necessary for it to authorize this Agreement or to consummate the Transactions, except for the adoption of this Agreement and the approval of the Merger by the GFI Stockholder Approval. This Agreement has been duly and validly executed and delivered by GFI and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of GFI, enforceable against GFI in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        (b)   The Board of Directors (upon the unanimous recommendation of the Special Committee) of GFI, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement and the Merger are advisable, fair to and in the best interests of GFI and its stockholders, (ii) approving this Agreement and the Merger, (iii) recommending that GFI's stockholders adopt this Agreement and approve the Merger and (iv) directing that the adoption of this Agreement and the approval of the Merger be submitted for consideration of the stockholders of GFI at the GFI Stockholders Meeting. As of the date hereof, none of the aforesaid actions by the Board of Directors of GFI has been amended, rescinded or modified.

        (c)   The affirmative vote at the GFI Stockholders Meeting or any adjournment or postponement thereof of the holders of 66 2/3% of the shares of GFI Common Stock cast at the GFI Stockholders Meeting (provided that such affirmative vote represents at least a majority of the outstanding shares of GFI Common Stock) in favor of the adoption of this Agreement is the only vote or consent of the holders of any class or series of Securities of GFI Common Stock necessary to adopt this Agreement and approve the Transactions. GFI has agreed with CME to also subject the adoption of this Agreement to the affirmative vote at the GFI Stockholders Meeting or any adjournment or postponement thereof of the holders of a majority of the outstanding shares of GFI Common Stock that are not Beneficially Owned by (i) the JPI Stockholder Parties, (ii) the other stockholders of JPI and New JPI, (iii) the officers and directors of GFI or (iv) any other Person having any Equity Rights in, or any right to acquire any Equity Rights in (A) JPI, New JPI or any of their respective Affiliates (other than GFI) or Subsidiaries or (B) IDB Buyer or any of its Affiliates (other than GFI) or Subsidiaries (the "Disinterested Stockholder Approval" and together with the approval referenced in the preceding sentence, the "GFI Stockholder Approval").

        Section 3.5    Takeover Statute; No Restrictions on the Transactions.

        (a)   No state "fair price," "moratorium," "control share acquisition" or similar anti-takeover statute is applicable to the Transactions.

        (b)   As set forth in its Constituent Documents, GFI has opted out of Section 203 of the DGCL.

        Section 3.6    No Violations; Consents and Approvals.

        (a)   The execution and delivery of this Agreement by GFI does not, and the consummation by GFI and the GFI Subsidiaries of the Transactions will not: (i) subject to the GFI Stockholder Approval, conflict with any provisions of the Constituent Documents of GFI or any GFI Subsidiary; (ii) violate any Law or rules of any Self-Regulatory Organization (assuming compliance with the matters set forth in Section 3.6(b) (Consents and Approvals)); (iii) result, after the giving of notice, with lapse of time or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license to which GFI or any GFI Subsidiary is a party or by which GFI or any GFI Subsidiary or any of their respective assets or properties may be bound; (iv) result in the creation or imposition of any Lien (other than Permitted Liens) upon any properties or assets of GFI or any GFI Subsidiary or (v) cause the suspension or revocation of any GFI Permit (assuming compliance with the matters set forth in Section 3.6(b) (Consents and Approvals)), except, in the case of clauses (ii), (iii), (iv) and (v), as do not constitute a Material Adverse Effect.

        (b)   No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity or Self-Regulatory Organization is required to be made or obtained by GFI or any GFI Subsidiary in connection with the execution or delivery of this Agreement by GFI or the consummation by GFI and the GFI Subsidiaries of the Transactions, except for: (i) compliance by GFI with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any required filings or notifications under any foreign antitrust merger control Laws (the "Foreign Competition Laws") set forth in Section 3.6(b)(i) of the GFI Disclosure Letter; (ii) the Regulatory Approvals and Notices set forth in Section 3.6(b)(ii) of the GFI Disclosure Letter; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (iv) the filing of the Subsequent Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA; (v) the filings with the U.S. Securities and Exchange Commission (the "SEC") of (A) the Proxy Statement/Prospectus in accordance with Regulation 14A promulgated under the Exchange Act, (B) the Form S-4 and (C) such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions; (vi) any registration, filing or notification required pursuant to state securities or "blue sky" laws and (vii) any such clearance, consent, approval, order, license, authorization, declaration, registration, filing, notice or permit, the failure of which to make or obtain do not constitute a Material Adverse Effect.

        Section 3.7    SEC Reports; GFI Financial Statements.

        (a)   GFI has filed or furnished all reports, schedules, forms, statements, exhibits and other documents required to be filed or furnished by it with or to the SEC since January 1, 2011(together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the "GFI SEC Documents"). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each GFI SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each GFI SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each GFI SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in light of the circumstances under which they were made, not misleading. None of the GFI Subsidiaries is required to make any filings with the SEC pursuant to the Exchange Act.

        (b)   The GFI Financial Statements, which have been derived from the accounting books and records of GFI and the GFI Subsidiaries, comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods presented, except as otherwise noted therein. The consolidated balance sheets (including the related notes) included in the GFI Financial Statements present fairly in all material respects the consolidated financial position of GFI and the GFI Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders' equity and consolidated statements of cash flows (in each case including the related notes) included in such GFI Financial Statements present fairly in all material respects the consolidated results of operations, stockholders' equity and cash flows of GFI and the GFI Subsidiaries for the respective periods indicated, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments.

        (c)   As of the date hereof, to the Knowledge of GFI, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the GFI SEC Documents. GFI has delivered or made available to CME true, correct and complete copies of all material correspondence with the SEC occurring since January 1, 2011. To the Knowledge of GFI, as of the date hereof, none of the GFI SEC Documents is the subject of ongoing SEC review.

        (d)   The audit committee of the Board of Directors of GFI has established "whistleblower" procedures that meet the requirements of Exchange Act Rule 10A-3 in all material respects and has delivered or made available to CME true, complete and correct copies of such procedures in effect as of the date of this Agreement. To the Knowledge of GFI, neither GFI nor any GFI Subsidiary has received any "complaints" (within the meaning of Exchange Act Rule 10A-3) in respect of any accounting, internal accounting controls or auditing matters. To the Knowledge of GFI, no complaint seeking relief under Section 806 of the Sarbanes-Oxley Act has been filed with the United States Secretary of Labor and no employee has threatened to file any such complaint.

        Section 3.8    Absence of Undisclosed Liabilities.    GFI and the GFI Subsidiaries do not have any liabilities, obligations or commitments, whether or not accrued, known or unknown, contingent or otherwise and whether or not required by GAAP to be disclosed or reflected on GFI's consolidated balance sheets, except for (a) liabilities reflected or accrued on or reserved against in GFI's consolidated balance sheet as of December 31, 2013 (or the notes thereto) included the GFI Financial Statements, (b) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2013, (c) liabilities incurred pursuant to, or in connection with, the Transactions or (d) liabilities that do not constitute a Material Adverse Effect.

        Section 3.9    Title to Assets; Sufficiency of Assets.

        (a)   GFI and the GFI Subsidiaries have good and valid title to, or valid leasehold interests in, and immediately following the consummation of the Transactions and after giving effect thereto, the CME Retained Subsidiaries will have good and valid title to, or valid leasehold interests in or valid right to use, all material assets, properties and rights of the Trayport Business and the FENICS Business, free and clear of Liens other than Permitted Liens.

        (b)   The assets, properties and rights of the CME Retained Subsidiaries, taken together with the rights contractually obtained pursuant to the Ancillary Agreements (as defined in the IDB Transaction Agreement), are, and immediately following the consummation of the Transactions and after giving effect thereto will be, sufficient to conduct and operate the Trayport Business and the FENICS Business in all material respects in the manner as currently conducted or currently proposed to be conducted by GFI and the GFI Subsidiaries.

        Section 3.10    Form S-4; Proxy Statement/Prospectus.    None of the information supplied in writing or to be supplied in writing by GFI or any GFI Subsidiary for inclusion or incorporation by reference in (a) the registration statement on Form S-4 (the "Form S-4") to be filed with the SEC by CME in connection with the issuance of shares of CME Class A Common Stock in the Merger will, at the time the Form S-4 is filed with the SEC or at any time it is supplemented or amended or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement/Prospectus will, on the date it is first mailed to the stockholders of GFI and at the time of the GFI Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by GFI with respect to statements made or incorporated by reference in the foregoing documents based on information supplied by CME, Merger Sub 1, Merger Sub 2 or any of their respective Representatives for inclusion or incorporation by reference in the foregoing documents.

        Section 3.11    Absence of Certain Changes.    Since January 1, 2014, (a)(i) GFI and the GFI Subsidiaries have in all material respects conducted their respective businesses only in the ordinary course consistent with past practice except as contemplated hereunder (including actions and transactions related to the Transactions) and (ii) there has not been any action taken by GFI or any GFI Subsidiary that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1 (Covenants of GFI), and (b) there has not been a Material Adverse Effect.

        Section 3.12    Litigation.    As of the date hereof, (a) there is no Proceeding pending, threatened in writing, or, to the Knowledge of GFI, threatened against GFI or any GFI Subsidiary, or their respective properties or rights or any of their respective current or former directors, officers, employees or contractors (in their capacities as such or relating to their services or relationship to GFI) except as do not constitute a Material Adverse Effect, (b) there is no Order of any Governmental Entity, Self-Regulatory Organization or arbitrator outstanding against GFI or any GFI Subsidiary except as do not constitute a Material Adverse Effect and (c) there is no Proceeding pending or, to the Knowledge of GFI, threatened against GFI or any GFI Subsidiary, which seeks to, or would reasonably be expected to, restrain, enjoin or delay the consummation of any of the Transactions or which seeks damages in connection therewith, and no injunction of any type has been entered or issued.

        Section 3.13    Compliance with Laws.

        (a)   Except as do not constitute a Material Adverse Effect, (i) each of GFI and the GFI Subsidiaries hold all material permits, licenses, variances, exemptions, certificates, consents, Orders, approvals or other authorizations from any Governmental Entities and Self-Regulatory Organizations which are required for the lawful conduct of their respective businesses or ownership of their respective assets and properties (the "GFI Permits"), (ii) all GFI Permits are in full force and effect and none of the GFI Permits have been withdrawn, revoked, suspended or cancelled nor is any such withdrawal, revocation, suspension or cancellation pending or, to the Knowledge of GFI, threatened and (iii) each of GFI and the GFI Subsidiaries is, and since January 1, 2011, has been in compliance with the terms of the GFI Permits.

        (b)   Neither GFI nor any GFI Subsidiaries is in violation of and, to the Knowledge of GFI, no written notice has been given of any violation of, any applicable Law or the applicable rules of any Self-Regulatory Organization, except for any violations that do not constitute a Material Adverse Effect.

        (c)   Since January 1, 2011, each of the principal executive officer of GFI and the principal financial officer of GFI (or each former principal executive officer of GFI and each former principal financial officer of GFI, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the GFI SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Section 3.13, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since January 1, 2011, GFI has complied in all material respects with the provisions of the Sarbanes-Oxley Act.

        (d)   GFI maintains a system of "internal control over financial reporting" (as defined in Rule 13a-15(f) of the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed by, or under the supervision of, its principal executive officer and principal financial officer, or Persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. GFI's system of internal accounting controls is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        (e)   GFI's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that information required to be disclosed by GFI in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to GFI's principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of GFI required under the Exchange Act with respect to such reports.

        (f)    Since January 1, 2011, the audit committee of the Board of Directors of GFI, and, to the Knowledge of GFI, GFI's outside auditors, have not been advised of (i) any "significant deficiencies" or "material weaknesses" in the design or operation of internal control over financial reporting which could reasonably be expected to adversely affect GFI's ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in GFI's internal control over financial reporting. For purposes of this Agreement, the terms "significant deficiency" and "material weakness" shall have the meanings assigned to them in Public Company Accounting Oversight Board Standards No. 5, as in effect on the date hereof.

        (g)   Since January 1, 2011, (i) neither GFI nor any GFI Subsidiary has received any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of GFI or any GFI Subsidiary or any material concerns from employees of GFI or any GFI Subsidiary regarding questionable accounting or auditing matters with respect to GFI or any GFI Subsidiary and (ii) no attorney representing GFI or any GFI Subsidiary, whether or not employed by GFI or any GFI Subsidiary, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by GFI or any of its officers, directors, employees or agents to the Board of Directors of GFI or any committee thereof or to the general counsel or chief executive officer of GFI pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

        Section 3.14    Taxes.

        (a)   GFI and each GFI Subsidiary have (i) duly and timely filed (or there have been duly and timely filed on its behalf) with the appropriate Governmental Entities or Taxing Authorities all income and other material Tax Returns required to be filed by it in respect of any material Taxes, and all notifications required to be filed by it with a Taxing Authority in respect of the GFI Stock Plan, (ii) duly and timely paid in full (or GFI has paid on the GFI Subsidiaries' behalf) all Taxes shown as due on such income and other material Tax Returns, (iii) duly and timely paid in full or withheld, or established adequate reserves in accordance with GAAP for, all material Taxes that are due and payable by it (including estimated Tax payments), whether or not such Taxes were shown on any Tax Return or asserted by the relevant Governmental Entity or Taxing Authority, (iv) established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of GFI and each GFI Subsidiary through the date of the most recent GFI Financial Statement and (v) complied in all material respects with all Laws applicable to the withholding and payment over of material Taxes and has timely withheld and paid over to, or, where amounts have not been so withheld, established an adequate reserve under GAAP for the payment to, the respective proper Governmental Entities or Taxing Authorities all material amounts required to be so withheld and paid over.

        (b)   There (i) is no deficiency, Proceeding or request for information now pending, outstanding or threatened against or with respect to GFI or any GFI Subsidiary in respect of any material Taxes or material Tax Returns and (ii) are no requests for rulings or determinations in respect of any material Taxes or material Tax Returns pending between GFI or any GFI Subsidiary and any authority responsible for such Taxes or Tax Returns.

        (c)   No deficiency for any Tax has been asserted or assessed by any Governmental Entity or Taxing Authority in writing against GFI or any GFI Subsidiary (or, to the Knowledge of GFI, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

        (d)   There are no tax sharing agreements, tax indemnity agreements or other similar agreements with respect to or involving GFI or any GFI Subsidiary (other than any written agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes or any commercial lending agreement).

        (e)   None of GFI or any GFI Subsidiary has any liability for material Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign Law (other than a group the common parent of which is GFI), or has any liability for material Taxes of any Person (other than GFI or the GFI Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract (other than any written agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes or any commercial lending agreement).

        (f)    None of GFI or any GFI Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law)

executed on or prior to the Closing Date, (iii) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, (vi) cancellation or indebtedness income deferred pursuant to Section 108(i) of the Code, or (vii) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

        (g)   There are no material Liens for Taxes upon any property or assets of GFI or any GFI Subsidiary, except for Permitted Liens.

        (h)   Neither GFI nor any GFI Subsidiary has participated in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

        (i)    Neither GFI nor any GFI Subsidiary has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with regard to a material Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

        (j)    None of GFI or any GFI Subsidiary has been a "controlled corporation" or a "distributing corporation" in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

        (k)   There is no power of attorney given by or binding upon GFI or any GFI Subsidiary with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

        (l)    None of GFI or any GFI Subsidiary has taken or failed to take any action, or to the Knowledge of GFI there are not any facts or circumstances, that would prevent the Combination from constituting a tax-free reorganization described in Section 368(a) of the Code.

        Section 3.15    Real Property.    The GFI Leased Real Property described in Section 3.15 of the GFI Disclosure Letter constitute all the real property (including all fee and leasehold interests in real property) of GFI and the GFI Subsidiaries. Except as do not constitute a Material Adverse Effect, all buildings, structures, fixtures and improvements included within the GFI Leased Real Property (the "GFI Improvements") are in good repair and operating condition, and are adequate and suitable for the purposes for which they are presently being used or held for use, and to the Knowledge of GFI, there are no facts or conditions affecting any of the GFI Improvements that, in the aggregate, would reasonably be expected to materially interfere with the current use, occupancy or operation thereof. Except as do not constitute a Material Adverse Effect, no portion of such GFI Leased Real Property has suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition (ordinary wear and tear excepted).

        Section 3.16    Employee Benefit Plans and Related Matters; ERISA.

        (a)   Section 3.16(a) of the GFI Disclosure Letter contains a true and complete list of each material employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, retention, change of control, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, trust, agreement or arrangement, and each other material employee benefit plan, program, agreement or arrangement (collectively, the "GFI Benefit Plans") currently maintained or contributed to or required to be contributed to by (i) GFI, (ii) any GFI Subsidiary or (iii) any ERISA Affiliate, in any case for the benefit of any current or former employee, worker, consultant, director or member of

GFI or any GFI Subsidiary. Not more than 60 days after the date hereof, GFI shall revise Section 3.16(a) of the GFI Disclosure Letter to identify (by marking them with an asterisk) those GFI Benefit Plans that are maintained exclusively by the CME Retained Subsidiaries solely for the benefit of Continuing Employees and to identify (by marking them with a cross) those GFI Benefit Plans maintained in whole or part for the benefit of any Continuing Employee.

        (b)   With respect to each of the GFI Benefit Plans, GFI has delivered or made available to CME complete copies of each of the following documents: (i) the GFI Benefit Plan governing documentation (including all amendments thereto); (ii) the annual report and actuarial report, if required under ERISA or the Code or any Law, for the most recent plan year; (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA, and other booklets or information issued to participants and beneficiaries; (iv) if the GFI Benefit Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement (including all amendments thereto) and the most recent financial statements thereof; and (v) the most recent determination letter received from the IRS with respect to each GFI Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

        (c)   In the past six years, neither GFI nor any ERISA Affiliate has maintained or contributed to or was required to contribute to any plan or arrangement that is or was (i) subject to Section 412 of the Code or Section 302 of Title IV of ERISA, (ii) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA or (iii) a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

        (d)   Each GFI Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification and, to the Knowledge of GFI, no event has occurred that could reasonably be expected to result in disqualification of such GFI Benefit Plan.

        (e)   Each of the GFI Benefit Plans has been operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code.

        (f)    Neither GFI nor any GFI Subsidiary has made any loans to employees in violation of Section 402 of the Sarbanes-Oxley Act. Each transfer of funds by GFI or any GFI Subsidiary to any of their respective employees that was deemed a loan was when made (and at all times since has been) properly treated by GFI and the GFI Subsidiaries as such for federal income tax purposes.

        (g)   Neither the execution of this Agreement nor the consummation of the Transactions will (either alone or together with any other event) (i) cause any payment (whether of severance pay or otherwise) to become due to any current or former employee or director of GFI or a GFI Subsidiary, (ii) cause an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee or director of GFI or a GFI Subsidiary, (iii) cause any individual to accrue or receive additional benefits, services or accelerated rights to payment of benefits under any GFI Benefit Plan, (iv) provide for payments that could subject any person to liability for tax under Section 4999 of the Code or (v) result in payments under any of the GFI Benefit Plans which would not be deductible under Section 280G of the Code.

        (h)   There are no pending or, to the Knowledge of GFI, threatened material claims in respect of or relating to any of the GFI Benefit Plans, by any employee or beneficiary covered under any GFI Benefit Plan or otherwise involving any GFI Benefit Plan (other than routine claims for benefits).

        (i)    Neither GFI, any GFI Subsidiary, any GFI Benefit Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection that could reasonably be expected to give rise to a civil liability under either Section 409 of ERISA or Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

        (j)    No GFI Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of GFI or any GFI Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any "employee pension plan" (as defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of GFI or a GFI Subsidiary or (iv) benefits the full costs of which are borne by the current or former employee or director or his or her beneficiary.

        (k)   Each stock option issued since January 1, 2005 with respect to GFI Common Stock was granted with a per-share exercise or base price, as the case may be, not less than the fair market value of a share of GFI Common Stock on the date of grant.

        (l)    With respect to each GFI Benefit Plan established or maintained outside of the U.S. primarily for the benefit of employees of GFI or any GFI Subsidiary residing outside of the U.S. (a "Foreign GFI Benefit Plan"): (i) all material employer and employee contributions to each Foreign GFI Benefit Plan required by Law or by the terms of such Foreign GFI Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign GFI Benefit Plan and the liability of each insurer for any Foreign GFI Benefit Plan funded through insurance or the book reserve established for any Foreign GFI Benefit Plan, together with any accrued contributions, is not materially less than the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign GFI Benefit Plan and none of the Transactions shall cause such assets or insurance obligations to be materially less than such benefit obligations; and (iii) each Foreign GFI Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities (including tax authorities). Section 3.16(l) of the GFI Disclosure Letter separately identifies each Foreign GFI Benefit Plan that is a defined benefit pension plan.

        Section 3.17    Employees; Labor Matters.

        (a)   Neither GFI nor any GFI Subsidiary is party to, bound by, or in the process of negotiating a collective bargaining agreement, other labor-related agreement or understanding or work rules with any labor union, labor organization or works council, nor to the Knowledge of GFI, has GFI or any GFI Subsidiary communicated or represented, whether to any employee or director of, or consultant to, GFI or any GFI Subsidiary or any labor union, labor organization or works council, that it will recognize any labor union, labor organization or works council.

        (b)   None of the employees or directors of, or consultants to, GFI or any GFI Subsidiary is represented by a labor union, other labor organization or works council and, (i) to the Knowledge of GFI, there is no effort currently being made or threatened by or on behalf of any labor union or labor organization to organize any employees or directors of, or consultants to, GFI or any GFI Subsidiary, and there are currently no activities related to the establishment of a works council representing employees or directors of, or consultants to, GFI or any GFI Subsidiary, (ii) no demand for recognition of any employees or directors of, or consultants to, GFI or any GFI Subsidiary has been made by or on behalf of any labor union or labor organization in the past two years and (iii) no petition has been filed, nor has any proceeding been instituted by any employee or director of, or consultant to, GFI or any GFI Subsidiary or group of employees or directors of, or consultants to, GFI or any GFI Subsidiary with any labor relations board or commission seeking recognition of a collective bargaining representative in the past two years.

        (c)   There is no pending or, to the Knowledge of GFI, threatened (i) material strike, lockout, work stoppage, slowdown, picketing or labor dispute or other industrial action with respect to or involving any current or former employee or director of, or consultant to, GFI or any GFI Subsidiary, and there has been no such action or event in the past three years or (ii) material arbitration, or material grievance against GFI or any GFI Subsidiary involving current or former employees, directors, consultants or any of their representatives.

        (d)   GFI and the GFI Subsidiaries are in compliance in all material respects with all (i) Laws respecting employment and employment practices, terms and conditions of employment, labor relations, collective bargaining, disability, immigration, layoffs, health and safety, wages, hours and benefits, and plant closings and layoffs, including classification of employees, consultants and independent contractors and classification of employees and consultants for overtime eligibility, non-discrimination in employment, data protection, workers' compensation and the collection and payment of withholding and/or payroll taxes and similar taxes and (ii) obligations of GFI or any of the GFI Subsidiaries under any employment agreement, agreement for the provision of personal services, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or arrangement.

        (e)   To the Knowledge of GFI, no employee of GFI or any GFI Subsidiary is in violation of any non-compete, non-solicitation, nondisclosure, confidentiality, employment, consulting or similar agreement with a third party in connection with his or her employment with GFI or any GFI Subsidiary that would result in any material liability or obligation against GFI or any GFI Subsidiary.

        (f)    Prior to the date of this Agreement, GFI and the GFI Subsidiaries, as applicable, have satisfied any material legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union, works council or other organization representing employees or directors of, or consultants to, GFI or a GFI Subsidiary, in connection with the Transactions, including the Pre-Closing Reorganization.

        (g)   Section 3.17(g) of the GFI Disclosure Letter contains a true and complete list as of the date hereof, which list shall be updated within a reasonable time prior to the Closing Date with any additions or deletions in accordance with Section 5.1, of the names and dates of commencement of employment or engagement of all employees and directors of, and consultants to, the Trayport Business, the FENICS Business or a CME Retained Subsidiary who are either entitled to remuneration or fees in excess of $100,000 per annum or are employed or retained pursuant to an agreement or arrangement which cannot be terminated on less than three months' notice, and the annual base salary rate, guaranteed or target bonus amount and commission rate payable to all such persons.

        (h)   As of the date of this Agreement, neither GFI nor any GFI Subsidiary has received any written notice of resignation from any employee or director of, or consultant to, the Trayport Business, the FENICS Business or a CME Retained Subsidiary earning in excess of $100,000 per annum that has not expired. Section 3.17(h) of the GFI Disclosure Letter shall be updated prior to the Closing Date to reflect any such notices received between the date of this Agreement and the Closing Date.

        (i)    Other than as set forth in Section 6.6(e), to the Knowledge of GFI, neither GFI nor any GFI Subsidiary is involved in negotiations (whether with employees, directors, consultants or any trade union or other representatives thereof) to vary materially the terms and conditions of employment or engagement of any of its employees, directors or consultants, nor, to the Knowledge of GFI, are there any outstanding agreements, promises or offers made by GFI or any GFI Subsidiary to any of its employees, directors or consultants or to any trade union or other representatives thereof concerning or affecting the terms and conditions of employment or engagement of any of its employees, directors or consultants, and neither GFI nor any GFI Subsidiary is under any contractual or other obligation to change the terms of service of any employee, director or consultant.

        (j)    With respect to any employee or director of, or consultant to, the Trayport Business, the FENICS Business or a CME Retained Subsidiary earning in excess of $100,000 per annum, neither GFI nor any GFI Subsidiary has given notice of any termination of employment in any other jurisdiction, nor started consultations with any employee, worker, director, consultant or representative thereof regarding transfer of employment within the 12 months preceding the date of this Agreement in relation thereto.

        (k)   There are no employees or directors of, or consultants to, the Trayport Business, the FENICS Business or a CME Retained Subsidiary providing services to the IDB Business earning in excess of $100,000 per annum that provide services pursuant to a secondment, employee lease or employee lending arrangement, whether via another GFI Subsidiary or Affiliate or a third party.

        Section 3.18    Intellectual Property.

        (a)   Section 3.18(a) of the GFI Disclosure Letter sets forth a complete and accurate list of all U.S. and foreign (i) Patents, (ii) registered and applied for Trademarks, (iii) registered Copyrights and (iv) material Software, in each of the foregoing, which are owned by GFI or a GFI Subsidiary (collectively, the "GFI Registered Intellectual Property") as of the date hereof, which list shall be updated within a reasonable time prior to the Closing Date with any additions or deletions in accordance with Section 5.1. Such list includes, where applicable, the record owner, jurisdiction and registration and/or application number, and date issued (or filed) for each of the foregoing.

        (b)   Section 3.18(b) of the GFI Disclosure Letter sets forth a complete and accurate list of all material agreements to which GFI or any GFI Subsidiary is party or is otherwise bound: (i) granting or obtaining any right to use or practice any rights under any Intellectual Property, (ii) restricting GFI or any GFI Subsidiary's right to use or register any Intellectual Property, or (iii) to which GFI or a GFI Subsidiary is a party permitting or agreeing to permit any other Person to use, enforce or register any Intellectual Property, including license agreements, coexisting agreements and covenants not to sue, but excluding any IT vendor agreements that are not primarily licenses for Software or other Intellectual Property or any customer agreements, "shrink-wrap" or "click-wrap" agreements for off-the-shelf commercially available software (collectively, the "GFI License Agreements").

        (c)   GFI or a GFI Subsidiary is the sole and exclusive owner of, free and clear of all Liens (except Permitted Liens), or has a valid right to use in its business as currently conducted or currently proposed by GFI to be conducted, all of the Intellectual Property that is material to their respective businesses. The material GFI Registered Intellectual Property is subsisting, in full force and effect, and has not been cancelled, expired or abandoned. No current or former partner, director, officer or employee of GFI (or any of its predecessors in interest) will, after giving effect to the Transactions, own or retain any rights to use any material GFI Owned Intellectual Property.

        (d)   Within the past three years, there have been no filed, pending, or to the Knowledge of GFI, threatened (including in the form of offers or invitations to obtain a license) claims, suits, arbitrations or other adversarial proceedings before any court, agency, arbitral tribunal or registration authority in any jurisdiction alleging that the activities or conduct of the business of GFI or a GFI Subsidiary infringes upon, violates or constitutes the unauthorized use of the intellectual property rights of any third party or challenging GFI's or a GFI Subsidiary's ownership, use, validity, enforceability or registrability of any GFI Owned Intellectual Property.

        (e)   The conduct of the business of GFI and the GFI Subsidiaries by GFI as conducted in the past three years, as currently conducted or currently proposed by GFI to be conducted does not infringe upon (either directly or indirectly, such as through contributory infringement or inducement to infringe), misappropriate, or otherwise violate, and has not infringed upon (directly or indirectly), misappropriated, or otherwise violated, any Intellectual Property rights of any other Person.

        (f)    To the Knowledge of GFI, no third party is misappropriating, infringing, diluting or violating any GFI Owned Intellectual Property, except to the extent such misappropriations, infringements, dilutions or violations do not constitute a Material Adverse Effect. No material claims, suits, arbitrations or other adversarial claims have been brought or, to the Knowledge of GFI, threatened against any third party by GFI or a GFI Subsidiary.

        (g)   GFI and each GFI Subsidiary have taken commercially reasonable measures to protect the confidentiality of material Trade Secrets owned or held by GFI and the GFI Subsidiaries, including requiring its employees and other parties having access thereto to execute written nondisclosure agreements, except as would not constitute a Material Adverse Effect. To the Knowledge of GFI, no third party to any material nondisclosure agreement with GFI or a GFI Subsidiary is in breach, violation or default thereof.

        (h)   To the Knowledge of GFI, each current and former consultant and individual that has delivered, developed, contributed to, modified or improved Intellectual Property owned or purported to be owned by GFI or a GFI Subsidiary has executed an agreement assigning to GFI or such GFI Subsidiary all of such consultant's and individual's rights in such development, contribution, modification or improvement.

        (i)    To the Knowledge of GFI, set forth in Section 3.18(i) of the GFI Disclosure Letter is a complete and accurate list of (i) all material Open Source Software used by GFI or any GFI Subsidiary and (ii) what license agreement (including the version thereof) governs GFI's or any GFI Subsidiaries' use of such Open Source Software.

        (j)    Neither GFI nor any GFI Subsidiary has used, modified, or distributed any Open Source Software in a manner that: (i) requires, or has, as a condition of its use or distribution, the disclosure, licensing, or distribution of any material Software source code owned by GFI or any GFI Subsidiary or (ii) otherwise imposes an obligation to distribute any material Software source code owned by GFI or any GFI Subsidiary on a royalty-free basis, except in each of clauses (i) and (ii) that would not constitute a Material Adverse Effect.

        (k)   GFI and each GFI Subsidiary have established and maintained a commercially reasonable privacy policy and have been in compliance in all material respects with (i) such policy, (ii) all written statements by GFI or a GFI Subsidiary provided to any customer, regulator or employee that addresses the privacy or security of Personal Information gathered, used, held for use or accessed in the course of the operations of its business and (iii) all applicable federal, state, local and foreign Laws and regulations relating to privacy, data protection, export and the collection and use of Personal Information gathered, used, held for use or accessed in the course of the operations of its business. No claims have been asserted or, to the Knowledge of GFI, threatened against GFI or any GFI Subsidiary alleging a violation of any Person's privacy or Personal Information or data rights and the consummation of the Transactions will not constitute a breach or otherwise cause any violation of any Law related to privacy, data protection, or the collection and use of Personal Information gathered, used, held for use or accessed on or on behalf of GFI or any GFI Subsidiary in the conduct of its business.

        (l)    GFI and each GFI Subsidiary have taken commercially reasonable measures to protect against unauthorized access to, or use, modification or misuse of, Personal Information and Trade Secrets collected and owned or held by GFI or any GFI Subsidiary, or any information technology systems used by or on behalf of GFI or any GFI Subsidiary. To the Knowledge of GFI, there has not been any unauthorized disclosure or use of, or access to, any such Personal Information, Trade Secret or information technology systems.

        (m)  The material Software authored by GFI or any GFI Subsidiary does not, and, to the Knowledge of GFI, any other material Software that is used in their respective businesses does not, contain any Contaminants, and GFI and the GFI Subsidiaries have taken reasonable efforts to protect the computer systems (including computer and telecommunications hardware, and Software) owned, leased or used by, or licensed to, any of GFI or any GFI Subsidiary from Contaminants.

        Section 3.19    Contracts.

        (a)   Except for this Agreement and any contract set forth in Section 3.19(a) of the GFI Disclosure Letter, neither GFI nor any GFI Subsidiary is a party to or bound by, nor are any of their respective assets, businesses or operations party to, or bound or affected by, or receive benefits under:

            (i)  any agreement relating to Indebtedness;

           (ii)  any contracts under which GFI or any of the GFI Subsidiaries has advanced or loaned any Person any amounts in excess of $500,000;

          (iii)  any material joint venture, partnership, limited liability company, shareholder, or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership, strategic alliance or joint venture;

          (iv)  any material agreement relating to any strategic alliance, joint development, joint marketing, partnership or similar arrangement;

           (v)  any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any business or real property (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration in excess of $2,000,000;

          (vi)  any material agreement with (A) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of GFI or any GFI Subsidiary, (B) any Person 5% or more of the outstanding voting securities of which are directly or indirectly owned, controlled or held with power to vote by GFI or any GFI Subsidiary or (C) any current or former director or officer of GFI or any GFI Subsidiary related to voting Securities of GFI or any GFI Subsidiary;

         (vii)  any agreement (including any exclusivity agreement) that purports to limit or restrict in any material respect either the type of business in which GFI or any GFI Subsidiary may engage or the manner or locations in which any of them may so engage in any business or could require the disposition of any material assets or line of business of GFI or any GFI Subsidiary;

        (viii)  any agreement with a non-solicitation or "most-favored-nations" pricing provision that purports to limit or restrict in any material respect GFI or any GFI Subsidiary;

          (ix)  any agreement, other than such agreements entered into in the ordinary course of business, under which (A) any Person (other than GFI or a GFI Subsidiary) has directly or indirectly guaranteed or provided an indemnity in respect of any liabilities, obligations or commitments of GFI or any GFI Subsidiary or (B) GFI or any GFI Subsidiary has directly or indirectly guaranteed or provided an indemnity in respect of liabilities, obligations or commitments of any other Person (other than GFI or a GFI Subsidiary) (in each case other than endorsements for the purpose of collection in a commercially reasonable manner consistent with industry practice), unless such guarantor or indemnity obligation is less than $1,000,000;

           (x)  any other agreement or amendment thereto that would be required to be filed as an exhibit to any GFI SEC Document (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K under the Securities Act) that has not been filed as an exhibit to or incorporated by reference in the GFI SEC Documents filed prior to the date of this Agreement;

          (xi)  any agreement under which GFI or any GFI Subsidiaries has granted any Person registration rights (including demand and piggy-back registration rights);

         (xii)  any agreement that involves expenditures or receipts of GFI or any GFI Subsidiary in excess of $3,000,000 in the aggregate per year;

        (xiii)  any material agreement with any Governmental Entity;

        (xiv)  any material agreement between or among Affiliates of GFI;

         (xv)  any Lease for the GFI Leased Real Property, and any other agreement that relates in any way to the occupancy or use of any of the GFI Leased Real Property; or

        (xvi)  any agreement the termination or breach of which or the failure to obtain consent in respect of constitutes a Material Adverse Effect.

        (b)   The agreements, commitments, arrangements and plans, whether written or oral, listed or required to be listed in Section 3.19(a) of the GFI Disclosure Letter together with the GFI License Agreements are referred to herein as the "GFI Contracts." Except as would not have a material impact on the respective businesses of GFI and the GFI Subsidiaries, (i) neither GFI nor any GFI Subsidiary is and, to the Knowledge of GFI, no other party is, in breach or violation of, or in default under, any GFI Contract, (ii) each GFI Contract is a valid and binding agreement of GFI or a GFI Subsidiary, as the case may be, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles, (iii) to the Knowledge of GFI, no event has occurred which would result in a breach or violation of, or a default under, any GFI Contract (in each case, with or without notice or lapse of time or both), and (iv) each GFI Contract (including all modifications and amendments thereto and waivers thereunder) is in full force and effect with respect to GFI or the GFI Subsidiaries, as applicable, and, to the Knowledge of GFI, with respect to the other parties thereto, and have been delivered or made available to CME.

        Section 3.20    Customers.    Section 3.20 of the GFI Disclosure Letter sets forth the 20 largest customers for each of the Trayport Business and the FENICS Business by revenues for each of (i) the year ended December 31, 2013 and (ii) the six months ended June 30, 2014. None of such customers has indicated in writing or orally to GFI or any GFI Subsidiary any intent to discontinue or alter in a manner materially adverse to the Trayport Business or the FENICS Business, as applicable, the terms of such customer's relationship or make any material claim that GFI or any GFI Subsidiary has breached its obligations to such customer (and neither GFI nor any GFI Subsidiary has knowledge of any such breach).

        Section 3.21    Environmental Laws and Regulations.    GFI and each GFI Subsidiary has complied and is in compliance in all material respects with all applicable Environmental Laws and has obtained and is in compliance in all material respects with all Environmental Permits. Except as do not constitute a Material Adverse Effect, (i) no notice of violation, notification of liability, demand, request for information, citation, summons or order relating to or arising out of any Environmental Law has been received by GFI or any GFI Subsidiary, and (ii) no complaint has been filed, no penalty or fine has been assessed or, to the Knowledge of GFI, is threatened and no investigation, action, claim, suit or proceeding is pending or, to the Knowledge of GFI, threatened by any Person involving GFI or any GFI Subsidiary, relating to or arising out of any Environmental Law. No Release or threatened Release of Hazardous Substances has occurred at, on, above, under or from any properties currently or, to the Knowledge of GFI, formerly owned, leased, operated or used by GFI or any GFI Subsidiary that, in each case, has resulted in or would reasonably be expected to result in any material cost, liability or obligation of GFI or any GFI Subsidiary under any Environmental Law. There are no circumstances, actions, activities, conditions, events or incidents that could reasonably be expected to result in any material liability or obligation against GFI or any GFI Subsidiary relating to (i) the environmental conditions at, on, above, under, or about any properties or assets currently or formerly owned, leased, operated or used by GFI or any GFI Subsidiary or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, Release or threatened Release of Hazardous Substances at any location regardless of whether such location was or is owned or operated by GFI or any GFI Subsidiary. GFI has provided to CME all environmental site assessments, audits, reports, investigations and studies in the possession, custody or control of GFI or any GFI Subsidiary relating to properties or assets currently or formerly owned, leased, operated or used by GFI or any GFI Subsidiary or otherwise relating to GFI's or any GFI Subsidiary's compliance with Environmental Laws.

        Section 3.22    Insurance Coverage.    All insurance policies of GFI and the GFI Subsidiaries are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect, except for such failures to be in full force and effect that constitute a Material Adverse Effect. Neither GFI nor any GFI Subsidiaries is in breach of or default under, and, to the Knowledge of GFI, no event has occurred which, with notice or the lapse of time, would constitute such a breach of or default under, or permit termination or modification under, any policy.

        Section 3.23    Foreign Corrupt Practices Act and International Trade Sanctions.    Neither GFI, nor any GFI Subsidiary, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses (a) used any corporate or other funds directly or indirectly for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or any other Person, or established or maintained any unlawful or unrecorded funds in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Law (including the United Kingdom Bribery Act 2010 or any laws enacted pursuant to the OECD Convention on Combating Bribery of Foreign Public Officials), or (b) violated or operated in noncompliance, in any material respect, with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws, including the regulations enacted by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC"), which prohibit transactions involving parties located in countries subject to comprehensive economic sanctions by OFAC or parties identified on OFAC's Specially Designated Nationals and Blocked Persons List.

        Section 3.24    Opinion of Financial Advisors.    The Special Committee has received the opinion of Greenhill & Co., LLC (the "Special Committee Financial Advisor"), dated as of July 29, 2014, to the effect that, as of the date of such opinion and subject to the procedures followed, and the qualifications and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of GFI Common Stock (other than the holders of shares of GFI Common Stock that are Beneficially Owned by the JPI Stockholder Parties and the other stockholders of JPI).

        Section 3.25    Brokers.    No Person other than the Persons listed on Section 3.25 of the GFI Disclosure Letter is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by any Party in connection with the Transactions based upon arrangements made by or on behalf of GFI or any GFI Subsidiary. GFI has delivered or made available to CME a true, correct and complete copy of the engagement letters with, and any other agreements providing for the payment of any fees to, the Persons listed on Section 3.25 of the GFI Disclosure Letter.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CME,
MERGER SUB 1 AND MERGER SUB 2

        Except as (i) set forth in the corresponding sections or subsections of a disclosure letter delivered to GFI by CME prior to the execution of this Agreement (the "CME Disclosure Letter") (it being agreed that disclosure of any item in any Section or Subsection of the CME Disclosure Letter shall be deemed disclosure with respect to any other Section or Subsection to which the relevance of such item is reasonably apparent on the face of such disclosure (other than with respect to Section 4.7(b) (Absence of Certain Changes), which shall not be subject to or qualified by the information set forth in any Section or Subsection of the CME Disclosure Letter other than Section 4.7(b) (Absence of Certain Changes)) or (ii) other than with respect to the CME Identified Representations, disclosed in the CME SEC Documents filed with the SEC pursuant to the Exchange Act since January 1, 2014 and at least three Business Days prior to the date of this Agreement, excluding any disclosures set forth in any Section entitled "Risk Factors" or "Forward-Looking Statements" or in any other Section to the extent they are forward-looking statements or cautionary, nonspecific, predictive or forward-looking in nature, CME, Merger Sub 1 and Merger Sub 2 jointly and severally represent and warrant to GFI as follows:

        Section 4.1    Organization.    CME is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, Merger Sub 1 is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and Merger Sub 2 is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and each of CME, Merger Sub 1 and Merger Sub 2 has all requisite corporate or limited liability company, as applicable, power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. Each of CME, Merger Sub 1 and Merger Sub 2 is qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or license, except where any failures to be so qualified or licensed and in good standing do not constitute a CME Material Adverse Effect.

        Section 4.2    Capitalization.    All shares of CME Class A Common Stock to be issued in connection with the Merger will be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive or similar rights. All of the issued and outstanding Securities of Merger Sub 1 and Merger Sub 2 are, and at the Effective Time will be, owned by CME or a direct or indirect wholly-owned CME Subsidiary.

        Section 4.3    Authorization; Board Approval; Voting Requirements.    Each of CME, Merger Sub 1 and Merger Sub 2 has all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company, as applicable, actions and, subject to receipt of the adoption of this Agreement by CME as the sole stockholder of Merger Sub 1 and as the sole member of Merger Sub 2 (which will be effected by CME prior to the Effective Time), no other corporate or limited liability company, as applicable, proceedings on the part of either CME, Merger Sub 1 or Merger Sub 2 are necessary for CME, Merger Sub 1 and Merger Sub 2 to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each of CME, Merger Sub 1 and Merger Sub 2 and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of each of CME, Merger Sub 1 and Merger Sub 2, enforceable against each of CME, Merger Sub 1 and Merger Sub 2 in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        Section 4.4    No Violations; Consents and Approvals.

        (a)   The execution and delivery of this Agreement by each of CME, Merger Sub 1 and Merger Sub 2 does not, and the consummation by each of CME, Merger Sub 1 and Merger Sub 2 of the Transactions will not: (i) conflict with any provisions of the CME, Merger Sub 1 or Merger Sub 2 Constituent Documents; (ii) violate any Law or rules of any Self-Regulatory Organization (assuming compliance with the matters set forth in Section 4.4(b) (Consents and Approvals)); (iii) result, after the giving of notice, with lapse of time or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license to which CME, Merger Sub 1 or Merger Sub 2 is a party or by which CME, Merger Sub 1 or Merger Sub 2 or any of their respective assets or properties may be bound; (iv) result in the creation or imposition of any Lien (other than Permitted Liens) upon any properties or assets of CME or any

CME Subsidiary or (v) cause the suspension or revocation of any permits, licenses, variances, exemptions, certificates, consents, Orders, approvals or other authorizations from any Governmental Entities and Self-Regulatory Organizations which are necessary for the lawful conduct of CME's businesses or ownership of its assets and properties, except, in the case of clauses (ii), (iii), (iv) and (v), as do not constitute a CME Material Adverse Effect.

        (b)   No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity or Self-Regulatory Organization is required to be made or obtained by CME, Merger Sub 1 or Merger Sub 2 in connection with the execution or delivery of this Agreement by each of CME, Merger Sub 1 and Merger Sub 2 or the consummation by each of CME, Merger Sub 1 and Merger Sub 2 of the Transactions, except for: (i) compliance by CME with the HSR Act and the Foreign Competition Laws; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (iii) the filing of the Subsequent Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA; (iv) the filings with the SEC of (A) the Proxy Statement/Prospectus in accordance with Regulation 14A promulgated under the Exchange Act, (B) the Form S-4 and (C) such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions; (v) any registration, filing or notification required pursuant to state securities or "blue sky" laws and (vi) any such clearance, consent, approval, order, license, authorization, declaration, registration, filing, notice or permit, the failure of which to make or obtain do not constitute a CME Material Adverse Effect.

        Section 4.5    SEC Reports; CME Financial Statements.

        (a)   CME has filed or furnished all reports, schedules, forms, statements, exhibits and other documents required to be filed or furnished by it with or to the SEC since January 1, 2014 (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the "CME SEC Documents"). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each CME SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each CME SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each CME SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in light of the circumstances under which they were made, not misleading.

        (b)   The CME Financial Statements, which have been derived from the accounting books and records of CME and the CME Subsidiaries, comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented, except as otherwise noted therein. The consolidated balance sheets (including the related notes) included in the CME Financial Statements present fairly in all material respects the consolidated financial position of CME and the CME Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders' equity and consolidated statements of cash flows (in each case including the related notes) included in such CME Financial Statements present fairly in all material respects the consolidated results of operations, stockholders' equity and cash flows of CME and the CME Subsidiaries for the respective periods indicated, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments.

        Section 4.6    Form S-4; Proxy Statement/Prospectus.    None of the information supplied in writing or to be supplied in writing by CME for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC or at any time it is supplemented or amended or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement/Prospectus will, on the date it is first mailed to the stockholders of GFI and at the time of the GFI Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by CME with respect to statements made or incorporated by reference in the foregoing documents based on information supplied by GFI or any GFI Subsidiary for inclusion or incorporation by reference in the foregoing documents.

        Section 4.7    Absence of Certain Changes.    Since January 1, 2014, (a) CME and the CME Subsidiaries have in all material respects conducted their respective businesses only in the ordinary course consistent with past practice except as contemplated hereunder (including actions and transactions related to the Transactions), and (b) there has not been a CME Material Adverse Effect.

        Section 4.8    Litigation.    As of the date hereof, there is no Proceeding pending, threatened in writing or, to the Knowledge of CME, threatened against CME or any CME Subsidiary, which would reasonably be expected to restrain, enjoin or delay the consummation of any of the Transactions, and no injunction of any type has been entered or issued.

        Section 4.9    Operations of Merger Sub 1 and Merger Sub 2.    Merger Sub 1 and Merger Sub 2 have been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time and Subsequent Effective Time, as applicable, will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein or pursuant to the Transactions.

        Section 4.10    Brokers.    No Person other than Barclays Capital Inc. is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by CME in connection with the Transactions based upon arrangements made by or on behalf of CME.

        Section 4.11    Transaction Documents.

        (a)   CME has delivered to the Special Committee true and correct copies of the JPI Merger Agreement, the IDB Transaction Agreement and the GFI Support Agreement, together with the exhibits and schedules thereto, pertaining to the Transactions, in each case as in effect on the date hereof. Other than as set forth on Section 4.11(a) of the CME Disclosure Letter, as of the date hereof, there are not any agreements, commitments or understandings among CME, Merger Sub 1, Merger Sub 2 and their respective Affiliates, on the one hand, and any Affiliates of GFI or Affiliates of JPI, on the other hand, other than (i) the JPI Merger Agreement, the IDB Transaction Agreement and the GFI Support Agreement and (ii) the Commercial Agreements (as defined in the IDB Transaction Agreement).

        (b)   The JPI Merger Agreement and the IDB Transaction Agreement are enforceable against CME, Merger Sub 1, Merger Sub 2 and their respective Affiliates (to the extent a party thereto) in accordance with their respective terms, in each case subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        (c)   None of CME, Merger Sub 1, Merger Sub 2 and their respective Affiliates has violated or breached, in any material respect, or is in material default under, the JPI Merger Agreement or the IDB Transaction Agreement.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

        Section 5.1    Covenants of GFI.    From the date of this Agreement until the Effective Time, unless CME shall otherwise consent in writing (which consent may not be unreasonably withheld, conditioned or delayed) or except as set forth in Section 5.1 of the GFI Disclosure Letter or otherwise expressly provided for in this Agreement or as may be required by applicable Law, GFI shall, and shall cause each of the GFI Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve substantially intact its business organization and goodwill and relationships with all Governmental Entities, Self-Regulatory Organizations, providers of order flow, customers, suppliers, business associates and others having material business dealings with it and (iii) use commercially reasonable efforts to keep available the services of its current officers and key employees and to maintain its current rights and franchises; provided, however, that no action by GFI or the GFI Subsidiaries with respect to matters specifically addressed by any provision of this Section 5.1 shall be deemed a breach of clauses (i), (ii) or (iii) above unless such action would constitute a breach of such specific provision; provided, further, that no actions or transactions taken by GFI or the GFI Subsidiaries as contemplated by Section 6.4(d) shall be deemed a breach of this Section 5.1. In addition to and without limiting the generality of the foregoing, except (a) as expressly set forth in Section 5.1 of the GFI Disclosure Letter, (b) as expressly provided for in this Agreement or (c) as required by applicable Law, from the date hereof until the Effective Time, without the prior written consent of CME (which consent may not be unreasonably withheld, conditioned or delayed), GFI shall not, and shall not permit any GFI Subsidiary to, directly or indirectly:

        (a)   amend or modify any of the Constituent Documents of GFI or any CME Retained Subsidiary, or materially amend or modify any of the Constituent Documents of any other GFI Subsidiary, except, in each case, in connection with the Transactions;

        (b)   (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its Securities, other than dividends or distributions by wholly-owned GFI Subsidiaries to GFI or a wholly-owned GFI Subsidiary, (ii) split, subdivide, consolidate, combine or reclassify any of its Securities or issue or allot, or propose or authorize the issuance or allotment of, any other Securities or Equity Rights in respect of, in lieu of, or in substitution for, any of its Securities or (iii) repurchase, redeem or otherwise acquire any Securities or Equity Rights of GFI or any GFI Subsidiary;

        (c)   issue, allot, sell, grant, pledge or otherwise encumber any Securities or Equity Rights, other than issuances of GFI Common Stock in connection with GFI RSUs or GFI Stock Options issued prior to the date of this Agreement pursuant to the GFI Stock Plans in accordance with their terms as in effect on the date of this Agreement (other than outstanding Independent Director RSUs which shall be accelerated prior to the Closing);

        (d)   merge or consolidate with any Person, participate in or undertake a scheme of arrangement under the United Kingdom Companies Act 2006 or acquire the Securities or any material amount of assets of any other Person;

        (e)   other than in the ordinary course of business consistent with past practice, sell, lease, license, subject to a Lien (other than a Permitted Lien), encumber or otherwise surrender, relinquish or dispose of any assets, property or rights owned or held by GFI or any GFI Subsidiary (including Securities of a GFI Subsidiary) except (i) pursuant to the terms of a GFI Contract as of the date of this Agreement or (ii) in an amount not in excess of $1,000,000 in the aggregate;

        (f)    (i) make any loans, advances or capital contributions to, or investments in, any other Person other than (A) by GFI or any wholly-owned GFI Subsidiary to or in GFI or any wholly-owned GFI

Subsidiary, (B) pursuant to any contract or other legal obligation existing at the date of this Agreement set forth in Section 5.1(f) of the GFI Disclosure Letter or (C) to employees of GFI or any GFI Subsidiary, other than Continuing Employees, in the ordinary course of business and consistent with past practice, (ii) create, incur, guarantee or assume any Indebtedness, issuances of debt securities, guarantees, indemnities, loans or advances not in existence as of the date of this Agreement, except (A) Indebtedness (other than revolving Indebtedness incurred under the Credit Agreement which will be repaid in accordance with Section 6.15) incurred in the ordinary course of business consistent with past practice not to exceed $1,000,000 in the aggregate or (B) guarantees by GFI of Indebtedness of wholly-owned GFI Subsidiaries or guarantees by GFI Subsidiaries of Indebtedness of GFI or (iii) other than as set forth in GFI's capital budget, a copy of which was delivered to CME prior to the date hereof, or an amount not to exceed $1,000,000 made in the ordinary course consistent with past practice, make or commit to make any capital expenditure with respect to the Trayport Business, the FENICS Business or any CME Retained Subsidiary;

        (g)   (i) materially amend or otherwise materially modify benefits under any GFI Benefit Plan, (ii) accelerate the payment or vesting of benefits or amounts payable or to become payable under any GFI Benefit Plan as currently in effect on the date hereof (other than outstanding Independent Director RSUs which shall be accelerated prior to the Closing), (iii) fail to make any required contribution to any GFI Benefit Plan, (iv) merge or transfer any GFI Benefit Plan or the assets or liabilities of any GFI Benefit Plan, (v) change the sponsor of any GFI Benefit Plan or (vi) terminate or establish any GFI Benefit Plan, except in each case, with respect to agreements for new hires in the ordinary course of business consistent with past practices and this Section 5.1;

        (h)   with respect to any director, officer, employee, worker or consultant of the Trayport Business, the FENICS Business or a CME Retained Subsidiary whose aggregate annual cash compensation exceeds $200,000, (i) enter into any employment agreement that has a term of more than one year (or materially amend any employment agreement) or (ii) extend the term of any employment agreement by more than one year;

        (i)    increase by more than 4% the annual compensation of any director, officer, employee, worker or consultant of the Trayport Business, the FENICS Business or a CME Retained Subsidiary;

        (j)    hire more than seven individuals in any capacity for service in the Trayport Business, the FENICS Business or the CME Retained Subsidiaries, none of which will be entitled to aggregate annual cash compensation in excess of $200,000, other than individuals hired to replace employees of the Trayport Business, the FENICS Business or the CME Retained Subsidiaries who have been terminated or who have otherwise left the employment of the Trayport Business, the FENICS Business or the CME Retained Subsidiaries so long as such individuals are hired on substantially the same terms as the individuals they are replacing;

        (k)   enter into or amend or modify any severance, retention or change of control plan, program or arrangement with respect to a Continuing Employee;

        (l)    terminate the employment or contractual relationship of any officer, director, consultant or employee of the Trayport Business, the FENICS Business or the CME Retained Subsidiaries, other than terminations of employees or consultants in the ordinary course of business consistent with past practice and existing policies and/or terminations for cause;

        (m)  enter into or amend a collective bargaining agreement, other labor agreement or work rules with a labor union, labor organization or works council with respect to employees, workers, consultants, officers or directors of GFI or any GFI Subsidiary;

        (n)   (i) settle or compromise any Proceeding for an amount in excess of $1,000,000 or (ii) enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any

Proceeding, in each case, related to the Trayport Business, the FENICS Business or any CME Retained Subsidiary;

        (o)   (i) make, revoke or amend any material election relating to Taxes, (ii) settle or compromise any material Proceeding relating to Taxes, (iii) make a request for a written ruling of a Taxing Authority relating to material Taxes, other than any request for a determination concerning qualified status of any GFI Benefit Plan intended to be qualified under Section 401(a) of the Code, (iv) enter into a written and legally binding agreement with a Taxing Authority relating to material Taxes or (v) materially change any of its methods, policies or practices of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of its U.S. federal income tax returns for the taxable year ended December 31, 2013; or (vi) take any action outside the ordinary course of business (other than an intercompany loan by GFI Holdings Limited to GFInet Inc. in an amount sufficient to repay GFInet Inc.'s revolving loan) or material action in each case that would materially affect the conclusion of the analysis prepared by Ernst & Young LLP relating to the basis of the Purchased Interests (as defined in the IDB Transaction Agreement);

        (p)   take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken (including any action or failure to act otherwise permitted by this Section 5.1) that would prevent the Combination from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code;

        (q)   (i) modify or amend on terms materially adverse to the Trayport Business, the FENICS Business or any CME Retained Subsidiary, or transfer, novate, assign or terminate, any GFI Contract applicable to the Trayport Business, the FENICS Business or any CME Retained Subsidiary, (ii) enter into any successor agreement to an expiring GFI Contract applicable to the Trayport Business, the FENICS Business or any CME Retained Subsidiary that changes the terms of the expiring GFI Contract in a way that is materially adverse to the Trayport Business, the FENICS Business or any CME Retained Subsidiary, (iii) enter into any new agreement that would have been considered a GFI Contract applicable to the Trayport Business, the FENICS Business or any CME Retained Subsidiary if it were entered into at or prior to the date hereof; or (iv) modify or amend in any respect or transfer, novate, assign or terminate that certain BTS Software as a Service Agreement, dated July 24, 2014, between Trayport Limited and GFI Holdings Limited;

        (r)   enter into, renew, extend or amend any agreements or arrangements that limit or restrict any of the CME Retained Subsidiaries or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area;

        (s)   change any method of accounting or accounting principles or practices of GFI or any GFI Subsidiary, except for any such change required by GAAP or by a Governmental Entity;

        (t)    terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by it covering GFI or any CME Retained Subsidiary or their respective properties which is not replaced by a comparable amount of insurance coverage, other than in the ordinary course of business consistent with past practice;

        (u)   adopt or implement a plan of complete or partial liquidation or resolution providing for or authorizing such liquidation or a dissolution, merger, restructuring, consolidation, recapitalization, scheme of arrangement under the United Kingdom Companies Act 2006, or other reorganization of GFI or any of the GFI Subsidiaries;

        (v)   transfer, abandon, allow to lapse, or otherwise dispose of any rights to, or obtain or grant any right to any material GFI Owned Intellectual Property relating to the Trayport Business, the FENICS Business or any CME Retained Subsidiary or disclose any material Trade Secrets of the Trayport Business, the FENICS Business or any CME Retained Subsidiary to any Person other than CME or its

Representatives, in each case other than in the ordinary course of business consistent with past practice; or

        (w)  agree or commit to do any of the foregoing.

        Notwithstanding anything in this agreement to the contrary, nothing contained in this Agreement shall give CME, directly or indirectly, the right to control or direct the operations of GFI or any of the GFI Subsidiaries prior to the Effective Time. Prior to the Effective Time, GFI and the GFI Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their respective operations.

ARTICLE VI
ADDITIONAL AGREEMENTS

        Section 6.1    Preparation and Mailing of Proxy Statement/Prospectus.

        (a)   As promptly as reasonably practicable following the date hereof, CME and GFI shall prepare and file with the SEC proxy materials that shall constitute the proxy statement/prospectus relating to the matters to be submitted to the stockholders of GFI at the GFI Stockholders Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the "Proxy Statement/Prospectus") and CME shall prepare and file the Form S-4. The Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as CME's prospectus. The Form S-4 and the Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

        (b)   Each of CME and GFI shall use reasonable best efforts to have the Form S-4 declared effective by the SEC as promptly as reasonably practicable after the date hereof and to keep the Form S-4 effective as long as is necessary to consummate the Merger.

        (c)   Each of CME and GFI shall, as promptly as reasonably practicable after receipt thereof, provide the other Party copies of any written comments and advise the other Party of any oral comments, requests for amendments or supplements or requests for additional information, with respect to the Proxy Statement/Prospectus received from the SEC. CME shall provide GFI with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 and any communications prior to filing such amendment, supplement or communication with the SEC and will promptly provide GFI with a copy of all such filings and communications made with the SEC.

        (d)   GFI shall cause the Proxy Statement/Prospectus to be mailed to its stockholders as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Each of CME and GFI will advise the other Party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the CME Class A Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4.

        (e)   If at any time prior to the Effective Time, (i) any event or change occurs (including, in the case of GFI, a Change in Recommendation or receipt of a Takeover Proposal) with respect to the Parties or any of their respective Affiliates, officers or directors, which should, in the applicable Party's reasonable discretion, be set forth in an amendment of, or supplement to, the Form S-4 or the Proxy Statement/Prospectus or (ii) any information relating to the Parties, or any of their respective Affiliates, officers or directors, should be discovered by any of the Parties which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Parties shall file as promptly as practicable with the SEC a mutually acceptable amendment of, or supplement to, the Form S-4 or the Proxy Statement/Prospectus and, as required by Law, disseminate the information contained in such amendment or supplement to the stockholders of the Parties; provided that, notwithstanding anything in this Agreement to the contrary, GFI, in connection with a Change in Recommendation made in compliance with the terms hereof, may amend or supplement the Proxy Statement/Prospectus (including by incorporation by reference) pursuant to an amendment or supplement (including by incorporation by reference) to the extent it contains (A) a Change in Recommendation, (B) a statement of the reason of the Board of Directors of GFI for making such Change in Recommendation and (C) additional information reasonably related to the foregoing.

        Section 6.2    Stockholders Meeting; Recommendation.    GFI shall duly take all lawful action to call, give notice of, convene and hold a meeting of the stockholders of GFI (the "GFI Stockholders Meeting") on a date as promptly as reasonably practicable after the Form S-4 is declared effective, and in any event within 45 days after the Form S-4 is declared effective, for the purpose of obtaining the GFI Stockholder Approval with respect to the adoption of this Agreement, and shall, subject to Section 6.5 (No Solicitation), use reasonable best efforts to solicit the adoption of this Agreement by the GFI Stockholder Approval. GFI may postpone, recess or adjourn the GFI Stockholder Meeting (a) if GFI is unable to obtain a quorum of its stockholders at the GFI Stockholders Meeting or (b) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Board of Directors of GFI (upon the recommendation of the Special Committee) has determined in good faith (after consultation with its outside legal counsel) is necessary or advisable under applicable Laws and for such supplemental or amended disclosure to be reviewed by the stockholders of GFI prior to the GFI Stockholders Meeting. The Board of Directors of GFI (upon the unanimous recommendation of the Special Committee) shall, subject to Section 6.5(d), recommend in the Proxy Statement/Prospectus adoption of this Agreement by the stockholders of GFI to the effect as set forth in Section 3.4(b) (GFI Authorization; Board Approval) (the "GFI Recommendation"), and neither the Board of Directors of GFI nor any committee thereof (including the Special Committee), shall (i) withdraw, modify or qualify in a manner adverse to CME, or propose publicly to withdraw, modify or qualify in a manner adverse to CME, the GFI Recommendation, (ii) take any public action or make any public statement in connection with the GFI Stockholders Meeting inconsistent with such GFI Recommendation or (iii) approve or recommend, or publicly propose to approve or recommend, any Takeover Proposal (any of the actions described in clauses (i), (ii) or (iii) above, a "Change in Recommendation") (it being understood that a "stop, look and listen" communication by the Board of Directors of GFI to the holders of GFI Common Stock pursuant to Rule 14d-9(f) promulgated under the Exchange Act shall not constitute a Change in Recommendation); provided that the Board of Directors of GFI (upon the recommendation of the Special Committee) may make a Change in Recommendation pursuant to Section 6.5(d) (No Solicitation). Notwithstanding any Change in Recommendation, unless terminated pursuant to Section 8.1 (Termination), this Agreement shall be submitted to the stockholders of GFI at the GFI Stockholder Meeting for the purpose of obtaining the GFI Stockholder Approval and nothing contained herein shall be deemed to relieve GFI of such obligation. In the event of a Change in Recommendation, GFI shall provide CME with GFI's stockholder list and, following such Change in Recommendation until such time as this Agreement is terminated pursuant to Section 8.1 (Termination), CME may contact GFI's stockholders without regard to the limitations contained in Section 6.9 (Public Announcements).

        Section 6.3    Access to Information; Confidentiality.

        (a)   Upon reasonable prior notice, GFI shall, and shall cause the GFI Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives (collectively, "Representatives") of CME reasonable access during normal business hours and without undue disruption of normal business activity during the period prior to the earlier of the Effective Time and the termination of this Agreement to all of GFI's and its Subsidiaries' properties, books, records, contracts, commitments and personnel and shall furnish, and shall cause to be furnished, as promptly as reasonably practicable to CME (i) a copy of each material report, schedule and other document filed, furnished, published, announced or received by it during such period pursuant to the requirements of federal or state securities Laws or a Governmental Entity or Self-Regulatory Organization and (ii) all other information with respect to GFI as CME may reasonably request; provided that GFI and the GFI Subsidiaries shall not be obligated to provide access to (A) any competitively sensitive information, (B) any information that would reasonably be expected to result in the loss of attorney-client privilege, (C) any information that would result in a breach of an agreement to which GFI or any of the GFI Subsidiaries is a party, (D) any information that, in the reasonable judgment of GFI, would violate any applicable Law or (E) any information that is reasonably pertinent to any litigation in which GFI or any GFI Subsidiary, on the one hand, and CME or any of its Affiliates, on the other hand, are adverse parties; provided, however, that in the case of clauses (A), (B) or (C) above, GFI shall attempt in good faith to make reasonable substitute arrangements as may be reasonably necessary to produce the relevant information in a manner that would not reasonably be expected to harm GFI's competitive positions, to jeopardize the attorney-client privilege or to result in such breach, as applicable.

        (b)   As promptly as practicable following each month-end between the date of this Agreement and the Closing Date, GFI shall deliver to CME a copy of its management report (which shall include its consolidated financial statements, including its statement of cash flows, for such quarter). As promptly as practicable following each quarter-end between the date of this Agreement and the Closing Date, GFI shall deliver to CME a copy of its management report (which shall include its consolidated financial statements, including its statement of cash flows, for such quarter) along with a statement setting forth the amount as of such quarter-end of (i) Available Cash, (ii) Working Capital and (iii) Tangible Equity (including a breakdown by type of equity, including Available Cash), together with reasonable supporting detail.

        (c)   All information furnished pursuant to this Section 6.3 shall be subject to the confidentiality agreement, dated as of October 2, 2013, by and between GFI and CME (the "Confidentiality Agreement"). No investigation pursuant to this Section 6.3 shall affect the representations, warranties or conditions to the obligations of the Parties contained herein.

        Section 6.4    Consents and Approvals; Pre-Closing Reorganization.

        (a)   Subject to the terms and conditions of this Agreement, each of CME and GFI will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary and appropriate to consummate the Transactions. In furtherance and not in limitation of the foregoing, each of CME and GFI shall (i) make or cause to be made the filings required of such party under the HSR Act and the Foreign Competition Laws with respect to the Transactions as promptly as practicable after the date of this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party from the Federal Trade Commission ("FTC"), the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") or by any other Governmental Entity (including under any Foreign Competition Laws) in respect of such filings or such Transaction and (iii) act in good faith and reasonably cooperate with the other Party in connection with any such filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any of the HSR Act, the Foreign Competition Laws, the Sherman Act, the Clayton Act and any other Laws or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the "Antitrust Laws") with respect to any such filing or any such Transaction. To the extent not prohibited by applicable Law, the Parties shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Transactions. Each Party shall give each other reasonable prior notice of any substantive communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filings or any such Transaction. No Party shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other Parties prior notice of the meeting or conversation and, unless prohibited by such any Governmental Entity, the opportunity to attend or participate. The Parties contemplate that as a general matter both CME and GFI shall be represented at in-person meetings with any Governmental Entity. The Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act, the Foreign Competition Laws or other Antitrust Laws.

        (b)   Without limiting the general obligations of CME and GFI under Section 6.4(a) (Consents and Approvals), each of CME and GFI shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under the Antitrust Laws. In connection therewith and subject to Section 6.4(a) (Consents and Approvals), if any Proceeding is instituted (or threatened to be instituted) challenging any Transaction as inconsistent with or violative of any Antitrust Law, each of CME and GFI shall cooperate and use its reasonable best efforts vigorously to contest and resist (by negotiation, litigation or otherwise) any such Proceeding and to have vacated, lifted, reversed or overturned any Order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the Transactions, unless CME reasonably and in good faith determines that litigation is not in its best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.4(b) shall limit the right of a Party to terminate this Agreement pursuant to Section 8.1 (Termination), so long as such Party has until that time complied in all material respects with its obligations under this Section 6.4. Each of CME and GFI shall use its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods or to obtain the necessary approvals under the HSR Act, the Foreign Competition Laws or any other Antitrust Laws with respect to the Transactions as promptly as possible after the execution of this Agreement.

        (c)   Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to require CME or any CME Subsidiary to agree to or take any action that would result in any Burdensome Condition. None of GFI or any GFI Subsidiary shall agree to or take any action that would result in any Burdensome Condition without the prior written consent of CME. For purposes of this Agreement, a "Burdensome Condition" shall mean making proposals, executing or carrying out agreements (including consent decrees) or submitting to Laws (i) providing for the transfer, license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of CME, GFI or any of their respective Subsidiaries or the holding separate (through the establishment of a trust or otherwise) of the Securities of any CME Subsidiary or GFI Subsidiary or (ii) imposing or seeking to impose any limitation on the ability of CME, GFI or any of their respective Subsidiaries to conduct their respective businesses (including with respect to market practices and structure) or own such assets or to acquire, hold or exercise full rights of ownership of the business of GFI, the GFI Subsidiaries, CME or the CME Subsidiaries, in each case other than (x) with respect to Antitrust Laws, any such proposals, executing or carrying out agreements (including consent decrees) or submitting to Laws that would not impair in any material respect the expected benefits of CME and the CME Subsidiaries from or relating to the Transactions, or (y) with respect to Regulatory Approvals, any de minimis administrative or ministerial obligations of CME or any CME Subsidiary, other than, with respect to the IDB Business or IDB Subsidiaries, any such obligation that would exist following the Effective Time.

        (d)   GFI shall take all steps necessary to complete the Pre-Closing Reorganization prior to the Closing. All definitive documentation to implement the Pre-Closing Reorganization shall be subject to CME's reasonable prior review and written approval (such approval not to be unreasonably withheld, conditioned or delayed).

        Section 6.5    No Solicitation.

        (a)   Except as otherwise provided in this Section 6.5, GFI shall not, nor shall it authorize or permit any of the GFI Subsidiaries or any of its and its Subsidiaries' respective Representatives to, directly or indirectly (i) initiate, solicit or knowingly facilitate or encourage any inquiry or the making of any proposal that constitutes a Takeover Proposal, (ii) adopt, or publicly propose to adopt, or allow GFI or any GFI Subsidiary to execute or enter into, any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement, undertaking, or understanding in connection with or relating to any Takeover Proposal (other than confidentiality agreements permitted under Section 6.5(b)(i)) or (iii) other than with CME, Merger Sub 1, Merger Sub 2 or their respective Representatives or other than informing third parties of the existence of this Section 6.5, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data in connection with or relating to, any Takeover Proposal. GFI shall, and GFI shall cause the GFI Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives conducted prior to the date of this Agreement with respect to any Takeover Proposal and shall request the prompt return or destruction of any confidential information previously furnished to such Persons in connection therewith in accordance with the terms of any applicable confidentiality agreement.

        (b)   Notwithstanding the foregoing, prior to receipt of the GFI Stockholder Approval, GFI and the Board of Directors of GFI (upon the recommendation of the Special Committee) may (directly or through their Representatives), in response to a bona fide written Takeover Proposal that was first received after the date hereof and did not otherwise result from a breach of this Section 6.5, and subject to compliance with Section 6.5(d) (Change in Recommendation):

            (i)  furnish information with respect to GFI and the GFI Subsidiaries to the Person making such Takeover Proposal and its Representatives pursuant to and in accordance with a confidentiality agreement containing provisions no less favorable in the aggregate to GFI than those contained in the Confidentiality Agreement then in effect; provided that such confidentiality agreement (A) shall be provided to CME promptly after its execution, (B) shall not contain any provisions that would prevent GFI from complying with its obligation to provide the required disclosure to CME pursuant to this Section 6.5 (No Solicitation) and (C) need not contain a standstill or similar provision that prohibits such Person from making a Takeover Proposal; provided, further, that a copy of all such information provided to such Person has previously been provided to CME or its Representatives or is provided to CME substantially concurrently with the time it is provided to such Person; and

           (ii)  participate in discussions or negotiations with such Person or its Representatives regarding such Takeover Proposal;

provided, in each case, that the Board of Directors of GFI (upon the recommendation of the Special Committee) determines in good faith (after consultation with its outside legal counsel and its independent financial advisor) that such Takeover Proposal is or could reasonably be expected to lead to a Superior Proposal.

        (c)   As promptly as reasonably practicable after the receipt, directly or indirectly, by GFI of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any

Takeover Proposal, and in any case within 24 hours after the receipt thereof, GFI shall provide oral and written notice to CME of (i) such Takeover Proposal or inquiry, (ii) the identity of the Person making any such Takeover Proposal or inquiry and (iii) the material terms and conditions of any such Takeover Proposal or inquiry (including a copy of any such written Takeover Proposal and any amendments or modifications thereto). Commencing upon the provision of any notice referred to above and continuing until such Takeover Proposal is withdrawn or the Board of Directors of GFI (upon the recommendation of the Special Committee) has provided written notice to CME that it is prepared to effect a Change in Recommendation pursuant to Section 6.5(d) (Change in Recommendation), (A) once, and not more than once, each day at mutually reasonably agreeable times, GFI (or its outside legal counsel) shall, in person or by telephone, provide CME (or its outside legal counsel) a summary of the status of such Takeover Proposal and the material resolved or unresolved issues (including the stated positions of the parties to such negotiations on such issues) related thereto, including material amendments or proposed amendments as to price and other material terms of such Takeover Proposal and (B) GFI shall, promptly upon receipt or delivery thereof, provide CME (or its outside legal counsel) with copies of all drafts and final versions (and any comments thereon) of agreements (including schedules and exhibits thereto) relating to such Takeover Proposal exchanged between GFI or any of its Representatives, on the one hand, and the person making such Takeover Proposal or any of its Representatives, on the other hand.

        (d)   Neither the Board of Directors of GFI nor any committee thereof (including the Special Committee) shall, directly or indirectly, effect a Change in Recommendation. Notwithstanding the foregoing, at any time prior to receipt of the GFI Stockholder Approval, the Board of Directors of GFI (upon the recommendation of the Special Committee) may, in response to a Superior Proposal or an Intervening Event, effect a Change in Recommendation; provided that the Board of Directors of GFI (upon the recommendation of the Special Committee) determines in good faith (after consultation with its outside legal counsel and its independent financial advisor) that the failure to do so would reasonably be likely to be inconsistent with its fiduciary duties to the stockholders of GFI under applicable Law; provided, further, that the Board of Directors of GFI may not effect such a Change in Recommendation unless (i) the Board of Directors of GFI (upon the recommendation of the Special Committee) shall have first provided prior written notice to CME that it is prepared to effect a Change in Recommendation in response to a Superior Proposal or an Intervening Event, which notice shall, in the case of a Superior Proposal, attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, and, in the case of an Intervening Event, attach information specifying such Intervening Event in reasonable detail and any other information related thereto reasonably requested by CME, it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed a Change in Recommendation, and (ii) CME does not make, within four Business Days after receipt of such notice a proposal that the Board of Directors of GFI (upon the recommendation of the Special Committee) determines in good faith (after consultation with its outside legal counsel and its independent financial advisor) would cause the proposal previously constituting a Superior Proposal to no longer constitute a Superior Proposal or obviates the need for a Change in Recommendation as a result of the Intervening Event, as the case may be. GFI agrees that, during the four Business Day period prior to its effecting a Change in Recommendation, GFI and its Representatives shall, if requested by CME, negotiate in good faith with CME and its Representatives (so long as CME and its Representatives are negotiating in good faith) regarding any revisions to the terms of the Transactions proposed by CME intended to cause such Takeover Proposal to no longer constitute a Superior Proposal or to obviate the need for a Change in Recommendation as a result of an Intervening Event. Any material amendment to the terms of such Superior Proposal or material change to the facts and circumstances that are the basis for such Intervening Event occurring or arising prior to the making of a Change in Recommendation shall require GFI to provide to CME a new notice and a new negotiation period of two Business Days (instead of four Business Days).

        (e)   Nothing contained in this Section 6.5 shall prohibit GFI or the Board of Directors of GFI (upon the recommendation of the Special Committee) from taking and disclosing any position contemplated by Rule 14e-2 promulgated under the Exchange Act or making any statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act in respect of any Takeover Proposal or making any disclosure to the stockholders of GFI if the Board of Directors of GFI (upon the recommendation of the Special Committee) determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be likely to be inconsistent with its fiduciary duties to the stockholders of GFI under applicable Law; provided, however, that neither the Board of Directors of GFI nor any committee thereof (including the Special Committee) shall, except as expressly permitted by Section 6.5(d) (Change in Recommendation), effect a Change in Recommendation.

        (f)    For purposes of this Agreement:

        "Intervening Event" means a material development or change in circumstances occurring or arising after the date hereof, which was not known or reasonably foreseeable to the Special Committee as of or prior to the date hereof (which change or development does not relate to a Takeover Proposal), and which becomes known to the Special Committee prior to the GFI Stockholder Approval.

        "Superior Proposal" means any bona fide unsolicited written Takeover Proposal made by any party (other than CME or any CME Subsidiary) that did not result from a breach of this Section 6.5, and that, if consummated, would result in such third party (or in the case of a direct merger between such third party and GFI, the stockholders of such third party) acquiring, directly or indirectly, 80% of the voting power of GFI's Securities or all or substantially all the assets of GFI and its Subsidiaries, taken as a whole, and that the Board of Directors of GFI (upon the recommendation of the Special Committee) determines in good faith (after consultation with its outside legal counsel and its independent financial advisor) to be, if consummated, more favorable to holders of GFI Common Stock than the Merger (taking into account any changes to the terms of this Agreement as may be proposed by CME in response to such Superior Proposal pursuant to Section 6.5(d)) from a financial point of view, taking into account those factors as the Board of Directors of GFI (upon the recommendation of the Special Committee) deems to be appropriate, including the likelihood of consummation.

        "Takeover Proposal" means any proposal or offer for a direct or indirect (i) merger, binding share exchange, recapitalization, reorganization, scheme of arrangement under the United Kingdom Companies Act 2006, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving GFI or one or more of its Subsidiaries, (ii) the acquisition or purchase, including by lease, exchange, mortgage, pledge, transfer or other acquisition or assumption, of 20% or more of the fair value of the assets or 20% or more of any class of equity or voting securities of (A) GFI and its Subsidiaries, (B) the CME Retained Subsidiaries, (C) the Trayport Business or (D) the FENICS Business, in each case taken as a whole and in one transaction or a series of related transactions, (iii) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of Beneficial Ownership of Securities representing 20% or more of the voting power of GFI's Securities, or (iv) any transaction, or combination of transactions, similar to the foregoing; provided, however, that the term "Takeover Proposal" shall not include the Transactions.

        Section 6.6    Employee Matters.

        (a)   For the one year period following the Closing Date, CME will provide, or cause one of its Affiliates to provide, each Continuing Employee with (A) base salary at least equal to the base salary provided to the Continuing Employees immediately prior to the Closing Date and (B) benefits (other than equity compensation benefits) that, taken as a whole, are comparable in the aggregate to those provided to Continuing Employees immediately prior to the Closing Date.

        (b)   Except to the extent necessary to avoid the duplication of benefits, the Surviving Company shall recognize the service of each Continuing Employee with GFI or its Affiliates before the Effective Time as if such service had been performed with CME or its Affiliates (i) for all purposes under the GFI Benefit Plans maintained by the Surviving Company or its Affiliates after the Effective Time (to the extent such plans, programs, or agreements are delivered to Continuing Employees), (ii) for purposes of eligibility and vesting under any employee benefit plans and programs of the Surviving Company or its ERISA Affiliates other than the GFI Benefit Plans (the "Surviving Company Plans") in which the Continuing Employee participates after the Effective Time, and (iii) for benefit accrual purposes under any Surviving Company Plan that is a vacation or severance plan in which the Continuing Employee participates after the Effective Time.

        (c)   With respect to any welfare plan maintained by the Surviving Company or its Affiliates in which Continuing Employees are eligible to participate after the Effective Time, the Surviving Company and its Affiliates shall use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by GFI or its Affiliates prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

        (d)   Prior to the Effective Time, GFI and the GFI Subsidiaries, as applicable, shall fully comply with all notice, consultation, collective bargaining or other bargaining obligations to any labor union, labor organization, works council or group of employees, workers and/or consultants to GFI and the GFI Subsidiaries in connection with the Transactions, including such obligations arising in respect of the Pre-Closing Reorganization.

        (e)   IDB RSUs.

            (i)  Assumption of IDB RSUs.    Not later than five Business Days prior to the Closing Date, GFI shall take all actions necessary: (A) to provide that each GFI Stock Option (if any) outstanding immediately before the Effective Time (an "IDB Option") shall be canceled as of the Effective Time for no consideration; (B) to provide that each GFI RSU outstanding immediately before the Effective Time and then held by any Person other than a Continuing Employee or a non-employee director of GFI (an "IDB RSU") shall be converted into an obligation of IDB Buyer in accordance with the procedures set forth in Section 6.6(e) of the GFI Disclosure Letter, and IDB Buyer shall be solely responsible for the withholding, payment and reporting of any Tax arising with respect to the IDB Options and IDB RSUs, including Tax arising upon or as a result of any conversion or cancellation or any other taxable event with respect to the IDB RSUs and IDB Options whether before, at or after the Effective Time, including at any time after the cancellation of the IDB Options or conversion of the IDB RSUs; (C) to provide that neither CME nor any Affiliate of CME shall have any liability in respect of any IDB Option or IDB RSU, and neither CME nor any Affiliate of CME shall have any obligation to make any reports or notifications to any relevant Taxing Authority or other Governmental Entity in relation to the IDB Options or IDB RSUs; and (D) to obtain, subject to Section 6.6(e)(iii), the Consent (as defined below) of each holder of an IDB RSU to the cancellation or conversion of their IDB RSUs and a release of any claims arising in connection with such IDB RSU in favor of CME and its Affiliates in a form and at a time reasonably acceptable to GFI.

           (ii)  Consent.    For purposes of this Section 6.6, "Consent" means (A) express consent in writing, including a release of any claims arising in connection with such IDB RSU in favor of Seller and its Affiliates, where the holder of the IDB RSU (I) is presently employed or engaged in Australia, China, Dubai, Israel, Japan, Philippines, Singapore or Switzerland, or, where such express consent is not obtained by the Closing Date, then as set forth in Section 6.6(e)(ii)(A), (II) is a person whose IDB RSU will be converted into a combination of deferred cash and equity awards or (III) (x) is presently employed or engaged in the U.K., (y) was granted the IDB RSU as a sign-on bonus at the commencement of employment, and (z) holds 30,000 or more outstanding IDB RSUs as of the date hereof; and, in all other cases (B) the insertion of implied consent language reasonably acceptable to CME into documentation governing awards to be granted by IDB Buyer on the conversion of the IDB RSUs.

          (iii)  Required Efforts to Secure Consent.    GFI must obtain Consent from every individual described in Section 6.6(e)(ii)(A)(II). For all other IDB RSUs that are subject to an express Consent requirement under Section 6.6(e)(ii)(A), GFI must use its reasonable best efforts to obtain express consent in writing from the holder of the IDB RSU within 60 days following the date hereof, and if not obtained during such period, prior to the Closing Date.

          (iv)  Outstanding RSUs.    No more than 60 days following the date hereof, GFI must provide CME with, for each individual identified in Section 6.6(e)(ii)(A), a complete and accurate list as of the date of delivery identifying (A) whether the individual is described in clause (I), (II) or (III) of Section 6.6(e)(ii)(A) (and in the case of individuals described in clause (I), the relevant jurisdiction), (ii) the number of shares of Genesis Common Stock subject to IDB RSUs then held by such person, and (iii) whether Consent has then been obtained in respect of such individual. GFI shall update such list and deliver it to CME not less frequently than monthly thereafter.

        (f)    Nothing in this Agreement, express or implied, shall be treated as an amendment of, or undertaking to amend, any employee benefit plan. Nothing in this Section 6.6, express or implied, shall confer upon any current or former employee, worker, consultant or director of GFI or a GFI Subsidiary, or legal representative or beneficiary thereof or other person, any rights or remedies, including any right to employment or service or continued employment or service for any specified period, or compensation or benefits of any nature or kind whatsoever or a right of any employee, worker, consultant or director or beneficiary of such person under an employee benefit plan that such employee or beneficiary or other person would not otherwise have under the terms of that employee benefit plan without regard to this Agreement.

        Section 6.7    Fees and Expenses.    Except as set forth in Section 8.3(c) (Expense Reimbursement), whether or not the Combination is consummated, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, except with respect to Expenses of printing and mailing the Proxy Statement/Prospectus, all filing and other fees paid to the SEC in connection with the Transactions and all fees associated with the HSR Act and the Foreign Competition Laws, which shall be borne equally by CME and GFI. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, including the preparation, printing, filing and mailing, as the case may be, of the Proxy Statement/Prospectus, the Form S-4 and any amendments or supplements thereto, the solicitation of the GFI Stockholder Approval and all other matters related to the Transactions.

        Section 6.8    Directors' and Officers' Indemnification and Insurance.

        (a)   From and after the Effective Time, the Surviving Company shall indemnify and hold harmless, and provide advancement of expenses to, all past and present directors and officers of GFI and anyone who becomes a director or officer of GFI during the period from the date of this Agreement through the Closing Date (in all of their capacities) (the "Indemnified Persons") for all acts and omissions occurring at or prior to the Effective Time to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by GFI pursuant to GFI's

Constituent Documents and indemnification agreements, if any, in existence on the date hereof with any Indemnified Persons. CME shall cause the Constituent Documents of the Surviving Corporation and the Surviving Company to contain provisions with respect to indemnification, advancement of expenses and limitation of director and officer liability that are no less favorable to the Indemnified Persons with respect to acts or omission occurring at or prior to the Effective Time than those set forth in the Constituent Documents of GFI as of the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified Persons. From and after the Effective Time, CME shall guarantee and stand surety for, and shall cause the Surviving Company to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.8.

        (b)   Prior to the Closing Date, GFI shall, or if GFI is unable to, CME shall cause the Surviving Company as of or following the Effective Time to, purchase a six year prepaid "tail" policy on the current policies of directors' and officers', employed lawyers' liability insurance and fiduciary liability insurance maintained by GFI with respect to claims arising from facts or events that occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) ("D & O Insurance"); provided that GFI shall not pay, and the Surviving Company shall not be required to pay, for such "tail" policy more than 300% of the current annual premium paid by GFI for such D & O Insurance. If such D & O Insurance has been obtained by GFI prior to the Effective Time, CME shall cause such D & O Insurance to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Company. If GFI or the Surviving Company shall for any reason fail to obtain such "tail" policy, the Surviving Company or CME shall maintain for a period of six years after the Effective Time such D & O Insurance (provided that the Surviving Company or CME (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured); provided that in no event shall the Surviving Company or CME be required to pay in any one year more than 300% of the current annual premium paid by GFI for such D & O Insurance; provided, further, that if the annual premiums of such D & O Insurance exceed such amount, the Surviving Company or CME shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

        (c)   If CME, the Surviving Company or any of its or their successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or other entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of CME or the Surviving Company, as the case may be, shall assume all of the obligations set forth in this Section 6.8.

        (d)   The obligations of CME, the Surviving Company and any successors thereto under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 6.8 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 6.8 applies shall be third party beneficiaries of this Section 6.8).

        Section 6.9    Public Announcements.    CME and GFI shall develop a joint communications plan and each Party shall (a) ensure that all of its press releases and other public statements or communications with respect to the Transactions shall be consistent with such joint communications plan and (b) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other before issuing any press release or, to the extent practicable, otherwise making any public statement or communication with respect to this Agreement or the Transactions. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement/Prospectus in accordance with the provisions of

Section 6.1 (Preparation and Mailing of Proxy Statement/Prospectus), neither CME, GFI nor any of their respective Affiliates shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party's business, financial condition or results of operations without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) nothing in this Section 6.9 shall limit GFI's or the Board of Directors of GFI's rights under Section 6.5, (b) GFI will no longer be required to consult with CME in connection with any such press release or public statement if the Board of Directors of GFI (upon the recommendation of the Special Committee) has effected any Change in Recommendation in compliance with Section 6.5(d) or shall have resolved to do so and (c) the requirements of this Section 6.9 shall not apply to any disclosure by GFI or CME of any information concerning this Agreement or the Transactions in connection with any dispute between the Parties regarding this Agreement or the Transactions.

        Section 6.10    Notice of Certain Events.    Each of CME and GFI shall promptly notify the other after receiving or becoming aware of (a) any written notice from any counterparty to a GFI Contract alleging that the consent of that Person is or may be required in connection with the Transactions, (b) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to (i) prevent or materially delay the consummation of the Transactions or (ii) result in the failure of any condition to the Closing set forth in Article VII to be satisfied, or (c) any Proceeding commenced or, to its Knowledge, threatened against, relating to or otherwise involving CME or any of the CME Subsidiaries or GFI or any of the GFI Subsidiaries, as the case may be, that relates to the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

        Section 6.11    Listing of Shares of CME Class A Common Stock.    CME shall use its reasonable best efforts to cause the shares of CME Class A Common Stock to be issued in the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Closing Date.

        Section 6.12    Section 16 of the Exchange Act.    Prior to the Effective Time, each of CME and GFI shall take all reasonable actions intended to cause any dispositions of GFI Common Stock (including derivative securities with respect to GFI Common Stock) resulting from the transactions contemplated by Article I and Article II by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act, as described in the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

        Section 6.13    State Takeover Laws.    If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or shall become applicable to the Transactions, the Parties shall use reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the Transactions.

        Section 6.14    Stockholder or Member Litigation.    GFI shall promptly advise CME orally and in writing of any litigation brought by any stockholder of GFI against GFI and/or its directors relating to this Agreement and/or the Transactions, and shall keep CME reasonably informed regarding any such litigation. GFI shall give CME the opportunity to consult with GFI, and shall take into account and implement CME's reasonable views, regarding the defense or settlement of any such litigation and shall not settle any such litigation without the prior written consent of CME (which consent may not be unreasonably withheld, conditioned or delayed).

        Section 6.15    Actions with Respect to Existing GFI Indebtedness.

        (a)   GFI shall deliver to CME prior to the Closing a copy of a payoff letter, in commercially reasonable form, under the Credit Agreement, evidencing the amount necessary to repay or satisfy and discharge any Indebtedness outstanding under the Credit Agreement, the termination of all agreements and all obligations in connection therewith and the release of all Liens securing the obligations under the Credit Agreement. At or prior to the Closing, GFI shall pay such payoff amounts as provided in such payoff letter in order to terminate the Credit Agreement at the Closing.

        (b)   At CME's written request, GFI shall use its reasonable best efforts to commence as soon as reasonably practicable after receipt of such request (or at such later time as specified in such request) and conduct and consummate at the time specified in such request, and on such other terms and conditions, including pricing terms, specified by CME, an offer to purchase all or a portion of the outstanding Senior Notes due 2018 (a "Tender Offer") and/or a solicitation of consent of the holders of the Senior Notes due 2018 to such amendments to the Indenture as CME may specify (a "Consent Solicitation," and any Tender Offer or Consent Solicitation a "Debt Offer"); provided that, (A) with respect to any Debt Offer, GFI shall not be required to commence such Debt Offer until CME shall have provided GFI with the necessary offer to purchase, consent solicitation statement, letter of transmittal, supplemental indenture or other related documents in connection with such Debt Offer (collectively, "Debt Offer Documents") a reasonable period of time in advance of commencing such Debt Offer and (B) CME shall afford GFI a reasonable opportunity to review the material terms and conditions of the Debt Offers. The closing of any Debt Offer shall be expressly conditioned on the occurrence of the Closing (provided that, in the case of any Tender Offer that CME requires to be conducted on such terms as would satisfy any obligation of GFI under the terms of the Senior Notes due 2018 to repurchase Senior Notes due 2018 in connection with the occurrence of a repurchase event under the Indenture, as provided below, the closing of such Debt Offer may be conditioned on the occurrence of a Change of Control Repurchase Event (as defined in the Indenture) as contemplated by the Indenture). None of the Senior Notes due 2018 shall be required to be accepted for purchase or purchased pursuant to a Debt Offer prior to the Closing. GFI shall, and shall use reasonable best efforts to cause its Representatives, to provide all cooperation reasonably requested by CME in connection with any Debt Offer; provided, however, that nothing herein shall (x) require such cooperation to the extent it would unreasonably disrupt or interfere with the business or operations of GFI or any of its Subsidiaries or (y) require GFI or any of its Subsidiaries to pay any fees, incur or reimburse any costs or expenses or make any payment, prior to the occurrence of the Effective Time (except to the extent that CME promptly reimburses (in the case of ordinary course out-of-pocket costs and expenses) or provides the funding (in all other cases) to GFI or such Subsidiary therefor). The closing of each Tender Offer and each Consent Solicitation shall be conducted in compliance with applicable Laws, including SEC rules and regulations to the extent applicable. GFI shall waive any of the conditions to a Debt Offer (other than, to the extent applicable to such Debt Offer, that the Merger shall have been consummated and that there shall be no law, injunction or other legal restraint prohibiting consummation of such Debt Offer) as may be reasonably requested by CME and shall not, without the prior written consent of CME, waive any condition to a Debt Offer or make any changes to a Debt Offer. Without limitation as to the foregoing, CME may require that a Tender Offer pursuant to this Section 6.15 be conducted on such terms as would satisfy any obligation of GFI under the terms of the Senior Notes due 2018 to repurchase Senior Notes due 2018 in connection with the occurrence of a repurchase event under the Indenture. In connection with any Consent Solicitation, if the requisite valid consents from holders of the Senior Notes due 2018 have been received in accordance with the Indenture and the terms of such Consent Solicitation, GFI shall use its reasonable best efforts (including reasonable best efforts to cause its counsel to deliver such legal opinions as are required under the Indenture) to cause the Trustee to execute a supplemental indenture to the Indenture to implement the amendments thereto authorized in such Consent Solicitation; provided that no such amendment shall (x) be effective until immediately prior to the Effective Time unless the operative provisions of such supplemental indenture would, by their terms, revert and be deemed never to have been in effect in the event that this Agreement is terminated in accordance with the provisions hereof or would cease to apply if the Effective Time never occurs or (y) be operative with respect to any period prior to the Effective Time.

        (c)   If requested by CME in writing, GFI shall take all actions requested by CME reasonably necessary, including the issuance of one or more notices of optional redemption for all or a portion of the outstanding aggregate principal amount of the Senior Notes due 2018 pursuant to the Indenture, in order to effect the satisfaction and discharge of the Indenture with respect to the Senior Notes due 2018 and/or the covenant defeasance of the Senior Notes due 2018, in each case pursuant to the Indenture (such a satisfaction and discharge or defeasance, a "Discharge" of the Senior Notes due 2018), and shall effect such Discharge of the Senior Notes due 2018 at the Effective Time or at such other time thereafter as may be specified by CME; provided that (i) in no event shall GFI be required to consummate a Discharge of the Senior Notes due 2018 or issue any irrevocable notice of redemption with respect to the Senior Notes due 2018 prior to the Closing, (ii) to the extent that a Discharge of the Senior Notes due 2018 can be conditioned on the completion of the Merger, it will be so conditioned, (iii) prior to GFI being required to issue any notice of redemption with respect to Senior Notes due 2018, CME shall set aside, or shall cause to be set aside, sufficient funds to deliver to GFI to effect such redemption and (iv) prior to GFI being required to effect a Discharge of the Senior Notes due 2018, CME shall deliver to, or shall cause to be delivered to, GFI or a paying agent selected or approved by CME and reasonably acceptable to GFI funds sufficient to enable GFI to effect such Discharge of the Senior Notes due 2018. GFI shall provide, and shall use reasonable best efforts to cause its Representatives to provide, any other cooperation reasonably requested by CME to facilitate any Discharge.

        (d)   The Debt Offer Documents (including all amendments or supplements thereto) and all other communications with the holders of the Senior Notes due 2018 in connection with any Debt Offer or any Discharge shall be subject to prior review of, and comment by, CME and GFI and shall be reasonably acceptable to each of them. GFI shall not waive any condition to any Debt Offer or Discharge other than as agreed in writing between CME and GFI. GFI shall, and shall cause the GFI Subsidiaries and its and their Representatives to, provide all cooperation reasonably requested by CME in connection with any Debt Offer or Discharge. Without limitation as to the foregoing, GFI and the GFI Subsidiaries shall, and shall use reasonable best efforts to cause its counsel to, furnish legal opinions in customary form and scope relating to GFI and the GFI Subsidiaries, the Indenture and the Senior Notes due 2018 and the Merger to the extent required by the Indenture in connection with any Debt Offer (including any supplemental indentures in connection therewith) or Discharge; provided that CME will provide such assistance and information in connection therewith as is reasonably requested by GFI. In connection with any Debt Offer or Discharge, CME may select one or more dealer managers, information agents, solicitation agents, tabulation agents, depositaries and other agents, in each case reasonably acceptable to GFI, to provide assistance in connection therewith, and GFI shall use reasonable best efforts to enter into customary agreements with such parties so selected on terms reasonably satisfactory to CME (any such agreement, an "Agent Agreement").

        (e)   GFI and CME shall keep each other reasonably informed regarding the status, results and timing of any Debt Offer or Discharge. If, at any time prior to the completion of any Tender Offer or Consent Solicitation, GFI, on the one hand, or CME, on the other hand, discovers any information that should be set forth in an amendment or supplement to the offer and/or consent solicitation documents so that such documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall use its reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by CME describing such information shall be disseminated by or on behalf of GFI to the holders of the Senior Notes due 2018. Notwithstanding anything to the contrary in this Section 6.15, GFI and CME shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other Law to the extent applicable in connection with any Tender Offer or Consent Solicitation, and such compliance will not be deemed a breach hereof.

        (f)    Any obligation of GFI pursuant to this Section 6.15 to consummate any Debt Offer, redemption or Discharge shall, in each case, be subject to CME delivering or causing to be delivered to GFI or to the Trustee or applicable paying agent, tender or solicitation agent, as the case may be, on or prior to the date of such consummation, sufficient funds to consummate such Tender Offer, Consent Solicitation, redemption or Discharge, as applicable. CME shall pay the fees and out-of-pocket expenses of any dealer manager, information agent, solicitation agent, tabulation agent, depositary or other agent retained in connection with the Debt Offers to the extent, in the amounts and at the times payable pursuant to the applicable Agent Agreement. CME further agrees to reimburse GFI and its Subsidiaries for all of their documented reasonable out-of-pocket costs and expenses (including documented reasonable fees and disbursements of counsel) in connection with the Debt Offers and the Discharge of any Senior Notes due 2018, promptly following the incurrence thereof and the delivery by GFI to CME of reasonably satisfactory documentation thereof. CME shall indemnify and hold harmless GFI, IDB Buyer and their respective Affiliates and Representatives from and against any and all liabilities, obligations, losses, damages, claims, costs, expenses, awards, judgments and penalties of any type actually suffered or incurred by any of them in connection with the Debt Offer, the Discharge of any Senior Notes due 2018 and/or the provision of information utilized in connection therewith (other than information provided in writing by GFI specifically for use in connection therewith), in each case, except to the extent that any such obligations, losses, damages, claims, costs, expenses, awards, judgments and penalties, fees, costs or other liabilities are suffered or incurred as a result of GFI's or its Representatives' gross negligence, bad faith, willful misconduct or material breach of this Agreement, as applicable, or arise from disclosure provided by GFI or its Representatives (including disclosures incorporated by reference in any Debt Offer document) that contained a material misstatement or omission.

        (g)   GFI shall use its reasonable best efforts to ensure compliance with and discharge of the obligations of GFI under the Indenture in accordance with the terms thereof. Prior to the Effective Time, GFI shall use its reasonable best efforts to take all necessary actions in accordance with the terms of the Indenture, including delivery of any supplemental indentures, legal opinions, officers' certificates or other documents or instruments, in connection with the consummation of the Merger.

        (h)   GFI shall, and shall use its reasonable best efforts to cause its Representatives to, reasonably cooperate with CME in maintaining and/or seeking upgrades to the credit ratings assigned to the Senior Notes due 2018 by each Rating Agency (as defined in the Indenture), such cooperation to include assisting with the preparation of, and furnishing such information as CME may reasonably request for inclusion in, customary materials for rating agency presentations and participating in a reasonable number of meetings and sessions with each Rating Agency (as defined in the Indenture); provided that nothing in this Section 6.15(h) will require such cooperation to the extent it would unreasonably disrupt or interfere with the business or operations of GFI or any of its Subsidiaries. CME will reimburse GFI and its Representatives for their documented reasonable out-of-pocket costs and expenses in connection with providing such cooperation promptly following the incurrence thereof and the delivery by GFI to CME of reasonably satisfactory documentation thereof.

        Section 6.16    Tax Matters.    GFI and each GFI Subsidiary will duly and timely file with the appropriate Governmental Entities or Taxing Authorities all Tax Returns required to be filed by it in respect of any material Taxes in any jurisdiction for which GFI is required by a Governmental Entity to file such Tax Returns, including, but not limited to those Tax Returns required to be filed in respect of all material Taxes not yet due and payable with respect to the results of operations of GFI and each

GFI Subsidiary, whether or not such Taxes are asserted by the relevant Governmental Entity or Taxing Authority, and such Tax Returns will be true, correct and complete in all material respects.

        Section 6.17    Stock Exchange Delisting; Exchange Act Deregistration.    Prior to the Closing Date, GFI shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable under applicable Laws and rules and policies of the New York Stock Exchange (the "NYSE") to enable the delisting of GFI Common Stock from the NYSE and the deregistration of GFI Common Stock under the Exchange Act on the Closing Date.

        Section 6.18    Certain Financial Information.    No later than three Business Days prior to the Closing Date, GFI shall prepare in good faith (in consultation with CME) and deliver to CME a certificate executed by the chief financial officer of GFI (the "Estimated Closing Certificate") setting forth the estimated amount as of the Closing Date, immediately following the consummation of the Transactions and giving effect thereto, of (i) Available Cash, (ii) Working Capital, prepared in accordance with the sample calculation set forth in Section 1.1(d) of the GFI Disclosure Letter, and (iii) Tangible Equity (including a breakdown by type of equity, including Available Cash), prepared in accordance with the sample calculation set forth in Section 1.1(c) of the GFI Disclosure Letter, together with reasonable supporting detail. The Estimated Closing Certificate shall be in the form set forth in Section 6.18 of the GFI Disclosure Letter. Following delivery of the Estimated Closing Certificate and prior to the Closing, GFI will provide CME and its Representatives with reasonable access to the books and records, personnel and related work papers of GFI and its Subsidiaries in connection with CME's review of the Estimated Closing Certificate and the information set forth therein.

        Section 6.19    Transaction Documents.    CME, Merger Sub 1 and Merger Sub 2 will not, and will cause their Affiliates not to, amend the JPI Merger Agreement, the IDB Transaction Agreement or the GFI Support Agreement or waive any conditions thereto in a manner adverse to GFI (or materially more favorable to the applicable counter party thereto) without the prior written consent of the Special Committee (which consent shall not be unreasonably withheld, conditioned or delayed).

ARTICLE VII
CONDITIONS PRECEDENT

        Section 7.1    Conditions to Each Party's Obligation to Effect the Combination.    The respective obligations of each Party to effect the Combination are subject to the satisfaction or, to the extent permitted by applicable Law and the terms hereof, waiver, on or prior to the Closing Date of the following conditions:

        (a)    Stockholder Approval.     GFI shall have obtained the GFI Stockholder Approval; provided that, without the written consent of the Special Committee, neither GFI nor CME may waive the requirement to obtain the Disinterested Stockholder Approval.

        (b)    Stock Exchange Listing.     The shares of CME Class A Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the Nasdaq.

        (c)    Regulatory Approval.     (i) Any waiting period (and any extension thereof) applicable to the Combination under the HSR Act and the Foreign Competition Laws set forth in Section 7.1(c)(i) of the GFI Disclosure Letter shall have been terminated or shall have expired and no action shall have been instituted by the Antitrust Division or the FTC or under any Foreign Competition Laws set forth in Section 7.1(c)(i) of the GFI Disclosure Letter challenging or seeking to enjoin the consummation of the Combination or impose a Burdensome Condition, which action shall not have been withdrawn, terminated or finally resolved, (ii) all approvals applicable to the Combination under any Foreign Competition Laws set forth in Section 7.1(c)(ii) of the GFI Disclosure Letter shall have been obtained and such approvals shall not be subject to a Burdensome Condition, (iii) all Regulatory Approvals set forth in Section 7.1(c)(iii) of the GFI Disclosure Letter shall have been obtained and such approvals shall not be subject to a Burdensome Condition, and (iv) all Notices set forth in Section 7.1(c)(iv) of the GFI Disclosure Letter shall have been provided and all required related acknowledgements shall have been obtained and such acknowledgements shall not have imposed a Burdensome Condition.

        (d)    No Injunctions or Restraints; Illegality.     No Laws shall have been adopted or promulgated after the date of this Agreement, and no temporary restraining order, preliminary or permanent injunction or other Order shall have been issued and remain in effect, by a Governmental Entity or Self-Regulatory Organization of competent jurisdiction having the effect of making the Combination illegal or otherwise prohibiting consummation of the Combination, or seeking to impose a Burdensome Condition (collectively, "Restraints") unless such Restraint is vacated, terminated or withdrawn; provided that prior to asserting this condition, the Party asserting this condition shall have used its reasonable best efforts (in the manner contemplated by Section 6.4) to prevent the entry of such Restraint and to appeal as promptly as possible any judgment that may be entered.

        (e)    Effectiveness of the Form S-4.     The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        (f)    Other Transactions.     Each of the conditions to the closing of the JPI Mergers and the IDB Transaction shall have been satisfied or waived (in the case of such waiver, in compliance with Section 6.19 (Transaction Documents)).

        Section 7.2    Conditions to Obligations of CME, Merger Sub 1 and Merger Sub 2.    The obligations of CME, Merger Sub 1 and Merger Sub 2 to effect the Combination are subject to the satisfaction, or waiver by CME, on or prior to the Closing Date of the following additional conditions:

        (a)    Representations and Warranties.     The representations and warranties of GFI set forth in this Agreement, (i) other than the GFI Identified Representations, made as if none of such representations and warranties contained any qualifications or limitations as to "materiality" or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made do not constitute a Material Adverse Effect, and (ii) with respect to the GFI Identified Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except with respect to the representations and warranties contained in Section 3.3, for de minimis inaccuracies. CME shall have received a certificate of the chief executive officer or the chief financial officer of GFI to such effect.

        (b)    Performance of Obligations of GFI.     GFI shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement on or prior to the Closing Date and CME shall have received a certificate of the chief executive officer or the chief financial officer of GFI to such effect.

        (c)    Tax Opinion.     CME shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to CME, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, to the effect that (i) the Combination will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of CME and GFI will be a party to such reorganization. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of CME, GFI and others.

        (d)    Other Transactions.     The Pre-Closing Reorganization shall have been completed in compliance with Section 6.4(d).

        (e)    Minimum Working Capital and Cash.     Immediately following the consummation of the Transactions and after giving effect thereto, the CME Retained Subsidiaries shall have available (i) Working Capital equal to or greater than $1,200,000 and (ii) Available Cash equal to or greater than $40,000,000 or, if GFI makes its January 2015 principal and interest payment on the Senior Notes due 2018 prior to the Closing, $35,300,000, and CME shall have received a certificate of the chief financial officer of GFI, which shall be consistent with the Estimated Closing Certificate (with such changes reasonably agreed by CME), to such effect.

        Section 7.3    Conditions to Obligations of GFI.    The obligations of GFI to effect the Combination are subject to the satisfaction, or waiver by GFI, on or prior to the Closing Date of the following additional conditions:

        (a)    Representations and Warranties.     The representations and warranties of CME, Merger Sub 1 and Merger Sub 2 set forth in this Agreement, (i) other than the CME Identified Representations, made as if none of such representations and warranties contained any qualifications or limitations as to "materiality" or CME Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made do not constitute a CME Material Adverse Effect, and (ii) with respect to the CME Identified Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date). GFI shall have received a certificate of the chief executive officer or the chief financial officer of CME to such effect.

        (b)    Performance of Obligations of CME, Merger Sub 1 and Merger Sub 2.     Each of CME, Merger Sub 1 and Merger Sub 2 shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement on or prior to the Closing Date and GFI shall have received a certificate of the chief executive officer or the chief financial officer of CME to such effect.

        (c)    Tax Opinion.     GFI shall have received an opinion of White & Case LLP, in form and substance reasonably satisfactory to GFI, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, to the effect that (i) the Combination will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of GFI and CME will be a party to such reorganization. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of GFI, CME and others.

ARTICLE VIII
TERMINATION

        Section 8.1    Termination.    This Agreement may be terminated and the Combination may be abandoned at any time prior to the Effective Time, whether before or after receipt of the GFI Stockholder Approval:

        (a)   by mutual written consent of CME and GFI;

        (b)   by either CME or GFI, if:

          (i)    Termination Date.    The Combination shall not have been consummated by March 15, 2015 (the "Outside Date");

          (ii)    Restraint.    Any Restraint (other than a temporary restraining order, preliminary injunction or similar non-permanent Order) having any of the effects set forth in Section 7.1(d) (No Injunctions or Restraints; Illegality) shall be in effect and shall have become final and non-appealable;

          (iii)    No Stockholder Approval.    The GFI Stockholder Approval shall not have been obtained at the GFI Stockholders Meeting or any adjournments or postponements thereof; or

          (iv)    Other Transactions.    Either the JPI Merger Agreement or the IDB Transaction Agreement is terminated in accordance with its terms;

provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of any such condition.

        (c)   by CME, if:

          (i)    Breach by GFI.    GFI shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by GFI prior to the Outside Date or is not cured by the earlier of (x) 30 days following written notice to GFI by CME of such breach or (y) the Outside Date and (B) would result in the failure of any condition set forth in Section 7.2(a) (Representations and Warranties) or Section 7.2(b) (Performance of Obligations of GFI) to be satisfied; provided that CME, Merger Sub 1 or Merger Sub 2 is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in the failure of any condition set forth in Section 7.3(a) (Representations and Warranties) or Section 7.3(b) (Performance of Obligations of CME, Merger Sub 1 and Merger Sub 2) to be satisfied;

          (ii)    Violation of No Solicitation.    GFI or any of the GFI Subsidiaries or any of its and their respective Representatives shall have breached in any material respect any of their respective obligations under Section 6.5 (No Solicitation); or

          (iii)    Failure to Recommend or Change in Recommendation.    The Board of Directors of GFI or the Special Committee shall (1) fail to include the GFI Recommendation in the Proxy Statement/Prospectus, (2) effect a Change in Recommendation, (3) following the public disclosure or announcement of a Takeover Proposal, fail to publicly reaffirm the GFI Recommendation within five Business Days after CME so requests in writing or (4) in the case of a Takeover Proposal made by way of a tender offer or exchange offer, fail to recommend that GFI's stockholders reject such tender offer or exchange offer within the ten Business Day period specified in Section 14e-2(a) under the Exchange Act; provided, however, that CME shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(iii) from and after receipt of the GFI Stockholder Approval.

        (d)   by GFI, if:

          (i)    Breach by CME.    CME, Merger Sub 1 or Merger Sub 2 shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by CME, Merger Sub 1 or Merger Sub 2 prior to the Outside Date or is not cured by the earlier of (x) thirty (30) days following written notice to CME, Merger Sub 1 or Merger Sub 2 by GFI of such breach or (y) the Outside Date and (B) would result in the failure of any condition set forth in Section 7.3(a)

  (Representations and Warranties) or Section 7.3(b) (Performance of Obligations of CME, Merger Sub 1 and Merger Sub 2); provided that GFI is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in the failure of any condition set forth in Section 7.2(a) (Representations and Warranties) or Section 7.2(b) (Performance of Obligations of GFI) to be satisfied; or

          (ii)    Issuance Cap.    The aggregate number of shares of CME Class A Common Stock issuable in the Transactions but for the last sentence of Section 1.7(b) would exceed 19.9% of the number of shares of CME Class A Common Stock outstanding on the trading day immediately before the date hereof (as appropriately adjusted for any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon).

        Section 8.2    Effect of Termination.    In the event of any termination of this Agreement as provided in Section 8.1 (Termination), the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party with respect thereto, except for the confidentiality provisions of Section 6.3 (Access to Information; Confidentiality) and the provisions of this Section 8.2, Section 8.3 (Termination Fee and Expense Reimbursement) and Article IX (General Provisions), each of which shall remain in full force and effect; provided, however, that no Party shall be relieved or released from any liability or damages arising from a breach of any provision of this Agreement.

        Section 8.3    Termination Fee and Expense Reimbursement.

        (a)   If (x) this Agreement is terminated pursuant to (i) Section 8.1(b)(iii) (No Stockholder Approval), (ii) Section 8.1(c)(i) (Breach by GFI), (iii) Section 8.1(c)(ii) (Violation of No Solicitation) or (iv) Section 8.1(c)(iii) (Failure to Recommend or Change in Recommendation) and (y) within twelve months of such termination, (A) GFI enters into a definitive agreement to consummate a transaction contemplated by any Takeover Proposal (regardless of when made and such transaction is thereafter consummated (regardless of when consummated)) or (B) GFI consummates a transaction contemplated by any Takeover Proposal (regardless of when made), then GFI shall pay, or cause to be paid, to CME, by wire transfer of immediately available funds, an amount equal to $20,143,121 less the amount, if any, of the Expenses of CME paid by GFI pursuant to Section 8.3(b), concurrently with the consummation of such transaction; provided that, solely for purposes of this Section 8.3(a), the term "Takeover Proposal" shall have the meaning ascribed thereto in Section 6.5(f) (No Solicitation), except that all references to 20% shall be changed to 50%.

        (b)   If this Agreement is terminated pursuant to Section 8.1(b)(iii) (No Stockholder Approval), then GFI shall reimburse CME for all of its reasonable and documented Expenses up to a maximum amount of $5,755,177 within five Business Days of delivery of a reasonable detailed written notice from CME requesting payment thereof.

        (c)   If this Agreement is terminated pursuant to Section 8.1(b)(i) (Termination Date), Section 8.1(b)(ii) (Restraint), or Section 8.1(b)(iv) (Other Transactions) in connection with any failure to obtain any required Regulatory Approval set forth in Section 7.1(c)(iii) of the GFI Disclosure Letter, then GFI shall reimburse CME for all of its reasonable Expenses up to a maximum amount of $10 million within five Business Days of delivery of a reasonably detailed written notice from CME requesting payment thereof.

        (d)   GFI agrees that the agreements contained in this Section 8.3 are an integral part of this Agreement, and that, without these agreements, CME would not enter into this Agreement. Accordingly, if GFI fails promptly to pay any amounts due under this Section 8.3 and, in order to obtain such payment, CME commences a suit that results in a judgment against GFI for such amounts, GFI shall pay interest on such amounts from the date the payment of such amounts was due to the date of actual payment at the prime rate of the Bank of New York in effect on the date such payment was due, together with the reasonable Expenses of CME in connection with such suit.

ARTICLE IX
GENERAL PROVISIONS

        Section 9.1    Non-Survival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 6.8 (Directors' and Officers' Indemnification and Insurance)) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

        Section 9.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given on the date of delivery if delivered personally, by email (which is confirmed), or sent by a nationally recognized overnight courier service (providing proof of delivery). All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to CME, Merger Sub 1 or Merger Sub 2, to:
CME Group Inc. 20 South Wacker Drive Chicago, IL 60606
Attention:	Kathleen M. Cronin, General Counsel
Email:	legalnotices@cmegroup.com
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP 155 North Wacker Drive Chicago, IL 60606
Attention:	Rodd M. Schreiber, Esq. Richard C. Witzel, Jr., Esq.
Email:	Rodd.Schreiber@skadden.com Richard.Witzel@skadden.com
If to GFI, to:
GFI 55 Water Street New York, NY 10041
Attention:	Christopher D'Antuono
Email:	christopher.dantuono@gfigroup.com
with a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019
Attention:	Jeffrey R. Poss, Esq.
Email:	jposs@willkie.com
If to the Special Committee, to:

Special Committee GFI 55 Water Street New York, NY 10041
Attention:	Christopher D'Antuono
Email:	christopher.dantuono@gfigroup.com
with a copy (which shall not constitute notice) to:
White & Case LLP 1155 Avenue of the Americas New York, NY 10036
Attention:	Morton A. Pierce, Esq. Bryan J. Luchs, Esq.
Email:	mpierce@whitecase.com Bryan.Luchs@whitecase.com

        Section 9.3    Interpretation.    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings (including headings contained in parentheticals to Section and Article references) contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As it relates to GFI, the words "made available" shall be deemed to mean that such information was (a) provided in writing to CME or its Representatives, (b) included in GFI's electronic data room or (c) was otherwise available in GFI's public filings on the SEC's public website (www.sec.gov); provided, that the immaterial omission of a document or part of a document shall not mean that such information was not "made available." The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

        Section 9.4    Counterparts; Effectiveness.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received counterparts thereof signed and delivered by the other Parties. Signatures transmitted electronically shall be accepted as originals for all purposes of this Agreement.

        Section 9.5    Entire Agreement; Third Party Beneficiaries.

        (a)   This Agreement (including the Exhibits and the Parties' disclosure letters hereto), the Confidentiality Agreement, the JPI Merger Agreement, the IDB Transaction Agreement and the GFI Support Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

        (b)   This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, except for (i) from and after the Effective Time, the rights of the stockholders of GFI to receive the Merger Consideration, (ii) from and after the Effective Time, the right of the holders of Continuing Employee RSUs to receive the CME RSUs and (iii) the Indemnified Persons who may enforce the provisions of Section 6.8 (Directors' and Officers' Indemnification and Insurance). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.9 (Extension; Waiver) without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 9.6    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

        Section 9.7    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

        Section 9.8    Amendment.    This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors (and in the case of GFI, upon the recommendation thereof by the Special Committee), at any time before or after approval of the matters presented in connection with this Agreement by the stockholders of GFI, but, after such approval, no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

        Section 9.9    Extension; Waiver.    At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors (and in the case of GFI, upon the recommendation thereof by the Special Committee), may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or, except as provided in Section 7.1(a), conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        Section 9.10    Governing Law and Venue; Waiver of Jury Trial.

        (a)   THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN, ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY STATE OTHER THAN THE STATE OF DELAWARE. The Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the federal courts of the United States of America located in the State of Delaware in respect of all matters arising out of or relating to this Agreement, the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 (Notices) or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

        (b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(b).

        Section 9.11    Enforcement.    The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties (on behalf of themselves and the third-party beneficiaries of this Agreement provided in Section 9.5(b) (Third Party Beneficiaries)) shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

* * * * *

        IN WITNESS WHEREOF, GFI, CME, Merger Sub 1 and Merger Sub 2 have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

GFI GROUP INC.
By:	/s/ MICHAEL GOOCH
	Name:	Michael Gooch
	Title:	Executive Chairman
CME GROUP INC.
By:	/s/ KATHLEEN M. CRONIN
	Name:	Kathleen M. Cronin
	Title:	General Counsel
COMMODORE ACQUISITION CORP.
By:	/s/ JAMES E. PARISI
	Name:	James E. Parisi
	Title:	Treasurer
COMMODORE ACQUISITION LLC
By:	/s/ JAMES E. PARISI
	Name:	James E. Parisi
	Title:	Treasurer

[Agreement and Plan of Merger]

Annex B

Execution Version

AGREEMENT AND PLAN OF MERGER

AMONG

CME GROUP INC.,

CHEETAH ACQUISITION CORP.,

CHEETAH ACQUISITION LLC,

JERSEY PARTNERS INC.,

NEW JPI INC.

AND

THE INDIVIDUALS SIGNATORY HERETO

DATED AS OF JULY 30, 2014

B-i

B-ii

AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger, dated as of July 30, 2014 (this "Agreement"), is made and entered into among CME Group Inc., a Delaware corporation ("CME"), Cheetah Acquisition Corp., a Delaware corporation and a wholly-owned CME Subsidiary ("Merger Sub 1"), Cheetah Acquisition LLC, a Delaware limited liability company and a wholly-owned CME Subsidiary ("Merger Sub 2"), Jersey Partners Inc., a New York corporation ("JPI"), New JPI Inc., a Delaware corporation ("New JPI"), and the other individuals signatory hereto, which are stockholders of JPI and New JPI (the "Signing Stockholders"). CME, Merger Sub 1, Merger Sub 2, JPI, New JPI and each Signing Stockholder are referred to individually as a "Party" and collectively as the "Parties." Capitalized terms have the meanings given to them in Section 1.1.

RECITALS

        WHEREAS, the respective Boards of Directors of JPI and New JPI have approved and declared advisable, fair to and in the best interests of its stockholders, this Agreement and the Transactions, including the merger of Merger Sub 1 with and into New JPI (the "Merger") in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL") and the Delaware Limited Liability Company Act (the "DLLCA") and upon the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, immediately following the Merger, the Surviving Corporation will then merge with and into Merger Sub 2 (the "Subsequent Merger" and together with the Merger, the "Combination") in accordance with the applicable provisions of the DGCL and the Delaware Limited Liability Company Act (the "DLLCA") and upon the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, it is intended that, for U.S. federal income tax purposes, the Combination shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

        WHEREAS, immediately after the execution of this Agreement, the Signing Stockholders will deliver to CME an irrevocable action by written consent, in their capacity as stockholders of JPI and New JPI, to adopt this Agreement and approve the Transactions in accordance with applicable Law and the Constituent Documents of JPI and New JPI (the "Stockholder Consent");

        WHEREAS, prior to the Closing, JPI, New JPI and their respective stockholders will undertake an internal reorganization pursuant to which New JPI will form Jersey Partners Holdings LLC, a Delaware limited liability company ("JPI Holdings"), which shall form Jersey Partners LLC, a Delaware limited liability company and a wholly-owned subsidiary of JPI Holdings ("JPI LLC"), and JPI will merge with and into JPI LLC in exchange for shares of New JPI and in accordance with the applicable provisions of the DGCL and the DLLCA. JPI LLC will then distribute the Transferred Shares to JPI Holdings, which will distribute the Transferred Shares to New JPI so that New JPI will become the record and Beneficial Owner of all of the Transferred Shares record and Beneficially Owned by JPI, and New JPI will then distribute all of its membership interests in JPI Holdings to the stockholders of New JPI such that following such steps the only assets of New JPI will be the Transferred Shares, all in accordance with the F-Reorganization Steps Plan and the terms of this Agreement (the "F-Reorganization");

        WHEREAS, immediately following the Closing, Commodore Acquisition Corp., a Delaware corporation and a wholly-owned CME Subsidiary, will merge with and into GFI, a Delaware corporation ("GFI"), which will then merge with and into Commodore Acquisition LLC, a Delaware limited liability company and a wholly-owned CME Subsidiary (the "GFI Mergers"), each in accordance with the applicable provisions of the DGCL and the DLLCA and upon the terms and subject to the conditions set forth in the definitive merger agreement providing for the GFI Mergers (the "GFI Merger Agreement"); and

        WHEREAS, immediately following the completion of the GFI Mergers, GFI Brokers Holdco Ltd, a Bermuda limited liability company, will purchase from the surviving company of the GFI Mergers the IDB Subsidiaries (as defined in the GFI Merger Agreement) and assume certain liabilities (the "IDB Transaction"), upon the terms and subject to the conditions set forth in the definitive purchase agreement providing for the IDB Transaction (the "IDB Transaction Agreement").

        NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINED TERMS; THE MERGERS

        Section 1.1    Certain Defined Terms.    As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

        "Affiliate" means, with respect to any Person, at the time of determination, another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

        "Agreement" has the meaning set forth in the Preamble.

        "Antitrust Division" has the meaning set forth in Section 8.3(a).

        "Antitrust Laws" has the meaning set forth in Section 8.3(a).

        "Beneficial Owner" means, with respect to a Security, any Person who, directly or indirectly, through any contract, relationship or otherwise, has or shares (i) the power to vote, or to direct the voting of, such Security or (ii) the power to dispose of, or to direct the disposition of, such Security, and shall otherwise be interpreted in accordance with the term "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act, and the terms "Beneficially Owned" and "Beneficial Ownership" shall be construed accordingly. For the avoidance of doubt, CME shall not be deemed to be the Beneficial Owner of any GFI Common Stock by virtue of the GFI Support Agreement (as defined in the GFI Merger Agreement) or this Agreement.

        "Board of Directors" means the board of directors of any specified Person.

        "Burdensome Condition" has the meaning set forth in Section 8.3(c).

        "Business Day" means any day except Saturday or Sunday on which commercial banks are not required or authorized to close in the City of Chicago, Illinois or the City of New York, New York.

        "Certificate" has the meaning set forth in Section 1.7(c).

        "Certificate of Merger" has the meaning set forth in Section 1.4.

        "Clayton Act" means the Clayton Antitrust Act of 1914, as amended, and the rules and regulations promulgated thereunder.

        "Closing" has the meaning set forth in Section 1.3.

        "Closing Date" has the meaning set forth in Section 1.3.

        "CME" has the meaning set forth in the Preamble.

        "CME Class A Common Stock" means class A common stock, par value $0.01 per share, of CME.

        "CME Disclosure Letter" has the meaning set forth in Article V.

        "CME Financial Statements" means the consolidated financial statements of CME and the CME Subsidiaries included in the CME SEC Documents together, in the case of year-end statements, with reports thereon by Ernst & Young LLP, the independent auditors of CME for the periods included therein, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders' equity and a consolidated statement of cash flows, and accompanying notes.

        "CME Identified Representations" means Section 5.1, Section 5.2, Section 5.3, Section 5.4(a)(i) and Section 5.10.

        "CME Material Adverse Effect" means, with respect to CME, any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (a) would reasonably be expected to prevent or materially impair or delay the ability of CME, Merger Sub 1 or Merger Sub 2 to perform their obligations under this Agreement or to consummate the Transactions or (b) has been, or would reasonably be expected to be, materially adverse to the business, assets, properties, liabilities, results of operations or financial condition of CME and the CME Subsidiaries, taken as a whole, except to the extent that such event, occurrence, fact, condition, change, development or effect results from (i) general economic or regulatory conditions or changes therein, (ii) financial or security market fluctuations or conditions, (iii) changes in or events affecting the industries or markets in which CME and the CME Subsidiaries operate, (iv) any effect arising out of a change in GAAP or Law, (v) the announcement or pendency of this Agreement and the Transactions or the identity of GFI, other than for purposes of Section 5.4 (No Violations; Consents and Approvals), including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensors, licensees, lenders, partners, employees or regulators, (vi) changes in the market price or trading volume of CME Class A Common Stock on Nasdaq (provided that this clause (vi) shall not prevent a determination that any events, occurrences, facts, conditions, changes, developments or effects underlying such changes have resulted in a CME Material Adverse Effect unless such events, occurrences, facts, conditions, changes, developments or effects are otherwise excepted by this definition), (vii) any failure by CME to meet any estimates or outlook of revenues or earnings or other financial projections (provided that this clause (vii) shall not prevent a determination that any events, occurrences, facts, conditions, changes, developments or effects underlying such changes have resulted in a CME Material Adverse Effect unless such events, occurrences, facts, conditions, changes, developments or effects are otherwise excepted by this definition), (viii) natural disasters or (ix) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date hereof, except, in the case of clauses (i), (ii), (iii), (iv) , (viii) and (ix) above, to the extent CME and the CME Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the businesses and industries in which CME and the CME Subsidiaries operate.

        "CME SEC Documents" has the meaning set forth in Section 5.5.

        "CME Subsidiary" means a Subsidiary of CME.

        "Code" has the meaning set forth in the Recitals.

        "Combination" has the meaning set forth in the Recitals.

        "Confidentiality Agreement" has the meaning set forth in Section 8.2(b).

        "Constituent Documents" means with respect to any entity, its certificate or articles of association or incorporation, bylaws and any similar charter or other organizational documents of such entity.

        "Deferral Notice" has the meaning set forth in Section 8.11(b).

        "DGCL" has the meaning set forth in the Recitals.

        "DLLCA" has the meaning set forth in the Recitals.

        "Dissenting New JPI Shares" has the meaning set forth in Section 1.8.

        "Effective Time" has the meaning set forth in Section 1.4.

        "Equity Rights" means, with respect to any Person, any security or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, warrants, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, Securities or earnings of such Person.

        "Exchange Act" means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Exchange Agent" has the meaning set forth in Section 2.1(a).

        "Exchange Fund" has the meaning set forth in Section 2.1(a).

        "Exchange Ratio" has the meaning set forth in Section 1.7(b).

        "Expenses" has the meaning set forth in Section 8.5.

        "F-Reorganization" has the meaning set forth in the Recitals.

        "F-Reorganization Steps Plan" means the steps plan set forth in Section 1.1(a) of the New JPI Disclosure Letter.

        "Foreign Competition Laws" has the meaning set forth in Section 3.5(b).

        "FTC" has the meaning set forth in Section 8.3(a).

        "GAAP" has the meaning set forth in Section 3.11.

        "GFI" has the meaning set forth in the Recitals.

        "GFI Common Stock" means the common stock, par value $0.01 per share, of GFI.

        "GFI Merger Agreement" has the meaning set forth in the Recitals.

        "GFI Mergers" has the meaning set forth in the Recitals.

        "GFI Support Agreement" has the meaning set forth in the GFI Merger Agreement.

        "Governmental Entity" means any supranational, national, state, commonwealth, province, territory, county, municipal, district or local government (including any subdivision, court, administrative agency or commission or other authority thereof), governmental official (such as a state attorney general), or any other supranational, governmental, intergovernmental, quasi-governmental authority, body, department or organization, including the SEC, European Union, Commodity Futures Trading Commission, UK Financial Conduct Authority, or any state or banking securities bureau or department, or any regulatory body appointed by any of the foregoing, in each case in any jurisdiction.

        "HSR Act" has the meaning set forth in Section 3.5(b).

        "IDB Transaction" has the meaning set forth in the Recitals.

        "IDB Transaction Agreement" has the meaning set forth in the Recitals.

        "Independent Accountant Arbitrator" has the meaning set forth in the IDB Transaction Agreement.

        "Information Statement" has the meaning set forth in Section 3.12.

        "JPI" has the meaning set forth in the Preamble.

        "JPI Common Stock" means the common stock, par value $0.01 per share, of JPI.

        "JPI Holdings" has the meaning set forth in the Recitals.

        "JPI LLC" has the meaning set forth in the Recitals.

        "Knowledge of JPI" means the actual knowledge, after reasonable due inquiry, of the individuals listed on Section 1.1(b) of the New JPI Disclosure Letter as of the date hereof.

        "Law" (and with the correlative meaning "Laws") means any rule, regulation, statute, statutory instrument, Order, ordinance or code promulgated by any Governmental Entity, including any common law, state and federal law, securities law, derivatives law, commodities law and law of any foreign jurisdictions.

        "Liens" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

        "Material Adverse Effect" means, with respect to JPI or New JPI, any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (a) would reasonably be expected to prevent or materially impair or delay the ability of JPI, New JPI or the Signing Stockholders to perform its obligations under this Agreement or to consummate the Transactions or (b) has been, or would reasonably be expected to be, materially adverse to the business, assets, properties, liabilities, results of operations or financial condition of New JPI, in each case taken as a whole, except to the extent that such event, occurrence, fact, condition, change, development or effect results from (i) general economic or regulatory conditions or changes therein, (ii) financial or security market fluctuations or conditions, (iii) changes in or events affecting the industries or markets in which such entity and its Subsidiaries operate, (iv) any effect arising out of a change in GAAP or Law, (v) the announcement or pendency of this Agreement and the Transactions or the identity of CME, other than for purposes of Section 3.5 (No Violations; Consents and Approvals), including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensors, licensees, lenders, partners, employees or regulators, (vi) natural disasters or (vii) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date hereof, except, in the case of clauses (i), (ii), (iii), (iv), (vi) and (vii) above, to the extent such entity and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the businesses and industries in which such entity and its Subsidiaries operate.

        "Merger" has the meaning set forth in the Recitals.

        "Merger Consideration" has the meaning set forth in Section 1.7(b).

        "Merger Sub 1" has the meaning set forth in the Preamble.

        "Merger Sub 2" has the meaning set forth in the Preamble.

        "Nasdaq" means NASDAQ OMX Group, Inc.'s "NASDAQ Global Select Market."

        "New JPI" has the meaning set forth in the Preamble.

        "New JPI Common Stock" means the common stock, par value $0.001 per share, of New JPI.

        "New JPI Disclosure Letter" has the meaning set forth in Article III.

        "New JPI Identified Representations" means Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.6, Section 3.13 and Article IV.

        "Notice" means all notices, filings and acknowledgements other than with respect to an Antitrust Law that are necessary or appropriate to be filed with or provided to or obtained from any Regulatory Authority in order to the consummate the Transactions.

        "Order" means any charge, order, writ, injunction, judgment, decree, ruling, subpoena, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal, of any executive body, Governmental Entity or Self-Regulatory Organization.

        "Outside Date" has the meaning set forth in the GFI Merger Agreement.

        "Party" or "Parties" has the meaning set forth in the Preamble.

        "Person" means an individual, corporation, limited liability company, company, body corporate, partnership (whether or not having separate legal personality), association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

        "Pledge Agreement" has the meaning set forth in the IDB Transaction Agreement.

        "Proceeding" means any action, suit, claim, litigation, proceeding, arbitration, investigation, audit or controversy (whether at law or in equity, before or by any Governmental Entity or Self-Regulatory Organization or before any arbitrator).

        "Prospectus" has the meaning set forth in Section 8.11(a).

        "Registrable Stock" has the meaning set forth in Section 8.11(a).

        "Registration Statement" has the meaning set forth in Section 8.11(a).

        "Regulatory Approvals" means all registrations, licenses, permits, approvals, membership agreements, exemptive orders and regulatory or judicial orders (including those applicable to directors, officers, principals, employees and agents) other than with respect to an Antitrust Law issued by any Regulatory Authority required under applicable Laws to permit the consummation of the Transactions.

        "Regulatory Authority" means any foreign, local, state or federal Governmental Entity, Self-Regulatory Organization, clearing house, depository (including the Depository Trust & Clearing Corporation) and exchange.

        "Representatives" has the meaning set forth in Section 8.2(a).

        "Required Vote" has the meaning set forth in Section 3.3(d).

        "Restraints" has the meaning set forth in Section 9.1(d).

        "SEC" has the meaning set forth in the first paragraph of Article V.

        "Secretary of State" has the meaning set forth in Section 1.4.

        "Securities" means, with respect to any Person, any series of common stock or preferred stock, any ordinary shares or preferred shares and any other equity securities, capital stock, partnership, membership or similar interest of such Person, and any securities that are convertible, exchangeable or exercisable into any such stock or interests, however described and whether voting or non-voting.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Self-Regulatory Organization" means any U.S. or foreign commission, board, agency or body that is not a Governmental Entity but is charged with regulating its own members through the adoption and enforcement of financial, sales practice and other requirements for brokers, dealers, securities underwriting or trading, stock exchanges, swap execution facilities, commodity exchanges, commodity intermediaries, electronic communications networks, insurance companies or agents, investment companies or investment advisers.

        "Sherman Act" means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.

        "Signing Stockholders" has the meaning set forth in the Preamble.

        "Stockholder Consent" has the meaning set forth in the Recitals.

        "Stockholder Consent Agreement" has the meaning set forth in Section 1.9.

        "Subsequent Certificate of Merger" has the meaning set forth in Section 1.4.

        "Subsequent Effective Time" has the meaning set forth in Section 1.4.

        "Subsequent Merger" has the meaning set forth in the Recitals.

        "Subsidiary" (and with the correlative meaning "Subsidiaries"), when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which (i) more than 50% of the Securities or other ownership interests or (ii) Securities or other interests having by their terms power to elect or appoint more than 50% of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.

        "Surviving Company" has the meaning set forth in Section 1.2.

        "Surviving Corporation" has the meaning set forth in Section 1.2.

        "Surviving Corporation Common Stock" has the meaning set forth in Section 1.7(a).

        "Takeover Proposal" has the meaning set forth in Section 8.4(b).

        "Tax" (and with the correlative meaning "Taxes") means (i) any U.S. federal, state, local or foreign net income, franchise, gross income, sales, use, value added, goods and services, ad valorem, turnover, real property, personal property, gross receipts, net proceeds, license, capital stock, payroll, employment, unemployment, disability, withholding, social security (or similar), excise, severance, transfer, alternative or add-on minimum, stamp, estimated, registration, fuel, occupation, premium, environmental, excess profits, windfall profits taxes or other tax of any kind and similar charges, fees, levies, imposts, duties, tariffs, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed with respect thereto by any Taxing Authority or Governmental Entity, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, transferor liability, successor liability or otherwise through operation of law and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other agreement to indemnify any other person (other than any written agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes or any commercial lending agreement).

        "Tax Return" means any return, report, declaration, election, estimate, information statement, claim for refund or other document (including any amendment to any of the foregoing) filed or required to be filed with respect to Taxes.

        "Taxing Authority" means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

        "Transactions" means the transactions contemplated by (i) this Agreement (including the F-Reorganization and the Combination), (ii) the GFI Merger Agreement (including the Pre-Closing

Reorganization (as defined therein) and the GFI Mergers), (iii) the IDB Transaction Agreement (including the IDB Transaction) and (iv) the GFI Support Agreement.

        "Transferred Shares" has the meaning set forth in the Section 3.6.

        "U.S." means the United States of America.

        Section 1.2    The Merger and the Subsequent Merger.    Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub 1 will merge with and into New JPI, and the separate existence of Merger Sub 1 shall cease. New JPI shall continue as the surviving corporation and as a wholly-owned CME Subsidiary and shall continue to be governed by the laws of the State of Delaware (as such, the "Surviving Corporation"). Immediately after the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA, the Surviving Corporation will merge with and into Merger Sub 2, and the separate existence of the Surviving Corporation shall cease. Merger Sub 2 shall continue as the surviving limited liability company and as a wholly-owned CME Subsidiary and shall continue to be governed by the laws of the State of Delaware (as such, the "Surviving Company"). At the Effective Time and the Subsequent Effective Time, the effects of the Combination shall be as provided in this Agreement, the Certificate of Merger, the Subsequent Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, (i) at the Effective Time, all of the property, rights, privileges, powers and franchises of New JPI and Merger Sub 1 shall vest in the Surviving Corporation, and all debts, liabilities and duties of New JPI and Merger Sub 1 shall become the debts, liabilities and duties of the Surviving Corporation, and (ii) at the Subsequent Effective Time, all of the property, rights, privileges, powers and franchises of the Surviving Corporation and Merger Sub 2 shall vest in the Surviving Company, and all debts, liabilities and duties of the Surviving Corporation and Merger Sub 2 shall become the debts, liabilities and duties of the Surviving Company.

        Section 1.3    Closing.    Unless this Agreement shall have been terminated in accordance with Section 10.1 (Termination), the closing of the Combination (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois 60606, at 8:00 a.m. New York time, or at such other place and time as CME and New JPI may agree in writing, on the date when the Effective Time is to occur (the "Closing Date").

        Section 1.4    Effective Time.    Subject to the provisions of this Agreement, on the Closing Date, CME and New JPI shall file a certificate of merger relating to the Merger as contemplated by the DGCL (the "Certificate of Merger") with the Secretary of State of the State of Delaware (the "Secretary of State"), in such form as required by, and executed in accordance with, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State on the Closing Date, or at such other time as CME and New JPI shall agree and specify in the Certificate of Merger. As used herein, the "Effective Time" shall mean the time at which the Merger shall become effective. Immediately following the Effective Time, CME and New JPI shall file a certificate of merger relating to the Subsequent Merger as contemplated by the DGCL and the DLLCA (the "Subsequent Certificate of Merger") with the Secretary of State, in such form as required by, and executed in accordance with, the DGCL and the DLLCA. The Subsequent Merger shall become effective at such time as the Subsequent Certificate of Merger is duly filed with the Secretary of State on the Closing Date, or at such other time as CME and New JPI shall agree and specify in the Subsequent Certificate of Merger. As used herein, the "Subsequent Effective Time" shall mean the time at which the Subsequent Merger shall become effective. Subject to the provisions of this Agreement, unless otherwise mutually agreed upon by CME and New JPI, the Parties shall cause the Effective Time to occur immediately prior to the GFI Mergers.

        Section 1.5    Surviving Company Constituent Documents.

        (a)   The certificate of incorporation and bylaws of New JPI, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

        (b)   The certificate of formation and limited liability company agreement of Merger Sub 2, as in effect immediately prior to the Subsequent Effective Time, shall be the certificate of formation and limited liability company agreement, respectively, of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law.

        Section 1.6    Surviving Company Managers and Officers.    The managers and officers of Merger Sub 2 in office immediately prior to the Subsequent Effective Time shall be the initial managers and officers of the Surviving Company and shall hold office from the Subsequent Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the Surviving Company or otherwise as provided by applicable Law.

        Section 1.7    Effect on Capital Stock.

        (a)   At the Effective Time, each share of common stock of Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation (the "Surviving Corporation Common Stock") and shall constitute the only Surviving Corporation Common Stock.

        (b)   At the Effective Time, subject to the provisions of this Article I and Article II, each share of New JPI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of New JPI Common Stock owned by New JPI and other than Dissenting New JPI Shares) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive a fraction of a share of CME Class A Common Stock equal to the Exchange Ratio, subject to adjustment in accordance with Section 1.7(d) (the "Merger Consideration"). The "Exchange Ratio" means a fraction, the numerator of which equals the aggregate number of shares of CME Class A Common Stock that would be payable with respect to the Transferred Shares if such shares were converted into the merger consideration provided for in the GFI Merger Agreement and the denominator of which equals the maximum number of shares of New JPI Common Stock that could be issued and outstanding immediately prior to the Effective Time following the consummation of the F-Reorganization and without giving effect to the exercise of any appraisal rights or dissenters' rights in connection therewith. Notwithstanding anything to the contrary contained in this Agreement, in no event will the aggregate number of shares of CME Class A Common Stock issuable in the Transactions exceed 19.9% of the number of shares of CME Class A Common Stock outstanding on the trading day immediately before the date hereof (as appropriately adjusted for any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during the period between such trading day and the Effective Time). Notwithstanding anything to the contrary contained in this Agreement, in no event will the aggregate Merger Consideration payable hereunder exceed the amount of the aggregate merger consideration that would be payable with respect to the Transferred Shares if such shares were converted into the merger consideration provided for in the GFI Merger Agreement.

        (c)   From and after the Effective Time, none of the New JPI Common Stock converted into the Merger Consideration pursuant to this Article I shall remain outstanding and all such shares of New JPI Common Stock shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate previously representing any such New JPI Common Stock or shares of New JPI Common Stock that are in non-certificated book-entry form (either case being referred to in this Agreement, to the extent applicable, as a "Certificate") shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the Merger Consideration, (ii) any cash to be paid in lieu of any fractional share of CME Class A Common Stock in accordance with Section 2.5 (No Fractional Shares) and (iii) any dividends and other distributions in accordance with Section 2.1(f) (Dividends and Distributions).

        (d)   If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of CME Class A Common Stock shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of New JPI Common Stock the same economic effect as contemplated by this Agreement prior to such event.

        (e)   At the Effective Time, all shares of New JPI Common Stock that are owned by New JPI shall be cancelled and retired and shall cease to exist and no Securities of CME, cash or other consideration shall be delivered in exchange therefor.

        (f)    At the Subsequent Effective Time, all limited liability company interests of Merger Sub 2 issued and outstanding immediately prior to the Subsequent Effective Time shall be cancelled and retired and shall cease to exist. At the Subsequent Effective Time, each share of Surviving Corporation Common Stock issued and outstanding immediately prior to the Subsequent Effective Time shall be converted into one limited liability company interest of the Surviving Company and shall constitute the only limited liability company interests of the Surviving Company.

        Section 1.8    Appraisal Rights.    Notwithstanding Section 1.7 (Effect on Capital Stock), shares of New JPI Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a holder who has not consented to the Merger and who has demanded appraisal for such shares of New JPI Common Stock in accordance with Section 262 of the DGCL (the "Dissenting New JPI Shares") shall not be converted into the right to receive the Merger Consideration and the holder thereof shall be entitled to appraisal rights, unless such holder fails to perfect, withdraws or loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Dissenting New JPI Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. JPI and New JPI shall give CME prompt notice of any written demands received by JPI or New JPI for appraisal of shares of New JPI Common Stock, and CME shall have the right to direct all negotiations and proceedings with respect to such demands, subject, prior to the Effective Time, to consultation with JPI and New JPI. Except with the prior written consent of CME, JPI or New JPI shall not make any payment with respect to, or offer to settle or settle, any such demands. Following the receipt of the Stockholder Consent, no right to fair value or appraisal, dissenters' or similar rights shall be available to the Signing Stockholders with respect to the Transactions.

        Section 1.9    Stockholder Consent Agreement.    As soon as practicable following the date the Information Statement is available pursuant to Section 8.13, JPI and New JPI shall mail to each holder of JPI Common Stock and New JPI Common Stock other than the Signing Stockholders, and each of JPI, New JPI and the Selling Stockholders shall use their commercially reasonable efforts to collect from each such holder, (i) the Information Statement and (ii) the Stockholder Notice, Waiver, Agreement and Representation Form in substantially the form attached as Exhibit B hereto (a "Stockholder Consent Agreement"). Promptly upon receipt of each Stockholder Consent Agreement, JPI or New JPI shall deliver a copy of it to CME.

ARTICLE II
EXCHANGE OF SHARES

        Section 2.1    Surrender and Payment.

        (a)   Prior to the Effective Time, CME shall appoint an exchange agent (who shall be the same exchange agent as contemplated in the GFI Merger Agreement or such other exchange agent reasonably acceptable to New JPI) (the "Exchange Agent") for the purpose of exchanging Certificates for the Merger Consideration. As promptly as reasonably practicable after the Effective Time, but in no event more than five Business Days following the Effective Time, CME will send, or will cause the Exchange Agent to send, to each holder of record of shares of New JPI Common Stock as of the Effective Time, whose shares of New JPI Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 1.7 (Effect on Capital Stock), a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent) in substantially the same form as the letter of transmittal contemplated in the GFI Merger Agreement or otherwise in such form as New JPI and CME may reasonably agree, including instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent in exchange for the Merger Consideration. At or prior to the Effective Time, CME shall cause to be deposited with the Exchange Agent, for the benefit of the holders of shares of New JPI Common Stock, shares of CME Class A Common Stock (which shall be in non-certificated book-entry form) and an amount of cash in U.S. dollars sufficient to be issued and paid pursuant to Section 1.7 (Effect on Capital Stock) and Section 2.5 (No Fractional Shares), payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) pursuant to the provisions of Article I and this Article II. Following the Effective Time, CME agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any dividends and other distributions pursuant to Section 2.1(f) (Dividends and Distributions). All cash and book-entry shares representing CME Class A Common Stock deposited with the Exchange Agent shall be referred to in this Agreement as the "Exchange Fund." The Exchange Agent shall deliver the Merger Consideration contemplated to be issued pursuant to Section 1.7 (Effect on Capital Stock) and Section 2.5 (No Fractional Shares) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by CME in short-term direct obligations of the U.S. or short-term obligations for which the full faith and credit of the U.S. is pledged to provide for payment of all principal and interest (or funds that invest in such obligations); provided that no gain or loss thereon shall affect the amounts payable to the holders of New JPI Common Stock pursuant to this Agreement. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, CME shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be the property of, and paid to, CME. CME shall be responsible for all fees and expenses of the Exchange Agent.

        (b)   Each holder of shares of New JPI Common Stock that have been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate (or effective affidavits of loss in lieu thereof), together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (i) the number of shares of CME Class A Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of CME Class A Common Stock, if any, that such holder has the right to receive and/or (ii) a check in the amount, if any, that such holder has the right to receive, including cash payable in lieu of fractional shares pursuant to Section 2.5 (No Fractional Shares) and dividends and other distributions payable pursuant to Section 2.1(f) (Dividends and Distributions) (less any required Tax withholding), in each case pursuant to Section 1.7 (Effect on Capital Stock) and this Article II. The Merger Consideration shall be paid as promptly as practicable after receipt by the Exchange Agent of the Certificate and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or unpaid dividends and distributions payable to holders of Certificates. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions. Notwithstanding the foregoing, any Merger Consideration to be subject to the Pledge Agreement shall be issued and registered as provided in the Pledge Agreement.

        (c)   If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

        (d)   After the Effective Time, there shall be no further registration of transfers of shares of New JPI Common Stock. From and after the Effective Time, the holders of Certificates representing shares of New JPI Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of New JPI Common Stock except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Exchange Agent or CME, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in Article I and this Article II.

        (e)   Any portion of the Exchange Fund that remains unclaimed by the holders of shares of New JPI Common Stock one year after the Effective Time shall be returned to CME, and any such holder who has not exchanged his or her shares of New JPI Common Stock for the Merger Consideration in accordance with this Section 2.1 prior to that time shall thereafter look only to CME, and CME shall remain liable, for delivery of the Merger Consideration in respect of such holder's shares of New JPI Common Stock. Notwithstanding the foregoing, neither CME, Merger Sub 1, Merger Sub 2, JPI nor New JPI shall be liable to any holder of shares of New JPI Common Stock for any Merger Consideration, cash in lieu of fractional shares or unpaid dividends and distributions delivered to any Governmental Entity pursuant to applicable abandoned property Laws. Any Merger Consideration, cash in lieu of fractional shares or unpaid dividends and distributions remaining unclaimed by holders of shares of New JPI Common Stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of CME free and clear of any claims or interest of any Person previously entitled thereto.

        (f)    No dividends or other distributions with respect to shares of CME Class A Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 2.1. Following such surrender, subject to the effect of escheat (in accordance with Section 2.1(e)), Tax or other applicable Law, there shall be paid, without interest, to the record holder of the shares of CME Class A Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of CME Class A Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of CME Class A Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of CME Class A Common Stock, all shares of CME Class A Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

        (g)   Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.1 to pay for shares of New JPI Common Stock for which appraisal rights shall have been perfected shall be returned to CME, upon demand.

        Section 2.2    Lost, Stolen or Destroyed Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by CME, the posting by such Person of a bond, in such reasonable amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of New JPI Common Stock represented by such Certificate as contemplated by this Article II.

        Section 2.3    Withholding Rights.    Each of CME and the Surviving Company shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Entity or Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of New JPI Common Stock in respect of which such deduction and withholding was made.

        Section 2.4    Further Assurances.    If after the Effective Time, New JPI or CME reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Combination or to carry out the purposes and intents of this Agreement after the Effective Time, then New JPI, CME, the Surviving Corporation, the Surviving Company and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments and assurances and do all things reasonably necessary or desirable to consummate the Combination and to carry out the purposes and intent of this Agreement.

        Section 2.5    No Fractional Shares.

        (a)   No certificates or scrip representing fractional shares of CME Class A Common Stock shall be issued upon the surrender for exchange of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent, no dividends or other distributions of CME shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of CME.

        (b)   In lieu of such fractional share interests, CME or the Exchange Agent shall pay to each holder of a Certificate an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of New JPI Common Stock formerly represented by all Certificates (or effective affidavits of loss in lieu thereof) surrendered by such holder) would otherwise be entitled by (ii) the average of the closing sale prices of CME Class A Common Stock as reported on Nasdaq for the ten trading days ending upon and including the trading day immediately before the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF JPI AND NEW JPI

        Except as set forth in the corresponding Sections or Subsections of a disclosure letter delivered to CME by New JPI prior to the execution of this Agreement (the "New JPI Disclosure Letter") (it being agreed that disclosure of any item in any Section or Subsection of the New JPI Disclosure Letter shall be deemed disclosure with respect to any other Section or Subsection to which the relevance of such item is reasonably apparent on the face of such disclosure), JPI and New JPI jointly and severally represent and warrant to CME, Merger Sub 1 and Merger Sub 2 as follows:

        Section 3.1    Organization.

        (a)   JPI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York, New JPI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and each of JPI and New JPI has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. Each of JPI and New JPI is qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or license, except where any failures to be so qualified or licensed and in good standing do not constitute a Material Adverse Effect. New JPI has delivered or made available to CME true, correct and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement. New JPI has delivered or made available to CME true, correct and complete copies of the minutes of, and resolutions approved and adopted at, all meetings of the Board of Directors of New JPI held since the time of formation of New JPI through the date of this Agreement.

        (b)   New JPI was formed solely for the purposes of engaging in the Transactions, has engaged in no other activities and has conducted its operations only in connection with the Transactions or as otherwise contemplated by this Agreement and the F-Reorganization Steps Plan. New JPI has no liabilities and is not a party to any agreement other than this Agreement, required in connection with the F-Reorganization Steps Plan and agreements with respect to its formation and the appointment of registered agents and similar matters.

        Section 3.2    Capitalization.

        (a)   The authorized Securities of JPI consists of 50,000,000 shares of JPI Common Stock, and 9,208,685 shares of JPI Common Stock are issued and outstanding. All issued and outstanding shares of JPI Common Stock have been duly authorized, validly issued, fully paid and non-assessable and are subject to no preemptive or similar rights. Section 3.2(a) of the New JPI Disclosure Letter sets forth a true and complete list of each record and Beneficial Owner of JPI Common Stock and the number of shares of such JPI Common Stock owned by each such holder.

        (b)   As of the date hereof, the authorized Securities of New JPI consists of 10,000,000 shares of New JPI Common Stock, par value $0.01, and 1 share of New JPI Common Stock are issued and outstanding, all of which will be cancelled for no consideration in connection with the F-Reorganization, and all issued and outstanding shares of New JPI Common Stock have been duly authorized, validly issued, fully paid and non-assessable and are subject to no preemptive or similar rights. Section 3.2(b) of the New JPI Disclosure Letter sets forth a true and complete list of each record and Beneficial Owner of New JPI Common Stock and the number of shares of such New JPI Common Stock owned by each such holder as of the date hereof.

        (c)   Following consummation of the F-Reorganization and without giving effect to the exercise of any appraisal rights or dissenters' rights in connection therewith, the authorized Securities of New JPI will consist of 10,000,000 shares of New JPI Common Stock, par value $0.01, no more than 9,268,685 shares of New JPI Common Stock will be issued and outstanding, and all issued and outstanding shares of New JPI Common Stock will have been duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive or similar rights.

        (d)   There are no preemptive or similar rights on the part of any holder of any class of Securities of JPI or New JPI. Neither JPI nor New JPI has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of any class of Securities of JPI or New JPI on any matter submitted to such holders of Securities. There are no other outstanding Equity Rights with respect to the Securities of JPI or New JPI. There are no outstanding contractual obligations of JPI or New JPI to repurchase, redeem or otherwise acquire any Securities of JPI or New JPI. Other than the GFI Support Agreement, there are no proxies, voting trusts or other agreements or understandings to which JPI or New JPI is a party or is bound with respect to the voting of the Securities of JPI or New JPI.

        Section 3.3    Authorization; Board Approval; Voting Requirements.

        (a)   Each of JPI and New JPI has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Stockholder Consent with respect to the consummation of the F-Reorganization and the Merger, to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of either JPI or New JPI are necessary for it to authorize this Agreement or to consummate the Transactions, except for the adoption of this Agreement and the approval of the F-Reorganization and the Merger by the Stockholder Consent. This Agreement has been duly and validly executed and delivered by each of JPI and New JPI and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of each of JPI and New JPI, enforceable against each of JPI and New JPI in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        (b)   After giving effect to the Closing and the consummation of the Transactions, New JPI and JPI shall be solvent, as such term is defined, applied and interpreted under applicable Law.

        (c)   The respective Boards of Directors of JPI and New JPI, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the terms of the Transactions are advisable, fair to and in the best interests of JPI or New JPI, as applicable, and their respective stockholders, (ii) approving this Agreement and the Transactions, (iii) recommending that their respective stockholders adopt this Agreement and approve the Transactions and (iv) directing that the adoption of this Agreement and the approval of the Transactions be submitted for consideration of the respective stockholders of JPI and New JPI. None of the aforesaid actions by the respective Boards of Directors of JPI or New JPI have been amended, rescinded or modified.

        (d)   The affirmative vote or consent of the holders of a majority of the outstanding shares of common stock of JPI or New JPI Common Stock, as applicable, in favor of the adoption of this Agreement is the only vote or consent of the holders of any class or series of Securities of JPI or New JPI necessary to adopt this Agreement and approve the Transactions (the "Required Vote"). The Stockholder Consent constitutes the Required Vote.

        Section 3.4    Takeover Statute; No Restrictions on the Transaction.    No state "fair price," "moratorium," "control share acquisition" or similar anti-takeover statute, including Section 203 of the DGCL, is applicable to the Transactions.

        Section 3.5    No Violations; Consents and Approvals.

        (a)   The execution and delivery of this Agreement by each of JPI and New JPI does not, and the consummation by each of JPI and New JPI of the Transactions will not: (i) conflict with any provisions of the Constituent Documents of JPI or New JPI; (ii) violate any Law or rules of any Self-Regulatory Organization (assuming compliance with the matters set forth in Section 3.5(b) (Consents and Approvals)); (iii) result, after the giving of notice, with lapse of time or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license to which JPI or New JPI, as applicable, is a party or by which JPI or New JPI or any of their respective assets or properties, in each case as applicable, may be bound; (iv) result in the creation or imposition of any Lien (other than Permitted Liens solely in the case of JPI) upon any properties or assets of JPI or New JPI or (v) cause the suspension or revocation of any permits, licenses, variances, exemptions, certificates, consents, Orders, approvals or other authorizations from any Governmental Entities and Self-Regulatory Organizations which are necessary for the lawful conduct of JPI's or New JPI's businesses or ownership of their respective assets and properties, except, in the case of clauses (ii), (iii), (iv) and (v), as do not constitute a Material Adverse Effect.

        (b)   No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity or Self-Regulatory Organization is required to be made or obtained by JPI or New JPI in connection with the execution or delivery of this Agreement by each of JPI and New JPI or the consummation by JPI and New JPI of the Transactions, except for: (i) compliance by New JPI with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any required filings or notifications under any foreign antitrust merger control Laws (the "Foreign Competition Laws") set forth in Section 3.5(b) of the New JPI Disclosure Letter; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (iii) the filing of the Subsequent Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA; (iv) the filings with the SEC pursuant to Section 8.11 and such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions; (v) any registration, filing or notification required pursuant to state securities or "blue sky" laws and (vi) any such clearance, consent, approval, order, license, authorization, declaration, registration, filing, notice or permit, the failure of which to make or obtain do not constitute a Material Adverse Effect.

        Section 3.6    Transferred Shares.    As of the date hereof, JPI is the Beneficial Owner of 46,464,240 shares of GFI Common Stock (such shares of GFI Common Stock, the "Transferred Shares"), JPI has good and valid title to the Transferred Shares, and the Transferred Shares are free and clear of all Liens of any kind. Except for the Transferred Shares, JPI does not, directly or indirectly, Beneficially Own any Securities or Equity Rights of GFI or any of its Subsidiaries. Immediately prior to and at the Effective Time, New JPI will be the record and Beneficial Owner of all of the Transferred Shares, New JPI will have good and valid title to the Transferred Shares and the Transferred Shares will be free and clear of all Liens of any kind.

        Section 3.7    Absence of Liabilities.    New JPI does not have any liabilities, obligations or commitments, whether or not accrued, known or unknown, contingent or otherwise and whether or not required to be disclosed or reflected on or reserved against in a balance sheet of New JPI. New JPI does not have any employees or independent contractors.

        Section 3.8    No Other Assets.    Immediately prior to the Effective Time, New JPI will not own, directly or indirectly, any assets, properties or rights, including Securities or other ownership interests in any Person, other than the Transferred Shares.

        Section 3.9    Litigation.    (a) There is no Proceeding pending, threatened in writing, affecting, or, to the Knowledge of JPI, threatened against JPI or New JPI, or their respective properties or rights or any of their respective current or former directors, officers, employees or contractors (in their capacities as such or relating to their services or relationship to JPI or New JPI), (b) there is no Order of any Governmental Entity, Self-Regulatory Organization or arbitrator outstanding against JPI or New JPI and (c) there is no Proceeding pending or, to the Knowledge of JPI, threatened against JPI or New JPI, which seeks to, or would reasonably be expected to, restrain, enjoin or delay the consummation of any of the Transactions or which seeks damages in connection therewith, and no injunction of any type has been entered or issued.

        Section 3.10    Compliance with Laws.    The business of New JPI is, and since the time of its formation, has been, conducted in compliance in all respects with all Laws and the applicable rules of any Self-Regulatory Organization. New JPI is in compliance with its Constituent Documents.

        Section 3.11    Taxes.

        (a)   Both JPI and New JPI have (i) duly and timely filed (or there have been duly and timely filed on its behalf) with the appropriate Governmental Entities or Taxing Authorities all Tax Returns required to be filed by it in respect of any material Taxes, which Tax Returns were true, correct and complete in all material respects, (ii) duly and timely paid in full all Taxes shown as due on such Tax Returns, (iii) duly and timely paid in full or withheld, or established adequate reserves in accordance with U.S. generally accepted accounting principles ("GAAP") for, all material Taxes that are due and payable by it (including estimated Tax payments), whether or not such Taxes were shown on any Tax Return or asserted by the relevant Governmental Entity or Taxing Authority, (iv) established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of JPI and New JPI through the date of this Agreement and (v) complied in all material respects with all Laws applicable to the withholding and payment over of material Taxes and has timely withheld and paid over to, or, where amounts have not been so withheld, established an adequate reserve under GAAP for the payment to, the respective proper Governmental Entities or Taxing Authorities all material amounts required to be so withheld and paid over.

        (b)   There (i) is no deficiency, Proceeding or request for information now pending, outstanding or threatened against or with respect to JPI or New JPI in respect of any material Taxes or material Tax Returns and (ii) are no requests for rulings or determinations in respect of any material Taxes or material Tax Returns pending between JPI or New JPI and any authority responsible for such Taxes or Tax Returns.

        (c)   No deficiency for any Tax has been asserted or assessed by any Governmental Entity or Taxing Authority in writing against JPI or New JPI (or, to the Knowledge of JPI, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

        (d)   There are no tax sharing agreements, tax indemnity agreements or other similar agreements with respect to or involving JPI or New JPI.

        (e)   Neither JPI nor New JPI has any liability for material Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign Law, or has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise.

        (f)    There are no material adjustments under Section 481 of the Code (or similar or analogous provision of state, local or foreign law) for income tax purposes applicable to or required to be made by JPI or New JPI as a result of changes in methods of accounting or other events occurring on or before the date hereof.

        (g)   Neither JPI nor New JPI will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, (vi) cancellation or indebtedness income deferred pursuant to Section 108(i) of the Code, or (vii) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

        (h)   There are no Liens for Taxes upon any property or assets of JPI or New JPI.

        (i)    Neither JPI nor New JPI has participated in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

        (j)    Neither JPI nor New JPI has waived any statute of limitations in respect of Taxes or agreed to any extension of time with regard to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

        (k)   Neither JPI nor New JPI has been a "controlled corporation" or a "distributing corporation" in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

        (l)    Neither JPI nor New JPI is a foreign person within the meaning of Treasury Regulation Section 1.1445-2. Neither JPI nor New JPI is, and has not been at any time within the last five years, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

        (m)  Neither JPI nor New JPI has taken or failed to take any action, nor to the Knowledge of JPI are there any facts or circumstances, that would prevent the Combination from constituting a tax-free reorganization described in Section 368(a) and related provisions of the Code.

        (n)   There has been no position taken by JPI or New JPI that, if raised by any Governmental Entity, could reasonably be expected to result in a material Tax liability of JPI or New JPI.

        (o)   Each of JPI and New JPI has validly elected to be an "S corporation" within the meaning of Sections 1361 and 1362 of the Code for all taxable periods since its formation, and has maintained its status as an "S corporation" at all times since such formation. Each of JPI and New JPI has also validly elected to be an "S corporation" in all state and local jurisdictions which recognize such status and in which JPI or New JPI, as applicable, would, absent such an election, be subject to corporate income Tax, and has maintained its status as an "S corporation" in each such jurisdiction at all times since the date of such election. No facts or circumstances exist, or have existed, which would cause, or would have caused, the status of JPI or New JPI as an "S corporation" under federal, state or local Law to be subject to termination or revocation.

        (p)   Neither JPI nor New JPI has in the past ten years acquired assets from another corporation in a transaction in which JPI's or New JPI's Tax basis in the acquired assets was determined by reference (in whole or in part) to the Tax basis of the acquired assets (or any other property) in the hands of the transferor where such transferor was a C corporation as defined under Section 1361 of the Code or

(ii) acquired the stock of any corporation which is a "qualified subchapter S subsidiary" (within the meaning of Section 1361(b)(3)(B) of the Code).

        (q)   JPI and New JPI have delivered or made available to the CME true and correct copies of all federal, state, local, and foreign income Tax Returns relating to JPI or New JPI (and amended Tax Returns, revenue agents' reports, and other notices from the Internal Revenue Service or other taxing authorities) for each of the preceding three taxable years.

        Section 3.12    Information Statement.    None of the information supplied or to be supplied by JPI, New JPI or any Signing Stockholder for inclusion or incorporation by reference in the information statement (the "Information Statement") to be provided to the holders of New JPI Common Stock other than the Signing Stockholders in connection with the issuance of shares of CME Class A Common Stock in the Merger will, at the time the Information Statement is provided to such holders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by JPI, New JPI or the Signing Stockholders with respect to statements made or incorporated by reference in the foregoing documents based on information supplied by CME, Merger Sub 1, Merger Sub 2 or any of their respective Representatives for inclusion or incorporation by reference in the Information Statement.

        Section 3.13    Brokers.    No Person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by any Party in connection with the Transactions based upon arrangements made by or on behalf of JPI, New JPI or any of their respective stockholders.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SIGNING STOCKHOLDERS

        Each Signing Stockholder represents and warrants, severally and not jointly, to CME, Merger Sub 1 and Merger Sub 2 as follows:

        Section 4.1    Authorization.    Such Signing Stockholder has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. This Agreement has been duly and validly executed and delivered by such Signing Stockholder and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of such Signing Stockholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        Section 4.2    No Violations; Consents and Approvals.

        (a)   The execution and delivery of this Agreement by such Signing Stockholder does not, and the consummation by such Signing Stockholder of the Transactions will not: (i) violate any Law or rules of any Self-Regulatory Organization (assuming compliance with the matters set forth in Section 4.2(b) (Consents and Approvals)); (ii) result, after the giving of notice, with lapse of time, or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license to which such Signing Stockholder is a party or by which such Signing Stockholder or any of its assets or properties may be bound; (iii) result in the creation or imposition of any Lien upon any properties or assets of such Signing Stockholder or (iv) cause the suspension or revocation of any permits, licenses, variances, exemptions, certificates, consents, Orders, approvals or other authorizations from any Governmental Entities and Self-Regulatory Organizations which are necessary for the lawful ownership of such Signing Stockholder's assets and properties, except in each case as would not reasonably be expected to prevent or materially impair or delay the ability of such Signing Stockholder to perform its obligations under this Agreement or to consummate the Transactions.

        (b)   No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity or Self-Regulatory Organization is required to be made or obtained by such Signing Stockholder in connection with the execution or delivery of this Agreement by such Signing Stockholder or the consummation by such Signing Stockholder of the Transactions.

        Section 4.3    Accredited Investors.    Such Signing Stockholder is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

        Section 4.4    Investment in CME Class A Common Stock.

        (a)   Such Signing Stockholder: (i) is receiving the CME Class A Common Stock in the Merger for investment purposes only for its own account and not with any view toward a distribution thereof; (ii) has no contract, undertaking, agreement or arrangement with any Person to transfer to such Person or any other Person such CME Class A Common Stock received in the Merger; and (iii) has no present plans or intention to enter into any such contract, undertaking, agreement or arrangement with respect to any of the foregoing.

        (b)   Such Signing Stockholder, in making its investment in the CME Class A Common Stock: (i) has relied solely upon its own investigation and the express representations and warranties of CME, Merger Sub 1 and Merger Sub 2 set forth in Article V (and none of CME, Merger Sub 1 nor Merger Sub 2, nor any of their respective Representatives, has made, and such Signing Stockholder disclaims the existence of or its reliance on, any other representation or warranty, express or implied, regarding the Transactions); (ii) has considered and evaluated the risks and merits of investing in the CME Class A Common Stock, and has determined that the CME Class A Common Stock is a suitable investment for it; (iii) can bear the economic risk of its investment in the CME Class A Common Stock and can afford a complete loss of its entire investment in the CME Class A Common Stock; and (iv) is knowledgeable and experienced in evaluating investments and experienced in financial and business matters, and is capable of considering and evaluating the merits and risks of investing in the CME Class A Common Stock.

        Section 4.5    Unregistered Securities.    Such Signing Stockholder acknowledges that the shares of CME Class A Common Stock it is receiving in the Merger have not been registered under the Securities Act or any state or foreign securities Laws and that such shares of CME Class A Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to (i) the terms of an effective registration statement under the Securities Act (including pursuant to Section 8.11) and registration under any applicable state or foreign securities Laws or (ii) pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws, and such shares of CME Class A Common Stock will bear a legend making reference to the foregoing restrictions.

        Section 4.6    Tax Matters.    Such Signing Stockholder is not a "foreign person" within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder. Such Signing Stockholder is a person eligible to own the stock of an S corporation under Section 1361 of the Code.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF CME,
MERGER SUB 1 AND MERGER SUB 2

        Except as (i) as set forth in the corresponding sections or subsections of a disclosure letter delivered to JPI prior to the execution of this Agreement (the "CME Disclosure Letter") (it being agreed that disclosure of any item in any Section or Subsection of the CME Disclosure Letter shall be deemed disclosure with respect to any other Section or Subsection to which the relevance of such item is reasonably apparent on the face of such disclosure (other than with respect to Section 5.6(b) (Absence of Certain Changes), which shall not be subject to or qualified by the information set forth in any Section or Subsection of the CME Disclosure Letter other than Section 5.6(b) (Absence of Certain Changes)) or (ii) other than with respect to the CME Identified Representations, disclosed in the CME SEC Documents filed with the U.S. Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act since January 1, 2014 and at least three Business Days prior to the date of this Agreement, excluding any disclosures set forth in any Section entitled "Risk Factors" or "Forward-Looking Statements" or in any other Section to the extent they are forward-looking statements or cautionary, nonspecific, predictive or forward-looking in nature, CME, Merger Sub 1 and Merger Sub 2 jointly and severally represent and warrant to JPI, New JPI and the Signing Stockholders as follows:

        Section 5.1    Organization.    CME is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, Merger Sub 1 is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and Merger Sub 2 is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and each of CME, Merger Sub 1 and Merger Sub 2 has all requisite corporate or limited liability company, as applicable, power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. Each of CME, Merger Sub 1 and Merger Sub 2 is qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or license, except where any failures to be so qualified or licensed and in good standing do not constitute a CME Material Adverse Effect.

        Section 5.2    Capitalization.    All shares of CME Class A Common Stock to be issued in connection with the Merger will be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive or similar rights.

        Section 5.3    Authorization; Board Approval; Voting Requirements.    Each of CME, Merger Sub 1 and Merger Sub 2 has all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company, as applicable, actions and, subject to receipt of the adoption of this Agreement by CME as the sole stockholder of Merger Sub 1 and as the sole member of Merger Sub 2 (which will be effected by CME prior to the Effective Time), no other corporate or limited liability company, as applicable, proceedings on the part of either CME, Merger Sub 1 or Merger Sub 2 are necessary for CME, Merger Sub 1 and Merger Sub 2 to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each of CME, Merger Sub 1 and Merger Sub 2 and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of each of CME, Merger Sub 1 and Merger Sub 2, enforceable against each of CME, Merger Sub 1 and Merger Sub 2 in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        Section 5.4    No Violations; Consents and Approvals.

        (a)   The execution and delivery of this Agreement by each of CME, Merger Sub 1 and Merger Sub 2 does not and the consummation by each of CME, Merger Sub 1 and Merger Sub 2 of the Transactions will not: (i) conflict with any provisions of the CME, Merger Sub 1 or Merger Sub 2 Constituent Documents; (ii) violate any Law or rules of any Self-Regulatory Organization (assuming compliance with the matters set forth in Section 5.4(b) (Consents and Approvals)); (iii) result, after the giving of notice, with lapse of time or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license to which CME, Merger Sub 1 or Merger Sub 2 is a party or by which CME, Merger Sub 1, Merger Sub 2 or any of their respective assets or properties may be bound; (iv) result in the creation or imposition of any Lien upon any properties or assets of CME or any CME Subsidiary (other than Permitted Liens (as defined in the GFI Merger Agreement)) or (v) cause the suspension or revocation of any permits, licenses, variances, exemptions, certificates, consents, Orders, approvals or other authorizations from any Governmental Entities and Self-Regulatory Organizations which are necessary for the lawful conduct of CME's businesses or ownership of its assets and properties, except, in the case of clauses (ii), (iii), (iv) and (v), as do not constitute a CME Material Adverse Effect.

        (b)   No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity or Self-Regulatory Organization is required to be made or obtained by CME, Merger Sub 1 or Merger Sub 2 in connection with the execution or delivery of this Agreement by each of CME, Merger Sub 1 and Merger Sub 2 or the consummation by each of CME, Merger Sub 1 and Merger Sub 2 of the Transactions, except for: (i) compliance by CME with the HSR Act and the Foreign Competition Laws; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (iii) the filing of the Subsequent Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA; (iv) the filings with the SEC pursuant to Section 8.11 and such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions; (v) any registration, filing or notification required pursuant to state securities or "blue sky" laws and (vi) any such clearance, consent, approval, order, license, authorization, declaration, registration, filing, notice or permit, the failure of which to make or obtain do not constitute a CME Material Adverse Effect.

        Section 5.5    SEC Reports; CME Financial Statements.

        (a)   CME has filed or furnished all reports, schedules, forms, statements, exhibits and other documents required to be filed or furnished by it with or to the SEC since January 1, 2014 (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the "CME SEC Documents"). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each CME SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each CME SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each CME SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in light of the circumstances under which they were made, not misleading.

        (b)   The CME Financial Statements, which have been derived from the accounting books and records of CME and the CME Subsidiaries, comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments. The consolidated balance sheets (including the related notes) included in the CME Financial Statements present fairly in all material respects the consolidated financial position of CME and the CME Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders' equity and consolidated statements of cash flows (in each case including the related notes) included in such CME Financial Statements present fairly in all material respects the consolidated results of operations, stockholders' equity and cash flows of CME and the CME Subsidiaries for the respective periods indicated, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments.

        Section 5.6    Absence of Certain Changes.    Since January 1, 2014, (a) CME and the CME Subsidiaries have in all material respects conducted their respective businesses only in the ordinary course consistent with past practice except as contemplated hereunder (including actions and transactions related to the Transactions), and (b) there has not been a CME Material Adverse Effect.

        Section 5.7    Litigation.    As of the date hereof, there is no Proceeding pending or, to the Knowledge of CME (as defined in the GFI Merger Agreement), threatened against CME or any CME Subsidiary, which would reasonably be expected to restrain, enjoin or delay the consummation of any of the Transactions, and no injunction of any type has been entered or issued.

        Section 5.8    Operations of Merger Sub 1 and Merger Sub 2.    Merger Sub 1 and Merger Sub 2 have been formed solely for the purpose of engaging in the Transactions and prior to the Effective Time and Subsequent Effective Time, as applicable, will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein or pursuant to the Transactions.

        Section 5.9    Information Statement.    None of the information supplied or to be supplied by CME, Merger Sub 1 or Merger Sub 2 for inclusion or incorporation by reference in the information statement to be provided to the holders of New JPI Common Stock other than the Signing Stockholders in connection with the issuance of shares of CME Class A Common Stock in the Merger will, at the time the Information Statement is provided to such holders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by CME, Merger Sub 1, Merger Sub 2 with respect to statements made or incorporated by reference in the foregoing documents based on information supplied by JPI, New JPI, the Signing Stockholders or any of their respective Representatives for inclusion or incorporation by reference in the Information Statement.

        Section 5.10    Brokers.    No Person other than Barclays Capital Inc. is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by CME in connection with the Transactions based upon arrangements made by or on behalf of CME.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

        Section 6.1    Covenants of New JPI.    From the date of this Agreement until the Effective Time, unless CME shall otherwise consent in writing (which consent may not be unreasonably withheld, conditioned or delayed solely with respect to JPI) or except as set forth in Section 6.1 of the New JPI Disclosure Letter or otherwise expressly provided for in this Agreement, required in connection with the Transactions or as may be required by applicable Law, neither JPI nor New JPI, nor any of their respective Subsidiaries, shall, directly or indirectly:

        (a)   amend or modify any of its Constituent Documents;

        (b)   (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its Securities, (ii) split, subdivide, consolidate, combine or reclassify any of its Securities or issue or allot, or propose or authorize the issuance or allotment of, any other Securities or Equity Rights in respect of, in lieu of, or in substitution for, any of its Securities or (iii) repurchase, redeem or otherwise acquire any Securities or Equity Rights;

        (c)   issue, allot, sell, grant, pledge or otherwise encumber any Securities or Equity Rights;

        (d)   merge or consolidate with any Person, participate in or undertake a scheme of arrangement under the United Kingdom Companies Act 2006 or acquire the assets or Securities of any other Person;

        (e)   sell, lease, license, subject to a Lien, encumber or otherwise surrender, relinquish or dispose of any assets, property or rights including the Transferred Shares;

        (f)    (i) make any loans, advances or capital contributions to, or investments in, any other Person or (ii) create, incur, guarantee or assume any liabilities;

        (g)   settle or compromise any Proceeding or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any Proceeding;

        (h)   (i) make, revoke or amend any election relating to Taxes, (ii) settle or compromise any Proceeding relating to Taxes, (iii) make a request for a written ruling of a Taxing Authority relating to Taxes, (iv) enter into a written and legally binding agreement with a Taxing Authority relating to Taxes or (v) change any of its methods, policies or practices of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of its U.S. federal income Tax Returns for the taxable year ended December 31, 2013;

        (i)    take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken (including any action or failure to act otherwise permitted by this Section 6.1) that would prevent the Combination from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code;

        (j)    change any method of accounting or accounting principles or practices, except for any such change required by a change in GAAP or by a Governmental Entity;

        (k)   adopt or implement a plan of complete or partial liquidation or resolution providing for or authorizing such liquidation or a dissolution, merger, restructuring, consolidation, recapitalization, scheme of arrangement under the United Kingdom Companies Act 2006, or other reorganization;

        (l)    conduct any other activities or operations other than as necessary to consummate the Transactions; or

        (m)  agree or commit to do any of the foregoing.

        Section 6.2    Covenants of the Signing Stockholders.    Except pursuant to the F-Reorganization Steps Plan with respect to the shares of JPI Common Stock, from the date of this Agreement until the Effective Time, no Signing Stockholder shall, directly or indirectly, sell, transfer, assign, subject to a Lien, encumber or otherwise surrender, relinquish, or dispose of any shares of JPI Common Stock or New JPI Common Stock. Any such direct or indirect sale, transfer, assignment, Lien, encumbrance or other surrender shall be null and void.

ARTICLE VII

COVENANTS RELATING TO TAX MATTERS

        Section 7.1    Preparation and Filing of Tax Returns; Payment and Proration of Taxes.

        (a)   Signing Stockholders shall cause JPI to prepare and timely file all Tax Returns for JPI and New JPI that are due on or before the Closing Date (taking into account any applicable extensions). Such Tax Returns shall be prepared in a manner consistent with the prior practice of JPI. At least forty-five (45) calendar days prior to the filing of each such Tax Return, Signing Stockholders shall cause JPI to provide copies of such Tax Return to CME for its review and comment, and JPI shall, and Signing Stockholders shall cause JPI to, consider in good faith any comments provided by CME to JPI within ten (10) days after JPI has provided such Tax Return to CME.

        (b)   Signing Stockholders shall cause JPI to prepare or cause to be prepared and shall timely file or cause to be timely filed all income Tax Returns not described in Section 1.1(a), including, without limitation, an IRS Form 1120S for JPI's short taxable year that ends on the Closing Date and any related IRS Form K-1 (and any analogous Tax Returns required by state or local Law). JPI shall use the interim closing of the books method for the preparation of such return, and any items of income, gain, loss, deduction, or credit recognized by JPI or New JPI in connection with the F-Reorganization and the distribution of shares of JPI Holdings by New JPI shall be reflected in such Return. At least forty-five (45) days prior to the due date (taking into account any applicable extensions) for each Tax Return to be prepared by JPI with respect to any Straddle Period, JPI shall provide copies of such Tax Returns to CME for CME's review and comment, and JPI shall consider in good faith any comments provided by CME to JPI within ten (10) days after JPI has provided such Tax Return to CME. Any items reflected on a Tax Return described in this Section 7.1(b) with respect to which JPI, Signing Stockholders and CME are unable to agree after negotiating in good faith for five (5) days shall be referred to the Independent Accountant Arbitrator for resolution as promptly as practicable. The determination of the Independent Accountant Arbitrator shall be final, conclusive, and binding for all purposes hereunder. Signing Stockholders shall cause JPI to timely revise such draft Tax Return.

        (c)   Neither JPI nor New JPI shall file any amended Tax Return of JPI or New JPI for any year or period ended prior to or on the Closing Date, except as required by Law. CME shall not file a Section 338(h)(10) election with respect to the transactions contemplated by this Agreement.

ARTICLE VIII

ADDITIONAL AGREEMENTS

        Section 8.1    Stockholder Consent.    JPI, New JPI and the Signing Stockholders shall deliver to CME the Stockholder Consent constituting the Required Vote within two hours of the execution of this Agreement.

        Section 8.2    Access to Information; Confidentiality.

        (a)   Upon reasonable prior notice, each of JPI and New JPI shall afford to the officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives (collectively, "Representatives") of CME reasonable access during normal business hours and without undue disruption of normal business activity during the period prior to the earlier of the Effective Time and the termination of this Agreement to all of JPI's and New JPI's properties, books, records, contracts, commitments and personnel and shall furnish, and shall cause to be furnished, as promptly as reasonably practicable to CME (i) a copy of each material report, schedule and other document filed, furnished, published, announced or received by it during such period pursuant to the requirements of federal or state securities Laws or a Governmental Entity or Self-Regulatory Organization and (ii) all other information with respect to JPI or New JPI as CME may reasonably request; provided that JPI and New JPI shall not be obligated to provide access to (A) any competitively sensitive information that would result in the disclosure of any trade secrets of third parties, (B) any information that would reasonably be expected to result in the loss of attorney-client privilege, (C) any information that would result in a breach of an agreement to which JPI or New JPI is a party, (D) any information that, in the reasonable judgment of JPI or New JPI, would violate any applicable Law or (E) any information that is reasonably pertinent to any litigation in which JPI or New JPI, on the one hand, and CME or any of its Affiliates, on the other hand, are adverse parties; provided, however, that in the case of clause (A), (B) or (C) above, JPI or New JPI, as applicable, shall attempt in good faith to make reasonable substitute arrangements as may be reasonably necessary to produce the relevant information in a manner that would not reasonably be expected to harm JPI's or New JPI's competitive positions, to jeopardize the attorney-client privilege or to result in such breach, as applicable.

        (b)   All information furnished pursuant to this Section 8.2 shall be subject to the confidentiality agreement, dated as of October 2, 2013, by and between GFI and CME (the "Confidentiality Agreement"), and each of JPI, New JPI and the Signing Stockholders shall be bound to the Confidentiality Agreement as if they were signatories to the Confidentiality Agreement. No investigation pursuant to this Section 8.2 shall affect the representations, warranties or conditions to the obligations of the Parties contained herein.

        Section 8.3    Consents and Approvals; F-Reorganization.

        (a)   Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary and appropriate to consummate the Transactions. In furtherance and not in limitation of the foregoing, each Party, as applicable, shall (i) make or cause to be made the filings required of such party under the HSR Act and the Foreign Competition Laws with respect to the Transactions as promptly as practicable after the date of this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party from the Federal Trade Commission ("FTC"), the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") or by any other Governmental Entity (including under any Foreign Competition Laws) in respect of such filings or such Transaction and (iii) act in good faith and reasonably cooperate with the other Party in connection with any such filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any of the HSR Act, the Foreign Competition Laws, the Sherman Act, the Clayton Act and any other Laws or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the "Antitrust Laws") with respect to any such filing or any such Transaction. To the extent not prohibited by applicable Law, the Parties shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Transactions. Each Party shall give each other reasonable prior notice of any substantive communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filings or any such Transaction. No Party shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other Parties prior notice of the meeting or conversation and, unless prohibited by such any Governmental Entity, the opportunity to attend or participate. The Parties contemplate that as a general matter both CME and New JPI shall be represented at in-person meetings with any Governmental Entity. CME shall take the lead in determining strategy for scheduling and conducting any meeting, coordinating any filings, obtaining any necessary approvals, and resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act, the Foreign Competition Laws or any other Antitrust Laws (including the timing of the initial filing under the HSR Act), but shall consult in advance with and reasonably incorporate the views of New JPI. The Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act, the Foreign Competition Laws or other Antitrust Laws.

        (b)   Without limiting the general obligations of the Parties under Section 8.3(a) (Consents and Approvals), each Party shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under the Antitrust Laws. In connection therewith and subject to Section 8.3(a) (Consents and Approvals), if any Proceeding is instituted (or threatened to be instituted) challenging any Transaction as inconsistent with or violative of any Antitrust Law, each Party shall cooperate and use its reasonable best efforts vigorously to contest and resist (by negotiation, litigation or otherwise) any such Proceeding and to have vacated, lifted, reversed or overturned any Order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the Transactions, unless CME reasonably determines that litigation is not in its best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 8.3(b) shall limit the right of a Party to terminate this Agreement pursuant to Section 10.1 (Termination), so long as such Party has until that time complied in all material respects with its obligations under this Section 8.3. Each Party shall use its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods or to obtain the necessary approvals under the HSR Act, the Foreign Competition Laws or any other Antitrust Laws with respect to the Transactions as promptly as possible after the execution of this Agreement.

        (c)   Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to require CME or any CME Subsidiary to agree to or take any action that would result in any Burdensome Condition. Neither JPI nor New JPI shall agree to or take any action that would result in any Burdensome Condition without the prior written consent of CME. For purposes of this Agreement, a "Burdensome Condition" shall mean making proposals, executing or carrying out agreements (including consent decrees) or submitting to Laws (i) providing for the transfer, license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of CME, the CME Subsidiaries or New JPI, including the Transferred Shares, or the holding separate (through the establishment of a trust or otherwise) of the Securities of any CME Subsidiary, New JPI or the Transferred Shares or (ii) imposing or seeking to impose any limitation on the ability of CME, the CME Subsidiaries or New JPI to conduct their respective businesses (including with respect to market practices and structure) or own such assets or to acquire, hold or exercise full rights of ownership of the business of New JPI (including the Transferred Shares), CME or the CME Subsidiaries, in each case other than (x) with respect to Antitrust Laws, any such proposals, executing or carrying out agreements (including consent decrees) or submitting to Laws that would not impair in any material respect the expected benefits of CME and the CME Subsidiaries from or relating to the Transactions, or (y) with respect to Regulatory Approvals, any de minimis administrative or ministerial obligations of CME or any CME Subsidiary, other than, with respect to the IDB Business or IDB Subsidiaries (each as defined in the GFI Merger Agreement), any such obligation that would exist following the Effective Time.

        (d)   JPI, New JPI and the Signing Stockholders shall take all steps necessary to complete the F-Reorganization prior to the Closing. All definitive documentation to implement the F-Reorganization shall be subject to CME's reasonable prior review and written approval.

        Section 8.4    No Solicitation.

        (a)   Each of JPI, New JPI and each Signing Stockholder shall not, nor shall they authorize or permit any of their respective Affiliates or any of their or their respective Affiliates' respective Representatives to, directly or indirectly (i) initiate, solicit or knowingly facilitate or encourage any inquiry or the making of any proposal that constitutes a Takeover Proposal, (ii) adopt, or publicly propose to adopt, or allow JPI or New JPI to execute or enter into, any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement, undertaking, or understanding in connection with or relating to any Takeover Proposal, or (iii) other than with CME, Merger Sub 1, Merger Sub 2 or their respective Representatives, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data in connection with or relating to, any Takeover Proposal. Each of JPI, New JPI and each Signing Stockholder shall, and shall cause their respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives conducted prior to the date of this Agreement with respect to any Takeover Proposal and shall request the prompt return or destruction of any confidential information previously furnished to such Persons in connection therewith in accordance with the terms of any applicable confidentiality agreement. Notwithstanding the foregoing, nothing herein shall prevent any Representative of JPI or New JPI or any Signing Stockholder from acting in his or her capacity as an officer or director of GFI, or taking any action in such capacity, but only in either such case as and to the extent permitted by Section 6.5(b) of the GFI Merger Agreement.

        (b)   For purposes of this Agreement, "Takeover Proposal" means any proposal or offer for a direct or indirect (i) merger, binding share exchange, recapitalization, reorganization, scheme of arrangement under the United Kingdom Companies Act 2006, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving GFI or one or more of its Subsidiaries, JPI or New JPI, (ii) the acquisition or purchase, including by lease, exchange, mortgage, pledge, transfer or other acquisition or assumption, of 20% or more of the fair value of the assets or 20% or more of any class of equity or voting securities of (A) GFI and its Subsidiaries, (B) JPI, (C) New JPI or (D) the CME Retained Subsidiaries (as defined in the GFI Merger Agreement), in each case taken as a whole and in one transaction or a series of related transactions, (iii) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of Beneficial Ownership of Securities representing 20% or more of the voting power of GFI's, JPI's, New JPI's or any of the CME Retained Subsidiaries' (as defined in the GFI Merger Agreement) Securities, or (iv) any transaction, or combination of transactions, similar to the foregoing; provided, however, that the term "Takeover Proposal" shall not include the Transactions.

        Section 8.5    Fees and Expenses.    Except as set forth in Section 8.3(b) of the GFI Merger Agreement, whether or not the Combination is consummated, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, except with respect to all fees associated with the HSR Act and the Foreign Competition Laws, which shall be borne equally by CME, on the one hand, and JPI and New JPI, on the other hand. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, including all other matters related to the Transactions.

        Section 8.6    Public Announcements.    CME and New JPI shall develop a joint communications plan and each Party shall (a) ensure that all of its press releases and other public statements or communications with respect to the Transactions shall be consistent with such joint communications plan and (b) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other before issuing any press release or, to the extent practicable, otherwise making any public statement or communication with respect to this Agreement or the Transactions. In addition to the foregoing, none of CME, JPI, New JPI or the Signing Stockholders shall issue any press release or otherwise make any public statement or disclosure concerning any other Party or any other Party's business, financial condition or results of operations without the consent of such other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

        Section 8.7    Notice of Certain Events.    Each of CME, JPI, and New JPI shall promptly notify the other Parties after receiving or becoming aware of (a) any written notice from any Person alleging that the consent of that Person is or may be required in connection with the Transactions, (b) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to (i) prevent or materially delay the consummation of the Transactions or (ii) result in the failure of any condition to the Closing set forth in Article IX to be satisfied, or (c) any Proceeding commenced or, to its Knowledge, threatened against, relating to or otherwise involving CME or any of the CME Subsidiaries or JPI or New JPI, as the case may be, that relates to the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 8.7 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

        Section 8.8    Listing of Shares of CME Class A Common Stock.    CME shall use its reasonable best efforts to cause the shares of CME Class A Common Stock to be issued in the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Closing Date.

        Section 8.9    State Takeover Laws.    If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation is or shall become applicable to the Transactions, the Parties shall use reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the Transactions.

        Section 8.10    Stockholder or Member Litigation.    Each of JPI and New JPI shall promptly advise CME orally and in writing of any litigation brought by any of their stockholders against JPI or New JPI and/or its directors relating to this Agreement and/or the Transactions, and shall keep CME reasonably informed regarding any such litigation. Each of JPI and New JPI shall give CME the opportunity to consult with JPI and New JPI regarding the defense or settlement of any such litigation and shall not settle any such litigation without the prior written consent of CME (which consent may not be unreasonably withheld, conditioned or delayed).

        Section 8.11    Registration Rights.

        (a)   CME shall (i) as soon as reasonably practicable after the Closing Date file with the SEC (I) a "shelf" registration statement under the Securities Act on Form S-3 (or any successor short form registration involving a similar amount of disclosure; or if then ineligible to use any such form, then any other available form of registration statement) or (II) pursuant to Rule 424(b) under the Securities Act, a prospectus supplement that shall be deemed to be part of an existing "shelf" registration statement in accordance with Rule 430B under the Securities Act, in each case for a public offering of the shares of CME Class A Common Stock received by the Signing Stockholders in the Merger (the "Registrable Stock") to be made on a continuous basis pursuant to Rule 415 under the Securities Act (the "Registration Statement") and, in the case of clause (I) above, unless such Registration Statement is automatically effective upon filing, use commercially reasonable efforts to cause the Registration Statement to become effective as soon as reasonably practicable after filing, (ii) use commercially reasonable efforts to cause the Registration Statement to remain effective until the earlier of (A) the date when all Registrable Stock covered by the Registration Statement has been sold or (B) 180 days after the Registration Statement becomes effective (or in the case of an existing "shelf" registration statement, the date of the applicable prospectus supplement), and (iii) prepare and file with the SEC any required amendments to the Registration Statement and the prospectus (including any prospectus supplement) used in connection therewith ("Prospectus"). Notwithstanding the foregoing, CME shall have no obligation to register or to maintain the effectiveness of the Registration Statement after the Registrable Stock first becomes eligible for sale pursuant to Rule 144 under the Securities Act. In the case of any Registration Statement that is an automatic shelf registration statement, a new registration statement pursuant to Rule 415(a)(6) with respect to the Registrable Stock will be deemed to be an amendment to such Registration Statement for purposes of this Section 8.11, and references in this Section 8.11 to the Registration Statement, except in clause (B) above, shall include such new registration statement.

        (b)   (i) Upon the issuance by the SEC of a stop order suspending the effectiveness of the Registration Statement or the initiation of Proceedings with respect to the Registration Statement under Section 8(d) or 8(e) of the Securities Act or (ii) if the Registration Statement or Prospectus shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading (including, in any such case, as a result of the non-availability of financial statements) or (iii) upon the occurrence or existence of any development, event, fact, situation or circumstance relating to CME that, in the sole discretion of CME, makes it appropriate to suspend the availability of the Registration Statement and Prospectus, (A)(1) in the case of clause (ii) above, subject to clause (iii) above, CME shall as promptly as reasonably practicable prepare and file a post-effective amendment to such Registration Statement or a supplement to the related Prospectus so that such Registration Statement or Prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and subject to clause (iii) above, in the case of a post-effective amendment to the Registration Statement, use commercially reasonable efforts to cause it to become effective as promptly as reasonably practicable and (2) in the case of clause (i) above, use commercially reasonable efforts to cause such stop order to be lifted, and (B) CME shall give notice to the Signing Stockholders that the availability of such Registration Statement is suspended (a "Deferral Notice") and, upon receipt of any Deferral Notice, each Signing Stockholder agrees that it shall not sell any Registrable Stock pursuant to the Registration Statement until such Signing Stockholder is notified by CME of the effectiveness of the post-effective amendment to the Registration Statement provided for in clause (A) above, or until it is notified in writing by CME that the Prospectus may be used. In connection with any development, event, fact, situation or circumstance covered by clause (iii) above, CME shall be entitled to exercise its rights pursuant to this Section 8.11(b) to suspend the availability of the Registration Statement and Prospectus for no more than an aggregate of 90 days.

        (c)   In connection with the performance of its obligations under this Section 8.11, CME shall pay all registration fees under the Securities Act, all printing expenses and all fees and disbursements of CME's legal counsel, CME's independent registered public accounting firm and any other persons retained by CME, and any other expenses incurred by CME. Each Signing Stockholder shall pay any discounts, commissions and transfer taxes, if any, attributable to the sale of Registrable Stock and any other expenses incurred by it.

        (d)   Indemnity.

            (i)  CME agrees to indemnify each Signing Stockholder against any and all loss, liability, claim and damage arising out of any untrue statement of a material fact contained in the Registration Statement or any Prospectus (or any amendment thereto) or the omission therefrom of a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this indemnity shall not apply to any loss, liability, claim or damage to the extent arising out of any untrue statement or omission made in reliance upon and in conformity with information furnished to CME by or on behalf of a Signing Stockholder for use in the Registration Statement or any Prospectus (or any amendment thereto).

           (ii)  Each Signing Stockholder agrees to indemnify CME, and each person, if any, who controls CME within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act against any and all loss, liability, claim and damage described in the indemnity contained in Section 8.11(d)(i) but only with respect to untrue statements or omissions made in the Registration Statement or any Prospectus (or any amendment thereto) in reliance upon and in conformity with information furnished in writing to CME by or on behalf of such Signing Stockholder for use in the Registration Statement or any Prospectus (or any amendment thereto).

          (iii)  Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any Proceeding commenced against it in respect of which indemnity may be sought under this Section 8.11(d), but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability except to the extent the indemnifying party is materially prejudiced thereby. In case any such action shall be brought against any indemnified party, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, such indemnifying party shall not be liable to such indemnified party for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof, unless the indemnifying party has failed or is failing to vigorously defend such claim; provided, however, that the indemnifying party shall not, in connection with any one such Proceeding or separate but substantially similar actions or Proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all indemnified persons. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any Proceeding, commenced or threatened, or any claim whatsoever in respect of which indemnification is sought under this Section 8.11(d) (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such Proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party. No indemnified party shall, without the prior written consent of the indemnifying party, effect any settlement of any commenced or threatened Proceeding in respect of which any indemnification is sought under this Section 8.11(d).

          (iv)  If the indemnification provided for in this Section 8.11(d) from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages or liabilities referred to in this Section 8.11(d), the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

           (v)  The obligations of CME and each Signing Stockholder under this Section 8.11(d) shall survive the completion of any offering of Registrable Stock pursuant to any Registration Statement.

        (e)   Each Signing Stockholder (i) shall furnish to CME such information regarding themselves, their relationship to CME and its Affiliates, their Beneficial Ownership of beneficial ownership of common stock of CME, the Registrable Stock held by them, and the intended method of disposition of such securities as is required to be included under the Securities Act in the Registration Statement (or any amendment thereto) or any Prospectus, (ii) shall comply with the prospectus delivery requirements under the Securities Act in connection with the sale or other distribution of Registrable Stock pursuant to the Registration Statement, and (iii) shall report to CME all sales or other distributions of Registrable Stock pursuant to the Registration Statement. It shall be a condition precedent to the obligations of CME to take any action pursuant to this Section 8.11 with respect to the Registrable Stock of any selling Signing Stockholder that such selling Signing Stockholder furnish to CME the information required by clause (i) above.

        Section 8.12    Tax Matters.    Each of JPI and New JPI will duly and timely file with the appropriate Governmental Entities or Taxing Authorities all Tax Returns required to be filed by it in respect of any material Taxes in any jurisdiction for which JPI or New JPI is required by a Governmental Entity to file such Tax Returns, including, but not limited to, those Tax Returns required to be filed in respect of all material Taxes not yet due and payable with respect to the results of operations of JPI or New JPI, whether or not such Taxes are asserted by the relevant Governmental Entity or Taxing Authority, and such Tax Returns will be true, correct and complete in all material respects.

        Section 8.13    Information Statement.    As promptly as reasonably practicable following the mailing of the Proxy Statement/Prospectus (as defined in the GFI Merger Agreement) in connection with the GFI Mergers, CME, JPI and New JPI shall prepare the Information Statement relating to the Merger, which shall contain the notices required pursuant to the DGCL in connection with the Merger and otherwise comply with all applicable Laws.

ARTICLE IX

CONDITIONS PRECEDENT

        Section 9.1    Conditions to Each Party's Obligation to Effect the Combination.    The respective obligations of each Party to effect the Combination are subject to the satisfaction or, to the extent permitted by applicable Law and the terms hereof, waiver, on or prior to the Closing Date, of the following conditions:

        (a)    Stockholder Approval.     JPI and New JPI shall have obtained the Stockholder Consent.

        (b)    Stock Exchange Listing.     The shares of CME Class A Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the Nasdaq.

        (c)    Regulatory Approval.     (i) Any waiting period (and any extension thereof) applicable to the Combination under the HSR Act and the Foreign Competition Laws set forth in Section 9.1(c)(i) of the New JPI Disclosure Letter shall have been terminated or shall have expired and no action shall have been instituted by the Antitrust Division or the FTC or under any Foreign Competition Laws challenging or seeking to enjoin the consummation of the Combination or impose a Burdensome Condition, which action shall not have been withdrawn, terminated or finally resolved, (ii) all approvals applicable to the Combination under any Foreign Competition Laws set forth in Section 9.1(c)(ii) of the New JPI Disclosure Letter shall have been obtained (including any approval or no-action letter from the UK Competition and Markets Authority, should it decide to investigate the Combination) and such approvals shall not be subject to a Burdensome Condition, (iii) all Regulatory Approvals set forth in Section 9.1(c)(iii) of the New JPI Disclosure Letter shall have been obtained and such approvals shall not be subject to a Burdensome Condition, and (iv) all Notices set forth in Section 9.1(c)(iv) of the

New JPI Disclosure Letter shall have been provided and all required related acknowledgements shall have been obtained and such acknowledgements shall not have imposed a Burdensome Condition.

        (d)    No Injunctions or Restraints; Illegality.     No Laws shall have been adopted or promulgated after the date of this Agreement, and no temporary restraining order, preliminary or permanent injunction or other Order shall have been issued and remain in effect, by a Governmental Entity or Self-Regulatory Organization of competent jurisdiction having the effect of making the Combination illegal or otherwise prohibiting consummation of the Combination, or seeking to impose a Burdensome Condition (collectively, "Restraints") unless such Restraint is vacated, terminated or withdrawn; provided that prior to asserting this condition, the Party asserting this condition shall have used its reasonable best efforts (in the manner contemplated by Section 8.3) to prevent the entry of such Restraint and to appeal as promptly as possible any judgment that may be entered.

        (e)    Other Transactions.     Each of the conditions to the closing of the GFI Mergers and the IDB Transaction shall have been satisfied or waived.

        Section 9.2    Conditions to Obligations of CME, Merger Sub 1 and Merger Sub 2.    The obligations of CME, Merger Sub 1 and Merger Sub 2 to effect the Combination are subject to the satisfaction, or waiver by CME, on or prior to the Closing Date of the following additional conditions:

        (a)    Representations and Warranties.     The representations and warranties of JPI, New JPI and the Signing Stockholders set forth in this Agreement, (i) other than the New JPI Identified Representations, made as if none of such representations and warranties contained any qualifications or limitations as to "materiality" or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made do not constitute a Material Adverse Effect, and (ii) with respect to the New JPI Identified Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date). CME shall have received a certificate of each Signing Stockholder and of the chief executive officer or the chief financial officer of each of JPI and New JPI to such effect.

        (b)    Performance of Obligations of JPI, New JPI and the Signing Stockholders.     Each of JPI, New JPI and the Signing Stockholders shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement on or prior to the Closing Date and CME shall have received a certificate of each Signing Stockholder and of the chief executive officer or the chief financial officer of each of JPI and New JPI to such effect.

        (c)    Tax Opinion.     CME shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to CME, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, to the effect that (i) the Combination will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of CME and New JPI will be a party to such reorganization. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of CME, New JPI and others.

        (d)    Other Transactions.     The F-Reorganization shall have been completed.

        (e)    Appraisal Rights.     The time period for exercising appraisal rights or dissenters' rights in connection with the F-Reorganization and this Agreement shall have each expired, and (i) holders of not more than 5% of the issued and outstanding shares of New JPI Common Stock shall have demanded (and not withdrawn) appraisal of their shares in accordance with the DGCL or other applicable Law in connection therewith and (ii) Holders of not more than 5% of the issued and outstanding shares of JPI Common Stock shall have demanded (and not withdrawn) appraisal of their shares in accordance with the New York Business Corporation Law or other applicable Law in connection therewith.

        (f)    Section 1445 Certificate.     CME shall have received a statement duly completed and executed by New JPI pursuant to Treasury Regulation Section 1.1445-2(b)(2)(vi) dated as of the Closing Date meeting the requirements of Treasury Regulations Section 1.445-2(c)(3) and Treasury Regulations Section 1.897-2(h), in form and substance reasonably satisfactory to CME, certifying that New JPI is not a "foreign person" within the meaning of Section 1445 of the Code as described in Section 1445 of the Code.

        Section 9.3    Conditions to Obligations of New JPI.    The obligations of New JPI to effect the Combination are subject to the satisfaction, or waiver by New JPI, on or prior to the Closing Date of the following additional conditions:

        (a)    Representations and Warranties.     The representations and warranties of CME, Merger Sub 1 and Merger Sub 2 set forth in this Agreement, (i) other than the CME Identified Representations, made as if none of such representations and warranties contained any qualifications or limitations as to "materiality" or CME Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made do not constitute a CME Material Adverse Effect, and (ii) with respect to the CME Identified Representations, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date). New JPI shall have received a certificate of the chief executive officer or the chief financial officer of CME to such effect.

        (b)    Performance of Obligations of CME, Merger Sub 1 and Merger Sub 2.     Each of CME, Merger Sub 1 and Merger Sub 2 shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement on or prior to the Closing Date and New JPI shall have received a certificate of the chief executive officer or the chief financial officer of CME to such effect.

        (c)    Tax Opinion.     New JPI shall have received an opinion of Willkie Farr & Gallagher LLP in form and substance reasonably satisfactory to New JPI, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, to the effect that (i) the Combination will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of New JPI and CME will be a party to such reorganization. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of New JPI, CME and others.

        (d)    Section 1445 Certificate.     New JPI shall have received a statement duly completed and executed by CME dated as of the Closing Date meeting the requirements of Treasury Regulations Section 1.1445-2(c)(3) and Treasury Regulations Section 1.897-2(h), in form and substance reasonably satisfactory to New JPI.

ARTICLE X

TERMINATION

        Section 10.1    Termination.    This Agreement may be terminated and the Combination may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Stockholder Consent:

        (a)   by mutual written consent of CME and New JPI;

        (b)   by either CME or New JPI, if:

          (i)    Termination Date.    The Combination shall not have been consummated by the Outside Date;

          (ii)    Restraint.    Any Restraint (other than a temporary restraining order, preliminary injunction or similar non-permanent Order) having any of the effects set forth in Section 9.1(d) (No Injunctions or Restraints; Illegality) shall be in effect and shall have become final and non-appealable; or

          (iii)    Other Transactions.    Either the GFI Merger Agreement or the IDB Transaction Agreement is terminated in accordance with its terms.

provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of any such condition;

        (c)   by CME, if:

          (i)    Breach by JPI, New JPI or the Signing Stockholders.    JPI, New JPI or the Signing Stockholders shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by JPI, New JPI or the JPI Signing Stockholders prior to the Outside Date or is not cured by the earlier of (x) 30 days following written notice to New JPI by CME of such breach or (y) the Outside Date and (B) would result in the failure of any condition set forth in Section 9.2(a) (Representations and Warranties) or Section 9.2(b) (Performance of Obligations of JPI, New JPI and the Signing Stockholders) to be satisfied; provided that CME, Merger Sub 1 or Merger Sub 2 is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in the failure of any condition set forth in Section 9.3(a) (Representations and Warranties) or Section 9.3(b) (Performance of Obligations of CME, Merger Sub 1 and Merger Sub 2) to be satisfied;

          (ii)    Violation of No Solicitation.    JPI, New JPI or their respective Representatives shall have breached in any material respect any of their respective obligations under Section 8.4 (No Solicitation); or

          (iii)    Stockholder Consent.    The Stockholder Consent is not delivered to CME within two hours of the execution of this Agreement;

        (d)   by New JPI, if:

          (i)    Breach by CME.    CME, Merger Sub 1 or Merger Sub 2 shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by CME, Merger Sub 1 or Merger Sub 2 prior to the Outside Date or is not cured by the earlier of (x) 30 days following written notice to CME, Merger Sub 1 or Merger Sub 2 by New JPI of such breach or (y) the Outside Date and (B) would result in the failure of any condition set forth in Section 9.3(a) (Representations and Warranties) or Section 9.3(b) (Performance of Obligations of CME, Merger

  Sub 1 and Merger Sub 2); provided that JPI or New JPI is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in the failure of any condition set forth in Section 9.2(a) (Representations and Warranties) or Section 9.2(b) (Performance of Obligations of JPI, New JPI and the Signing Stockholders) to be satisfied; or

          (ii)    Other Transactions.    The GFI Merger Agreement is terminated in accordance with its terms.

        Section 10.2    Effect of Termination.    In the event of any termination of this Agreement as provided in Section 10.1 (Termination), the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party with respect thereto, except for the confidentiality provisions of Section 8.2 (Access to Information; Confidentiality) and the provisions of this Section 10.2 and Article XI (General Provisions), each of which shall remain in full force and effect; provided, however, that no Party shall be relieved or released from any liability or damages arising from a breach of any provision of this Agreement.

ARTICLE XI

GENERAL PROVISIONS

        Section 11.1    Survival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time, (ii) the New JPI Identified Representations, which shall each survive until the expiration of the applicable statute of limitations with respect to the matters addressed in such representation and warranty, and (iii) this Article XI. From and after the Effective Time, each of JPI and each Signing Stockholder waives, and shall have no right of, any contribution from New JPI.

        Section 11.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given on the date of delivery if delivered personally, by email (which is confirmed), or sent by a nationally recognized overnight courier service (providing proof of delivery). All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to CME, Merger Sub 1 or Merger Sub 2, to:
CME Group Inc. 20 South Wacker Drive Chicago, IL 60606
Attention:	General Counsel
Email:	legalnotices@cmegroup.com
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP 155 North Wacker Drive Chicago, IL 60606
Attention:	Rodd M. Schreiber, Esq. Richard C. Witzel, Jr., Esq.
Email:	Rodd.Schreiber@skadden.com Richard.Witzel@skadden.com

If to JPI or New JPI, to:
Jersey Partners Inc. PO Box 882 Bethpage, NY 11714
Attention:	Robert Crossan
Email:	Robert.Crossan@jerseypartnersinc.com
with a copy (which shall not constitute notice) to:
GFI Group Inc. 55 Water Street New York, NY 10041
Attention:	Christopher D'Antuono, Esq.
Email:	christopher.dantuono@gfigroup.com
and
Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019
Attention:	Jeffrey Poss, Esq. Adam Turteltaub, Esq.
Email:	jposs@willkie.com aturteltaub@willkie.com
If to a Signing Stockholder, to the respective address set forth in Exhibit A hereto.

        Section 11.3    Interpretation.    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings (including headings contained in parentheticals to Section and Article references) contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

        Section 11.4    Counterparts; Effectiveness.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received counterparts thereof signed and delivered by the other Parties. Signatures transmitted electronically shall be accepted as originals for all purposes of this Agreement.

        Section 11.5    Entire Agreement; Third Party Beneficiaries.

        (a)   This Agreement (including the Exhibits and the Parties' disclosure letters hereto), the Confidentiality Agreement, the GFI Merger Agreement, the IDB Transaction Agreement and the GFI Support Agreement (as defined in the GFI Merger Agreement) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

        (b)   This Agreement is not intended to and shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 11.9 (Extension; Waiver) without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 11.6    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

        Section 11.7    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

        Section 11.8    Amendment.    This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement by the stockholders of JPI or New JPI, but, after such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

        Section 11.9    Extension; Waiver.    At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or, except as provided in Section 9.1(a), conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        Section 11.10    Governing Law and Venue; Waiver of Jury Trial.

        (a)   THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY STATE OTHER THAN THE STATE OF DELAWARE. The Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the federal courts of the United States of America located in the State of Delaware in respect of all matters arising out of or relating to this Agreement, the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.2 (Notices) or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

        (b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(b).

        Section 11.11    Enforcement.    The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

* * * * *

        IN WITNESS WHEREOF, CME, Merger Sub 1, Merger Sub 2, JPI, New JPI and the Signing Stockholders have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CME GROUP INC.
By:	/s/ KATHLEEN M. CRONIN
	Name:	Kathleen M. Cronin
	Title:	General Counsel
CHEETAH ACQUISITION CORP.
By:	/s/ JAMES E. PARISI
	Name:	James E. Parisi
	Title:	Treasurer
CHEETAH ACQUISITION LLC
By:	/s/ JAMES E. PARISI
	Name:	James E. Parisi
	Title:	Treasurer
JERSEY PARTNERS INC.
By:	/s/ MICHAEL GOOCH
	Name:	Michael Gooch
	Title:	President
NEW JPI INC.
By:	/s/ MICHAEL GOOCH
	Name:	Michael Gooch
	Title:	President

[Agreement and Plan of Merger—JPI]

/s/ MICHAEL GOOCH
Name:	Michael Gooch
/s/ NICK BROWN
Name:	Nick Brown
/s/ COLIN HEFFRON
Name:	Colin Heffron

[Agreement and Plan of Merger—JPI]

Exhibit A
Signing Stockholder Notice Addresses

To:
c/o Jersey Partners Inc. PO Box 882 Bethpage, NY 11714
with a copy (which shall not constitute notice) to:
GFI Group Inc. 55 Water Street New York, NY 10041
	Attention:	Christopher D'Antuono, Esq.
	Email:	Christopher.dantuono@gfigroup.com
Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019
	Attention:	Jeffrey Poss, Esq. Adam Turteltaub, Esq.
	Email:	jposs@willkie.com aturteltaub@willkie.com

Exhibit B
Stockholder Consent Agreement

Exhibit B

        Stockholder Notice, Waiver, Agreement and Representation Form

Explanatory Note

        Pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 30, 2014, by and among CME Group Inc., a Delaware corporation ("CME"), Cheetah Acquisition Corp., a Delaware corporation and a wholly-owned CME subsidiary ("Merger Sub 1"), Cheetah Acquisition LLC, a Delaware limited liability company and a wholly-owned CME Subsidiary ("Merger Sub 2"), Jersey Partners Inc., a New York corporation ("JPI"), New JPI Inc., a Delaware corporation ("New JPI"), and the other individuals signatory thereto, which are stockholders of JPI and New JPI (the "Signing Stockholders"), Merger Sub 1 will merge with and into New JPI, with New JPI as the surviving corporation (the "Initial Merger"), which will then merge with and into Merger Sub 2, with Merger Sub 2 surviving as a wholly-owned subsidiary of CME (the "Merger"). The consummation of the Merger has been approved by the affirmative vote of a requisite number of JPI and New JPI stockholders.

        Each share of New JPI common stock, other than shares of New JPI common stock owned by New JPI and shares of New JPI common stock held by a holder who has not consented to the Initial Merger and who has demanded appraisal for such shares of New JPI common stock in accordance with Section 262 of the General Corporation Law of the State of Delaware, will be converted into, and will thereafter represent, the right to receive a fraction of a share of CME class A common stock (the "CME Class A Common Stock"), the numerator of which equals the aggregate number of shares of CME Class A Common Stock that would be payable if such shares were converted into the GFI Merger Consideration (as defined below) and the denominator of which equals the maximum number of shares of the common stock of New JPI that could be issued and outstanding immediately prior to the consummation of the Initial Merger following the F-Reorganization (as defined below) and without giving effect to the exercise of any appraisal rights or dissenters' rights in connection therewith. The "GFI Merger Consideration" is equal to the right to receive a fraction of a share of CME Class A Common Stock, the numerator of which equal $4.55 and the denominator of which equals the average of the closing sale prices of CME Class A Common Stock as reported on NASDAQ Global Select Market for the ten trading days ending upon and including the trading day immediately before the Merger.

        In connection with the Merger and the Transactions (as defined below), each stockholder of JPI and New JPI, other than the Signing Stockholders, is being provided with this Stockholder Notice, Waiver, Agreement and Representation Form (the "Stockholder Form and Agreement").

        Also in connection with the Merger, and prior to the consummation of the Merger, JPI, New JPI and their respective stockholders will undertake an internal reorganization pursuant to which New JPI will form Jersey Partners Holdings LLC, a Delaware limited liability company ("JPI Holdings"), which shall form JPI Merger Sub LLC, a Delaware limited liability company and a wholly-owned subsidiary of JPI Holdings ("JPI Merger Sub"), and JPI will merge with and into JPI Merger Sub in exchange for shares of New JPI. JPI Merger Sub will then distribute the shares of GFI Group Inc. owned by it (the "Transferred Shares") to JPI Holdings, which will distribute the Transferred Shares to New JPI so that New JPI will become the record and beneficial owner of all of the Transferred Shares record and beneficially owned by JPI, and New JPI will then distribute all of its membership interests in JPI Holdings to the stockholders of New JPI such that following such steps the only assets of New JPI will be the Transferred Shares (the "F-Reorganization");

        Prior to the Merger, GFI Group Inc., a Delaware corporation ("GFI"), will undertake an internal reorganization such that all assets and liabilities related to (i) the business of developing, marketing and licensing to customers a suite of electronic trading, information sharing, straight-through processing,

B-1-1

clearing links and post-trade services for commodities, principally in the energy market, in each case as conducted by GFI and its subsidiaries (the "Trayport Business") and (ii) the business of developing, marketing and licensing to customers a suite of software that facilitates pricing, analytics, risk management, connectivity and straight-through processing and lifecycle management of foreign exchange options, as well as the sale or license of FENICS Business and IDB Business market data, in each case as conducted by GFI and its subsidiaries (the "FENICS Business") will be transferred to or retained by certain subsidiaries of GFI (the "Retained Subsidiaries"), and all other assets and liabilities will be transferred to or retained by certain other subsidiaries of GFI (the "IDB Subsidiaries") such that the Retained Subsidiaries will own all of the assets, properties and rights of the Trayport Business and FENICS Business and will not have any liabilities other than those exclusively related to the Trayport Business and FENICS Business (the "Pre-Closing Restructuring").

        Immediately following the Merger, Commodore Acquisition Corp. ("Genesis Merger Sub 1"), a Delaware corporation and a wholly-owned CME subsidiary, will merge with and into GFI, which will then merge with and into Commodore Acquisition LLC, ("Genesis Merger Sub 2") a Delaware limited liability company and a wholly-owned CME Subsidiary (the "GFI Mergers"), pursuant to the terms of an Agreement and Plan of Merger, dated July 30,2014, by and among GFI, CME, Genesis Merger Sub 1 and Genesis Merger Sub 2 (the "GFI Merger Agreement"). Immediately following the completion of the GFI Mergers, GFI Brokers Holdco Ltd, a Bermuda limited liability company, will purchase from the surviving company of the GFI Mergers, the IDB Subsidiaries (the "IDB Transaction"), pursuant to the terms of a Purchase Agreement, dated July 30, 2014, by and among JPI, New JPI, IDB Buyer, CME and Genesis Merger Sub 2 (the "IDB Transaction Agreement").

        Prior to the Merger, JPI, New JPI and each direct and indirect stockholder of IDB Buyer that beneficially owns the common stock of GFI will have executed a support agreement pursuant to which the parties thereto will agree to appear, or cause all such shares of GFI common stock they directly or indirectly own to be counted as present for purposes of calculating a quorum at all meetings of the GFI stockholders and vote, whether in person, by proxy or by delivering a written consent, in accordance with the terms of such agreement (the "Support Agreement" and together with the Merger, the F-Reorganization, the GFI Mergers, the Pre-Closing Restructuring and the IDB Transaction, the "Transactions").

        The foregoing summary is intended to summarize only certain terms of the Transactions. It is not intended to provide, and does not contain, a summary of all the terms of the Transactions that may be significant to JPI and New JPI stockholders. JPI and New JPI stockholders should read the Merger Agreement, the GFI Merger Agreement and the IDB Transaction Agreement in their entirety, as they the legal document governing the Transactions.

New JPI
GFI Brokers Holdco Ltd
c/o GFI Group, Inc.
55 Water Street
New York, NY 10041
Attention:    General Counsel
Email:    Us_legal@gfigroup.com

BY COMPLETING AND RETURNING THIS STOCKHOLDER FORM AND AGREEMENT, YOU ARE ENTERING INTO A LEGALLY BINDING AGREEMENT WITH CME, NEW JPI AND JPI. YOU SHOULD READ THIS STOCKHOLDER FORM AND AGREEMENT AND ALL OF THE RELATED DOCUMENTS CAREFULLY BEFORE COMPLETING AND RETURNING A STOCKHOLDER FORM AND AGREEMENT.

B-1-2

CME Group Inc.
20 South Wacker Drive
Chicago, IL 60606
Attention:    General Counsel
Email:          legalnotices@cmegroup.com

GFI Brokers Holdco Ltd
c/o GFI Group, Inc.
55 Water Street
New York, NY 10041
Attention:    General Counsel
Email:          Us_legal@gfigroup.com

Ladies and Gentlemen:

        In connection with the Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 30, 2014, by and among CME Group Inc., a Delaware corporation ("CME"), Cheetah Acquisition Corp., a Delaware corporation and a wholly-owned CME subsidiary ("Merger Sub 1"), Cheetah Acquisition LLC, a Delaware limited liability company and a wholly-owned CME Subsidiary ("Merger Sub 2"), Jersey Partners Inc., a New York corporation ("JPI"), New JPI Inc., a Delaware corporation ("New JPI"), and the other individuals signatory hereto, which are stockholders of JPI and New JPI, the undersigned hereby represents, warrants, covenants and agrees as follows (capitalized terms not otherwise defined in this Stockholder Form and Agreement shall have the meaning ascribed to them in the Merger Agreement):

  1.
  Consent.    The undersigned hereby consents to and approves the Transactions.

  2.
  Representations and Warranties.

  (a)
  The undersigned has all requisite power and authority to execute and deliver this Stockholder Form and Agreement and to perform its obligations hereunder. This Stockholder Form and Agreement has been duly and validly executed and delivered by the undersigned and is a legal, valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

  (b)
  No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity or Self-Regulatory Organization is required to be made or obtained by the undersigned in connection with the delivery of this Stockholder Form and Agreement by the undersigned.

  (c)
  The undersigned: (i) is receiving the CME Class A Common Stock in the Merger for investment purposes only for its own account and not with any view toward a distribution thereof; (ii) has no contract, undertaking, agreement or arrangement with any Person to transfer to such Person or any other Person such CME Class A Common Stock received in the Merger; and (iii) has no present plans or intention to enter into any such contract, undertaking, agreement or arrangement with respect to any of the foregoing.

  (d)
  The undersigned acknowledges receipt of the Information Statement as provided by JPI and New JPI, including a copy of the Merger Agreement and any notices of appraisal rights required by the General Corporation Law of the State of Delaware ("DGCL") or the New York Business Corporation Law ("NYBCL"). The undersigned further acknowledges that he, she or it has carefully read and understands the Information

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      Statement, the Merger Agreement, such notices and this Stockholder Form and Agreement, and has received information with respect to all matters he, she or it considers material to his, her or its decision to make its investment in the CME Class A Common Stock. The undersigned further acknowledges that he, she or it: (i) has relied solely upon his, her or its own investigation, (ii) has considered and evaluated the risks and merits of investing in the CME Class A Common Stock, and has determined that the CME Class A Common Stock is a suitable investment for him, her or it; (iii) can bear the economic risk of its investment in the CME Class A Common Stock and can afford a complete loss of his, her or its entire investment in the CME Class A Common Stock; and (iv) is knowledgeable and experienced in evaluating investments and experienced in financial and business matters, and is capable of considering and evaluating the merits and risks of investing in the CME Class A Common Stock.

    (e)
    The undersigned acknowledges that the shares of CME Class A Common Stock he, she or it is receiving in the Merger have not been registered under the Securities Act or any state or foreign securities laws and that such shares of CME Class A Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to (i) the terms of an effective registration statement under the Securities Act (including pursuant to Section 8.11 of the Merger Agreement) and registration under any applicable state or foreign securities Laws or (ii) pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws, and such shares of CME Class A Common Stock will bear a legend making reference to the foregoing restrictions.

    (f)
    The undersigned is not a "foreign person" within the meaning of Section 1445 of the Code and the Treasury Regulations thereunder. Such Signing Stockholder is a person eligible to own the stock of an S corporation under Section 1361 of the Code.

  3.
  Merger Consideration.    The undersigned understands that subject to the terms of the Merger Agreement, it will become entitled to the Merger Consideration payable pursuant to the Merger Agreement. The undersigned further (1) covenants and agrees that the payment of the Merger Consideration provided for in the Merger Agreement is in full and complete satisfaction and discharge of any and all rights or claims of the undersigned in respect of the undersigned's shares of JPI Common Stock or New JPI Common Stock or any right to acquire equity securities of JPI or New JPI and (2) covenants and agrees that, upon payment of the Merger Consideration in accordance with the terms of the Merger Agreement, neither CME, JPI or New JPI, nor their respective affiliates will have any further liabilities or obligations with respect to such shares of common stock or any right to acquire equity securities of JPI or New JPI after the Effective Time.

  4.
  Waiver of Appraisal Rights.    The undersigned hereby waives any appraisal or dissenters' rights with respect to any of the undersigned's shares of (i) JPI Common Stock under the NYBCL or (ii) the New JPI Common Stock under the DGCL, whether or not the undersigned has previously made a written demand upon JPI or New JPI and otherwise complied with the appraisal rights provisions of the DGCL or NYBCL. The undersigned acknowledges and agrees that such waiver is irrevocable prior to a termination of the Merger Agreement.

  5.
  Certain Other Waivers.    The undersigned hereby waives any right of first refusal, right of first offer and any similar rights afforded to the undersigned under that certain Stockholders Agreement, dated as of January 1, 2000, by and among JPI and its stockholders in connection with the Transactions. The undersigned acknowledges and agrees that such waiver is irrevocable prior to a termination of the Merger Agreement.

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  6.
  Covenants.

  (a)
  Except pursuant to the F-Reorganization Steps Plan with respect to the shares of JPI Common Stock, from the date of the Merger Agreement until the Effective Time, the undersigned shall not, directly or indirectly, sell, transfer, assign, subject to a Lien, encumber or otherwise surrender, relinquish, or dispose of any shares of JPI Common Stock or New JPI Common Stock. Any such direct or indirect sale, transfer, assignment, Lien, encumbrance or other surrender shall be null and void.

  (b)
  The undersigned shall not issue any press release or otherwise make any public statement or disclosure concerning any Party or any Party's business, financial conditions or results of operation without the consent of the Party, which consent shall not be unreasonably withheld, conditioned or delayed.

  (c)
  The undersigned agrees to execute and deliver such agreements, documents and instruments and to take such other action as may be reasonably required by JPI in order to carry out the Transactions.

  7.
  Agreement Regarding Registration Rights.    The undersigned acknowledges and agrees to be bound by the covenants and agreements applicable to Signing Stockholders set forth in Section 8.11 of the Merger Agreement.

  8.
  Miscellaneous.    None of CME, JPI or New JPI or any other person shall be under any obligation to notify you of any defect in a Stockholder Form and Agreement. The validity, enforceability, interpretation, and construction of this agreement shall be determined in accordance with the laws of the state of Delaware. This agreement shall be binding upon the undersigned and the undersigned's heirs, executors, administrators, successors and assigns, as the case may be. This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be on and the same instrument.

[Signature Page Follows]

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        IN WITNESS WHEREOF, I have hereunto signed this Stockholder Form and Agreement as of                              .

By:
Name:

Annex C

Execution Version

PURCHASE AGREEMENT

AMONG

COMMODORE ACQUISITION LLC,

GFI BROKERS HOLDCO LTD,

CME GROUP INC. (solely for purposes of Article IX),

JERSEY PARTNERS INC. (solely for purposes of Article IX)

AND

NEW JPI INC. (solely for purposes of Article IX)

DATED AS OF JULY 30, 2014

C-i

C-ii

PURCHASE AGREEMENT

        This Purchase Agreement, dated as of July 30, 2014 (this "Agreement"), is made and entered into among Commodore Acquisition LLC, a Delaware limited liability company ("Seller"), GFI Brokers Holdco Ltd, a Bermuda limited company ("IDB Buyer"), CME Group Inc., a Delaware corporation ("CME") (solely for purposes of Article IX), Jersey Partners Inc., a New York corporation ("JPI") (solely for purposes of Article IX), and New JPI Inc., a Delaware corporation ("New JPI") (solely for purposes of Article IX). Seller, IDB Buyer, JPI and New JPI are referred to individually as a "Party" and collectively as the "Parties." Capitalized terms have the meanings given to them in Section 1.1.

RECITALS

        WHEREAS, the respective boards of directors of Seller and IDB Buyer have determined that the Transactions, upon the terms and subject to the conditions set forth herein, are consistent with, and will further, their respective business strategies and goals;

        WHEREAS, prior to the Closing, GFI Group Inc., a Delaware corporation ("GFI"), will undertake an internal reorganization (i) pursuant to which any and all (a) assets of the IDB Business and (b) liabilities of any kind or nature relating to, arising out of or in connection with the IDB Business will be transferred to or retained by, as applicable, the GFI Subsidiaries that, after giving effect to such reorganization, will own and operate the IDB Business (such Subsidiaries, after giving effect to such reorganization, the "IDB Subsidiaries," and the other GFI Subsidiaries, after giving effect to such reorganization, collectively with GFI, the "Seller Retained Subsidiaries"), and (ii) following which the Seller Retained Subsidiaries will own the assets of the Trayport Business and the FENICS Business and will not have any liabilities other than those exclusively related to, arising out of or in connection with the Trayport Business and the FENICS Business, all in accordance with the Pre-Closing Reorganization Steps Plan (as defined in the GFI Merger Agreement) and the terms of the GFI Merger Agreement (the "Pre-Closing Reorganization");

        WHEREAS, immediately prior to the Closing, following an "F-Reorganization" of JPI pursuant to which New JPI will become the record and Beneficial Owner of all of the shares of GFI Common Stock Beneficially Owned by JPI, Cheetah Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of CME, will merge with and into New JPI, which will then merge with and into Cheetah Acquisition LLC, a Delaware limited liability company and a wholly-owned Subsidiary of CME (the "JPI Mergers"), each in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL") and the Delaware Limited Liability Company Act (the "DLLCA") and upon the terms and subject to the conditions set forth in the definitive merger agreement providing for the JPI Mergers (the "JPI Merger Agreement");

        WHEREAS, immediately following the JPI Mergers and immediately prior to the Closing, Commodore Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of CME, will merge with and into GFI, which will then merge with and into Seller, a wholly-owned Subsidiary of CME (the "GFI Mergers"), each in accordance with the applicable provisions of the DGCL and the DLLCA and upon the terms and subject to the conditions set forth in the definitive merger agreement providing for the GFI Mergers (the "GFI Merger Agreement");

        WHEREAS, immediately following the GFI Mergers and at the Closing, IDB Buyer (or its assignee pursuant to Section 9.6) will purchase from Seller, and Seller will sell, transfer and assign to IDB Buyer (or its assignee pursuant to Section 9.6), all of Seller's right, title and interest in and to all of the issued and outstanding Securities of the IDB Subsidiaries (the "Purchased Interests"), and IDB Buyer (or its assignee pursuant to Section 9.6) will assume from Seller the Assumed Liabilities, all upon the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, JPI and New JPI desire to guarantee the obligations of IDB Buyer hereunder, all upon the terms and subject to the conditions set forth in this Agreement; and

        WHEREAS, CME desires to guarantee the obligations of Seller hereunder, all upon the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINED TERMS; THE MERGERS

        Section 1.1    Certain Defined Terms.    As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

        "Affiliate" means, with respect to any Person, at the time of determination, another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

        "Agreement" has the meaning set forth in the Preamble.

        "Alternative Financing" has the meaning set forth in Section 5.16(d).

        "Ancillary Agreements" means the IDB Market Data Service Agreement, Commercial Agreements, Pledge Agreement, Transition Services Agreement and Escrow Agreement.

        "Antitrust Division" has the meaning set forth in Section 5.2(a).

        "Antitrust Laws" has the meaning set forth in Section 5.2(a).

        "Assumed Liabilities" has the meaning set forth in Section 2.2.

        "Available Cash" has the meaning set forth in the GFI Merger Agreement.

        "Beneficial Owner" means, with respect to a Security, any Person who, directly or indirectly, through any contract, relationship or otherwise, has or shares (i) the power to vote, or to direct the voting of, such Security or (ii) the power to dispose of, or to direct the disposition of, such Security, and shall otherwise be interpreted in accordance with the term "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act, and the terms "Beneficially Owned" and "Beneficial Ownership" shall be construed accordingly.

        "Burdensome Condition" has the meaning set forth in Section 5.2(d).

        "Business Day" means any day except Saturday or Sunday on which commercial banks are not required or authorized to close in the City of Chicago, Illinois or the City of New York, New York.

        "Cap" has the meaning set forth in Section 8.3(b).

        "Change of Control" means any bona-fide acquisition by an unaffiliated third party, whether by purchase, merger, consolidation, reorganization or other similar business combination transaction, of all or substantially all of the assets or voting securities of the IDB Subsidiaries, taken as a whole.

        "Claim Notice" has the meaning set forth in Section 8.2(d)(i).

        "Clayton Act" means the Clayton Antitrust Act of 1914, as amended, and the rules and regulations promulgated thereunder.

        "Closing" has the meaning set forth in Section 2.5.

        "Closing Balance Sheets" has the meaning set forth in Section 2.7(a).

        "Closing Date" has the meaning set forth in Section 2.5.

        "CME" has the meaning set forth in the Preamble.

        "CME Class A Common Stock" has the meaning set forth in the GFI Merger Agreement.

        "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        "Commercial Agreements" has the meaning set forth in Section 2.5(a)(iii).

        "Commitment Letter" has the meaning set forth in Section 3.11(a).

        "Compliance Failure" has the meaning set forth in Section 5.15.

        "Confidentiality Agreement" has the meaning set forth in Section 5.1(b).

        "Consent" has the meaning set forth in Section 5.9(b).

        "Constituent Documents" means with respect to any entity, its certificate or articles of association or incorporation, bylaws and any similar charter or other organizational documents of such entity.

        "Continuing Employee" has the meaning set forth in the GFI Merger Agreement.

        "Debt Commitment Letter" has the meaning set forth in Section 3.11(a).

        "Debt Financing" has the meaning set forth in Section 3.11(a).

        "Debt Financing Documents" has the meaning set forth in Section 5.16(b).

        "Deductible" has the meaning set forth in Section 8.3(a).

        "Defense Notice" has the meaning set forth in Section 8.2(d)(ii)(1).

        "Delayed Pre-Closing Proceeding" has the meaning set forth in Section 5.14.

        "DGCL" has the meaning set forth in the Recitals.

        "Disclosed Conditions" has the meaning set forth in Section 3.11(e).

        "Dispute Notice" has the meaning set forth in Section 2.7(b).

        "Disputed Item" has the meaning set forth in Section 2.7(b).

        "DLLCA" has the meaning set forth in the Recitals.

        "Due Date" has the meaning set forth in Section 5.7(a)(ii).

        "Entity Registrations and Approvals" has the meaning set forth in Section 5.2(c).

        "Equity Rights" means, with respect to any Person, any security or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, warrants, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, Securities or earnings of such Person.

        "Escrow Agent" means Wells Fargo Bank, National Association.

        "Escrow Agreement" has the meaning set forth in Section 2.4.

        "Estimated Available Cash Allocation" has the meaning set forth in Section 2.6.

        "Estimated Closing Certificate" has the meaning set forth in the GFI Merger Agreement.

        "Excess Cash Amount" has the meaning set forth in Section 2.6(c).

        "Exchange Act" means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Expenses" has the meaning set forth in Section 5.4.

        "Fee Letter" means any fee letter entered into in connection with the Debt Commitment Letter.

        "FENICS Business" has the meaning set forth in the GFI Merger Agreement.

        "Final Available Cash Allocation" has the meaning set forth in Section 2.7(e).

        "Final GFI Consolidated Return" has the meaning set forth in Section 5.7(a)(ii).

        "Final Tax Allocation" has the meaning set forth in Section 5.7(g).

        "Financing Source" means the Persons, agents and arrangers that have committed to provide, arrange or have otherwise entered into agreements (including any Debt Commitment Letter), in each case, in connection with arranging or providing all or any part of the Debt Financing or any Alternative Financing in connection with the transactions contemplated hereby, and any joinder agreements, indentures or credit agreements entered into pursuant thereto, including the Lenders, together with their Affiliates, officers, directors, employees, controlling persons, agents and representatives involved in the Debt Financing and their respective successors and assigns.

        "Foreign Competition Laws" has the meaning set forth in Section 3.4(b).

        "FTC" has the meaning set forth in Section 5.2(a).

        "GAAP" means U.S. generally accepted accounting principles.

        "GFI" has the meaning set forth in the Recitals.

        "GFI Benefit Plan" has the meaning set forth in the GFI Merger Agreement.

        "GFI Common Stock" has the meaning set forth in the GFI Merger Agreement

        "GFI Consolidated Returns" means the U.S. consolidated Pre-Closing Tax Returns of the GFI Group and any similar Tax Returns required to be filed by the GFI Group under state or local Law.

        "GFI Group" means the consolidated group of which GFI was the common parent within the meaning of Section 1504 of the Code (or any analogous provisions of state or local Law) as of the Closing Date.

        "GFI Financial Statements" has the meaning set forth in the GFI Merger Agreement.

        "GFI Mergers" has the meaning set forth in the Recitals.

        "GFI Merger Agreement" has the meaning set forth in the Recitals.

        "GFI RSU" has the meaning set forth in the GFI Merger Agreement.

        "GFI SEC Documents" has the meaning set forth in the GFI Merger Agreement.

        "GFI Stock Option" has the meaning set forth in the GFI Merger Agreement.

        "GFI Stock Plan" has the meaning set forth in the GFI Merger Agreement.

        "Governmental Entity" means any supranational, national, state, commonwealth, province, territory, county, municipal, district or local government (including any subdivision, court, administrative agency or commission or other authority thereof), governmental official (such as a state attorney general), or any other supranational, governmental, intergovernmental, quasi-governmental authority, body, department or organization, including the SEC, European Union, Commodity Futures Trading Commission, UK Financial Conduct Authority, or any state or banking securities bureau or department, or any regulatory body appointed by any of the foregoing, in each case in any jurisdiction.

        "HSR Act" has the meaning set forth in Section 3.4(b).

        "IDB Business" has the meaning set forth in the GFI Merger Agreement.

        "IDB Buyer" has the meaning set forth in the Preamble.

        "IDB Buyer Assumed Benefit Arrangements" has the meaning set forth in Section 5.8(a).

        "IDB Buyer Closing Balance Sheet" has the meaning set forth in Section 2.7(a).

        "IDB Buyer Disclosure Letter" has the meaning set forth in Article III.

        "IDB Buyer Guaranteed Obligations" has the meaning set forth in Section 9.11(a).

        "IDB Buyer Identified Representations" means Section 3.1, Section 3.2, Section 3.3, Section 3.4(a)(i), Section 3.5(a), Section 3.5(c) , Section 3.10(b), Section 3.10(c), Section 3.14 and Section 3.16.

        "IDB Buyer Indemnified Parties" has the meaning set forth in Section 8.2(b).

        "IDB Buyer Related Party" means IDB Buyer, the IDB Subsidiaries, their respective Affiliates and its and their respective Affiliates' respective officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

        "IDB Buyer Responsible Taxes" means any Taxes of the IDB Subsidiaries (including Taxes that relate to items of income, gain, loss, deduction and credit of the IDB Subsidiaries and are imposed on GFI or Seller as a result of having been included in an affiliated, combined, consolidated, or unitary group that includes one or more IDB Subsidiaries), any Taxes of JPI or New JPI, the IDB Pass-Through Taxes and any Taxes imposed on Seller, GFI or the Seller Retained Subsidiaries under Treasury Regulations Section 1.1502-6 (and any corresponding provisions of state, local or foreign Law) as a result of being a member of any consolidated, unitary, combined or similar group (other than the GFI Group) for any Pre-Closing Tax Period or the portion of any Straddle Period that ends on the Closing Date.

        "IDB Confidential Information" means all information and data that any IDB Subsidiary maintains as confidential relating to the IDB Business, including customer and supplier lists, pricing information, marketing plans, market studies, client development plans, business acquisition plans, Intellectual Property and all other information or data.

        "IDB Market Data Service Agreement" has the meaning set forth in Section 2.5(a)(ii).

        "IDB Option" has the meaning set forth in Section 5.9(a).

        "IDB Pass-Through Taxes" means any Taxes attributable to any Pre-Closing Tax Period and, in the case of any Straddle Period, the portion of any Taxes which relate to the portion of such Straddle Period ending on and including the Closing Date and which (i) are not yet paid as of the Closing Date, (ii) are payable by GFI (or Seller as its successor) or Seller Retained Subsidiaries and (iii) are attributable to any income, gain or other taxable item recognized by a Pass-Through IDB Subsidiary and includible in the income of the GFI Group.

        "IDB Permits" has the meaning set forth in Section 3.9(a).

        "IDB RSU" has the meaning set forth in Section 5.9(a).

        "IDB Subsidiaries" has the meaning set forth in the Recitals.

        "Indemnified Party" has the meaning set forth in Sections 8.2(d)(i).

        "Indemnifying Party" has the meaning set forth in Sections 8.2(d)(i).

        "Indemnity Claim" has the meaning set forth in Section 8.1(d).

        "Independent Accountant Arbitrator" has the meaning set forth in Section 2.7(c).

        "Individual Registrations" has the meaning set forth in Section 5.2(c).

        "Intellectual Property" means (i) trademarks, service marks, trade names, internet domain names, designs, logos, slogans and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (ii) patents and patent applications; (iii) copyrights (including any registrations and applications for any of the foregoing); (iv) computer programs (including any and all software implementation of algorithms, models and methodologies, whether in source code or object code), databases and compilations (including any and all data and collections of data) and all documentation (including user manuals and training materials) relating to any of the foregoing; and (v) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies.

        "Intercreditor Agreement" has the meaning set forth in Section 2.5(a)(vi).

        "IRS" means the Internal Revenue Service.

        "JPI" has the meaning set forth in the Preamble.

        "JPI Merger Agreement" has the meaning set forth in the Recitals.

        "JPI Mergers" has the meaning set forth in the Recitals.

        "Knowledge of IDB Buyer" means the actual knowledge, after reasonable due inquiry, of the individuals listed on Section 1.1 of the IDB Buyer Disclosure Letter as of the date hereof.

        "Law" (and with the correlative meaning "Laws") means any rule, regulation, statute, statutory instrument, Order, ordinance or code promulgated by any Governmental Entity, including any common law, state and federal law, securities law, derivatives law, commodities law and law of any foreign jurisdictions.

        "Lenders" has the meaning set forth in Section 3.11(a).

        "Liens" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

        "Losses" has the meaning set forth in Section 8.2(a).

        "Material Adverse Effect" means, with respect to IDB Buyer or the IDB Subsidiaries, any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (a) would reasonably be expected to prevent or materially impair or delay the ability of IDB Buyer, JPI, New JPI, any IDB Subsidiary or any Seller Retained Subsidiary to perform their obligations under this Agreement or to consummate the Transactions or (b) has been, or would reasonably be expected to be, materially adverse to the business, assets, properties, liabilities, results of operations or financial condition of the IDB Subsidiaries taken as a whole, except to the extent that such event, occurrence, fact, condition, change, development or effect results from (i) general economic or regulatory conditions or changes therein, (ii) financial or security market fluctuations or conditions, (iii) changes in or events affecting the industries or markets in which the IDB Subsidiaries operate, (iv) any effect arising out of a change in GAAP or Law, (v) the announcement or pendency of this Agreement and the Transactions or the identity of Seller, other than for purposes of Section 3.4 (No Violations;

Consents and Approvals), including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensors, licensees, lenders, partners, employees or regulators, (vi) changes in the market price or trading volume of GFI Common Stock on the New York Stock Exchange (provided that this clause (vi) shall not prevent a determination that any events, occurrences, facts, conditions, changes, developments or effects underlying such changes have resulted in a Material Adverse Effect unless such events, occurrences, facts, conditions, changes, developments or effects are otherwise excepted by this definition), (vii) any failure by the IDB Subsidiaries to meet any estimates or outlook of revenues or earnings or other financial projections (provided that this clause (vii) shall not prevent a determination that any events, occurrences, facts, conditions, changes, developments or effects underlying such changes have resulted in a Material Adverse Effect unless such events, occurrences, facts, conditions, changes, developments or effects are otherwise excepted by this definition), (viii) natural disasters or (ix) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date hereof, except, in the case of clauses (i), (ii), (iii), (iv), (viii) and (ix) above, to the extent the IDB Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the businesses and industries in which the IDB Subsidiaries operate.

        "New Debt Commitment Letter" has the meaning set forth in Section 5.16(d).

        "New JPI" has the meaning set forth in the Preamble.

        "Notices" has the meaning set forth in Section 5.2(c).

        "Order" means any charge, order, writ, injunction, judgment, decree, ruling, subpoena, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal, of any executive body, Governmental Entity or Self-Regulatory Organization.

        "Outside Date" has the meaning set forth in Section 7.1(b)(i).

        "Party" or "Parties" has the meaning set forth in the Preamble.

        "Pass-Through IDB Subsidiary" means an IDB Subsidiary that is treated as "fiscally transparent" within the meaning Treasury Regulation Section 1.894-1(d)(3) under the Law of any relevant jurisdiction or any other IDB Subsidiary to the extent Seller, GFI, or any Seller Retained Subsidiary is required to include all or a part of the income of such IDB Subsidiary in its taxable income pursuant to Sections 951 through 959 or 1291 through 1298 of the Code (or any analogous provisions of state, local or foreign Law).

        "Person" means an individual, corporation, limited liability company, company, body corporate, partnership (whether or not having separate legal personality), association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

        "Pledge Agreement" has the meaning set forth in Section 2.5(a)(iv).

        "Post-Closing Tax Period" means all taxable periods of the IDB Subsidiaries beginning after the Closing Date.

        "Pre-Closing Proceedings" means Proceedings involving third parties initiated or threatened in writing prior to the Closing to which GFI, JPI, New JPI or any of their respective Affiliates is a party, other than Proceedings exclusively relating to Public Deal Proceedings.

        "Pre-Closing Reorganization" has the meaning set forth in the Recitals.

        "Pre-Closing Tax Period" means all taxable periods of the IDB Subsidiaries ending on or before the Closing Date.

        "Pre-Closing Tax Return" means a Tax Return related to a Pre-Closing Tax Period.

        "Proceeding" means any action, suit, claim, litigation, proceeding, arbitration, investigation, audit or controversy (whether at law or in equity, before or by any Governmental Entity or Self-Regulatory Organization or before any arbitrator).

        "Proposed Tax Allocation" has the meaning set forth in Section 5.7(g).

        "Public Deal Proceedings" means any Proceeding by or on behalf of the stockholders of GFI directly relating to, arising out of or in connection with the Transactions.

        "Purchase Price" has the meaning set forth in Section 2.3.

        "Purchased Interests" has the meaning set forth in the Recitals.

        "Regulatory Approvals" has the meaning set forth in Section 5.2(c).

        "Regulatory Authority" has the meaning set forth in Section 5.2(c).

        "Representatives" has the meaning set forth in Section 5.1(a).

        "Restraints" has the meaning set forth in Section 6.1(b).

        "Sale and Assumption" has the meaning set forth in Section 2.5.

        "SEC" has the meaning set forth in the GFI Merger Agreement.

        "Securities" means, with respect to any Person, any series of common stock or preferred stock, any ordinary shares or preferred shares and any other equity securities, capital stock, partnership, membership or similar interest of such Person, and any securities that are convertible, exchangeable or exercisable into any such stock or interests, however described and whether voting or non-voting.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Self-Regulatory Organization" means any U.S. or foreign commission, board, agency or body that is not a Governmental Entity but is charged with regulating its own members through the adoption and enforcement of financial, sales practice and other requirements for brokers, dealers, securities underwriting or trading, stock exchanges, swap execution facilities, commodity exchanges, commodity intermediaries, electronic communications networks, insurance companies or agents, investment companies or investment advisers.

        "Seller" has the meaning set forth in the Preamble.

        "Seller Closing Balance Sheet" has the meaning set forth in Section 2.7(a).

        "Seller Guaranteed Obligations" has the meaning set forth in Section 9.12(a).

        "Seller Indemnified Parties" has the meaning set forth in Section 8.2(a).

        "Seller Related Party" means Seller and its officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns.

        "Seller Retained Businesses" means the Trayport Business and the FENICS Business.

        "Seller Retained Subsidiaries" has the meaning set forth in the Recitals.

        "Senior Notes due 2018" has the meaning set forth in the GFI Merger Agreement.

        "Sherman Act" means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.

        "Straddle Period" means any taxable period beginning before the Closing Date and ending after the Closing Date.

        "Straddle Period Tax Return" means a Tax Return related to a Straddle Period.

        "Subsidiary" (and with the correlative meaning "Subsidiaries"), when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which (i) more than 50% of the Securities or other ownership interests or (ii) Securities or other interests having by their terms power to elect or appoint more than 50% of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.

        "Trayport & FENICS Confidential Information" means all information and data that any Seller Retained Subsidiary maintains as confidential relating to the Trayport Business and FENICS Business, including customer and supplier lists, pricing information, marketing plans, market studies, client development plans, business acquisition plans, Intellectual Property and all other information or data.

        "Takeover Proposal" has the meaning set forth in Section 5.3(b).

        "Tangible Common Equity" has the meaning set forth in the GFI Merger Agreement.

        "Tax" (and with the correlative meaning "Taxes") means (i) any U.S. federal, state, local or foreign net income, franchise, gross income, sales, use, value added, goods and services, ad valorem, turnover, real property, personal property, gross receipts, net proceeds, license, capital stock, payroll, employment, unemployment, disability, withholding, social security (or similar), excise, severance, transfer, alternative or add-on minimum, stamp, estimated, registration, fuel, occupation, premium, environmental, excess profits, windfall profits taxes or other tax of any kind and similar charges, fees, levies, imposts, duties, tariffs, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed with respect thereto by any Taxing Authority or Governmental Entity, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, transferor liability, successor liability or otherwise through operation of law and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other agreement to indemnify any other person (other than any written agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes or any commercial lending agreement).

        "Tax Benefit" has the meaning set forth in Section 8.3(c).

        "Tax Consideration" has the meaning set forth in Section 5.7(g).

        "Tax Contest" has the meaning set forth in Section 5.7(d).

        "Tax Return" means any return, report, declaration, election, estimate, information statement, claim for refund or other document (including any amendment to any of the foregoing) filed or required to be filed with respect to Taxes.

        "Taxing Authority" means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

        "Third Party Claim" has the meaning set forth in Section 8.2(d)(i).

        "Transactions" means the transactions contemplated by (i) the JPI Merger Agreement (including the F-Reorganization (as defined therein) and the JPI Mergers), (ii) the GFI Merger Agreement (including the Pre-Closing Reorganization and the GFI Mergers), (iii) this Agreement (including the Sale and Assumption) and (iv) the GFI Support Agreement (as defined in the GFI Merger Agreement).

        "Transition Services Agreement" has the meaning set forth in Section 2.5(a)(v).

        "Trayport Business" has the meaning set forth in the GFI Merger Agreement.

        "U.S." means the United States of America.

        "U.S.-Foreign Tax Allocation" has the meaning set forth in Section 5.7(g).

        "Working Capital" has the meaning set forth in the GFI Merger Agreement.

ARTICLE II
PURCHASE AND SALE; ASSUMPTION OF ASSUMED LIABILITIES

        Section 2.1    Purchase and Sale of the Purchased Interests.    Upon the terms and subject to the conditions of this Agreement, at the Closing, IDB Buyer shall purchase from Seller, and Seller shall sell, transfer and assign to IDB Buyer, all of Seller's right, title and interest to the Purchased Interests.

        Section 2.2    Assumption of Assumed Liabilities.    Upon the terms and subject to the conditions of this Agreement, at the Closing IDB Buyer shall, and effective as of the Closing IDB Buyer hereby does, assume and agree to pay, perform, fulfill and discharge, and shall pay, perform, fulfill and discharge, as they become due, any and all liabilities, obligations or commitments, of any nature whatsoever, whether known or unknown, contingent or otherwise, relating to (i) Pre-Closing Proceedings, (ii) IDB RSUs and (iii) IDB Buyer Assumed Benefit Arrangements (collectively, the "Assumed Liabilities").

        Section 2.3    Purchase Price.    In consideration for the sale, transfer and assignment of the Purchased Interests to IDB Buyer and the other covenants and agreements contemplated hereby, IDB Buyer shall (i) pay to Seller an amount in cash equal to $165,000,000 (the "Purchase Price") and (ii) assume the Assumed Liabilities.

        Section 2.4    Payment of Purchase Price.    On or prior to the Closing Date, Seller and IDB Buyer shall enter into an escrow agreement with the Escrow Agent, inter alios, substantially in the form attached hereto as Exhibit A (the "Escrow Agreement"). Prior to the consummation of the JPI Mergers, IDB Buyer shall deposit with the Escrow Agent cash in immediately available funds sufficient to pay the Purchase Price at the Closing. At the Closing, the Escrow Agent shall pay to Seller on behalf of IDB Buyer the Purchase Price in cash by wire transfer of immediately available funds in accordance with the terms of the Escrow Agreement and Section 6.2(e).

        Section 2.5    Closing.    The closing (the "Closing") of the purchase and sale of the Purchased Interests and assumption of the Assumed Liabilities (the "Sale and Assumption") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive, Chicago, Illinois 60606, or at such other place as Seller and IDB Buyer may agree in writing. The day on which the Closing takes place is referred to herein as the "Closing Date." Subject to the provisions of this Agreement, unless otherwise mutually agreed upon by Seller and IDB Buyer, Seller and IDB Buyer shall cause the Closing to occur immediately following the GFI Mergers; provided that, notwithstanding the foregoing, IDB Buyer shall not be required to consummate the Transactions contemplated hereby prior to the date that is 120 days after the date of this Agreement.

        (a)    Deliveries by Seller.     At the Closing, Seller shall deliver, or cause to be delivered, to IDB Buyer:

              (i)  stock powers or transfers in favor of IDB Buyer for the Purchased Interests directly held by a Seller Retained Subsidiary, duly executed by such Seller Retained Subsidiary;

             (ii)  a counterpart of the IDB Market Data Service Agreement substantially in the form attached hereto as Exhibit B (the "IDB Market Data Service Agreement"), duly executed by Seller;

            (iii)  a counterpart of the Commercial Agreements substantially in the form attached hereto as Exhibit C (the "Commercial Agreements"), duly executed by Seller and the other parties signatory thereto;

            (iv)  a counterpart of the Pledge Agreement substantially in the form attached hereto as Exhibit D (the "Pledge Agreement"), duly executed by Seller;

             (v)  a counterpart of the Transition Services Agreement, substantially in the form attached hereto as Exhibit E (the "Transition Services Agreement"), duly executed by Seller;

            (vi)  a counterpart of Intercreditor Agreement, substantially in the form attached hereto as Exhibit G (the "Intercreditor Agreement"), duly executed by the Seller;

           (vii)  the certificates referred to in Section 6.3(a) and Section 6.3(b).

          (b)    Deliveries by IDB Buyer.    At the Closing, IDB Buyer shall deliver, or cause to be delivered, to Seller:

              (i)  evidence, satisfactory in form and substance to Seller, that the board of directors of GFI Holdings Limited has resolved to approve registration of the transfer referred to in Section 2.5(a)(i) (subject only to it being duly stamped);

             (ii)  a counterpart of the IDB Market Data Service Agreement, duly executed by IDB Buyer;

            (iii)  a counterpart of the Commercial Agreements, duly executed by IDB Buyer or a permitted assignee pursuant to Section 9.6;

            (iv)  a counterpart of the Pledge Agreement, duly executed by the pledgor thereunder;

             (v)  a counterpart of the Transition Services Agreement, duly executed by IDB Buyer;

            (vi)  a counterpart of the Intercreditor Agreement, duly executed by IDB Buyer, Jefferies Finance LLC and MNC Holdco LLC; and

           (vii)  the certificates referred to in Section 6.2(a) and Section 6.2(b).

        Section 2.6    Estimated Available Cash Allocation.    At the Closing, the amount of Available Cash set forth in the Estimated Closing Certificate (which shall be promptly delivered to IDB Buyer following receipt thereof from GFI) shall be allocated in the following order, in the manner determined by Seller consulting in advance with and reasonably incorporating the views of IDB Buyer (the "Estimated Available Cash Allocation"):

        (a)   an amount equal to the sum of (i) either $40,000,000 or, if GFI makes its January 2015 principal and interest payment on the Senior Notes due 2018 prior to the Closing, $35,300,000 plus (ii) any amount required to be paid by CME or any CME Subsidiary as of or following the effective time of the GFI Mergers pursuant to Section 6.8(b) of the GFI Merger Agreement with respect to D & O Insurance (as defined therein) shall be transferred to or retained by, as applicable, the Seller Retained Subsidiaries;

        (b)   an amount equal to the positive difference, if any, of (i) $1,200,000 minus (ii) the amount of Working Capital set forth in the Estimated Closing Certificate shall be transferred to or retained by, as applicable the Seller Retained Subsidiaries;

        (c)   to the extent there is remaining Available Cash after the foregoing allocations, all such Available Cash shall be transferred to or retained by, as applicable, the IDB Subsidiaries unless (i) Tangible Equity is equal to or greater than $214,117,655 and (ii) the amount of such remaining Available Cash exceeds $190,986,509, in which case, the lesser amount of such remaining Available

Cash in excess of $190,986,509 or Tangible Equity in excess of $214,117,655, shall be transferred to or retained by, as applicable, the Seller Retained Subsidiaries (such amount, the "Excess Cash Amount")

        Illustrative examples of the calculation of the Excess Cash Amount, if any, are set forth in Section 1.1(c) of the GFI Disclosure Letter (as defined in the GFI Merger Agreement).

        Section 2.7    Post-Closing Adjustment.

        (a)   Within 90 days following the Closing Date, Seller shall prepare and deliver to IDB Buyer a consolidated balance sheet of the Seller Retained Subsidiaries as of the Closing (giving effect to the Estimated Available Cash Allocation) (the "Seller Closing Balance Sheet"), which shall be prepared in conformity with GAAP applied on a basis consistent with the preparation of, and using the same accounting methods, policies, practices, procedures and estimation methods as those used in the preparation of the balance sheet for the fiscal year ended December 31, 2013, included in the GFI Financial Statements, and which shall include a calculation of Available Cash at the Seller Retained Subsidiaries and Working Capital derived from the items and amounts on such balance sheet. Within 90 days following the Closing Date, IDB Buyer shall prepare and deliver to Seller a consolidated balance sheet of IDB Buyer and the IDB Subsidiaries as of the Closing (giving effect to the Estimated Available Cash Allocation) (the "IDB Buyer Closing Balance Sheet" and together with the Seller Closing Balance Sheet, the "Closing Balance Sheets"), which shall be prepared in conformity with GAAP applied on a basis consistent with the preparation of, and using the same accounting methods, policies, practices, procedures and estimation methods as those used in the preparation of the balance sheet for the fiscal year ended December 31, 2013, included in the GFI Financial Statements, and which shall include a calculation of Available Cash at the IDB Subsidiaries and Tangible Common Equity, in each case derived from the items and amounts on such balance sheet. The Parties agree that the purpose of preparing the Closing Balance Sheets and determining the Available Cash, Working Capital and Tangible Common Equity and the related adjustment contemplated by this Section 2.7 is to measure the amount of Available Cash, Working Capital and Tangible Common Equity and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Closing Balance Sheets or determining Available Cash, Working Capital and Tangible Common Equity.

        (b)   Following delivery of the Seller Closing Balance Sheet and the IDB Buyer Closing Balance Sheet and prior to the deadline for delivering a Dispute Notice, each of Seller and IDB Buyer will provide the other Party and its Representatives with reasonable access to the books and records, personnel and related work papers of Seller or IDB Buyer, as applicable, in connection with such other Party's review of the Seller Closing Balance Sheet or the IDB Buyer Closing Balance Sheet, as applicable. Each of Seller and IDB Buyer shall have 45 days after the later delivery of the Seller Closing Balance Sheet or IDB Buyer Closing Balance Sheet in which to provide to the other Party a notice setting forth, in detail, any good faith dispute as to any item or amount reflected in the Seller Closing Balance Sheet (including the calculations of Available Cash and Working Capital set forth therein) or the IDB Buyer Closing Balance Sheet (including the calculations of Available Cash and Tangible Common Equity set forth therein), as applicable, and the basis for such dispute together with such Party's calculation of such item or amount in dispute (the "Dispute Notice", and each item or amount on the Dispute Notice, a "Disputed Item"). Other than the Disputed Items, each Party shall be deemed to have accepted all items and amounts contained in the Seller Closing Balance Sheet or the IDB Buyer Closing Balance Sheet, as applicable, delivered by the other Party pursuant to Section 2.7(a).

        (c)   For 30 days after the later delivery of the Dispute Notice by Seller or IDB Buyer, Seller and IDB Buyer shall endeavor in good faith to resolve by mutual agreement all Disputed Items. If, for any reason, Seller and IDB Buyer are unable to resolve any Disputed Item within such 30 day period, Seller and IDB Buyer shall engage Deloitte & Touche LLP (the "Independent Accountant Arbitrator") to make a determination as to the Disputed Items; provided that if the Independent Accountant Arbitrator is unable or unwilling to serve in this capacity, then Seller and IDB Buyer shall within 14 days after the end of such 30 day period agree on an alternate independent accounting firm or in default thereof such selection shall be made pursuant to the rules of the American Arbitration Association, which accounting firm shall be the "Independent Accountant Arbitrator" hereunder. The fees, costs and expenses of the Independent Accountant Arbitrator will be borne by Seller and IDB Buyer in relative proportion to the amount by which the aggregate calculation of the Disputed Items by each of them differs from the calculation to be made by the Independent Accountant Arbitrator.

        (d)   If there is a referral to the Independent Accountant Arbitrator, each of Seller and IDB Buyer agrees, if requested by the Independent Accountant Arbitrator, to execute a reasonable engagement letter and shall submit to the Independent Accountant Arbitrator not later than ten Business Days after its appointment, a written statement summarizing its position on the Disputed Items, together with such supporting documentation as it deems necessary. The Independent Accountant Arbitrator shall act as an arbitrator to determine, based solely on the materials submitted and presentations by Seller and IDB Buyer, and not by independent review, only the Disputed Items that have not been settled by negotiation, and its determination with respect to each Disputed Item shall be an amount within the range established with respect to such Disputed Item by Seller's or IDB Buyer's calculation in the Seller Closing Balance Sheet or IDB Buyer Closing Balance Sheet, as applicable, on the one hand, and the applicable Dispute Notice, on the other hand. Seller and IDB Buyer shall instruct the Independent Accountant Arbitrator to render its decision within 30 days of its appointment or as soon thereafter as is reasonably practicable. The decision/award of the Independent Accountant Arbitrator as to the Disputed Items shall be final and binding on, and shall not be subject to appeal by, Seller and IDB Buyer or any other Person, and may be entered and enforced as provided in Section 9.9.

        (e)   No later than 30 days following the later of the final determination of the Seller Closing Balance Sheet (and the calculations of Available Cash and Working Capital set forth therein) or the IDB Buyer Closing Balance Sheet (and the calculations of Available Cash and Tangible Common Equity set forth therein) (such items being "final" after giving effect to the items and amounts accepted or deemed to have been accepted by either Seller or IDB Buyer, Disputed Items settled by negotiation and Disputed Items finally determined by the Independent Accountant Arbitrator; such final calculations being the "Final Available Cash Allocation"), the following adjustments shall be effected:

            (i)  if any of the amounts that were transferred or retained by the IDB Subsidiaries at Closing as provided in the Estimated Available Cash Allocation were in excess of the corresponding amounts that should have been transferred or retained by the IDB Subsidiaries as provided in the Final Available Cash Allocation, then IDB Buyer shall (or shall cause the applicable IDB Subsidiaries to) pay the amount of such excess(es) to Seller.

           (ii)  if any of the amounts that were transferred or retained by the Seller Retained Subsidiaries as provided in the Estimated Available Cash Allocation were in excess of the corresponding amounts that should have been transferred or retained by the Seller Retained Subsidiaries as provided in the Final Available Cash Allocation, then Seller shall (or shall cause the applicable Seller Retained Subsidiaries to) pay the amount of such excess(es) to IDB Buyer. Notwithstanding the foregoing and for the avoidance of doubt, in no event shall Seller be required to pay an amount in excess of the Excess Cash Amount.

        Section 2.8    Direct Holders of Purchased Interests.

        (a)   Seller shall cause each Seller Retained Subsidiary that is a direct equityholder of Purchased Interests to take any and all action to sell, transfer and assign the Purchased Interests to IDB Buyer at the Closing. References in Section 2.1 (Purchase and Sale of the Purchased Interests) to the obligations of Seller to sell, transfer and assign to IDB Buyer all of Seller's right, title and interest to the Purchased Interests, shall be read as obligations of Seller to procure that the applicable Seller Retained Subsidiary makes such sale, transfer and assignment to IDB Buyer.

        (b)   Any payment of the Purchase Price, or any payment under Section 5.7(h) (Tax Indemnity), Section 8.2 (Indemnification) or any other indemnification provision, shall, to the extent that it relates to entities comprising the Purchased Interests or any of their respective Subsidiaries, be received or made by Seller acting on behalf of such entities or other applicable Seller Indemnified Party.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF IDB BUYER

        Except as (i) set forth in the corresponding Sections or Subsections of a disclosure letter delivered to Seller by IDB Buyer prior to the execution of this Agreement (the "IDB Buyer Disclosure Letter") (it being agreed that disclosure of any item in any Section or Subsection of IDB Buyer Disclosure Letter shall be deemed disclosure with respect to any other Section or Subsection to which the relevance of such item is reasonably apparent on the face of such disclosure (other than with respect to Section 3.7(b) (Absence of Certain Changes), which shall not be subject to or qualified by the information set forth in any Section or Subsection of the IDB Buyer Disclosure Letter other than Section 3.7(b) (Absence of Certain Changes) thereof)) or (ii) solely with respect to Sections 3.6 through 3.10(a), disclosed in the GFI SEC Documents filed with the SEC pursuant to the Exchange Act since January 1, 2014 and at least three Business Days prior to the date of this Agreement, excluding any disclosures set forth in any Section entitled "Risk Factors" or "Forward-Looking Statements" or in any other Section to the extent they are forward-looking statements or cautionary, nonspecific, predictive or forward-looking in nature, IDB Buyer represents and warrants to Seller as follows:

        Section 3.1    Organization.

        (a)   IDB Buyer is a limited company duly formed, validly existing and in good standing under the laws of Bermuda and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. IDB Buyer is qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or license, except where any failures to be so qualified or licensed and in good standing do not constitute a Material Adverse Effect.

        (b)   IDB Buyer was formed solely for the purposes of engaging in the Transactions, has engaged in no other activities and has conducted its operations only in connection with the Transactions or as otherwise contemplated by this Agreement. IDB Buyer has no liabilities and is not a party to any agreement other than this Agreement and agreements with respect to its formation and the appointment of registered agents, counsel, advisors and similar matters.

        Section 3.2    IDB Subsidiaries.

        (a)   Section 3.2(a) of IDB Buyer Disclosure Letter sets forth (i) the IDB Subsidiaries, (ii) the number of authorized, allotted, issued and outstanding Securities of each IDB Subsidiary, (iii) each IDB Subsidiary's jurisdiction of incorporation or organization and (iv) the location of each IDB Subsidiary's principal executive offices. Each IDB Subsidiary is a corporation or company limited by shares duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and, to the extent such concept or a similar concept exists in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate or other power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business in all material respects as currently conducted. Each IDB Subsidiary is qualified or licensed to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or license, except where any failures to be so qualified or licensed and in good standing do not constitute a Material Adverse Effect.

        (b)   Following the GFI Mergers and immediately prior to the Closing, Seller shall be, directly or indirectly, the record and Beneficial Owner of all of the outstanding Securities of each IDB Subsidiary, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities other than those imposed under federal or state securities laws). All of such Securities have been duly authorized, validly issued, fully paid and, where applicable, are non-assessable (and no such Securities have been issued in violation of any preemptive or similar rights).

        (c)   There are no preemptive or similar rights on the part of any holder of any class of Securities of any IDB Subsidiary. No IDB Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of any class of Securities of any IDB Subsidiary on any matter submitted to such holders of Securities. There are no other outstanding Equity Rights with respect to the Securities of any IDB Subsidiary. There are no outstanding contractual obligations of any IDB Subsidiary to repurchase, redeem or otherwise acquire any Securities of any IDB Subsidiary. There are no proxies, voting trusts or other agreements or understandings to which any IDB Subsidiary is a party or is bound with respect to the voting of the Securities of any IDB Subsidiary.

        Section 3.3    Authorization.

        (a)   IDB Buyer has all requisite corporate or similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate or similar action, and no other corporate or similar proceedings on the part of IDB Buyer are necessary for it to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by IDB Buyer and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of IDB Buyer, enforceable against IDB Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        (b)   After giving effect to the Closing and the consummation of the Transactions, IDB Buyer and the IDB Subsidiaries, on a consolidated basis, shall be solvent, as such term is defined, applied and interpreted under applicable Law.

        Section 3.4    No Violations; Consents and Approvals.

        (a)   The execution and delivery of this Agreement by each of IDB Buyer, JPI and New JPI does not, and the consummation by each of IDB Buyer, JPI, New JPI, the IDB Subsidiaries and the Seller Retained Subsidiaries of the Transactions will not: (i) conflict with any provisions of the Constituent Documents of IDB Buyer, JPI, New JPI, any IDB Subsidiary or any Seller Retained Subsidiaries; (ii) violate any Law or rules of any Self-Regulatory Organization (assuming compliance with the matters set forth in Section 3.4(b) (Consents and Approvals)); (iii) result, after the giving of notice, with lapse of time or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license to which IDB Buyer, JPI, New JPI, any IDB Subsidiary or any Seller Retained Subsidiary is a party or by which IDB Buyer, JPI, New JPI, any IDB Subsidiary or any Seller Retained Subsidiary or any of their respective assets or properties may be bound; (iv) result in the creation or imposition of any Lien upon any properties or assets of IDB Buyer, JPI, New JPI, any IDB Subsidiary or any Seller Retained Subsidiary or (v) cause the suspension or revocation of any IDB Permit or any material permits, licenses, variances, exemptions, certificates, consents, Orders, approvals or other authorizations from any Governmental Entities and Self-Regulatory Organizations which are necessary for the lawful conduct of IDB Buyer's, JPI's, New JPI's and the Seller Retained Subsidiaries' respective businesses or ownership of their respective assets and properties, except, in the case of clauses (ii), (iii), (iv)  and (v), as do not constitute a Material Adverse Effect.

        (b)   No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity or Self-Regulatory Organization is required to be made or obtained by IDB Buyer, JPI, New JPI, any IDB Subsidiary or any Seller Retained Subsidiaries in connection with the execution or delivery of this Agreement by IDB Buyer, Seller, JPI and New JPI or the consummation by IDB Buyer, JPI, New JPI, the IDB Subsidiaries or the Seller Retained Subsidiaries of the Transactions, except for (i) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) any required filings or notifications under any foreign antitrust merger control Laws (the "Foreign Competition Laws") set forth in Section 3.4(b)(ii) of the IDB Buyer Disclosure Letter, and (iii) the Regulatory Approvals and Notices as set forth in Section 3.4(b)(iii) of the IDB Buyer Disclosure Letter.

        Section 3.5    Assets and Liabilities.    Immediately following the consummation of the Transactions and after giving effect thereto:

        (a)   the IDB Subsidiaries will not have any assets, properties or rights which, taken together with the rights contractually obtained pursuant to the Ancillary Agreements, are necessary for the conduct or operation of the Seller Retained Businesses in the manner as currently conducted or currently proposed to be conducted by GFI and its Subsidiaries;

        (b)   the IDB Subsidiaries will not require any assets, properties or rights of the Seller Retained Businesses to conduct and operate the IDB Business in the manner as currently conducted or currently proposed to be conducted by GFI and its Subsidiaries;

        (c)   none of the Seller Retained Subsidiaries will have any liabilities, obligations or commitments, whether or not accrued, known or unknown, contingent or otherwise, and whether or not required to be disclosed or reflected on or reserved against in a consolidated balance sheet of the Seller Retained Subsidiaries, of any kind other than those exclusively related to, arising out of or in connection with the Trayport Business or the FENICS Business; and

        (d)   the IDB Business will not have any liabilities, obligations or commitments, whether or not accrued, known or unknown, contingent or otherwise, and whether or not required to be disclosed or reflected on or reserved against in a consolidated balance sheet of the IDB Business, of any kind related to, arising out of or in connection with the Seller Retained Subsidiaries.

        Section 3.6    Absence of Undisclosed Liabilities.    The IDB Subsidiaries do not have any liabilities, obligations or commitments, whether or not accrued, known or unknown, contingent or otherwise required by GAAP to be disclosed, reflected on, or reserved against in a consolidated balance sheet of the IDB Subsidiaries, except for (a) liabilities disclosed, reflected on or reserved against in GFI's consolidated balance sheet as of December 31, 2013 (or the notes thereto) included in the GFI Financial Statements, (b) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2013, (c) liabilities incurred pursuant to, or in connection with, this Agreement or (d) liabilities that do not constitute a Material Adverse Effect.

        Section 3.7    Absence of Certain Changes.    Since January 1, 2014 through the date hereof, (a) the IDB Subsidiaries have in all material respects conducted their respective businesses only in the ordinary course consistent with past practice except as contemplated hereunder (including actions and transactions related to the Transactions) and (b) there has not been a Material Adverse Effect.

        Section 3.8    Litigation.    (a) As of the date hereof, there is no Proceeding pending, threatened in writing, affecting, or, to the Knowledge of IDB Buyer, threatened against any IDB Subsidiary, or their respective properties or rights or any of their respective current or former directors, officers, employees or contractors (in their capacities as such or relating to their services or relationship to any IDB Subsidiary) except as do not constitute a Material Adverse Effect, (b) there is no Order of any Governmental Entity, Self-Regulatory Organization or arbitrator outstanding against any IDB Subsidiary except as do not constitute a Material Adverse Effect and (c) there is no Proceeding pending or, to the Knowledge of IDB Buyer, threatened against IDB Buyer, JPI, New JPI, any IDB Subsidiary or any Seller Retained Subsidiary, which seeks to, or could reasonably be expected to, restrain, enjoin or delay the consummation of any of the Transactions or which seeks damages in connection therewith, and no injunction of any type has been entered or issued.

        Section 3.9    Compliance with Laws.

        (a)   Except as do not constitute a Material Adverse Effect, (i) each of the IDB Subsidiaries hold all material permits, licenses, variances, exemptions, certificates, consents, Orders, approvals or other authorizations from any Governmental Entities and Self-Regulatory Organizations which are required for the lawful conduct of their respective businesses or ownership of their respective assets and properties (the "IDB Permits"), (ii) all IDB Permits are in full force and effect and none of the IDB Permits have been withdrawn, revoked, suspended or cancelled nor is any such withdrawal, revocation, suspension or cancellation pending or, to the Knowledge of IDB Buyer, threatened and (iii) each of the IDB Subsidiaries is, and since January 1, 2011, has been in compliance with the terms of the IDB Permits.

        (b)   None of the IDB Subsidiaries is in violation of and, to the Knowledge of IDB Buyer, no written notice has been given of any violation of, any applicable Law or the applicable rules of any Self-Regulatory Organization, except for any violations that do not constitute a Material Adverse Effect.

        Section 3.10    Intellectual Property.

        (a)   To the Knowledge of IDB Buyer, the conduct of the business of each IDB Subsidiary as conducted in the past three years or as currently conducted by GFI and the GFI Subsidiaries does not infringe upon or misappropriate, and has not infringed upon, misappropriated, any Intellectual Property rights of any other Person.

        (b)   GFI and the GFI Subsidiaries have good and valid title to, and immediately following the consummation of the Transactions and after giving effect thereto, the Seller Retained Subsidiaries will have good and valid title to, or valid right to use, all material Intellectual Property of the Seller Retained Businesses, free and clear of Liens other than restrictions and other similar encumbrances, which, in the aggregate, are not substantial in amount and which do not in any case materially interfere with the use or materially detract from the value of such Intellectual Property.

        (c)   To the Knowledge of IDB Buyer, the Intellectual Property of the Seller Retained Subsidiaries, taken together with the rights contractually obtained pursuant to this Agreement and the Ancillary Agreements, constitutes, and immediately following the consummation of the Transactions and after giving effect thereto will constitute, all the Intellectual Property required to conduct and operate the Seller Retained Businesses in all material respects in the manner as currently conducted or currently proposed to be conducted by GFI and the GFI Subsidiaries.

        Section 3.11    Financing.

        (a)   IDB Buyer has delivered to Seller true, correct and complete copies of the fully executed (i) debt commitment letter between Jefferies Finance LLC (collectively with the other lenders party thereto on the date hereof, the "Lenders"), and GFI Holding Co Inc., a Delaware corporation and indirect parent of IDB Buyer, dated as of the date hereof, including all exhibits, schedules, term sheets, annexes and amendments thereto, all in effect as of the date of this Agreement (the "Commitment Letter") and (ii) fee letter referenced in the Commitment Letter (the "Fee Letter") in effect as of the date of this Agreement (the Commitment Letter and such Fee Letter, collectively, the "Debt Commitment Letter"), pursuant to which, and subject to the terms and conditions thereof, the Lenders have committed to lend the amounts set forth therein to IDB Buyer for the purpose of funding the transactions contemplated by this Agreement, to pay expenses to be paid by IDB Buyer relating to the Transactions and for the other purposes set forth therein (the "Debt Financing"); provided, however, that solely in the case of the Fee Letter, true, correct and complete copies have been delivered to Seller redacted in a manner that is usual and customary for transactions of this type.

        (b)   The Debt Commitment Letter, in the form provided to Seller by IDB Buyer, is, or in the case of a Debt Commitment Letter entered into after the date of this Agreement (but if entered into after the date hereof, only to the extent entered into in compliance with Section 5.16(d)) will be, in full force and effect and is, or in the case of a Debt Commitment Letter entered into after the date of this Agreement will be, legal, valid and binding obligations of IDB Buyer and its Affiliates party thereto, and to the Knowledge of IDB Buyer, each of the other parties thereto, enforceable in accordance with their respective terms. As of the date of this Agreement, no Debt Commitment Letter or any commitment thereunder has been withdrawn, terminated, repudiated, rescinded, waived, amended, restated, supplemented or modified in any respect, orally or in writing, and as of the date of this Agreement no such withdrawal, termination, repudiation, rescission, waiver, amendment, restatement, supplement or modification is contemplated by IDB Buyer or any of its Affiliates, or to the Knowledge of IDB Buyer, any other counterparty thereto.

        (c)   As of the date of this Agreement, neither IDB Buyer nor any of its Affiliates nor, to the Knowledge of IDB Buyer, any other counterparty thereto has committed any breach of any of its covenants or other obligations set forth in, or is in default under, the Debt Commitment Letter, and to the Knowledge of IDB Buyer no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute or result in a breach or default under the Debt Commitment Letter on the part of IDB Buyer or any other party to the Debt Commitment Letter, (ii) constitute or result in a failure to satisfy a condition precedent or other contingency set forth in the Debt Commitment Letter, (iii) make any of the assumptions or any of the statements set forth in the Debt Commitment Letter inaccurate in any material respect or (iv) otherwise result in any portion of the Debt Financing not being available. As of the date of this Agreement, IDB Buyer has not received any notice or other communication from any party to the Debt Commitment Letter with respect to (i) any actual or potential breach or default under the Debt Commitment Letter on the part of IDB Buyer or any other party to the Debt Commitment Letter, (ii) any actual or potential failure to satisfy any condition precedent or other contingency set forth in the Debt Commitment Letter or (iii) any intention of such party to terminate the Debt Commitment Letter or to not provide all or any portion of the Debt Financing. To the Knowledge of IDB Buyer (both before and after giving effect to any "market flex" provisions contained in the Debt Commitment Letter): (x) IDB Buyer will be able to satisfy on a timely basis each term and condition relating to the closing or funding of the Debt Financing; (y) no fact, occurrence, circumstance or condition exists that would reasonably be expected to (1) cause the Debt Commitment Letter to terminate, to be withdrawn, modified, repudiated or rescinded or to be or become ineffective, (2) cause any of the terms or conditions relating to the closing or funding of any portion of the Debt Financing not to be met or complied with or (3) otherwise cause the full amount (or any portion) of the funds contemplated to be available under the Debt Commitment Letter to not be available to IDB Buyer on a timely basis (and in any event as of the Closing); and (z) no potential impediment exists to the funding of any of the payment obligations of IDB Buyer under this Agreement. IDB Buyer has fully paid any and all commitment fees or other fees or deposits required by the Debt Commitment Letter to be paid on or before the date of this Agreement, and IDB Buyer will pay when due all other commitment or other fees arising under the Debt Commitment Letter as and when they become payable.

        (d)   The aggregate net proceeds from the Debt Financing (both before and after giving effect to any "market flex" provisions contained in the Debt Commitment Letter) constitute all of the financing required for the consummation of the transactions contemplated by this Agreement and are sufficient in amount to provide IDB Buyer with the funds necessary to consummate the transactions contemplated hereby and to satisfy its obligations under this Agreement, including to pay the Purchase Price, and to pay all fees, costs and expenses to be paid by IDB Buyer related to the transactions contemplated by this Agreement, including such fees and expenses relating to the Debt Financing.

        (e)   There are no, and there will not be any, conditions precedent or other contingencies related to the obligation of any party to the Debt Commitment Letter to fund the full amount (or any portion) of the Debt Financing, including any condition or other contingency relating to the availability of the Debt Financing pursuant to any "market flex" provisions, other than as expressly set forth in the Debt Commitment Letter as in effect on the date hereof (the "Disclosed Conditions"). Other than the Disclosed Conditions, no Financing Source or other Person has any right to impose, and IDB Buyer has no obligation to accept, any condition precedent to any funding of the Debt Financing nor any reduction to the aggregate amount available under the Debt Commitment Letter (nor any term or condition which could have the effect of reducing the aggregate amount available under the Debt Commitment Letter). There are no side letters and (except for the Debt Commitment Letter) there are no agreements, contracts, arrangements or understandings, whether written or oral, with any Lender, Financing Source or other Person relating to the Debt Financing or the Debt Commitment Letter (including any that could affect the availability of the Debt Financing). Other than as set forth in the Debt Commitment Letter delivered to Seller prior to the date hereof, there are no conditions precedent relating to the funding of the full amount of the Debt Financing that would, or could reasonably be expected to, (i) impair the validity of the Debt Commitment Letter, (ii) reduce the aggregate amount of the Debt Financing, (iii) prevent or delay the consummation of the transactions contemplated hereby, (iv) cause the Debt Commitment Letter to be ineffective, or (v) otherwise result in the Debt Financing not being available on a timely basis in order to consummate the transactions contemplated hereby.

        Section 3.12    IDB RSUs.

        (a)   The treatment of each IDB RSU as contemplated by Section 5.9 is permissible under the terms of the GFI Stock Plan and the award agreement under which it was issued, and each Consent described in Section 5.9(b)(i) has been duly entered into and is a valid and binding obligation of the parties thereto.

        (b)   Section 3.12(b) of the IDB Buyer Disclosure Letter sets forth a true, correct and complete list as of the date hereof of all holders of IDB RSUs presently employed or engaged in Australia, China, Dubai, Israel, Japan, Philippines, Singapore or Switzerland.

        Section 3.13    Affiliate Transactions.    Section 3.13 of the IDB Buyer Disclosure Letter sets forth a true, correct and complete list of all contracts, agreements, commitments and arrangements between any Seller Retained Subsidiary, on the one hand, and any IDB Buyer Related Party, on the other hand, that has any material rights and/or obligations in effect after the Closing, other than such contracts, agreements, commitments and arrangements contemplated by the Transactions.

        Section 3.14    Representations and Warranties in the Merger Agreements.    To the Knowledge of IDB Buyer, the representations and warranties of (i) GFI contained in Exhibit F and (ii) JPI and New JPI contained in the JPI Merger Agreement are true and correct.

        Section 3.15    Investment Purpose.    IDB Buyer is acquiring the Purchased Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. IDB Buyer acknowledges that the Purchased Interests have not been registered under the Securities Act or any state or foreign securities Laws and that the Purchased Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or an applicable exemption therefrom and subject to state and foreign securities Laws, as applicable. IDB Buyer is able to bear the economic risk of holding the Purchased Interests for an indefinite period (including total loss of its investment) and has sufficient knowledge and expertise in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Interests.

        Section 3.16    Brokers.    No Person, other than the Lenders in their capacity as such, is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by any Party in connection with the Transactions based upon arrangements made by or on behalf of IDB Buyer, JPI, New JPI, any IDB Subsidiary or any Seller Retained Subsidiary.

        Section 3.17    No Reliance.    IDB BUYER TAKES THE PURCHASED INTERESTS, THE OWNERSHIP OF THE IDB SUBSIDIARIES AND THE ASSUMED LIABILITIES AS IS AND WHERE IS WITH ALL FAULTS AND ALL DEFECTS. NO MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY SELLER, ANY OF THE IDB SUBSIDIARIES, ANY OF THE SELLER RETAINED SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED AS TO THE PURCHASED INTERESTS, THE IDB SUBSIDIARIES OR THE ASSUMED LIABILITIES. IDB BUYER IS NOT RELYING ON, AND IDB BUYER DISCLAIMS THE EXISTENCE OF, ANY REPRESENTATIONS, WARRANTIES OR OTHER STATEMENTS OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING THE PURCHASED INTERESTS, THE IDB SUBSIDIARIES OR THE ASSUMED LIABILITIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE STATEMENTS IN THIS SECTION 3.17 SHALL SURVIVE THE CLOSING INDEFINITELY.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller represents and warrants to IDB Buyer as follows:

        Section 4.1    Organization.

        (a)   Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted.

        (b)   Seller was formed solely for the purposes of engaging in the Transactions, has engaged in no other activities and has conducted its operations only in connection with the Transactions or as otherwise contemplated by this Agreement. Seller has no liabilities and is not a party to any agreement other than this Agreement and agreements with respect to its formation and the appointment of registered agents, counsel, advisors and similar matters.

        Section 4.2    Authorization; Board Approval.    Seller has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary limited liability company actions and no other limited liability company proceedings on the part of Seller are necessary for Seller to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        Section 4.3    No Violations.    The execution and delivery of this Agreement by Seller does not and the consummation by Seller of the Transactions will not (a) conflict with any provisions of the Constituent Documents of Seller or (b) to the knowledge of Seller, violate any Law applicable to Seller prior to the consummation of the Transactions.

        Section 4.4    Litigation.    As of the date hereof, there is no Proceeding pending or, to the Knowledge of CME (as defined in the GFI Merger Agreement), threatened against CME or any Subsidiary of CME (including Seller), which would reasonably be expected to restrain, enjoin or delay the consummation of any of the Transactions, and no injunction of any type has been entered or issued.

        Section 4.5    Brokers.    No Person other than Barclays Capital Inc. is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by CME or any of its Affiliates (which for the purposes of this Section 4.5 shall not include GFI or any of its Affiliates) in connection with the Transactions based upon arrangements made by or on behalf of CME or any of its Affiliates (which for the purposes of this Section 4.5 shall not include GFI or any of its Affiliates).

        Section 4.6    No Other Representations and Warranties.    EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OR REPRESENTATION AS TO VALUE, CONDITION, MERCHANTABILITY OR SUITABILITY). FOR THE AVOIDANCE OF DOUBT AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER HAS NOT MADE, IS NOT MAKING AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY AS TO THE PURCHASED INTERESTS, THE IDB SUBSIDIARIES OR THE ASSUMED LIABILITIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, THE STATEMENTS IN THIS SECTION 4.6 SHALL SURVIVE THE CLOSING INDEFINITELY.

ARTICLE V
ADDITIONAL AGREEMENTS

        Section 5.1    Access to Information; Confidentiality.

        (a)   From the Closing until the seventh anniversary of the Closing Date, each of Seller and IDB Buyer shall not, and shall cause its respective Affiliates and officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives (including its depositories, custodians, service providers and outsourcing partners that hold or maintain records for such Party) (collectively, "Representatives") not to, destroy or otherwise dispose of any books, records or other information relating to, in the case of Seller, the IDB Subsidiaries or, in the case of IDB Buyer, the Seller Retained Subsidiaries without first providing the other Party reasonable advance notice with respect to such destruction or other disposition and a reasonable opportunity to take possession of such books, records and information. During such time period, each of Seller and IDB Buyer shall, and shall cause its respective Affiliates and Representatives to, (1) reasonably make available to the other Party and its Representatives copies of the books, records or other information relating to, in the case of Seller, the IDB Subsidiaries or, in the case of IDB Buyer, the Seller Retained Subsidiaries, (2) respond promptly to the reasonable requests of the other Party and its Representatives for information relating to, in the case of Seller, the IDB Subsidiaries or, in the case of IDB Buyer, the Seller Retained Subsidiaries, including in connection with Taxes, Public Deal Proceedings and Pre-Closing Proceedings and (3) promptly make available its personnel and the personnel of its Affiliates and Representatives regarding the foregoing, to the extent such activities are at reasonable times and places and do not substantially interfere with the performance of their employment duties.

        (b)   IDB Buyer agrees it shall be bound to the confidentiality agreement, dated as of October 2, 2013, by and between GFI and CME (the "Confidentiality Agreement"), as if it was a signatory thereto in the same capacity as CME thereunder, which shall continue in full force and effect in accordance with its terms. If the Closing occurs, such confidentiality agreement shall terminate at such time.

        (c)   From and after the Closing, IDB Buyer shall not, and IDB Buyer shall cause the IDB Subsidiaries and its and their respective Representatives not to, divulge or convey to any third party any Trayport & FENICS Confidential Information; provided, however, that any such Person may furnish such portion (and only such portion) of Trayport & FENICS Confidential Information as such Person reasonably determines they are legally obligated to disclose if: (i) they receive a request to disclose all or any part of the Trayport & FENICS Confidential Information under the terms of a subpoena, civil investigative demand or order issued by or for the benefit of a Governmental Entity or Self-Regulatory Organization; (ii) to the extent not inconsistent with such request and permissible under applicable Law, the recipient notifies Seller of the existence, terms and circumstances surrounding such request and consults with Seller on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) the recipient discloses only that portion of the Trayport & FENICS Confidential Information as it reasonably determines they are legally obligated to disclose; and (iv) the recipient cooperates with Seller and otherwise exercises its reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the Trayport & FENICS Confidential Information required to be disclosed pursuant to a subpoena, civil investigative demand or order.

        (d)   From and after the Closing, Seller shall not, and Seller shall cause the Seller Retained Subsidiaries and its and their respective Representatives not to, divulge or convey to any third party any IDB Confidential Information; provided, however, that any such Person may furnish such portion (and only such portion) of IDB Confidential Information as such Person reasonably determines they are legally obligated to disclose if: (i) they receive a request to disclose all or any part of the IDB Confidential Information under the terms of a subpoena, civil investigative demand or order issued by or for the benefit of a Governmental Entity or Self-Regulatory Organization; (ii) to the extent not inconsistent with such request and permissible under applicable Law, the recipient notifies IDB Buyer of the existence, terms and circumstances surrounding such request and consults with IDB Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) the recipient discloses only that portion of the IDB Confidential Information as it reasonably determines they are legally obligated to disclose; and (iv) the recipient cooperates with Seller and otherwise exercises its reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the IDB Confidential Information required to be disclosed pursuant to a subpoena, civil investigative demand or order.

        Section 5.2    Consents, Approvals, Registrations and Notices.

        (a)   Subject to the terms and conditions of this Agreement, each of Seller and IDB Buyer will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary and appropriate to consummate the Transactions and to continue to carry out the business of the IDB Subsidiaries in substantially the same manner as carried out prior to the GFI Mergers. In furtherance and not in limitation of the foregoing, each of Seller and IDB Buyer shall (i) make or cause to be made the filings required of such party under the HSR Act and the Foreign Competition Laws with respect to the Transactions as promptly as practicable after the date of this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party from the Federal Trade Commission ("FTC"), the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") or by any other Governmental Entity (including under any Foreign Competition Laws) in respect of such filings or such Transaction and (iii) act in good faith and reasonably cooperate with the other Party in connection with any such filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any of the HSR Act, the Foreign Competition Laws, the Sherman Act, the Clayton Act and any other Laws or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the "Antitrust Laws") with respect to any such filing or any such Transaction. To the extent not prohibited by applicable Law, the Parties shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Transactions. Each Party shall give each other reasonable prior notice of any substantive communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filings or any such Transaction. No Party shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other Parties prior notice of the meeting or conversation and, unless prohibited by such any Governmental Entity, the opportunity to attend or participate. The Parties contemplate that as a general matter both Seller and IDB Buyer shall be represented at in-person meetings with any Governmental Entity. The Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act, the Foreign Competition Laws or other Antitrust Laws.

        (b)   Without limiting the obligations of Seller and IDB Buyer under Section 5.2(a), each of Seller and IDB Buyer shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under the Antitrust Laws. In connection therewith and subject to Section 5.2(a), if any Proceeding is instituted (or threatened to be instituted) challenging any Transaction as inconsistent with or violative of any Antitrust Law, each of Seller and IDB Buyer shall cooperate and use its reasonable best efforts vigorously to contest and resist (by negotiation, litigation or otherwise) any such Proceeding and to have vacated, lifted, reversed or overturned any Order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the Transactions, unless Seller reasonably and in good faith determines, in its sole discretion, that litigation is not in its best interests. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.2(b) shall limit the right of a Party to terminate this Agreement pursuant to Section 7.1 (Termination), so long as such Party has until that time complied in all material respects with its obligations under this Section 5.2. Each of Seller and IDB Buyer shall use its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods or to obtain the necessary approvals under the HSR Act, the

Foreign Competition Laws or any other Antitrust Laws with respect to the Transactions as promptly as possible after the execution of this Agreement.

        (c)   Without limiting the obligations of IDB Buyer under Section 5.2(a), as promptly as reasonably practicable after signing of this Agreement, IDB Buyer agrees to, and to cause its Affiliates and its and their respective principals, directors, officers, employees and agents to (i) obtain and maintain, as of and after the Closing Date of the Transactions, in full force and effect, in respect of IDB Buyer, all registrations, licenses, permits, approvals, membership agreements, exemptive orders and regulatory or judicial orders other than with respect to an Antitrust Law ("Entity Registrations and Approvals") of any foreign, local, state or federal Governmental Entity, Self-Regulatory Organization, clearing house, depository (including the Depository Trust & Clearing Corporation) and exchange (a "Regulatory Authority") that are necessary or appropriate in order for the IDB Subsidiaries to conduct the business as currently conducted; (ii) ensure that all registrations, licenses, permits, approvals, membership agreements, exemptive orders and regulatory or judicial orders applicable to directors, officers, principals, employees or agents other than with respect to any Antitrust Law ("Individual Registrations") of IDB Buyer or its Affiliates of any Regulatory Authority set forth in Section 6.1(a)(iii) of the IDB Buyer Disclosure Letter or that are necessary or appropriate, in IDB Buyer's reasonable judgment, for them to conduct, after the Closing, the business they conducted or supervised immediately prior to the Closing are in effect and apply to such persons in their new status as employees or agents of IDB Buyer; (iii) ensure that all notices, filings and acknowledgements other than with respect to an Antitrust Law ("Notices") set forth in Section 6.1(a)(iv) of the IDB Buyer Disclosure Letter or that are necessary or appropriate, in Buyer's reasonable judgment, to be filed with or provided to or obtained from any Regulatory Authority in order to the consummate the Transactions have been filed, provided or obtained and that all related waiting periods in respect of such Notices have terminated as of the Closing Date; and (iv) ensure that all Notices set forth in Section 6.1(a)(iv) of the IDB Buyer Disclosure Letter or that are necessary or appropriate, in IDB Buyer's reasonable judgment, to be filed with or provided to or obtained from any Regulatory Authority in order for IDB Buyer and/or any of its Affiliates to carry out its business after the Closing have been filed, provided or obtained. IDB Buyer shall take all steps necessary, to (i) as promptly as reasonably practicable after the date hereof, obtain all Entity Registrations and Approvals and Individual Registrations issued by any Regulatory Authority required under applicable Laws to permit the consummation of the Transactions or necessary or appropriate to permit IDB Buyer to acquire, own and operate the IDB Subsidiaries and for IDB Buyer, the IDB Subsidiaries and their respective Affiliates and its and their respective principals, directors, officers, employees and agents to carry out the business of such IDB Subsidiaries after the Closing (collectively, "Regulatory Approvals"); (ii) file or cause to be filed or made all Notices and receive all acknowledgements that are necessary or appropriate to consummate the Transactions and, after the Closing, to allow IDB Buyer, its Affiliates and its and their respective principals, directors, officers, employees and agents to operate the IDB Business in substantially the same manner as it was conducted immediately prior to the Closing; (iii) make or cause to be made any other required submissions to any person, publish any and all required notices and deliver to customers, suppliers, creditors and other affected third parties notices and material information with respect to the Transactions, as required under and in conformity with the applicable Laws or by any Regulatory Authority to be effected prior to or at the same time as the Transactions; (iv) schedule and attend (or cause to be scheduled and attended) any hearings or meetings with Regulatory Authorities to obtain the Regulatory Approvals as promptly as practicable; and (v) comply with the terms and conditions of any and all of the foregoing as necessary to obtain the Regulatory Approvals and acknowledgements and deliver the required Notices. IDB Buyer and its Affiliates shall (1) file or cause to be filed (x) as promptly as reasonably practicable after the date of this Agreement all required initial applications and documents in respect of the Entity Registrations and Approvals and the Individual Registrations, including all filings required in respect of its Affiliates and its and their respective principals, directors, officers, employees and agents, in connection with obtaining the Regulatory Approvals (including where appropriate indications of further information to come by supplementary filing) and (y) as promptly as reasonably practicable after the date hereof all other required applications and documents in connection with obtaining the Regulatory Approvals, (2) act diligently and promptly to pursue the Regulatory Approvals, (3) promptly notify Seller of receipt of material comments or material requests from any Regulatory Authority that relate to Regulatory Approvals and supply Seller with copies of all correspondence (other than to the extent privileged) between IDB Buyer or any of its Representatives and Affiliates and any Regulatory Authority with respect to Regulatory Approvals, (4) file, on a timely basis, all Notices required to be given to any Regulatory Authority in order to consummate the Transactions and for IDB Buyer to continue to carry out the IDB Business and businesses of the IDB Subsidiaries after consummation of the Transactions and (5) otherwise keep Seller reasonably informed of the status of IDB Buyer's application for Regulatory Approvals and its activities related to obtaining the Regulatory Approvals, as applicable, including as promptly as reasonably practicable advising Seller upon receiving any communication from any Regulatory Authority that causes IDB Buyer to believe that there is a reasonable likelihood that any Regulatory Approval required from such Regulatory Authority will not be obtained or that the receipt of any such Regulatory Approval will be materially delayed. Upon IDB Buyer's request, Seller shall promptly provide any information or documents and take any reasonable steps necessary to assist IDB Buyer in obtaining the Regulatory Approvals and filing the Notices as described above.

        (d)   Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to require IDB Buyer or Seller or any of their respective Affiliates to agree to or take any action that would result in any Burdensome Condition. None of IDB Buyer or Seller or any of their respective Affiliates shall agree to or take any action that would result in any Burdensome Condition without the prior written consent of the other Party. For purposes of this Agreement, a "Burdensome Condition" shall mean making proposals, executing or carrying out agreements (including consent decrees) or submitting to Laws (i) providing for the transfer, license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Seller, IDB Buyer or any of their respective Affiliates or the holding separate (through the establishment of a trust or otherwise) of the Securities of any Affiliate of Seller or IDB Buyer, (ii) obligating either IDB Buyer or Seller or any of their respective Affiliates or principals, directors, officers, employees or agents to provide a material guarantee of material obligations of any third party or extend any material loan or financing to any person or provide for the material indemnification any person, or (iii) imposing or seeking to impose any limitation on the ability of Seller, IDB Buyer or any of their respective Affiliates to conduct their respective businesses (including, with respect to, market practices and structure) or own such assets or to acquire, hold or exercise full rights of ownership of the business of Seller, IDB Buyer or their respective Affiliates, in each case other than (1) with respect to Antitrust Laws, any such proposals, executing or carrying out agreements (including consent decrees) or submitting to Laws that would not impair in any material respect the expected benefits of Seller and its Affiliates or IDB Buyer and its Affiliates, as applicable, from or relating to the Transactions, (2) with respect to Regulatory Approvals, (A) in the case of Seller or its Affiliates or principals, directors, officers, employees or agents, any de minimis administrative or ministerial obligations of Seller or any of its Affiliates, or (B) in the case of IDB Buyer or its Affiliates or principals, directors, officers, employees or agents, any such proposals, executing or carrying out agreements (including consent decrees) or submitting to Laws that would not constitute a Material Adverse Effect, or (3) with respect to the Commercial Agreements (other than the IDB Market Data Service Agreement) and the provisions of Section 5.22 (Commercial Agreements), any such proposals, executing or carrying out agreements (including consent decrees) or submitting to Laws that would not impair in any material respect the expected benefits of Seller and its Affiliates or IDB Buyer and its Affiliates, as applicable, from or relating to the Commercial Agreements (other than the IDB Market Data Service Agreement) or the provisions of Section 5.22 (Commercial Agreements). For the purposes of this Section 5.2(d), "Affiliates" of Seller shall include the Seller Retained Subsidiaries and "Affiliates" of IDB Buyer shall include the IDB Subsidiaries.

        Section 5.3    No Solicitation.

        (a)   IDB Buyer shall not, nor shall it authorize or permit any of its Affiliates (including JPI and New JPI) or any of its or their respective Representatives to, directly or indirectly (i) initiate, solicit or knowingly facilitate or encourage any inquiry or the making of any proposal that constitutes a Takeover Proposal, (ii) adopt, or publicly propose to adopt, or allow IDB Buyer, JPI or New JPI to execute or enter into, any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement, undertaking, or understanding in connection with or relating to any Takeover Proposal, or (iii) other than with CME, Seller or their respective Representatives, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data in connection with or relating to, any Takeover Proposal. IDB Buyer shall, and IDB Buyer shall cause JPI, New JPI and its and their respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives conducted prior to the date of this Agreement with respect to any Takeover Proposal and shall request the prompt return or destruction of any confidential information previously furnished to such Persons in connection therewith in accordance with the terms of any applicable confidentiality agreement. Notwithstanding the foregoing, nothing herein shall prevent any Representative of JPI or New JPI from acting in his or her capacity as an officer or director of GFI, or taking any action in such capacity, but only in either such case as and to the extent permitted by Section 6.5(b) of the GFI Merger Agreement.

        (b)   For purposes of this Agreement, "Takeover Proposal" means any proposal or offer for a direct or indirect (i) merger, binding share exchange, recapitalization, reorganization, scheme of arrangement under the United Kingdom Companies Act 2006, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving GFI or one or more of its Subsidiaries (including the IDB Subsidiaries), (ii) the acquisition or purchase, including by lease, exchange, mortgage, pledge, transfer or other acquisition or assumption, of 20% or more of the fair value of the assets or 20% or more of any class of equity or voting securities of (A) GFI and its Subsidiaries or (B) the IDB Subsidiaries, in each case taken as a whole and in one transaction or a series of related transactions, (iii) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of Beneficial Ownership of Securities representing 20% or more of the voting power of GFI' or any of the IDB Subsidiary's Securities, or (iv) any transaction, or combination of transactions, similar to the foregoing; provided, however, that the term "Takeover Proposal" shall not include the Transactions.

        Section 5.4    Fees and Expenses.    Except as set forth in Section 8.3(b) of the GFI Merger Agreement, whether or not the Transactions are consummated, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, except with respect to all fees associated with the HSR Act and the Foreign Competition Laws, which shall be borne equally by Seller and IDB Buyer. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, including all other matters related to the Transactions.

        Section 5.5    Public Announcements.    Seller and IDB Buyer shall develop a joint communications plan and each Party shall (a) ensure that all of its press releases and other public statements or communications with respect to the Transactions shall be consistent with such joint communications plan and (b) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other before issuing any press release or, to the extent practicable, otherwise making any public statement or communication with respect to this Agreement or the Transactions. In addition to the foregoing, none of Seller, IDB Buyer,

JPI, New JPI or any of their respective Affiliates shall issue any press release or otherwise make any public statement or disclosure concerning any other Party or any other Party's business, financial condition or results of operations without the consent of such other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

        Section 5.6    Notice of Certain Events.    Each of Seller and IDB Buyer shall promptly notify the other after receiving or becoming aware of (a) any written notice from any Person alleging that the consent of that Person is or may be required in connection with the Transactions, (b) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to (i) prevent or materially delay the consummation of the Transactions or (ii) result in the failure of any condition to the Closing set forth in Article VI to be satisfied, or (c) any Proceeding commenced or, to the Knowledge of IDB Buyer, threatened against, relating to or otherwise involving Seller or IDB Buyer or any of the IDB Subsidiaries, as the case may be, that relates to the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

        Section 5.7    Tax Matters.

        (a)    Tax Filings.

              (i)  IDB Buyer shall prepare and timely file the Tax Returns of any of the IDB Subsidiaries if such Tax Return is not part of a GFI Consolidated Return.

             (ii)  IDB Buyer shall prepare (or cause to be prepared) the GFI Consolidated Returns. In preparing the GFI Consolidated Returns, IDB Buyer shall (i) consult with Seller on a regular basis concerning the status of the GFI Consolidated Returns with respect to the reporting of any material item of income, deduction, gain, loss, credit or other Tax item related to the GFI Consolidated Returns; (ii) make available to Seller all information, working papers, and data used in the preparation of the GFI Consolidated Returns; and (iii) follow the instruction and direction provided by Seller regarding the preparation and contents of the GFI Consolidated Returns and any related working papers. Without limiting the forgoing, no later than 45 days prior to the due date (taking into account any valid extensions thereof) (the "Due Date") for the filing of any GFI Consolidated Return, IDB Buyer shall submit a draft of the GFI Consolidated Return to Seller for Seller's review. IDB Buyer shall timely revise such draft GFI Consolidated Return based on the comments and instructions of Seller and shall make any further revisions required by Seller in order to deliver a version of the GFI Consolidated Return that is acceptable to Seller (a "Final GFI Consolidated Return") no later than 15 days prior to the applicable Due Date. Upon receipt of a Final GFI Consolidated Return, Seller shall timely file the Final GFI Consolidated Return with the appropriate Governmental Entity. Notwithstanding the above, for any Tax item related to the GFI Consolidated Return that would result in an indemnity payment from IDB Buyer, IDB Buyer will consider in good faith any comments provided by Seller regarding the preparation and contents of the GFI Consolidated Returns and any related working papers. Any items reflected on a Tax Return described in this Section 5.7(a)(ii) with respect to which IDB Buyer and Seller are unable to agree after negotiating in good faith for five (5) days and which would result in an indemnity payment from IDB Buyer shall be referred to the Independent Accountant Arbitrator for resolution as promptly as practicable. The determination of the Independent Accountant Arbitrator shall be final, conclusive, and binding for all purposes hereunder. IDB Buyer shall timely revise such draft GFI Consolidated Return to reflect this determination.

            (iii)  Seller shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns required to be filed by the Seller Retained Subsidiaries (other than the GFI Consolidated Returns) that are either Pre-Closing Tax Returns required to be filed after the Closing Date or Straddle Period Tax Returns. IDB Buyer shall prepare and timely file (or cause to be prepared and timely filed) all Pre-Closing Tax Returns required to be filed by the Seller Retained Subsidiaries prior to the Closing Date; provided that, no later than 20 days prior to the Due Date for the filing of any such Tax Return, IDB Buyer shall submit, or cause to be submitted, a draft of such Tax Return to Seller for its review. IDB Buyer shall consider in good faith all reasonable comments provided by Seller with respect to any such draft Tax Return within ten days of IDB Buyer providing such draft Tax Return to Seller.

            (iv)  All Tax Returns required to be prepared by IDB Buyer under this Section 5.7 shall be prepared in a manner consistent with prior practice, and IDB Buyer shall be responsible for the costs and expenses incurred in connection with the preparation of such Tax Returns.

          (b)    Payment of Taxes.    With respect to any Taxes related to any Tax Return required to be filed by IDB Buyer pursuant to this Section 5.7, IDB Buyer shall timely pay or cause the appropriate Person to timely pay any such Taxes to the appropriate Governmental Entity and shall timely provide evidence to Seller that such payment has been made. With respect to any Taxes related to any Tax Return required to be filed by Seller pursuant to this Section 5.7, Seller shall timely pay or cause the appropriate Person to timely pay any such Taxes to the appropriate Governmental Entity and shall timely provide evidence to IDB Buyer that such payment has been made.

          (c)    Tax Allocation.    The portion of any Tax related to a Straddle Period that is allocable to the portion of a Straddle Period ending on and including the Closing Date shall be (i) in the case of property and similar ad valorem Taxes and any other Taxes not described in clause (ii) below, equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that fall prior to the day after the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of Taxes based on income, receipts, remuneration, sales, proceeds, profits or similar items and other Taxes that are readily apportionable based on an actual or deemed closing of the books, computed as if such taxable period ended as of the close of business on the Closing Date. The portion of any Tax related to a Straddle Period that is allocable to the portion of the Straddle Period beginning the day after the Closing Date is the portion of such Tax not allocable to the portion of the Straddle Period ending on and including the Closing Date under this Section 5.7(c). Notwithstanding anything to the contrary in this Agreement, any transaction that occurs on the Closing Date but prior to the actual time of the Closing and that is not in the ordinary course of business shall be deemed to occur in a Pre-Closing Tax Period or the portion of a Straddle Period ending on and including the Closing Date.

          (d)    Tax Contests.    IDB Buyer, at its own expense, shall have the right to control and direct any Tax audit, initiate any claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment (each such audit or proceeding, a "Tax Contest") relating to any Pre-Closing Tax Return or Straddle Period Tax Return of the IDB Subsidiaries; provided that (i) IDB Buyer provides written notice to Seller of its intent to control such Tax Contest within 15 days of receiving notice of such Tax Contest and (ii) such Tax Contest does not involve issues that could reasonably be expected to affect the Tax liability or attributes of Seller or its Affiliates (including the Seller Retained Subsidiaries). With respect to any Tax Contest controlled by IDB Buyer pursuant to this Section 5.7(d) that could reasonably be expected to affect the Tax liability or attributes of Seller or its Affiliates in a Post-Closing Tax Period, IDB Buyer shall not, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), compromise or settle such Tax Contest. Seller may, at its own expense, participate in any such Tax Contest and employ counsel separate from the counsel employed by IDB Buyer. With respect to any Tax Contest relating to a Pre-Closing Tax Return or Straddle Period Tax Return of GFI, the Seller Retained Subsidiaries and, to the extent that it involves issues that could affect the Tax attributes or liability of Seller or its Affiliates

  (including the Seller Retained Subsidiaries), the IDB Subsidiaries, Seller shall control and direct such Tax Contest; provided that (a) IDB Buyer may, at its own expense, participate in any such Tax Contest and employ counsel separate from the counsel employed by Seller and (b) without the prior written consent of IDB Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) Seller shall not compromise or settle such Tax Contest if (i) such compromise or settlement would result in indemnification of the Seller Indemnified Parties pursuant to Section 5.7(h) and (ii) IDB Buyer has acknowledged in writing that any Taxes payable to Seller or its Affiliates in connection with such Tax Contest will result in indemnification of the Seller Indemnified Parties to the extent such Taxes otherwise would give rise to an indemnification payment pursuant to Section 5.7(h).

          (e)    Cooperation.    With respect to all Tax Returns required to be filed pursuant to this Section 5.7, Seller and IDB Buyer shall retain all Tax Returns, schedules and work papers and all material records (whether paper, electronic or other format) or other documents or electronic data in its possession (or in the possession of their respective Affiliates) relating to Tax matters relevant to the Pre-Closing Tax Period and Straddle Periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, taking into account all extensions thereof, or (ii) six years following the Due Date for such Tax Returns. IDB Buyer or Seller shall be permitted to remove and retain any such documents prior to disposition of any such documents by the other Party by written request delivered no later than 30 days prior to such time. A Party seeking to retain such documents after such time shall bear all expenses associated with the removal and further retention of such documents. After the Closing, with respect to any Tax Return required to be filed pursuant to this Section 5.7, IDB Buyer and Seller shall (i) reasonably assist (and cause their respective Affiliates to reasonably assist) the other Party in preparing and filing any Tax Returns that such other Party is responsible for preparing, (ii) reasonably cooperate in preparing for any audits of, or disputes or other proceedings with any Governmental Entity or with respect to any matters related to such Tax Returns, and (iii) make available to the other Party and to any Governmental Entity, as reasonably requested, all information, records, and documents relating to such Tax Returns.

          (f)    Tax Sharing.    Any and all Tax sharing, allocation, indemnification or similar agreements or arrangements to which any of GFI, the IDB Subsidiaries or the Seller Retained Subsidiaries is a party or otherwise subject shall be terminated as of the Closing Date and no payments relating thereto shall be made subsequent to the Closing Date.

          (g)    Tax Reporting.    Each of Seller and IDB Buyer will file all Tax Returns in a manner consistent with treating (i) the JPI Mergers and GFI Mergers as reorganizations under Section 368(a) of the Code and (ii) the Sale and Assumption as a sale of the IDB Subsidiaries by Seller or its Affiliates to IDB Buyer occurring immediately after the GFI Mergers. On all Tax Returns or for the purpose of determining any Tax, Seller and IDB Buyer shall allocate the "amount realized" from the sale of the IDB Subsidiaries (the "Tax Consideration") between Seller and GFI EMEA Holdings Ltd such that $100 million is allocated to Seller and the remainder of the amount realized is allocated to GFI EMEA (the "U.S.-Foreign Tax Allocation"). The Parties agree to provide each other with any information required to complete IRS Form 8594 within ten days of the request for such information. No later than 90 days after the Closing Date, Seller shall prepare and deliver to IDB Buyer the proposed allocation of the Tax Consideration in a manner consistent with the U.S.-Foreign Tax Allocation (the "Proposed Tax Allocation") for purposes of Section 1060 of the Code. In the event that IDB Buyer objects in writing to the Proposed Tax Allocation within 30 days, IDB Buyer and Seller shall negotiate in good faith to resolve the dispute; provided that any agreed upon allocation shall be consistent with the U.S.-Foreign Allocation. If IDB Buyer and Seller fail to agree on such allocation within 30 days following IDB Buyer's written objection, such allocation shall be determined, within a reasonable time and in a manner consistent with the U.S.-Foreign Allocation, by the Independent Accountant Arbitrator selected in accordance with Section 2.7(c). The allocation of the Tax Consideration, as agreed upon by Seller and IDB Buyer (as a result of either the absence of manifest error or good faith negotiations between IDB Buyer and Seller) or determined by the Independent Accountant Arbitrator pursuant to this Section 5.7(g) (the "Final Tax Allocation") shall be final and binding upon the Parties and each of IDB Buyer and Seller shall bear all fees and costs incurred by it in connection with the determination of the allocation of the Tax Consideration, except that the Parties shall each pay 50% of the fees and expenses of the Independent Accountant Arbitrator. Seller shall prepare (in a manner consistent with the Final Tax Allocation) and deliver IRS Form 8594 to IDB Buyer, and Seller and IDB Buyer shall each timely file such form with the IRS. Seller and IDB Buyer shall prepare and file all Tax Returns consistent with such Final Tax Allocation, and in any Proceeding related to the determination of any Tax, none of IDB Buyer, Seller, or their Affiliates (unless otherwise required by a "determination" within the meaning of Section 1313(a) of the Code) shall contend or represent, whether orally or in writing, that the Final Tax Allocation is not a correct allocation.

        (h)    Tax Indemnity.

              (i)  IDB Buyer shall (without duplication) be liable and shall indemnify and hold the Seller Indemnified Parties harmless against, all Tax liabilities suffered by Seller Indemnified Parties arising out of, incident to, or as a result of: (A) any IDB Buyer Responsible Taxes; (B) the breach by IDB Buyer of any covenant or agreement of IDB Buyer contained in this Section 5.7; (C) any amount required to be paid by Seller or any of its Affiliates under a Tax sharing, allocation or indemnification agreement (other than this Agreement, any agreement between or among GFI and its Subsidiaries (other than the IDB Subsidiaries) or any written agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes or any commercial lending agreement) or on a transferee or successor liability theory, in respect of any Taxes of any Person, if such agreement or event or transaction giving rise to transferee or successor liability was entered into, or relates to any transaction engaged in by GFI, the IDB Subsidiaries or the Seller Retained Subsidiaries, prior to the Closing Date; or (D) any breach by GFI or any GFI Subsidiary of Section 5.1(o)(vi) of the GFI Merger Agreement.

             (ii)  Seller shall (without duplication) be liable and shall indemnify and hold the IDB Buyer Indemnified Parties harmless against, all Tax liabilities suffered by the IDB Buyer Indemnified Parties arising out of, incident to, or as a result of (A) Taxes of the Seller Retained Subsidiaries for any Post-Closing Tax Period and for the portion of any Straddle Period that begins after the Closing Date; and (B) the breach by Seller of any covenant or agreement of Seller contained in this Section 5.7.

            (iii)  In the case of any claim for indemnification under this Section 5.7(h), the indemnified party shall endeavor to give prompt written notification to the indemnifying party of the commencement of any action, suit or proceeding relating to a third-party claim for which an indemnified party intends to seek indemnification; provided, however, that no delay on the part of the indemnified party in giving any such notice shall relieve the indemnifying party of any indemnification obligation hereunder (except to the extent that, solely as a result of such delay, the indemnifying party is prevented from contesting the liability for which indemnification is sought).

            (iv)  Any indemnification payment made pursuant to Section 8.2 (Indemnification) or this Section 5.7(h) shall be treated as a purchase price adjustment for all Tax purposes unless otherwise required by applicable Law.

        Section 5.8    Employee Plans.

        (a)   Effective as of the Closing, (i) IDB Buyer shall (or shall cause the IDB Subsidiaries to) retain or assume, as applicable, all liabilities and obligations under or otherwise in respect of each GFI Benefit Plan (but determined as if Section 3.16(a) of the GFI Merger Agreement was not limited to material plans, programs, agreements and arrangements) exclusive of those such GFI Benefit Plans maintained immediately before the Closing exclusively by the Seller Retained Subsidiaries solely for the benefit of Continuing Employees (such GFI Benefit Plans whose obligations are assumed or retained by IDB Buyer or the IDB Subsidiaries, the "IDB Buyer Assumed Benefit Arrangements"), and (ii) IDB Buyer shall cause each Continuing Employee to cease participation in any IDB Buyer Assumed Benefit Arrangement.

        (b)   Prior to the Closing, IDB Buyer shall, and shall cause the IDB Subsidiaries to, fully comply with all notice, consultation, effects bargaining or other bargaining obligations to any labor union, labor organization, works council or group of employees of the IDB Subsidiaries in connection with the Transactions.

        Section 5.9    IDB RSUs.

        (a)    Assumption of IDB RSUs.     Not later than five Business Days prior to the Closing, IDB Buyer shall take all actions necessary: (i) to provide that each GFI Stock Option (if any) outstanding immediately before the effective time of the GFI Mergers (an "IDB Option") shall be canceled as of such effective time for no consideration; (ii) to provide that each GFI RSU outstanding immediately before the effective time of the GFI Mergers and then held by any Person other than a Continuing Employee or a non-employee director of GFI (an "IDB RSU") shall be converted into an obligation of IDB Buyer in accordance with the procedures set forth in Section 6.6(e) of the GFI Merger Agreement, and IDB Buyer shall be solely responsible for the withholding, payment and reporting of any Tax arising with respect to the IDB Options or IDB RSUs, including Tax arising upon or as a result of any conversion or cancellation or any other taxable event with respect to the IDB Options or IDB RSUs, whether before, at or after the effective time of the GFI Mergers, including at any time after the cancellation of the IDB Options or conversion of the IDB RSUs; (iii) to provide that neither Seller nor any Affiliate of Seller shall have any liability in respect of any IDB Option or IDB RSU, and neither Seller nor any Affiliate of Seller shall have any obligation to make any reports or notifications to any relevant Taxing Authority or other Governmental Entity in relation to the IDB Options or IDB RSUs; and (iv) to obtain, subject to Section 5.9(c), the Consent (as defined below) of each holder of an IDB RSU to the cancellation or conversion of their IDB RSUs and a release of any claims arising in connection with such IDB RSU in favor of Seller and its Affiliates in a form and at a time reasonably acceptable to Seller.

        (b)    Consent.     For purposes of this Section 5.9, "Consent" means (i) express consent in writing, including a release of any claims arising in connection with such IDB RSU in favor of Seller and its Affiliates, where the holder of the IDB RSU (A) is presently employed or engaged in Australia, China, Dubai, Israel, Japan, Philippines, Singapore or Switzerland, or, where such express consent is not obtained by the Closing Date, then as set forth in Section 5.9(b)(ii), (B) is a person whose IDB RSU will be converted into a combination of deferred cash and equity awards, or (C)(x) is presently employed or engaged in the United Kingdom, (y) was granted the IDB RSU as a sign-on bonus at the commencement of employment, and (z) holds 30,000 or more outstanding IDB RSUs as of the date hereof; and, in all other cases (ii) the insertion of implied consent language reasonably acceptable to Seller into documentation governing awards to be granted by IDB Buyer on the conversion of the IDB RSUs.

        (c)    Required Efforts to Secure Consent.     IDB Buyer must obtain Consent from every individual described in Section 5.9(b)(i)(B). For all other IDB RSUs that are subject to an express Consent requirement under Section 5.9(b)(i), IDB Buyer must use its reasonable best efforts to obtain express consent in writing from the holder of the IDB RSU within 60 days following the date hereof, and if not obtained during such period, prior to the Closing Date.(d)

        (d)    Outstanding RSUs.     No more than 60 days following the date hereof, IDB Buyer must provide Seller with, for each individual identified in Section 5.9(b)(i), a complete and accurate list as of the date of delivery identifying (i) whether the individual is described in clause (A), (B) or (C) of Section 5.9(b)(i) (and in the case of individuals described in clause (A), the relevant jurisdiction), (ii) the number of shares of GFI Common Stock subject to IDB RSUs then held by such person, and (iii) whether Consent has then been obtained in respect of such individual. IDB Buyer shall update such list and deliver it to Seller not less frequently than monthly thereafter.

        Section 5.10    Non-competition and Non-solicitation of Employees and Customers.

        (a)    Non-competition.     For a period of 30 months from and after the Closing Date, IDB Buyer shall not, in any capacity, including as partner, member, stockholder or investor, nor shall it authorize or permit any of its Affiliates or any of its and their respective directors, officers, employees, representatives or consultants to, directly or indirectly, engage in any business anywhere in the world that competes with, in whole or in part, the Seller Retained Businesses as operated or proposed to be operated immediately prior to the Closing; provided, however, that in the event of a Change of Control, the foregoing non-compete shall be limited to the prohibition on the use of IDB Buyer's and the IDB Subsidiaries' assets, including technology, to (A) provide a broker or exchange aggregated platform that competes with the Seller Retained Subsidiaries in Europe or Asia and (B) develop or market a foreign exchange option pricing or workflow platform.

        (b)    Customer Non-solicit.     For a period of 30 months from and after the Closing Date, IDB Buyer shall not, in any capacity, including as partner, member, stockholder or investor, nor shall it authorize or permit any of its Affiliates or any of its and their respective directors, officers, employees, representatives or consultants to, (A) solicit, induce or otherwise cause, or attempt to solicit, induce or otherwise cause, any customer, supplier, licensor or licensee of the Seller Retained Subsidiary (as of immediately prior to the Closing) to engage in business with a competitor of the Seller Retained Subsidiaries, or (B) interfere in any way with the relationship between the Seller Retained Subsidiaries and any of their respective customers, suppliers, licensors or licensees of the Seller Retained Subsidiaries (as of immediately prior to the Closing).

        (c)    Employee Non-solicit.

              (i)  For a period of 2 years from and after the Closing Date, IDB Buyer shall not, in any capacity, including as partner, member, stockholder or investor, nor shall it authorize or permit any of its Affiliates or any of its and their respective directors, officers, employees, representatives or consultants to, directly or indirectly, (A) cause, induce or attempt to cause or induce any employee of the Seller Retained Subsidiaries to terminate such relationship; (B) in any way interfere with the relationship between the Seller Retained Subsidiaries and any of their respective employees; or (C) hire, retain, employ or otherwise engage or attempt to hire, retain employ or otherwise engage as an employee, independent contractor or otherwise, any employee of the Seller Retained Subsidiaries.

             (ii)  For a period of 2 years from and after the Closing Date, Seller shall not, in any capacity, including as partner, member, stockholder or investor, nor shall it authorize or permit any of its Affiliates or any of its and their respective directors, officers, employees, representatives or consultants to, directly or indirectly, (A) cause, induce or attempt to cause or induce any employee of IDB Buyer or the IDB Subsidiaries to terminate such relationship; (B) in any way interfere with the relationship between IDB Buyer and the IDB Subsidiaries and any of their respective employees; or (C) hire, retain, employ or otherwise engage or attempt to hire, retain, employ or otherwise engage as an employee, independent contractor or otherwise, any employee of IDB Buyer or the IDB Subsidiaries.

  Notwithstanding the limitations in this Section 5.10(c), no Party shall be precluded from hiring, retaining, employing or otherwise engaging any person who (A) responds to general or public solicitation not targeted at employees of the Seller Retained Subsidiaries or IDB Buyer and the IDB Subsidiaries, as applicable, or (B) initiates discussions regarding such employment or engagement without any direct or indirect solicitation.

        (d)    Modification.     In the event that the covenants in this Section 5.10 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great of time or over too great a geographical area or by reason of its being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

        Section 5.11    Further Assurances.    From and after the Closing, each of Seller and IDB Buyer shall perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the Transactions.

        Section 5.12    Transfer Taxes.    All transfer, sales and use Taxes directly imposed or chargeable on the purchase and sale of the Purchased Interests in connection with the Transactions shall be paid 50% by IDB Buyer and 50% by Seller. The Party legally required to do so shall timely prepare and timely file all necessary Tax Returns with respect to the foregoing, including all transfer Tax forms necessary for the Closing; provided that the filing Party shall provide the other Party with a reasonable opportunity to review such Tax Returns and forms in advance of filing. The parties agree to reasonably cooperate in the preparation of such Tax Returns and forms.

        Section 5.13    Accounts.    All payments and reimbursements that from time to time after the Closing may be received by Seller or the Seller Retained Subsidiaries arising out of the IDB Business shall be held for the benefit of IDB Buyer or the applicable IDB Subsidiary and, promptly upon receipt thereof, Seller shall pay to IDB Buyer or the applicable IDB Subsidiary the amount of such payment or reimbursement without any delay, deduction or setoff. All payments and reimbursements that from time to time after the Closing may be received by IDB Buyer or the IDB Subsidiaries arising out of the Seller Retained Businesses shall be held for the benefit of Seller or the applicable Seller Retained Subsidiary and, promptly upon receipt thereof, IDB Buyer shall pay to Seller or the applicable Seller Retained Subsidiary the amount of such payment or reimbursement without any delay, deduction or setoff.

        Section 5.14    Assignment of Pre-Closing Proceedings.    IDB Buyer shall cooperate with the parties to each Pre-Closing Proceeding (except to the extent involving the IDB Subsidiaries, in which case such Pre-Closing Proceedings do not need to be assigned) with a view to entering into arrangements effective as of the Closing whereby IDB Buyer would be substituted (for the avoidance of doubt, which substitution shall include an unconditional written release) for the applicable parties to such Pre-Closing Proceedings (including, for the avoidance of doubt, the filing of necessary pleadings and motions promptly following the Closing). To the extent the assignment of any Pre-Closing Proceeding (i) requires a consent which has not been obtained, (ii) is ineffective or (iii) is otherwise not completed (each such Pre-Closing Proceeding until it has been assigned, a "Delayed Pre-Closing Proceeding"), this Agreement and the Ancillary Agreements shall not constitute an agreement to assign or otherwise transfer at the Closing any such Delayed Pre-Closing Proceeding; provided, however, the Parties shall treat each Delayed Pre-Closing Proceeding as an Assumed Liability hereunder as of the Closing. IDB

Buyer shall have the sole right and responsibility to control, defend, settle, compromise or prosecute in any manner such Delayed Pre-Closing Proceedings after the Closing at its sole cost and expense; provided, however, that, without the prior written consent of Seller, IDB Buyer shall not (i) settle or compromise a Delayed Pre-Closing Proceeding or consent to the entry of any Order with respect thereto which does not include an unconditional, duly authorized, fully executed and acknowledged (by a duly registered notary public) written release by the claimant or plaintiff of the Seller and its Affiliates, including the Seller Retained Subsidiaries, and its and their respective Representatives from all liability in respect of such Delayed Pre-Closing Proceeding; (ii) settle or compromise any Delayed Pre-Closing Proceeding if the settlement imposes equitable remedies or other obligations on the Seller or its Affiliates, including the Seller Retained Subsidiaries, or its or their respective Representatives; or (iii) settle or compromise any Delayed Pre-Closing Proceeding if the result is to admit civil or criminal liability or culpability on the part of the Seller or its Affiliates, including the Seller Retained Subsidiaries, or its or their respective Representatives that gives rise to criminal liability with respect to any such Person. Without limiting the generality of Section 5.11, Seller shall provide, and cause its Affiliates to provide, at IDB Buyer's sole expense, reasonable cooperation to IDB Buyer in connection with (i) effecting the assignment of each Delayed Pre-Closing Proceeding as expeditiously as practicable following the Closing (including, for the avoidance of doubt, the filing of necessary pleadings and motions) and (ii) the defense, prosecution and/or settlement of any such Delayed Pre-Closing Proceedings. Following the Closing and until the time all Delayed Pre-Closing Proceedings have been assigned to IDB Buyer, Seller shall, and shall cause its Affiliates to, promptly pay, assign and remit to IDB Buyer any monies actually received by Seller or its Affiliates from any Person solely to the extent they are in respect of a Delayed Pre-Closing Proceeding, including any monies actually received from pre-Closing insurers of GFI or its Affiliates.

        Section 5.15    Public Deal Proceedings.    If the Closing occurs, IDB Buyer and Seller agree that all Losses incurred by any Seller Indemnified Party or any IDB Buyer Indemnified Party in respect of Public Deal Proceedings (if any) shall be allocated and funded as follows: (i) the first source of recovery shall be the Excess Cash Amount (if any) and (ii) any remaining Losses of any Seller Indemnified Party will be split equally by Seller and IDB Buyer; provided, however, that if payment by IDB Buyer in cash of its payment obligation under clause (ii) would, after giving effect to such payment by IDB Buyer, result in IDB Buyer not being compliant with its regulatory capital requirements or in default under its credit agreement (each, a "Compliance Failure"), IDB Buyer and Seller shall negotiate in good faith the terms of a Security to be issued by IDB Buyer to Seller in lieu of such portion of such cash payment the payment of which would result in a Compliance Failure. This Section 5.15 shall not apply to Public Deal Proceedings commenced by any current or former stockholder or member of IDB Buyer, JPI or New JPI, and in such case, IDB Buyer shall indemnify the Seller Indemnified Parties for all Losses in connection therewith but subject to the proviso to clause (ii) above. For purposes of this Section 5.15, "Losses" shall be net of any amounts actually recovered under any applicable directors' and officers' liability insurance and fiduciary liability insurance policy or policies; provided, however, the amount of any such insurance recovery shall be reduced by any out-of-pocket costs and expenses incurred in obtaining such insurance recovery.

        Section 5.16    Financing.

        (a)   IDB Buyer acknowledges and agrees that Seller and its Affiliates and its and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, any financing that IDB Buyer may raise in connection with the transactions contemplated by this Agreement and that IDB Buyer shall indemnify and hold harmless Seller and its Affiliates and its and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Debt Financing (including any claims asserted by the Financing Sources) and any information utilized in connection therewith.

        (b)   IDB Buyer shall, and shall cause its Representatives and Affiliates to, take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Debt Financing as soon as reasonably practical after the date of this Agreement, but in any event prior to the Closing and to obtain the proceeds of the Debt Financing on the terms and conditions, taken as a whole (including the flex provisions) described in the Debt Commitment Letter, including executing and delivering all such documents and instruments as may be reasonably required thereunder, including definitive agreements with respect to the financing on the terms and conditions contained in the Debt Commitment Letter (the "Debt Financing Documents") and:

            (i)  complying with and maintaining in effect the Debt Financing and the Debt Commitment Letter, negotiating and entering into definitive Debt Financing Documents with respect thereto (and maintaining in effect and complying with the terms thereof) on the terms and conditions (as such terms may be modified or adjusted in accordance with the terms of, and within the limits of, any "flex" provisions set forth in the Debt Commitment Letter (including as specified in any Fee Letter provided pursuant to Section 3.11)) no less favorable, taken as a whole, to IDB Buyer than those contained in the Debt Commitment Letter, which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Closing Date; provided, however, that, without limiting the foregoing, in no event shall any of the Debt Financing Documents (nor shall any amendment, supplement, waiver or other modification thereto be reasonably expected to): (A) reduce the aggregate amount of the Debt Financing provided for in the Debt Commitment Letter (including by changing the amount of fees or original issue discount contemplated by the Debt Commitment Letter other than, solely with respect to original issue discount, as expressly set forth therein unless after giving effect to the maximum amount of any such deduction, the aggregate net proceeds from the Debt Financing are and will be sufficient in amount to provide IDB Buyer with the funds necessary to consummate the transactions contemplated hereby and to satisfy its obligations under this Agreement, including to pay the Purchase Price, and the payment of all fees, costs and expenses to be paid by IDB Buyer related to the transactions contemplated by this Agreement, including such fees and expenses relating to the Debt Financing); (B) expand the conditions or other contingencies to the receipt or funding of the Debt Financing beyond those expressly set forth in the Debt Commitment Letter, amend or modify any of such conditions or other contingencies in a manner adverse to IDB Buyer or Seller (including by making any such conditions or other contingencies less likely to be satisfied) or impose any new or additional condition or other contingency to the receipt or funding of the Debt Financing; (C) contain terms (other than those terms expressly set forth in the Debt Commitment Letter that would reasonably be expected to (1) prevent, impede or delay the consummation of the transactions contemplated by this Agreement or the Debt Commitment Letter or the date on which the Debt Financing would be obtained, or (2) make the funding of Debt Financing less likely to occur; (D) adversely impact the ability of IDB Buyer to enforce its rights against the Financing Sources; or (E) impose obligations on Seller and its Affiliates;

           (ii)  satisfying, or causing its Representatives to satisfy, as promptly as practicable and on a timely basis all conditions to the Debt Financing contemplated by the Debt Commitment Letter and Debt Financing Documents relating thereto (including by paying any commitment, engagement or placement or other fees that become due and payable under or with respect to the Debt Commitment Letter or Debt Financing Documents);

          (iii)  accepting (and complying with) to the fullest extent all "market flex" provisions contemplated by the Debt Commitment Letter and the Debt Financing Documents;

          (iv)  obtaining all rating agency approvals necessary to obtain the Debt Financing;

           (v)  enforcing its rights under the Debt Commitment Letter and Debt Financing Documents in the event of a breach by the Financing Sources under the Debt Commitment Letter and Debt Financing Documents relating thereto; and

          (vi)  causing the Financing Sources and any other Persons providing Debt Financing to fund the Debt Financing in immediately available funds at the time the Closing is required to occur pursuant to the terms and conditions hereof.

        (c)   IDB Buyer shall not agree to or permit any amendment, supplement or other modification or replacement of, or grant any waiver of any condition, remedy or other provision under, the Debt Commitment Letter or the Debt Financing Documents without the prior written consent of Seller if such amendment, supplement, modification, replacement or waiver would or would reasonably be expected to (i) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees or original issue discount contemplated by the Debt Commitment Letter other than, solely with respect to original issue discount, as expressly set forth therein unless after giving effect to the maximum amount of any such deduction, the aggregate net proceeds from the Debt Financing are and will be sufficient in amount to provide IDB Buyer with the funds necessary to consummate the transactions contemplated hereby and to satisfy its obligations under this Agreement, including to pay the Purchase Price, and to pay all fees, costs and expenses to be paid by IDB Buyer related to the transactions contemplated by this Agreement, including such fees and expenses relating to the Debt Financing), from that contemplated by the Debt Commitment Letter delivered as of the date hereof, (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt or funding of the Debt Financing in a manner adverse to Seller or IDB Buyer, (iii) make it less likely that the Debt Financing would be funded (including by making the conditions to obtaining the Debt Financing less likely to occur) or otherwise prevent or delay or impair the ability or likelihood of IDB Buyer to timely consummate the transactions contemplated by this Agreement, (iv) adversely impact the ability of IDB Buyer to enforce its rights against the other parties to the Debt Commitment Letter or (v) otherwise contravene the limitations set forth in Section 5.16(b)(i)(A)-(E). IDB Buyer shall not agree to the withdrawal, repudiation, termination or rescission of the Debt Commitment Letter or Debt Financing Documents or any provision thereof without the prior written consent of Seller. Upon any amendment, supplement or modification of the Debt Commitment Letter in accordance with this Section 5.16(c), IDB Buyer shall deliver a copy thereof to Seller and references herein to "Debt Commitment Letter" shall include such documents as amended, supplemented or modified in compliance with this Section 5.16(c) and references to "Debt Financing" shall include the financing contemplated by the Debt Commitment Letter as amended, supplemented or modified in compliance with this Section 5.16 and the financing contemplated by the Debt Financing Documents entered into in compliance with this Section 5.16, as applicable.

        (d)   In the event that all or any portion of the Debt Financing becomes or could become unavailable on the terms and conditions (including any "flex" provisions) or from the sources contemplated in the Debt Commitment Letter or the Debt Financing Documents for any reason or the Debt Commitment Letter or the Debt Financing Documents shall be withdrawn, repudiated, terminated or rescinded for any reason (but without limiting the obligations of IDB Buyer in the penultimate sentence of Section 5.16(c) and in Section 5.16(b)(v) ), (i) IDB Buyer shall immediately so notify Seller and (ii) IDB Buyer shall arrange and obtain, as promptly as practicable following the occurrence of such event (and in any event no later than the Closing Date), and shall negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative sources (the "Alternative Financing") in an amount sufficient to consummate the transactions contemplated by this Agreement and pay all related fees and expenses (or replace any unavailable portion of the Debt Financing), and shall obtain a new financing commitment letter (including any associated engagement letter and related fee letter) with respect to such Alternative Financing (collectively, the "New Debt Commitment Letter"), copies of which shall be promptly provided to Seller.

Notwithstanding the foregoing, no New Debt Commitment Letter may expand upon the conditions precedent or contingencies to the funding or receipt of the Debt Financing on the Closing Date as set forth in the Debt Commitment Letter in effect on the date hereof or otherwise include terms (including any "flex" provisions) that would reasonably be expected to make the likelihood that such Debt Financing would be funded less likely. In the event any Alternative Financing is obtained and a New Debt Commitment Letter is entered into in accordance with this Section 5.16(d) (i) any reference in this Agreement to "Debt Financing" shall mean the debt financing contemplated by the Debt Commitment Letter as modified pursuant to clause (ii) below, and (ii) any reference in this Agreement to the "Debt Commitment Letter" (or defined terms that use such phrases) and to "Debt Financing Documents" shall be deemed to include the Alternative Financing and any New Debt Commitment Letter. Without Seller's prior written consent, IDB Buyer shall not directly or indirectly take any action that could result in the Debt Financing not being available.

        (e)   Any breach of the Debt Commitment Letter or the Debt Financing Documents by IDB Buyer shall be deemed a breach by IDB Buyer of this Section 5.16. IDB Buyer shall (i) furnish Seller drafts (when available) and thereafter complete, correct and executed copies of the Debt Financing Documents promptly upon their execution, (ii) give Seller prompt written notice of any default, breach or threatened breach by any party to the Debt Commitment Letter or Debt Financing Documents of any of the Debt Commitment Letter or the Debt Financing Documents of which IDB Buyer or any of its Representatives or Affiliates becomes aware or any termination or threatened termination thereof and (iii) otherwise keep Seller reasonably informed of the status of its efforts to arrange the Debt Financing (or any Alternative Financing). Without limiting the generality of the foregoing, IDB Buyer shall give Seller prompt (and in any event within two Business Days) notice (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach) related to the Debt Financing of which IDB Buyer becomes aware, (B) of the receipt or delivery of any notice or other communication, in each case from any Person with respect to (x) any actual or potential breach of any provisions of the Debt Commitment Letter or Debt Financing Documents by IDB Buyer, or any default, termination or repudiation by any party to the Debt Commitment Letter or Debt Financing Documents or other agreements relating to the Debt Financing or (y) any dispute or disagreement between or among parties to the Debt Commitment Letter or Debt Financing Documents with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Closing and (C) if at any time for any reason IDB Buyer believes that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources, contemplated by the Debt Commitment Letter or Debt Financing Documents or will be unable to obtain Alternative Financing. IDB Buyer shall promptly provide any information reasonably requested by Seller relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence.

        (f)    Seller and its Affiliates shall use their reasonable best efforts to, and shall use their reasonable best efforts to cause their respective Representatives to use their reasonable best efforts to, provide, at IDB Buyer's sole expense, all cooperation necessary for IDB Buyer to obtain the Debt Financing as may be reasonably requested by IDB Buyer; provided that nothing herein shall require such cooperation to the extent it would reasonably be expected to (i) interfere with the ongoing businesses or operations of Seller or any of its Affiliates, (ii) require Seller or any of its Affiliates to agree to pay any fees, reimburse any expenses or otherwise incur any liability or give any indemnities, require Seller or any of its Affiliates to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice of lapse of time, or both) under, their respective Constituent Documents, any applicable Laws or any contract, or (iii) require Seller or any of its Affiliates to provide access to or disclose information that Seller reasonably determines would jeopardize their respective attorney-client privilege. In furtherance of and without limitation to the immediately preceding sentence, nothing herein shall require Seller or any of its Affiliates to be an issuer or other obligor with respect to the Debt Financing or require their respective boards of directors or equivalent governing bodies to approve or authorize the execution of agreements relating to the Debt Financing. IDB Buyer shall promptly, upon request by Seller, reimburse Seller for all reasonable out-of-pocket costs and expenses (including reasonably attorneys' fees) incurred by Seller or any of its Affiliates or any of its or their respective Representatives in connection with the Debt Financing or in connection with their cooperation contemplated by this Section 5.16(f) and shall indemnify and hold harmless the Seller Indemnified Parties from and against any and all Losses actually suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith (other than arising from fraud or intentional misrepresentation in information provided in writing by Seller specifically for use in connection therewith).

        (g)   Notwithstanding anything to the contrary contained herein, (i) no Seller Related Party (other than IDB Buyer) shall have any rights or claims against any Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise, (ii) the Seller Related Party (other than the IDB Buyer) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any proceeding against any Financing Source in connection with this Agreement or the transactions contemplated hereby (including any proceeding relating to the Debt Financing) and (iii) no Financing Source shall have any rights or claims against any Seller Related Party (other than IDB Buyer) in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise.

        (h)   Notwithstanding anything contained in this Agreement to the contrary, (i) IDB Buyer acknowledges and agrees that the obtaining of the Debt Financing is not a condition to the Closing, and reaffirms its obligations under this Section 5.16 and (ii) IDB Buyer's breach of any of its representations or warranties in Section 3.11, IDB Buyer's breach of any of its obligations in this Section 5.16, the failure, for any reason, of IDB Buyer to have sufficient cash available to pay the Purchase Price in accordance with Article II and/or the failure to so pay the Purchase Price on the Closing Date, in each case, shall constitute a breach of this Agreement by IDB Buyer.

        Section 5.17    Affiliate Transactions.    Effective as of the Closing, IDB Buyer agrees that all intercompany receivables or payables and loans existing and outstanding as of the Closing Date between the Seller Retained Subsidiaries, on the one hand, and any IDB Buyer Related Party, on the other hand, shall be settled (whether in the ordinary course of business or by way of capital contribution, gift, distribution, dividend or otherwise) or otherwise cancelled. Seller and IDB Buyer acknowledge and agree (on behalf of themselves and on behalf of each Seller Retained Subsidiary and each IDB Buyer Related Party, as applicable) that all contracts, agreements, commitments and arrangements between any Seller Retained Subsidiary, on the one hand, and any IDB Buyer Related Party, on the other hand, other than those set forth in Section 5.17 of the IDB Buyer Disclosure Letter, shall be deemed terminated as of the Closing Date and of no further force or effect, and Seller and IDB Buyer shall cause each Seller Retained Subsidiary, in the case of Seller, and each IDB Buyer Related Party, in the case of IDB Buyer, not to take any action or assert any claim that is inconsistent with such deemed termination.

        Section 5.18    Intellectual Property License.    To the extent that, after the Closing, IDB Buyer or any of its Affiliates (including the IDB Subsidiaries) owns any Intellectual Property that is used in the businesses of the Seller Retained Subsidiaries, as currently conducted or currently proposed to be conducted by GFI and the GFI Subsidiaries as of the Closing, IDB Buyer, for itself and on behalf of its Affiliates (including the IDB Subsidiaries), hereby grants to the Seller Retained Subsidiaries and their Affiliates a perpetual, irrevocable, fully paid up, royalty-free, sublicenseable, transferable, non-exclusive license to make, have made, use, sublicense, import, display, perform, distribute, transmit, copy, create derivative works of and otherwise exploit such Intellectual Property (excluding any Intellectual Property subject to the IDB Market Data Service Agreement), including to import and sell products that embody such Intellectual Property, solely in relation to such businesses.

        Section 5.19    Discontinuance of Use of Names.

        (a)   Subject to Section 5.19(b), within 90 days after the Closing, Seller and its Affiliates shall (i) to the extent permitted by Law, eliminate the use of the name "GFI" in any of its forms or spellings, in all electronic communications, on all stationery, business cards, checks, form purchase orders and acknowledgments, form customer agreements and other form contracts and business documents (except to the extent necessary to (1) collect any accounts receivable and (2) runoff the current stock of such items) and will cancel or terminate all doing business certificates or filings with respect to such name and (ii) make any and all filings with Governmental Entities reasonably required to change its trade names, business names and doing-business-as designations to remove such name.

        (b)   Notwithstanding the foregoing, Seller and its Affiliates may use the "GFI" name (i) as required by Law, (ii) to the extent required in regulatory filings, (iii) in a non-promotional manner for historical reference to company names, products or other materials bearing such name, and (iv) in a non-promotional manner in reference to products and services bearing such name that were sold prior to the Closing.

        Section 5.20    Conduct.    On the Closing Date, for so long as Seller is the direct or indirect parent entity of the IDB Subsidiaries, Seller will maintain and preserve the IDB Business, the IDB Subsidiaries and the IDB Subsidiaries' assets and will not, and will cause its Affiliates (including the IDB Subsidiaries) to not, take any action, including the granting of Liens over the Securities of the IDB Subsidiaries or any asset of the IDB Subsidiaries, with respect to the IDB Subsidiaries or the IDB Business other than as necessary and contemplated by the Transactions; provided that if for any reason the Seller or any of its Affiliates grants any Liens on the Securities of the IDB Subsidiaries or any asset of the IDB Subsidiaries, and with respect to such grant a Lien attaches to the Securities of the IDB Subsidiaries or any asset of the IDB Subsidiaries in favor of Seller's or any of its Affiliates' creditors, Seller shall cause such Lien to be released at or prior to the Closing.

        Section 5.21    Transaction Documents.    Seller will not, and will cause its Affiliates not to, amend the GFI Merger Agreement or waive any conditions thereto in any manner adverse to the rights and obligations of the IDB Buyer or the IDB Buyer's stockholders without the prior written consent of IDB Buyer (such consent not to be unreasonably withheld, conditioned or delayed). This Section 5.21 shall not survive the Closing.

        Section 5.22    Commercial Agreements.

        (a)   From and after the Closing, (i) IDB Buyer and its Affiliates (including the IDB Subsidiaries) shall offer the clearing services of CME Clearing to the customers, traders, brokers and other users of the IDB Business across all asset classes at prices and on terms at least as favorable as the prices and terms that IDB Buyer and its Affiliates (including the IDB Subsidiaries) offer all other clearing services to such customers, traders, brokers and other users of the IDB Business and (ii) IDB Buyer and Seller shall consult with each other regularly, and at least once per quarter if requested by IDB Buyer or Seller, with a view to improving the experience of customers, traders, brokers and other users of the IDB Business with CME Clearing.

        (b)   Beginning no later than six months after the Closing Date, IDB Buyer and its Affiliates (including the IDB Subsidiaries) shall cause trade submissions of at least a majority (by number of trades and notional value of such trades) of trades made by the IDB Business to be made on a non-exclusive basis to CME's trade repository in any jurisdiction where one exists to the extent permitted by applicable Law and subject to the availability of connectivity and required customer approval, which connectivity and required customer approval IDB Buyer shall use its reasonably best efforts to obtain.

ARTICLE VI
CONDITIONS PRECEDENT

        Section 6.1    Conditions to Each Party's Obligation to Effect the Sale and Assumption.    The respective obligations of Seller and IDB Buyer to effect the Sale and Assumption are subject to the satisfaction or, to the extent permitted by applicable Law and the terms hereof, waiver, on or prior to the Closing Date of the following conditions:

        (a)    Regulatory Approval.    (i) Any waiting period (and any extension thereof) applicable to the Sale and Assumption under the HSR Act or the Foreign Competition Laws set forth in Section 6.1(a)(i) of the IDB Buyer Disclosure Letter shall have been terminated or shall have expired and no action shall have been instituted by the Antitrust Division or the FTC or under any Foreign Competition Laws challenging or seeking to enjoin the consummation of the Sale and Assumption or impose a Burdensome Condition, which action shall not have been withdrawn, terminated or finally resolved, (ii) all approvals applicable to the Sale and Assumption under any Foreign Competition Laws set forth in Section 6.1(a)(ii) of the IDB Buyer Disclosure Letter shall have been obtained (including any approval or no-action letter from the UK Competition and Markets Authority, should it decide to investigate the Sale and Assumption) and such approvals shall not be subject to a Burdensome Condition, (iii) all Regulatory Approvals set forth in Section 6.1(a)(iii) of the IDB Buyer Disclosure Letter shall have been obtained and such approvals shall not be subject to a Burdensome Condition or IDB Buyer shall have waived in writing receipt of such approvals with the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed); and (iv) all Notices set forth in Section 6.1(a)(iv) of the IDB Buyer Disclosure Letter shall have provided and all required related acknowledgements shall have been obtained and such acknowledgements shall not have imposed a Burdensome Condition or IDB Buyer shall have waived in writing receipt of such approvals with the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).

        (b)    No Injunctions or Restraints; Illegality.    No Laws shall have been adopted or promulgated after the date of this Agreement, and no temporary restraining order, preliminary or permanent injunction or other Order shall have been issued and remain in effect, by a Governmental Entity or Self-Regulatory Organization of competent jurisdiction having the effect of making the Sale and Assumption illegal or otherwise prohibiting consummation of the Sale and Assumption, or seeking to impose a Burdensome Condition (collectively, "Restraints") unless such Restraint is vacated, terminated or withdrawn; provided that prior to asserting this condition, the Party asserting this condition shall have used its reasonable best efforts (in the manner contemplated by Section 5.2) to prevent the entry of such Restraint and to appeal as promptly as possible any judgment that may be entered.

        (c)    Other Transactions.    The JPI Mergers and the GFI Mergers shall have been consummated.

        Section 6.2    Conditions to Obligations of Seller.    The obligations of Seller to effect the Sale and Assumption are subject to the satisfaction, or waiver by, Seller, on or prior to the Closing Date of the following additional conditions:

        (a)    Representations and Warranties.    The representations and warranties of IDB Buyer set forth in this Agreement, (i) other than with respect to the IDB Buyer Identified Representations, made as if none of such representations and warranties contained any qualifications or limitations as to "materiality" or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made do not constitute a Material Adverse Effect, (ii) with respect to Section 3.3, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and

(iii) with respect to the IDB Buyer Identified Representations other than Section 3.3, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date). Seller shall have received a certificate of the chief executive officer or the chief financial officer of IDB Buyer to such effect.

        (b)    Performance of Obligations of IDB Buyer.    IDB Buyer shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement on or prior to the Closing Date and Seller shall have received a certificate of the chief executive officer or the chief financial officer of IDB Buyer to such effect.

        (c)    No Material Adverse Effect.    Since January 1, 2014, there shall not have been a Material Adverse Effect.

        (d)    Deliveries by IDB Buyer.    Seller shall have received the items set forth in Section 2.5(b).

        (e)    Escrow Funded.    IDB Buyer shall have (i) deposited with the Escrow Agent pursuant to the Escrow Agreement cash in immediately available funds sufficient to pay the Purchase Price at the Closing pursuant to Section 2.4 and such funds shall be available for immediate payment to the Seller in accordance with the terms of the Escrow Agreement and (ii) delivered to Seller its duly executed irrevocable payment notice provided for in Section 1.4(b) of the Escrow Agreement, which Seller will deliver to the Escrow Agent at the Closing only with the filed merger certificates effecting the JPI Mergers and the GFI Mergers, each certified by the Secretary of State of the State of Delaware, attached to such payment notice.

        (f)    Pledge Agreement and Collateral.    The Pledge Agreement shall be in full force and effect, and Seller shall have a perfected security interest in the shares of CME Class A Common Stock subject to the Pledge Agreement as set forth in the Pledge Agreement.

        Section 6.3    Conditions to Obligations of IDB Buyer.    The obligations of IDB Buyer to effect the Sale and Assumption are subject to the satisfaction, or waiver by IDB Buyer, on or prior to the Closing Date of the following additional conditions:

        (a)    Representations and Warranties.    The representations and warranties of Seller set forth in this Agreement, (i) other than with respect to Section 4.3(b) and Section 4.4, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and (ii) with respect to Section 4.3(b) and Section 4.4, shall be true and correct as of the date of this Agreement, except where the failure of such representation and warranties to be true and correct as so made does not constitute a CME Material Adverse Effect (as defined in the GFI Merger Agreement). IDB Buyer shall have received a certificate of an officer of Seller to such effect.

        (b)    Performance of Obligations by Seller.    Seller shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement on or prior to the Closing Date and IDB Buyer shall have received a certificate of an officer of Seller to such effect.

        (c)    No Material Adverse Effect.    Since January 1, 2014, there shall not have been a Material Adverse Effect.

        (d)    Deliveries by Seller.    IDB Buyer shall have received the items set forth in Section 2.5(a).

ARTICLE VII
TERMINATION

        Section 7.1    Termination.    This Agreement may be terminated and the Sale and Assumption may be abandoned at any time prior to the Closing:

        (a)   by mutual written consent of Seller and IDB Buyer;

        (b)   by either Seller or IDB Buyer, if:

            (i)  Termination Date.    The Sale and Assumption shall not have been consummated by March 15, 2015 (the "Outside Date");

           (ii)  Restraint.    Any Restraint (other than a temporary restraining order, preliminary injunction or similar non-permanent Order) having any of the effects set forth in Section 6.1(b) (No Injunctions or Restraints; Illegality) shall be in effect and shall have become final and non-appealable; or

          (iii)  Other Transactions.    Either the GFI Merger Agreement or the JPI Merger Agreement is terminated in accordance with its terms.

provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of any such condition;

        (c)   by Seller, if:

            (i)  Breach by IDB Buyer.    IDB Buyer shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by IDB Buyer prior to the Outside Date or is not cured by the earlier of (x) 30 days following written notice to IDB Buyer by Seller of such breach or (y) the Outside Date and (B) would result in the failure of any condition set forth in Section 6.2(a) (Representations and Warranties) or Section 6.2(b) (Performance of Obligations of IDB Buyer) to be satisfied; provided that Seller is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in the failure of any condition set forth in Section 6.3(a) (Representations and Warranties) or Section 6.3(b) (Performance of Obligations of Seller) to be satisfied;

           (ii)  Other Transactions.    Either the GFI Merger Agreement or the JPI Merger Agreement is terminated in accordance with its terms.

        (d)   by IDB Buyer, if:

            (i)  Breach by Seller.    Seller shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Seller prior to the Outside Date or is not cured by the earlier of (x) 30 days following written notice to Seller by IDB Buyer of such breach or (y) the Outside Date and (B) would result in the failure of any condition set forth in Section 6.3(a) (Representations and Warranties) or Section 6.3(b) (Performance of Obligations of Seller) to be satisfied; provided that IDB Buyer is not then in breach of any representation, warranty, covenant or agreement contained in this Agreement that would result in the failure of any condition set forth in Section 6.2(a) (Representations and Warranties) or Section 6.2(b) (Performance of Obligations of IDB Buyer) to be satisfied.

        Section 7.2    Effect of Termination.    In the event of any termination of this Agreement as provided in Section 7.1 (Termination), the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party or any Affiliate thereof, with respect thereto, except for the confidentiality provisions of Section 5.1 (Access to Information; Confidentiality) and the provisions of this Section 7.2 and Article IX (General Provisions), each of which shall remain in full force and effect; provided, however, that no Party shall be relieved or released from any liability or damages arising from a breach of any provision of this Agreement or arising under any other agreement among the Parties or any Affiliates thereof.

ARTICLE VIII
SURVIVAL; INDEMNIFICATION

        Section 8.1    Survival.

        (a)   The covenants and agreements herein to be performed after the Closing (including this Article VIII) shall not expire until such obligations have been fully discharged with respect thereto.

        (b)   The representations and warranties of Seller contained in Article IV (other than Section 4.3(b) and Section 4.4) shall survive until the expiration of the applicable statute of limitations with respect to the matters addressed in such representations and warranties, and the representations and warranties contained in Section 4.3(b) and Section 4.4 shall survive until the third anniversary of the Closing Date.

        (c)   The representations and warranties of IDB Buyer contained in Article III (other than Section 3.1, Section 3.2, Section 3.3, Section 3.4(a)(i) and Section 3.16) shall survive until the third anniversary of the Closing Date, and the representations and warranties contained in Section 3.1, Section 3.2, Section 3.3, Section 3.4(a)(i) and Section 3.16 shall survive until the expiration of the applicable statute of limitations with respect to the matters addressed in such representations and warranties.

        (d)   If a Claim Notice for indemnification under Section 8.2 (an "Indemnity Claim") has been given in accordance with this Agreement prior to the expiration of the applicable representations, warranties, covenants or agreements, then the applicable representations, warranties, covenants or agreements shall survive as to such Indemnity Claim until such Indemnity Claim has been finally resolved.

        Section 8.2    Indemnification.

        (a)    By IDB Buyer.    Except with respect to Taxes and Tax Returns, which shall be governed exclusively by Section 5.7, from and after the Closing, and subject to the limitations set forth in this Article VIII, IDB Buyer shall indemnify, defend and hold harmless Seller, its Affiliates, the Seller Retained Subsidiaries, their respective successors and assigns and the Representatives of each of the foregoing (collectively, the "Seller Indemnified Parties") from and against all losses, damages, liabilities, claims, costs and expenses, interest, penalties, judgments and settlements (collectively, "Losses") that arise out of, result from or are incident to, directly or indirectly:

              (i)  the breach or inaccuracy of any representation or warranty made by IDB Buyer under Article III (including the IDB Buyer Disclosure Letter), except IDB Buyer Identified Representations (it being understood that for purposes of this Section 8.2, such representations and warranties shall be deemed to have been made as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties are made on or as of a specified date, in which case the same shall continue to be true and correct as of the specified date);

             (ii)  the breach or inaccuracy of any IDB Buyer Identified Representation (including the IDB Buyer Disclosure Letter) (it being understood that for purposes of this Section 8.2, such representations and warranties shall be deemed to have been made as of the date of this

    Agreement and as of the Closing Date, except to the extent such representations and warranties are made on or as of a specified date, in which case the same shall continue to be true and correct as of the specified date);

            (iii)  the breach of or failure to perform any covenant or agreement contained in this Agreement by IDB Buyer;

            (iv)  the Purchased Interests and Assumed Liabilities;

             (v)  the IDB Subsidiaries and the IDB Business whether before or after the Closing;

            (vi)  the Pre-Closing Reorganization;

           (vii)  (A) any exercise of appraisal rights or dissenters' rights by holders of JPI Common Stock (as defined in the JPI Merger Agreement) under Section 623 of the New York Business Corporation Law or other applicable Law in connection with the F-Reorganization (as defined in the GFI Merger Agreement) or (B) the excess, if any, of the aggregate amount ultimately required to be paid to holders of New JPI Common Stock (as defined in the JPI Merger Agreement) by any Seller Indemnified Party pursuant to appraisal rights or dissenters' rights under Section 262 of the DGCL or other applicable Law over the aggregate amount such holders would have otherwise received with respect to such shares, plus any reasonable expenses incurred by any Seller Indemnified Party arising out of the exercise of such appraisal rights or dissenters' rights; and

          (viii)  any failure by GFI or a GFI Subsidiary prior to Closing to undertake any right to work checks and/or secure appropriate visas or other necessary immigration authorizations or licenses required by the applicable immigration authorities.

        (b)    By Seller.    Except with respect to Taxes and Tax Returns, which shall be governed exclusively by Section 5.7, from and after the Closing, and subject to the limitations set forth in this Article VIII, Seller shall indemnify, defend and hold harmless IDB Buyer, its Affiliates, their respective successors and assigns and the Representatives of each of the foregoing (collectively, the "IDB Buyer Indemnified Parties") from and against any and all Losses that arise out of, result from or are incident to, directly or indirectly:

              (i)  the breach or inaccuracy of any representation or warranty made by Seller under Article IV (it being understood that for purposes of this Section 8.2, such representations and warranties shall be deemed to have been made as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties are made on or as of a specified date, in which case the same shall continue to be true and correct as of the specified date);

             (ii)  the breach of or failure to perform any covenant or agreement contained in this Agreement by Seller;

            (iii)  the Seller Retained Subsidiaries, the Trayport Business and the FENICS Business whether before or after the Closing except to the extent relating to the Assumed Liabilities or any breach of any representation, warranty or covenant of IDB Buyer contained in this Agreement; and

            (iv)  the Senior Notes due 2018.

          (c)   For purposes of determining whether there has been, or the amount of any Losses related to, a breach or inaccuracy of any representation or warranty made by IDB Buyer under Article III (other than Section 3.7 and Section 3.14 in accordance with the next sentence) or by Seller under Article IV, the representations and warranties set forth in this Agreement shall be considered without regard to any "material," "Material Adverse Effect" or similar qualifications set forth therein. Notwithstanding the foregoing, the "material," "Material Adverse Effect" and similar qualifications in the representations and warranties set forth in Exhibit F shall be applicable for purposes of determining whether there has been, or the amount of any Losses related to, a breach of the representation and warranty made by IDB Buyer in Section 3.14.

        (d)    Procedures.

              (i)  Any Person seeking any indemnification under this Section 8.2 (an "Indemnified Party"), acting through IDB Buyer or Seller, as applicable, shall give the party from whom indemnification is being sought (an "Indemnifying Party") prompt notice (a "Claim Notice") of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Section 8.2; provided, however, if an Indemnified Party shall receive written notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party a Claim Notice within 20 days after receipt by the Indemnified Party of such notice. The Claim Notice shall (i) indicate whether the Indemnity Claim results from or arises out of a third party claim (a "Third Party Claim") or a direct claim, (ii) describe with reasonable specificity the nature of the Indemnity Claim and (iii) state the amount of Losses sought pursuant to such Indemnity Claim to the extent then known. The failure to deliver or timely deliver the Claim Notice shall not affect the rights of the Indemnified Party to indemnification under this Section 8.2, except and only to the extent that the Indemnifying Party shall have been actually and materially prejudiced by reason of such failure.

             (ii)  Third Party Claims.

              (1)   The Indemnifying Party shall have the right to conduct at its expense the defense of a Third Party Claim, upon delivery of notice to the Indemnified Party (the "Defense Notice") within 20 days after the Indemnifying Party's receipt of the Claim Notice; provided that the Defense Notice shall specify the counsel the Indemnifying Party will appoint to defend such Third Party Claim and acknowledge, without qualification, the right of the Indemnified Party to be indemnified for Losses incurred in connection with such Third Party Claim. The Indemnified Party shall be entitled to be indemnified for the reasonable fees and expenses of counsel for any period during which the Indemnifying Party has not assumed the defense of any such Third Party Claim in accordance herewith. If the Indemnifying Party timely delivers a Defense Notice and thereby elects to conduct the defense of the Third Party Claim, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, all at the sole expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.

              (2)   The Indemnifying Party shall not be entitled to control the defense of any Third Party Claim if (i) such Indemnity Claim is with respect to a criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a material conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Third Party Claim, or (iii) such Third Party Claim seeks an injunction or other equitable relief against the Indemnified Party. In the event of any of the foregoing circumstances and the Indemnified Party has nonetheless permitted the Indemnifying Party to control the defense of such Third Party Claim, the Indemnified Party shall be entitled to retain its own counsel, and the Indemnifying Party shall pay the reasonable fees and expenses of one counsel (in addition to any required local counsel).

              (3)   The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (i) settle or compromise a Third Party Claim or consent to the entry of any Order which does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of the Third Party Claim; (ii) settle or compromise any Third Party Claim if the settlement imposes equitable remedies or other obligations on the Indemnified Party; or (iii) settle or compromise any Third Party Claim if the result is to admit civil or criminal liability or culpability on the part of the Indemnified Party that gives rise to criminal liability with respect to the Indemnified Party. No Third Party Claim which is being defended by the Indemnifying Party in accordance with the terms of this Agreement shall be settled or compromised by the Indemnified Party without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

        Section 8.3    Certain Limitations on Indemnification.

        (a)   No amount of Losses shall be payable pursuant to Section 8.2(a)(i) to any Seller Indemnified Party unless the aggregate amount of all Losses that are indemnifiable pursuant to Section 8.2(a)(i) exceeds $1,650,000 (the "Deductible"), upon which the aggregate amount of all Losses in excess of such Deductible shall be recoverable in accordance with the terms hereof. For the avoidance of doubt, the Deductible shall be calculated in the aggregate with respect to all Indemnity Claims by Seller Indemnified Parties pursuant to Section 8.2(a)(i).

        (b)   In no event shall the aggregate amount of Losses for which Seller Indemnified Parties shall be entitled to indemnification pursuant to Section 8.2(a)(i) exceed $33,000,000 (the "Cap"). For the avoidance of doubt, the Cap shall be calculated in the aggregate with respect to all Indemnity Claims by Seller Indemnified Parties pursuant to Section 8.2(a)(i).

        (c)   The amount of any Loss subject to indemnification under Section 8.2 shall be calculated net of (i) any Tax Benefit actually realized and utilized by the Indemnified Party on account of such Loss in the taxable year in which the indemnification payment is made or a prior taxable year, and (ii) any insurance proceeds, indemnity, contribution or other similar payment actually recovered by the Indemnified Party from any third party with respect thereto; provided, however, that (A) no Indemnified Party shall be required to pursue insurance or other collateral sources to offset Losses which are indemnifiable under Section 8.2 and (B) the amount of such recovery shall be reduced by any costs and expenses incurred in obtaining such recovery and by the amount of any increase in insurance premiums resulting from making the claim giving rise to such recovery. For purposes hereof, "Tax Benefit" shall mean, with respect to any Loss subject to indemnity under Section 8.2, an amount by which the Tax liability of a party (or a group of Persons filing a Tax Return that includes such party), with respect to a taxable period, is reduced as a result of such Loss or the amount of Tax refund that is generated as a result of such Loss. In the event that an insurance or other recovery is made by any Indemnified Party with respect to any Loss for which any such Indemnified Party has been indemnified hereunder, then the Indemnified Party shall promptly pay to the Indemnifying Party the amount of such recovery, but in no event shall the amount of such payment to the Indemnifying Party exceed the amount of the indemnification payment made to the Indemnified Party.

        Section 8.4    Mitigation.    Nothing in this Article VIII regarding indemnification rights and obligations shall be deemed to override any obligations with respect to mitigation of Losses existing under applicable Law.

        Section 8.5    Pledge Agreement.    MNC Holdco LLC, a Delaware limited liability company, shall pledge such number of shares of CME Class A Common Stock having a value equal to $90,000,000 based on the Exchange Ratio (as defined in the GFI Merger Agreement) to secure IDB Buyer's indemnification obligations under this Agreement, pursuant to and in accordance with the terms as set forth therein.

        Section 8.6    Contribution.    If the indemnification provided for in this Article VIII for any reason is held by a court of competent jurisdiction or by an arbitrator to be unavailable to an Indemnified Party in respect of any Losses arising from or relating to an Indemnity Claim, then the Indemnifying Party, in lieu of indemnifying an Indemnified Party hereunder, shall, to the extent permitted by applicable Law, contribute to the amount paid or payable by the Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party in connection with the action or inaction which resulted in such Losses, as well as any other relevant equitable considerations. The Indemnifying Party and the Indemnified Party agree that it would not be just and equitable if contribution pursuant to this Section 8.6 were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding sentence.

        Section 8.7    Sole and Exclusive Remedy.    From and after the Closing, except in the case of (a) willful misconduct with respect to the breach of a covenant or agreement contained in this Agreement or (b) fraud, the indemnification terms set forth in this Article VIII shall constitute the sole and exclusive remedy of the Parties (and the Indemnified Parties) for any and all Losses or other claims relating to or arising from any breach of the representations, warranties, covenants and agreements contained in this Agreement, and the Parties hereby agree that no Party (and no Indemnified Party) shall have any remedy or recourse with respect to any of the foregoing other than as expressly set forth in this Article VIII (and subject to the limitations and terms set forth in this Article VIII). The Parties agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the remedies of the Parties with respect to this Agreement and the transactions contemplated hereby, were specifically bargained for between sophisticated parties. Nothing in this Article VIII shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.10.

ARTICLE IX
GENERAL PROVISIONS

        Section 9.1    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given on the date of delivery if delivered personally, by email (which is confirmed), or sent by a nationally recognized overnight courier service (providing proof of delivery). All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to Seller or CME, to:
Commodore Acquisition LLC c/o CME Group Inc. 20 South Wacker Drive Chicago, IL 60606
Attention:	General Counsel
Email:	legalnotices@cmegroup.com
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP 155 North Wacker Drive Chicago, IL 60606
Attention:	Rodd M. Schreiber, Esq. Richard C. Witzel, Jr., Esq.
Email:	Rodd.Schreiber@skadden.com Richard.Witzel@skadden.com
If to IDB Buyer, JPI or New JPI, to:
GFI Brokers Holdco Ltd c/o GFI Group, Inc. 55 Water Street New York, NY 10041
Attention:	General Counsel
Email:	Us_legal@gfigroup.com
with a copy (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019
Attention:	Jeffrey R. Poss, Esq. Adam M. Turteltaub, Esq.
Email:	jposs@willkie.com aturteltaub@willkie.com

        Section 9.2    Interpretation.    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings (including headings contained in parentheticals to Section and Article references) contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As it relates to IDB Buyer, the words "made available" shall be deemed to mean that such information was (a) provided in writing to CME or its Representatives,

(b) included in GFI's electronic data room or (c) was otherwise available in GFI's public filings on the SEC's public website (www.sec.gov); provided, that the immaterial omission of a document or part of a document shall not mean that such information was not "made available." The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

        Section 9.3    Counterparts; Effectiveness.    This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received counterparts thereof signed and delivered by the other Parties. Signatures transmitted electronically shall be accepted as originals for all purposes of this Agreement.

        Section 9.4    Entire Agreement; Third Party Beneficiaries.

        (a)   This Agreement (including the Exhibits and IDB Buyer Disclosure Letter), the Ancillary Agreements, the Confidentiality Agreement, the F-Reorganization Documents (as defined in the JPI Merger Agreement), the JPI Merger Agreement, the GFI Merger Agreement and the GFI Support Agreement (as defined in the GFI Merger Agreement) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

        (b)   This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party to this Agreement any rights, benefits or remedies of any nature whatsoever, except that the Financing Sources shall be express third party beneficiaries of Sections 5.16(g), 9.4(b) (where applicable to the Financing Sources), 9.6 (where applicable to the Financing Sources), 9.7 (where applicable to the Financing Sources), 9.9(b) and 9.9(d), each of such Sections shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections (in each case to the extent expressly applicable to them). The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties (other than the Financing Sources). Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 9.5    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

        Section 9.6    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void; provided that IDB Buyer shall have the right to assign its rights and interests under this Agreement to any Affiliate of IDB Buyer without the prior written consent of the other Parties; provided, further, however, that no such assignment shall otherwise vary or diminish any of IDB Buyer's rights or obligations under this Agreement; and provided, further, that IDB Buyer shall have the right to assign its rights and interests (but not its obligations) under this Agreement by way of security to the Lenders without obtaining the prior consent of Seller. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

        Section 9.7    Amendment.    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties; provided, however, that this proviso of this Section 9.7 and Sections 5.16(g), 9.4(b) (where applicable to the Financing Sources), 9.6 (where applicable to the Financing Sources), 9.9(b) and 9.9(d) (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections or provisions) that adversely affects any Financing Source may not be amended, supplement, waived or otherwise modified without the prior written consent of the Lenders, or any applicable agent of such Lenders with the consent of the requisite number of such Lenders; provided, further, that after the Closing neither JPI nor New JPI shall be required to sign or otherwise agree to any amendment of this Agreement.

        Section 9.8    Extension; Waiver.    At any time prior to the Closing, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        Section 9.9    Governing Law and Venue; Waiver of Jury Trial.

        (a)   THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN, ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY STATE OTHER THAN THE STATE OF DELAWARE. Except as set forth in Section 2.7 (Post-Closing Adjustment), the Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the federal courts of the United States of America located in the State of Delaware in respect of all matters arising out of or relating to this Agreement the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.1 (Notices) or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

        (b)   Notwithstanding anything herein to the contrary, each Seller Related Party and each of the other Parties (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing, the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9.1 (Notices) shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, and (v) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

        (c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9(c).

        (d)   NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH SELLER RELATED PARTY AND EACH OTHER PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WITH RESPECT TO ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM AGAINST ANY FINANCING SOURCE.

        Section 9.10    Enforcement.    The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties (on behalf of themselves and the third-party beneficiaries of this Agreement provided in Section 9.4(b) (Third Party Beneficiaries)) shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

        Section 9.11    JPI and New JPI Guaranty.

        (a)   JPI and New JPI jointly and severally irrevocably, absolutely and unconditionally guarantees to Seller each and every obligation and liability of IDB Buyer hereunder, and the full and timely payment and performance of IDB Buyer's obligations hereunder, in each case through the Closing (or in the case of New JPI, through the effective time of the JPI Mergers) (the "IDB Buyer Guaranteed Obligations"). This is a guarantee of payment and performance, and not merely of collection, and JPI and New JPI acknowledge and agree that this guarantee is full and unconditional, and no release or extinguishment of IDB Buyer's obligations or liabilities under this Agreement, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee. JPI and New JPI hereby waive, for the benefit of Seller, (i) any right to require Seller, as a condition of payment or performance by JPI or New JPI under this Section 9.11, to proceed against IDB Buyer or pursue any other remedies whatsoever, (ii) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by Law that limit the liability of or exonerate guarantors or sureties, (iii) any and all promptness, diligence, notice of the creation, renewal, extension or accrual of any of the IDB Buyer Guaranteed Obligations and notice of or proof of reliance by Seller upon this guarantee or acceptance of this guarantee and (iv) any claim, right (including right of set-off), deduction or defense of any kind that IDB Buyer may have or may assert under this Agreement. JPI and New JPI understand that Seller is relying on this guarantee in entering into this Agreement.

        (b)   Without limiting the generality of the foregoing, JPI and New JPI authorize IDB Buyer in its sole and absolute discretion, without any notice to or consent of JPI or New JPI and without in any way discharging, terminating, releasing, affecting or impairing the obligations of JPI or New JPI hereunder, to (i) amend, modify, extend or accelerate the time or manner of payment for or performance of the IDB Buyer Guaranteed Obligations or otherwise amend or modify any other terms of provisions of this Agreement in accordance with its terms, (ii) release, discharge, compromise or make any settlement with Seller in respect of the IDB Buyer Guaranteed Obligations or (iii) exercise any right or power conferred in this Agreement, or fail or omit to enforce any such right or power, or waive any covenant or condition therein provided or any default thereunder.

        (c)   JPI and New JPI jointly and severally represent and warrant to Seller that (i) each has full corporate power and authority to enter into this Agreement and to perform their respective obligations hereunder, (ii) the execution and delivery by JPI and New JPI of this Agreement has been duly authorized by all necessary corporate or similar action and no other proceedings are necessary to authorize the execution and delivery of this Agreement, and (iii) this Agreement has been duly and validly executed and delivered by JPI and New JPI and, assuming due authorization and delivery by the other Parties, is a valid and binding agreement, enforceable against JPI and New JPI in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        Section 9.12    CME Guaranty.

        (a)   CME irrevocably, absolutely and unconditionally guarantees to IDB Buyer each and every obligation and liability of Seller hereunder, and the full and timely payment and performance of Seller's obligations hereunder, in each case through the Closing (the "Seller Guaranteed Obligations"). This is a guarantee of payment and performance, and not merely of collection, and CME acknowledges and agrees that this guarantee is full and unconditional, and no release or extinguishment of Seller's obligations or liabilities under this Agreement, whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee. CME hereby waives, for the benefit of IDB Buyer, (i) any right to require IDB Buyer, as a condition of payment or performance by CME under this Section 9.12, to proceed against Seller or pursue any other remedies whatsoever, (ii) to the fullest extent permitted by Law, any defenses or benefits that may be derived from or afforded by Law that limit the liability of or exonerate guarantors or sureties, (iii) any and all promptness, diligence, notice of the creation, renewal, extension or accrual of any of the Seller Guaranteed Obligations and notice of or proof of reliance by IDB Buyer upon this guarantee or acceptance of this guarantee and (iv) any claim, right (including right of set-off), deduction or defense of any kind that Seller may have or may assert under this Agreement. CME understands that IDB Buyer is relying on this guarantee in entering into this Agreement.

        (b)   Without limiting the generality of the foregoing, CME authorizes Seller in its sole and absolute discretion, without any notice to or consent of CME and without in any way discharging, terminating, releasing, affecting or impairing the obligations of CME hereunder, to (i) amend, modify, extend or accelerate the time or manner of payment for or performance of the Seller Guaranteed Obligations or otherwise amend or modify any other terms of provisions of this Agreement in accordance with its terms, (ii) release, discharge, compromise or make any settlement with IDB Buyer in respect of the Seller Guaranteed Obligations or (iii) exercise any right or power conferred in this Agreement, or fail or omit to enforce any such right or power, or waive any covenant or condition therein provided or any default thereunder.

        (c)   CME represents and warrants to IDB Buyer that (i) it has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder, (ii) the execution and delivery by CME of this Agreement has been duly authorized by all necessary corporate action and no other proceedings are necessary to authorize the execution and delivery of this Agreement, and (iii) this Agreement has been duly and validly executed and delivered by CME and, assuming due authorization and delivery by the other Parties, is a valid and binding agreement, enforceable against CME in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

* * * * *

        IN WITNESS WHEREOF, Seller, IDB Buyer, CME, JPI and New JPI have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COMMODORE ACQUISITION LLC
By:	/s/ JAMES E. PARISI
	Name:	James E. Parisi
	Title:	Treasurer
GFI BROKERS HOLDCO LTD
By:	/s/ MICHAEL GOOCH
	Name:	Michael Gooch
	Title:	President
CME GROUP INC.
By:	/s/ KATHLEEN M. CRONIN
	Name:	Kathleen M. Cronin
	Title:	General Counsel
JERSEY PARTNERS INC.
By:	/s/ MICHAEL GOOCH
	Name:	Michael Gooch
	Title:	President
NEW JPI INC.
By:	/s/ MICHAEL GOOCH
	Name:	Michael Gooch
	Title:	President

Exhibit F

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF GFI

        Capitalized terms used but not defined in this Exhibit F shall have the meanings given to them in the GFI Merger Agreement. Except as (i) set forth in the corresponding sections or subsections of the GFI Disclosure Letter (as defined in the GFI Merger Agreement) prior to the execution of this Agreement (the "GFI Disclosure Letter") (it being agreed that disclosure of any item in any Section or Subsection of the GFI Disclosure Letter shall be deemed disclosure with respect to any other Section or Subsection to which the relevance of such item is reasonably apparent on the face of such disclosure (other than with respect to Section 3.11(b) (Absence of Certain Changes), which shall not be subject to or qualified by the information set forth in any Section or Subsection of the GFI Disclosure Letter other than Section 3.11(b) (Absence of Certain Changes) thereof)) or (ii) other than with respect to the GFI Identified Representations, disclosed in the GFI SEC Documents filed with the SEC pursuant to the Exchange Act since January 1, 2014 and at least three Business Days prior to the date of this Agreement, excluding any disclosures set forth in any Section entitled "Risk Factors" or "Forward-Looking Statements" or in any other Section to the extent they are forward-looking statements or cautionary, nonspecific, predictive or forward-looking in nature, GFI represents and warrants to CME, Merger Sub 1 and Merger Sub 2 as follows:

        Section 3.1    Organization.     GFI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted. GFI is qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or license, except where any failures to be so qualified or licensed and in good standing do not constitute a Material Adverse Effect. GFI has delivered or made available to CME true, correct and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement. GFI has delivered or made available to CME true, correct and complete copies of the minutes of, and resolutions approved and adopted at, all meetings of the Board of Directors of GFI held since January 1, 2011 through the date of this Agreement other than minutes related to the Transactions.

        Section 3.2    Subsidiaries.

        (a)   Section 3.2(a) of the GFI Disclosure Letter sets forth, prior to and following the Pre-Closing Reorganization, (i) each Subsidiary of GFI conducting the Trayport Business or the FENICS Business (individually, a "T&F Subsidiary" and collectively, the "T&F Subsidiaries"), (ii) the number of authorized, allotted, issued and outstanding Securities of each T&F Subsidiary, (iii) each T&F Subsidiary's jurisdiction of incorporation or organization and (iv) the location of each T&F Subsidiary's principal executive offices. Each T&F Subsidiary is a corporation or company limited by shares duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and, to the extent such concept or a similar concept exists in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate or other power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business in all material respects as currently conducted. Each T&F Subsidiary is qualified or licensed to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification or license, except where any failures to be so qualified or licensed and in good standing do not constitute a Material Adverse Effect. GFI has delivered or made available to CME true, correct and complete copies of the Constituent Documents of each T&F Subsidiary, as amended and in effect on the date of this Agreement.

Exh-F-1

        (b)   GFI is, directly or indirectly, the record and Beneficial Owner of all of the outstanding Securities of each T&F Subsidiary, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities), other than, in each case, any limitation or restriction imposed by any federal, state or foreign securities Laws. All of such Securities have been duly authorized, validly issued, fully paid and, where applicable, are non-assessable (and no such Securities have been issued in violation of any preemptive or similar rights). Except for the Securities of the Subsidiaries of GFI, GFI does not own, directly or indirectly, any Securities in any entity.

        Section 3.3    Capitalization.

        (a)   As of the date of this Agreement, the authorized Securities of GFI consists of 400,000,000 shares of GFI Common Stock, par value $0.01, and 5,000,000 shares of preferred stock, par value $0.01. At the close of business on June 30, 2014: (i) 126,487,416 shares of GFI Common Stock were issued and outstanding, (ii) 17,033,430 shares of GFI Common Stock were held in treasury by GFI, (iii) 7,638,624 shares of GFI Common Stock were reserved for issuance pursuant to the GFI Stock Plans and (iv) no shares of GFI preferred stock are issued and outstanding. Except as set forth above, no Securities of GFI are issued, reserved for issuance or outstanding. All issued and outstanding GFI Common Stock have been, and all shares of GFI Common Stock that may be issued pursuant to GFI Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and are subject to no preemptive or similar rights.

        (b)   Section 3.3(b) of the GFI Disclosure Letter sets forth each GFI Stock Plan and, as of July 28, 2014, the aggregate number of shares of GFI Common Stock relating to outstanding and available awards under each GFI Stock Plan. GFI has delivered or made available to CME the form of agreement related to each such award. No material changes have been made to such form in connection with any award. The only awards held by Continuing Employees under the GFI Stock Plan are GFI RSUs ("Continuing Employee RSUs"). As of June 30, 2014, 165,494 shares of GFI Common Stock are subject to Continuing Employee RSUs. Section 3.3(b)(i) of the GFI Disclosure Letter sets forth, as of the date hereof, for any award under the GFI Stock Plans then held by an IDB Employee, the name of such individual, the type of such award together with its date of grant and vesting schedule, the country in which such individual is employed, the number of shares of GFI Common Stock subject to such award, the GFI Stock Plan under which the award was granted and, in the case of such award that is a GFI Stock Option, its per-share exercise price and expiration date. Section 3.3(b)(ii) of the GFI Disclosure Letter sets forth, as of the date hereof, for each Continuing Employee RSU, the name of the holder, its date of grant and vesting schedule, the country in which such individual is employed, the number of shares of GFI Common Stock subject to the award and the GFI Stock Plan under which the Continuing Employee RSU was granted. The only awards outstanding under the GFI Stock Plans are those identified on Section 3.3(b)(i) or Section 3.3(b)(ii) of the GFI Disclosure Letter.

        (c)   There are no preemptive or similar rights on the part of any holder of any class of Securities of GFI or any T&F Subsidiary. Neither GFI nor any T&F Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of any class of Securities of GFI or any T&F Subsidiary on any matter submitted to such holders of Securities. Other than the GFI RSUs and the GFI Stock Options pursuant to the GFI Stock Plans, there are no other outstanding Equity Rights with respect to the Securities of GFI or any T&F Subsidiary. There are no outstanding contractual obligations of GFI or any T&F Subsidiary to repurchase, redeem or otherwise acquire any Securities of GFI or any T&F Subsidiary. There are no proxies, voting trusts or other agreements or understandings to which GFI is a party or is bound with respect to the voting of the Securities of GFI.

Exh-F-2

        Section 3.4    Authorization; Board Approval; Voting Requirements.

        (a)   GFI has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the GFI Stockholder Approval with respect to the consummation of the Merger, to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of GFI are necessary for it to authorize this Agreement or to consummate the Transactions, except for the adoption of this Agreement and the approval of the Merger by the GFI Stockholder Approval. This Agreement has been duly and validly executed and delivered by GFI and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of GFI, enforceable against GFI in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        (b)   RESERVED.

        (c)   The affirmative vote at the GFI Stockholders Meeting or any adjournment or postponement thereof of the holders of 66 2/3% of the shares of GFI Common Stock cast at the GFI Stockholders Meeting (provided that such affirmative vote represents at least a majority of the outstanding shares of GFI Common Stock) in favor of the adoption of this Agreement is the only vote or consent of the holders of any class or series of Securities of GFI Common Stock necessary to adopt this Agreement and approve the Transactions. GFI has agreed with CME to also subject the adoption of this Agreement to the affirmative vote at the GFI Stockholders Meeting or any adjournment or postponement thereof of the holders of a majority of the outstanding shares of GFI Common Stock that are not Beneficially Owned by (i) the JPI Stockholder Parties, (ii) the other stockholders of JPI and New JPI, (iii) the officers and directors of GFI or (iv) any other Person having any Equity Rights in, or any right to acquire any Equity Rights in (A) JPI, New JPI or any of their respective Affiliates (other than GFI) or Subsidiaries or (B) IDB Buyer or any of its Affiliates (other than GFI) or Subsidiaries (the "Disinterested Stockholder Approval" and together with the approval referenced in the preceding sentence, the "GFI Stockholder Approval").

        Section 3.5    Takeover Statute; No Restrictions on the Transactions.

        (a)   No state "fair price," "moratorium," "control share acquisition" or similar anti-takeover statute is applicable to the Transactions.

        (b)   As set forth in its Constituent Documents, GFI has opted out of Section 203 of the DGCL.

        Section 3.6    No Violations; Consents and Approvals.

        (a)   The execution and delivery of this Agreement by GFI does not, and the consummation by GFI and the T&F Subsidiaries of the Transactions will not: (i) subject to the GFI Stockholder Approval, conflict with any provisions of the Constituent Documents of GFI or any T&F Subsidiary; (ii) violate any Law or rules of any Self-Regulatory Organization (assuming compliance with the matters set forth in Section 3.6(b) (Consents and Approvals)); (iii) result, after the giving of notice, with lapse of time or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license to which GFI or any Subsidiary of GFI is a party or by which GFI or any Subsidiary of GFI or any of their respective assets or properties may be bound; (iv) result in the creation or imposition of any Lien (other than Permitted Liens) upon any properties or assets of GFI or any T&F Subsidiary or (v) cause the suspension or revocation of any GFI Permit (assuming compliance with the matters set forth in Section 3.6(b) (Consents and Approvals)), except, in the case of clauses (ii), (iii), (iv) and (v) , as do not constitute a Material Adverse Effect.

Exh-F-3

        (b)   No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity or Self-Regulatory Organization is required to be made or obtained by GFI or any T&F Subsidiary in connection with the execution or delivery of this Agreement by GFI or the consummation by GFI and the T&F Subsidiaries of the Transactions, except for: (i) compliance by GFI with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any required filings or notifications under any foreign antitrust merger control Laws (the "Foreign Competition Laws") set forth in Section 3.6(b)(i) of the GFI Disclosure Letter; (ii) the Regulatory Approvals and Notices set forth in Section 3.6(b)(ii) of the GFI Disclosure Letter; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (iv) the filing of the Subsequent Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA; (v) the filings with the U.S. Securities and Exchange Commission (the "SEC") of (A) the Proxy Statement/Prospectus in accordance with Regulation 14A promulgated under the Exchange Act, (B) the Form S-4 and (C) such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the Transactions; (vi) any registration, filing or notification required pursuant to state securities or "blue sky" laws and (vii) any such clearance, consent, approval, order, license, authorization, declaration, registration, filing, notice or permit, the failure of which to make or obtain do not constitute a Material Adverse Effect .

        Section 3.7    SEC Reports; GFI Financial Statements.

        (a)   GFI has filed or furnished all reports, schedules, forms, statements, exhibits and other documents required to be filed or furnished by it with or to the SEC since January 1, 2011(together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the "GFI SEC Documents"). As of its filing (or furnishing) date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each GFI SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment, each GFI SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each GFI SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of GFI is required to make any filings with the SEC pursuant to the Exchange Act.

        (b)   The GFI Financial Statements, which have been derived from the accounting books and records of GFI and the Subsidiaries of GFI, comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods presented, except as otherwise noted therein. The consolidated balance sheets (including the related notes) included in the GFI Financial Statements present fairly in all material respects the consolidated financial position of GFI and the Subsidiaries of GFI as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders' equity and consolidated statements of cash flows (in each case including the related notes) included in such GFI Financial Statements present fairly in all material respects the consolidated results of operations, stockholders' equity and cash flows of GFI and the

Exh-F-4

Subsidiaries of GFI for the respective periods indicated, except as otherwise noted therein and subject, in the case of interim unaudited financial statements, to normal, recurring year-end adjustments.

        (c)   As of the date hereof, to the Knowledge of GFI, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the GFI SEC Documents. GFI has delivered or made available to CME true, correct and complete copies of all material correspondence with the SEC occurring since January 1, 2011. To the Knowledge of GFI, as of the date hereof, none of the GFI SEC Documents is the subject of ongoing SEC review.

        (d)   The audit committee of the Board of Directors of GFI has established "whistleblower" procedures that meet the requirements of Exchange Act Rule 10A-3 in all material respects and has delivered or made available to CME true, complete and correct copies of such procedures in effect as of the date of this Agreement. To the Knowledge of GFI, neither GFI nor any Subsidiary of GFI has received any "complaints" (within the meaning of Exchange Act Rule 10A-3) in respect of any accounting, internal accounting controls or auditing matters. To the Knowledge of GFI, no complaint seeking relief under Section 806 of the Sarbanes-Oxley Act has been filed with the United States Secretary of Labor and no employee has threatened to file any such complaint.

        Section 3.8    Absence of Undisclosed Liabilities.     GFI and the T&F Subsidiaries do not have any liabilities, obligations or commitments, whether or not accrued, known or unknown, contingent or otherwise and whether or not required by GAAP to be disclosed or reflected on GFI's consolidated balance sheets, except for (a) liabilities reflected or accrued on or reserved against in GFI's consolidated balance sheet as of December 31, 2013 (or the notes thereto) included the GFI Financial Statements, (b) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2013, (c) liabilities incurred pursuant to, or in connection with, the Transactions or (d) liabilities that do not constitute a Material Adverse Effect.

        Section 3.9    Title to Assets; Sufficiency of Assets.

        (a)   GFI and the Subsidiaries of GFI have good and valid title to, or valid leasehold interests in, and immediately following the consummation of the Transactions and after giving effect thereto, the CME Retained Subsidiaries will have good and valid title to, or valid leasehold interests in or valid right to use, all material assets, properties and rights of the Trayport Business and the FENICS Business, free and clear of Liens other than Permitted Liens.

        (b)   The assets, properties and rights of the CME Retained Subsidiaries, taken together with the rights contractually obtained pursuant to the Ancillary Agreements, are, and immediately following the consummation of the Transactions and after giving effect thereto will be, sufficient to conduct and operate the Trayport Business and the FENICS Business in all material respects in the manner as currently conducted or currently proposed to be conducted by GFI and the Subsidiaries of GFI.

        Section 3.10    Form S-4; Proxy Statement/Prospectus.     None of the information supplied in writing or to be supplied in writing by GFI or any Subsidiary of GFI for inclusion or incorporation by reference in (a) the registration statement on Form S-4 (the "Form S-4") to be filed with the SEC by CME in connection with the issuance of shares of CME Class A Common Stock in the Merger will, at the time the Form S-4 is filed with the SEC or at any time it is supplemented or amended or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement/Prospectus will, on the date it is first mailed to the stockholders of GFI and at the time of the GFI Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by GFI with respect to statements made or incorporated by reference in the foregoing documents

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based on information supplied by CME, Merger Sub 1, Merger Sub 2 or any of their respective Representatives for inclusion or incorporation by reference in the foregoing documents.

        Section 3.11    Absence of Certain Changes.     Since January 1, 2014, (a)(i) GFI and the T&F Subsidiaries have in all material respects conducted their respective businesses only in the ordinary course consistent with past practice except as contemplated hereunder (including actions and transactions related to the Transactions) and (ii) there has not been any action taken by GFI or any T&F Subsidiary that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1 of the GFI Merger Agreement (Covenants of GFI), and (b) there has not been a Material Adverse Effect.

        Section 3.12    Litigation.     As of the date hereof, (a) there is no Proceeding pending, threatened in writing, or, to the Knowledge of GFI, threatened against GFI or any T&F Subsidiary, or their respective properties or rights or any of their respective current or former directors, officers, employees or contractors (in their capacities as such or relating to their services or relationship to GFI) except as do not constitute a Material Adverse Effect, (b) there is no Order of any Governmental Entity, Self-Regulatory Organization or arbitrator outstanding against GFI or any T&F Subsidiary except as do not constitute a Material Adverse Effect and (c) there is no Proceeding pending or, to the Knowledge of GFI, threatened against GFI or any Subsidiary of GFI, which seeks to, or would reasonably be expected to, restrain, enjoin or delay the consummation of any of the Transactions or which seeks damages in connection therewith, and no injunction of any type has been entered or issued.

        Section 3.13    Compliance with Laws.

        (a)   Except as do not constitute a Material Adverse Effect, (i) each of GFI and the T&F Subsidiaries hold all material permits, licenses, variances, exemptions, certificates, consents, Orders, approvals or other authorizations from any Governmental Entities and Self-Regulatory Organizations which are required for the lawful conduct of their respective businesses or ownership of their respective assets and properties (the "GFI Permits"), (ii) all GFI Permits are in full force and effect and none of the GFI Permits have been withdrawn, revoked, suspended or cancelled nor is any such withdrawal, revocation, suspension or cancellation pending or, to the Knowledge of GFI, threatened and (iii) each of GFI and the T&F Subsidiaries is, and since January 1, 2011, has been in compliance with the terms of the GFI Permits.

        (b)   Neither GFI nor any T&F Subsidiaries is in violation of and, to the Knowledge of GFI, no written notice has been given of any violation of, any applicable Law or the applicable rules of any Self-Regulatory Organization, except for any violations that do not constitute a Material Adverse Effect.

        (c)   Since January 1, 2011, each of the principal executive officer of GFI and the principal financial officer of GFI (or each former principal executive officer of GFI and each former principal financial officer of GFI, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the GFI SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Section 3.13, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since January 1, 2011, GFI has complied in all material respects with the provisions of the Sarbanes-Oxley Act.

        (d)   GFI maintains a system of "internal control over financial reporting" (as defined in Rule 13a-15(f) of the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed by, or under the supervision of, its principal executive officer and principal financial officer, or Persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. GFI's system of internal accounting controls is sufficient to provide

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reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        (e)   GFI's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that information required to be disclosed by GFI in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to GFI's principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of GFI required under the Exchange Act with respect to such reports.

        (f)    Since January 1, 2011, the audit committee of the Board of Directors of GFI, and, to the Knowledge of GFI, GFI's outside auditors, have not been advised of (i) any "significant deficiencies" or "material weaknesses" in the design or operation of internal control over financial reporting which could reasonably be expected to adversely affect GFI's ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in GFI's internal control over financial reporting. For purposes of this Agreement, the terms "significant deficiency" and "material weakness" shall have the meanings assigned to them in Public Company Accounting Oversight Board Standards No. 5, as in effect on the date hereof.

        (g)   Since January 1, 2011, (i) neither GFI nor any T&F Subsidiary has received any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of GFI or any T&F Subsidiary or any material concerns from employees of GFI or any T&F Subsidiary regarding questionable accounting or auditing matters with respect to GFI or any T&F Subsidiary and (ii) no attorney representing GFI or any T&F Subsidiary, whether or not employed by GFI or any T&F Subsidiary, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by GFI or any of its officers, directors, employees or agents to the Board of Directors of GFI or any committee thereof or to the general counsel or chief executive officer of GFI pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

        Section 3.14    Taxes.

        (a)   GFI and each T&F Subsidiary have (i) duly and timely filed (or there have been duly and timely filed on its behalf) with the appropriate Governmental Entities or Taxing Authorities all income and other material Tax Returns required to be filed by it in respect of any material Taxes, and all notifications required to be filed by it with a Taxing Authority in respect of the GFI Stock Plan, (ii) duly and timely paid in full (or GFI has paid on the T&F Subsidiaries' behalf) all Taxes shown as due on such income and other material Tax Returns, (iii) duly and timely paid in full or withheld, or established adequate reserves in accordance with GAAP for, all material Taxes that are due and payable by it (including estimated Tax payments), whether or not such Taxes were shown on any Tax Return or asserted by the relevant Governmental Entity or Taxing Authority, (iv) established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of GFI and each T&F Subsidiary through the date of the most recent GFI Financial Statement and (v) complied in all material respects with all Laws applicable to the withholding and payment over of material Taxes and has timely withheld and paid over to, or, where amounts have not been so withheld, established an adequate reserve under GAAP

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for the payment to, the respective proper Governmental Entities or Taxing Authorities all material amounts required to be so withheld and paid over.

        (b)   There (i) is no deficiency, Proceeding or request for information now pending, outstanding or threatened against or with respect to GFI or any T&F Subsidiary in respect of any material Taxes or material Tax Returns and (ii) are no requests for rulings or determinations in respect of any material Taxes or material Tax Returns pending between GFI or any T&F Subsidiary and any authority responsible for such Taxes or Tax Returns.

        (c)   No deficiency for any Tax has been asserted or assessed by any Governmental Entity or Taxing Authority in writing against GFI or any T&F Subsidiary (or, to the Knowledge of GFI, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

        (d)   There are no tax sharing agreements, tax indemnity agreements or other similar agreements with respect to or involving GFI or any T&F Subsidiary (other than any written agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes or any commercial lending agreement).

        (e)   None of GFI or any T&F Subsidiary has any liability for material Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign Law (other than a group the common parent of which is GFI), or has any liability for material Taxes of any Person (other than GFI or the T&F Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract (other than any written agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes or any commercial lending agreement).

        (f)    None of GFI or any T&F Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, (vi) cancellation or indebtedness income deferred pursuant to Section 108(i) of the Code, or (vii) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

        (g)   There are no material Liens for Taxes upon any property or assets of GFI or any T&F Subsidiary, except for Permitted Liens.

        (h)   Neither GFI nor any T&F Subsidiary has participated in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

        (i)    Neither GFI nor any T&F Subsidiary has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with regard to a material Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

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        (j)    None of GFI or any T&F Subsidiary has been a "controlled corporation" or a "distributing corporation" in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

        (k)   There is no power of attorney given by or binding upon GFI or any T&F Subsidiary with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

        (l)    None of GFI or any T&F Subsidiary has taken or failed to take any action, or to the Knowledge of GFI there are not any facts or circumstances, that would prevent the Combination from constituting a tax-free reorganization described in Section 368(a) of the Code.

        Section 3.15    Real Property.     The GFI Leased Real Property described in Section 3.15 of the GFI Disclosure Letter constitute all the real property (including all fee and leasehold interests in real property) of GFI and the T&F Subsidiaries. Except as do not constitute a Material Adverse Effect, all buildings, structures, fixtures and improvements included within the GFI Leased Real Property (the "GFI Improvements") are in good repair and operating condition, and are adequate and suitable for the purposes for which they are presently being used or held for use, and to the Knowledge of GFI, there are no facts or conditions affecting any of the GFI Improvements that, in the aggregate, would reasonably be expected to materially interfere with the current use, occupancy or operation thereof. Except as do not constitute a Material Adverse Effect, no portion of such GFI Leased Real Property has suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition (ordinary wear and tear excepted).

        Section 3.16    Employee Benefit Plans and Related Matters; ERISA.

        (a)   Section 3.16(a) of the GFI Disclosure Letter contains a true and complete list of each material employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, retention, change of control, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, trust, agreement or arrangement, and each other material employee benefit plan, program, agreement or arrangement (collectively, the "GFI Benefit Plans") currently maintained or contributed to or required to be contributed to by (i) GFI, (ii) any T&F Subsidiary or (iii) any ERISA Affiliate, in any case for the benefit of any current or former employee, worker, consultant, director or member of GFI or any T&F Subsidiary. Not more than 60 days after the date hereof, GFI shall revise Section 3.16(a) of the GFI Disclosure Letter to identify (by marking them with an asterisk) those GFI Benefit Plans that are maintained exclusively by the CME Retained Subsidiaries solely for the benefit of Continuing Employees and to identify (by marking them with a cross) those GFI Benefit Plans maintained in whole or part for the benefit of any Continuing Employee.

        (b)   With respect to each of the GFI Benefit Plans, GFI has delivered or made available to CME complete copies of each of the following documents: (i) the GFI Benefit Plan governing documentation (including all amendments thereto); (ii) the annual report and actuarial report, if required under ERISA or the Code or any Law, for the most recent plan year; (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA, and other booklets or information issued to participants and beneficiaries; (iv) if the GFI Benefit Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement (including all amendments thereto) and the most recent financial statements thereof; and (v) the most recent determination letter received from the IRS with respect to each GFI Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

        (c)   In the past six years, neither GFI nor any ERISA Affiliate has maintained or contributed to or was required to contribute to any plan or arrangement that is or was (i) subject to Section 412 of

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the Code or Section 302 of Title IV of ERISA, (ii) a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA or (iii) a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

        (d)   Each GFI Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification and, to the Knowledge of GFI, no event has occurred that could reasonably be expected to result in disqualification of such GFI Benefit Plan.

        (e)   Each of the GFI Benefit Plans has been operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code.

        (f)    Neither GFI nor any T&F Subsidiary has made any loans to employees in violation of Section 402 of the Sarbanes-Oxley Act. Each transfer of funds by GFI or any T&F Subsidiary to any of their respective employees that was deemed a loan was when made (and at all times since has been) properly treated by GFI and the T&F Subsidiaries as such for federal income tax purposes.

        (g)   Neither the execution of this Agreement nor the consummation of the Transactions will (either alone or together with any other event) (i) cause any payment (whether of severance pay or otherwise) to become due to any current or former employee or director of GFI or a T&F Subsidiary, (ii) cause an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee or director of GFI or a T&F Subsidiary, (iii) cause any individual to accrue or receive additional benefits, services or accelerated rights to payment of benefits under any GFI Benefit Plan, (iv) provide for payments that could subject any person to liability for tax under Section 4999 of the Code or (v) result in payments under any of the GFI Benefit Plans which would not be deductible under Section 280G of the Code.

        (h)   There are no pending or, to the Knowledge of GFI, threatened material claims in respect of or relating to any of the GFI Benefit Plans, by any employee or beneficiary covered under any GFI Benefit Plan or otherwise involving any GFI Benefit Plan (other than routine claims for benefits).

        (i)    Neither GFI, any T&F Subsidiary, any GFI Benefit Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection that could reasonably be expected to give rise to a civil liability under either Section 409 of ERISA or Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

        (j)    No GFI Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of GFI or any T&F Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any "employee pension plan" (as defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of GFI or a T&F Subsidiary or (iv) benefits the full costs of which are borne by the current or former employee or director or his or her beneficiary.

        (k)   Each stock option issued since January 1, 2005 with respect to GFI Common Stock was granted with a per-share exercise or base price, as the case may be, not less than the fair market value of a share of GFI Common Stock on the date of grant.

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        (l)    With respect to each GFI Benefit Plan established or maintained outside of the U.S. primarily for the benefit of employees of GFI or any T&F Subsidiary residing outside of the U.S. (a "Foreign GFI Benefit Plan"): (i) all material employer and employee contributions to each Foreign GFI Benefit Plan required by Law or by the terms of such Foreign GFI Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign GFI Benefit Plan and the liability of each insurer for any Foreign GFI Benefit Plan funded through insurance or the book reserve established for any Foreign GFI Benefit Plan, together with any accrued contributions, is not materially less than the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign GFI Benefit Plan and none of the Transactions shall cause such assets or insurance obligations to be materially less than such benefit obligations; and (iii) each Foreign GFI Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities (including tax authorities). Section 3.16(l) of the GFI Disclosure Letter separately identifies each Foreign GFI Benefit Plan that is a defined benefit pension plan.

        Section 3.17    Employees; Labor Matters.

        (a)   With respect to the Continuing Employees, or any directors of, or consultants to, the Trayport Business, the FENICS Business or any T&F Subsidiary (collectively, the "T&F Persons"), neither GFI nor any Subsidiary of GFI is party to, bound by, or in the process of negotiating a collective bargaining agreement, other labor-related agreement or understanding or work rules with any labor union, labor organization or works council, nor to the Knowledge of GFI, has GFI or any Subsidiary of GFI communicated or represented, whether to any T&F Persons or any labor union, labor organization or works council, that it will recognize any labor union, labor organization or works council.

        (b)   None of the T&F Persons is represented by a labor union, other labor organization or works council and, (i) to the Knowledge of GFI, there is no effort currently being made or threatened by or on behalf of any labor union or labor organization to organize any T&F Persons, and there are currently no activities related to the establishment of a works council representing T&F Persons, (ii) no demand for recognition of any T&F Persons has been made to GFI or any Subsidiary of GFI by or on behalf of any labor union or labor organization in the past two years and (iii) no petition has been filed, nor has any proceeding been instituted by any T&F Persons or group of T&F Persons with any labor relations board or commission seeking recognition of a collective bargaining representative in the past two years.

        (c)   There is no pending or, to the Knowledge of GFI, threatened (i) material strike, lockout, work stoppage, slowdown, picketing or labor dispute or other industrial action with respect to or involving any current or former T&F Persons, and there has been no such action or event in the past three years or (ii) material arbitration, or material grievance against GFI or any Subsidiary of GFI involving current or former T&F Persons or any of their representatives.

        (d)   With respect to the T&F Persons, GFI and the Subsidiaries of GFI are in compliance in all material respects with all (i) Laws respecting employment and employment practices, terms and conditions of employment, labor relations, collective bargaining, disability, immigration, layoffs, health and safety, wages, hours and benefits, and plant closings and layoffs, including classification of employees, consultants and independent contractors and classification of employees and consultants for overtime eligibility, non-discrimination in employment, data protection, workers' compensation and the collection and payment of withholding and/or payroll taxes and similar taxes and (ii) obligations of GFI or any of the Subsidiaries of GFI under any employment agreement, agreement for the provision of personal services, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or arrangement.

Exh-F-11

        (e)   To the Knowledge of GFI, no Continuing Employee is in violation of any non-compete, non-solicitation, nondisclosure, confidentiality, employment, consulting or similar agreement with a third party in connection with his or her employment with GFI or any Subsidiary of GFI that would result in any material liability or obligation against GFI or any T&F Subsidiary.

        (f)    Prior to the date of this Agreement, GFI and the Subsidiaries of GFI, as applicable, have satisfied any material legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union, works council or other organization representing T&F Persons, in connection with the Transactions, including the Pre-Closing Reorganization.

        (g)   Section 3.17(g) of the GFI Disclosure Letter contains a true and complete list as of the date hereof, which list shall be updated within a reasonable time prior to the Closing Date with any additions or deletions in accordance with Section 5.1 of the GFI Merger Agreement, of the names and dates of commencement of employment or engagement of all T&F Persons who are either entitled to remuneration or fees in excess of $100,000 per annum or are employed or retained pursuant to an agreement or arrangement which cannot be terminated on less than three months' notice, and the annual base salary rate, guaranteed or target bonus amount and commission rate payable to all such persons.

        (h)   As of the date of this Agreement, neither GFI nor any Subsidiary of GFI has received any written notice of resignation from any T&F Person earning in excess of $100,000 per annum that has not expired. Section 3.17(h) of the GFI Disclosure Letter shall be updated prior to the Closing Date to reflect any such notices received between the date of this Agreement and the Closing Date.

        (i)    Other than as set forth in Section 6.6(e) of the GFI Merger Agreement, to the Knowledge of GFI, with respect to the T&F Persons, neither GFI nor any Subsidiary of GFI is involved in negotiations (whether with T&F Persons or any trade union or other representatives thereof) to vary materially the terms and conditions of employment or engagement of any T&F Person, nor, to the Knowledge of GFI, are there any outstanding agreements, promises or offers made by GFI or any Subsidiary of GFI to any T&F Person or to any trade union or other representatives thereof concerning or affecting the terms and conditions of employment or engagement of any T&F Person, and neither GFI nor any Subsidiary of GFI is under any contractual or other obligation to change the terms of service of any T&F Person.

        (j)    With respect to any T&F Persons earning in excess of $100,000 per annum, neither GFI nor any Subsidiary of GFI has given notice of any termination of employment in any other jurisdiction, nor started consultations with any employee, worker, director, consultant or representative thereof regarding transfer of employment within the 12 months preceding the date of this Agreement in relation thereto.

        (k)   There are no T&F Persons providing services to the IDB Business earning in excess of $100,000 per annum that provide services pursuant to a secondment, employee lease or employee lending arrangement, whether via another Subsidiary of GFI or Affiliate or a third party.

        Section 3.18    Intellectual Property.

        (a)   Section 3.18(a) of the GFI Disclosure Letter sets forth a complete and accurate list of all U.S. and foreign (i) Patents, (ii) registered and applied for Trademarks, (iii) registered Copyrights and (iv) material Software, in each of the foregoing, which are owned by GFI or a Subsidiary of GFI used primarily in the Trayport Business or the FENICS Business (collectively, the "GFI Registered Intellectual Property") as of the date hereof, which list shall be updated within a reasonable time prior to the Closing Date with any additions or deletions in accordance with Section 5.1 of the GFI Merger Agreement. Such list includes, where applicable, the record owner, jurisdiction and registration and/or application number, and date issued (or filed) for each of the foregoing.

Exh-F-12

        (b)   Section 3.18(b) of the GFI Disclosure Letter sets forth a complete and accurate list of all material agreements to which GFI or any GFI Subsidiary is party or is otherwise bound: (i) granting or obtaining any right to use or practice any rights under any Intellectual Property of the Trayport Business and the FENICS Business, (ii) restricting GFI or any Subsidiary of GFI' right to use or register any Intellectual Property relating to the Trayport Business or the FENICS Business, or (iii) to which GFI or a Subsidiary of GFI is a party permitting or agreeing to permit any other Person to use, enforce or register any Intellectual Property relating to the Trayport Business or the FENICS Business, including license agreements, coexisting agreements and covenants not to sue, but excluding any IT vendor agreements that are not primarily licenses for Software or other Intellectual Property or any customer agreements, "shrink-wrap" or "click-wrap" agreements for off-the-shelf commercially available software (collectively, the "GFI License Agreements").

        (c)   GFI or a T&F Subsidiary is the sole and exclusive owner of, free and clear of all Liens (except Permitted Liens), or has a valid right to use in its business as currently conducted or currently proposed by GFI to be conducted, all of the Intellectual Property that is material to their respective businesses. The material GFI Registered Intellectual Property is subsisting, in full force and effect, and has not been cancelled, expired or abandoned. No current or former partner, director, officer or employee of GFI (or any of its predecessors in interest) will, after giving effect to the Transactions, own or retain any rights to use any material GFI Owned Intellectual Property.

        (d)   Within the past three years, there have been no filed, pending, or to the Knowledge of GFI, threatened (including in the form of offers or invitations to obtain a license) claims, suits, arbitrations or other adversarial proceedings before any court, agency, arbitral tribunal or registration authority in any jurisdiction alleging that the activities or conduct of the business of GFI or a T&F Subsidiary infringes upon, violates or constitutes the unauthorized use of the intellectual property rights of any third party or challenging GFI's or a T&F Subsidiary's ownership, use, validity, enforceability or registrability of any GFI Owned Intellectual Property.

        (e)   The conduct of the business of GFI and the T&F Subsidiaries by GFI as conducted in the past three years, as currently conducted or currently proposed by GFI to be conducted does not infringe upon (either directly or indirectly, such as through contributory infringement or inducement to infringe), misappropriate, or otherwise violate, and has not infringed upon (directly or indirectly), misappropriated, or otherwise violated, any Intellectual Property rights of any other Person.

        (f)    To the Knowledge of GFI, no third party is misappropriating, infringing, diluting or violating any GFI Owned Intellectual Property, except to the extent such misappropriations, infringements, dilutions or violations do not constitute a Material Adverse Effect. No material claims, suits, arbitrations or other adversarial claims have been brought or, to the Knowledge of GFI, threatened against any third party relating to the Trayport Business or the FENICS Business by GFI or a Subsidiary of GFI.

        (g)   GFI and each T&F Subsidiary have taken commercially reasonable measures to protect the confidentiality of material Trade Secrets owned or held by GFI and the T&F Subsidiaries, including requiring its employees and other parties having access thereto to execute written nondisclosure agreements, except as would not constitute a Material Adverse Effect. To the Knowledge of GFI, no third party to any material nondisclosure agreement relating to the Trayport Business or the FENICS Business with GFI or a Subsidiary of GFI is in breach, violation or default thereof.

        (h)   To the Knowledge of GFI, each current and former consultant and individual that has delivered, developed, contributed to, modified or improved Intellectual Property relating to the Trayport Business or the FENICS Business and owned or purported to be owned by GFI or a Subsidiary of GFI has executed an agreement assigning to GFI or such Subsidiary of GFI all of such consultant's and individual's rights in such development, contribution, modification or improvement.

Exh-F-13

        (i)    To the Knowledge of GFI, set forth in Section 3.18(i) of the GFI Disclosure Letter is a complete and accurate list of (i) all material Open Source Software used by GFI or any T&F Subsidiary and (ii) what license agreement (including the version thereof) governs GFI's or any Subsidiaries' use of such Open Source Software.

        (j)    Neither GFI nor any T&F Subsidiary has used, modified, or distributed any Open Source Software in a manner that: (i) requires, or has, as a condition of its use or distribution, the disclosure, licensing, or distribution of any material Software source code owned by GFI or any T&F Subsidiary or (ii) otherwise imposes an obligation to distribute any material Software source code owned by GFI or any T&F Subsidiary on a royalty-free basis, except in each of clauses (i) and (ii) that would not constitute a Material Adverse Effect.

        (k)   GFI and each Subsidiary of GFI have established and maintained a commercially reasonable privacy policy relating to the Trayport Business or the FENICS Business, and have been in compliance in all material respects with (i) such policy, (ii) all written statements by GFI or a Subsidiary of GFI provided to any customer, regulator or employee of the Trayport Business or the FENICS Business that addresses the privacy or security of Personal Information gathered, used, held for use or accessed in the course of the operations of the Trayport Business or the FENICS Business and (iii) all applicable federal, state, local and foreign Laws and regulations relating to privacy, data protection, export and the collection and use of Personal Information gathered, used, held for use or accessed in the course of the operations of the Trayport Business or the FENICS Business. No claims have been asserted or, to the Knowledge of GFI, threatened against GFI or any Subsidiary of GFI relating to the Trayport Business or the FENICS Business alleging a violation of any Person's privacy or Personal Information or data rights and the consummation of the Transactions will not constitute a breach or otherwise cause any violation of any Law related to privacy, data protection, or the collection and use of Personal Information gathered, used, held for use or accessed on or on behalf of GFI or any Subsidiary of GFI in the conduct of the Trayport Business or the FENICS Business.

        (l)    GFI and each Subsidiary of GFI have taken commercially reasonable measures to protect against unauthorized access to, or use, modification or misuse of, Personal Information and Trade Secrets collected relating to the Trayport Business or the FENICS Business and owned or held by GFI or any Subsidiary of GFI, or any information technology systems relating to the Trayport Business or the FENICS Business used by or on behalf of GFI or any Subsidiary of GFI. To the Knowledge of GFI, there has not been any unauthorized disclosure or use of, or access to, any such Personal Information, Trade Secret or information technology systems, in each case, relating to the Trayport Business or the FENICS Business.

        (m)  The material Software authored by GFI or any Subsidiary of GFI (to the extent applicable to the Trayport Business or the FENICS Business) does not, and, to the Knowledge of GFI, any other material Software that is used in their respective businesses does not, contain any Contaminants, and GFI and the Subsidiaries of GFI (to the extent applicable to the Trayport Business or the FENICS Business) have taken reasonable efforts to protect the computer systems (including computer and telecommunications hardware, and Software) owned, leased or used by, or licensed to, any of GFI or any Subsidiary of GFI (to the extent applicable to the Trayport Business or the FENICS Business) from Contaminants.

        Section 3.19    Contracts.

        (a)   Except for this Agreement and any contract set forth in Section 3.19(a) of the GFI Disclosure Letter, neither GFI nor any Subsidiary of GFI is a party to or bound by, nor are any of their respective assets, businesses or operations party to, or bound or affected by, or receive benefits under, in any case relating to the Trayport Business or the FENICS Business:

            (i)  any agreement relating to Indebtedness;

Exh-F-14

           (ii)  any contracts under which GFI or any of the Subsidiaries of GFI has advanced or loaned any Person any amounts in excess of $500,000;

          (iii)  any material joint venture, partnership, limited liability company, shareholder, or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership, strategic alliance or joint venture;

          (iv)  any material agreement relating to any strategic alliance, joint development, joint marketing, partnership or similar arrangement;

           (v)  any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any business or real property (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration in excess of $2,000,000;

          (vi)  any material agreement with (A) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of GFI or any Subsidiary of GFI, (B) any Person 5% or more of the outstanding voting securities of which are directly or indirectly owned, controlled or held with power to vote by GFI or any Subsidiary of GFI or (C) any current or former director or officer of GFI or any Subsidiary of GFI related to voting Securities of GFI or any Subsidiary of GFI;

         (vii)  any agreement (including any exclusivity agreement) that purports to limit or restrict in any material respect either the type of business in which GFI or any Subsidiary of GFI may engage or the manner or locations in which any of them may so engage in any business or could require the disposition of any material assets or line of business of GFI or any Subsidiary of GFI;

        (viii)  any agreement with a non-solicitation or "most-favored-nations" pricing provision that purports to limit or restrict in any material respect GFI or any Subsidiary of GFI;

          (ix)  any agreement, other than such agreements entered into in the ordinary course of business, under which (A) any Person (other than GFI or a Subsidiary of GFI) has directly or indirectly guaranteed or provided an indemnity in respect of any liabilities, obligations or commitments of GFI or any Subsidiary of GFI or (B) GFI or any Subsidiary of GFI has directly or indirectly guaranteed or provided an indemnity in respect of liabilities, obligations or commitments of any other Person (other than GFI or a Subsidiary of GFI) (in each case other than endorsements for the purpose of collection in a commercially reasonable manner consistent with industry practice), unless such guarantor or indemnity obligation is less than $1,000,000;

           (x)  any other agreement or amendment thereto that would be required to be filed as an exhibit to any GFI SEC Document (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K under the Securities Act) that has not been filed as an exhibit to or incorporated by reference in the GFI SEC Documents filed prior to the date of this Agreement;

          (xi)  any agreement under which GFI or any Subsidiary of GFI has granted any Person registration rights (including demand and piggy-back registration rights);

         (xii)  any agreement that involves expenditures or receipts of GFI or any Subsidiary of GFI in excess of $3,000,000 in the aggregate per year;

        (xiii)  any material agreement with any Governmental Entity;

        (xiv)  any material agreement between or among Affiliates of GFI;

         (xv)  any Lease for the GFI Leased Real Property, and any other agreement that relates in any way to the occupancy or use of any of the GFI Leased Real Property; or

        (xvi)  any agreement the termination or breach of which or the failure to obtain consent in respect of constitutes a Material Adverse Effect.

Exh-F-15

        (b)   The agreements, commitments, arrangements and plans, whether written or oral, listed or required to be listed in Section 3.19(a) of the GFI Disclosure Letter together with the GFI License Agreements are referred to herein as the "GFI Contracts." Except as would not have a material impact on the respective businesses of GFI and the Subsidiaries of GFI, (i) neither GFI nor any Subsidiary of GFI is and, to the Knowledge of GFI, no other party is, in breach or violation of, or in default under, any GFI Contract, (ii) each GFI Contract is a valid and binding agreement of GFI or a Subsidiary of GFI, as the case may be, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles, (iii) to the Knowledge of GFI, no event has occurred which would result in a breach or violation of, or a default under, any GFI Contract (in each case, with or without notice or lapse of time or both), and (iv) each GFI Contract (including all modifications and amendments thereto and waivers thereunder) is in full force and effect with respect to GFI or the Subsidiaries of GFI, as applicable, and, to the Knowledge of GFI, with respect to the other parties thereto, and have been delivered or made available to CME.

        Section 3.20    Customers.     Section 3.20 of the GFI Disclosure Letter sets forth the 20 largest customers for each of the Trayport Business and the FENICS Business by revenues for each of (i) the year ended December 31, 2013 and (ii) the six months ended June 30, 2014.. None of such customers has indicated in writing or orally to GFI or any T&F Subsidiary any intent to discontinue or alter in a manner materially adverse to the Trayport Business or the FENICS Business, as applicable, the terms of such customer's relationship or make any material claim that GFI or any T&F Subsidiary has breached its obligations to such customer (and neither GFI nor any T&F Subsidiary has knowledge of any such breach).

        Section 3.21    Environmental Laws and Regulations.     GFI and each T&F Subsidiary has complied and is in compliance in all material respects with all applicable Environmental Laws and has obtained and is in compliance in all material respects with all Environmental Permits. Except as do not constitute a Material Adverse Effect, (i) no notice of violation, notification of liability, demand, request for information, citation, summons or order relating to or arising out of any Environmental Law has been received by GFI or any T&F Subsidiary, and (ii) no complaint has been filed, no penalty or fine has been assessed or, to the Knowledge of GFI, is threatened and no investigation, action, claim, suit or proceeding is pending or, to the Knowledge of GFI, threatened by any Person involving GFI or any T&F Subsidiary, relating to or arising out of any Environmental Law. No Release or threatened Release of Hazardous Substances has occurred at, on, above, under or from any properties currently or, to the Knowledge of GFI, formerly owned, leased, operated or used by GFI or any T&F Subsidiary that, in each case, has resulted in or would reasonably be expected to result in any material cost, liability or obligation of GFI or any T&F Subsidiary under any Environmental Law. There are no circumstances, actions, activities, conditions, events or incidents that could reasonably be expected to result in any material liability or obligation against GFI or any T&F Subsidiary relating to (i) the environmental conditions at, on, above, under, or about any properties or assets currently or formerly owned, leased, operated or used by GFI or any T&F Subsidiary or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, Release or threatened Release of Hazardous Substances at any location regardless of whether such location was or is owned or operated by GFI or any T&F Subsidiary. GFI has provided to CME all environmental site assessments, audits, reports, investigations and studies in the possession, custody or control of GFI or any T&F Subsidiary relating to properties or assets currently or formerly owned, leased, operated or used by GFI or any T&F Subsidiary or otherwise relating to GFI's or any T&F Subsidiary's compliance with Environmental Laws.

        Section 3.22    Insurance Coverage.     All insurance policies of GFI and the T&F Subsidiaries are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect, except for such failures to be in full force and effect that constitute a

Exh-F-16

Material Adverse Effect. Neither GFI nor any T&F Subsidiaries is in breach of or default under, and, to the Knowledge of GFI, no event has occurred which, with notice or the lapse of time, would constitute such a breach of or default under, or permit termination or modification under, any policy.

        Section 3.23    Foreign Corrupt Practices Act and International Trade Sanctions.     Neither GFI, nor any T&F Subsidiary, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses (a) used any corporate or other funds directly or indirectly for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or any other Person, or established or maintained any unlawful or unrecorded funds in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Law (including the United Kingdom Bribery Act 2010 or any laws enacted pursuant to the OECD Convention on Combating Bribery of Foreign Public Officials), or (b) violated or operated in noncompliance, in any material respect, with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws, including the regulations enacted by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC"), which prohibit transactions involving parties located in countries subject to comprehensive economic sanctions by OFAC or parties identified on OFAC's Specially Designated Nationals and Blocked Persons List.

        Section 3.24    RESERVED.

        Section 3.25    Brokers.     No Person other than the Persons listed on Section 3.25 of the GFI Disclosure Letter is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by any Party in connection with the Transactions based upon arrangements made by or on behalf of GFI or any Subsidiary of GFI. GFI has delivered or made available to CME a true, correct and complete copy of the engagement letters with, and any other agreements providing for the payment of any fees to, the Persons listed on Section 3.25 of the GFI Disclosure Letter.

Exh-F-17

Annex D

Execution Version

JEFFERIES FINANCE LLC
520 Madison Avenue
New York, New York 10022

CONFIDENTIAL

July 30, 2014

COMMITMENT LETTER

GFI Holdco Inc.
c/o GFI Group Inc.
55 Water St.
New York, NY 10041

Attention: Jim Peers

        Re:    Acquisition IDB Business / Project GFI

Ladies and Gentlemen:

        You have advised Jefferies Finance LLC ("Jefferies Finance," "we" or "us") that GFI Holdco Inc., a Delaware subchapter S corporation ("you" or "NewCo"), a newly formed entity formed by certain existing investors and managers (the "Investors") of Jersey Partners, Inc. ("JPI"), intends to acquire directly, or indirectly through one or more subsidiaries and pursuant to a series of related transactions, (i) the Inter-dealer Broker business (the "IDB Business") currently owned by GFI (as defined below), which is to be sold to CME (as defined below) as set forth herein and ultimately acquired by you through your acquisition of all of the outstanding equity interests in GFI Net LLC ("US GFI") and GFI Holdings Ltd ("Offshore GFI") and (ii) certain investment assets (the "Investment Holdings", together with the IDB Business, the "Acquired Business") currently owned by GFI, which are to be sold to CME as set forth herein and ultimately acquired by you through your acquisition via a newly formed entity ("InvestCo"). In connection with such acquisition, (a) you intend to form a new foreign entity organized in Bermuda ("Parent"), which in turn will form a new foreign entity organized in Bermuda and indirectly wholly-owned by Parent ("IssuerCo") and (b) the Investors intend to form a new domestic wholly-owned entity organized in Delaware ("GuaranteeCo"). You have further advised us that (a) all of the capital stock of GFI held by JPI will be acquired by the Chicago Mercantile Exchange ("CME" or the "Seller") by means of a merger with a newly formed subsidiary of JPI that will hold all such GFI capital stock (the "JPI Acquisition"), and, as consideration for the JPI Acquisition, the Investors will receive equity interests in CME (the "CME Stock"); (b) simultaneously with or immediately following the JPI Acquisition, all of the issued and outstanding stock of the GFI Group, Inc. ("GFI"), a publicly traded Delaware corporation which is currently owned by JPI and public holders of GFI stock, and which is comprised of, inter alia, the IDB Business, will be acquired by CME (the "GFI Acquisition" and, together with the JPI Acquisition, the "CME Acquisitions"); (c) simultaneously with or immediately following the CME Acquisitions, IssuerCo will purchase the issued and outstanding stock of the US GFI and Offshore GFI from CME (the "Acquisition") and (d) simultaneously with the Acquisition, the Investors will contribute into GuaranteeCo (the "CME Stock Contribution") the CME Stock, which shares shall have a value on the date of the Acquisition in an amount of approximately $90.0 million; with GuaranteeCo holding the CME Stock for the term of the Facility (as defined below). Capitalized terms used but not defined herein and defined in any exhibit hereto have the meanings assigned to them in such exhibit.

        You have advised us that the total purchase price for the Acquisition (including fees, commissions and expenses) (the "Purchase Price") and ongoing working capital requirements will be financed from the following sources:

            (i)  $225.0 million under a senior secured term loan facility having the terms set forth in Exhibit A hereto (the "Term Loan Facility" or the "Facility"); provided that to the extent you obtain a revolving credit facility prior to the date on which the Marketing Period (as defined below) (which will not commence without your consent prior to 60 days after the date hereof) begins on terms and conditions reasonably satisfactory to us in all material respects, the aggregate principal amount of the Term Loan Facility shall be reduced on a dollar-for-dollar basis by an amount equal to the aggregate principal amount of the commitments obtained in respect of such revolving credit facility; and this Commitment Letter shall be amended and restated to set forth the terms of such revolving credit facility commitment; and

           (ii)  the assumption by NewCo of certain of GFI's restricted stock unit obligations (the "Assumed RSUs") pursuant to Purchase Agreement (as defined in Exhibit B) in an amount not to exceed $85.0 million (the "RSU Assumption").

The transaction described in clause (i) above is referred to as the "Debt Financing" and, together with the Acquisition, the CME Acquisitions, the RSU Assumption, the CME Stock Contribution and the payment of all related fees, commissions and expenses are collectively referred to as the "Transactions." You and your subsidiaries are referred to herein as the "Company." As used in this Commitment Letter and the Fee Letter (as defined below), the words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."

        1.     The Commitment.

        In connection with the foregoing, Jefferies Finance (either directly or through one of its affiliates) is pleased to advise you of its commitment to provide 100% of the principal amount of the Term Loan Facility.

        The commitment described in this Section 1 is referred to herein as the "Commitment." Our Commitment is on the terms and subject to the conditions set forth in (i) this letter (including the exhibits, schedules and annexes hereto, collectively, this "Commitment Letter") and (ii) the fee letter, dated as of the date hereof (the "Fee Letter" and, together with this Commitment Letter, the "Debt Financing Letters"), between you and us. The definitive documents relating to the Debt Financing (collectively, the "Definitive Debt Documents") shall be prepared by our counsel, will contain only those conditions to borrowing, representations, warranties, covenants and events of default expressly set forth in the Term Sheet and other terms and provisions to be mutually agreed upon, the definitive terms of which will be negotiated in good faith (giving due regard to the operational requirements, size, industries, businesses and business practices of the Borrower and its subsidiaries), and shall be constituent with the terms hereof; provided that, in any event, there shall be no closing condition contained in the Definitive Debt Documents that is not specifically set forth in Section 3 hereof, on Exhibit A to this Commitment Letter under the heading "Conditions Precedent to Initial Borrowing" or on Exhibit B to this Commitment Letter. Those matters that are not covered or made clear in the Debt Financing Letters are subject to mutual agreement of the parties hereto. No party hereto has been authorized by us to make any oral or written statements or representations that are inconsistent with the Debt Financing Letters. Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained herein or therein, and the parties agree to negotiate in good faith the Definitive Debt Documents in a manner consistent with this Commitment Letter and the Fee Letter it being acknowledged and agreed that the commitment provided hereunder is subject to conditions precedent as provided herein.

        2.     Titles and Roles.    As consideration for the Commitment, you agree that you hereby retain and will cause your affiliates to retain Jefferies Finance or its designee to act as the sole administrative agent, sole collateral agent, sole book-runner, and sole lead arranger for you and your affiliates in connection with the Facility and no other titles shall be awarded and no compensation (other than that expressly contemplated by the Debt Financing Letters) shall be paid in connection with the Facility, unless mutually agreed.

        3.     Conditions Precedent.    The closing of the Facility and the making of the initial loans and other extensions of credit under the Facility on the Closing Date are conditioned solely upon satisfaction or waiver by us of each of the following conditions: (i) except as disclosed in the IDB Buyer Disclosure Letter (as defined in the Purchase Agreement, since January 1, 2014, there shall not have been a Material Adverse Effect (as defined below), (ii) the Specified Purchase Agreement Representations (as defined below) shall be true and correct as set forth on Exhibit D, (iii) the other conditions expressly set forth in Exhibit A to this Commitment Letter under the heading "Conditions Precedent to Initial Borrowing," and (iv) the other conditions referred to on Exhibit B. In no event shall the commencement or completion of the syndication of the Facility be a condition to the closing of the Facility and the making of the initial loans and other extensions of credit thereunder.

        For purposes hereof, "Material Adverse Effect" means, with respect to IDB Buyer or the IDB Subsidiaries, any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, (a) would reasonably be expected to prevent or materially impair or delay the ability of IDB Buyer, JPI, New JPI, any IDB Subsidiary or any Seller Retained Subsidiary to perform their obligations under the Purchase Agreement or to consummate the Transactions or (b) has been, or would reasonably be expected to be, materially adverse to the business, assets, properties, liabilities, results of operations or financial condition of the IDB Subsidiaries taken as a whole, except to the extent that such event, occurrence, fact, condition, change, development or effect results from (i) general economic or regulatory conditions or changes therein, (ii) financial or security market fluctuations or conditions, (iii) changes in or events affecting the industries or markets in which the IDB Subsidiaries operate, (iv) any effect arising out of a change in GAAP or Law, (v) the announcement or pendency of the Purchase Agreement and the Transactions or the identity of Seller, other than for purposes of Section 3.4 (No Violations; Consents and Approvals) of the Purchase Agreement, including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensors, licensees, lenders, partners, employees or regulators, (vi) changes in the market price or trading volume of GFI Common Stock (as such term is defined in the Purchase Agreement) on the New York Stock Exchange (provided that this clause (vi) shall not prevent a determination that any events, occurrences, facts, conditions, changes, developments or effects underlying such changes have resulted in a Material Adverse Effect unless such events, occurrences, facts, conditions, changes, developments or effects are otherwise excepted by this definition), (vii) any failure by the IDB Subsidiaries to meet any estimates or outlook of revenues or earnings or other financial projections (provided that this clause (vii) shall not prevent a determination that any events, occurrences, facts, conditions, changes, developments or effects underlying such changes have resulted in a Material Adverse Effect unless such events, occurrences, facts, conditions, changes, developments or effects are otherwise excepted by this definition), (viii) natural disasters or (ix) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack occurring prior to, on or after the date hereof, except, in the case of clauses (i), (ii), (iii), (iv), (viii) and (ix) above, to the extent the IDB Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the businesses and industries in which the IDB Subsidiaries operate. Capitalized terms used in this definition of "Material Adverse Effect" have the meaning given to such terms in the Purchase Agreement and the Section references contained in this definition of "Material Adverse Effect" are references to the corresponding Section in the Purchase Agreement.

        Notwithstanding anything in the Debt Financing Letters to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability of the Facility on the Closing Date shall be (A) the representations and warranties set forth on Exhibit D (collectively, the "Specified Purchase Agreement Representations") (to the extent set forth on Exhibit D) and (B) the Specified Representations (as defined below) and (ii) the terms of the Definitive Debt Documents shall be in a form such that they do not impair availability of the Facility on the Closing Date if the conditions expressly set forth (x) in this Section 3, (y) on Exhibit A to this Commitment Letter under the heading "Conditions Precedent to Initial Borrowing" or (z) on Exhibit B to this Commitment Letter are satisfied (it being understood that, to the extent any Collateral (other than to the extent that a lien on such Collateral may be perfected (x) by the filing of a financing statement under the Uniform Commercial Code, (y) by the delivery of stock certificates of the Parent and its domestic subsidiaries together with undated stock powers executed in blank or (z) by the filing of a security agreement on the applicable form with the United States Patent and Trademark Office or the United States Copyright Office) is not or cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so, the perfection of such Collateral shall not constitute a condition precedent to the availability of the Facility on the Closing Date, but shall be required to be perfected within 30 days after the Closing Date (subject to extensions agreed to in writing by the Administrative Agent); provided that, notwithstanding anything to the contrary herein, delivery of the CME Stock together with undated stock powers executed in blank shall be delivered within 10 days after the Closing Date (or on such later date as the Administrative Agent may agree in its sole discretion). For purposes hereof, "Specified Representations" means the representations and warranties of the Parent and the Borrower set forth in the Definitive Debt Documents relating to corporate or other organizational existence of the Parent and the Borrower, organizational power and authority (as to execution, delivery and performance of the applicable Definitive Debt Documents) of the Parent and the Borrower, the due authorization, execution and delivery by and enforceability against the Parent and the Borrower of the applicable Definitive Debt Documents, solvency of the Borrower and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions (consistent with the solvency certificate attached as Schedule A-1 to Exhibit B of this Commitment Letter), no conflicts of the Definitive Debt Documents with their charter documents or material laws, the Federal Reserve margin regulations, compliance with FCPA, the Patriot Act, OFAC/AML and other anti-terrorism laws, the Investment Company Act, status of the Facility and the related guaranties as senior debt (to the extent applicable), and, subject to permitted liens and the limitations set forth in the prior sentence and creation, validity, perfection and priority of security interests (subject to permitted liens as set forth in the Definitive Debt Documents). This paragraph shall be referred to herein as the "Certain Funds Provision".

        4.     Syndication.

          (a)   We reserve the right, at any time prior to or after execution of the Definitive Debt Documents, to syndicate all or part of our Commitment to a syndicate of banks, financial institutions and other entities (which may include Jefferies Finance) identified by us in consultation with you (collectively, the "Lenders"); provided that we will not syndicate to certain banks, financial institutions and other institutional lenders and competitors of the Acquired Business and its subsidiaries that, in each case, have been identified by name in writing to us by you prior to our signing of this Commitment Letter (and, in the case of competitors, from time to time thereafter; provided that this shall not have any retroactive application to assignments made prior to the date such additional competitors are so identified to us in writing) (the "Disqualified Institutions"). Our Commitment shall be reduced dollar-for-dollar as and when corresponding commitments are received from any Lenders; provided that, other than with respect to commitment reductions resulting from your obtaining revolving commitments as set forth above ("Specified Commitment Reductions"), no such reduction shall relieve us of our obligation to fund on the Closing Date the portion of the Commitment so reduced to the extent any Lender fails, upon satisfaction or waiver of all conditions to such Lender making its initial extensions of credit on the Closing Date, to fund its Commitment on the Closing Date; provided, further, that unless you agree in writing, other than with respect to Specified Commitment Reductions, we shall retain exclusive control over the rights and obligations with respect to our Commitment in respect of the Facilities, including all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred. We will exclusively manage all aspects of any syndication in consultation with you, including decisions as to the selection of prospective Lenders to be approached, when they will be approached, when their commitments will be accepted, which prospective Lenders will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees to such Lenders. To assist us in our syndication efforts, you agree to prepare and provide (and to use your commercially reasonable efforts to cause the Acquired Business to prepare and provide) promptly to us all customary information with respect to the Company, the Transactions and the other transactions contemplated hereby, including such Projections (defined below) as we may reasonably request in connection with the syndication of the Commitment; provided that, following the consummation of the Acquisition, you shall cause the Acquired Business to prepare and provide us with such information if not previously provided.

          (b)   We intend to commence our syndication efforts promptly upon your execution of this Commitment Letter, but in any event not more than 120 days after the execution of this Commitment Letter, and you agree to assist us actively (and, in all events, using your commercially reasonable efforts) to complete a timely syndication that is reasonably satisfactory to us until the date that is the earlier of (i) 60 days after the Closing Date and (ii) the date on which a Successful Syndication (as defined in the Fee Letter) is achieved but in no event shall such date be earlier than the Closing Date (such earlier date referred to in clause (i) and (ii), the "Syndication Date"). Such assistance shall include:

              (i)  using commercially reasonable efforts to ensure that our efforts benefit materially from your, the Investors' and the Acquired Business' existing lending and investment banking relationships,

             (ii)  direct contact between your senior management, representatives and advisors, on the one hand, and the senior management representatives and advisors of the proposed Lenders, on the other hand (and (x) prior to the consummation of the Acquisition, your using commercially reasonable efforts to cause, and (y) thereafter, your causing direct contact between senior management, representatives and advisors of the Acquired Business and the proposed Lenders on the one hand, and the senior management representatives and advisors of the proposed Lenders, on the other hand),

            (iii)  your assistance (and (x) prior to the consummation of the Acquisition, your using commercially reasonable efforts to cause, and (y) thereafter, your causing the Acquired Business to assist) in the preparation of a customary confidential information memorandum (the "Confidential Information Memorandum"), and other marketing materials to be used in connection with the syndication of our Commitment (together with the Confidential Information Memorandum, the "Materials"),

            (iv)  using commercially reasonable efforts to obtain, prior to the commencement of the Marketing Period, a monitored public corporate rating and a monitored public corporate family rating for the Borrower from each of Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc. ("S&P") and Moody's Investors Service, Inc. ("Moody's"), respectively, and monitored public facility ratings from each of S&P and Moody's for the Facility, and

             (v)  the hosting with us of one customary "bank meeting" of prospective Lenders (and any additional customary one-on-one meetings with prospective Lenders deemed reasonably necessary by us) (and you shall use your commercially reasonable efforts to cause senior management or representatives of the Acquired Business to attend all such meetings), in each case at such times and in such places as mutually agreed.

          (c)   You agree, at our request, to assist in the preparation of a version of any Materials consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to the Company (including the Acquired Business), their affiliates or any of its or their securities for purposes of United States federal and state securities laws (such information and Materials, "Public Information"). In addition, you agree that, unless specifically labeled "Private—Contains Non-Public Information," no Materials disseminated to potential Lenders in connection with the syndication of the Facility, whether through an Internet website, electronically, in presentations, at meetings or otherwise, will contain any Material Non-Public Information (as defined below). Any information and documentation that is not Public Information is referred to herein as "Material Non-Public Information." It is understood that in connection with your assistance described above, authorization letters will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders, it being understood that the authorization letter for Public Information shall contain a representation by you to the Lenders that the Public Information does not include any such Material Non-Public Information and each letter shall contain a customary "10b-5" representation. You acknowledge and agree that the following documents contain and shall contain solely Public Information (unless you notify us promptly that any such document contains Material Non-Public Information): (i) drafts and final Definitive Debt Documents with respect to the Facility, (ii) administrative materials prepared by us for prospective Lenders (including a lender meeting invitation, Lender allocations, if any, and funding and closing memoranda), and (iii) notification of changes in the terms of the Facility. If reasonably requested by us, you shall identify Public Information by clearly and conspicuously marking the same as "PUBLIC".

          (d)   You agree that all Materials and Information (as defined below) (including draft and execution versions of the Definitive Debt Documents) may be disseminated in accordance with our standard syndication practices (including through hard copy and via one or more internet sites (including an IntraLinks, SyndTrak or similar workspace), e-mail or other electronic transmissions). Without limiting the foregoing, you authorize, and will obtain contractual undertakings from the Acquired Business to authorize, the use of your and its respective logos in connection with any such dissemination. Notwithstanding anything in Section 9 to the contrary, you further agree that, at our expense, we may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a "tombstone" or otherwise, containing information customarily included in such advertisements and materials, including (i) the names of the Company (including the Acquired Business) and its affiliates (or any of them), (ii) our and our affiliates' titles and roles in connection with the Transactions, and (iii) the amount, type and closing date of such Transactions.

        5.     Information.    You represent, warrant and covenant that (and, with respect to the Acquired Business, to the best of your knowledge that):

          (a)   all information and data other than the Projections and information of a general economic or industry-specific nature (including the Materials, the "Information") that has been or will be made available to us by or on behalf of you or the Acquired Business or any of your or their respective representatives is or will be, when furnished and when taken as a whole, complete and correct in all material respects,

          (b)   none of the Information shall, when furnished or on the Closing Date and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements are made, and

          (c)   all projections and other forward-looking information that have been or will be made available to us by or on behalf of you or the Acquired Business or any of your or their respective representatives (collectively, the "Projections") have been or will be prepared in good faith based upon (i) accounting principles consistent with the most recent historical audited financial statements of the Acquired Business and (ii) assumptions that are reasonable at the time made and at the time the related Projections are made available to us (it being understood that any such Projections are subject to uncertainties and contingencies, some of which are beyond your control, that no assurance can be given that any particular Projections will be realized, that actual results may differ and that such differences may be material).

        You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect if the Information or Projections were then being furnished and such representations and warranties were then being made, you shall, at such time, supplement promptly such Information and/or Projections, as the case may be, in order that such representations and warranties will be correct under those circumstances.

        You shall be solely responsible for Information and the Projections, including the contents of all Materials other than any contents relating to us or our respective affiliates. We (i) will be relying on Information, the Projections and data provided by or on behalf of you or the Acquired Business or any of your or its representatives or otherwise available from generally recognized public sources, without having independently verified the accuracy or completeness of the same, (ii) do not assume responsibility for the accuracy or completeness of any such Information, Projections and data and (iii) will not make an appraisal of your assets or liabilities or the Acquired Business. You shall (i) furnish us with all Information and data that we may reasonably request in connection with our activities on behalf of you and your affiliates and (ii) provide us full access, as reasonably requested, to your officers, directors, employees and professional advisors and use commercially reasonable efforts to provide us full access, as reasonably requested, to those of the Acquired Business; provided that, following the consummation of the Acquisition, you shall cause the Acquired Business to provide us full access, as reasonably requested, to such persons or entities.

        6.     Clear Market.    You agree that, from the date hereof until the earlier of (a) the date on which a Successful Syndication has been achieved, provided that such date shall not be earlier than the Closing Date and (b) the date that is 60 days after the Closing Date, you will not, and you will not permit the Acquired Business or any of your or its respective affiliates to, directly or indirectly, (i) syndicate, place, sell or issue, (ii) attempt or offer to syndicate, place, sell or issue, (iii) announce or authorize the announcement of the syndication, placement, sale or issuance of, or (iv) engage in discussions concerning the syndication, placement, offering, sale or issuance of, any debt facility, or debt, the Acquired Business or any of your or its respective affiliates (other than the Debt Financing contemplated hereby) reasonably likely to adversely affect syndication, including any renewals or refinancings of any existing debt facility, without our prior written consent, which may be given or withheld in our sole discretion.

        7.     Fees and Expenses.    As consideration for the Commitment and our other undertakings hereunder, you hereby agree to pay or cause to be paid to us the fees, expenses and other amounts set forth in the Debt Financing Letters.

        8.     Indemnification and Waivers.    As consideration for the Commitment and our other undertakings hereunder, you agree to the provisions with respect to indemnification, waivers and other matters contained in Annex A hereto, which is hereby incorporated by reference in this Commitment Letter.

        9.     Confidentiality.    This Commitment Letter is delivered to you on the understanding that neither the existence of this Commitment Letter or the Fee Letter nor any of their terms or substance will be disclosed by you, directly or indirectly, to any other person or entity except (a) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof), (b) to your officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis and only in connection with the Transactions, (c) the existence and contents of this Commitment Letter may be disclosed (but not the contents of the Fee Letter) to rating agencies in connection with their review of the Facility or the Company, (d) the information contained in this Commitment Letter (but not that contained in the Fee Letter) may be disclosed in any Confidential Information Memorandum or in connection with the syndication of the Facility, and (e) this Commitment Letter and, if redacted in a manner satisfactory to us, the Fee Letter may be disclosed to the Acquired Business, the Seller and their respective officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential and need-to-know basis and only in connection with the Transactions. You may also disclose, on a confidential basis, the aggregate amount of fees payable under the Fee Letter as part of a generic disclosure regarding sources and uses (but without disclosing any specific fees set forth therein) in connection with the syndication of the Facility.

        We agree to maintain the confidentiality of all confidential information provided to us by or on behalf of you, the Acquired Business and/or your respective subsidiaries ("Company Information"), except that Company Information may be disclosed (a) to our and our affiliates' directors, officers, employees, agents, advisors and other representatives, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Company Information and instructed to keep such Company Information confidential), (b) to the extent requested by any regulatory authority, (c) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by any governmental or self-regulatory authority, applicable law or regulation or by any subpoena or similar legal process, (d) to any other party to this Commitment Letter, (e) in connection with the exercise of any remedies hereunder or under any of the Definitive Debt Documentation or any suit, action or proceeding relating to this Commitment Letter or any of the Definitive Debt Documentation, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this paragraph, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to you and your obligations, (g) with your consent, (h) to prospective lenders, participants or any rating agency or as is otherwise required in connection with the syndication, (i) for purposes of establishing a "due diligence" defense or (j) to the extent such Company Information (1) becomes publicly available other than as a result of a breach of this paragraph by us or (2) becomes available to us or any of our affiliates on a non-confidential basis from a source other than you; provided, that the disclosure of any such Company Information to Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such party that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as set forth in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or market standards for dissemination of such type of information, which shall in any event require "click through" or other affirmative action on the part of the recipient to access such confidential information and acknowledge its confidentiality obligations in respect thereof. Any person required to maintain the confidentiality of Company Information as provided in this paragraph shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Company Information as such person would accord to its own confidential information. Our obligations set forth in this paragraph shall terminate upon the earlier of (i) two years from the date hereof and (ii) the date the Definitive Debt Documents are execution and delivery, at which time this paragraph shall be superseded by the relevant terms and provisions therein.

        10.   Conflicts of Interest; Absence of Fiduciary Relationship.    You acknowledge and agree that:

          (a)   we and/or our affiliates and subsidiaries (including Jefferies Group LLC and its affiliates, the "Jefferies Group"), in our and their respective capacities as principal or agent are involved in a wide range of commercial banking and investment banking activities globally (including investment advisory, asset management, research, securities issuance, trading, and brokerage) from which conflicting interests or duties may arise and, therefore, conflicts may arise between (i) our interests and duties hereunder and (ii) our other duties or interests or other duties or interests of another member of the Jefferies Group,

          (b)   we and any other member of the Jefferies Group may, at any time, (i) provide services to any other person, (ii) engage in any transaction (on our or its own account or otherwise) with respect to you or any member of the same group as you or (iii) act in relation to any matter for any other person whose interests may be adverse to you or any member of your group (a "Third Party"), and may retain for our or its own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or any member of the Jefferies Group is in possession or has come or comes into possession (whether before, during or after the consummation of the transactions contemplated hereunder) of information confidential to you; provided that such confidential information shall not be used by us or any other member of the Jefferies Group in entering into any transaction with (for its own accord or otherwise), or in performing services or providing advice to any Third Party. You accept that permanent or ad hoc arrangements/information barriers may be used between and within our divisions or divisions of other members of the Jefferies Group for this purpose and that locating directors, officers or employees in separate workplaces is not necessary for such purpose,

          (c)   information that is held elsewhere within us or the Jefferies Group, but of which none of the individual directors, officers or employees having primary responsibility for the consummation of the transactions contemplated by this Commitment Letter actually has knowledge (or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining our responsibilities to you hereunder,

          (d)   neither we nor any other member of the Jefferies Group shall have any duty to disclose to you, or utilize for your benefit, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on our or its own account or otherwise) or otherwise carrying on our or its business,

          (e)   (i) neither we nor any of our affiliates have assumed any advisory responsibility or any other obligation in favor of the Company or any of its affiliates except the obligations expressly provided for under the Debt Financing Letters, (ii) we and our affiliates, on the one hand, and the Company and its affiliates, on the other hand, have an arm's-length business relationship that does not directly or indirectly give rise to, nor does the Company or any of its affiliates rely on, any fiduciary duty on the part of us or any of our affiliates and (iii) we are (and are affiliated with) a full service financial firm and as such may effect from time to time transactions for our own account or the account of customers, and hold long or short positions in debt, equity-linked or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter (and, in particular, we and any other member of the Jefferies Group may at any time hold debt or equity securities for our or its own account in the Company). With respect to any securities and/or financial instruments so held by us, any of our affiliates or any of our respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of such rights, in its sole discretion. You hereby waive and release, to the fullest extent permitted by law, any claims you have, or may have, with respect to (i) any breach or alleged breach of fiduciary duty (and agree that we shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors) or (ii) any conflict of interest arising from such transactions, activities, investments or holdings, or arising from our failure or the failure of any of our affiliates to bring such transactions, activities, investments or holdings to your attention, and

          (f)    neither we nor any of our affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by the Debt Financing Letters, and neither we nor our affiliates shall have responsibility or liability to you with respect thereto. Any review by us, or on our behalf, of the Company, the Transactions, the other transactions contemplated by the Debt Financing Letters or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of you or any of your affiliates.

        11.   Choice of Law; Jurisdiction; Waivers.    The Debt Financing Letters, and any claim, controversy or dispute arising under or related to the Debt Financing Letters (whether based upon contract, tort or otherwise), shall be governed by, and construed in accordance with, the laws of the State of New York; provided that, notwithstanding the foregoing, it is understood and agreed that (a) interpretation of the definition of "Material Adverse Effect" (and whether a Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Purchase Agreement Representation and whether as a result of any inaccuracy thereof CME or any of its affiliates has the right (taking into account any applicable cure provisions) to terminate their obligations under the Purchase Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Purchase Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. To the fullest extent permitted by applicable law, you and we hereby irrevocably submit to the exclusive jurisdiction of any New York State court or federal court sitting in the County of New York and the Borough of Manhattan in respect of any claim, suit, action or proceeding arising out of or relating to the provisions of any Debt Financing Letter and irrevocably agree that all claims in respect of any such claim, suit, action or proceeding may be heard and determined in any such court and that service of process therein may be made by certified mail, postage prepaid, to your address set forth above; provided that suit for the recognition or enforcement of any judgment obtained in any such New York State or Federal court may be brought in any other court of competent jurisdiction. You and we hereby waive, to the fullest extent permitted by applicable law, any objection that you or we may now or hereafter have to the laying of venue of any such claim, suit, action or proceeding brought in any such court, and any claim that any such claim, suit, action or proceeding brought in any such court has been brought in an inconvenient forum. You and we hereby waive, to the fullest extent permitted by applicable law, any right to trial by jury with respect to any claim, suit, action or proceeding (whether based upon contract, tort or otherwise) arising out of or relating to the Debt Financing Letters, any of the Transactions or any of the other transactions contemplated hereby or thereby. The provisions of this Section 11 are intended to be effective upon the execution of this Commitment Letter without any further action by you, and the introduction of a true copy of this Commitment Letter into evidence shall be conclusive and final evidence as to such matters.

        12.   Miscellaneous.

          (a)   This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter by facsimile, PDF or other electronic transmission will be effective as delivery of a manually executed counterpart hereof.

          (b)   You may not assign any of your rights, or be relieved of any of your obligations, under this Commitment Letter without our prior written consent, which may be given or withheld in our sole discretion (and any purported assignment without such consent, at our sole option, shall be null and void). We may at any time and from time to time assign all or any portion of our Commitment hereunder to one or more of our affiliates or to one or more Lenders, whereupon we shall be released from the portion of our Commitment hereunder so assigned; provided that such assignment shall not relieve us of our obligation to fund on the Closing Date the portion of our Commitment so assigned to the extent such assignee fails, upon satisfaction or waiver by us of all conditions to such assignee making its initial extensions of credit on the Closing Date, to fund such assigned Commitment on the Closing Date. Any and all obligations of, and services to be provided by, us hereunder (including the Commitment) may be performed, and any and all of our rights hereunder may be exercised, by or through any of our affiliates or branches and we reserve the right to allocate, in whole or in part, to our affiliates or branches certain fees payable to us in such manner as we and our affiliates may agree in our and their sole discretion. Subject to Section 10, you further acknowledge that we may share with any of our affiliates, and such affiliates may share with us, any information relating to the Transactions, you or the Acquired Business (and your and their respective affiliates), or any of the matters contemplated in the Debt Financing Letters in accordance with Section 9.

          (c)   This Commitment Letter has been and is made solely for the benefit of you, us and the indemnified persons (as defined in Annex A hereto) and your, our and their respective successors and assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or your and our agreements contained herein.

          (d)   The Debt Financing Letters set forth the entire understanding of the parties hereto as to the scope of the Commitment and our obligations hereunder and thereunder. The Debt Financing Letters supersede all prior understandings and proposals, whether written or oral, between us and you relating to any financing or the transactions contemplated hereby and thereby.

          (e)   You acknowledge that one or more of our affiliates has been retained as a sell-side financial advisor to GFI (in such capacity, the "Financial Advisor") in connection with the Transactions. You agree to any such retention, and not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, (i) the engagement of the Financial Advisor or (ii) us or the Financial Advisor or any of our or its affiliates arranging or providing (or contemplating arranging or providing) financing for a competing bidder and, on the other hand, our relationship with you as described and referred to herein. You acknowledge that, in its capacity as such, (A) the Financial Advisor may recommend to GFI that GFI not pursue or accept the CME Acquisitions and, as applicable, the other Transactions and (B) the Financial Advisor may possess information about GFI, the Acquired Business, the Acquisition and other potential purchasers and their respective strategies and proposals, but that nonetheless the Financial Advisor shall have no obligation to disclose to you the substance of such information or the fact that it is in possession thereof. For the avoidance of doubt, nothing in the Debt Financing Letters shall be interpreted or construed to amend, waive or limit the obligations of the Financial Advisor under any agreement and/or arrangement pursuant to which it has been retained by GFI to act in any other capacity.

          (f)    Notwithstanding anything in Section 9 to the contrary, you agree that we or any of our affiliates may disclose information about the Transactions to market data collectors and similar service providers to the financing community.

          (g)   We hereby notify you and, upon its becoming bound by the provisions hereof, each other Credit Party (as defined in Exhibit A hereto), that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time, the "Patriot Act"), we and each Lender may be required to obtain, verify and record information that identifies the Credit Parties, which information includes the name, address, tax identification number and other information regarding the Credit Parties that will allow us or such Lender to identify the Credit Parties in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and each Lender. You agree that we shall be permitted to share any or all such information with the Lenders.

        13.   Amendment; Waiver.    This Commitment Letter may not be modified or amended except in a writing duly executed by the parties hereto. No waiver by any party of any breach of, or any provision of, this Commitment Letter shall be deemed a waiver of any similar or any other breach or provision of this Commitment Letter at the same or any prior or subsequent time. To be effective, a waiver must be set forth in writing signed by the waiving party and must specifically refer to this Commitment Letter and the breach or provision being waived.

        14.   Surviving Provisions.    Notwithstanding anything to the contrary in this Commitment Letter: (i) Sections 7 to and including 15 hereof shall (except for our confidentiality obligations in Section 9, which shall terminate or be superseded by the Definitive Debt Documents as provided therein) survive the expiration or termination of this Commitment Letter, regardless of whether the Definitive Debt Documents have been executed and delivered or the Transactions consummated, and (ii) Sections 2 and 4 to and including 13 hereof shall survive execution and delivery of the Definitive Debt Documents and the consummation of the Transactions.

        15.   Acceptance, Expiration and Termination.    Please indicate your acceptance of the terms of the Debt Financing Letters by returning to us executed counterparts of the Debt Financing Letters not later than 11:59 p.m., New York City time, on July 30, 2014 (the "Deadline"). The Debt Financing Letters are conditioned upon your contemporaneous execution and delivery to us, and the contemporaneous receipt by us, of executed counterparts of each Debt Financing Letter on or prior to the Deadline. This Commitment Letter will expire at such time in the event that you have not returned such executed counterparts to us by such time. Thereafter, except with respect to any provision that expressly survives pursuant to Section 14, this Commitment Letter (but not the Fee Letter) will terminate automatically on the earliest of (i) the date of termination of the Purchase Agreement in accordance with its terms, (ii) the date on which you or JPI publicly announce that you or JPI have abandoned the pursuit of the Transactions, (iii) the closing of the Acquisition, (iv) the closing of a sale by CME of the IDB Business other than as part of the Transactions, and (v) 11:59 p.m., New York City time, on March 15, 2015.

[Remainder of page intentionally blank]

        We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,
JEFFERIES FINANCE LLC
By:	/s/ BRIAN BUOYE
	Name:	Brian Buoye
	Title:	Managing Director

Accepted and agreed to as of the date first above written:

GFI HOLDCO INC.
By:	/s/ MICHAEL GOOCH
	Name:	Michael Gooch
	Title:	Executive Chairman

ANNEX A TO COMMITMENT LETTER

INDEMNIFICATION AND WAIVER

        Except as otherwise defined in this Annex A, capitalized terms used but not defined herein have the meanings assigned to them elsewhere in this Commitment Letter.

        The IssuerCo ("you") hereby agrees (i) to indemnify and hold harmless Jefferies Finance LLC, solely in its capacity as Lender, Arranger, Administrative Agent or in any other capacity as contemplated by the Senior Loan Documents (collectively, "we" or "us"), the Lenders in the Debt Financing and each of our and their respective affiliates and subsidiaries (including Jefferies LLC) and each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, representatives, attorneys-in-fact, members, successors, assigns and controlling persons of each of the foregoing (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities (collectively, "Losses") to which any such indemnified person, directly or indirectly, may become subject arising out of, relating to, resulting from or otherwise in connection with the Debt Financing Letters, the Debt Financing, the use of the proceeds therefrom, the Transactions, any of the other transactions contemplated by the Debt Financing Letters, or any action, claim, suit, litigation, investigation, inquiry or proceeding (each, a "Claim") directly or indirectly arising out of, relating to, resulting from or otherwise in connection with any of the foregoing, regardless of whether any indemnified person is a named party thereto or whether such Claim is brought by you, any of your affiliates or a third party and (ii) to reimburse each indemnified person upon demand at any time and from time to time for all out-of-pocket legal and other expenses incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any Claim, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with any of the foregoing (including in connection with the enforcement of the indemnification obligations and waivers set forth in this Annex A); provided, however, that no indemnified person will be entitled to indemnity hereunder in respect of any Loss to the extent that it is found by a final, non-appealable judgment of a court of competent jurisdiction that such Loss resulted from (A) the bad faith, gross negligence or willful misconduct of such indemnified person, (B) a material breach of the obligations of such indemnified person or any of such indemnified person's controlled affiliates under the Debt Financing Letters or (C) any Claim that does not involve or arise from an act or omission by you or any of your affiliates and that is brought by an indemnified person against any other indemnified person (other than any claims against any party in its capacity or in fulfilling its role as an Administrative Agent or arranger or any similar role under the Facility). In addition, in no event will any indemnified person be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings), whether, directly or indirectly, as a result of any failure to fund all or any portion of the Debt Financing or otherwise arising out of, relating to, resulting from or otherwise in connection with the Debt Financing or arising out of, relating to, resulting from or otherwise in connection with any Claim or otherwise. In addition, no indemnified person will be liable for any damages arising from the use by unauthorized persons of Information, Projections or other Materials sent through electronic, telecommunications or other information transmission systems that are intercepted or otherwise obtained by such persons except to the extent it is found by a final, non-appealable judgment of a court of competent jurisdiction that such damages resulted solely and directly from the bad faith, gross negligence or willful misconduct of such indemnified person.

        You shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Claim in which any indemnified person is or could be a party and as to which indemnification or contribution could have been sought by such indemnified person hereunder whether or not such indemnified person is a party to any Debt Financing Letter, unless (i) such indemnified person and each other indemnified person from which such indemnified person could have sought indemnification or contribution have given their prior written consent, which may be

Annex A-1

given or withheld in their sole discretion or (ii) the settlement, compromise, consent or termination (A) includes an express unconditional release of all indemnified persons and their respective affiliates from all Losses, directly or indirectly, arising out of, relating to, resulting from or otherwise in connection with such Claim and (B) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any indemnified person.

        If for any reason (other than the bad faith, gross negligence or willful misconduct of an indemnified person as provided above) the foregoing indemnity is unavailable to an indemnified person or insufficient to hold an indemnified person harmless, then you to the fullest extent permitted by law, shall contribute to the amount paid or payable by such indemnified person as a result of such Losses in such proportion as is appropriate to reflect the relative benefits received by you, on the one hand, and by us, on the other hand, from the Transactions or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by you, on the one hand, and us, on the other hand, but also the relative fault of you, on the one hand, and us, on the other hand, as well as any relevant equitable considerations. Notwithstanding the provisions hereof, the aggregate contribution of all indemnified persons to all Losses shall not exceed the amount of fees actually received by us pursuant to the Fee Letter. For the purposes of this paragraph, it is hereby further agreed that (i) the relative benefits to you, on the one hand, and us, on the other hand, with respect to the Transactions shall be deemed to be in the same proportion as (x) the total value paid or received or contemplated to be paid or received by you, your equityholders and/or your or their respective affiliates, as the case may be, in the Transactions, whether or not the Transactions are consummated, bears to (y) the fees actually paid to us under the Fee Letter and (ii) the relative fault of you, on the one hand, and us, on the other hand, with respect to the Transactions shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by you, any of your affiliates and/or any of your or their respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, representatives, attorneys-in-fact and controlling persons (collectively, the "Acquiror Group") or by us, as well as your and our relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

        In addition, you shall reimburse the indemnified persons for all expenses (including fees and expenses of external counsel), as incurred, in connection with investigating, preparing, defending or settling any Claim for which indemnification or contribution may be sought by the indemnified person, whether or not any indemnified person is a named party thereto or whether such Claim is brought by you, any of your affiliates or a third party.

        The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability you may have to any indemnified person at law, in equity or otherwise, (ii) shall survive the expiration or termination of the Debt Financing Letters (notwithstanding any other provision of any Debt Financing Letter or the Definitive Debt Documents), (iii) shall apply to any modification, amendment, waiver or supplement of our and any of our affiliates' commitment and/or engagement, (iv) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of us or any other indemnified person and (v) shall be binding on any successor or assign of you and the successors or assigns to any substantial portion of your business and assets.

* * *

Annex A-2

EXHIBIT A TO COMMITMENT LETTER

SUMMARY OF TERMS OF FACILITIES

        Set forth below is a summary of certain of the terms of the Facility and the documentation related thereto. Capitalized terms used and not otherwise defined in this Exhibit A have the meanings set forth elsewhere in this Commitment Letter.

I.	Parties
	Borrower	IssuerCo (the "Borrower").
Guarantors

Parent and each of the direct and indirect wholly-owned domestic, Bermuda and United Kingdom subsidiaries (other than (i) the Borrower and any U.S., Bermuda or United Kingdom regulated broker-dealer entity, (ii) any other regulated entity that is prohibited by law from providing such a guarantee and (iii) any other subsidiary to the extent making such entity a guarantor would result in material adverse tax consequences to the Borrower and subject to other exceptions to be mutually agreed upon) (collectively, the "Full-Recourse Guarantors"). In addition, GuaranteeCo shall provide a limited-recourse guarantee, with such recourse limited to foreclosure of the CME Stock owned by GuaranteeCo and pledged as collateral for the Obligations (to be defined) pursuant to the Senior Loan Documents (as defined below) and that certain first lien pledge agreement (substantially in the form attached hereto as Exhibit G) (the "Limited-Recourse Guarantor" and, with the Full-Recourse Guarantors, the "Guarantors"; with the Borrower and the Guarantors collectively referred to herein as the "Credit Parties").

	Sole Lead Arranger and Sole Book Runner	Jefferies Finance LLC ("Jefferies Finance") and/or one or more of its designees (in such capacities, the "Arranger"). The Arranger will perform the duties customarily associated with such role.
	Administrative Agent	Jefferies Finance and/or one or more of its designees (in such capacity, the "Administrative Agent"). The Administrative Agent will perform the duties customarily associated with such role.
	Collateral Agent	Jefferies Finance and/or one or more of its designees (in such capacity, the "Collateral Agent"). The Collateral Agent will perform the duties customarily associated with such role.
	Lenders	A syndicate of banks, financial institutions and other entities (which may include Jefferies Finance, collectively, the "Lenders") identified by the Arranger in consultation with the Acquiror.
	Closing Date	The date, on or before the date on which the Commitment is terminated in accordance with Section 15 of this Commitment Letter, on which the Acquisition is consummated (the "Closing Date").
	Senior Loan Documents	The Definitive Debt Documents governing or evidencing the Facility are also, collectively, referred to herein as the "Senior Loan Documents".
II.	Types and Amounts of Facilities
Term Loan Facility

A 5-year senior secured term loan facility in an aggregate principal amount up to $225.0 million (the "Term Loan Facility"); provided that to the extent you obtain a revolving credit facility prior to the date on which the Marketing Period (as defined below) begins on terms and conditions reasonably satisfactory to us in all material respects, the aggregate principal amount of the Term Loan Facility shall be reduced on a dollar-for-dollar basis by an amount equal to the aggregate principal amount of the commitments obtained in respect of such revolving credit facility (the loans thereunder, the "Term Loans" or the "Loans").

The full amount of the Term Loan Facility (other than any Incremental Loans (as defined below)) shall be drawn in a single drawing on the Closing Date. Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.

Maturity and Amortization of Term Loan Facility

The Term Loan Facility will mature on the date that is 5 years after the Closing Date and will amortize in quarterly installments in aggregate annual amounts equal to: (i) for the period between the Closing Date and the first anniversary of the Closing Date, 2.50% per annum of the original principal amount of the Term Loan Facility; and (ii) thereafter, 5% per annum of the original principal amount of the Term Loan Facility, with the balance payable on the fifth anniversary of the Closing Date.

Exhibit A-1

Incremental Loans

The Borrower shall have the right at any time after the later of the Closing Date and the Syndication Date to (a) add an incremental revolving credit facility from willing Lenders and/or eligible assignees (such new commitments, "Incremental Revolving Loan Commitments" and such new loans, "Incremental Revolving Loans") (provided that, notwithstanding any other provisions set forth herein, to the extent the Borrower shall have established a revolving credit facility prior to the Closing Date, the right to add Incremental Revolving Loan Commitments shall be limited to obtaining additional commitments in respect of, and on terms and conditions identical to, such existing revolving facility (and shall not, for the avoidance of doubt, include a right to establish additional "sidecar" revolving credit facilities hereunder)) and/or (b) increase the size of the Term Loan Facility or establish one or more additional term loan facilities from willing Lenders and/or eligible assignees (such new commitments, "Incremental Term Loan Commitments" and, together with the Incremental Revolving Commitments, the "Incremental Commitments," and such new loans, "Incremental Term Loans," and, together with the Incremental Revolving Loans, the "Incremental Loans"), in each case in a minimum amount of at least $10.0 million and in integral multiples of $5.0 million in excess thereof, and up to a maximum aggregate principal amount of (x) $75.0 million plus (y) the lesser of (1) an additional amount such that, after giving pro forma effect thereto, the Total Leverage Ratio (as defined in Exhibit C) at such time shall not exceed the Total Leverage Ratio as of the Closing Date (assuming for such purposes that any Incremental Revolving Loan Commitments are fully drawn), tested as of the last day for the most recent determination period after giving effect to such Incremental Loans or (2) an additional amount such that, after giving pro forma effect thereto, the Total Leverage Ratio shall not exceed the then-applicable maximum Total Leverage Ratio under the financial covenants (assuming for such purposes that any Incremental Revolving Loan Commitments are fully drawn), tested as of the last day for the most recent determination period after giving effect to such Incremental Loans; provided that (i) there shall be no default or event of default before, or after giving effect to, such Incremental Commitments and the proposed Incremental Loans, (ii) the Borrower shall be in pro forma compliance with each of the financial maintenance covenants, (iii) with respect solely to the establishment of any Incremental Revolving Loan Commitments, the Borrower shall make a prepayment of Term Loans substantially concurrently with such establishment in an aggregate principal amount equal to the lesser of (x) the aggregate principal amount of such Incremental Revolving Loan Commitments and (y) the amount by which the aggregate principal amount of the Term Loans funded on the Closing Date exceeds $150.0 million (it being acknowledged and agreed that the aggregate amount required to be prepaid over the life of the Term Loan Facility pursuant to this clause (iii), when combined with all other amounts required to be prepaid pursuant to the third sub-bullet under "Mandatory Prepayments and Commitment Reductions" below, shall not exceed the amount set forth in clause (y) hereof), (iv) the Incremental Term Loans shall have a maturity no earlier than the maturity date applicable to the Term Loan Facility and shall have a weighted average life to maturity no shorter than the weighted average of the Term Loan Facility, (v) if any Incremental Term Loans are incurred within 12 months after the Closing Date, the initial yield (to be defined to include all applicable margin, LIBOR floor, upfront fees, original issue discount and similar yield related discounts, deducts or payments) on the Incremental Term Loans shall be no greater than 0.50% per annum higher than the margin for the Term Loan Facility unless the margins with respect to the Term Loan Facility are increased by an amount equal to the difference of (1) the initial yield on the Incremental Term Loans over (2) the corresponding yield on the existing Term Loan Facility minus 0.50%, (vi) the representations and warranties shall be true and correct in all material respects (or in all respects if otherwise qualified by "material" or "material adverse effect") immediately prior to, and after giving effect to, the incurrence of such Incremental Loans, (vii) the Incremental Term Loans shall share ratably in any mandatory prepayments of the Term Loan Facility and in the security and guarantees of the Term Loan Facility, (viii) the terms of the Incremental Term Loan Commitments shall be otherwise reasonably satisfactory in all respects to the Administrative Agent, (ix) the terms of the Incremental Revolving Loans shall be substantially the same as the terms of the Incremental Term Loans other than the absence of any required amortization, the maturity date not occurring later than the date that is one year prior to the maturity date applicable to the Term Loans and otherwise to account for the revolving nature of the Incremental Revolving Loans; provided further that, notwithstanding anything herein, the aggregate amount of Incremental Revolving Loan Commitments shall not exceed $50.0 million, (x) notwithstanding anything set forth in clauses (i) or (v) above, to the extent the proceeds of any Incremental Loans are being used to finance an acquisition, the availability of such Incremental Loans may be subject to limited conditionality provisions substantially similar to the Certain Funds Provision and (xi) the Incremental Term Loans provided pursuant to clause (y) above shall not be secured on a first lien basis if the CME Stock Intercreditor Agreement is in effect.

Exhibit A-2

The Administrative Agent shall be permitted to effect such amendments to the Senior Loan Documents as may be necessary or appropriate to give effect to the foregoing, including conforming amendments (which may be in the form of an amendment and restatement).

The Borrower may seek commitments in respect of the Incremental Loans from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith ("Additional Lenders"); provided that the Administrative Agent shall have consent rights (not to be unreasonably withheld) with respect to such Additional Lender, if such consent would be required under the heading "Assignments and Participations" for an assignment of loans or commitments, as applicable, to such Additional Lender).

Use of Proceeds

The proceeds of the Term Loans borrowed on the Closing Date will be used to directly or indirectly finance the Acquisition (including through making intercompany loans), to pay fees and expenses in connection with the foregoing, for general corporate purposes of the Borrower and its subsidiaries, for obligations incurred by the Borrower and its subsidiaries in the ordinary course of business and to fund any required OID or upfront fees payable pursuant to Section 2 of the Fee Letter.

The proceeds of Incremental Loans will be used to finance, in part, Permitted Acquisitions (as defined below), to pay fees and expenses in the connection with the foregoing, for general corporate purposes of the Borrower and its subsidiaries and for obligations incurred by the Borrower and its subsidiaries in the ordinary course of business.

III.	Certain Payment Provisions
	Fees and Interest Rates	As set forth on Annex A-I hereto.
Optional Prepayments and Commitment Reductions

Optional prepayments of borrowings under the Facility and optional reductions of the unutilized portion of the commitments under the Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty (subject (i) to reimbursement of the Lenders' redeployment costs in the case of a prepayment of Adjusted LIBOR Loans other than on the last day of the relevant interest period and (ii) to the premium set forth below under the caption "Soft Call on Term Loans"). Voluntary prepayments of the Term Loan Facility shall be applied to remaining scheduled amortization payments as directed by the Borrower at the time of the respective payment (or, in the absence of such direction, in the direct order of maturity).

	Mandatory Prepayments and Commitment Reductions	The following amounts will be applied to prepay the Term Loans:

•

100% of the net proceeds of any incurrence of indebtedness after the Closing Date (other than indebtedness permitted under the Senior Loan Documents) by the Parent or any of its subsidiaries or GuaranteeCo (with exceptions to be agreed upon);

•

100% of the net proceeds of any non-ordinary course sale or other disposition of assets by the Parent or any of its subsidiaries or GuaranteeCo (including (i) as a result of casualty or condemnation and (ii) any issuance or sale of equity by the Borrower or any of its subsidiaries), other than (A) certain sales and dispositions to be agreed and (B) sales and dispositions the net cash proceeds of which are reinvested or committed to be reinvested in other assets useful in the business of the Borrower and its subsidiaries within 365 days from the date of receipt of such net cash proceeds (and, if committed to be reinvested but not actually reinvested by the end of such 365-day period, are so reinvested within 180 days of the end of such 365-day period);

•

to the extent you obtain a revolving credit facility after the Closing Date, an amount equivalent to the lesser of (x) the aggregate principal amount of the commitments obtained in respect of such revolving credit facility and (y) the amount by which the aggregate principal amount of the Term Loans funded on the Closing Date exceeds $150.0 million (it being acknowledged and agreed that the aggregate amount required to be prepaid over the life of the Term Loan Facility pursuant to this sub-bullet, when combined with all other amounts required to be prepaid pursuant to the corresponding prepayment provision set forth under clause (iii) of the proviso under "Incremental Loans" above, shall not exceed the amount set forth in clause (y) hereof); and

Exhibit A-3

•

50% of Excess Cash Flow (to be defined in the Senior Loan Documentation, but which will be computed by deducting the amount paid in respect of the RSUs during the applicable excess cash flow period) for each fiscal year of the Borrower (with the first such payment to be due in 2016 with respect to the fiscal year ending December 31, 2015), with step-downs to be agreed upon based on compliance with a maximum leverage ratio to be agreed. Mandatory prepayments from non-U.S. subsidiaries' Excess Cash Flow will be limited to the extent that repatriation of such prepayments would result in material adverse tax consequences; provided that an amount equal to the portion of Excess Cash Flow that is not used for a mandatory prepayment as a result of such limitation, less the amount of additional taxes that would have been payable or reserved for if such amount had been repatriated, shall be applied to prepay the Term Loans.

All such mandatory prepayments shall be applied without premium or penalty (except (i) as required under the caption "Soft Call on Term Loans" below and (ii) for breakage costs, if any) and shall be applied to the next four scheduled installments of principal of the Term Loan Facility in direct order of maturity and thereafter pro rata to the remaining scheduled installments of principal of the Term Loan Facility.

Soft Call on Term Loans

The Borrower shall pay a "prepayment premium" in connection with any Repricing Event (as defined below) with respect to all or any portion of the Term Loans that occurs on or before the first anniversary of the Closing Date, in an amount not to exceed 1.0% of the principal amount of the Term Loans subject to such Repricing Event. The term "Repricing Event" shall mean (i) any prepayment or repayment of Term Loans with the proceeds of, or any conversion of Term Loans into, any new or replacement tranche of term loans bearing interest at an "effective" interest rate less than the "effective" interest rate applicable to the Term Loans (as such comparative rates are determined by the Administrative Agent) and (ii) any amendment to the Term Loan Facility that, directly or indirectly, reduces the "effective" interest rate applicable to the Term Loans (in each case, with original issue discount and upfront fees, which shall be deemed to constitute like amounts of original issue discount, being equated to interest margins in a manner consistent with generally accepted financial practice based on an assumed four-year life to maturity), including any mandatory assignment in connection therewith with respect to each Lender that refuses to consent to such amendment, including any mandatory assignment in connection therewith with respect to each Lender that refuses to consent to such amendment.

IV.	Collateral and Guarantees
Collateral

Subject to the limitations set forth below in this section and subject to the Certain Funds Provision, the obligations of each Credit Party in respect of the Facility and any interest rate or currency hedging obligations or cash management obligations, in each case of the Borrower owed to a Lender, the Administrative Agent or its respective affiliates or to an entity that was a Lender, the Administrative Agent or an affiliate of a Lender or the Administrative Agent at the time of such transaction ("Permitted Secured Hedging/Cash Management Obligations") will be secured by the following: (i) a perfected first priority security interest in substantially all of its tangible and intangible assets, including intellectual property, domestic real property, gold inventory, licenses, permits, intercompany indebtedness (which shall be evidenced by a subordinated promissory note), cash and cash equivalents, deposit and securities accounts (including securities entitlements and related assets) and all of the equity interests of each Credit Party (other than the Limited-Recourse Guarantor) and each of its respective subsidiaries (including all of the equity interests of the Borrower) (but limited, in the case of a CFC, to 66% of all such voting stock to the extent that the pledge of a greater percentage would result in material adverse tax consequences to the Borrower) and (ii) a perfected first priority security interest in all of the CME Stock owned by the Limited-Recourse Guarantor (the items described above and all proceeds thereof, but excluding the Excluded Assets (as defined below), collectively, the "Collateral"). Dividends and other cash distributions (other than liquidating distributions) in respect of the CME Stock shall not be Collateral and may be distributed to the owners thereof at any time.

Exhibit A-4

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee-owned real property with a value of less than an amount to be agreed and any leasehold interests; (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights (except to the extent perfection can be obtained by filing of uniform commercial code financing statements) and commercial tort claims with a value of less than an amount to be agreed; (iii) letter of credit rights with a value of less than an amount to be agreed (except to the extent perfection can be accomplished through the filing of UCC-1 financing statements) and commercial tort claims with a value of less than an amount to be agreed; (iv) pledges and security interests prohibited by applicable law, rule or regulation (including the requirement to obtain consent of any governmental authority) to the extent and for so long as such law, rule or regulation prohibits such pledge or security interest; (v) equity interests in any person other than wholly-owned subsidiaries to the extent not permitted by the terms of such person's organizational or joint venture documents; (vi) assets to the extent a security interest in such assets would result in material adverse tax consequences (including, without limitation, as a result of the operation of Section 956 of the IRS Code or any similar law or regulation in any applicable jurisdiction) as reasonably determined by the Borrower in good faith and notified to the Administrative Agent; (vii) any lease, license or other similar agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or similar agreement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code and other applicable laws notwithstanding such prohibition; (viii) any asset subject to a purchase money security interest or similar arrangement permitted by the Senior Loan Documents and deposits for letters of credit permitted by the Senior Loan Documents; (ix) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby; (x) voting capital stock in excess of 65% of any first-tier "controlled foreign corporation" within the meaning of Section 957 of the IRS Code (a "CFC") or Disregarded Domestic Person; (xi) any of the capital stock of a subsidiary of a CFC or a Disregarded Domestic Person; (xii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code; (xiii) "intent-to-use" trademark or service mark applications; (xiv) (a) payroll and other employee wage and benefit accounts, (b) tax accounts, including, without limitation, sales tax accounts, (c) escrow accounts and (d) fiduciary or trust accounts, and, in the case of clauses (a) through (d), the funds or other property held in or maintained in any such account (collectively, the "Excluded Accounts"); (xv) any acquired property (including property acquired through acquisition or merger of another entity) if at the time of such acquisition the granting of a security interest therein or the pledge thereof is prohibited by any contract or other agreement (to the extent such prohibition was entered into in contemplation thereof) to the extent and for so long as such contract or other agreement prohibits such security interest or pledge; and (xvi) other exceptions to be mutually agreed (the foregoing described in clauses (i) through (xvii) are, collectively, the "Excluded Assets"). In addition, in no event shall (a) notices be required to be sent to account debtors or other contractual third parties prior to the occurrence of an event of default or (b) perfection (except to the extent perfected through the filing of Uniform Commercial Code financing statements) be required with respect to (i) letter of credit rights and commercial tort claims, in each case with a value of less than an amount to be agreed or (ii) real property assets located outside of the United Sates. No Loan Party shall be obligated to grant liens under documents governed by laws other than the United States, Bermuda or United Kingdom law, as applicable.

All the above-described pledges, security interests and mortgages shall be created on terms to be set forth in the Senior Loan Documents; and none of the Collateral shall be subject to other pledges, security interests or mortgages (subject to customary exceptions for financings of this kind reasonably acceptable to the Administrative Agent).

The CME Stock shall, on a junior priority lien basis, secure certain indemnification obligations assumed by the NewCo pursuant to the Purchase Agreement (the "CME Junior Lien"), which junior lien will be subject to an intercreditor agreement acceptable to the Administrative Agent, and the Administrative Agent acknowledges that the form of intercreditor agreement substantially in the form attached hereto as Exhibit E is deemed acceptable to the Administrative Agent (the "CME Stock Intercreditor Agreement").

Exhibit A-5

Guarantees

Each Guarantor will unconditionally, and jointly and severally, guarantee the obligations of each Credit Party in respect of the Facility and, to the extent requested by the Arranger (but excluding in any event obligations under any hedging agreement in respect of Permitted Secured Hedging/Cash Management Obligations that constitutes a "swap" within the meaning of section 1(a)(47) of the Commodity Exchange Act if such Guarantor is not an "Eligible Contract Participant" as defined under the Commodity Exchange Act) the Permitted Secured Hedging/Cash Management Obligations (the "Guarantees"); provided, however, notwithstanding the foregoing, the Limited-Recourse Guarantor's obligations under its guarantee shall be limited to the CME Stock. Such Guarantees will be in form and substance satisfactory to the Administrative Agent and the Arranger. All Guarantees shall be guarantees of payment and performance, and not of collection.

V.	Other Provisions
Representations and Warranties

Limited to (to be applicable to the Parent, the Borrower and its subsidiaries and each other Guarantor): organization, status and powers; due authorization, execution, delivery and enforceability of Senior Loan Documents; no conflicts; accuracy of financial statements, projections and other information; no material adverse effect; ownership of properties; intellectual property; equity interests and subsidiaries; litigation and compliance with laws, rules and regulations (including laws, rules and regulations regulating the Borrower's and its subsidiaries respective businesses and industries, including, as applicable, the laws, rules and regulations (including regulatory status, registrations and memberships) of the U.S. Securities and Exchange Commission (the "SEC"), Financial Industry Regulatory Authority ("FINRA"), the U.S. Commodity Futures Trading Commission, the U.S. National Futures Association (or any corresponding foreign regulatory agencies or self-regulatory organizations) and the rules and regulations of any stock exchange and other regulatory matters) and governmental approvals; regulatory status, registrations and memberships held in FINRA, corresponding foreign regulatory agencies or self-regulatory organizations or exchanges; organizational documents, contractual obligations and material agreements; federal reserve regulations; Investment Company Act of 1940, as amended, and other laws restricting incurrence of debt; use of proceeds; taxes; accuracy and completeness of disclosure; solvency; labor matters; employee benefit plans and ERISA; environmental matters; insurance; security documents and creation, validity, perfection and priority of security interests in the Collateral (subject to permitted liens); acquisition documents; status of the Facility as senior debt; and anti-terrorism laws, money laundering activities and dealing with embargoed persons (including, without limitation, FCPA, Patriot Act, OFAC/AML and other anti-terrorism and export control laws); subject in the case of each of the foregoing representations and warranties, to exceptions and qualifications including for materiality to be agreed.

The representations and warranties will be required to be made in connection with each extension of credit (subject to the Certain Funds Provision, including the extension of credit on the Closing Date).

Conditions Precedent to Initial Borrowing:

Subject to the Certain Funds Provision, the initial borrowings and other extensions of credit under the Facility on the Closing Date will be subject only to the conditions precedent set forth in Section 3 of the Commitment Letter, clause (i) of the following paragraph entitled "Conditions Precedent to all Borrowings" and Exhibit B to the Commitment Letter. Notwithstanding the foregoing, $165,000,000 of the initial borrowings under the Facility, which are required to be funded into escrow in accordance with the terms of the Purchase Agreement, shall be funded into escrow so long as all conditions to the initial borrowing have been satisfied other than (a) with respect to the CME Acquisitions, the filing of and acceptance by the Secretary of State of the State of Delaware of the applicable certificates of merger related thereto and (b) the concurrent consummation of the Acquisition; for the avoidance of doubt, the balance of the initial borrowings and other extensions of credit under the Facility shall be funded to the Borrower, subject to the Certain Funds Provision, the conditions precedent set forth in Section 3 of the Commitment Letter, clause (i) of the following paragraph entitled "Conditions Precedent to all Borrowings" and Exhibit B to the Commitment Letter. Such escrowed funds shall be released from escrow in accordance with the terms of the Escrow Agreement (in substantially the form attached hereto as Exhibit F).

Exhibit A-6

Conditions Precedent to all Borrowings:

Subject, on the Closing Date, to the Certain Funds Provision, each borrowing and extension of credit under the Facility will be subject only to the following conditions precedent: (i) delivery of notice of borrowing; (ii) except with respect to the initial borrowings and other extensions of credit under the Facility on the Closing Date, accuracy of representations and warranties in all material respects (provided, that any representation and warranty that is qualified as to "materiality," "material adverse effect" or similar language shall be true and correct in all respects (after giving effect to any such qualification therein)); and (iii) except with respect to the initial borrowings and other extensions of credit under the Facility on the Closing Date, the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit.

Affirmative Covenants

Limited to the following (to be applicable to the Parent, the Borrower and its subsidiaries and each other Guarantor): delivery of financial statements, annual budget, reports, accountants' letters, projections, officers' certificates and other information; filings with the SEC, monthly net trading revenues, FOCUS reports (or similar reports relating to regulatory capital or similar requirements); notices of default, litigation and other material events; existence; maintenance of business and properties; maintenance of insurance; maintenance of licenses, permits and approvals; payment and performance of obligations and taxes; employee benefits and ERISA; maintaining books and records; access to properties and inspections (to be subject to usual and customary limitations with respect thereto); use of proceeds; compliance with laws, rules and regulations (including the Federal Reserve margin regulations, the rules and regulations of FINRA and other applicable self-regulatory organizations as well as exchanges, environmental laws, the PATRIOT Act and other regulatory matters); environmental reports; additional collateral and additional guarantors; status of the Facility as senior debt; security interests; further assurances, including as to security; information regarding Collateral; annual lender meetings (which may, at the Borrower's option, be held telephonically); and maintenance of ratings (but not any particular level of ratings); subject, in the case of each of the foregoing covenants, to exceptions and qualifications to be agreed.

Negative Covenants

Limited to the following (to be applicable to the Parent, the Borrower and its subsidiaries and each other Guarantor): indebtedness (including mandatorily redeemable equity interests, guarantees and other contingent obligations); liens; investments (including acquisitions, loans, etc.), loans and advances; asset sales; mergers, acquisitions, consolidations, liquidations and dissolutions; dividends and other payments in respect of equity interests (but which shall permit tax distributions whether or not a Default has occurred and is continuing) and other restricted payments (including purchases, prepayments and repayments of junior or unsecured indebtedness and deferred compensation obligations (including obligations in respect of the Assumed RSUs, which shall be permitted to be paid unless an Event of Default (to be defined under the Senior Loan Documents) has occurred and is continuing)); transactions with affiliates; capital expenditures; prepayments, redemptions and repurchases of subordinated indebtedness; modifications of organizational documents, acquisition documents, subordinated debt instruments and certain other documents; limitations on amendments of material contracts; limitations on speculative transactions; limitations on certain restrictions on subsidiaries; limitations on issuance of capital stock and creation of subsidiaries; limitations on business activities; "dead-dog" covenants applicable to the Parent and the Limited-Recourse Guarantor; no voluntary disposition of the CME Stock (subject to (i) the exceptions set forth in the "Certain Specified Exceptions" section below and (ii) dividends and distributions received with respect thereto and the rights of the Limited Recourse Guarantor to sell part or all of the pledged CME Stock to the extent the proceeds of any such sale are pledged to the Administrative Agent on terms and conditions satisfactory to the Administrative Agent); fundamental changes; limitations on accounting changes; changes in fiscal year and fiscal quarter; use of proceeds; no further negative pledges; and anti-terrorism laws, money-laundering activities and dealing with embargoed persons.

The negative covenants will be subject, in the case of each of the foregoing covenants to exceptions, qualifications and "baskets" to be agreed, and in any event will permit (i) the indebtedness and related liens and guarantees thereof in connection with any revolver obtained to reduce the Term Loan Facility, which indebtedness and liens shall rank pari passu to the Term Loan Facility and shall be subject to a usual and customary intercreditor agreement and (ii) intercompany loans provided by Borrower to any of its subsidiaries located in the United Kingdom that are Credit Parties.

Exhibit A-7

The negative covenants will include an available basket amount (the "Available Amount Basket") that will be built by retained Excess Cash Flow not required to be used to prepay the Term Loans and proceeds of equity issuances (other than Equity Cure Contributions) that may be used, subject to (i) the absence of any continuing default or event of default, (ii) the achievement of a pro forma ratio to be agreed for permitted acquisitions, certain investments or certain restricted payments and (iii) delivery of an officer's certificate to the Administrative Agent certifying as to compliance the foregoing.

The Borrower or any subsidiary will be permitted to make acquisitions (each, a "Permitted Acquisition") so long as (a) no default or event of default shall have occurred and exist after giving pro forma effect to such acquisition and the incurrence or assumption of indebtedness in connection therewith, (b) the Borrower would be in compliance, on a pro forma basis after giving effect to the consummation of such acquisition, with the financial covenants in the Senior Loan Documents recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, (c) the acquired entity or assets are in the same or reasonably related line of business conducted by the Borrower and its subsidiaries on the Closing Date, (d) all actions required to be taken with respect to the providing of guarantees and security interests will be taken within a to-be-determined period of time following the consummation of such acquisition (it being understood and agreed that Permitted Acquisitions with respect to entities or assets organized or located outside of the United States will be limited to an amount to be agreed upon), (e) such Permitted Acquisition is not in connection with a "hostile takeover" or proxy fight or similar transaction, (f) such acquisition and all transactions related thereto are in all material respects consummated in accordance with applicable laws and (g) with respect to acquisitions that exceed a to-be determined threshold, the Borrower shall have delivered to the Administrative Agent at least 5 business days prior to the closing of the acquisition, (i) a description of the proposed acquisition and for any acquisition in excess of a to-be-determined amount, a due diligence package (excluding third party reports (unless the same are available)), (ii) any executed term sheets and/or letters of intent and copies of executed acquisition purchase documentation, and, at the request of the Administrative Agent, such other information and documents available to the Borrower that the Administrative Agent may reasonably request with respect to such acquisition, and (iii) an officer certificate certifying that all the requirements set forth in clauses (a) through and including (g) have been satisfied or will be satisfied prior to the consummation of such purchase or other acquisition.

Certain Specified Exceptions	The Senior Loan Documents will contain the following basket to the Restricted Payments covenant as follows:

(a) The Limited-Recourse Guarantor will be permitted to make distributions of CME Stock to the Investors (with the liens held by the Lenders on such distributed CME Stock being released or terminated at the time of such distribution) (each, a "CME Stock Distribution"); provided that (i) to the extent the CME Stock being distributed pursuant to any CME Stock Distribution is not segregated or readily identifiable from the remaining CME Stock, such distributed CME Stock shall be distributed to an affiliate of the Limited Recourse Guarantor, which, for the avoidance of doubt, may be a grantor in respect of the CME Junior Lien, (ii) CME Stock Distributions may not occur more than one time per fiscal year and, if made, shall be made in conjunction and substantially concurrently with the calculation of, and, if so required, prepayment from, Excess Cash Flow in accordance with the paragraph above titled "Mandatory Prepayments and Commitment Reductions" (with the first CME Stock Distribution available to be made in 2016) and (iii) after giving pro forma effect to any CME Stock Distribution, (x) the consolidated Total Leverage Ratio at such time shall not exceed the Total Leverage Ratio as of the Closing Date, (y) subject to adjustment in the case of stock splits, stock dividends and other dilutive events to be agreed, the number of shares of CME Stock required to be retained by the Limited-Recourse Guarantor shall not be less than the product of (i) the quotient of (1) the quotient of (A)  $90.0 million, divided by (B) the price quoted by Bloomberg Information Services at the closing bell for the CME Stock trading on the applicable stock exchange on the trading day immediately prior to the Closing Date, divided by (2) the aggregate principal amount outstanding under the Term Loan Facility on the Closing Date, times (ii) the aggregate principal amount outstanding under the Term Loan Facility on the day the CME Stock Distribution is contemplated to occur, and (z) the Fair Market Value of the CME Stock held by the Limited-Recourse Guarantor after giving effect to any CME Stock Distribution shall be at least 45% of the aggregate principal amount outstanding under the Term Loan Facility after giving effect to any contemporaneous prepayment, if any, from Excess Cash Flow. For the avoidance of doubt, once distributed there shall be no obligation to re-pledge the CME Stock or at any time prior to release to provide additional CME Stock as collateral.

Exhibit A-8

For purposes of this section, "Fair Market Value" shall mean, with respect to the CME Stock, at any time of determination, the price quoted by Bloomberg Information Services for such CME Stock trading on the applicable stock exchange; provided, that, for each consecutive day that trading in CME Stock on such stock exchange is suspended, impermissible or otherwise unavailable for any reason (collectively, a "Disruption Event"), for all purposes hereunder the Fair Market Value shall be deemed to be 75% of the applicable Fair Market Value as of close of trading on the day immediately preceding such Disruption Event; provided, further that if a Disruption Event occurs on two or more consecutive Business Days, the Fair Market Value shall be deemed to be such price per share as the Administrative Agent may determine in its sole discretion.

Refinancing Facilities

The Senior Loan Documents will permit the Borrower to refinance in whole or in part on a dollar-for-dollar basis the Loans under the Term Loan Facility (and Incremental Loans) with new term credit facilities (each a "Refinancing Term Facility") or with new revolving facilities (each, a "Refinancing Revolving Facility" and, together with each Refinancing Term Facility, the "Refinancing Facilities") under the Senior Loan Documents with the consent of the Borrower and the Administrative Agent; provided that (i) none of the Refinancing Facilities (a) matures prior to the final maturity date of the loans being refinanced (or, in the case of a Refinancing Facility that is secured on a junior basis, or that is unsecured, prior to the date which is 180 days after the longest then-applicable maturity date of then-outstanding loans and revolving credit commitments), and (b) with respect to Refinancing Facilities consisting of term loans only, has a shorter weighted average life to maturity of the loans being refinanced (or, in the case of a Refinancing Facility that is secured on a junior basis, or that is unsecured, shorter than the date which is 180 days after the maturity date of then outstanding loans and revolving credit commitments), (ii) with respect to Refinancing Facilities consisting of revolving loans and commitments, (a) has no mandatory commitment reductions prior to the maturity date of any earlier maturing Incremental Revolving Loans and (b) all borrowings, prepayments and commitment reductions (other than at final maturity) shall be ratable among the Incremental Revolving Loans and all other revolving tranches, (iii) any secured Refinancing Facility: (1) shall be subject to an intercreditor agreement and other reasonably customary documentation on terms reasonably acceptable to the Administrative Agent, (2) shall not be secured by any assets that do not also constitute Collateral for the Facility and (3) may not be secured pursuant to security documentation that is more restrictive to the Borrower than the Senior Loan Documents; (iv) there are no direct or indirect obligors or guarantors in respect of the Refinancing Facilities that are not a Credit Party, (v) the principal amount of the Refinancing Facility does not exceed the principal amount of the debt being refinanced (together with accrued and unpaid interest thereon, any prepayment premiums applicable thereto and reasonable fees and expenses incurred in connection therewith), (vi) there shall be no more than a number of revolving facilities to be mutually agreed outstanding at any one time; provided that drawings, repayments, repayments and commitment reductions thereunder shall be made on a pro rata basis as between such revolving facilities, (vii) the proceeds of any Refinancing Facility shall be applied, substantially concurrently with the incurrence thereof, to the pro rata repayment of the outstanding loans under the facility (and to the permanent reduction in commitments of the Incremental Revolving Loans) being so refinanced, (viii) the other terms and conditions of the Refinancing Facility (excluding pricing and optional prepayment or redemption terms) are substantially identical to, or less favorable to, investors providing the Refinancing Facility than those applicable to the Loan and/or commitments being refinanced (except for covenants or other terms applicable only to periods after the latest final maturity date of the Loans or commitments (or, in the case of a Refinancing Facility that is secured on a junior basis, or that is unsecured, no earlier than the date which is 180 days after the latest maturity date) existing at the time of such refinancing), in each case as certified by the chief financial officer of the Borrower in good faith prior to such incurrence or issuance, (ix) the definitive documentation for such Refinancing Facilities shall contain other customary terms.

Financial Covenants

Limited to maximum consolidated Total Leverage Ratio and a minimum consolidated net worth ratio, in each case, (i) with the definitions and applicable levels and ratios to be agreed upon (but to be based on a non-cumulative 30% cushion to the model delivered to the Arranger on July 7, 2014), (ii) with accounting terms to be interpreted, and all accounting determinations and computations to be made, in accordance with generally accepted accounting principles in the United States and (iii) which shall be tested on the last day of any four fiscal quarter period on a trailing 12 month basis and set at levels to be agreed.

The foregoing financial covenants will be tested with respect to the Parent and its subsidiaries on a consolidated basis, with the first covenant test to commence with the first full fiscal quarter ending after the Closing Date.

Exhibit A-9

Events of Default

Limited to the following: nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed; inaccuracy of representations and warranties in any material respect; violation of covenants; cross-default and cross-acceleration; CME Junior Lien holders provide notice to the Collateral Agent, which notice, for the avoidance of doubt, may only be delivered pursuant to the CME Stock Intercreditor Agreement and after the expiration of the Standstill Period (as defined therein), of the CME Junior Lien holders' intent to commence foreclosure or other similar remedies to monetize their secured interests in the CME Stock; bankruptcy and insolvency events; uninsured material judgments; ERISA events; certain regulatory matters and events (including triggering "early warning" net capital reporting (subject to applicable grace periods); disqualification of the Borrowers from owning, whether directly or indirectly, any broker-dealer subsidiary; material regulatory enforcement actions; actual or asserted invalidity or impairment of guarantees, security documents or any other Senior Loan Documents (including the failure of any lien on any portion of the Collateral to remain perfected with the priority required under the Senior Loan Documents) or a material portion of the Collateral; and a "change of control" (to be defined in a manner satisfactory to the Arranger); subject to threshold, notice and grace period provisions to be agreed.

Equity Cure Rights

In the event that the Borrower fails to satisfy the financial covenants, the Senior Loan Documents will contain certain equity cure rights pursuant to which, subject to the terms and conditions thereof (which shall be satisfactory in all respects to the Administrative Agent), the proceeds of common equity contributions by the Investors to NewCo that are then contributed as common equity by NewCo to Parent that are then contributed as common equity by Parent to the Borrower ("Equity Cure Contributions") shall be treated on a dollar-for-dollar basis as EBITDA of the Borrower solely for purposes of retroactively curing the default(s) under such financial covenant; provided that (i) in each four fiscal quarter period, there shall be a period of at least two consecutive fiscal quarters in respect of which no Equity Cure Contributions are made, (ii) no more than five Equity Cure Contributions may be made during the term of the Facility, (iii) the amount of any Equity Cure Contributions in any fiscal quarter shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenants as at the end of such fiscal quarter, (iv) any reduction in indebtedness with the proceeds of any Equity Cure Contribution shall be ignored for purposes of determining compliance with financial covenants and (v) all Equity Cure Contributions shall be disregarded for all purposes other than retroactively curing defaults under the financial covenants, including being disregarded for purposes of determining any baskets with respect to the covenants contained in the Senior Loan Documents.

Voting

Amendments and waivers with respect to the Senior Loan Documents will require the approval of Lenders holding an aggregate of more than 50% of the aggregate principal amount of the Loans including participations and unused commitments under the Facility (the "Required Lenders") (with certain amendments and waivers also requiring class votes), except that (i) the consent of each Lender directly affected thereby shall be required with respect to (a) reductions in the amount or extensions of the final maturity or any scheduled amortization of any Loan, (b) reductions in the rate of interest (other than a waiver of default interest) or any fee or other amount payable or extensions of any due date thereof, (c) increases in the amount or extensions of the expiration date of any Lender's commitment or (d) modifications to the assignment provisions of the Senior Loan Documents that further restrict assignments thereunder and (ii) the consent of 100% of the Lenders shall be required with respect to (a) reductions of any of the voting percentages or pro rata provisions, (b) releases of all or substantially all of the value of the guarantees of the Guarantors or of all or substantially all of the Collateral (other than in connection with permitted asset sales) or (c) assignments by any Credit Party of its rights or obligations under the Facility.

Notwithstanding anything to the contrary set forth above, the Senior Loan Documents shall provide that the Borrower may at any time and from time to time request that all or a portion of any Loans (and related commitments) of the Borrower be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such loans (and related commitments) (any such loans which have been so converted, "Extended Loans") and upon such request of the Borrower, any individual Lender shall have the right to agree to extend the maturity date of its commitments under any relevant class of the outstanding Term Loans without the consent of any other Lender; provided that all such requests shall be made pro rata to all Lenders within the applicable relevant class and shall be subject to other customary terms regarding mechanics and pro rata provisions to be mutually agreed. The terms of Extended Loans shall be substantially similar to the Loans of the existing class from which they are converted except for maturity, interest rate and certain customary provisions to be mutually agreed.

Exhibit A-10

Assignments and Participations

The Lenders shall be permitted to assign their loans and commitments under the Facility, subject to the consent of (x) the Administrative Agent, (y) the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned); provided that the consent of the Borrower shall not be required (i) for an assignment to another Lender, an affiliate of a Lender or an "approved fund" (to be defined in the Senior Loan Documents), or (ii) if a default or event of default has occurred and is then continuing or, (iii) in connection with the primary syndication of the Facility; provided further, that the Borrower shall be deemed to have consented to such assignment if the Borrower has not otherwise rejected in writing such assignment within five (5) business days of the date on which such assignment is requested. The Term Loan Facility shall not be participated or assigned to any natural person, the Borrower or any of their respective affiliates. In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1.0 million with respect to Term Loans. Assignments will not be required to be pro rata among the Facility. The Administrative Agent shall receive an administrative fee of $3,500 in connection with each assignment unless otherwise agreed by the Administrative Agent.

The Lenders will be permitted to sell participations in loans and commitments without restriction. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions, and will be subject to customary limitations on voting rights (as mutually agreed). Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Facility only upon request.

The Senior Loan Documents shall contain customary provisions (as reasonably determined by the Arranger) for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding at least a majority of the aggregate principal amount of the Loans and unused commitments under the Facility shall have consented thereto.

In addition, the Senior Loan Documents shall provide that up to 20% of the original aggregate principal amount of the Term Loans may be purchased by the Borrower on a non-pro rata basis through Dutch auctions open to all Lenders on a pro rata basis in accordance with customary procedures to be agreed; provided that (i) any such Term Loans acquired by the Borrower shall be retired and cancelled immediately upon acquisition thereof, (ii) the Borrower must provide a customary representation and warranty to the effect that it is not in possession of any non-public information with respect to the business of Parent, the Borrower or any of their subsidiaries at the time of such purchase that has not been disclosed generally to private side lenders that could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender's decision to assign the Term Loans, (iii) the Term Loans may not be purchased with the proceeds of loans under the Incremental Revolving Loans, (iv) no default or event of default shall exist or result therefrom, (v) the Borrower shall have liquidity not less than an amount to be agreed and (vi) any such Term Loans acquired by the Borrower shall not be deemed a repayment of the Term Loans for purposes of calculating Excess Cash Flow or otherwise deemed to increase EBITDA.

Defaulting Lenders

The Senior Loan Documents shall contain customary provisions relating to "defaulting" Lenders, including the suspension of voting rights and of rights to receive certain fees, and termination or assignment of commitments or Loans of such Lenders.

Cost and Yield Protection

Each holder of Loans will receive cost and interest rate protection customary for facilities and transactions of this type, including compensation in respect of prepayments, taxes (including gross-up provisions for withholding taxes imposed by any governmental authority and income taxes associated with all gross-up payments), changes in capital requirements, guidelines or policies or their interpretation or application after the Closing Date (including, for the avoidance of doubt (and regardless of the date adopted or enacted), with respect to (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations with respect thereto and (y) all requests, rules, guidelines and directions promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar or successor agency, or the United States or foreign regulatory authorities, in each case, pursuant to Basel III)), illegality, change in circumstances, reserves and other provisions deemed necessary by the Arranger to provide customary protection for U.S. and non-U.S. financial institutions and other lenders.

Exhibit A-11

Expenses

The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, the Collateral Agent and the Arranger associated with the syndication of the Facility and the preparation, negotiation, execution, delivery, filing and administration of the Senior Loan Documents and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of external counsel and consultants and the charges of IntraLinks, SyndTrak or a similar service) and (ii) all out-of-pocket expenses of the Administrative Agent, the Collateral Agent, the Arranger, any other agent appointed in respect of the Facility and the Lenders (including the fees, disbursements and other charges of external counsel and consultants) in connection with the enforcement of, or protection and preservation of rights under, the Senior Loan Documents.

Indemnification

The Senior Loan Documents will contain customary indemnities (as reasonably determined by the Arranger) for (i) the Arranger, the Collateral Agent, the Administrative Agent and the Lenders, (ii) each affiliate of any of the foregoing persons and (iii) each of the respective officers, directors, partners, trustees, employees, affiliates, shareholders, advisors, agents, attorneys-in-fact and controlling persons of each of the foregoing persons referred to in clauses (i) and (ii) above (other than as found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the bad faith, gross negligence or willful misconduct of such indemnified person or (B) any claim that does not involve or arise from an act or omission by persons referred to in clauses (i) through (iii) above and that is brought by an indemnified person against any other indemnified person (other than any claims against any party in its capacity or in fulfilling its role as an Administrative Agent or arranger or any similar role under the Facilities).

Governing Law and Forum	State of New York.
Counsel to the Arranger, the Collateral Agent and the Administrative Agent	Latham & Watkins LLP.

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Exhibit A-12

ANNEX A-I TO EXHIBIT A
TO COMMITMENT LETTER

Interest and Certain Fees

Interest Rate Options	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:
(i) the Base Rate plus the Applicable Margin; or
(ii) Adjusted LIBOR plus the Applicable Margin.
The Borrower may elect interest periods of 1, 3 or 6 months for Adjusted LIBOR Loans (as defined below).
As used herein:
"Applicable Margin" means:
(i) 4.25%, in the case of Base Rate Loans and (ii) 5.25%, in the case of Adjusted LIBOR Loans.

"Base Rate" means the highest of (i) the "U.S. Prime Lending Rate" as published in The Wall Street Journal (the "Prime Rate"), (ii) the federal funds effective rate from time to time, plus 0.50%, (iii) the Adjusted LIBOR Rate for a one-month interest period plus 1.00% and (iv) solely with respect to the Term Loans, 2.00%.

"Adjusted LIBOR" means the higher of (i) the rate per annum (adjusted for statutory reserve requirements for Eurocurrency liabilities) at which Eurodollar deposits are offered in the interbank Eurodollar market for the applicable interest period, as quoted on Reuters Screen LIBOR01 Page (or any successor page or service) and (ii) solely with respect to Term Loans, 1.00%.
Interest Payment Dates	With respect to Loans bearing interest based upon the Base Rate ("Base Rate Loans"), quarterly in arrears on the last day of each calendar quarter and on the applicable maturity date.

With respect to Loans bearing interest based upon the Adjusted LIBOR Rate ("Adjusted LIBOR Loans"), on the last day of each relevant interest period (and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period) and on the applicable maturity date.
Default Rate	Overdue amounts under the Facility shall bear interest at 2.00% above the rate applicable to Base Rate Loans and shall be payable on demand.

Annex A-I-1

Rate and Fee Basis	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of Base Rate Loans, the interest rate payable on which is then based on the Prime Rate) for the actual number of days elapsed (including the first day but excluding the last day).

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Annex A-I-2

EXHIBIT B TO COMMITMENT LETTER

CLOSING CONDITIONS

        Capitalized terms used but not defined in this Exhibit B have the meanings assigned to them elsewhere in this Commitment Letter. The closing of the Facility and the making of the initial loans and other extensions of credit under the Facility are conditioned solely upon satisfaction of the conditions precedent contained in Section 3 of this Commitment Letter, the other conditions set forth in Exhibit A to this Commitment Letter under the heading "Conditions Precedent to Initial Borrowing" and those conditions below. For purposes of this Exhibit B, references to "we", "us" or "our" means Jefferies Finance and its affiliates.

GENERAL CONDITIONS

        1.     Concurrent Financings.    The CME Stock shall have been, or will be concurrently with or immediately following the borrowing of the Term Loans, contributed to the Limited-Recourse Guarantor, the Assumed RSU obligations shall have been, or will be concurrently with or immediately following the borrowing of the Term Loans, assumed, which together with the proceeds on the Closing Date from the Debt Financing, shall be sufficient to pay the Purchase Price and all related fees, commissions and expenses. The Senior Loan Documents shall be prepared by our counsel, shall be consistent with the Debt Financing Letters and Exhibit A and this Exhibit B, shall have been executed and delivered by the Borrower and the Guarantors to the Administrative Agent and shall be in form and substance reasonably satisfactory to us. The Collateral Agent, for the benefit of the Lenders under the Facility and the other secured parties thereunder, shall have been granted perfected first priority security interests (subject to permitted liens as set forth in the Senior Loan Documents) in all assets of the Credit Parties to the extent described in Exhibit A to this Commitment Letter under the caption "Collateral" in form and substance reasonably satisfactory to the Arranger; provided that this condition is subject to the Certain Funds Provisions.

        2.     Transactions.    The Transactions (including, without limitation, the CME Acquisitions, the Acquisition, the RSU Assumption and the CME Stock Contribution) shall have been consummated or will be consummated concurrently with or immediately following the borrowing of the Term Loans and GFI Net LLC and GFI Holdings Ltd shall have become wholly-owned subsidiaries of the Borrower. The executed Purchase Agreement among IssuerCo, Commodore Acquisition LLC, a Delaware limited liability company, CME Group, Inc, a Delaware corporation (solely for purposes of Article IX therein), Jersey Partners, Inc., a New York corporation (solely for purposes of Article IX therein), and New JPI Inc., a Delaware corporation (solely for purposes of Article IX therein), dated as of July 30, 2014 (together with the annexes, schedules, exhibits and attachments thereto, the "Purchase Agreement"), among, inter alia, you and the Seller therein shall be in form and substance reasonably acceptable to the Arranger (it being agreed that the Purchase Agreement dated as of the date hereof is reasonably acceptable to the Arranger) and the Purchase Agreement shall not have been amended or modified and no waiver thereof or any consent thereunder shall have become granted in any manner materially adverse to the interests of the Lenders or the Arranger in their respective capacities as such without the consent of the Arranger (it being understood and agreed that (1) any change in the provisions of the Purchase Agreement that determine the amount of the consideration to be paid on the Closing Date which results in a change in the consideration to be paid on the Closing Date shall be deemed to be adverse to the interests of the Lenders and the Arrangers; provided that any such change resulting in any (i) increase in the consideration to be paid on the Closing Date shall be deemed to be materially adverse to the Lenders and the Arrangers unless paid from the proceeds of cash common equity issued by NewCo and (ii) decrease in the consideration to be paid on the Closing Date shall be deemed to be materially adverse to the Lenders and the Arrangers unless utilized to reduce the Term Loan Facility on a dollar-for-dollar basis, (2) any change to the definition of "Material Adverse Effect" or any similar definition shall be deemed to be materially adverse to the interests of the Lenders and the Arranger,

Exhibit B-1

(3) any waiver of the obligation to obtain Specified Approvals (as defined below) shall be deemed to be materially adverse to the Lenders and the Arrangers and (4) any modifications to any of the provisions relating to the Administrative Agent's, the Collateral Agent's, the Arranger's or any Lender's liability, jurisdiction or status as a third party beneficiary under the Purchase Agreement shall be deemed to be materially adverse to the interests of the Lenders and the Arranger) and the Acquisition shall be consummated in accordance with the Purchase Agreement (as amended or waived to the extent permitted above). "Specified Approval" means the approvals listed on Schedule 1 hereto.

        3.     Existing Debt.    After giving effect to the Transactions, the Company shall have outstanding no indebtedness evidenced by loans, notes, bonds, debentures, letters of credit, capital leases or any preferred stock (or direct or indirect guarantee or other credit support in respect thereof) other than (i) the indebtedness in respect of the Debt Financing, and (ii) indebtedness permitted to remain outstanding pursuant to the terms of the Purchase Agreement and such other limited indebtedness as may be agreed to by us.

        4.     Financial Information; Financial Performance.    We shall have received (A) audited consolidated balance sheets and related statements of income, stockholders' equity and cash flows of the GFI for the last three full fiscal years ended at least 90 days prior to the Closing Date, (B) unaudited consolidated balance sheets and related statements of income or operations (as applicable), stockholders' equity and cash flows of GFI for each subsequent interim quarterly period ended at least 45 days prior to the Closing Date (and the corresponding period for the prior fiscal year), (C) unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statement of income or operations (as applicable) (but not a pro forma statement of cash flows) of the Borrower (after giving effect to the Acquisition and the other Transactions) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 90 days prior to the Closing Date (if such period is a fiscal year) or at least 45 days prior to the Closing Date (if such period is a fiscal quarter), prepared after giving effect to the Acquisition and other Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income or operations (as applicable)) and (D) projections (including the assumptions on which such projections are based) for the Company for fiscal years 2014 through and including 2019. We hereby acknowledge receipt of the financial statements in the foregoing clause (A) for the fiscal years ended December 31, 2013, 2012 and 2011 and the financial statements in the foregoing clause (B) for the fiscal quarter ended March 31, 2014.

        5.     Information; Cooperation; Marketing Period.    (A) The Arranger shall have been afforded a period (the "Marketing Period") of at least 15 consecutive business days (excluding November 26, 2014 through November 30, 2014) prior to the Closing Date (ending on the business day no later than the business day immediately prior to the Closing Date), commencing on the first date on which (i) the Arranger shall have received each of the financial statements required to be delivered pursuant to clauses (B), (C) and (D) of Paragraph 4 above and (ii) the Arranger shall have received the information required to be delivered under Section 4(b)(iii) of the Commitment Letter for the preparation of the Confidential Information Memorandum; provided, that, solely for purposes of this Paragraph 5, such Period shall commence no earlier than the date that is 60 days after the date of the Commitment Letter and no later than the date that is 120 days after the date of the Commitment Letter.

        6.     Performance of Obligations.    All costs, fees, expenses (including legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation and amounts contemplated by the Debt Financing Letters payable to us, the Lenders or any of our or their respective affiliates shall have been paid to the extent due; provided that all expenses shall have been invoiced at least two (2) business days prior to the Closing Date. The Specified Representations shall

Exhibit B-2

be true and correct in all material respects on the Closing Date and the Specified Purchase Agreement Representations shall be true and correct as set forth on Exhibit D.

        7.     Customary Closing Documents.    All customary documents required to be delivered under the Senior Loan Documents, including lien, litigation and tax searches and customary legal opinions, corporate records and documents from public officials and officers' certificates shall have been delivered. Without limiting the foregoing, you shall have delivered (a) at least three business days prior to the Closing Date, all documentation and other information required by U.S. regulatory authorities under applicable "know-your-customer" and anti-money laundering rules and regulations, including the Patriot Act, but only to the extent requested at least ten days prior to the Closing Date, (b) a certificate from the chief financial officer of the Borrower in the form attached as Schedule A hereto certifying that the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions are solvent and (c) each required Form G-3 (Purpose Statement Form for non-bank lenders).

Exhibit B-3

SCHEDULE A TO EXHIBIT B
TO COMMITMENT LETTER

FORM OF SOLVENCY CERTIFICATE

        Reference is made to that certain Credit Agreement (the "Credit Agreement") dated as of [    •    ], by and among the Borrower, the Lenders from time to time party thereto, Jefferies Finance LLC, as administrative agent and collateral agent and the other parties thereto. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Credit Agreement. The undersigned, [    •    ], Chief Financial Officer of GFI Brokers Holdco Ltd., a Bermuda limited liability company (the "Borrower"), solely in his capacity as Chief Financial Officer of the Borrower and not in any individual capacity, does herby certify pursuant to Section  [      ] of the Credit Agreement as follows:

        Both immediately before and immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of the Loans on the Closing Date:

  1.
  The fair value of the properties of the Borrower and its Subsidiaries, taken as a whole, will exceed their consolidated debts and liabilities, subordinated, contingent or otherwise;

  2.
  The present fair saleable values of the property of the Borrower and its Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their consolidated debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

  3.
  The Borrower and its Subsidiaries, taken as a whole, will be able to pay their consolidated debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured;

  4.
  The Borrower and its Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed, contemplated or about to be conducted following the Closing Date;

  5.
  The Borrower has not incurred (by way of assumption or otherwise) any obligation or liability (contingent or otherwise) under the Senior Loan Documents with actual intent to hinder, delay or defraud either present or future creditors of the Borrower and its Subsidiaries or any of their affiliates, as case may be;

  6.
  In reaching the conclusions set forth in this Certificate, the undersigned has considered such facts, circumstances and matters as the undersigned has deemed appropriate and has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower after consummation of the Transactions.

        The undersigned understands that the Lenders are relying on the truth and accuracy of contents of this Certificate in connection with the making of the Loans pursuant to the Credit Agreement.

By:
Name:
	Title:	Chief Financial Officer

Schedule A-1

Annex E

Execution Version

SUPPORT AGREEMENT

        This Support Agreement, dated as of July 30, 2014 (this "Agreement"), is made and entered into by and among CME Group Inc., a Delaware corporation ("CME"), Jersey Partners Inc., a New York corporation ("JPI"), New JPI Inc., a Delaware corporation ("New JPI"), and each direct or indirect stockholder of GFI Brokers Holdco Ltd, a Bermuda limited liability Company ("IDB Buyer") (such stockholders together with JPI and New JPI, the "Stockholders"). CME and each of the Stockholders are referred to individually as a "Party" and collectively as the "Parties." Capitalized terms have the meanings given to them in Section 1.1.

RECITALS

        WHEREAS, concurrently with the execution of this Agreement, the JPI Merger Agreement and the IDB Transaction Agreement, GFI Group Inc., a Delaware corporation ("GFI"), CME, Cheetah Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of CME ("Merger Sub 1"), and Cheetah Acquisition LLC, a Delaware limited liability company and a wholly-owned Subsidiary of CME ("Merger Sub 2"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the "GFI Merger Agreement"), pursuant to which, subject to the terms and conditions thereof, among other things, Merger Sub 1 will merge with and into GFI (the "GFI Merger"), which will then merge with and into Merger Sub 2, and each issued and outstanding share of GFI's common stock, par value $0.01 per share ("GFI Common Stock"), other than shares of GFI Common Stock owned by CME or GFI or any of their respective wholly-owned Subsidiaries, will, subject to the terms and conditions of the GFI Merger Agreement, be converted into the right to receive the Merger Consideration;

        WHEREAS, as of the date hereof, each Stockholder Beneficially Owns and owns of record the number of shares of GFI Common Stock set forth opposite such Stockholder's name on Schedule I hereto (the "Existing Shares"); and

        WHEREAS, as a condition and inducement to CME's willingness to enter into the GFI Merger Agreement, the JPI Merger Agreement and the IDB Transaction Agreement, the Stockholders have agreed to enter into this Agreement.

        NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    Defined Terms.     The following terms, as used in this Agreement, shall have the meanings specified in this Section 1.1. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the GFI Merger Agreement.

        "Beneficial Owner" means, with respect to a Security, any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) the power to vote, or to direct the voting of, such Security or (ii) the power to dispose of, or to direct the disposition of, such Security, and shall otherwise be interpreted in accordance with the term "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act; provided that, for purposes of determining whether a Person is a Beneficial Owner of such Security, a Person shall be deemed to be the Beneficial Owner of any Securities which may be acquired by such Person pursuant to any contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such Securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing), and the terms "Beneficially Owned" and "Beneficial Ownership" shall be construed accordingly. For the avoidance of doubt, CME shall not be deemed to be the Beneficial Owner of any GFI Common Stock by virtue of this Agreement or the JPI Merger Agreement.

        "Covered GFI Shares" means, with respect to each Stockholder, (1) such Stockholder's Existing Shares and (2) any shares of GFI Common Stock or other voting capital stock of GFI and any Securities convertible into or exercisable or exchangeable for shares of GFI Common Stock or other voting capital stock of GFI, in each case that such Stockholder has Beneficial Ownership of, on or after the date hereof; it being understood that if any Stockholder acquires Securities (or rights with respect thereto) described in clause (2) above, such Stockholder shall promptly notify CME in writing, indicating the number of such Securities so acquired.

        "Transfer" means (a) any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock or (b) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transaction is to be settled by delivery of Securities, in cash or otherwise.

ARTICLE II

VOTING AGREEMENT AND IRREVOCABLE PROXY

        Section 2.1    Agreement to Vote.

        (a)   Each Stockholder hereby irrevocably and unconditionally agrees that, during the term of this Agreement, at the GFI Stockholders Meeting and at any other meeting of the stockholders of GFI, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of GFI, such Stockholder shall, in each case to the fullest extent that the Covered GFI Shares are entitled to vote thereon or consent thereto, or in any other circumstance in which the vote, consent or other approval of the stockholders of GFI is sought:

            (i)  appear at each such meeting or otherwise cause such Stockholder's Covered GFI Shares to be counted as present thereat for purposes of calculating a quorum; and

           (ii)  vote (or cause to be voted), in person or by proxy, or if applicable deliver (or cause to be delivered) a written consent covering, all of such Stockholder's Covered GFI Shares:

            (1)   in favor of the approval and adoption of the GFI Merger, the GFI Merger Agreement, the Transactions and any other action requested by CME in furtherance thereof;

            (2)   in favor of any proposal to adjourn a meeting of the stockholders of GFI to solicit additional proxies in favor of the approval and adoption of the GFI Merger, the GFI Merger Agreement and the Transactions;

            (3)   against any Takeover Proposal; and

            (4)   against any other action, agreement or transaction that is intended to, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Transactions or the performance by GFI, JPI, New JPI or the other Stockholders of their respective obligations pursuant to the Transactions or under this Agreement, including: (A) any action, agreement or transaction that could reasonably be expected to result in any condition to the consummation of the Transactions not being satisfied, or that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of such Person pursuant to the Transactions or contained in this Agreement; (B) any change in the individuals who constitute the Board of Directors of GFI, JPI or New JPI; (C) other than the Transactions or other than as expressly contemplated by the Transactions, any extraordinary corporate transaction, including any merger, consolidation or other business combination involving GFI, JPI, New JPI or any of their respective Subsidiaries, any sale, lease or transfer of a material amount of assets of GFI, JPI, New JPI or any of their respective Subsidiaries or any reorganization, recapitalization or liquidation of GFI, JPI, New JPI or any of their respective Subsidiaries; or (D) other than as expressly required pursuant to the Transactions, any change in the present capitalization or dividend policy of GFI, JPI or New JPI or any amendment or other change to their respective Constituent Documents.

        (b)   Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or consent. The obligations of the Stockholders in this Section 2.1 shall apply whether or not the GFI Merger or any action above is recommended by the Board of Directors of GFI (or any committee thereof including the Special Committee).

        Section 2.2    Grant of Irrevocable Proxy.     Each Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact CME, and any other Person designated by CME in writing (collectively, the "Grantees"), each of them individually, with full power of substitution and resubstitution, to the fullest extent of such Stockholder's rights with respect to the Covered GFI Shares, effective as of the date hereof and continuing until the Termination Date (the "Voting Period"), to vote (or execute written consents, if applicable) with respect to the Covered GFI Shares as required pursuant to Section 2.1 hereof. The proxy granted by each Stockholder hereunder shall be irrevocable during the Voting Period, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy, and each Stockholder (a) will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and (b) hereby revokes any proxy previously granted by such Stockholder with respect to any Covered GFI Shares. The power of attorney granted by each Stockholder hereunder is a durable power of attorney and shall survive the bankruptcy or dissolution of such Stockholder. Other than as provided in this Section 2.2, no Stockholder shall directly or indirectly grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of such Stockholder's Covered GFI Shares. For Covered GFI Shares as to which any Stockholder is the Beneficial Owner but not the holder of record, such Stockholder shall cause any holder of record of such Covered GFI Shares to grant to the Grantees a proxy to the same effect as that described in this Section 2.2. CME may terminate this proxy with respect to any Stockholder at any time at its sole election by written notice provided to such Stockholder.

ARTICLE III

OTHER COVENANTS

        Section 3.1    Restrictions on Transfers.     Each Stockholder hereby agrees that, from and after the date hereof until the Termination Date, (i) such Stockholder shall not, directly or indirectly, Transfer, offer to Transfer or consent to a Transfer of, any Covered GFI Shares or any Beneficial Ownership interest or any other interest therein and (ii) any Transfer in violation of this provision shall be void.

        Section 3.2    No Solicitation.

        (a)   Each Stockholder shall not, nor shall it authorize or permit any of its Affiliates or any of its or their respective Representatives to, directly or indirectly (i) initiate or solicit or knowingly facilitate or encourage any inquiry or the making of any proposal that constitutes a Takeover Proposal, (ii) adopt, or publicly propose to adopt, or allow JPI or New JPI to execute or enter into, any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement, undertaking, or understanding contemplating or otherwise in connection with or relating to any Takeover Proposal, (iii) other than with CME, Merger Sub 1, Merger Sub 2 or their respective Representatives continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data in connection with or relating to, any Takeover Proposal. Each Stockholder shall, and shall cause their respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives conducted prior to the date of this Agreement with respect to any Takeover Proposal and will request the prompt return or destruction of any confidential information previously furnished to such Persons in connection therewith in accordance with the terms of any applicable confidentiality agreements. Notwithstanding the foregoing, nothing herein shall prevent any Stockholder or any Representative of any Stockholder from acting in his or her capacity as an officer or director of GFI, or taking any action in such capacity.

        (b)   For the purposes of this Agreement, "Takeover Proposal" means any proposal or offer for a direct or indirect (i) merger, binding share exchange, recapitalization, reorganization, scheme of arrangement under the United Kingdom Companies Act 2006, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving GFI or one or more of its Subsidiaries, JPI or New JPI, (ii) the acquisition or purchase, including by lease, exchange, mortgage, pledge, transfer or other acquisition or assumption, of 20% or more of the fair value of the assets or 20% or more of any class of equity or voting securities of (I) GFI and its Subsidiaries, (II) JPI, (III) New JPI, (IV) the CME Retained Subsidiaries, (V) the Trayport Business or (VI) the FENICS Business, in each case taken as a whole and in one transaction or a series of related transactions, (iii) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of Beneficial Ownership of Securities representing 20% or more of the voting power of GFI's, JPI's or New JPI's Securities, or (iv) any transaction, or combination of transactions, similar to the foregoing; provided, however, that the term "Takeover Proposal" shall not include the Transactions.

        Section 3.3    Litigation.     Each Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against CME, Merger Sub 1, Merger Sub 2, GFI, JPI or New JPI or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the GFI Merger Agreement.

        Section 3.4    Stock Dividends, Distributions, Etc.     In the event of a stock split, reverse stock split, stock dividend or distribution, or any change in GFI Common Stock by reason of any recapitalization, combination, reclassification, exchange of shares or similar transaction, the terms "Existing Shares" and "Covered GFI Shares" shall be deemed to refer to and include all such stock dividends and distributions and any Securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

        Section 3.5    Additional Merger Consideration.     In the event the GFI Merger Agreement or the JPI Merger Agreement is amended to increase the Merger Consideration (as defined in each agreement) (whether by increase to the Per Share Price or other increase to the effective Exchange Ratio), the direct and indirect stockholders of IDB Buyer shall not be entitled to receive, directly or indirectly, and shall forfeit and pay to CME if necessary, such increased Merger Consideration.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

        Section 4.1    Representations and Warranties of the Stockholders.     Each Stockholder hereby represents and warrants, jointly and severally with respect to JPI and New JPI and severally with respect to the other Stockholders, to CME as follows:

        (a)    Organization.    With respect to Stockholders that are not natural persons, such Stockholder is duly incorporated or formed, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation.

        (b)    Authority; Execution and Delivery; Enforceability.    Such Stockholder has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly authorized by all necessary actions and, with respect to Stockholders that are not natural persons, no other corporate proceedings on the part of such Stockholder are necessary for such Stockholder to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        (c)    Ownership of Shares.    As of the date hereof, such Stockholder is the sole Beneficial Owner and sole owner of record of the Existing Shares set forth opposite such Stockholder's name on Schedule I hereto, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of such Existing Shares) other than this Agreement and any limitations or restrictions imposed under applicable securities Laws, and such Existing Shares constitute all of the shares of GFI Common Stock Beneficially Owned and owned of record by such Stockholder. As of the date hereof, such Stockholder is neither the Beneficial Owner nor the owner of record of any shares of CME common stock, par value $0.01 per share. As of the date hereof, the Existing Shares set forth on Schedule I constitute all the Covered GFI Shares owned, Beneficially or of record, by the Stockholders.

        (d)    No Conflicts.    The execution and delivery of this Agreement by such Stockholder does not and the consummation by such Stockholder of the transactions contemplated hereby will not: (i) conflict with any provisions of the such Stockholder's (if such Stockholder is not a natural person) or GFI's Constituent Documents; (ii) violate any Law or rules of any Self-Regulatory Organization; (iii) result, after the giving of notice, with lapse of time, or otherwise, in any violation of or default or loss of a benefit under or require any consent under, or permit the acceleration or termination of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license to which such Stockholder is a party; (iv) result in the creation or imposition of any Lien upon any properties or assets of such Stockholder or, if such Stockholder is not a natural person, a Subsidiary of such Stockholder; or (v) cause the suspension or revocation of any material permits, licenses, variances, exemptions, certificates, consents, Orders, approvals or other authorizations from any Governmental Entities and Self-Regulatory Organizations which are necessary for the lawful conduct of such Stockholder's business or ownership of such Stockholder's assets and properties, except, in the case of clauses (ii), (iii), (iv) and (v), for such violations as, individually or in the aggregate, would not reasonably be expected to impair such Stockholder's ability to perform its obligations under this Agreement.

        (e)    Consents and Approvals.    The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not require any consent of, or filing with, any Governmental Entity (excluding filings with the SEC under applicable securities Laws).

        (f)    Legal Proceedings.    There is no material Proceeding pending, affecting, or, to the knowledge of such Stockholder, threatened against any Stockholder, or their respective properties or rights or any of their respective current or former directors, officers, employees or contractors and there is no Order of any Governmental Entity, Self-Regulatory Organization or arbitrator outstanding against any Stockholder except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to impair such Stockholder's ability to perform its obligations under this Agreement or to consummate the Transactions. There is no Proceeding pending or, to the knowledge of such Stockholder, threatened against any Stockholder, which seeks to, or could reasonably be expected to, restrain, enjoin or delay the consummation of any of the transactions contemplated hereby or which seeks damages in connection therewith, and no injunction of any type has been entered or issued.

        (g)    Brokers.    No Person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by any Party in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of any Stockholder.

        Section 4.2    Representations and Warranties of CME.     CME hereby represents and warrants to the Stockholders as follows:

        (a)    Organization.    CME is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

        (b)    Authority; Execution and Delivery; Enforceability.    CME has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been duly and validly authorized by all necessary actions and no other corporate proceedings on the part of CME are necessary for CME to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CME and, assuming due authorization, execution and delivery by the other Parties, is a legal, valid and binding obligation of CME, enforceable against CME in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        (c)    No Conflicts.    The execution and delivery of this Agreement by CME does not and the consummation by CME of the transactions contemplated hereby will not: (i) conflict with any provisions of the CME Constituent Documents; (ii) violate any Law or rules of any Self-Regulatory Organization; (iii) result, after the giving of notice, with lapse of time, or otherwise, in any violation of or default or loss of a benefit under or require any consent under, or permit the acceleration or termination of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license to which CME is a party; (iv) result in the creation or imposition of any Lien upon any properties or assets of CME or any CME Subsidiary; or (v) cause the suspension or revocation of any material permits, licenses, variances, exemptions, certificates, consents, Orders, approvals or other authorizations from any Governmental Entities and Self-Regulatory Organizations which are necessary for the lawful conduct of CME's business or ownership of CME's assets and properties, except, in the case of clauses (ii), (iii), (iv) and (v) , for such violations as, individually or in the aggregate, would not reasonably be expected to impair CME's ability to perform its obligations under this Agreement.

ARTICLE V

TERMINATION

        Section 5.1    Termination.     This Agreement shall terminate upon the earliest to occur of (such date, the "Termination Date"): (a) the Effective Time, (b) the termination of this Agreement by the mutual written consent of CME and the Stockholders, (c) a Qualifying Termination of the GFI Merger Agreement and (d) the day that is 12 months after the date of any other termination of the GFI Merger Agreement (the period from such termination, the "Tail Period"). For purposes of this agreement, "Qualifying Termination" means a termination of the GFI Merger Agreement (i) by GFI pursuant to Section 8.1(d)(i) of the GFI Merger Agreement or (ii) by either CME or GFI pursuant to Section 8.1(b)(i) or Section 8.1(b)(ii) of the GFI Merger Agreement (including any amendments thereto) solely due to the failure by CME to obtain any required approval for the GFI Merger under any Antitrust Law.

        Section 5.2    Tail Period.     In the event that during the Tail Period, as a result of the financial condition of GFI and its Subsidiaries, there is, or is reasonably likely to be, a default under either or both of (x) the Indenture or (y) the Credit Agreement (collectively, the "Debt Agreements") that, if not cured, would result in the relevant GFI obligor party's obligations under one or both of such Debt Agreements to be accelerated, the obligations of the Stockholders under this Agreement shall terminate solely to the extent necessary to allow the Stockholders to approve the sale of all the equity of GFI (including by merger, consolidation or other business combination) or all or substantially all of the assets of GFI, in each case to a bona fide third-party purchaser.

        Section 5.3    Effect of Termination.     In the event of any termination of this Agreement as provided in Section 5.1, the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party with respect thereto, except the provisions of this Section 5.3 and Article VI, each of which shall remain in full force and effect; provided, however, that no Party shall be relieved or released from any liability or damages arising from a breach of any provision of this Agreement.

ARTICLE VI

MISCELLANEOUS

        Section 6.1    Publication.     Each Stockholder (i) hereby consents to and authorizes the publication and disclosure by CME and GFI in any press release or in the Proxy Statement/Prospectus, Form S-4 (including all documents and schedules filed with the SEC) or other disclosure document required in connection with the GFI Merger Agreement or the transactions contemplated thereby, its identity and ownership of shares of GFI Common Stock, the nature of its commitments, arrangements and understandings pursuant to this Agreement and such other information required in connection with such publication or disclosure ("Stockholder Information"), and (ii) hereby agrees to cooperate with CME in connection with such filings, including providing Stockholder Information requested by CME. As promptly as practicable, each Stockholder shall notify CME of any required corrections with respect to any Stockholder Information supplied by Stockholder, if and to the extent such Stockholder becomes aware that any such Stockholder Information shall have become false or misleading in any material respect.

        Section 6.2    No Ownership Interest.     Nothing contained in this Agreement shall be deemed to vest in CME any direct or indirect ownership or incidence of ownership of or with respect to any Covered GFI Shares. All rights, ownership and economic benefits of and relating to the Covered GFI Shares shall remain vested in and belong to the Stockholders, and CME shall have no authority to direct the Stockholders in the voting or disposition of any of the Covered GFI Shares, except as otherwise provided herein.

        Section 6.3    Further Assurances.     Each of the Parties agrees that it shall perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

        Section 6.4    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed duly given on the date of delivery if delivered personally, by email (which is confirmed), or sent by a nationally recognized overnight courier service (providing proof of delivery). All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(a) if to CME, to:
CME Group Inc. 20 South Wacker Drive Chicago, IL 60606
Attention:	General Counsel
Email:	legalnotices@cmegroup.com
with a copy (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP 155 North Wacker Drive Chicago, IL 60606
Attention:	Rodd M. Schreiber, Esq. Richard C. Witzel, Jr., Esq.
Email:	Rodd.Schreiber@skadden.com Richard.Witzel@skadden.com
(b) if to JPI, New JPI or any other Stockholder, to:
c/o Jersey Partners Inc. PO Box 882 Bethpage, NY 11714
with a copy (which shall not constitute notice) to:
GFI Group Inc. 55 Water Street New York, NY 10041
Attention:	Christopher D'Antuono, Esq.
Email:	Christopher.dantuono@gfigroup.com
Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019
Attention:	Jeffrey Poss, Esq. Adam Turteltaub, Esq.
Email:	jposs@willkie.com aturteltaub@willkie.com

        Section 6.5    Interpretation.     When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

        Section 6.6    Counterparts; Effectiveness.     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received counterparts thereof signed and delivered by the other Parties. Signatures transmitted electronically shall be accepted as originals for all purposes of this Agreement.

        Section 6.7    Entire Agreement; Third Party Beneficiaries.

        (a)   This Agreement (including the Schedules hereto), the Confidentiality Agreement, the F-Reorganization Documents (as defined in the JPI Merger Agreement), the JPI Merger Agreement, the GFI Merger Agreement and the IDB Transaction Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

        (b)   This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party to this Agreement any rights, benefits or remedies of any nature whatsoever.

        Section 6.8    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that this Agreement and the transactions contemplated hereby are effected as originally contemplated to the greatest extent possible.

        Section 6.9    Assignment.     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

        Section 6.10    Amendment.     This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

        Section 6.11    Extension; Waiver.     The Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        Section 6.12    Governing Law and Venue; Waiver of Jury Trial.

        (a)   THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY, AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY STATE OTHER THAN THE STATE OF DELAWARE. The Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the federal courts of the United States of America located in the State of Delaware in respect of all matters arising out of or relating to this Agreement, the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

        (b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.12(b).

        Section 6.13    Enforcement.     The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

* * * * *

        IN WITNESS WHEREOF, CME, JPI, New JPI and each other Stockholder have duly executed this Agreement, all as of the date first written above.

CME Group Inc.
By:	/s/ KATHLEEN M. CRONIN
	Name:	Kathleen M. Cronin
	Title:	General Counsel
Jersey Partners Inc.
By:	/s/ MICHAEL GOOCH
	Name:	Michael Gooch
	Title:	President
NEW JPI Inc.
By:	/s/ MICHAEL GOOCH
	Name:	Michael Gooch
	Title:	President

/s/ MICHAEL GOOCH
Name:	Michael Gooch
/s/ NICK BROWN
Name:	Nick Brown
/s/ COLIN HEFFRON
Name:	Colin Heffron

[Signature Page to Support Agreement]

SCHEDULE I
EXISTING SHARES

Stockholder	Number of Existing Shares
Jersey Partners Inc.	46,464,240
Michael Gooch	46,806,417
Colin Heffron	1,307,985
Nick Brown	94,902

Annex F

Greenhill & Co., LLC 300 Park Avenue New York, NY 10022 (212) 389-1500 (212) 389-1700 Fax

CONFIDENTIAL

July 29, 2014

The Special Committee of the Board of Directors of GFI Group Inc.
c/o White & Case LLP
1155 Avenue of the Americas
New York, New York 10036-2787

Members of the Special Committee:

        We understand that GFI Group Inc. (the "Company"), CME Group Inc. ("Parent"), Commodore Acquisition Corp. ("Merger Sub 1") and Commodore Acquisition LLC ("Merger Sub 2") propose to enter into an Agreement and Plan of Merger (the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub 1, a wholly-owned subsidiary of Parent, with and into the Company, as a result of which the Company will become a wholly-owned subsidiary of Parent, followed by a merger of the Company with and into Merger Sub 2, which will continue as the surviving company and a wholly-owned subsidiary of Parent (such transactions, collectively, the "Merger"). In the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of the Company ("Company Common Stock"), other than shares of Company Common Stock owned by Parent or the Company or any of their respective wholly-owned subsidiaries, shall be converted into the right to receive a fraction of a share of the Class A Common Stock, par value $.01 per share, of Parent ("Parent Common Stock") equal to the Exchange Ratio as provided in the Merger Agreement (the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. Capitalized terms used but not separately defined herein shall have the meanings assigned to such terms in the Merger Agreement.

        We further understand that Merger Sub 2, GFI Brokers Holdco Ltd ("IDB Buyer"), Parent, Jersey Partners Inc. ("JPI") and New JPI Inc. ("New JPI") propose to enter into a Purchase Agreement (the "Purchase Agreement"), which provides, among other things, for the sale, immediately following the closing of the Merger (the "Closing"), of all of the assets and liabilities of the Company, other than the Trayport Business and the FENICS Business, to IDB Buyer (the "IDB Transaction"). We understand that IDB Buyer and New JPI are new entities formed or to be formed by JPI, which is controlled by the Executive Chairman of the Company and, together with its wholly-owned subsidiaries, owns approximately 37% of the Company Common Stock.

        You have asked for our opinion as to whether, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock (other than the holders of shares of Company Common Stock that are beneficially owned by JPI, New JPI, each direct and indirect stockholder of IDB Buyer and each stockholder of JPI (collectively, the "JPI Holders")). We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision to proceed with or effect the Merger.

        For purposes of the opinion set forth herein, we have:

  1.
  reviewed the draft of the Merger Agreement dated as of July 29, 2014, the draft of the Purchase Agreement dated as of July 29, 2014, the draft of the Support Agreement dated as of July 29, 2014, the draft of the JPI Merger Agreement dated as of July 29, 2014 and certain related documents;

  2.
  reviewed certain publicly available financial statements of the Company and Parent;

  3.
  reviewed certain other publicly available business and financial information relating to the Company and Parent that we deemed relevant;

  4.
  reviewed certain information, including financial forecasts and other financial and operating data concerning the Company prepared by the management of the Company;

  5.
  reviewed certain information, including financial forecasts and other financial and operating data concerning the IDB Business, the Trayport Business and the FENICS Business, prepared by the management of the Company;

  6.
  discussed the past and present operations and financial condition and the prospects of the Company with senior executives of the Company;

  7.
  discussed the past and present operations and financial condition and the prospects of the IDB Business, the Trayport Business and the FENICS Business with senior executives of the Company;

  8.
  reviewed the historical market prices and trading activity for the Company Common Stock and analyzed its implied valuation multiples;

  9.
  reviewed the historical market prices and trading activity for the Parent Common Stock and analyzed its implied valuation multiples;

  10.
  compared the value of the Consideration with certain published Wall Street analyst price targets for the Company Common Stock that we deemed appropriate;

  11.
  compared the value of the Consideration with that received in certain publicly available transactions that we deemed relevant;

  12.
  compared the value of the Consideration with the trading valuations of certain publicly traded companies that we deemed relevant;

  13.
  compared the value of the Consideration to the valuation derived by discounting future cash flows and a terminal value of the business at discount rates we deemed appropriate;

  14.
  participated in discussions and negotiations among representatives of the Company and its legal advisors and representatives of Parent and its legal and financial advisors; and

  15.
  performed such other analyses and considered such other factors as we deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to us by representatives and management of the Company and Parent for the purposes of this opinion and have further relied upon the assurances of the representatives and management of the Company and Parent, as applicable, that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial forecasts and projections and other data that have been furnished or otherwise provided to us, we have assumed that such financial forecasts, projections and other data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company as to those matters, and we have relied upon such financial forecasts, projections and other data in arriving at our opinion. We express no opinion with respect to such financial forecasts, projections and other data or the assumptions upon which they are based. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have assumed that the Merger, the Pre-Closing Reorganization, the JPI Mergers and the other Transactions contemplated by the Merger Agreement will be consummated in accordance with the terms set forth in the final, executed Merger Agreement, which we have further assumed will be identical in all material respects to the latest draft thereof we have reviewed, and without waiver of any material terms or conditions set forth in the Merger Agreement. We have further assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger will be obtained without any effect on the Company, Parent, the Merger or the contemplated benefits of the Merger meaningful to our analysis. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

        We have acted as financial advisor to the Special Committee (the "Special Committee") of the Board of Directors of the Company in connection with the Merger and will receive fees for rendering this opinion and for other services rendered in connection with the Merger, a portion of which is contingent on the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this opinion we have not been engaged by, performed any services for or received any compensation from the Company, Parent, any other parties to the Merger or JPI (other than any amounts that were paid to us under the letter agreement pursuant to which we were retained as a financial advisor to the Special Committee in connection with the Merger).

        It is understood that this letter is for the information of the Special Committee and is rendered to the Special Committee in connection with their consideration of the Merger and may not be used for any other purpose without our prior written consent, except that this opinion may, if required by law, be included in its entirety in any proxy statement or other information statement or registration statement to be mailed to the stockholders of the Company in connection with the Merger. We are not expressing an opinion as to any aspect of the Merger, other than the fairness of the Exchange Ratio, from a financial point of view, to the holders of Company Common Stock (other than the JPI Holders), or the other Transactions contemplated by the Merger Agreement. In particular, we express no opinion as to the prices at which the Parent Common Stock will trade at any future time. We express no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company, or any class of such persons relative to the Consideration to be received by the holders of Company Common Stock (other than the JPI Holders) in the Merger or with respect to the fairness of any such compensation. This opinion has been approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Special Committee or the Board of Directors of the Company as to whether they should recommend or approve the Merger or the Merger Agreement, nor does it constitute a recommendation as to whether the stockholders of the Company should approve the Merger at any meeting of the stockholders convened in connection with the Merger.

        Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that as of the date hereof the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock (other than the JPI Holders).

Very best regards,
GREENHILL & CO., LLC
By:
James M. Babski Managing Director

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Section 145 of the DGCL authorizes a court to award or a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under some circumstances for liabilities arising under the Securities Act and to provide for the reimbursement of expenses incurred.

        As permitted by the laws of the State of Delaware, Article ELEVEN of the CME Charter and Article VIII of the CME Bylaws provide that (1) CME will indemnify its directors, officers and other employees and agents to the fullest extent permitted by the laws of the State of Delaware and (2) CME will pay expenses incurred by directors or officers and persons who have ceased to be a director or officer in defending or otherwise participating in any proceeding in advance of its final disposition, however, with respect to a proceeding that was commenced by such person, only if such proceeding was authorized, or consented to, by the CME Board. As permitted by the DGCL, Article TEN of the CME Charter includes a provision that eliminates the personal liability of CME's directors for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to CME or its shareholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the DGCL (regarding payments of dividends, stock purchases or redemptions which are unlawful); or (d) for any transaction from which the director derived an improper personal benefit. This provision in the CME Charter does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the laws of the State of Delaware. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to CME for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under the laws of the State of Delaware. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

        The foregoing statements are subject to the detailed provisions of Section 145 of the DGCL and the full text of the CME Charter and Bylaws. Copies of the CME Charter and Bylaws have been filed as exhibits to this registration statement.

        CME has agreed that, from and after the Effective Time, it will, or will cause Merger Sub 2 as the surviving company in the GFI Merger to, indemnify and hold harmless, and provide advancement of expenses to, all past and present directors and officers of GFI and anyone who becomes a director or officer of GFI during the period from the date of the GFI Merger Agreement through the closing date of the GFI Merger (in all of their capacities) for all acts and omissions occurring at or prior to the Effective Time to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the GFI Merger Agreement by GFI pursuant to the GFI Charter or the GFI Bylaws and indemnification agreements, if any, in existence on the date thereof with such directors or officers of GFI.

        GFI has agreed to, and if GFI is unable to, CME has agreed to, cause Merger Sub 2 as the surviving company in the GFI Merger as of the Effective Time to, obtain and fully pay for "tail" insurance policies with a claims period of at least six years from and after the Effective Time, with respect to directors', officers' and employed lawyers' liability insurance and fiduciary liability insurance maintained by GFI with respect to claims arising from facts or events that occurred on or before the Effective Time, subject to certain limitations and premium thresholds.

Item 21.    Exhibits and Financial Statement Schedules

        A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 22.    Undertakings

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•
to include any prospectus required by Section 10(a)(3) of the Securities Act;

•
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

•
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    •
    any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    •
    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    •
    the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    •
    any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(c)
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d)
The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form,

  within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 16th day of October, 2014.

CME GROUP INC.
By:	/s/ KATHLEEN M. CRONIN Kathleen M. Cronin Senior Managing Director, General Counsel and Corporate Secretary

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Terrence A. Duffy, Phupinder S. Gill, James E. Parisi and Kathleen M. Cronin, and each of them, his or her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated below on October 16, 2014:

Signature	Title

/s/ TERRENCE A. DUFFY Terrence A. Duffy	Executive Chairman and President and Director
/s/ PHUPINDER S. GILL Phupinder S. Gill	Chief Executive Officer and Director (Principal Executive Officer)
/s/ JAMES E. PARISI James E. Parisi	Senior Managing Director and Chief Financial Officer (Principal Financial Officer)
/s/ JILL A. HARLEY Jill A. Harley	Managing Director and Chief Accounting Officer (Principal Accounting Officer)

Signature	Title

/s/ LEO MELAMED Leo Melamed	Chairman Emeritus and Director
/s/ JEFFREY M. BERNACCHI Jeffrey M. Bernacchi	Director
/s/ TIMOTHY S. BITSBERGER Timothy S. Bitsberger	Director
/s/ CHARLES P. CAREY Charles P. Carey	Director
/s/ DENNIS H. CHOOKASZIAN Dennis H. Chookaszian	Director
/s/ MARTIN J. GEPSMAN Martin J. Gepsman	Director
/s/ LARRY G. GERDES Larry G. Gerdes	Director
/s/ DANIEL R. GLICKMAN Daniel R. Glickman	Director
/s/ J. DENNIS HASTERT J. Dennis Hastert	Director
/s/ BRUCE F. JOHNSON Bruce F. Johnson	Director
/s/ WILLIAM P. MILLER II William P. Miller II	Director

Signature	Title

/s/ JAMES E. OLIFF James E. Oliff	Director
/s/ RONALD A. PANKAU Ronald A. Pankau	Director
/s/ EDEMIR PINTO Edemir Pinto	Director
/s/ ALEX J. POLLOCK Alex J. Pollock	Director
/s/ JOHN F. SANDNER John F. Sandner	Director
/s/ TERRY L. SAVAGE Terry L. Savage	Director
/s/ WILLIAM R. SHEPARD William R. Shepard	Director
/s/ HOWARD J. SIEGEL Howard J. Siegel	Director
/s/ DENNIS A. SUSKIND Dennis A. Suskind	Director
/s/ DAVID J. WESCOTT David J. Wescott	Director
/s/ STEVEN E. WOLLACK Steven E. Wollack	Director

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated July 30, 2014, by and among GFI Group Inc., CME Group Inc., Commodore Acquisition Corp. and Commodore Acquisition LLC (attached as Annex A to the proxy statement/prospectus included in this Registration Statement).
2.2
Agreement and Plan of Merger, dated as of July 30, 2014, by and among CME Group Inc., Cheetah Acquisition Corp., Cheetah Acquisition LLC, Jersey Partners Inc., New JPI Inc. and the other individual signatories thereto (attached as Annex B to the proxy statement/prospectus included in this Registration Statement).
2.3
Purchase Agreement, dated as of July 30, 2014, by and among Commodore Acquisition LLC, GFI Brokers Holdco Ltd., CME Group Inc., Jersey Partners Inc., and New JPI Inc. (attached as Annex C to the proxy statement/prospectus included in this Registration Statement).
2.4	Commitment Letter, dated as of July 30, 2014, between Jefferies Finance LLC and GFI Holdco Inc. (attached as Annex D to the proxy statement/prospectus included in this Registration Statement).
3.1	Fourth Amended and Restated Certificate of Incorporation of CME (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of CME dated and filed with the SEC on May 29, 2012).
3.2	Tenth Amended and Restated Bylaws of CME (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of CME dated and filed with the SEC on April 23, 2013).
5.1	Opinion of Kathleen M. Cronin, Senior Managing Director, General Counsel and Corporate Secretary regarding the legality of the shares to be issued.**
8.1	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.**
8.2	Tax Opinion of White & Case LLP.**
10.1
Support Agreement, dated as of July 30, 2014, by and among CME Group Inc., Jersey Partners Inc., New JPI Inc., and the other signatories thereto (attached as Annex E to the proxy statement/prospectus included in this Registration Statement).
15.1	Awareness Letter of Pricewaterhouse Coopers LLP.*
21.1	Subsidiaries of CME Group Inc. (incorporated by reference to Exhibit 21 to CME's Annual Report on Form 10-K for the year ended December 31, 2013).
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of CME Group Inc.*
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm of GFI Group Inc.*
23.3	Consent of Deloitte & Touche LLP, Independent Registered Accounting Firm of GFI Group Inc.*
24.1	Power of Attorney (included on signature page to the filing of this Registration Statement).
99.1	Form of Proxy Card of GFI Group Inc.*
99.2	Consent of Greenhill & Co., LLC.*

*
Filed herewith.

**
Filed by amendment.